UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

TYCO INTERNATIONAL LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock of The ADT Corporation, par value $0.01 per share and Common Shares of Tyco Flow Control International Ltd., par value CHF 0.50 per share

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$10,651,317,365 (aggregate book value, as of March 30, 2012, of Tyco International Ltd.’s (i) residential and small business security business in the United States, Canada, Puerto Rico and the U.S. Virgin Islands and (ii) flow control business)

(4)	Proposed maximum aggregate value of transaction:

10,651,317,365

(5)	Total fee paid:

$1,220,641

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Tyco International Ltd. Freier Platz 10 CH-8200 Schaffhausen, Switzerland Tele: +41 52 633 02 44 Fax: +41 52 633 02 99

                , 2012

Dear Shareholder:

On behalf of Tyco’s Board of Directors, we are pleased to deliver to you our proxy statement concerning the separation of our residential and small business security business in the United States and Canada and our flow control business, to be effected by means of a pro rata distribution of 100% of the outstanding shares of common stock of The ADT Corporation (“ADT”) and the outstanding common shares of Tyco Flow Control International Ltd. (“Tyco Flow Control”) to Tyco shareholders. As we previously announced, we, Tyco Flow Control and certain subsidiaries of Tyco Flow Control have entered into a merger agreement (the “Merger Agreement”) with Pentair, Inc. (“Pentair”), providing that immediately following the distribution of the outstanding common shares of Tyco Flow Control and on the terms and subject to the other conditions of the Merger Agreement, a subsidiary of Tyco Flow Control will merge with and into Pentair, with Pentair surviving the merger as a wholly-owned, subsidiary of Tyco Flow Control (the “Merger”). We believe the spin-offs and the Merger will create value for Tyco shareholders through direct share ownership in the independent ADT and the combined Tyco Flow Control and Pentair business, while allowing Tyco shareholders to maintain ownership in a more focused Tyco.

Subject to shareholder approval as described in the accompanying proxy statement and satisfaction or waiver of other conditions described in the proxy statement, in connection with the spin-offs and the Merger:

•

Tyco will distribute 100% of the outstanding shares of ADT common stock and 100% of the outstanding Tyco Flow Control common shares to its shareholders on a pro rata basis in the form of a special dividend out of qualifying “contributed surplus;”

•

each Tyco common share outstanding as of the record date for the ADT special dividend (which we expect to determine shortly following the approval of the special dividends) will entitle its holder to receive        shares of ADT common stock;

•

each Tyco common share outstanding as of the record date for the Tyco Flow Control special dividend (which we expect to determine shortly following the approval of the special dividends) will entitle its holder to receive a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis (calculated in accordance with the treasury method under generally accepted accounting principles in the United States (“GAAP”)) at 12:01 a.m. Eastern Standard Time on the distribution date (based on the number of fully diluted Pentair and Tyco shares outstanding as of                  , 2012, we expect the distribution ratio to be approximately          Tyco Flow Control common shares per each Tyco common share outstanding as of the record date for the special dividend);

•

ADT will cease to be a wholly owned subsidiary of Tyco and will become an independent, publicly-traded company operating the residential and small business security business in the United States and Canada currently operated by Tyco, with its own management team and Board of Directors;

•

immediately following the distribution of outstanding Tyco Flow Control common shares, Tyco Flow Control will cease to be a wholly owned subsidiary of Tyco and Panthro Merger Sub, Inc., a wholly-owned, indirect subsidiary of Tyco Flow Control, will merge with and into Pentair with Pentair surviving the Merger as a wholly owned, indirect subsidiary of Tyco Flow Control; at this time, Tyco Flow Control will be an independent, publicly-traded company operating the flow control business currently operated by Tyco and the business of Pentair, with its own management team comprised of Pentair’s senior executives and its own Board of Directors comprised of Pentair’s Board of Directors and up to two directors selected by Tyco and reasonably acceptable to Pentair;

•

as consideration for the Merger, shareholders of Pentair will receive one newly issued common share of Tyco Flow Control for every Pentair common share that they hold at the time of the Merger; after giving effect to the Merger, our shareholders as of the record date for the Tyco Flow Control distribution or their transferees will own approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis;

•	we expect shares of ADT common stock to commence trading on the New York Stock Exchange (the “NYSE”) under the symbol “ADT;”

•	we expect Tyco Flow Control to change its corporate name to “Pentair Ltd.” and its common shares to commence trading on the NYSE under the symbol “PNR,” which is Pentair’s current trading symbol;

•	Tyco common shares will continue to trade on the NYSE under the symbol “TYC;”

•

Tyco’s corporate existence will be unaffected by the spin-offs, except that Tyco will no longer operate the residential and small business security business in the United States and Canada and the flow control business currently operated by it;

•

Tyco, ADT and Tyco Flow Control have entered into a Separation and Distribution Agreement related to the separation of the flow control business, Tyco and ADT will enter into a Separation and Distribution Agreement related to the separation of the residential and small business security business in the United States and Canada and Tyco, ADT and/or Tyco Flow Control will enter into other related agreements to govern the relationships among Tyco, ADT and Tyco Flow Control subsequent to the completion of the spin-offs and the allocation among Tyco, ADT and Tyco Flow Control of Tyco’s assets, liabilities and obligations attributable to periods prior to the spin-offs;

•

it is proposed that two new members be elected to Tyco’s Board of Directors to in part replace certain directors who will resign from the Tyco Board of Directors to take director positions at ADT and/or Tyco Flow Control in connection with the spin-offs; and

•

it is proposed that Tyco will pay ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, contingent on the record date for the distributions of each of ADT and Tyco Flow Control shares being set for a date that precedes the record date for such ordinary cash dividends. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

We currently expect that the ADT special dividend and the Tyco Flow Control special dividend will have the same record date in mid-September 2012 and that they will occur on the same date in late September 2012.

Our Board of Directors has unanimously approved the spin-off of each of the residential and small business security business in the United States and Canada and the flow control business after careful deliberation. We will hold a special general meeting of shareholders on                  , 2012 at             , Central European Summer Time, in                     , Switzerland to obtain the approval of Tyco shareholders of: (i) subject to prior satisfaction of the conditions described in the accompanying proxy statement, the pro rata distribution to Tyco shareholders of 100% of the outstanding shares of ADT common stock, to be made in the form of a special dividend out of qualifying contributed surplus, as further described in the accompanying proxy statement, (ii) subject to prior satisfaction of the conditions described in the accompanying proxy statement, the pro rata distribution to Tyco shareholders of 100% of the outstanding common shares of Tyco Flow Control, to be made in the form of a special dividend out of qualifying contributed surplus, as further described in the accompanying proxy statement, (iii) to elect as directors the two nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring at Tyco’s next annual general meeting, subject to consummation of the distributions of each of ADT and Tyco Flow Control shares, and (iv) to pay ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, contingent on the record date for the distributions of each of ADT and Tyco Flow Control shares (currently expected to be set for mid-September 2012) being set for a date that precedes the record date for such ordinary cash dividends.

The spin-off of ADT and the spin-off of Tyco Flow Control are not conditioned upon each other, such that if our shareholders approve one spin-off but not the other, we will complete the spin-off that our shareholders have approved (subject to the prior satisfaction of the conditions applicable to that spin-off, as described in the accompanying proxy statement).

Your vote is not required, and we are not seeking your vote, in connection with the Merger. We, as the sole shareholder of Tyco Flow Control, have already approved the Merger. However, the Merger will not take place unless our shareholders approve the distribution of Tyco Flow Control as further described in the accompanying proxy statement.

We encourage you to carefully review the accompanying proxy statement, including the annexes hereto, which contain important information concerning Tyco, ADT, Tyco Flow Control, Pentair, the proposed spin-offs, the Merger and the proposals to be voted upon by shareholders at the special general meeting. In addition, the section entitled “Risk Factors” beginning on page 71 contains a description of risks that you should consider in evaluating the proposals relating to the spin-offs.

Our Board of Directors unanimously recommends that you vote “FOR” each proposal described in the accompanying proxy statement.

Your vote is very important. Whether or not you plan to attend the special general meeting, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or by completing, dating and returning your proxy card in the enclosed envelope. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the special general meeting and vote in person.

We are very excited about these transactions and believe they will promote the long-term strategy and growth of Tyco for the benefit of its shareholders. Thank you for your support.

Sincerely,

Edward D. Breen

Chairman and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved the proposed transactions, including the distribution of ADT common stock or Tyco Flow Control common shares in connection with the special dividends, the Merger or any other transaction described in this proxy statement, or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated                  , 2012 and is first being mailed to Tyco shareholders on or about                  , 2012.

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement incorporates by reference important business and financial information about Tyco from documents that are not included in or delivered with this proxy statement. You may obtain documents that are incorporated by reference in this proxy statement without charge by requesting them in writing or by telephone from Tyco at:

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

Attn: Investor Relations

Tel: +41 52 633 02 44

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference in the documents or this proxy statement.

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request by no later than                 , 2012. For a more detailed description of the information incorporated in this proxy statement by reference and how you may obtain it, see “Where You Can Find More Information.”

TYCO INTERNATIONAL LTD.

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON                 , 2012

Capitalized terms used but not otherwise defined in this Notice of Special General Meeting of Shareholders have the meanings assigned to them under “Certain Terms.”

NOTICE IS HEREBY GIVEN that a Special General Meeting of Shareholders of Tyco International Ltd. will be held on                  , 2012 at             , Central European Summer Time, in                  , Switzerland for the following purpose:

1. To approve, subject to the satisfaction or waiver prior to                 , 2013 of the conditions set forth below, the distribution to Tyco shareholders of 100% of the outstanding shares of ADT common stock (the “ADT Distribution”), to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus equity position in its statutory accounts, based on a distribution ratio of        shares of ADT common stock for each Tyco common share outstanding, as of the record date for the special dividend (which record date is expected to be established by Tyco’s Board of Directors shortly following the Special General Meeting). In lieu of ADT fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT common stock in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who otherwise would have been entitled to receive a fractional share of ADT common stock in the special dividend.

Declaration and distribution of the special dividend shall be subject to the satisfaction or waiver prior to                  , 2013 of the following conditions:

•

the U.S. Securities and Exchange Commission (the “SEC”) shall have declared effective ADT’s Registration Statement on Form 10 (the “ADT Form 10”), including the preliminary information statement contained therein, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the Internal Revenue Service (the “IRS”), which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT shares trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

2. To approve, subject to the satisfaction or waiver prior to                  , 2013 of the conditions set forth below, the distribution to Tyco shareholders of 100% of the outstanding common shares of Tyco Flow Control (the “Tyco Flow Control Distribution,” and together with the ADT Distribution, the “Distributions”), to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus equity position in its statutory accounts, based on a distribution ratio determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis (calculated in accordance with the treasury method under GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution. Based on the number of fully diluted Pentair and Tyco shares outstanding as of                  , 2012, we expect the distribution ratio to be approximately          Tyco Flow Control common shares per each Tyco common share outstanding as of the record date for the special dividend (which record date is expected to be established by Tyco’s Board of Directors shortly following the Special General Meeting). In lieu of Tyco Flow Control fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of Tyco Flow Control in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who otherwise would have been entitled to receive a fractional share of Tyco Flow Control in the special dividend.

Declaration and distribution of the special dividend shall be subject to the satisfaction or waiver prior to                  , 2013 of the following conditions:

•

the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

•

each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement see “The Merger Agreement—Conditions to the Completion of the Merger.”

If the Merger were to be discontinued for any reason and the Merger Agreement terminated, Tyco and Tyco Flow Control intend to proceed with the Tyco Flow Control Distribution as originally announced on September 19, 2011.

3. Subject to approval of the Distributions as set forth in Proposals 1 and 2 above and consummation of the Distributions, to elect as directors effective as of the date the Distributions are consummated the two nominees to the Board of Directors named in the accompanying proxy statement, for terms expiring at Tyco’s next annual general meeting.

4. Subject to approval of the Distributions as set forth in Proposals 1 and 2 above and the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends, to approve the payment of ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

Prior to receipt of shareholder approval at the Special General Meeting, we will have received an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the proposed distributions of the common stock of ADT, the common shares of Tyco Flow Control and the ordinary cash dividends comply with Swiss law and Tyco’s Articles of Association.

The election of two new members to the Tyco Board of Directors shall be contingent on Tyco shareholders approving the proposed Distributions and on the consummation of the Distributions. The payment of the ordinary cash dividends is also contingent on Tyco shareholders approving the proposed Distributions and on the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividend. The record date for the Distributions is currently expected to be in mid-September 2012.

This Notice of Special General Meeting and proxy statement (including the annexes hereto) and the enclosed proxy card are first being mailed on or about                  , 2012 to each holder of record of Tyco common shares at the close of business on                  , 2012. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Tyco shareholders of record who attend the meeting may vote their common shares personally, even though they have sent in proxies.

By Order of the Board of Directors,

Judith A. Reinsdorf

Executive Vice President and General Counsel

                 , 2012

i

LIST OF ANNEXES

Annex A*	Preliminary Information Statement of The ADT Corporation

Annex B*	Preliminary Prospectus of Tyco Flow Control International Ltd.

Annex C*	Opinion of Duff & Phelps, LLC

Annex D*	Form of Separation and Distribution Agreement between Tyco International Ltd. and The ADT Corporation

Annex E	Separation and Distribution Agreement, dated as of March 27, 2012, among Tyco International Ltd., Tyco Flow Control International Ltd. and The ADT Corporation

Annex F	Merger Agreement, dated as of March 27, 2012, among Tyco International Ltd., Tyco Flow Control International Ltd., Panthro Acquisition Co., Panthro Merger Sub, Inc. and Pentair, Inc.

Annex G	Opinion of Goldman, Sachs & Co.

*	To be included in a subsequent amendment.

ii

CERTAIN TERMS

In this proxy statement:

•

“absolute majority” means, under Tyco’s articles of association, greater than half the votes cast at a general meeting of shareholders, with abstentions, broker non-votes, blank votes and invalid votes included in determining the number of votes cast;

•

“ADT” refers to The ADT Corporation, a wholly owned indirect subsidiary of Tyco formed to hold its residential and small business security business in the United States and Canada, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•

the “ADT Distribution” refers to the pro rata distribution of 100% of the outstanding shares of ADT common stock to Tyco’s shareholders in the form of a special dividend out of Tyco’s qualifying contributed surplus;

•	“ADT Preliminary Information Statement” refers to the preliminary version of the information statement with respect to ADT included in this proxy statement as Annex A;

•	“ADT Separation and Distribution Agreement” refers to the Separation and Distribution Agreement to be entered into between Tyco and ADT in connection with the spin-off of ADT;

•

“Ancillary Agreements” refers to the 2012 Tax Sharing Agreement, the Transition Services Agreement and the Licensing Agreement between Tyco, Tyco Flow Control and/or ADT (each as described herein) and certain other conveyancing and assumption instruments that are contemplated by the Tyco Flow Control Separation and Distribution Agreement;

•	the “Distributions” refers to both the ADT Distribution and the Tyco Flow Control Distribution;

•

“emerging markets” refers to markets consisting of countries characterized by one or more of the following factors: low but growing per-capita income, a move toward a market-based economy, liberalized or liberalizing financial systems, strong natural resource assets and developing infrastructure; we believe that our definition of “emerging markets” is generally consistent with definitions used by international banks, financial funds and economic publications;

•

“fiscal year 2011,” “fiscal year 2010,” “fiscal year 2009,” “fiscal year 2008” and “fiscal year 2007” refer to Tyco’s, ADT’s or Tyco Flow Control’s, as applicable, fiscal years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively, and “fiscal year 2012” refers to Tyco’s fiscal year ending September 28, 2012;

•	the “Form S-4” refers to the Registration Statement on Form S-4 relating to the Merger, including the proxy statement/prospectus of Tyco Flow Control and Pentair included therewith;

•

the “Merger” refers to the merger of Panthro Merger Sub with and into Pentair with Pentair surviving the Merger and all transactions contemplated by the Merger Agreement, except the Tyco Flow Control Distribution, and all other actions or matters necessary or appropriate to give effect to the Merger Agreement and the transactions contemplated thereby, except the Tyco Flow Control Distribution;

•	the “Merger Agreement” refers to the Merger Agreement, dated as of March 27, 2012, among Tyco, Tyco Flow Control, Panthro Acquisition, Panthro Merger Sub and Pentair;

•	“Panthro Acquisition” refers to Panthro Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Tyco Flow Control;

•	“Panthro Merger Sub” refers to Panthro Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Panthro Acquisition;

•	“Pentair” refers to Pentair, Inc., a Minnesota corporation, and, unless otherwise indicated or the context otherwise requires, its consolidated subsidiaries;

•	“Pentair common shares” and “Pentair shares” refer to Pentair common shares, par value $0.16 2/3 per share;

•

“Pentair Takeover Proposal” refers to any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a party to the Merger Agreement) received from a person or group (as defined in the Exchange Act) relating to any Pentair Takeover Transaction;

•

“Pentair Takeover Transaction” refers to any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Pentair other than the transactions contemplated by the Merger Agreement; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or group (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Pentair; (C) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of Pentair and its subsidiaries, taken as a whole; or (D) any liquidation or dissolution of Pentair or any of its subsidiaries;

•

“relative majority” means, under Tyco’s articles of association, greater than half the votes cast at a general meeting of shareholders, with abstentions, broker non-votes, blank votes and invalid votes disregarded for purposes of establishing the number of votes cast;

•	“Separation and Distribution Agreements” refers to the ADT Separation and Distribution Agreement and the Tyco Flow Control Separation and Distribution Agreement;

•

“Special General Meeting” refers to the special general meeting at which Tyco will seek to obtain approval of Tyco shareholders as required by the Swiss Code for the special dividends, the election of two new members to the Board of Directors and the ordinary cash dividends;

•

the “spin-offs” refers to the Distributions and all other transactions required under the Separation and Distribution Agreements for the consummation of the separation of ADT and Tyco Flow Control from Tyco;

•	“Swiss Code” refers to the Swiss Federal Code of Obligations;

•	“Transactions” means the Distributions and the Merger;

•

“Tyco,” “the Company,” “we,” “us,” or “our” refer to Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•	“Tyco common shares,” “Tyco shares” or “our common shares” refers to Tyco’s registered shares, nominal value CHF 6.70 per share;

•

“Tyco Flow Control” refers to Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and a wholly owned subsidiary of Tyco to which its flow control business will be transferred, and, unless otherwise indicated or the context otherwise requires, its combined subsidiaries;

•	“Tyco Flow Control common shares” and “Tyco Flow Control shares” refer to Tyco Flow Control registered shares, nominal value CHF 0.50 per share;

•

the “Tyco Flow Control Distribution” refers to the pro rata distribution of 100% of the outstanding Tyco Flow Control common shares to Tyco’s shareholders in the form of a special dividend out of Tyco’s qualifying contributed surplus;

•	“Tyco Flow Control Preliminary Prospectus” refers to the preliminary version of the prospectus with respect to Tyco Flow Control included in this proxy statement as Annex B.

•	“Tyco Flow Control Separation and Distribution Agreement” refers to the Separation and Distribution Agreement, dated as of March 27, 2012, among Tyco, Tyco Flow Control and ADT;

•

“Tyco Flow Control Takeover Proposal” refers to a bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a party to the Merger Agreement) received from a person or a group (as defined in the Exchange Act) relating to a Tyco Flow Control Takeover Transaction;

•

“Tyco Flow Control Takeover Transaction” refers to any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Tyco Flow Control, the flow control business or the Tyco Flow Control assets other than the Tyco Flow Control Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or group (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Tyco Flow Control; (C) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of Tyco Flow Control, the flow control business or the Tyco Flow Control assets; or (D) any liquidation or dissolution of Tyco Flow Control; provided such transactions or series of related transactions are not a Tyco Takeover Proposal.

•	“Tyco Flow Control Transactions” refers to the Tyco Flow Control Distribution and the Merger;

•	“Tyco Merger Parties” refers to Tyco, Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub;

•

“Tyco Takeover Proposal” refers to any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a party to the Merger Agreement) received from a person or group (as defined in the Exchange Act) relating to a Tyco Takeover Transaction;

•

“Tyco Takeover Transaction” refers to any transaction or series of related transactions (x) involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Tyco other than the Tyco Flow Control Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or group (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of any class of equity securities of Tyco; (C) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for more than 10% of the consolidated net revenues, net income or assets of Tyco and its subsidiaries, taken as a whole, which in the case of an acquisition of assets or equity securities of any subsidiaries of Tyco, shall include assets and/or equity securities of the Tyco Flow Control and its subsidiaries; or (D) any liquidation or dissolution of Tyco or any of its subsidiaries, and (y) which is expressly conditioned on the Tyco Flow Control Transactions not being consummated; provided, that notwithstanding anything to the contrary in the Merger Agreement, such transaction or series of related transactions shall not be a Tyco Takeover Transaction if related primarily to the flow control business in which case it shall be a Tyco Flow Control Takeover Transaction; and

•	the “United States” or “U.S.” with regards to the business of ADT refers to the 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND THE SPECIAL GENERAL MEETING ABOUT THE SEPARATION

Q:	Why am I receiving this document?

A:	Tyco’s Board of Directors has determined that it is in the best interests of Tyco and its shareholders to pursue (i) separating its residential and small business security business in the United States and Canada into a separate, independently traded company, which it intends to accomplish through a pro rata distribution of 100% of the outstanding common stock of ADT to Tyco’s shareholders to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus and (ii) separating its flow control business into a separate company, which it intends to accomplish through a pro rata distribution of 100% of the outstanding common shares of Tyco Flow Control to Tyco’s shareholders to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus, and thereafter combining Tyco Flow Control and Pentair pursuant to the Merger.

In addition, in connection with, and subject to approval of, the Distributions, it is proposed that (i) two new members be elected, contingent on the consummation of the Distributions, to Tyco’s Board of Directors to in part replace certain directors who will resign from the Tyco Board of Directors to take director positions at ADT and/or Tyco Flow Control in connection with the spin-offs and (ii) Tyco pay ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, contingent on the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends and in lieu of the ordinary cash dividends approved at the annual shareholders’ meeting of March 7, 2012. The record date for the Distributions is currently expected to be in mid-September 2012.

Under the Swiss Code, in order for Tyco to effect these special dividends and the corresponding spin-offs, approval of the special dividends must be obtained from Tyco shareholders. Additionally, approval from Tyco’s shareholders is required for (i) the election of two new members to the Tyco Board of Directors and (ii) the payment of the ordinary cash dividends. Tyco is holding the Special General Meeting in order to obtain these shareholder approvals. As described in further detail below, in addition to Tyco shareholder approval, the special dividends are subject to the satisfaction of certain conditions. Tyco is not required to obtain, and it is not seeking, the approval of Tyco shareholders for the Merger. However, the Merger will not take place unless Tyco shareholders approve the Tyco Flow Control Distribution.

This proxy statement contains important information about the Special General Meeting and the proposed separations of the residential and small business security business in the United States and Canada and flow control business, including information relating to the special dividends, certain matters required to be undertaken by Tyco in anticipation of the Distributions, information relating to certain agreements and arrangements that have been entered into, or are to be entered into, between Tyco, ADT and/or Tyco Flow Control in connection with the spin-offs, and information relating to Tyco on a pro forma basis giving effect to the Distributions. This proxy statement also includes important information regarding the Merger, which we expect to consummate immediately following the Tyco Flow Control Distribution. In addition, this proxy statement contains information about the new nominees to Tyco’s Board of Directors and the contingent payment of ordinary cash dividends during the first and second fiscal quarters of 2013.

This proxy statement includes as Annex A a Preliminary Information Statement with respect to ADT that contains important information about the ADT Distribution, including audited combined financial statements of ADT, pro forma financial information for ADT after giving effect to the ADT spin-off, as well as certain risks involved in holding ADT common stock following the ADT Distribution and risks associated with ADT’s business. Assuming shareholder approval of the matters required to effect the ADT spin-off is obtained at the Special General Meeting, the final version of ADT’s Information Statement will be distributed to Tyco shareholders who hold Tyco common shares as of the record date for the ADT Distribution, which is expected to be within        days after the Special General Meeting.

This proxy statement includes as Annex B a Preliminary Prospectus with respect to Tyco Flow Control that contains important information about the Tyco Flow Control Distribution and the Merger, including audited financial statements of each of Tyco Flow Control and Pentair, pro forma financial information for Tyco Flow Control after giving effect to the Tyco Flow Control spin-off and the Merger, as well as certain risks involved in holding Tyco Flow Control common shares following the Tyco Flow Control Distribution and the Merger and risks associated with Tyco Flow Control and Pentair’s businesses. Assuming shareholder approval of the matters required to effect the Tyco Flow Control spin-off is obtained at the Special General Meeting, the final version of Tyco Flow Control’s Preliminary Prospectus will be distributed to Tyco shareholders who hold Tyco common shares as of the record date for the Tyco Flow Control Distribution, which is expected to be within        days after the Special General Meeting.

You should read this proxy statement and the annexes hereto carefully and in their entirety. The enclosed voting materials allow you to vote your shares without attending the Special General Meeting.

Your vote is very important. We encourage you to vote as soon as possible. For more information on how to vote your shares, please see the section entitled “The Special General Meeting.”

Q:	What is the reason for the ADT spin-off?

A:	Tyco’s Board of Directors has determined that the distribution of its residential and small business security business in the United States and Canada is in the best interests of Tyco and its shareholders because it will provide the following key benefits:

•	greater strategic focus of financial resources and management’s efforts;

•	direct and differentiated access to capital resources;

•	enhanced investor choice through investment opportunities in three separate entities;

•	improved ability to use stock as an acquisition currency; and

•	enhanced management incentive tools.

Q:	What is the reason for the Tyco Flow Control Transactions?

A:	In assessing and approving the spin-off on September 19, 2011, Tyco’s Board of Directors had determined that the spin-off would be in the best interests of Tyco and its shareholders because it would provide a number of key benefits, including primarily:

•	greater strategic focus of financial resources and management’s efforts;

•	direct and differentiated access to capital resources;

•	enhanced investor choice through investment opportunities in three separate entities; and

•	improved ability to use stock as an acquisition currency.

In assessing and approving the entry by Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub into the Merger Agreement and the Merger, Tyco’s Board of Directors determined that the Merger would be in the best interests of Tyco and its shareholders because it would provide substantially the same key benefits as those underlying the Board of Director’s reasons for approval of the spin-off, while adding the following key benefits:

•	increased value to Tyco’s shareholders, in particular relative to Tyco Flow Control’s anticipated value on a stand-alone basis;

•	increased size and market capitalization, which could further improve Tyco Flow Control’s ability to use stock as an acquisition currency;

•	a product and service offering that is broader but complementary to many of the products manufactured and sold by the flow control business; and

•	the ability to incorporate Pentair’s public company infrastructure and senior management team, who have significant experience managing a publicly-traded company.

See “The Spin-Offs and the Merger—Tyco’s Reasons for the ADT Distribution” and “The Spin-Offs and the Merger—Tyco’s Reasons for the Tyco Flow Control Transactions.”

Q:	What am I being asked to vote on?

A:	You are being asked to vote upon the following matters listed below:

•	Approval of the special dividends:

Subject to prior satisfaction of certain conditions described in further detail below, the pro rata distribution to Tyco shareholders of 100% of the outstanding shares of ADT common stock and 100% of the outstanding shares of Tyco Flow Control, to be made in the form of special dividends out of qualifying contributed surplus, as further described in this proxy statement, which we refer to throughout this proxy statement as the “special dividend proposals.”

•	Election of the Board of Directors:

The election of Frank Drendel and George Oliver to the Tyco Board of Directors, effective as of the date of and subject to the completion of the Distributions.

•	Approval of the ordinary cash dividends:

The payment of ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, subject to shareholder approval of the Distributions and the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends, which we refer to throughout this proxy statement as the “ordinary cash dividends proposal.” These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

Tyco is not required to obtain, and it is not seeking, the approval of Tyco shareholders for the Merger. However, the Merger will not take place unless Tyco shareholders approve the Tyco Flow Control Distribution.

Q:	What vote is required by Tyco shareholders in connection with each of the aforementioned proposals?

A.	The affirmative vote of a relative majority of the votes cast (in person or by proxy) at the Special General Meeting is required to approve (i) each of the special dividend proposals and (ii) the ordinary cash dividends proposal. The affirmative vote of an absolute majority of the votes cast (in person or by proxy) at the Special General Meeting is required to approve election of each director nominee.

The election of the two new nominees to Tyco’s Board of Directors is also subject to the approval of the special dividend proposals and completion of the Distributions. The ordinary cash dividends proposal is contingent upon the approval of the special dividend proposals and the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends. The record date for the Distributions is currently expected to be in mid-September 2012.

Q:	What will happen in the ADT Distribution?

A:

If the ADT Distribution is approved at the Special General Meeting and all of the conditions to the effectiveness of the ADT Distribution are met, then all of the outstanding shares of ADT common stock, par value $0.01 per share, will be distributed to holders of Tyco common shares on the distribution date for the ADT Distribution. Each Tyco common share outstanding as of the record date for the special dividends will entitle its holder to receive shares of ADT common stock. In lieu of ADT fractional shares, Tyco shareholders will receive a cash payment. Accordingly, if you hold fewer than Tyco common shares, you will not be entitled to any shares of ADT common stock and you will only receive cash in lieu of the fractional shares to which you would otherwise be entitled. Following the ADT Distribution, Tyco will no longer hold any outstanding capital stock of ADT, all of which will be held by Tyco shareholders, and ADT will be an independent, publicly-traded company. It is anticipated that ADT’s common stock will trade on the NYSE under the symbol “ADT.”

Q:	What will happen in the Tyco Flow Control Transactions?

A:	If the Tyco Flow Control Distribution is approved at the Special General Meeting and all of the conditions to the effectiveness of the Tyco Flow Control Distribution are met, then all of the outstanding Tyco Flow Control common shares, par value CHF 0.50 per share, will be distributed to holders of Tyco common shares on the distribution date for the Tyco Flow Control Distribution. Each Tyco common share outstanding as of the record date for the special dividends will entitle its holder to receive a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis (calculated in accordance with the treasury method under GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution. Based on the number of fully diluted Pentair and Tyco shares outstanding as of , 2012, we expect the distribution ratio to be approximately Tyco Flow Control common shares per each Tyco common share outstanding as of the record date for the special dividend. In lieu of Tyco Flow Control fractional shares, Tyco shareholders will receive a cash payment. Accordingly, if you hold fewer Tyco common shares than are necessary to receive one Tyco Flow Control common share, you will only receive cash in lieu of the fractional share to which you would otherwise have been entitled. Following the Tyco Flow Control Distribution, Tyco will no longer hold any outstanding capital stock of Tyco Flow Control, all of which will be held by Tyco shareholders.

We expect that the Merger will be consummated immediately following the Tyco Flow Control Distribution. In the Merger, Panthro Merger Sub, a wholly owned, indirect subsidiary of Tyco Flow Control, will merge with and into Pentair, with Pentair surviving the Merger and Tyco Flow Control remaining the parent company for the combined business. Tyco Flow Control shareholders will not receive any consideration in the Merger. Each Pentair common share outstanding as of the effective time for the Merger (the “Effective Time”), will be converted into the right to receive one newly issued common share of Tyco Flow Control, with the result that Tyco shareholders as of the record date for the Tyco Flow Control Distribution and their transferees will hold approximately 52.5% of the common shares of Tyco Flow Control on a fully-diluted basis immediately following the Merger.

We expect that Tyco Flow Control will apply to have its common shares listed on the NYSE under the symbol “PNR,” which is Pentair’s current trading symbol, and that prior to the Tyco Flow Control Distribution, Tyco Flow Control will change its corporate name to “Pentair Ltd.”

Q:	What do I have to do to participate in the special dividends?

A:	Other than shareholder approval of the Distributions, no action will be required of Tyco shareholders to receive ADT and Tyco Flow Control shares, which means that (1) you will not be required to pay for the ADT or Tyco Flow Control shares that you receive in the Distributions and (2) you do not need to surrender or exchange any Tyco common shares in order to receive ADT or Tyco Flow Control shares, or take any other action in connection with the special dividends.

Q:	What if I want to sell my Tyco common shares prior to the distribution date for a special dividend?

A:

If either Distribution is approved at the Special General Meeting and you decide to sell any of your Tyco common shares on or before the distribution date for such Distribution, you should consult with your stockbroker, bank or other nominee and discuss whether you want to sell only your Tyco common shares or your Tyco common shares along with the ADT common stock and the Tyco Flow Control common shares that you would otherwise receive in such special dividend. We currently expect the Distributions to occur on the same date. As a result, if you sell your Tyco common shares in the “regular-way” market up to and including the distribution date, you will be selling your entitlement to both ADT and Tyco Flow Control shares along with your Tyco common shares.

If you sell your Tyco common shares in the “regular-way” market up to and including the distribution date for the Distributions, you will be selling your right to receive shares of ADT common stock and Tyco Flow Control common shares in the Distributions. If you own Tyco common shares as of 5:00 p.m., New York City time on the record date for the Distributions and sell those shares on the “ex-distribution” market up to and including the distribution date for the Distributions, you will still receive the shares of ADT common stock and Tyco Flow Control common shares that you would be entitled to receive in respect of the Tyco common shares you owned at the close of business on the record date for the Distributions.

See “The Spin-Offs and the Merger—General Summary of the Spin-Offs and the Merger—Results of the Distributions; Listing of ADT Common Stock and Tyco Flow Control Common Shares and Trading of Tyco Common Shares.”

Q:	Are there conditions to the Distributions?

A:	Yes. In addition to the Tyco shareholder approvals described above, consummation of the Distributions, the election of our two nominees to our Board of Directors and payment of each ordinary cash dividend will be subject to certain conditions being met or waived. The conditions to the Tyco Flow Control Distribution differ from the conditions to the ADT Distribution in important ways related to the Merger.

Consummation of the ADT spin-off will be subject to the following conditions being met or waived prior to the ADT Distribution:

•

the SEC shall have declared effective the ADT Form 10, including the Preliminary Information Statement contained therein, under the Exchange Act, and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of the issuance;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT stock trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

In the event that Tyco shareholders approve the ADT Distribution and the conditions described above are met or otherwise satisfied prior to                  , 2013, Tyco will be obligated to effect the ADT Distribution. Conversely, if the conditions have not been satisfied prior to                   2013, the ADT Distribution will not take place.

Consummation of the Tyco Flow Control spin-off will be subject to the following conditions being met or waived prior to the Tyco Flow Control Distribution:

•

the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

•

each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement see “The Merger Agreement—Conditions to the Completion of the Merger.”

In the event that Tyco shareholders approve the Tyco Flow Control Distribution and the conditions described above are met or otherwise satisfied prior to                  , 2013, Tyco will be obligated to effect the Tyco Flow Control Distribution. Conversely, if the conditions have not been satisfied prior to                  , 2013, the Tyco Flow Control Distribution will not take place on the same terms as described herein.

If the Merger were to be discontinued for any reason and the Merger Agreement terminated, Tyco, Tyco Flow Control and ADT intend to modify or otherwise amend and restate the current Tyco Flow Control Separation and Distribution Agreement to remove those provisions applicable to the Merger and/or Pentair and proceed with the Tyco Flow Control Distribution as originally announced on September 19, 2011.

We expect that prior to receipt of shareholder approval at the Special General Meeting we will have received:

•	the opinion of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes;

•	the opinion of Duff & Phelps relating to the solvency of each of Tyco, ADT and Tyco Flow Control following completion of the Distributions; and

•

an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the proposed distribution of the common stock of ADT and common shares of Tyco Flow Control and the proposed ordinary dividend comply with Swiss law and Tyco’s Articles of Association.

Q:	How will fractional shares be treated in the spin-offs?

A:	In lieu of fractional shares of ADT and Tyco Flow Control, Tyco shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT, on the one hand, and Tyco Flow Control, on the other hand, in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who otherwise would have been entitled to receive a fractional share of ADT or Tyco Flow Control in the special dividends. See “The Spin-Offs and the Merger—General Summary of the Spin-Offs and the Merger—Manner of Effecting the Distributions.”

Q:	Will there be a post-closing working capital adjustment?

A:	Pursuant to the Tyco Flow Control Separation and Distribution agreement, Tyco Flow Control is required to have working capital, defined as current assets minus current liabilities, in the amount of $798 million, as of the close of business on the day prior to the Distribution. If the actual amount of the working capital exceeds $798 million by an amount in excess of $125 million, Tyco Flow Control will pay to Tyco the full amount of the excess. If the actual amount of the working capital is less than $798 million by an amount in excess of $125 million, Tyco will pay to Tyco Flow Control the full amount of the deficit.

Q:	What are the U.S. federal income tax consequences to me of the Transactions?

A:	Tyco has received a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, the Distributions, except in each case for cash received in lieu of fractional shares of ADT common stock and Tyco Flow Control common shares, will qualify as tax-free under Sections 355 and/or 361 of the Code. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distributions will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes. The private letter ruling relies, and the opinion will rely, on certain facts and assumptions, and certain representations and undertakings, provided by Tyco, ADT and Tyco Flow Control regarding the past and future conduct of our respective businesses and other matters. The receipt by Tyco of the IRS private letter ruling and the opinion from McDermott Will & Emery LLP are conditions to effecting the Distributions and the Merger.

Assuming that the Distributions qualify under Section 355 of the Code, for U.S. federal income tax purposes no gain or loss will be recognized by a Tyco shareholder that is subject to U.S. federal income tax, and no amount will be included in the income of a shareholder that is subject to U.S. federal income tax, upon the receipt of ADT common stock and Tyco Flow Control common shares in the Distributions. A Tyco shareholder that is subject to U.S. federal income tax generally will recognize gain or loss with respect to any cash received in lieu of a fractional share.

Tyco shareholders are not expected to recognize any gain or loss, or include any amount in income, for U.S. federal income tax purposes as a result of the Merger.

See “The Spin-Offs and the Merger—Material U.S. Federal Income Tax Consequences” and “Risk Factors—Risks Related to the Spin-Offs and the Merger—If the Distributions or certain internal transactions undertaken in anticipation of the Distributions are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and/or both ADT and Tyco Flow Control could incur significant U.S. federal income tax liabilities.”

Each Tyco shareholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Distributions to that shareholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Q:	How will I determine the tax basis I will have in the shares of ADT common stock and the Tyco Flow Control common shares I receive in the Distributions?

A:	Generally, for U.S. federal income tax purposes, your aggregate basis in the stock you hold in Tyco and the Tyco Flow Control common shares and/or shares of ADT common stock received in the Distributions (including cash received in lieu of fractional shares) will equal the aggregate basis of Tyco common shares held by you immediately before the Distributions. This aggregate basis will be allocated among your Tyco common shares and the Tyco Flow Control common shares and the shares of ADT common stock you receive in the Distributions (including any fractional share interests in Tyco Flow Control and/or ADT for which cash is received) in proportion to the relative fair market value of each immediately following the Distributions. See the section entitled “The Spin-Offs and the Merger—Material U.S. Federal Income Tax Consequences” included elsewhere in this proxy statement for more information.

You should consult your tax advisor about how this allocation will work in your situation (including a situation where you have purchased Tyco shares at different times or for different amounts) and regarding any particular consequences of the Distributions to you, including the application of state, local and non-U.S. tax laws.

Q:	What are the Swiss withholding tax and income tax consequences to me of the spin-offs and the Merger?

A:	Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). Tyco has obtained a ruling from the Swiss Federal Tax Administration confirming that the Distributions qualify as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions.

Shareholders who are not resident in Switzerland for tax purposes, and who, during the applicable year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax on the special dividends, including any cash received in lieu of fractional shares of ADT common stock and Tyco Flow Control common shares.

Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distributions, as private assets, will not be subject to any Swiss federal, cantonal or communal income tax on the Distributions out of the qualifying contributed surplus, including any cash received in lieu of a fractional ADT share of common stock or Tyco Flow Control common share. Capital gains resulting from the sale or other disposition of ADT or Tyco Flow Control shares are not subject to Swiss federal, cantonal and communal income tax and, conversely, capital losses are not tax-deductible for Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distributions, as private assets.

Corporate and individual shareholders who are residents in Switzerland for tax purposes or who hold their Tyco shares and, consequently, the entitlement to the Distributions, as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes), will be subject to Swiss federal, cantonal and communal income tax on the special dividends, including any cash received in lieu of fractional shares of ADT common stock and/or Tyco Flow Control common shares, to the extent that the participation income cannot be reduced by a depreciation on the investment in Tyco and/or where the participation relief (Beteiligungsabzug) is not applicable.

It is a condition to closing of the Merger that, at the Effective Time, Tyco will have one or more rulings from the Swiss Tax Administrations, which rulings shall be in full force and effect on the closing date of the Merger, confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal purposes (including with respect to Swiss stamp tax and Swiss withholding tax); (ii) the relevant Swiss tax base of Panthro Acquisition for Swiss tax (including federal and cantonal and communal) purposes; (iii) the relevant amount of capital contribution reserves (Kapitaleinlageprinzip) which will be exempt from Swiss withholding tax in the event of a distribution to the Tyco Flow Control shareholders after the Merger; and (iv) that no Swiss stamp tax will be levied on certain post-Merger restructuring transactions.

For more information regarding the potential Swiss tax consequences to you of the Distributions and the Merger, see “The Spin-Offs and the Merger—Material Swiss Tax Consequences” and “Risk Factors—Risks Related to the Spin-Offs and the Merger—If the Distributions or the Merger are determined to be taxable for Swiss withholding tax purposes, we, ADT and Tyco Flow Control could incur significant Swiss withholding tax liabilities.”

Q:	What impact will the proposals have on Tyco’s ability to make dividends or other distributions in the future?

A:	Under Swiss law, a Swiss corporation may pay dividends only if the corporation has sufficient distributable profits from previous years, or if the corporation has distributable reserves, such as “reserve from capital contributions” or “contributed surplus” (contributions received from shareholders), each as evidenced by its audited statutory balance sheet. Payments may be made out of registered share capital—the aggregate par value of a company’s registered shares—only by way of a capital reduction.

Tyco’s freely distributable reserves based on its statutory account for fiscal year 2011 are CHF 7.94 billion, representing CHF 8.17 billion of freely distributable reserves as of September 30, 2011 reduced by approximately CHF 0.23 billion of dividends declared by our shareholders’ annual meeting on March 7, 2012. That amount—the amount available for future distributions—will be reduced by any additional distributions approved by our shareholders, including, (i) the ordinary cash dividends out of qualifying contributed surplus in the aggregate amount of $0.30 per share proposed in this proxy statement and (ii) CHF        billion, representing the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements).

Tyco’s qualifying contributed surplus based on its Swiss statutory account for fiscal year 2011 is CHF 35 billion. That amount will be reduced by (i) the ordinary cash dividends and (ii) the greater of (x) CHF          billion, representing the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements) and (y) the aggregate trading value of all distributed ADT and Tyco Flow Control shares (calculated as the product of multiplying the number of ADT and Tyco Flow Control shares, respectively, distributed in the special dividends in kind by the opening trading price of ADT common stock and Tyco Flow Control common shares, respectively, on the first trading day after distribution of the special dividend). The accumulated deficit in Tyco’s statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. As a result, Tyco’s total shareholders’ equity in its Swiss statutory accounts will be reduced by the aggregate book value of ADT and Tyco Flow Control.

See “The Special General Meeting” for a table showing the impact of the Distributions and the ordinary cash dividends.

Q:	Will the Distributions affect the trading price of my Tyco common shares?

A:	Yes. We expect the trading price of Tyco common shares immediately following the Distributions to be lower than immediately prior to the Distributions because its trading price will no longer reflect the value of Tyco’s residential and small business security business in the United States and Canada or flow control business. Furthermore, until the market has fully analyzed the value of Tyco without its residential and small business security business in the United States and Canada and flow control business, the price of Tyco common shares may fluctuate.

In addition, it is also anticipated that shortly before the record date and continuing up to and including the distribution date for the Distributions, there will be two markets in Tyco common shares: a “regular-way” market and an “ex-distribution” market. Tyco common shares that trade on the regular-way market will trade with an entitlement to Tyco Flow Control and/or ADT shares distributed pursuant to the Distributions. Shares that trade on the ex-distribution market will trade without an entitlement to Tyco Flow Control and ADT shares distributed pursuant to the Distributions.

Q:	Will the Distributions impact Tyco’s financial performance?

A:

Yes. The residential and small business security business in the United States and Canada generated revenue of $3.1 billion for fiscal year 2011 and $795 million for the three months ended December 30, 2011. The flow control business generated revenue of $3.6 billion for fiscal year 2011 and $926 million for the three months ended December 30, 2011. Following the Distributions, Tyco will no longer own the residential and small business security business in the United States and Canada or the flow control business, and accordingly, Tyco’s results of operations will no longer include the results of those businesses and certain other adjustments will be made. See “Unaudited Pro Forma Condensed Consolidated Financial Statements of Tyco.”

Q:	Will the Distributions impact any of Tyco’s outstanding indebtedness or the credit rating of Tyco or any of its subsidiaries?

A:	Tyco’s outstanding indebtedness is expected to be reduced in connection with debt capital raised on behalf of ADT and Tyco Flow Control. See “Capitalization.” We expect Tyco to maintain an investment grade rating following the Distributions. However, given the smaller size of Tyco and its different business mix after the Distributions relative to that of Tyco prior to the Distributions, after the Distributions Tyco may incur higher debt servicing costs on its indebtedness and may not have access to the same sources of capital from short-term debt markets.

Q:	What adjustments will be made to equity awards and other compensation awards and programs held by, or established for the benefit of, Tyco employees or directors as a result of the Distributions?

A:	Pursuant to its authority under the stock and incentive plans under which Tyco’s outstanding stock options, performance share units, restricted stock units and deferred stock units (collectively, “Equity Awards”) were issued, the Tyco Compensation Committee has authorized that various adjustments to outstanding Equity Awards be made to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Equity Awards. The adjustments to Equity Awards vary depending on several factors, including the type of award, the nature of the employee’s post-spin-off employment and whether the Equity Award was granted prior to October 12, 2011 (the date of the annual grant for fiscal year 2012). The Tyco Compensation Committee has also modified the terms of outstanding Equity Awards to make certain provisions for employees who are terminated in connection with the spin-offs. See “The Spin-Offs and the Merger—Adjustment to Tyco Equity Awards as a Result of the Distributions” for details regarding these adjustments.

Q:	When will the Distributions be completed?

A:	If the matters required to be approved in connection with the special dividends are approved by Tyco shareholders at the Special General Meeting (and assuming the conditions to the special dividends are otherwise satisfied), the distribution date for the special dividends, which is the date on which we will distribute shares of ADT common stock and/or Tyco Flow Control common shares, is expected to be a date within days of the Special General Meeting. We expect that it will take the distribution agent, acting on behalf of Tyco, up to days after the distribution date to fully distribute the shares of each of ADT and Tyco Flow Control to Tyco shareholders, which will be accomplished in a book-entry form. It is also possible that factors outside our control could require us to complete the Distributions at a later time or, to the extent conditions remain unsatisfied as of 2013, not to complete them at all. See “The Spin-Offs and the Merger.” We currently expect the Distributions to occur at the end of September 2012.

Q:	Do I have appraisal rights in connection with the Distributions?

A:	No. Holders of Tyco common shares do not have any appraisal rights in connection with the Distributions.

Q:	Are there any risks in connection with the Distributions and the Merger that I should consider?

A:

Yes. There are certain risks associated with the Distributions and the Merger. These risk factors are discussed in more detail in the section titled “Risk Factors” beginning on page 71 of this proxy statement. In addition, you should consider the matters discussed in the section titled “Risk Factors” in the ADT Preliminary Information Statement included as Annex A and the section titled “Risk Factors” in the Tyco

Flow Control Preliminary Prospectus included as Annex B for certain additional risks relating to the spin-offs, the Merger, ADT’s, Tyco Flow Control’s and Pentair’s businesses, and ADT’s and Tyco Flow Control’s shares following the Distributions and the Merger.

Q:	Who are the director nominees and why are they proposed for election?

A:	In connection with the Distributions, the new director nominees proposed for shareholder approval are Frank Drendel and George Oliver. Mr. Drendel and Mr. Oliver have been nominated to in part replace certain directors who will resign from the Tyco Board of Directors to take director positions at ADT and/or Tyco Flow Control in connection with the spin-offs. More information about these new director nominees is set forth in more detail on page 256 of this proxy statement.

Q:	Is the election of the new directors conditional on shareholder approval of the Distributions?

A:	Yes. The election of the new members to the Tyco Board of Directors is contingent on Tyco shareholders approving the Distributions and on the consummation of the Distributions.

Q:	Are the ordinary cash dividends conditional on shareholder approval of the Distributions?

A:	Yes. Payment of the ordinary cash dividends is contingent on shareholder approval of the Distributions and on the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends.

ABOUT THE SPECIAL GENERAL MEETING

Q:	Who is receiving this document?

A:	Tyco has sent this Notice of Special General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card, to you because our Board of Directors is soliciting your proxy to vote at the Special General Meeting on , 2012. This proxy statement contains information about the items being voted on at the Special General Meeting.

Tyco has sent these materials to each person who is registered as a holder of its common shares in its register of shareholders (such owners are often referred to as “holders of record” or “registered shareholders”) as of the close of business on                  , 2012, the record date for receiving notice of the Special General Meeting. Any Tyco shareholder as of the record date who does not receive a copy of this Notice of Special General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card, may obtain a copy at the Special General Meeting or by contacting Tyco at +41 52 633 02 44. In addition, Tyco shareholders may contact                     , our proxy solicitor in connection the Special General Meeting, at                     .

Tyco has requested that banks, brokerage firms and other nominees who hold Tyco common shares on behalf of the owners of the common shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on                  , 2012 forward these materials, together with a proxy card or voting instruction card, to those beneficial shareholders. Tyco has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Tyco has also provided for these materials to be sent to persons who have interests in Tyco common shares through participation in Tyco’s retirement savings plans and other employee share plans. These individuals are not eligible to vote directly at the Special General Meeting. They may, however, instruct the trustees of these plans how to vote the common shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

Q:	When and where will the Special General Meeting be held?

A:	The Special General Meeting is scheduled to be held on , 2012 at , Central European Summer Time in , Switzerland.

Q:	Who is entitled to vote?

A.	, 2012 is the record date for the Special General Meeting. On , 2012, there were common shares outstanding and entitled to vote at the Special General Meeting. Shareholders registered in our share register with voting rights at the close of business on , 2012 are entitled to vote at the Special General Meeting, except as provided below. A shareholder who purchases shares from a registered holder after , 2012, but before , 2012, and who wishes to vote his or her shares at the Special General Meeting must (1) ask to be registered as a shareholder with respect to such shares in our share register prior to , 2012 and (2) obtain a confirmation of such purchase from the registered voting rights record holder of those shares as of the record date. If you are a record holder of our common shares (as opposed to a beneficial shareholder) on the record date but sell your shares prior to the Special General Meeting, you will not be entitled to vote those shares at the Special General Meeting.

In March 2009, Tyco changed its jurisdiction of incorporation from Bermuda to Switzerland. As described in our January 21, 2009 proxy statement/prospectus, you should exchange any certificates representing our common shares you own that were issued while we were a Bermuda company for book-entry shares recorded electronically in our share register, and simultaneously elect to be enrolled as a shareholder with voting rights. While you will continue to be entitled to dividends, preemptive rights and liquidation proceeds even if you do not submit your certificates, you may not be able to exercise any voting rights, prove your ownership interest in Tyco, transfer your shares or exercise other shareholder rights until you submit your certificates and are registered as a shareholder entitled to voting rights. Please contact our transfer agent, Computershare Shareowner Services LLC (“Computershare”), at                     , to obtain the appropriate forms to surrender your old certificates. Beneficial holders of shares held in “street name” are not required to take any action in this regard.

Q:	What constitutes a quorum for the Special General Meeting?

A:	Our Articles of Association provide that all resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority of all shares entitled to vote, with abstentions, broker non-votes, blank or invalid ballots regarded as present for purposes of establishing the quorum.

Q:	How many votes do I have?

Every holder of a common share on the record date will be entitled to one vote per share on each matter presented at the Special General Meeting. However, if you own “Controlled Shares” representing voting power of 15% or more, your ability to vote shares exceeding 15% of the voting power is limited. “Controlled Shares” is defined in Article 8 of our Articles of Association and generally refers to shares held directly, indirectly, formally, constructively or beneficially by any individual or entity, or any individuals or entities acting together as a group, subject to certain limitations.

Q:	How does the Board of Directors of Tyco recommend that I vote regarding each of the proposals?

A:	The Board of Directors of Tyco unanimously recommends that Tyco shareholders vote “FOR” each proposal.

Q:	How do I vote?

A:	You can vote in the following ways:

•

By Mail: If you are a holder of record, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your common shares, you can vote by following the instructions on your voting instruction card. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method.

•

By Internet or Telephone: If you hold your shares in “street name,” you can vote over the Internet at                      by following the instructions on the proxy card or voting instruction card. You can vote using a touchtone telephone by calling                     .

•

At the Special General Meeting: If you are planning to attend the Special General Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. Shareholders who own their shares in street name are not able to vote at the Special General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares.

Even if you plan to be present at the Special General Meeting, we encourage you to complete and mail the enclosed card to vote your common shares by proxy. Telephone and Internet voting facilities for shareholders holding their shares beneficially will be available 24 hours a day and will close at 11:59 p.m. Eastern Standard Time on                  , 2012.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name, as registered shares entitled to voting rights, in our share register operated by our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the Tyco officers named in the proxy card or to the independent proxy (see the Q&A below entitled “How do I appoint and vote via an independent proxy?”) named in the proxy card, or to grant a written proxy to any person (who does not need to be a shareholder), or to vote in person at the Special General Meeting. We have enclosed a proxy card for you to use in which you can elect to appoint Tyco officers or the independent proxy as your proxy.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and are also invited to attend the Special General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Special General Meeting if you follow the instructions described below under the Q&A titled “How do I attend the Special General Meeting?” and “How do I vote?” Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically.

Q:	How do I vote by proxy given to a Tyco officer?

A:	If you properly fill in your proxy card appointing an officer of Tyco as your proxy and send it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each of the proposals described above. Alternatively, you can grant a proxy to the independent proxy as described below.

Whether or not you plan to attend the Special General Meeting, we urge you to submit your proxy. Returning the proxy card will not affect your right to attend the Special General Meeting. You must return your proxy cards by the times and dates set forth below under “Returning Your Proxy Card” in order for your vote to be counted.

Q:	How do I appoint and vote via an independent proxy?

A:	If you are a shareholder of record as of the record date, you may authorize the independent proxy, , with full rights of substitution, to vote your common shares on your behalf by checking the appropriate box on the enclosed proxy card. If you authorize the independent proxy to vote your shares without giving instructions, your shares will be voted in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.

Whether or not you plan to attend the Special General Meeting, we urge you to submit your proxy. Returning the proxy card will not affect your right to attend the Special General Meeting. You must return your proxy cards by the times and dates set forth below under “Returning Your Proxy Card” in order for your vote to be counted.

Q:	How do I attend the Special General Meeting?

A:	All shareholders are invited to attend and vote at the Special General Meeting. For admission to the Special General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card to the registered shareholders check-in area and a form of photo identification, where their ownership will be verified. Those who beneficially own shares should come to the beneficial owners check-in area. To be admitted, beneficial owners must bring a proxy executed in their favor by the record holder of their shares, as of the record date, account statements or letters from their banks, brokers, nominees or other custodians showing that they own Tyco common shares as of , 2012 and a form of photo identification. Registration will begin at , Central European Summer Time and the Special General Meeting will begin at , Central European Summer Time.

Q:	What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

A:	Your common shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If you sign and return your proxy card or voting instruction card but do not indicate instructions for voting, your common shares will be voted “FOR” each of the proposals to be considered at the Special General Meeting.

Q:	May I change or revoke my vote after I return my proxy or voting instruction card?

A:	You may change your vote before it is exercised by:

•

notifying our Secretary in writing before the Special General Meeting that you are revoking your proxy or, if you beneficially own your common shares, following the instructions on the voting instruction card;

•	submitting another proxy card (or another voting instruction card if you beneficially own your common shares) with a later date (so long as we receive such later dated proxy card by , 2012);

•

if you are a holder of record or a beneficial owner with a proxy from the holder of record, voting in person at the Special General Meeting, provided that record holders must first revoke any proxy previously given to a Company officer or the independent proxy. See “Organizational Matters Required by Swiss Law—Granting of Proxy” below; or

•	if you beneficially hold your shares and voted by telephone or the Internet, submitting subsequent voting instructions through the telephone or Internet prior to .

If you have granted your proxy to the independent proxy and wish to revoke or change the proxy, you should send a revocation letter, and new proxy, if applicable, directly to the independent proxy,                     .

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your common shares. If you are the beneficial owner, but not the record holder, of Tyco’s common shares, your broker, bank or other nominee may deliver only one copy of the proxy statement to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. Tyco will deliver promptly, upon written or oral request, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate written copy of the proxy statement should submit their request to Tyco by telephone at +41 52 633 02 44 or by submitting a written request to Tyco Shareholder Services, Tyco International Ltd., Freier Platz 10, CH-8200 Schaffhausen, Switzerland.

Q:	What is the effect of broker non-votes and abstentions?

A:	A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to NYSE rules. We believe that Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control) and Proposal 3 (Election of Directors) will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Both (i) the election of the new members to the Tyco Board of Directors described in Proposal 3 (Election of Directors) and (ii) the proposed distributions of ordinary cash dividends described in Proposal 4 (Approval of Ordinary Cash Dividends), are contingent on Tyco shareholders approving each of Proposal 1 (Approval of a Special Dividend In Kind for ADT) and Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control).

Common shares owned by shareholders electing to abstain from voting with respect to Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control) or Proposal 4 (Approval of Ordinary Cash Dividends) and broker non-votes will be regarded as present at the meeting for purposes of the determination of the presence of a quorum but will not be counted towards the determination of the votes cast with respect to such proposals for the Special General Meeting. As a result, abstentions and broker non-votes with respect to such agenda items will have no effect on the outcome of Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control) or Proposal 4 (Approval of Ordinary Cash Dividends).

Common shares owned by shareholders electing to abstain from voting with respect to Proposal 3 (Election of Directors) and broker non-votes with respect to Proposal 3 (Election of Directors) will be regarded as present at the meeting for purposes of the determination of the presence of a quorum and will be counted towards the determination of the votes cast with respect to Proposal 3 (Election of Directors) for the Special General Meeting. As a result, abstentions and broker non-votes will have the same effect as a vote against Proposal 3 (Election of Directors).

If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each of the proposals described above.

Q:	What happens if I sell my shares after the record date but before the Special General Meeting?

A:	The record date of the Special General Meeting is earlier than the date of the Special General Meeting, the date that the Distributions are expected to be completed and the dates that the ordinary cash dividends are expected to be paid. In order to be eligible to receive shares of ADT in the ADT Distribution and shares of Tyco Flow Control in the Tyco Flow Control Distribution, you must hold your shares through the record date for the special dividends, which will be different from the record date for the Special General Meeting. In order to be eligible to receive the ordinary cash dividends, you must hold your shares through the record date for such ordinary cash dividends, which will be different from the record date for the Special General Meeting and the record date for the special dividends. Shareholders who have sold their shares prior to the Special General Meeting are not entitled to vote those shares.

Q:	Will a proxy solicitor be used?

A:	Yes. Tyco has retained to assist in the distribution and solicitation of proxies for the Special General Meeting and will pay a fee of $ plus reimbursement of out-of-pocket expenses. In addition, Tyco’s directors, officers and employees may solicit proxies in person or by telephone, e-mail, facsimile transmission or other means of communication, but no additional compensation will be paid to them.

Q:	Who should I call with questions?

A:	Tyco shareholders should call the following persons with any questions about the spin-offs, the special dividends and the other matters to be voted on at the Special General Meeting or about the Merger, or to obtain additional copies of this proxy statement or additional proxy cards:

Tyco International Management Company

9 Roszel Road

Princeton, New Jersey 08540

Attn: Investor Relations

Tel: (609) 720-4333

Fax: (609) 720-4625

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

Attn: Investor Relations

Tel: +41 52 633 02 44

Returning Your Proxy Card

Tyco shareholders should complete and return the proxy card as soon as possible to either Tyco or the independent proxy as described below.

Returning Your Proxy Card to Tyco

In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions on it and received at one of the addresses set forth below by the times (being local times) and dates specified:

Switzerland:	United States:

By 5:00 p.m. on , 2012 by hand or mail at:	By 5:00 p.m. , 2012 by mail at:

If your common shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds Tyco common shares on your behalf.

Returning Your Proxy Card to the Independent Proxy

Tyco shareholders wishing to instruct the independent proxy should complete the proxy card as soon as possible and check the appropriate box to appoint the independent proxy. In order to assure that your proxy is received in time to be voted at the meeting by the independent proxy, the proxy card must be completed in accordance with the instructions on it and received at the address set forth below by the time (being local time) and date specified:

By              on                 , 2012, by hand or mail at:

Organizational Matters Required by Swiss Law

ADMISSION TO THE SPECIAL GENERAL MEETING

Shareholders who are registered in the share register on                 , 2012 will receive the proxy statement and proxy cards from us. Beneficial owners of shares will receive an instruction from their broker, bank, nominee or custodian acting as shareholder of record to indicate how they wish their shares to be voted. Beneficial owners who wish to vote in person at the Special General Meeting are requested to obtain a proxy executed in their favor from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Special General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. Shareholders of record registered in the share register are entitled to vote and may participate in the Special General Meeting. Each share carries one vote. The exercise of the voting right is subject to the voting restrictions set out in our Articles of Association, a summary of which is contained in the Q&A above titled “How many votes do I have?” For further information, refer also to the Q&A above entitled “Who is entitled to vote?,” “What is the difference between holding shares as a shareholder of record and as a beneficial owner?,” “How do I vote by proxy given to a company officer?,” “How do I appoint and vote via an independent proxy?” and “How do I attend the Special General Meeting?”

Shareholders who purchase our shares and, upon application, become registered as shareholders with respect to such shares after                 , 2012 but on or before                 , 2012 and who wish to vote those shares at the Special General Meeting, will need to obtain a proxy, executed in their favor, from the registered holder of those shares as of the record date to vote their shares in person at the Special General Meeting. Shareholders registered in our share register (as opposed to beneficial shareholders) who have sold their shares prior to the Special General Meeting are not entitled to vote those shares.

GRANTING OF PROXY

If you are a shareholder of record and do not wish to attend the Special General Meeting, you have the right to grant your voting proxy directly to the Tyco officers named in the proxy card. Alternatively, you can appoint                     , as independent proxy, in accordance with Article 689c of the Swiss Code of Obligations, with full rights of substitution, by checking the appropriate box on the enclosed proxy card, or grant a written proxy to any other person, which person does not need to be a shareholder. For further information, refer to the Q&A above entitled “How do I vote by proxy given to a Tyco officer?” and “How do I appoint and vote via an independent proxy?”

The proxies granted to the independent proxy must be received by the independent proxy no later than              Central European Summer Time on                 , 2012.

Registered shareholders who have appointed a Tyco officer or the independent proxy as a proxy may not vote in person at the meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies. Revocations must be received by the independent proxy no later than              Central European Summer Time on                 , 2012. Registered shareholders who have appointed a Tyco officer as their proxy may revoke their proxy at any time before the vote is taken at the Special General Meeting. However, a written revocation must be received by the Secretary in sufficient time to permit the necessary examination and tabulation of the subsequent revocation. Written revocations should be directed to the Secretary of Tyco at the same addresses listed above used for proxy submissions.

With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Tyco officer acting as proxy and the independent proxy will vote according to the recommendations of the Board of Directors.

Beneficial owners who have not obtained a proxy, executed in their favor, from their broker, custodian or other nominee, are not entitled to vote in person at, or participate in, the Special General Meeting.

For further information, refer to “What is the difference between holding shares as a shareholder of record and as a beneficial owner?”

PROXY HOLDERS OF DEPOSITED SHARES

Proxy holders of deposited shares in accordance with Article 689d of the Swiss Code are kindly asked to inform Tyco of the number of the shares they represent as soon as possible, but no later than                  2012, at              Central European Summer Time at the registered shareholders check-in area.

SUMMARY OF THE SPIN-OFFS AND THE MERGER

This summary contains selected information from this proxy statement relating to the spin-offs and the Merger and may not contain all of the information that is important to you. To fully understand the spin-offs and the Merger, and to obtain a more complete description of the legal terms thereof, you should carefully read this entire document, including the annexes, and the documents to which we refer you. See “Where You Can Find More Information.”

The Spin-Offs

Tyco’s Board of Directors has determined that it is in the best interest of Tyco and its shareholders to pursue (i) the separation of its residential and small business security business in the United States and Canada into a separate, independent and publicly-traded company, which it intends to accomplish through the pro rata distribution to Tyco’s shareholders of 100% of the outstanding common stock of ADT, such distribution to be made in the form of a special dividend out of qualifying contributed surplus and (ii) the separation of its flow control business into a separate company, which it intends to accomplish through the pro rata distribution to Tyco’s shareholders of 100% of the outstanding common shares of Tyco Flow Control, such distribution to be made in the form of a special dividend out of qualifying contributed surplus, and immediately thereafter the combination of Tyco Flow Control and Pentair through the Merger.

Tyco shareholders will not be entitled to fractional shares of ADT common stock or Tyco Flow Control common shares in the Distributions. In lieu of fractional shares of ADT and Tyco Flow Control shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT, on the one hand, and Tyco Flow Control, on the other hand, in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of ADT or Tyco Flow Control in the special dividend. See “The Spin-Offs and the Merger—General Summary of the Spin-Offs and the Merger—Conditions to the Distributions.” Immediately following the ADT Distribution, ADT will be an independent, publicly-traded company owned by the holders of Tyco common shares as of the record date for the ADT Distribution and their transferees. Immediately following the Tyco Flow Control Distribution and the Merger, Tyco Flow Control will be a separate, publicly-traded company holding Tyco’s flow control business and the business of Pentair with holders of Tyco common shares as of the record date for the Tyco Flow Control Distribution and their transferees holding approximately 52.5% of the common shares of Tyco Flow Control and former shareholders of Pentair holding approximately 47.5%, in each case on a fully diluted basis. Tyco will not own any capital stock of ADT or Tyco Flow Control following completion of the Distributions. We anticipate that ADT’s common stock will, following completion of the ADT Distribution, trade on the NYSE under the symbol “ADT.” We anticipate that Tyco Flow Control will change its corporate name to “Pentair Ltd.” shortly before the consummation of the Tyco Flow Control Distribution, and that following completion of the Tyco Flow Control Distribution and the Merger, its common shares will trade on the NYSE under the symbol “PNR,” which is Pentair’s current trading symbol.

In addition, in connection with each of the special dividends, it is proposed that (i) the two new director nominees, Frank Drendel and George Oliver, be elected effective as of completion of the Distributions to the Tyco Board of Directors, contingent on the consummation of the Distributions and (ii) Tyco pay ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, contingent on the record date for the Distributions being set for a date that precedes the record date for such cash dividend. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

We have entered into the Tyco Flow Control Separation and Distribution Agreement and, before the ADT Distribution, we will enter into the ADT Separation and Distribution Agreement. We will also enter into other agreements with ADT and Tyco Flow Control to effect the spin-offs and provide a framework for our relationship with ADT and Tyco Flow Control after the Distributions. These agreements will govern the relationships among ADT, Tyco Flow Control and Tyco up to and subsequent to the completion of the spin-offs and provide for the allocation among ADT, Tyco Flow Control and us of various assets, liabilities and obligations attributable to periods prior to the Distributions. See “The Separation and Distribution Agreements and the Ancillary Agreements,” and the annexes for further information regarding the Distributions and the agreements that Tyco, ADT and Tyco Flow Control have entered into or will enter into in connection with the spin-offs.

The Companies

Tyco International Ltd.

Tyco is a diversified, global company that provides products and services to customers in various countries throughout the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls and other industrial products. Tyco had revenue of approximately $17.4 billion in fiscal year 2011 and currently employs more than 100,000 people worldwide. Following the spin-offs, Tyco will continue to operate the commercial fire and security businesses and the residential and small business security business of Tyco outside the United States and Canada. These businesses generated $10.6 billion in revenue and $973 million in operating income in fiscal year 2011. Tyco’s registered and principal office is located at Freier Platz 10, CH-8200 Schaffhausen, Switzerland and its telephone number is +41 52 633 02 44. Its management office in the United States is located at 9 Roszel Road, Princeton, New Jersey 08540.

Additional information about Tyco and its subsidiaries can be found in the section entitled “Business of Tyco” and is also included in documents incorporated by reference into this proxy statement. For further information, please see the section titled “Where You Can Find More Information.”

ADT

ADT is a Delaware corporation and a wholly owned indirect subsidiary of Tyco formed to hold the residential and small business security business in the United States and Canada currently operated by Tyco. ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services. ADT currently serves more than six million customers, making it the largest company of its kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. ADT’s broad and pioneering set of products and services, including its ADT Pulse interactive home and business solutions, and its home health services, meet a range of customer needs for modern lifestyles. ADT’s partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of more than 16,000 employees and approximately 200 field offices. ADT’s principal executive offices are located at 1501 Yamato Road, Boca Raton, Florida, 33431 and its telephone number is (561) 988-3600. ADT generated $3.1 billion in revenue and $693 million in operating income in fiscal year 2011.

For additional information regarding ADT, including the currently-proposed directors and executive officers of ADT following the ADT Distribution, see the Preliminary Information Statement included as Annex A.

Tyco Flow Control and Pentair

Tyco Flow Control is a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and a wholly owned subsidiary of Tyco formed to hold the flow control business currently operated by Tyco. Tyco Flow Control is a global leader in the industrial flow control market, specializing in the design, manufacture and servicing of highly engineered valves, actuation & controls, electric heat management solutions and water transmission and distribution products. Its broad portfolio of products and services, sold under well-known brands such as Keystone, Vanessa, Anderson Greenwood, Crosby, Sempell, Biffi, Raychem, Tracer, and SINTAKOTE, serve flow control needs across the general process, oil & gas, water, power generation, mining and other industries. Tyco Flow Control provides its customers with highly engineered, customized solutions designed to meet their unique specifications and needs. End users of its products generally consist of private industrial enterprises and municipalities and other governmental entities involved in infrastructure projects. Tyco Flow Control’s customers’ needs center around protecting the safety of their people and assets, increasing the efficiency and productivity of their operations, and reducing their impact on the environment. Tyco Flow Control’s principal executive offices are located at Freier Platz 10, CH-8200, Schaffhausen, Switzerland and its telephone number is +41-52-633-02-44. Tyco Flow Control generated $3.6 billion in revenue and $306 million in operating income in fiscal year 2011. Prior to the Tyco Flow Control Distribution, we will change Tyco Flow Control’s corporate name to “Pentair Ltd.”

In the Merger, Panthro Merger Sub, a wholly owned, indirect subsidiary of Tyco Flow Control, will merge with and into Pentair, with Pentair surviving the Merger as a wholly owned, indirect subsidiary of Tyco Flow Control. The executive officers and directors of Pentair will become the executive officers and directors of Tyco Flow Control, except that Tyco may appoint up to two directors to serve on Tyco Flow Control’s Board of Directors reasonably acceptable to Pentair.

Pentair is a focused diversified industrial manufacturing company comprised of two operating segments: Water & Fluid Solutions and Technical Products. Water & Fluid Solutions is a global leader in providing innovative products and systems used worldwide in the movement, storage, treatment and enjoyment of water. Technical Products is a leader in the global enclosures and thermal management markets, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components and protect the people that use them. Pentair’s net sales and operating income for the year ended December 30, 2011 were $3.5 billion and $168 million, respectively.

For additional information regarding Tyco Flow Control, including the directors and executive officers of Pentair who will become directors and executive officers of Tyco Flow Control following the Tyco Flow Control Distribution and Tyco’s proposed appointees to the Tyco Flow Control Board of Directors, see the Tyco Flow Control Preliminary Prospectus included as Annex B.

Risk Factors

There are risks associated with the spin-offs and the Merger, which are described in the section titled “Risk Factors” beginning on page 71. You should carefully read and consider these risks, which include, without limitation, the following:

•	we may be unable to realize the benefits of the spin-offs and the Merger;

•

following the Distributions, the value of your Tyco common shares, ADT common stock and Tyco Flow Control common shares may collectively trade at an aggregate price less than that at which Tyco shares might trade had the Distributions not occurred; and

•

following the Distributions and the Merger, Tyco shareholders who receive shares of ADT common stock and Tyco Flow Control common shares from the special dividends will, in addition to holding Tyco shares, hold shares of ADT common stock and shares of Tyco Flow Control, and Tyco Flow Control will include the business currently conducted by Pentair. Each of the ADT common stock and Tyco Flow Control common shares will have different terms than Tyco common shares, and ADT, as a Delaware corporation, will be governed by different laws than Tyco, a Swiss company limited by shares.

There are also certain risks related to holding ADT common stock and Tyco Flow Control common shares following the Distributions and the Merger and risks related to the businesses of ADT, Tyco Flow Control and Pentair. For further information regarding these risks, you should read carefully the section entitled “Risk Factors” in the ADT Preliminary Information Statement included as Annex A and the section entitled “Risk Factors” in the Tyco Flow Control Preliminary Prospectus included as Annex B.

The Special General Meeting

When and Where. The Special General Meeting of Tyco shareholders is scheduled to be held on                 , 2012 at             , Central European Summer Time, in                 , Switzerland.

Purpose of the Special General Meeting. The purpose of the Special General Meeting is to consider and vote on the proposals described below.

1.	A proposal to approve, subject to prior satisfaction of the conditions described in this proxy statement, the pro rata distribution to Tyco shareholders of 100% of the outstanding shares of ADT common stock, to be made in the form of a special dividend out of qualifying contributed surplus, as further described in this proxy statement.

2.	A proposal to approve, subject to prior satisfaction of the conditions described in this proxy statement, the pro rata distribution to Tyco shareholders of 100% of the outstanding common shares of Tyco Flow Control, to be made in the form of a special dividend out of qualifying contributed surplus, as further described in this proxy statement.

3.	A proposal to elect as directors effective as of the date of the Distributions the two nominees to the Board of Directors named in this proxy statement, for terms expiring at Tyco’s next annual general shareholders’ meeting.

4.	A proposal to approve payment of ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013, subject to prior shareholder approval of the Distributions and the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

In lieu of fractional shares of ADT or Tyco Flow Control shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT, on the one hand, and Tyco Flow Control, on the other hand, in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of ADT and/or Tyco Flow Control, as applicable, in the special dividends.

The special dividends are not conditioned upon each other, such that if our shareholders approve one special dividend but not the other, we will complete the special dividend that our shareholders have approved (subject to the prior satisfaction of certain conditions described in this proxy statement). Tyco, as the sole shareholder of Tyco Flow Control, has already approved the Merger. Tyco is not required to obtain, and it is not seeking, the approval of Tyco shareholders for the Merger. However, the Merger will not take place unless Tyco shareholders approve the Tyco Flow Control Distribution.

Record Date; Shares Entitled to Vote. Tyco has fixed the close of business on                 , 2012 as the record date for the determination of holders of Tyco common shares entitled to notice of the Special General Meeting. Shareholders registered in Tyco’s share register with voting rights at the close of business on                 , 2012 are entitled to vote at the Special General Meeting, except as provided below. A shareholder who purchases shares from a registered holder after                 , 2012, but before                 , 2012, and who (1) is registered as a shareholder

with respect to such shares in Tyco’s share register prior to                 , 2012 and (2) obtains a proxy from the registered voting rights record holder of those shares as of the record date will be entitled to vote such purchased shares in lieu of the holder as of the record date. At the close of business on the record date for the Special General Meeting, there were                          common shares outstanding and entitled to vote at the Special General Meeting. Every holder of a common share on the record date will be entitled to one vote per share on each matter presented at the Special General Meeting. However, if you own “Controlled Shares” representing voting power of 15% or more of the outstanding voting power, your ability to vote shares exceeding 15% of the voting power is limited. “Controlled Shares” is defined in Article 8 of our Articles of Association and generally refers to shares held directly, indirectly, formally, constructively or beneficially by any individual or entity, or any individuals or entities acting together as a group, subject to certain limitations.

Required Votes. The affirmative vote of a relative majority of the votes cast (in person or by proxy) at the Special General Meeting is required to approve proposals 1, 2 and 4. The affirmative vote of an absolute majority of the votes cast (in person or by proxy) at the Special General Meeting is required for the election of the nominee pursuant to proposal 3. The election of the two new members to the Tyco Board of Directors shall be contingent on Tyco shareholders approving each of the special dividend proposals and on the consummation of the Distributions, and the ordinary cash dividends proposal shall be contingent on Tyco shareholders approving each of the special dividend proposals and on the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividends. The ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting of March 7, 2012.

Tyco’s Reasons for the ADT Distribution

Tyco’s Board of Directors has determined that pursuing a distribution of its residential and small business security business in the United States and Canada is in the best interests of Tyco and its shareholders because it will provide the following key benefits:

•

Greater Strategic Focus of Financial Resources and Management’s Efforts. The residential and small business security business in the United States and Canada has historically exhibited different financial and operating characteristics from Tyco’s other businesses and employs different capital expenditure and acquisition strategies.

•

Direct and Differentiated Access to Capital Resources. Our Board of Directors and senior management believe that direct and differentiated access to capital resources will allow ADT to better optimize the amounts and terms of the capital needed for its business, aligning financial and operational characteristics with investor and market expectations.

•

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. We believe that after the spin-off, investors will be better positioned to evaluate the financial performance and strategy of ADT within the context of its markets and that this will enhance the likelihood that ADT will achieve an appropriate market valuation.

•

Improved Ability to Use Stock as an Acquisition Currency. The spin-off will enable ADT to use its stock as currency to pursue certain financial and strategic objectives, including acquisitions. We expect that ADT will be able to more easily facilitate future strategic transactions with similar businesses through the use of their stand-alone stock as consideration.

•

Improved Management Incentive Tools. ADT expects to use its equity to compensate current and future employees. By granting stock linked to its business, ADT will be able to offer its managers equity compensation that is linked more directly to their work product than Tyco’s current equity compensation.

In view of the wide variety of factors considered in connection with the evaluation of the spin-off and the complexity of these matters, Tyco’s Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

Reasons for the Tyco Flow Control Transactions

Tyco’s Board of Directors has determined that pursuing a distribution of its flow control business and combining its flow control business with Pentair pursuant to the Merger is in the best interests of Tyco and its shareholders because it will provide the following key benefits:

•

Greater Strategic Focus of Financial Resources. The flow control business represents has historically exhibited different financial and operating characteristics than Tyco’s other businesses. Pentair’s business and operations reflect many of the same characteristics as the flow control business, including significant manufacturing operations and overseas presence.

•

Direct and Differentiated Access to Capital Resources; Enhanced Investor Choices. Our Board of Directors and management believe that direct and differentiated access to capital resources would allow the flow control business to better optimize the amounts and terms of the capital needed for its business, aligning financial and operational characteristics with investor and market expectations. Tyco also believes that, as the majority of Pentair’s product and service offerings are complementary to those of Tyco Flow Control, the combined business will similarly benefit from direct access to capital resources, but with the added benefit of increased scale. In addition, in approving the spin-off and the Merger, Tyco concluded that it believed that the flow control business’ investment characteristics as a stand-alone, independent public company could appeal to types of investors who differ from Tyco’s current investors.

•

Increased Size and Broader Offering. Our Board of Directors and management concluded that one of the benefits of the spin-off and the Merger would be to enable the flow control business to use its stock as currency to pursue certain financial and strategic objectives, including acquisitions, and that it would be able to more easily facilitate potential future transactions with similar businesses through the use of Tyco Flow Control’s stand-alone stock as consideration.

•

Complementary Business; Synergy Opportunities. In approving the Merger Agreement and the Merger, our Board of Directors considered a number of factors relating to or arising from the complementary nature of the flow control and Pentair businesses, including the potential cost savings resulting from the Merger and the broader product and service offering offered by a combined flow control-Pentair business.

•

Existing Public Company Infrastructure. In assessing the relative benefits to pursuing the Merger in addition to the spin-off, our Board of Directors also considered that Tyco shareholders, as shareholders in a combined flow control-Pentair business, would benefit from Pentair’s existing public company infrastructure.

•

Appropriate Value for the Business. Our Board of Directors considered the fact that it believed that after the spin-off, investors would have been better positioned to evaluate the financial performance and strategy of the flow control business within the context of Tyco Flow Control’s markets and that this would have enhanced the likelihood that the flow control business achieve an appropriate market valuation. In approving the Merger, our Board of Directors, acting with the assistance of Tyco management and its outside advisors, further considered that it believes that the Tyco Flow Control Transactions as a whole would be more favorable to Tyco shareholders from a financial point of view due to the anticipated value to be generated through the realization of potential synergies resulting from the Merger and the relative ownership of Tyco shareholders in the combined business immediately following the Merger.

In view of the wide variety of factors considered in connection with the evaluation of the spin-off, the evaluation of the Merger, and the complexity of these matters, our Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to complete the Tyco Flow Control Distribution.

Opinion of Goldman Sachs

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to Tyco’s Board of Directors that, as of March 27, 2012 and based upon and subject to the factors and assumptions set forth therein, the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement was fair from a financial point of view to Tyco Flow Control.

The full text of the written opinion of Goldman Sachs, dated March 27, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G. Goldman Sachs provided its opinion for the information and assistance of Tyco’s Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Tyco common shares should vote with respect to any matter. Pursuant to an engagement letter between Tyco International Management Company, LLC, an affiliate of Tyco, and Goldman Sachs, Tyco International Management Company, LLC has agreed to pay Goldman Sachs a transaction fee of $18 million, all of which is payable upon consummation of the Merger.

Opinion of Duff & Phelps

The Board of Directors will receive an opinion from Duff & Phelps to the effect that each of Tyco, ADT and Tyco Flow Control will be solvent and adequately capitalized immediately after the Distributions. The opinion of Duffs & Phelps will be included as Annex C in an amended filing of this proxy statement. The opinion will set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Duff & Phelps in connection with the opinion.

Conditions to the Distributions

The ADT Distribution requires that our shareholders shall have approved the special dividend of ADT common stock to Tyco shareholders at the Special General Meeting, and the resolution proposed at the Special General Meeting will require that the following conditions are met or waived prior to the ADT Distribution:

•

the SEC, shall have declared effective the ADT Form 10, including the Preliminary Information Statement contained therein, under the Exchange Act, and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT shares trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

In the event that Tyco shareholders approve the ADT Distribution and the conditions described above are met or otherwise satisfied prior to                 , 2013, Tyco will be obligated to effect the ADT Distribution. Conversely, if the conditions have not been satisfied prior to                 , 2013, the ADT Distribution will not take place.

Consummation of the Tyco Flow Control spin-off will be subject to the following conditions being met or waived prior to the Tyco Flow Control Distribution:

•

the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

•

each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement see “The Merger Agreement—Conditions to the Completion of the Merger.”

In the event that Tyco shareholders approve the Tyco Flow Control Distribution and the conditions described above are met or otherwise satisfied prior to                 , 2013, Tyco will be obligated to effect the Tyco Flow Control Distribution. Conversely, if the conditions have not been satisfied prior to                 , 2013, the Tyco Flow Control Distribution will not take place on the same terms as described herein.

If the Merger were to be discontinued for any reason and the Merger Agreement terminated, Tyco, Tyco Flow Control and ADT intend to modify or otherwise amend and restate the current Tyco Flow Control Separation and Distribution Agreement to remove those provisions applicable to the Merger and/or Pentair and proceed with the Tyco Flow Control Distribution as originally announced on September 19, 2011.

We expect that prior to receipt of shareholder approval at the Special General Meeting we will have received:

•	the opinion of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes;

•	the opinion of Duff & Phelps relating to the solvency of each of Tyco, ADT and Tyco Flow Control following completion of the Distributions; and

•

an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the proposed distribution of the common stock of ADT and common shares of Tyco Flow Control and the proposed ordinary dividend comply with Swiss law are Tyco’s Articles of Association.

The election of two new members to the Tyco Board of Directors shall be contingent on Tyco shareholders approving the Distributions and shall be effective upon the consummation of the Distributions. The payment of the ordinary cash dividends shall also be contingent on Tyco shareholders approving the Distributions and on the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividend. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

Separation and Distribution Agreements

We have entered into the Tyco Flow Control Separation and Distribution Agreement and we intend to enter into the ADT Separation and Distribution Agreement prior to the ADT Distribution. These agreements, together with the other agreements we intend to enter into with ADT and/or Tyco Flow Control in connection with the Distributions are described under “The Separation and Distribution Agreements and the Ancillary Agreements” in this proxy statement. We are still in the process of finalizing the form of the ADT Separation and Distribution Agreement and we will modify this proxy statement, and ADT will amend the ADT Form 10 and the Preliminary Information Statement filed therewith, with further details regarding the ADT Separation and Distribution Agreement as they become available and in advance of the mailing of this proxy statement to Tyco shareholders. The form of the ADT Separation and Distribution Agreement will be filed as an exhibit to the ADT Form 10 and will be included as an annex to this proxy statement prior to the mailing of this proxy statement. We urge you to read the Separation and Distribution Agreements in their entirety because they will be the primary legal documents governing the relationships among Tyco, ADT and Tyco Flow Control following completion of the spin-offs.

Expected Timing of the Distributions

Assuming the Special General Meeting is not adjourned or postponed and that Tyco shareholders approve the proposals required to complete the Distributions, we would expect to complete the Distributions within        days of the Special General Meeting, subject to the satisfaction of certain conditions described in this proxy statement. We expect that it will take the distribution agent for the special dividends, acting on behalf of Tyco, up to        days after the distribution date to fully distribute the shares of ADT common stock and Tyco Flow Control common shares to Tyco shareholders. We currently expect the Distributions to occur at the end of September 2012.

Adjustment of Tyco Equity Awards

Under the terms of the stock and incentive plans under which Tyco’s outstanding Equity Awards were issued, the Tyco Compensation Committee has the authority to make equitable adjustments to outstanding Tyco Equity Awards in the event of certain transactions, including the distribution of ADT’s common stock and Tyco Flow Control’s common shares. Accordingly, the Tyco Compensation Committee has made various adjustments to outstanding Equity Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Equity Awards. The adjustments to Equity Awards vary depending on several factors, including the type of award, the nature of the employee’s post-spin-off employment and whether the Equity Award was granted prior to October 12, 2011 (the date of the annual grant for fiscal year 2012). The Tyco Compensation Committee has also modified the terms of outstanding Equity Awards to make certain provisions for employees who are terminated in connection with the spin-offs. See “The Spin-Offs and the Merger—Adjustment to Tyco Equity Awards as a Result of the Distributions” for details regarding these adjustments.

Interests of Tyco’s Directors and Executive Officers in the Distributions

In considering the recommendation of the Tyco Board of Directors with respect to the Distributions, Tyco stockholders should be aware that Tyco’s directors and executive officers have interests in the Distributions that may be different from, or in addition to, Tyco’s stockholders generally. The Tyco Board of Directors was aware of these interests, and considered these interests, among other matters, in recommending to the stockholders that the Distributions be approved.

These interests and arrangements include:

•	appointments to the Boards of Directors of, or executive officer positions with, Tyco, ADT and Tyco Flow Control in connection with the Distributions;

•	adjustments to outstanding equity awards, including conversion of certain Equity Awards into Equity Awards of ADT and/or Tyco Flow Control; and

•	severance arrangements with respect to executive officers whose employment will be terminated in connection with the Distributions.

Material U.S. Federal Income Tax Consequences

Tyco shareholders are not expected to recognize any gain or loss, or include any amount in income, for U.S. federal income tax purposes as a result of the Distributions or the Merger except to the extent of cash received in lieu of fractional shares in the Distributions. See “The Spin-Offs and the Merger—Material U.S. Federal Income Tax Consequences” for a more detailed description of the U.S. federal income tax consequences of the Distributions.

Material Swiss Tax Consequences

Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). Tyco has obtained a ruling from the Swiss Federal Tax Administration confirming that the Distributions qualify as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions.

Shareholders who are not resident in Switzerland for tax purposes, and who, during the applicable year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason, will not be subject to any Swiss federal, cantonal or communal income tax on the Distributions, including any cash received in lieu of fractional shares of ADT common stock and fractional Tyco Flow Control common shares.

Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the Distributions, as private assets will not be subject to any Swiss federal, cantonal or communal income tax on the Distributions, including any cash received in lieu of fractional shares of ADT common stock and fractional Tyco Flow Control common shares. Capital gains resulting from the sale or other disposition of shares of ADT common stock and Tyco Flow Control common shares are not subject to Swiss federal, cantonal and communal income tax and, conversely, capital losses are not tax-deductible for Swiss Private Shareholders. Special rules may apply to (i) Swiss resident individuals who hold Tyco shares and, consequently, the entitlement to the Distribution, as private assets and transfer, individually or together with other shareholders, 5% or more of the outstanding common shares into a personal (partially) owned corporation or (ii) a shareholder who sells, individually or together with other shareholders, more than 20% of the outstanding common shares out of his private assets to a buyer who owns the shares as business assets.

Corporate and individual shareholders who are residents in Switzerland for tax purposes or who hold their Tyco shares and, consequently, the entitlement to the Distributions, as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes), will be subject to Swiss federal, cantonal and communal income tax on the Distributions, including any cash received in lieu of fractional shares of ADT common stock and fractional Tyco Flow Control common shares, to the extent that the participation income cannot be reduced by a respective depreciation on the investment in Tyco and/or where the participation exemption (Beteiligungsabzug) is not applicable.

Each shareholder is urged to consult his, her or its tax advisor as to the specific U.S., state, local or foreign income tax consequences of the Distributions and the Merger to that shareholder.

Impact of the proposals on Tyco’s ability to make dividends or other distributions in the future

Under Swiss law, a Swiss corporation may pay dividends only if the corporation has sufficient distributable profits from previous fiscal years, or if the corporation has distributable reserves, each as evidenced by its audited statutory balance sheet. Freely distributable reserves are generally booked either as “free reserves” or as “contributed surplus” (contributions received from shareholders) in the “reserve from capital contributions.” Payments may be made out of registered share capital—the aggregate par value of a company’s registered shares—only by way of a capital reduction.

Tyco’s freely distributable reserves based on its Swiss statutory account for fiscal year 2011 are CHF 7.94 billion, representing CHF 8.17 billion of freely distributable reserves as of September 30, 2011 reduced by approximately CHF 0.23 billion of dividends declared by our shareholders’ annual meeting on March 7, 2012. That amount—the amount available for future distributions—will be reduced by any additional distributions approved by our shareholders, including, (i) the ordinary cash dividends out of qualifying contributed surplus in the aggregate amount of $0.30 per share proposed in this proxy statement and (ii) CHF       , representing the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements).

Tyco’s qualifying contributed surplus based on its Swiss statutory account for fiscal year 2011 is CHF 35 billion. That amount will be reduced by (i) the ordinary cash dividends and (ii) the greater of (x) CHF                      billion, representing the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements) and (y) the aggregate trading value of all distributed ADT and Tyco Flow Control shares (calculated as the product of multiplying the number of ADT and Tyco Flow Control shares, respectively, distributed in the special dividends in kind by the opening trading price of ADT common stock and Tyco Flow Control common shares, respectively, on the first trading day after distribution of the special dividend). The accumulated deficit in Tyco’s statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. As a result, Tyco’s total shareholders’ equity in its Swiss statutory accounts will be reduced by the aggregate book value of ADT and Tyco Flow Control.

See “The Special General Meeting” for a table showing the impact of the Distributions and the ordinary cash dividends.

Regulatory Approvals

Apart from the filing of this proxy statement with the SEC and distribution of the proxy statement to Tyco shareholders in connection with the Special General Meeting, ADT is required to file with the SEC the ADT Form 10 together with certain exhibits thereto, including the final version of the Information Statement for ADT, in order to register its common shares under the Exchange Act. Tyco Flow Control is required to file with the SEC a Registration Statement on Form S-1 under the Securities Act, together with certain exhibits thereto and the final version of the Prospectus for Tyco Flow Control, in order to register the Tyco Flow Control Distribution under the Securities Act. Tyco Flow Control is not required to file with the SEC a Registration Statement on Form 10 in order to register its common shares under the Exchange Act because Tyco Flow Control will become the successor registrant to Pentair upon consummation of the Merger. Tyco Flow Control is also required to file the Form S-4, which will include a prospectus with respect to the offering of Tyco Flow Control common shares to Pentair shareholders as consideration for the Merger as well as a proxy statement with respect to the vote of Pentair shareholders with respect to the Merger. The final version of the ADT Information Statement and the Tyco Flow Control Prospectus will be delivered to Tyco shareholders holding Tyco common shares on the record date for the special dividends. Copies of the ADT Preliminary Information Statement and the Tyco Flow Control Preliminary Prospectus are included in this proxy statement as Annex A and Annex B, respectively.

In addition, in connection with the ADT Distribution, ADT will apply to have its shares listed on the NYSE under the trading symbol “ADT,” and in connection with the Tyco Flow Control Transactions, Tyco Flow Control will apply to have its shares listed on the NYSE under the trading symbol “PNR,” which is Pentair’s current trading symbol. The declaration by the SEC of the effectiveness of the ADT Form 10 (and the absence of a stop order suspending the effectiveness of the ADT Form 10) and acceptance of ADT shares for listing on the

NYSE, subject to official notice of issuance, are each conditions to the completion of the ADT Distribution. The declaration by the SEC of the effectiveness of the Form S-4 (and the absence of a stop order suspending the effectiveness of such Form S-4) and the acceptance of Tyco Flow Control shares for listing on the NYSE, subject to official notice of issuance, are each conditions to completion of the Tyco Flow Control Distribution.

The Merger is subject to regulatory approvals. Under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”) and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the statutory waiting period requirements have been satisfied. Pentair and Tyco Flow Control filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division on April 17, 2012, and early termination of the HSR Act waiting period was granted on April 25, 2012.

In addition, Pentair and Tyco Flow Control are required to provide notifications to the European Union and Chinese competition authorities. Pentair and Tyco Flow Control will seek a decision from the European Commission under Council Regulation (EC) No. 139/2004 January 20, 2004 on the control of concentrations between undertakings declaring that the Merger is compatible with the internal market and with the Agreement of the European Economic Area. Pentair and Tyco Flow Control are also seeking clearance under the Chinese Anti-Monopoly Law with a notification submitted to the Anti-Monopoly Bureau of China’s Ministry of Commerce on May 4, 2012. Pentair and Tyco Flow Control, as appropriate, also may provide notice and seek regulatory clearance in other jurisdictions to be determined.

Tyco and Pentair have agreed to use their reasonable best efforts, subject to specified limitations, to obtain as promptly as practicable all consents, registrations, approvals, waivers, permits, authorizations, clearances, and other actions of or by any governmental authority that are necessary or advisable under or in respect of any other antitrust law in order to consummate the Merger and the Tyco Flow Control Transactions. Under the Merger Agreement, the use of such reasonable best efforts does not require Tyco or Pentair to agree to or accept any term or condition to any regulatory approval if the terms and conditions of or to the regulatory approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and its subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

It is possible that any of the above governmental entities with which filings are made may seek, as a condition for granting approval of the Merger, various regulatory concessions. There can be no assurance that:

•	Tyco Flow Control, Tyco or Pentair will be able to satisfy or comply with such conditions;

•	compliance or non-compliance will not have adverse consequences on Tyco Flow Control after completion of the Merger; or

•

the required regulatory approvals will be obtained within the time frame contemplated by Tyco, Tyco Flow Control and Pentair or on terms that will be satisfactory to Tyco, Tyco Flow Control and Pentair.

At any time before or after the completion of the Merger, the Antitrust Division, the Federal Trade Commission or others (including states and private parties) could take action under antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger. Such conditions could possibly include, among others, the divestiture of assets of Tyco, Tyco Flow Control or Pentair. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

You are urged to read carefully and in its entirety the ADT Preliminary Information Statement and the Tyco Flow Control Preliminary Prospectus as they contain additional important information relating to the spin-offs and the Merger, ADT, Tyco Flow Control and Pentair. We expect that one or more amendments to those documents may be filed with the SEC between the date of this proxy statement and the date of the Special

General Meeting, and we expect that each of those documents will be amended between the date of this proxy statement and the date that it is mailed to Tyco holders as of the record date for the special dividends. Tyco shareholders holding Tyco common shares as of the record date for the special dividends (assuming shareholder approval is received at the Special General Meeting) are encouraged to read the final information statements to be mailed to Tyco shareholders as of such date.

In addition to the foregoing U.S. federal securities law requirements, each of ADT and Tyco Flow Control may be required to undertake certain registrations required under U.S. state securities or blue sky laws in connection with the Distributions.

Apart from the matters described above, Tyco is not aware of any other material regulatory requirements or approvals that must be complied with or obtained in connection with the Distributions or the Merger.

Appraisal Rights

Holders of Tyco common shares are not entitled to appraisal rights in connection with the spin-offs or the Merger.

Accounting Treatment of the Distributions and the Merger

The Distributions

Upon completion of the Distributions, Tyco’s residential and small business security business in the United States and Canada and flow control business are each expected to be treated as discontinued operations for Tyco’s financial reporting purposes.

In addition, the Distributions will lead to reductions to Tyco’s freely distributable reserves and contributed surplus, as described under above under “—Impact of the proposals on Tyco’s ability to make dividends or other distributions in the future” and as reflected in tabular form under “The Special General Meeting.”

The Merger

Accounting Standards Certification (“ASC”) Topic 805, Business Combinations, requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Tyco Flow Control in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•

The relative voting interests in Tyco Flow Control after the Tyco Flow Control Transactions. In this case, Tyco shareholders are expected to receive approximately 52.5% of the equity ownership and associated voting rights in Tyco Flow Control after the Tyco Flow Control Transactions.

•

The composition of the governing body of Tyco Flow Control after the Tyco Flow Control Transactions. In this case, the composition of the Board of Directors of Tyco Flow Control after the Tyco Flow Control Transactions will be comprised of the ten current members of the Board of Directors of Pentair plus up to two members designated by Tyco.

•

The composition of senior management of Tyco Flow Control after the Tyco Flow Control Transactions. In this case, Tyco Flow Control’s executive officers following the Merger will be the executive officers of Pentair.

Pentair and Tyco Flow Control have determined that Pentair will be the accounting acquiror in this combination based on the pertinent facts and circumstances, including those outlined above. Tyco Flow Control will apply purchase accounting to the assets and liabilities of Tyco’s flow control business upon consummation of the Tyco Flow Control Transactions. Upon completion of the Tyco Flow Control Transactions, the historical financial statements of Tyco Flow Control will be those of Pentair.

Description of ADT Common Stock and Tyco Flow Control Common Shares; Rights of ADT Shareholders and Tyco Flow Control Shareholders

The rights of Tyco shareholders are currently governed by Tyco’s Articles of Association and Swiss law. In the event that Tyco shareholders approve the special dividend proposals set forth in this proxy statement and the Distributions are completed, those Tyco shareholders who receive ADT common stock and/or Tyco Flow Control common shares in the special dividends will also become shareholders of ADT and/or Tyco Flow Control upon completion of the Distributions. The rights afforded to shareholders of ADT common stock will be governed by ADT’s certificate of incorporation, ADT’s bylaws, and Delaware law. The rights afforded to shareholders of Tyco Flow Control common shares will be governed by Tyco Flow Control’s Articles of Association and Swiss law. As a result, you will have different rights with respect to your Tyco shares relative to your ADT shares due to the differences in the governing documents and laws of Tyco and ADT. The Articles of Association of Tyco Flow Control are expected to contain some provisions that are similar to, and some provisions that are different than, those of Tyco. The key differences are described in the section titled “The Spin-Offs and the Merger—Comparison of Rights of Current Tyco Shareholders, ADT Shareholders and Tyco Flow Control Shareholders following the Distributions and the Merger” in this proxy statement.

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR THE

RESIDENTIAL AND SMALL BUSINESS SECURITY BUSINESS

The following table sets forth selected historical combined financial data for our residential and small business security business in the United States and Canada. The historical selected combined financial data presented below have been prepared to include all of Tyco’s residential and small business security business in the United States and Canada and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the quarters ended December 30, 2011 and December 24, 2010 and the combined balance sheet data as of December 30, 2011 have been derived from the unaudited combined financial statements of Tyco’s residential and small business security business in the United States and Canada included in the Preliminary Information Statement included as Annex A. The combined statement of operations data set forth below for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from the audited combined financial statements of the residential and small business security business in the United States and Canada included in the Preliminary Information Statement included as Annex A. The combined statement of operations data for the fiscal years ended September 26, 2008 and September 28, 2007 and the combined balance sheet data as of December 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from unaudited combined financial statements that are not included in this proxy statement or in the Preliminary Information Statement included as Annex A. The unaudited combined financial statements have been prepared according to GAAP on the same basis as the audited combined financial statements and, in the opinion of ADT’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. ADT has a 52 or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial data presented below should be read in conjunction with ADT’s combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the ADT Preliminary Information Statement included as Annex A. The combined financial information may not be indicative of ADT’s future performance and does not necessarily reflect what ADT’s financial position and results of operations would have been had it operated as an independent, publicly-traded company during the periods presented, including changes that will occur in its operations and capitalization as a result of the spin-off.

	Quarter Ended		Fiscal Year Ended
	December 30, 2011(1)	December 24, 2010(1)	September 30, 2011(1)	September 24, 2010(1)	September 25, 2009(1)	September 26, 2008(1)	September 28, 2007(1)
	($ in millions)
Combined Statement of Operations Data:
Revenue	$795	$765	$3,110	$2,591	$2,248	$2,190	$2,103
Operating income	176	160	693	504	474	421	398
Net income	93	86	376	239	243	222	212
Combined Balance Sheet Data:
Total assets	$8,778	$8,653	$8,739	$8,692	$6,074	$5,945	$5,914
Long-term debt(2)(3)	1,510	1,317	1,506	1,326	1,095	854	930
Total liabilities(2)	3,500	3,494	3,508	3,526	2,588	2,420	2,397
Total parent company equity	5,278	5,159	5,231	5,166	3,486	3,525	3,517

(1)	Operating income and net income include $15 million and $18 million of corporate expense allocated from Tyco for the quarters ended December 30, 2011 and December 24, 2010, respectively. Operating income and net income include $67 million, $69 million, $67 million, $71 million and $79 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(2)	Long-term debt and total liabilities include $1,486 million and $1,292 million of allocated debt as of December 30, 2011 and December 24, 2010, respectively. Long-term debt and total liabilities include $1,482 million, $1,301 million, $1,068 million, $825 million and $905 million of allocated debt as of September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(3)	Amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly-traded company.

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR THE TYCO

FLOW CONTROL BUSINESS

The following table sets forth selected historical combined financial and other operating data for our flow control business. The historical selected combined financial and other operating data presented below have been prepared to include all of Tyco’s flow control business, and are a combination of the assets and liabilities that have been used in managing and operating this business. The combined statement of operations data for the quarters ended December 30, 2011 and December 24, 2010 and the combined balance sheet data as of December 30, 2011 have been derived from the unaudited combined financial statements of Tyco’s flow control business included in the Preliminary Prospectus included as Annex B. The combined statement of operations data set forth below for the fiscal years ended September 30, 2011, September 24, 2010 and September 25, 2009 and the combined balance sheet data as of September 30, 2011 and September 24, 2010 are derived from the audited combined financial statements of Tyco’s flow control business included in the Preliminary Prospectus included as Annex B. The combined statement of operations data for the fiscal years ended September 26, 2008 and September 28, 2007 and the combined balance sheet data as of December 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from unaudited combined financial statements that are not included in this proxy statement or in the Preliminary Prospectus included as Annex B. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and, in the opinion of Tyco Flow Control’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Tyco Flow Control has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

The selected historical combined financial and other operating data presented below should be read in conjunction with Tyco Flow Control’s combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tyco Flow Control” included in the Preliminary Prospectus included as Annex B. The combined financial data may not be indicative of Tyco Flow Control’s future performance and does not necessarily reflect what Tyco Flow Control’s financial position and results of operations would have been had it operated as an independent, publicly traded company during the periods presented, including changes that will occur in its operations and capitalization as a result of the spin-off.

	Quarter Ended		Fiscal Year Ended
	December 30, 2011(1)	December 24, 2010(1)(2)	September 30, 2011(1)(2)	September 24, 2010(1)	September 25, 2009(1)	September 26, 2008(1)	September 28, 2007(1)
	($ in millions)
Combined Statement of Operations Data:
Net revenue	$926	$826	$3,648	$3,381	$3,492	$3,936	$3,316
Gross profit	311	278	1,170	1,130	1,233	1,321	1,087
Operating income	98	50	306	331	451	512	298
Income from continuing operations	62	14	153	184	233	310	163
Income from discontinued operations, net of income taxes	—	173	172	17	29	341	38
Net income attributable to parent company equity	61	187	324	201	262	649	201
Combined Balance Sheet Data:
Total assets	$5,169	$4,402	$5,144	$4,682	$4,846	$5,157	$5,844
Long-term debt(3)(4)	876	660	876	689	856	693	768
Total liabilities(3)	2,140	1,872	2,132	2,045	2,126	2,277	2,746
Total parent company equity	2,935	2,531	2,919	2,637	2,719	2,879	3,067
Combined Other Operating Data:
Orders	$993	$864	$3,785	$3,200	$3,100	$4,354	$3,689
Backlog	$1,792	$1,625	$1,744	$1,581	$1,781	$1,994	$1,503

(1)	Income from continuing operations and net income attributable to parent company equity include $13 million and $14 million of corporate expense allocated from Tyco for the quarters ended December 30, 2011 and December 24, 2010, respectively. Income from continuing operations and net income attributable to parent company equity include $52 million, $54 million, $55 million, $63 million and $59 million of corporate expense allocated from Tyco for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(2)	Income from continuing operations and net income attributable to parent company equity include a goodwill impairment charge of $35 million in our Water & Environmental Systems segment related to our Water Systems reporting unit.
(3)	Long-term debt and Total liabilities include $860 million and $642 million of allocated debt for the quarters ended December 30, 2011 and December 24, 2010, respectively. Long-term debt and total liabilities include $859 million, $671 million, $836 million, $674 million and $763 million of allocated debt for the years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007, respectively.
(4)	Amounts have been allocated from Tyco and are not indicative of debt that will be incurred in the future as an independent, publicly traded company.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PENTAIR

The following table sets forth selected historical consolidated financial data of Pentair. The consolidated statement of income data for the quarters ended March 31, 2012 and April 2, 2011 and the consolidated balance sheet data as of March 31, 2012 and April 2, 2011 have been derived from Pentair’s unaudited consolidated financial statements included in the Tyco Flow Control Preliminary Prospectus included as Annex B. The consolidated statement of income data for the years ended December 31, 2011, December 31, 2010, December 31, 2009 and balance sheet data as of December 31, 2011 and December 31, 2010 are derived from Pentair’s audited consolidated financial statements included in the Tyco Flow Control Preliminary Prospectus included as Annex B. The consolidated statement of income data for the years ended December 31, 2008 and December 31, 2007 and the consolidated balance sheet data as of December 31, 2009, December 31, 2008 and December 31, 2007 are derived from Pentair’s audited consolidated financial statements that are not included in this proxy statement or in the Tyco Flow Control Preliminary Information Statement included as Annex B. The unaudited consolidated financial statements have been prepared according to GAAP on the same basis as the audited combined financial statements and, in the opinion of Pentair’s management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein.

The selected historical consolidated financial and other operating data presented below should be read in conjunction with Pentair’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pentair” included in the Tyco Flow Control Preliminary Prospectus. The Pentair consolidated financial data may not be indicative of future performance.

	Quarter Ended		Fiscal Year Ended
	March 31, 2012(1)	April 2, 2011(1)	December 31, 2011(1)(2)	December 31, 2010	December 31, 2009	December 31, 2008(3)	December 31, 2007(4)
	($ in millions, except per share data)
Statement of Income Data:
Net sales	$858	$790	$3,457	$3,031	$2,692	$3,352	$3,281
Operating income	85	86	169	334	220	325	379
Net income from continuing operations attributable to Pentair, Inc.	61	51	34	198	116	256	212
Per Share Data:
Basic:
Earnings per share from continuing operations attributable to Pentair, Inc.	$0.62	$0.52	$0.35	$2.02	$1.19	$2.62	$2.15
Weighted average shares	99	98	98	98	97	98	99
Diluted:
Earnings per share from continuing operations attributable to Pentair, Inc.	$0.61	$0.51	$0.34	$2.00	$1.17	$2.59	$2.12
Weighted average shares	100	100	100	99	99	99	100
Cash dividends declared per common share	$0.22	$0.20	$0.80	$0.76	$0.72	$0.68	$0.60
Balance Sheet Data:
Total assets	$4,778	$4,163	$4,586	$3,974	$3,911	$4,053	$4,001
Total debt	1,415	808	1,309	707	806	954	1,061
Total shareholders’ equity	2,144	2,282	2,047	2,205	2,126	2,020	1,911

(1)	In May 2011, Pentair acquired as part of Water & Fluid Solutions, the Clean Process Technologies division of privately held Norit Holding B.V.
(2)	In the fourth quarter of 2011, Pentair recorded a pre-tax non-cash goodwill impairment charge of $200.5 million.
(3)	In June 2008, Pentair entered into a transaction with GE that was accounted for as an acquisition of an 80.1 percent ownership interest in GE’s global water softener and residential water filtration business in exchange for a 19.9 percent interest in Pentair’s global water softener and residential water filtration business. This transaction resulted in a pre-tax non-cash gain of $109.6 million.
(4)	In February and April 2007, Pentair acquired the outstanding shares of capital stock of Jung Pump and all of the capital interests of Porous Media, respectively, as part of Water & Fluid Solutions. In May 2007, Pentair acquired as part of Technical Products, the assets of Calmark.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO

The following table sets forth selected consolidated financial data of Tyco. The consolidated statement of operations and balance sheet data as of and for the quarters ended December 30, 2011 and December 24, 2010 have been derived from our unaudited consolidated financial statements. The consolidated statement of operations and balance sheet data as of and for the fiscal years ended September 30, 2011, September 24, 2010, September 25, 2009, September 26, 2008 and September 28, 2007 are derived from our audited consolidated financial statements. The unaudited consolidated financial statements have been prepared according to GAAP on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. During the third quarter of fiscal year 2010, Tyco’s European water business was classified as a discontinued operation. As a result, the selected financial data presented in Tyco’s Form 10-K for the year ended September 25, 2009 has been recast below to reflect the European water business as a discontinued operation. The selected historical consolidated financial data presented below should be read in conjunction with Tyco’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this proxy statement from Tyco’s Annual Report on Form 10-K for fiscal year 2011 and Quarterly Report on Form 10-Q for the first quarter of fiscal year 2012. Tyco has a 52- or 53-week fiscal year that ends on the last Friday in September. Fiscal years 2010, 2009, 2008 and 2007 were all 52-week years, while fiscal year 2011 was a 53-week year.

Tyco divested a business during fiscal year 2012 which has been classified in discontinued operations in its interim consolidated financial statements for the quarters and six months ended March 30, 2012 and March 25, 2011. The effect of reclassifying the business in discontinued operations is not material to previously issued annual and interim financial statements. As a result, the financial statements included in this proxy statement have not been recasted to reflect the business as a discontinued operation. The recasting of the financial statements will not have an effect on previously reported net income or loss, total assets and liabilities, shareholders’ equity or cash flows from operating, investing and financing activities for the fiscal years ended September 30, 2011, September 30, 2011, September 24, 2010, September 25, 2009 and September 26, 2008 and the quarters ended December 30, 2011 and December 24, 2010.

This selected financial data should be read in conjunction with Tyco’s Consolidated Financial Statements and related Notes incorporated by reference in this proxy statement.

	Quarter Ended		Fiscal Year Ended
	December 30, 2011	December 24, 2010	September 30, 2011	September 24, 2010	September 25, 2009(1)	September 26, 2008	September 28, 2007(2)(3)
	($ in millions)
Consolidated Statement of Operations Data:
Net revenue	$4,208	$4,379	$17,355	$17,016	$16,882	$19,733	$18,055
Income (loss) from continuing operations attributable to Tyco common shareholders	333	490	1,565	1,125	(1,845)	1,062	(2,556)
Net income (loss) attributable to Tyco common shareholders	333	659	1,733	1,132	(1,798)	1,553	(1,742)
Basic earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	0.72	1.00	3.31	2.32	(3.90)	2.19	(5.16)
Net income (loss)	0.72	1.35	3.66	2.33	(3.80)	3.21	(3.52)
Diluted earnings per share attributable to Tyco common shareholders:
Income (loss) from continuing operations	0.71	1.00	3.27	2.31	(3.90)	2.18	(5.16)
Net income (loss)	0.71	1.34	3.62	2.32	(3.80)	3.19	(3.52)
Cash dividends per share	0.25	0.24	0.99	0.86	0.84	0.65	1.60

Consolidated Balance Sheet Data:
Total assets	$26,498	$26,382	$26,777	$27,128	$25,553	$28,804	$32,815
Long-term debt	4,137	3,634	4,146	3,652	4,029	3,709	4,080
Total Tyco shareholders’ equity	14,279	14,189	14,182	14,084	12,941	15,494	15,624

(1)	Loss from continuing operations attributable to Tyco common shareholders for the year ended September 25, 2009 includes goodwill and intangible asset impairment charges of $2.7 billion, which was recorded during the quarter ended March 27, 2009.
(2)	Loss from continuing operations attributable to Tyco common shareholders for the year ended September 28, 2007 includes a class action settlement charge, net of $2.9 billion.
(3)	Net income (loss) attributable to Tyco common shareholders for 2007 includes income from discontinued operations of $814 million primarily related to Covidien and TE Connectivity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF TYCO

The following unaudited pro forma condensed consolidated financial statements were derived from our Historical Consolidated Financial Statements and give effect to the spin-offs and the related transactions. These unaudited pro forma condensed consolidated financial statements should be read together with our Historical Consolidated Financial Statements and accompanying Notes.

The unaudited pro forma condensed consolidated statements of operations for the three months ended December 30, 2011 and December 24, 2010 and fiscal years 2011, 2010 and 2009 present our results of operations assuming the spin-offs and the related transactions had been completed as of the first day of fiscal year 2009 (September 26, 2008). The unaudited pro forma condensed consolidated balance sheet as of December 30, 2011 presents our consolidated financial position assuming that the spin-offs and the related transactions had been completed on that date. Specifically, the pro forma adjustments include giving effect to the following:

•	distribution of the common stock of ADT and common shares of Tyco Flow Control to our shareholders, on a pro rata basis, through a tax-free dividend;

•	our anticipated post-Distribution capital structure;

•

the execution of the Separation and Distribution Agreements, 2012 Tax Sharing Agreement, Transition Services Agreements and other agreements described under “The Separation and Distribution Agreements and the Ancillary Agreements.”

The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements. We believe the assumptions used and pro forma adjustments derived from such assumptions, are reasonable under the circumstances and are based upon currently available information. The unaudited pro forma condensed consolidated statements of operations do not reflect material non-recurring charges related to costs of the Distributions and the Merger, which we anticipate will affect the consolidated statement of income within 12 months following the distribution date.

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our results of operations or financial condition had the Distributions and the Merger been completed on the dates assumed. Additionally, these statements are not necessarily indicative of our future results of operations or financial condition.

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For The Quarter Ended December 30, 2011

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of ADT N.A. Residential Security Business(a)	Distribution of Flow Control Business(a)	Pro forma	Other	Adjusted Pro forma
Revenue from product sales	$2,295	$(56)	($856)	$1,383		$
Service revenue	1,913	(737)	(67)	1,109

Net revenue	4,208	(793)	(923)	2,492
Cost of product sales	1,566	(44)	(570)	952
Cost of services	978	(298)	(43)	637
Selling, general and administrative expenses	1,123	(257)	(200)	666
Separation costs	32	—	—	32	(b)
Restructuring, asset impairments and divestiture charges (gains), net	37	(1)	—	36

Operating income	472	(193)	(110)	169
Interest income	7	—	(2)	5
Interest expense	(59)	22	12	(25)	(c)
Other expense, net	(8)	—	—	(8)	(b)

Income from continuing operations before income taxes and noncontrolling interest	412	(171)	(100)	141
Income tax expense	(78)	12	31	(35)	(b)
Noncontrolling interest in subsidiaries net income	(1)	—	1	—

Income from continuing operations attributable to Tyco common shareholders	$333	($159)	($68)	$106

Basic earnings per share from continuing operations attributable to Tyco common shareholders	$0.72
Diluted earnings per share from continuing operations attributable to Tyco common shareholders	$0.71
Weighted average number of shares outstanding:
Basic	464
Diluted	469

See Notes to Unaudited Pro Forma Consolidated Financial Statements

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For The Quarter Ended December 24, 2010

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of ADT N.A. Residential Security Business(a)	Distribution of Flow Control Business(a)	Pro forma	Other	Adjusted Pro forma
Revenue from product sales	$2,508	$(61)	$(755)	$1,692		$
Service revenue	1,871	(703)	(71)	1,097

Net revenue	4,379	(764)	(826)	2,789
Cost of product sales	1,774	(42)	(501)	1,231
Cost of services	976	(284)	(50)	642
Selling, general and administrative expenses	1,137	(256)	(178)	703
Separation costs	—	—	—	—
Restructuring, asset impairments and divestiture charges (gains), net	(214)	(4)	—	(218)

Operating income	706	(178)	(97)	431
Interest income	9	—	(1)	8
Interest expense	(62)	22	11	(29)	(c)

Income from continuing operations before income taxes and noncontrolling interest	653	(156)	(87)	410
Income tax expense	(163)	17	31	(115)	(h)

Income from continuing operations attributable to Tyco common shareholders	$490	($139)	($56)	$295

Basic earnings per share from continuing operations attributable to Tyco common shareholders	$1.00
Diluted earnings per share from continuing operations attributable to Tyco common shareholders	$1.00
Weighted average number of shares outstanding:
Basic	488
Diluted	492

See Notes to Unaudited Pro Forma Consolidated Financial Statements

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For The Year Ended September 30, 2011

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of ADT N.A. Residential Security Business(a)	Distribution of Flow Control Business(a)	Pro forma	Other	Adjusted Pro forma
Revenue from product sales	$9,601	$(217)	$(3,330)	$6,054		$
Service revenue	7,754	(2,890)	$(309)	4,555

Net revenue	17,355	(3,107)	(3,639)	10,609
Cost of product sales	6,723	(174)	(2,276)	4,273
Cost of services	4,022	(1,163)	(198)	2,661
Selling, general and administrative expenses	4,635	(1,008)	(774)	2,853	(b)
Restructuring, asset impairment and divestiture (gains) charges, net	(144)	(1)	(6)	(151)

Operating income (loss)	2,119	(761)	(385)	973
Interest income	34	—	(6)	28
Interest expense	(244)	89	51	(104)	(c)
Other expense, net	(16)	—	—	(16)

Income from continuing operations before income taxes and noncontrolling interest	1,893	(672)	(340)	881
Income tax expense	(326)	73	110	(143)	(b)(h)
Noncontrolling interest in subsidiaries net income	(2)	—	—	(2)

Income (loss) from continuing operations attributable to Tyco common shareholders	$1,565	$(599)	$(230)	$736

Basic earnings per share from continuing operations attributable to Tyco common shareholders	$3.31
Diluted earnings per share from continuing operations attributable to Tyco common shareholders	$3.27
Weighted average number of shares outstanding:
Basic	474
Diluted	479

See Notes to Unaudited Pro Forma Consolidated Financial Statements

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For The Year Ended September 24, 2010

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of ADT N.A. Residential Security Business(a)	Distribution of Flow Control Business(a)	Pro forma	Other	Adjusted Pro forma
Revenue from product sales	$9,990	$(259)	$(3,095)	$6,636		$
Service revenue	7,026	(2,333)	(269)	4,424

Net revenue	17,016	(2,592)	(3,364)	11,060
Cost of product sales	7,164	(128)	(2,045)	4,991
Cost of services	3,572	(938)	(187)	2,447
Selling, general and administrative expenses	4,586	(935)	(719)	2,932
Restructuring, asset impairment and divestiture (gains) charges, net	96	(16)	(25)	55

Operating income (loss)	1,598	(575)	(388)	635
Interest income	31	—	(5)	26
Interest expense	(284)	107	53	(124)	(c)
Other expense, net	(75)	—	(1)	(76)

Income from continuing operations before income taxes and noncontrolling interest	1,270	(468)	(341)	461
Income tax expense	(138)	40	105	7	(h)
Noncontrolling interest in subsidiaries net income	(7)	—	—	(7)

Income (loss) from continuing operations	$1,125	($428)	($236)	$461

Basic earnings per share from continuing operations	$2.32
Diluted earnings per share from continuing operations	$2.31
Weighted average number of shares outstanding:
Basic	485
Diluted	488

See Notes to Unaudited Pro Forma Consolidated Financial Statements

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For The Year Ended September 25, 2009

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of ADT N.A. Residential Security Business(a)	Distribution of Flow Control Business(a)	Pro forma	Other	Adjusted Pro forma
Revenue from product sales	$10,134	$(270)	$(3,207)	$6,657		$
Service revenue	6,748	(1,978)	(279)	4,491

Net revenue	16,882	(2,248)	(3,486)	11,148
Cost of product sales	7,314	(131)	(2,082)	5,101
Cost of services	3,556	(805)	(181)	2,570
Selling, general and administrative expenses	4,599	(762)	(717)	3,120
Goodwill and intangible asset impairments	2,705	—	—	2,705
Restructuring, asset impairment and divestiture (gains) charges, net	214	(4)	(23)	187

Operating loss	(1,506)	(546)	(483)	(2,535)
Interest income	44	(1)	(5)	38
Interest expense	(301)	83	62	(156)	(c)
Other expense, net	(7)	—	—	(7)

Income from continuing operations before income taxes and noncontrolling interest	(1,770)	(464)	(426)	(2,660)
Income tax expense	(71)	26	138	93	(h)
Noncontrolling interest in subsidiaries net income	(4)	—	—	(4)

Loss from continuing operations	($1,845)	($438)	($288)	($2,571)

Basic earnings per share from continuing operations	($3.90)
Diluted earnings per share from continuing operations	($3.90)
Weighted average number of shares outstanding:
Basic	473
Diluted	473

See Notes to Unaudited Pro Forma Consolidated Financial Statements

TYCO INTERNATIONAL LTD.

PRO FORMA CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of December 30, 2011

(in millions, except per share data)

		Pro forma Adjustments
	Historical	Distribution of ADT N.A. Residential Security Business(a)	Distribution of Flow Control Business(a)	Pro forma	Other	Adjusted Pro forma
Assets
Current Assets:
Cash and cash equivalents	$1,013	$(41)	$(176)	$796	(j)	$
Accounts receivable, less allowance for doubtful accounts	2,293	(97)	(635)	1,561
Inventories	1,465	(45)	(841)	579
Prepaid expenses and other current assets	964	(26)	(186)	752
Deferred income taxes	402	(23)	(79)	300

Total current assets	6,137	(232)	(1,917)	3,988
Property, plant and equipment, net	4,063	(1,848)	(611)	1,604
Goodwill	9,991	(3,398)	(2,146)	4,447
Intangible assets, net	3,673	(2,789)	(124)	760
Other assets	2,634	(433)	(225)	1,976	(e)(f)

Total Assets	$26,498	($8,700)	($5,023)	$12,775		$

Liabilities and Equity
Current Liabilities:
Loans payable and current maturities of long-term debt	$37	(1)	—	$36	(d)	$
Accounts payable	1,243	(120)	(329)	794
Accrued and other current liabilities	2,089	(129)	(426)	1,534
Deferred revenue	616	(249)	(12)	355

Total current liabilities	3,985	(499)	(767)	2,719
Long-term debt	4,137	(24)	(16)	4,097	(d)
Deferred revenue	1,142	(640)	(66)	436
Other liabilities	2,856	(703)	(262)	1,891	(g)

Total Liabilities	12,120	(1,866)	(1,111)	9,143

Redeemable noncontrolling interest	94	—	(94)	—

Total Tyco Shareholders’ Equity	14,279	(6,834)	(3,818)	3,627	(i)
Nonredeemable noncontrolling interest	5	—	—	5

Total Equity	14,284	(6,834)	(3,818)	3,632

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$26,498	$(8,700)	$(5,023)	$12,775		$

See Notes to Unaudited Pro Forma Consolidated Financial Statements

TYCO INTERNATIONAL LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(a)	Reflects the operations, assets, liabilities and equity of ADT and Tyco Flow Control (prior to the Merger).

The Distributions include the allocation of interest included in other expense, net. The interest amounts were proportionally allocated to Tyco Flow Control and ADT based on an assessment of historical data.

(b)	Represents an adjustment of $ million for costs of the Distributions and the Merger for the quarter ended December 30, 2011 and $ million of related tax benefits for the quarter ended December 30, 2011, which are non-recurring direct and incremental costs related to the Distributions and the Merger that will be reclassified to discontinued operations. The adjustment for fiscal year 2011 was $ million for costs of the Distributions and the Merger and $ million of related tax benefits.

(c)	Reflects the impact on interest expense of the completion of the anticipated post-Distributions capital structure. No tax benefit is expected. Interest expense decreased by $ million and $ million to reflect total interest of $ million for the quarters ended December 30, 2011 and December 24, 2010, respectively. Interest expense decreased by $ million, $ million and $ million to reflect total interest of $ million for fiscal year 2011, fiscal year 2010 and fiscal year 2009, respectively.

(d)	Reflects a reduction of $ billion in long-term debt to bring the total debt level to the $ billion expected at the completion of the spin-offs. The anticipated post-separation debt balance was determined based on internal capital planning and considered the following factors and assumptions: anticipated business plans, operating activities, general economic conditions and certain contingencies, optimal debt levels and desired financial capacity.

(e)	Reflects the write-off of $ million of unamortized deferred financing costs related to our existing debt to be retired in connection with the spin-offs and the capitalization of $ million of new debt issuance costs.

(f)	Reflects a $ million decrease to deferred tax assets for net operating loss carryforwards and tax reserves that will be transferred to Tyco Flow Control and ADT upon the spin-offs.

(g)	Reflects an increase to guarantee liabilities of $ million for contingent tax liabilities related to unresolved tax matters that will be transferred to us in connection with the separation, as defined by the 2012 Tax Sharing Agreement that we will enter into with ADT and Tyco Flow Control. As discussed under “Agreements between Tyco, ADT and Tyco Flow Control Relating to the Distributions,” the 2012 Tax Sharing Agreement will govern the rights and obligations of ADT, Tyco and Tyco Flow Control for certain tax liabilities with respect to periods or portions thereof ending on or before the date of the Distributions. The actual amounts that we may be required to accrue or pay under the 2012 Tax Sharing Agreement will depend upon a variety of factors, including the outcome of the unresolved tax matters, which may not be resolved for several years.

(h)	Reflects an increase in income tax expense due to changes in the internal capital structure resulting from the internal reorganization of our legal entities to facilitate the spin-offs of $ million for the quarter ended December 30, 2011 and $ million for fiscal years 2011, 2010 and 2009. The changes in the capital structure will result in lower interest deductions in higher tax jurisdictions. The internal reorganizations will be completed during fiscal year 2012. As a result, the impact of the internal reorganizations is reflected in the historical results for the quarter ended December 30, 2011.

(i)	Reflects an adjustment of $ million related to separation costs. We expect to incur separation costs related to debt refinancing, tax restructuring, professional services and employee-related costs. We currently estimate that the total income statement charges will be approximately $ million after-tax. During the quarter ended December 30, 2011, Tyco incurred separation related charges of $ million. During fiscal year 2011, Tyco incurred separation related charges of $ million. Most of the remaining charges are expected to be incurred during the fiscal third quarter.

(j)	Represents an adjustment of $ million to bring our cash and cash equivalents to $ million to reflect our anticipated cash balance at the time of the Distributions as calculated under the Separation and Distribution Agreements.

HISTORICAL AND PRO FORMA PER SHARE DATA

Presented below are comparative historical and pro forma per share data for Tyco, Tyco Flow Control, ADT and Pentair. We are presenting:

(i)	Tyco’s historical per share data for the quarter ended December 30, 2011 and the year ended September 30, 2011 and unaudited pro forma consolidated per share data for the quarter ended December 30, 2011 and the year ended September 30, 2011, which should be read together with the consolidated financial statements and related notes of Tyco that are incorporated by reference into this proxy statement and with the unaudited pro forma consolidated financial data included in this proxy statement;

(ii)	ADT’s historical per share data for the quarter ended December 30, 2011 and the year ended September 30, 2011 and unaudited pro forma combined per share data for the quarter ended December 30, 2011 and the year ended September 30, 2011, which should be read together with the consolidated financial statements and related notes of ADT and the unaudited pro forma condensed combined financial data of ADT included in ADT’s Preliminary Information Statement included as Annex A;

(ii)	Tyco Flow Control’s historical per share data for the quarter ended December 30, 2011 and the year ended September 30, 2011 and unaudited pro forma combined per share data for the quarter ended December 30, 2011 and the year ended September 30, 2011, which should be read together with the combined financial statements and related notes of Tyco Flow Control and the selected unaudited pro forma condensed combined financial information of Tyco Flow Control included in Tyco Flow Control’s Preliminary Prospectus included as Annex B; and

(iv)	Pentair’s historical per share data for the quarter ended March 31, 2012 and the year ended December 31, 2011 and unaudited pro forma combined per share data for the quarter ended March 31, 2012 and the year ended December 31, 2011, which should be read together with the consolidated financial statements and related notes of Pentair and with the selected unaudited pro forma condensed combined financial information of Pentair included in Tyco Flow Control’s Preliminary Prospectus included as Annex B.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the beginning of the periods presented, nor, in the case of Tyco Flow Control, is it necessarily indicative of the future operating results of the combined company.

The historical book value per share is computed by dividing total stockholders’ equity by the number of common shares outstanding at the end of the period. The pro forma earnings per share of Tyco Flow Control and Pentair as a combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding on a pro forma basis. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of common shares outstanding at the end of the respective periods on a pro forma basis.

Tyco Historical	Quarter Ended December 30, 2011		Fiscal Year Ended September 30, 2011

Earnings per share:
Basic		$0.72		$3.66
Diluted		$0.71		$3.62
Book value per share of common stock		$29.37		$29.17
Cash dividends		$0.25		$0.99

Tyco Unaudited Pro Forma Consolidated Amounts	Quarter Ended December 30, 2011		Fiscal Year Ended September 30, 2011

Earnings per share:
Basic	$		$
Diluted	$		$
Book value per share of common stock	$		$
Cash dividends	$		$

ADT Historical	Quarter Ended December 30, 2011		Fiscal Year Ended September 30, 2011

Earnings per share:
Basic	$		$
Diluted	$		$
Book value per share of common stock	$		$
Cash dividends	$	N/A	$	N/A

ADT Unaudited Pro Forma Combined Amounts	Quarter Ended December 30, 2011		Fiscal Year Ended September 30, 2011

Earnings per share:
Basic	$		$
Diluted	$		$
Book value per share of common stock	$		$
Cash dividends	$	N/A	$	N/A

Tyco Flow Control Historical	Quarter Ended December 30, 2011		Fiscal Year Ended September 30, 2011
Earnings per share:
Basic	$		$
Diluted	$		$
Book value per share of common stock	$		$
Cash dividends	$	N/A	$	N/A

Tyco Flow Control Unaudited Pro Forma Combined Amounts	Quarter Ended December 30, 2011		Fiscal Year Ended September 30, 2011
Earnings per share:
Basic		$0.54		$0.55
Diluted		$0.54		$0.54
Book value per share of common stock		$33.08	$	N/A
Cash dividends		$0.22		$0.80

Pentair Historical	Quarter Ended March 31, 2012		Fiscal Year Ended December 31, 2011
Earnings per share:
Basic		$0.62		$0.35
Diluted		$0.61		$0.34
Book value per share of common stock		$21.64		$20.76
Cash dividends		$0.22		$0.80

Pentair Unaudited Pro Forma Combined Amounts	Quarter Ended March 31, 2012		Fiscal Year Ended December 31, 2011
Earnings per share:
Basic		$0.54		$0.55
Diluted		$0.54		$0.54
Book value per share of common stock		$33.08	$	N/A
Cash dividends		$0.22		$0.80

HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION

Tyco common shares currently trade on the NYSE under the ticker symbol “TYC.” On                     , 2012, the last practicable trading day for which information is available as of the date of this proxy statement, the last sale price of Tyco common shares reported by the NYSE was $            . The following table sets forth the high and low prices of Tyco common shares for the periods indicated. For current price information, Tyco shareholders are urged to consult publicly available sources.

	Tyco Common Shares
	High	Low	Dividends Declared
Calendar Year Ending December 31, 2012

Second Quarter (through , 2012)			$0.25
First Quarter	$56.66	$47.41	$0.25

Calendar Year Ended December 31, 2011

Fourth Quarter	$48.52	$38.30	$0.25
Third Quarter	$50.59	$37.39	$0.25
Second Quarter	$53.38	$44.94	$0.25
First Quarter	$47.33	$41.55	$0.25

Calendar Year Ending December 31, 2010

Fourth Quarter	$42.65	$36.28	$0.24
Third Quarter	$40.05	$34.23	$0.23
Second Quarter	$40.61	$34.00	$0.21
First Quarter	$38.88	$33.84	$0.19

Pentair common shares currently trade on the NYSE under the ticker symbol “PNR.” On March 27, 2012, the last trading day before the announcement of the signing of the Merger Agreement, the last sale price of Pentair common shares reported by the NYSE was $40.26. On             , 2012, the last practicable trading day for which information is available as of the date of this proxy statement, the last sale price of Pentair common shares reported by the NYSE was $            . The following table sets forth the high and low prices of Pentair common shares for the periods indicated. For current price information, Tyco shareholders are urged to consult publicly available sources.

	Pentair Common Shares
	High	Low	Dividends Declared
Calendar Year Ending December 31, 2012

Second Quarter (through , 2012)			$0.22
First Quarter	$48.77	$33.88	$0.22

Calendar Year Ended December 31, 2011

Fourth Quarter	$38.62	$30.38	$0.20
Third Quarter	$42.43	$29.73	$0.20
Second Quarter	$41.38	$36.74	$0.20
First Quarter	$38.97	$34.85	$0.20

Calendar Year Ended December 31, 2010

Fourth Quarter	$37.22	$31.89	$0.19
Third Quarter	$35.68	$29.41	$0.19
Second Quarter	$39.32	$30.62	$0.19
First Quarter	$36.40	$29.55	$0.19

Market price data for Tyco Flow Control common shares has not been presented as Tyco Flow Control common shares do not trade separately from Tyco common shares.

SUPPLEMENTAL FINANCIAL INFORMATION OF TYCO

The following information is presented on an unaudited pro forma basis as if the Distributions had been completed as of the beginning of the periods presented.

Pro Forma Segment Data

	Quarter Ended		Fiscal Year Ended
	December 30, 2011	December 24, 2010	September 30, 2011	September 24, 2010	September 25, 2009
	($ in millions)
Net Revenue:
North America Systems Installation & Services	$962	$979	$4,022	$3,784	$3,931
Rest of World Systems Installation & Services	1,069	1,062	4,483	4,339	4,280
Global Products	461	401	1,757	1,529	1,537
Corporate and Other(1)	—	347	347	1,408	1,400

Total	$2,492	$2,789	$10,609	$11,060	$11,148

(1)	Includes Tyco’s former Electrical and Metal Products business.

	Quarter Ended		Fiscal Year Ended
	December 30, 2011	December 24, 2010	September 30, 2011	September 24, 2010	September 25, 2009(2)
	($ in millions)
Operating Income (Loss):
North America Systems Installation & Services	$113	$111	$437	$361	$372
Rest of World Systems Installation & Services	122	77	418	375	(1,060)
Global Products	81	78	296	245	(349)
Corporate and Other(1)	(147)	165	(178)	(346)	(1,498)

Total	$169	$431	$973	$635	$(2,535)

(1)	The quarter ended December 24, 2010 and the year ended September 30, 2011 includes operating income of $7 million and a gain on divestiture of approximately $250 million related to Tyco’s former Electrical and Metal Products business. The years ended September 24, 2010 and September 25, 2009 include operating income of $100 million and an operating loss of $938 million, respectively, related to Tyco’s former Electrical and Metal Products business.
(2)	The operating loss for fiscal year 2009 includes goodwill and intangible asset impairment charges of: $22 million in NA Systems Installation & Services, $1,181 million in ROW Systems Installation & Services and $566 million in Global Products. Corporate and Other includes goodwill and intangible asset impairment charges of $936 million related to our former Electrical & Metals Products business.

We expect annual corporate expense post-separation to be approximately $225 million.

	Quarter Ended		Fiscal Year Ended
	December 30, 2011	December 24, 2010	September 30, 2011	September 24, 2010	September 25, 2009
	($ in millions)
Depreciation and amortization:
North America Systems Installation & Services	$34	$36	$147	$164	$180
Rest of World Systems Installation & Services	53	49	217	199	228
Global Products	11	9	37	37	40
Corporate and Other(1)	2	10	18	48	40

Total	$100	$104	$419	$448	$488

(1)	The quarter ended December 24, 2010 and the year ended September 30, 2011 include depreciation and amortization expense of $7 million related to Tyco’s former Electrical and Metal Products business. The years ended September 24, 2010 and September 25, 2009 include depreciation and amortization expense of $36 million and $30 million, respectively, related to Tyco’s former Electrical and Metal Products business.

We intend to continue to fund capital expenditures to drive growth, to improve the cost structure of our business, to invest in new processes and technology and to maintain high quality production standards. We expect that the level of capital expenditures in fiscal year 2012 will exceed spending levels in fiscal year 2011 and exceed depreciation.

	Quarter Ended		Fiscal Year Ended
	December 30, 2011	December 24, 2010	September 30, 2011	September 24, 2010	September 25, 2009
	($ in millions)
Capital expenditures, net:
North America Systems Installation & Services	$24	$17	$85	$84	$98
Rest of World Systems Installation & Services	48	47	217	175	168
Global Products	13	17	49	40	45
Corporate and Other(1)	4	11	19	51	80

Total	$89	$92	$370	$350	$391

(1)	The quarter ended December 24, 2010 and the year ended September 30, 2011 includes capital expenditures of $12 million related to Tyco’s former Electrical and Metal Products business. The years ended September 24, 2010 and September 25, 2009 includes capital expenditures of $48 million and $46 million, respectively, related to Tyco’s former Electrical and Metal Products business.

Capital expenditures related to company-owned security systems installed in customers’ premises were $51 million and $47 million in the quarters ended December 30, 2011 and December 24, 2010, respectively, and $213 million, $184 million and $197 million, in fiscal years 2011, 2010 and 2009, respectively.

In addition to the above capital expenditures, acquisitions of dealer generated customer accounts in ROW Systems Installation & Services totaled $6 million and $4 million in the quarters ended December 30, 2011 and December 24, 2010, respectively, and $33 million, $27 million and $32 million, in fiscal years 2011, 2010 and 2009, respectively.

Contractual obligations, minimum lease payment obligations under non-cancellable operating leases and capital leases of Tyco as of September 30, 2011 on an unaudited pro forma basis as if the Distributions had been completed as of such date are as follows:

	Fiscal Year					Thereafter	Total
	2012	2013	2014	2015	2016
	($ in millions)
Purchase Obligations	$238	$29	$4	$1	$—	$—	$272
Operating Leases	161	122	87	69	39	85	563
Capital Leases(1)	1	1	1	1	1	8	13

Total contractual cash obligations(2)	$400	$152	$92	$71	$40	$93	$848

(1)	Excludes interest.
(2)	Other long-term liabilities excluded from total contractual obligations primarily consist of the following: pension and postretirement costs, income taxes, warranties and environmental liabilities. We are unable to estimate the timing of payment for these items due to the inherent uncertainties related to these obligations. The minimum required contributions to our pension plans are expected to be approximately $90 million in 2012, and we expect to pay $4 million in 2012 related to postretirement benefit plans. During fiscal year 2011, the Company contributed $19 million to its U.S. plans and $55 million to its non-U.S. plans, which represented the Company’s minimum required and voluntary contributions to its pension plans for fiscal year 2011.

The Company sponsors a number of pension plans and other postretirement benefit plans. The Company measures these plans as of its fiscal year end. As of September 30, 2011, the pro forma benefit obligations, fair value of plan assets and net unfunded status of its material plans were $1,921 million, $1,404 million and $517 million, respectively. For the year ended September 30, 2011, pension and other postretirement benefit expense totaled $36 million.

	U.S. Plans 2011	Non-U.S. Plans 2011	Total Plans 2011
	($ in millions)
Benefit Obligations	$(853)	$(1,068)	$(1,921)
Fair Value of Plan Assets	528	876	1,404

Net Unfunded Status	$(325)	$(192)	$(517)

Weighted-Average Assumptions
Discount Rate	5.0%	5.1%
Expected Return on Plan Assets	8.0%	6.8%
Rate of Compensation Increase	4.0%	3.6%

Liquidity and Capital Resources

We will rely primarily upon cash flows from operations to fund our liquidity and capital requirements for fiscal year 2012. We expect to have access to revolving credit facilities upon the spin-offs of ADT and Tyco Flow Control.

Cash flows from operations are subject to a number of factors, including, but not limited to, the performance of our business, changes in working capital levels, commodity prices and general market conditions. Generally, the Company estimates that over the cycle operating cash flow less capital expenditures, including acquisitions of dealer generated customer accounts, approximates net income.

CAPITALIZATION

The following table presents our cash and cash equivalents and capitalization as of December 30, 2011 on an unaudited historical basis and on an unaudited pro forma basis giving effect to the Distributions, the Merger and related transactions as if they occurred on December 30, 2011. This table reflects the pro forma impact of the transactions on certain balance sheet items included in our historical consolidated balance sheet. It does not reflect the pro forma impact of the Transactions to our Swiss statutory financial statements, which are included in Proposals 1 and 2. This information should be read in conjunction with the “Unaudited Pro Forma Condensed Financial Statements of Tyco” and accompanying notes thereto, and in conjunction with Tyco’s consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this proxy statement.

	As of December 30, 2011
	(unaudited) ($ in millions, except share numbers)
	Actual	Pro Forma
Cash and Cash Equivalents	$1,013	$400

Debt Outstanding:
Loans payable and current maturities of long-term debt	37	—
Long-term debt	4,137	1,500

Tyco Shareholders Equity:
Common stock, par value CHF 6.70 per share	2,792	2,792
Treasury shares, par value CHF 6.70 per share	(1,032)	(1,032)
Contributed surplus (accumulated deficit)	10,635	(17)
Accumulated earnings	2,391	2,391
Accumulated other comprehensive loss	(507)	(507)

Total Tyco Shareholders’ Equity:	14,279	3,627

Total Capitalization (debt plus Tyco shareholders’ equity)	$18,453	$5,127

BUSINESS OF TYCO

The following discussion presents our business and operations as they would be conducted after giving effect to the Transactions, assuming that the Distributions are approved by our shareholders and consummated as described in this proxy statement. Information about our business and operations as they are currently conducted is available from our Annual Report on Form 10-K for the year ended September 30, 2011 and the other documents incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” for instructions to obtain those documents.

Overview

We are a leading global provider of security products and services, fire detection and suppression products and services and life safety products. Our broad portfolio of products and services, sold under well-known brands such as Tyco, SimplexGrinnell, Sensormatic, Wormald, Ansul, Simplex, Grinnell and Scott, serve security, fire detection and suppression and life safety needs across commercial, industrial, retail, institutional, and governmental markets, as well as residential and small business markets. We hold market-leading positions in large, fragmented industries, and we believe that we are well positioned to leverage our global footprint, deep industry experience, strong customer relationships and innovative technologies to expand our business in both developed and emerging markets.

We utilize our extensive global footprint of over 1,200 locations, including manufacturing facilities, service and distribution centers, monitoring centers and sales offices, to provide tailored solutions and localized expertise to our global customer base. Our products are sold in more than 100 countries through multiple channels based on the business segment, local market conditions and demand. Our revenues are broadly diversified across the United States and Canada (collectively, “North America”); Central America and South America; Europe, the Middle East and Africa (collectively, “EMEA”) and the Asia-Pacific region. We refer to Central America, South America, EMEA and the Asia-Pacific region collectively as “Rest of World” or “ROW.” The following chart reflects our fiscal year 2011 revenue by region and segment.

After giving effect to the Distributions, we will operate and report financial and operating information in the following three segments:

•

North America Systems Installation & Services (“NA Installation & Services”). NA Installation & Services designs, sells, installs, services and monitors electronic security systems and fire detection and suppression products and services for commercial, industrial, retail, institutional and governmental customers in North America.

•

Rest of World Systems Installation & Services (“ROW Installation & Services”). ROW Installation & Services designs, sells, installs, services and monitors electronic security systems and fire detection and suppression products and services for commercial, industrial, retail, institutional and governmental customers in the Rest of World regions. ROW Installation & Services also sells, installs, services and monitors electronic security systems for residential and small business customers.

•

Global Products. Global Products designs, manufactures and sells fire protection, security and life safety products, including fire detection and suppression products, intrusion security, anti-theft, access control and video management systems, and breathing apparatus, for commercial, industrial, retail, institutional, governmental and residential and small business customers worldwide, including products installed and serviced by NA Installation & Services and ROW Installation & Services.

We will also provide general corporate services to our segments which will be reported as a fourth, non-operating segment, Corporate and Other.

On a pro forma basis after giving effect to the Distributions, our net revenue by segment for our fiscal year 2011 would have been as follows ($ in billions):

	Net Revenue	Percent of Total Net Revenue	Key Brands
NA Installation & Services	$4.0 billion	39%	Tyco, Tyco Integrated Security, SimplexGrinnell, Sensormatic
ROW Installation & Services	$4.5 billion	44%	Tyco Fire & Security, Wormald, Sensormatic, ADT
Global Products	$1.8 billion	17%	Tyco, Simplex, Grinnell, Ansul, DSC, Scott

Each of our segments serves a highly diverse customer base and none is dependent upon a single customer or group of customers. For fiscal year 2011, no customer accounted for more than 5% of our revenues, and more than 50% of our revenues were derived from customers outside of North America.

Our end-use customers, to whom we may sell directly or through wholesalers, distributors, commercial builders or contractors, can generally be grouped in the following categories:

•	Commercial customers, including residential and commercial property developers, financial institutions, food service businesses and commercial enterprises.

•	Industrial customers, including companies in the oil & gas, power generation, mining, petrochemical and other industries.

•	Retail customers, including international, regional and local consumer outlets, from national chains to specialty stores.

•	Institutional customers, including a broad range of healthcare facilities, academic institutions, museums and foundations.

•	Governmental customers, including federal, state and local governments, defense installations, mass transportation networks, public utilities and other government-affiliated entities and applications.

•	Residential and small business customers, including owners of single-family homes and local providers of a wide range of goods and services.

As discussed under “—Competition” below, the markets in which we compete are generally highly fragmented. We therefore compete with many other businesses in markets throughout the world, including other large global businesses, significant regional businesses and many smaller regional and local businesses.

We believe our strategy to leverage our global reach, premier brands and customer solutions will drive sustained, profitable growth across our businesses. As we continue to enhance our product and service offerings, we believe we are well positioned to expand our customer base in each of our strategic markets.

Our Strengths

Leading market positions and brands

We are one of the few largest players in the global fire and security industry, with market leadership positions in installation, service and products. We believe that we offer best-in-class products and services to our customers worldwide. Our brands, including Tyco, SimplexGrinnell, Sensormatic, Wormald, Ansul, Simplex, Grinnell and Scott, instill confidence and loyalty in our customer base and are among the most well known and respected in the industry. We are dedicated to upholding the values that are synonymous with our brands, including, safety, quality, reliability, durability and technological innovation. We believe that our commitment to Tyco’s core values as a company—integrity, accountability, excellence and teamwork—makes us a good business partner and a preferred provider to our customers.

Global reach and significant scale of operations

We are a global company in terms of sales, manufacturing and installation and services. We conduct business in more than 100 countries, with over 50% of our fiscal year 2011 revenue generated outside of North America. We believe the global nature of our businesses, our expertise with local customers, governments, municipalities and codes and standards, and our extensive sales networks allow us to offer our services and products worldwide to our multinational customers while opportunistically pursuing growth in the most attractive regions and sub-sectors of our markets. In addition, we have an extensive global manufacturing presence and operate over 38 manufacturing facilities around the world. Our global manufacturing footprint and our significant scale of operations provide us with greater flexibility to reduce our costs through manufacturing efficiencies, purchasing power and resources for product design, marketing and customer management relative to our smaller competitors.

Diverse portfolio of services and products

We offer a broad portfolio of products, services and integrated solutions to both multinational and local customers around the world. As we operate through the full lifecycle of the fire and security industry, from design and installation to ongoing maintenance and upgrades, we are able to provide our customers with tailored solutions that fully address their needs. We believe our sales force of 7,000 professionals is the most capable and specialized in the industry. Their focus on building long-term relationships and cultivating an open dialogue enables us to be responsive to and, in many cases, anticipate our customers’ needs, thus enabling us to provide industry leading solutions, products and services.

Diverse customer base

Our customers operate in many different industries and countries, which allows us to leverage our skills and experience across many end markets. In fiscal year 2011, we sold products or services to approximately 2.5 million customers worldwide, including many Fortune 500 companies. We provide our electronic security and fire protection services to many of the world’s largest retailers and many of the leading banks in North America and in millions of business locations globally.

Strong cash flow supported by a stable, recurring revenue base

Historically, we have generated significant cash flow from our operations. The breadth of our product and service offerings, the diversity of our end markets and the breadth of our geographic presence results in strong and stable revenues and cash flows. In addition, approximately 45% of our revenues are service based. Our cash flow provides us with the financial flexibility to invest in new products and acquisitions to enhance our industry leading businesses.

Technology leader

Our businesses have a long history of technological innovation and leadership in the industry with over 2,500 patents. Our 11 research and development facilities worldwide enable us to maintain our leading technical position and capitalize on attractive long-term trends in our key markets, such as heightened security demands and more stringent fire codes. We have long-standing customer relationships with global customers whose requirements demand innovative and industry leading solutions.

Experienced management team

We believe that our senior management team is highly regarded in the industry and has the experience necessary to effectively execute our strategy and advance our product and brand leadership. Collectively, our executive officers have on average nearly twenty years of experience in managing large global organizations and/or Fire and Security businesses. They are supported by a strong management team with a proven track record of recognizing and capitalizing on attractive opportunities, driving innovation, reducing costs, improving working capital and executing operating efficiencies.

Our Vision and Strategies

Our goal is to build upon our position as a leading provider of fire and security services and products. We operate in a number of highly fragmented markets where we believe we have a number one or two market position that translates into a relatively small market share. We believe we have opportunities to increase our market share and accelerate revenue growth by expanding our customer base and by generating new business from our existing customers. In addition, we believe we have opportunities to improve our margins. Our business strategy includes the following strategic priorities:

Expand our customer base

We believe that we have significant opportunities to attract customers and increase our market share by focusing our sales and marketing efforts and our product development efforts on key vertical markets, such as retail, oil and gas, mining and marine. Additionally we intend to expand our presence in emerging markets, including China, India, Latin America and the Middle East, where we continue to see significant and growing customer demand through both economic development and the implementation of local codes and standards in our industry. We believe our extensive global reach, industry leading positions, strong reputation, wide portfolio of products and service offerings, and broad manufacturing and distribution network will enable us to deliver quality products and services in an efficient and timely manner to these regions and key vertical markets.

Generate new business from existing customers

We believe that our long-standing customer relationships and targeted sales and marketing efforts that emphasize the breadth of our portfolio and that focus on product and service opportunities within each customer’s industry, will enable us to increase our market penetration and generate increased sales and service revenue from existing customers. Additionally, we believe new product development is very important to our businesses and we continually evaluate developing technologies in areas that we believe will enhance our product and service offerings to our existing customers. This includes leveraging web, mobile and cloud technologies as next-generation growth platforms for our products and services.

Improve productivity and efficiency

We intend to increase the profitability of our global portfolio of services and products by focusing on further improvements to our cost structure. We will continue to reduce our manufacturing costs by leveraging our purchasing power to reduce procurement costs and enhance our manufacturing productivity through continued use of tools such as Six Sigma. Additionally, we are implementing initiatives that include optimizing our footprint, leveraging our existing asset base, reducing our overhead expenses and furthering our project selectivity initiatives for installation to both improve margin and develop a more profitable business mix.

Pursue disciplined acquisition process and continue to optimize our portfolio

Acquisitions are an integral part of our growth strategy. We will continue to evaluate and selectively pursue strategic acquisitions that strengthen our market position, broaden our core product and services portfolio, expand our geographic footprint, provide access to attractive adjacent markets, or increase our technological capabilities. In addition, we expect to manage small markets locally for value and evaluate strategic exits from non-core businesses.

Industry Overview

The global fire and security industry generates approximately $100 billion in annual revenue and includes fire detection and suppression, electronic security and life safety products as well as system design, installation and services. The market is highly fragmented and consists of a few large, international companies and many small local and regional players. Products are sold directly to end customers or through dealers and distributors. Our end customers can generally be grouped into the following categories: commercial, industrial, retail, institutional, governmental and other end-users requiring fire, life safety and security protection.

We operate through the full lifecycle of the fire and security industry, from product design and installation to ongoing maintenance and upgrades. Globally, we estimate the product sector consists of five large players that accounted for 30%-40% of the approximately $30 billion in sales in 2011. In addition, we estimate the services and installation sectors, both of which are highly fragmented, generated sales of approximately $30 billion and approximately $40 billion, respectively, in 2011.

Innovation and product development are critical to success in this industry. The convergence between security and IT, as well as continually developing fire suppression applications and products, has driven growth in both emerging and developed markets. Additionally, customers, particularly in the retail, oil and gas, and power markets, have increased expectations for vertical market-specific value propositions and solutions tailored to their needs, resulting in increased innovation in these end-markets.

Developed markets continue to evolve and grow, driven by new applications, product and service innovations, and operations-enabling technologies. There is an increased emphasis on fire codes and standards worldwide, with both governments and private industry investing heavily in new systems and existing system upgrades. As governments in emerging markets continue to develop more rigorous fire codes and standards, we expect these regions to account for at least 40% of industry growth between 2011 and 2015.

Our Segments, Services and Products

We operate in three business segments providing industry-leading and pioneering product and service offerings: NA Installation & Services, ROW Installation & Services and Global Products.

The following table illustrates our revenue, operating income and operating margin on a pro forma basis after giving effect to the Distributions for each of our business segments for the fiscal years of 2011, 2010 and 2009.

(in millions of U.S. dollars)	For the year ended September 30, 2011	For the year ended September 24, 2010	For the year ended September 25, 2009(1)
NA Installation & Services
Revenue	$4,022	$3,784	$3,931
Operating income	437	361	372
Operating margin	10.9%	9.5%	9.5%
ROW Installation & Services
Revenue	$4,483	$4,339	$4,280
Operating income	418	375	(1,060)
Operating margin	9.3%	8.6%	N/M
Global Products
Revenue	$1,757	$1,529	$1,537
Operating income	296	245	(349)
Operating margin	16.8%	16.0%	N/M

(1)	Includes goodwill and intangible asset impairment charges of: $22 million in NA Systems Installation & Services, $1,182 million in ROW Systems Installation & Services and $567 million in Global Products.

Installation & Services

NA Installation & Services and ROW Installation & Services (collectively, “Installation & Services”) design, sell, install, service and monitor electronic security systems and fire detection and suppression products and services for retail, commercial, industrial, governmental and institutional customers around the world. Additionally, ROW Installation & Services designs, sells, installs, services and monitors security systems for residential and small business customers under the ADT brand name.

Security Services

Our Installation & Services segments design, sell, install and service security systems to detect intrusion, control access and react to movement, fire, smoke, flooding, environmental conditions, industrial processes and other hazards. These electronic security systems include detection devices that are usually connected to a monitoring center that receives and records alarm signals where skilled security monitoring specialists verify alarm conditions and initiate a range of response scenarios. For most systems, control panels identify the nature of the alarm and the areas where a sensor was triggered. Our other security solutions include access control systems for sensitive areas such as government facilities and banks; video surveillance systems designed to deter theft and fraud and help protect employees and customers; and asset protection and security management systems designed to monitor and protect physical assets as well as proprietary electronic data. Our offerings also include anti-theft systems utilizing acousto magnetic and radio frequency identification tags and labels in the retail industry as well as store performance solutions to enhance retailer performance. Many of the world’s leading retailers use our Sensormatic anti-theft systems to help protect against shoplifting and employee theft. Many of the products that we install for our Installation & Services security customers are designed and manufactured by our Global Products segment. Additionally, our deep experience in designing, integrating, deploying and maintaining large-scale security systems—including, for example, centrally managed security systems that span large commercial and institutional campuses—allows us to install and/or service products manufactured by third parties.

Purchasers of our intrusion systems typically contract for ongoing security system monitoring and maintenance at the time of initial equipment installation. These contracts are generally for a term of one to three years. Systems installed at customers’ premises may be owned either by us or by our customers. Monitoring center personnel may respond to alarms by relaying appropriate information to local fire or police departments, notifying the customer or taking other appropriate action. In certain markets, we directly provide the alarm response services with highly trained and professionally equipped employees. In some instances, alarm systems are connected directly to local fire or police departments.

In addition, our ROW Installation & Services segment is a leading provider of monitored residential and small business security systems. In addition to traditional burglar alarm and fire detection systems, installation and monitoring services, ROW Installation & Services provides patrol and response services in select geographies, including South Africa and Korea. Our ROW Installation & Services segment continues to expand its offering of value-added residential services worldwide, such as an interactive services platform. The interactive services platform allows for remote management of the home security system, as well as lifestyle applications, which currently include remote video, lighting control, and energy management.

Our customers are often prompted to purchase security systems by their insurance carriers, which may offer lower insurance premium rates if a security system is installed or require that a system be installed as a condition of coverage.

Fire Protection Services

Our Installation & Services segments design, sell, install and service fire detection and fire suppression systems in both new and existing facilities. Commercial construction as well as legislation mandating the installation and service of fire detection and suppression systems drives the demand for our products. Our Installation & Services segments offer a wide range of fire detection and suppression systems, including those designed and manufactured by our Global Products segment and those designed by third parties. These detection systems include fire alarm control panels, advanced fire alarm monitoring systems, smoke, flame detection systems, heat and carbon monoxide detectors and voice evacuation systems. Our Installation & Services segments also offer a wide range of standard water-based sprinkler and chemical suppression systems and custom designed special hazard suppression systems, which incorporate specialized extinguishing agents such as foams, dry chemicals and gases in addition to spill control products designed to absorb, neutralize and solidify spills of hazardous materials. These systems are often especially suited to fire suppression in industrial and commercial applications, including oil & gas, power generation, mining, petrochemical, manufacturing, transportation, data processing, telecommunications, commercial food preparation and marine applications. Our Installation & Services segments continue to focus on system maintenance and inspection, which have become increasingly significant parts of our business.

Customers

Our Installation & Services customers range from Fortune 500 companies with diverse worldwide operations who look to us to provide integrated, global solutions for their fire and security needs, to single location commercial customers and individual homeowners. Our Installation & Services customer relationships generally fall into either or both of two markets: the market for new construction or retrofit projects, which represented 46% of Installation & Services fiscal year 2011 revenue on a pro forma basis after giving effect to the Distributions, and the market for aftermarket products and services, which accounted for the remaining 54% of Installation & Services fiscal year 2011 revenue on the same basis.

New construction projects are inherently long-lead in nature and we strive to become involved in the planning process for these projects as early as possible. We believe that by actively participating in the preliminary design stages of a new construction project and by offering our design services that combine our global expertise and knowledge of local codes and standards, we can increase our value to customers relative to many smaller local and regional competitors. With respect to fire detection and suppression installations, we prefer to become involved at the time an architectural or engineering design firm is selected. With respect to security system design and installation, we generally become involved in the later stages of a construction project or as tenants take occupancy.

Our relationships with customers in the aftermarket may include any combination of alarm monitoring, fire and security maintenance and or testing and inspection services. We also provide aftermarket services to many customers whose fire and security systems were manufactured or installed by third parties.

Global Products

Our Global Products segment designs, manufactures and sells fire protection, electronic security and life safety products, including fire detection and suppression products, intrusion security, anti-theft, access control and video management systems as well as breathing apparatuses. In addition to the $1.8 billion of annual external revenue reported by our Global Products segment, Global Products generates approximately $700 million of intercompany annual revenue related to products installed and serviced by Installation & Services.

Fire Protection Products

Fire Protection Products designs, manufactures, distributes and sells fire alarm and fire detection systems, automatic fire sprinkler systems and special hazard suppression systems, including many of the fire protection products that our Installation & Services segments install and service. Fire Protection Products also manufactures and sells grooved products for the rapid joining of piping in both the fire and non-fire markets. The fire protection products are marketed under various leading trade names, including Simplex, Wormald, Ansul, Grinnell and Tyco and include fire alarm control panels, advanced fire alarm monitoring systems, smoke, heat and carbon monoxide detectors and voice evacuation systems. Fire Protection Products also offers a wide range of water-based sprinkler systems and custom designed special hazard suppression systems, which incorporate specialized extinguishing agents such as foams, dry chemicals and gases. These systems are often especially suited to fire suppression in industrial and commercial applications, including oil & gas, power generation, mining, petrochemical, manufacturing, transportation, data processing, telecommunications, commercial food preparation and marine applications.

Fire Protection Products’ systems typically are purchased by facility owners through construction engineers and electrical contractors as well as mechanical or general contractors. In recent years, retrofitting of existing buildings has grown as a result of legislation mandating the installation of fire detection and fire suppression systems, especially in hotels, restaurants, healthcare facilities and educational establishments. In September 2008, the International Residential Code Council, a non-profit association that develops model codes that are the predominant building and fire safety regulations used by state and local jurisdictions in the United States, adopted a proposal advanced by firefighters and other life-safety advocates to require sprinkler systems in new one and two family dwellings beginning in January 2011. This national code is not binding on state and local jurisdictions and must be adopted locally before it becomes mandatory for new homes being built in these areas. The timing of adoption, if at all, will vary by jurisdiction. However, we believe that this development may offer opportunities to expand our residential fire suppression business in the United States.

Security Products

Security Products designs and manufactures a wide array of electronic security products, including integrated video surveillance and access control systems to enable businesses to manage their security and enhance business performance. Our global access control solutions include integrated security management systems for enterprise applications, access control solutions applications, alarm management panels, door controllers, readers, keypads and cards. Our global video system solutions include digital video management systems, matrix switchers and controllers, digital multiplexers, programmable cameras, monitors and liquid interactive crystal displays. Our security products for homes and businesses range from basic burglar alarms to comprehensive interactive security systems including alarm control panels, keypads, sensors and central station receiving equipment used in security monitoring centers. Our offerings also include anti-theft systems utilizing acousto magnetic and radio frequency identification tags and labels in the retail industry. Our security products are marketed under various leading trade names, including Software House, DSC, American Dynamics, Sensormatic, and Visonic. Many of

the world’s leading retailers use our Sensormatic anti-theft systems to help protect against shoplifting and employee theft. Security Products manufactures many of the security products that our Installation & Services business installs and services.

Life Safety Products

Life Safety Products manufactures life safety products, including self-contained breathing apparatus designed for firefighter, industrial and military use, supplied air respirators, air-purifying respirators, thermal imaging cameras, gas detection equipment, gas masks and personal protection equipment. The life safety products business operates under various leading trade names, including Scott Safety and Protector. Our breathing apparatus are used by the military forces of several countries and many U.S. firefighters rely on the Scott Air-Pak brand of self-contained breathing apparatus.

Customers

Global Products sells products through our Installation & Service segments and indirect distribution channels around the world. Some of Global Products’ channel business partners act as dealers selling to smaller fire and security contractors that install fire detection and suppression, security and theft protection systems, whereas others act as integrators that install the products themselves. Global Products’ customers include ADT, which installs certain of our residential and small business security products in the United States and Canada. Builders, contractors and developers are customers for our sprinkler products. End customers for our breathing apparatus and related products include fire departments, municipal and state governments and military forces as well as major companies in the industrial sector.

Competition

The markets that we serve are generally highly competitive and fragmented with a small number of large, global firms and thousands of smaller regional and local companies. Competition is based on price, specialized product capacity, breadth of product line, training, support and delivery, with the relative importance of these factors varying depending on the project complexity, product line, the local market and other factors. Rather than compete primarily on price, we emphasize the quality of our products and services, the reputation of our brands and our knowledge of customers’ fire and security needs. Among large industrial, commercial, governmental and institutional customers, we believe that our comprehensive global coverage and product and service offerings provide a competitive advantage. We also believe that our systems integration capabilities, which allow us to offer global solutions to customers that fully integrate our security and/or fire offerings into existing IT networks, business operations and management tools, and process automation and control systems, set us apart from all but a small number of other large, global competitors.

Competitive dynamics in the fire and security industry generally result in more direct competition and lower margins for installation projects compared to aftermarket products and services. We generally face the greatest competitive pricing pressure for the installation of products that have become more commoditized over time, including standard commercial sprinkler systems and closed-circuit television systems.

Sales, Marketing and Distribution

Our direct sales force of over 7,000 employees sells our products and services into more than 100 countries worldwide. Our sales force is segmented by product, geography and vertical market. In addition, some of our Installation & Services salespeople specialize either in sales to new construction projects or in aftermarket agreements for services and maintenance. As discussed above, our Global Products segment generally sells its products through wholesalers, distributors and contractors rather than directly to customers, although in many cases Global Products will work directly with customers, regulators, industry organizations and standards bodies to generate demand for its products and services. In our Installation & Services segments, we continue to align our sales efforts against vertical markets to develop industry expertise and segment specific solutions in order to best serve customers and accelerate growth by differentiating our solutions in the marketplace.

Properties and Facilities

Our locations include research and development facilities, manufacturing facilities, warehouse and distribution centers and sales and service offices. Additionally, our locations include approximately 30 monitoring call centers located around the world. All of our monitoring facilities operate 24 hours a day on a year-round basis. Incoming alarm signals are routed via an internal communications network to the next available operator. Operators are quickly updated with information including the name and location of the customer and site, and the nature of the alarm signal. Depending upon the type of service specified by the customer contract, operators respond to emergency-related alarms by calling the customer by telephone (for verification purposes) and relaying information to local fire or police departments, as necessary. Additional action may be taken by the operators as needed, depending on the specific situation.

We operate from more than 1,200 locations in more than 50 countries. These properties total approximately 14 million square feet, of which approximately 4 million square feet are owned and 10 million square feet are leased. NA Installation & Services occupies approximately 450 locations and approximately 6 million square feet throughout North America. ROW Installation & Services occupies approximately 530 locations in over 30 countries and approximately 1 million square feet. Global Products occupies approximately 220 locations in over 30 countries and approximately 7 million square feet worldwide.

We consider the many offices, manufacturing facilities, warehouses, and other properties that we own or lease to be in good condition and generally suitable for the purposes for which they are used. We do not anticipate difficulty in renewing existing leases as they expire or in finding alternative facilities.

Intellectual Property

Patents, trademarks, copyrights and other proprietary rights are important to our business. We also rely upon trade secrets, manufacturing know-how, continuing technological innovations and licensing opportunities to maintain and improve our competitive position. We review third-party proprietary rights, including trademarks, patents and patent applications, in an effort to develop an effective intellectual property strategy, avoid infringement of third-party proprietary rights, identify licensing opportunities and misappropriation of our proprietary rights, and monitor the intellectual property claims of others.

After giving effect to the Distributions, we will own a portfolio of patents that principally relates to electronic security systems; fire protection products and systems, including fire detection and fire suppression with chemical, gas, foam and water agents; personal protective products and systems for fire and other hazards; and integrated systems for surveillance and control of public transportation and other public works. We will also own a portfolio of trademarks and will be a licensee of various patents and trademarks. Patents for individual products extend for varying periods according to the date of patent filing or grant and the legal term of patents in the various countries where patent protection is obtained. Trademark rights may potentially extend for longer periods of time and are dependent upon national laws and use of the marks.

While we consider our patents to be valuable assets that extend the commoditization life cycle of our products, we do not believe that our overall operations are dependent upon any single patent or group of related patents.

Research and Development

We are engaged in research and development in an effort to introduce new products, to enhance the effectiveness, ease of use, safety and reliability of our existing products and to expand the applications for which the uses of our products are appropriate. For example, in order to position ourselves to participate in and lead the development of residential interactive platforms, enterprise-wide integrated access control platforms and transition IP video platforms, we have made significant investments in our security products portfolio. In addition, we continually evaluate developing technologies in all areas that we believe will enhance our business for possible investment. Our research and development expense would have been $129 million in 2011, $112 million in 2010 and $105 million in 2009, after giving effect to the Distributions. We expect to continue to increase investments in research and development.

Raw and Other Purchased Materials

We are a large buyer of metals and other commodities, including gasoline. We purchase materials from a large number of independent sources around the world and have experienced no shortages that have had a material adverse effect on our businesses. We enter into long-term supply contracts, using fixed or variable pricing to manage our exposure to potential supply disruptions. Significant changes in the costs of certain raw materials, including steel, brass and certain flurochemicals used in our fire suppression agents, may have an adverse impact on costs and operating margins.

Governmental Regulation and Supervision

Our operations are subject to numerous federal, state and local laws and regulations, both within and outside the United States, in areas such as consumer protection, government contracts, international trade, environmental protection, labor and employment, tax, licensing and others. For example, most U.S. states in which we operate have licensing laws directed specifically toward the alarm and fire suppression industries. Our security business currently relies extensively upon the use of wireline and wireless telephone service to communicate signals, and wireline and wireless telephone companies in the United States are regulated by the federal and state governments. In addition, government regulation of fire safety codes can impact our fire protection business. These and other laws and regulations impact the manner in which we conduct our business, and changes in legislation or government policies can affect our worldwide operations, both positively and negatively. For a more detailed description of the various laws and regulations that affect our business, see “Risk Factors—Risks Relating to Our Business” and “Risk Factors—Risks Related to Legal, Regulatory and Compliance Matters.”

Environmental Matters

We are subject to numerous foreign, federal, state and local environmental protection and health and safety laws governing, among other things, the generation, storage, use and transportation of hazardous materials; emissions or discharges of substances into the environment; and the health and safety of our employees.

Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances at their properties or at properties at which they have disposed of hazardous substances. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances or pursuant to indemnifications provided by us in connection with asset disposals. We have received notification from the U.S. Environmental Protection Agency and from state environmental agencies that conditions at a number of sites where we and others disposed of hazardous substances require cleanup and other possible remedial action and may require that we reimburse the government or otherwise pay for the cost of cleanup of those sites and/or for natural resource damages. We have projects underway at a number of current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations.

Given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods, the ultimate cost of cleanup at disposal sites and manufacturing facilities is difficult to predict. In view of our financial position and reserves for environmental matters, we believe that any potential payment of such estimated amounts will not have a material adverse effect on our financial position, results of operations or cash flows.

Employees

After giving effect to the Distributions, we expect to employ approximately 69,000 people worldwide, of which approximately 20,000 would have been employed in the United States and 49,000 would have been employed outside the United States. We expect approximately 15% of these employees to be covered by collective bargaining agreements or works councils and we believe that our relations with the labor unions are generally good.

History and Development

Tyco International Ltd. is a company organized under the laws of Switzerland. Effective June 29, 2007, Tyco International Ltd. completed the spin-offs of Covidien Ltd. (“Covidien”) and TE Connectivity Ltd. (“TE Connectivity”), formerly our Healthcare and Electronics businesses, respectively, into separate, publicly traded companies (the “2007 Separation”) in the form of a distribution to Tyco shareholders.

On December 22, 2010, we sold a majority interest in our Electrical and Metal Products business. See Note 3 to our 2011 Consolidated Financial Statements, incorporated by reference herein.

Tyco’s registered and principal office is located at Freier Platz 10, CH-8200 Schaffhausen, Switzerland. Its management office in the United States is located at 9 Roszel Road, Princeton, New Jersey 08540.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement, you should carefully consider the matters described below relating to the proposed spin-offs, the Merger and our business following the spin-offs in deciding whether to vote for approval of the proposals presented in this proxy statement. The risks described below give effect to, or relate to, the spin-offs, assuming that the Distributions are approved by our shareholders and consummated as described in this proxy statement. Information about risks to our business as it is currently conducted is available from our Annual Report on Form 10-K for the year ended September 30, 2011 and the other documents incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” for instructions to obtain those documents.

In addition to the matters described below, you should also carefully consider the matters described under the sections titled “Risk Factors” in the ADT Preliminary Information Statement and the Tyco Flow Control Preliminary Prospectus for certain additional risks relating to the spin-offs, the Merger, ADT’s, Tyco Flow Control’s and Pentair’s businesses, and ADT’s and Tyco Flow Control’s shares following the Distributions and the Merger assuming approval of the proposals required for the Transactions.

If any of the risks described below actually occurs, our business, financial condition, results of operations and cash flows could be materially and adversely affected. Any such adverse effect may cause the trading price of our common shares to decline and as a result you could lose all or part of your investment in us. Additional risks and uncertainties not presently known to us or risks that we currently believe to be immaterial also may adversely affect the spin-offs and Tyco, ADT and/or Tyco Flow Control as separate companies.

Risks Relating to Our Business

General economic and cyclical industry conditions may adversely affect our financial condition, results of operations or cash flows.

Our operating results have been and may in the future be adversely affected by general economic conditions and the cyclical pattern of certain markets that we serve. For example, demand for our services and products is significantly affected by the level of commercial and residential construction, industrial capital expenditures for facility expansions and maintenance and the amount of discretionary business and consumer spending, each of which historically has displayed significant cyclicality. Even if demand for our products is not negatively affected, the liquidity and financial position of our customers could impact their ability to pay in full and/or on a timely basis.

Much of the demand for installation of security products and fire detection and suppression solutions is driven by commercial and residential construction and industrial facility expansion and maintenance projects. Commercial and residential construction projects are heavily dependent on general economic conditions, localized demand for commercial and residential real estate and availability of credit. Many commercial and residential real estate markets have experienced excess capacity since the beginning of the global financial crisis, and in some markets demand may not improve significantly for years, if at all. In addition, most commercial and residential real estate developers rely heavily on project financing from banks and other institutional lenders in order to initiate and complete projects. The decline in real estate values in many parts of the world that accompanied the global financial crisis has led to significant reductions in the availability of project financing, even in markets where demand may otherwise be sufficient to support new construction. These factors have in turn hampered demand for new fire detection and suppression and security installations.

Levels of industrial capital expenditures for facility expansions and maintenance turn on general economic conditions, economic conditions within specific industries we serve, expectations of future market behavior and available financing. Additionally, volatility in commodity prices can negatively affect the level of these activities and can result in postponement of capital spending decisions or the delay or cancellation of existing orders.

The businesses of many of our industrial customers, particularly oil and gas companies, chemical and petrochemical companies and general industrial companies, are to varying degrees cyclical and have experienced periodic downturns. During such economic downturns, customers in these industries historically have tended to delay major capital projects, including greenfield construction, expensive maintenance projects and upgrades. Additionally, demand for our products and services may be affected by volatility in energy and commodity prices and fluctuating demand forecasts, as our customers to be more conservative in their capital planning, which may reduce demand for our products and services. Although our industrial customers tend to be less dependent on project financing than real estate developers, disruptions in financial markets and banking systems, such as recent disruptions related to the European sovereign debt crisis, could make credit and capital markets difficult for our customers to access, and could raise the cost of new debt for our customers to prohibitive levels. Any difficulty in accessing these markets and the increased associated costs can have a negative effect on investment in large capital projects, including necessary maintenance and upgrades, even during periods of favorable end-market conditions.

Many of our customers outside of the industrial and commercial sectors, including governmental and institutional customers, have experienced budgetary constraints as sources of revenue, including tax receipts, general obligation and construction bonds, endowments and donations, have been negatively impacted by the global financial crisis. These budgetary constraints have in the past and may in the future reduce demand for our products among governmental and institutional customers.

Reduced demand for our products and services could result in the delay or cancellation of existing orders or lead to excess manufacturing capacity, which unfavorably impacts our absorption of fixed manufacturing costs. This reduced demand may also erode average selling prices in our industry. Any of these results could adversely affect our business, financial condition, results of operations and cash flows.

We face competition in each of our businesses, which results in pressure on our profit margins and limits our ability to maintain or increase the market share of our products. If we cannot successfully compete in an increasingly global market-place, our operating results may be adversely affected.

We operate in competitive domestic and international markets and compete with many highly competitive manufacturers and service providers, both domestically and on a global basis. Our manufacturing businesses face competition from lower cost manufacturers in Asia and elsewhere and our service businesses face competition from alternative service providers around the world.

For example, in the market for the installation and service of certain types of fire detection and suppression systems, particularly water sprinkler systems, we face intense pricing pressure from local contractors who may have significantly lower labor costs and general overhead expenses than we do. Similarly, the monitored security alarm industry is subject to competitive pricing pressures on installation, monitoring and service fees, including from smaller regional and local companies.

Currently, key components of our competitive position are our ability to adapt to changing competitive environments and to manage expenses successfully. This, however, requires continuous management focus on reducing costs, maintaining our competitive position and improving efficiency through cost controls, productivity enhancements and regular appraisal of our asset portfolio. If we are unable to achieve appropriate levels of scalability or cost-effectiveness, or if we are otherwise unable to manage and react to changes in the global marketplace, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our future growth is largely dependent upon our ability to continue to adapt our products, services and organization to meet the demands of local markets in both developed and emerging economies and by developing or acquiring new technologies that achieve market acceptance with acceptable margins.

Our businesses operate in global markets that are characterized by evolving industry standards. Although many of our largest competitors are also global industrial companies, we compete with thousands of smaller regional and local companies that may be positioned to offer products produced at lower cost than ours, particularly in emerging markets, or to capitalize on highly localized relationships and knowledge that are difficult for us to replicate. We have found that in several emerging markets potential customers prefer local suppliers, in some cases because of existing relationships and in other cases because of local legal restrictions or incentives that favor local businesses.

Accordingly, our future success depends upon a number of factors, including our ability to: adapt our products, services, organization, workforce and sales strategies to fit localities throughout the world, particularly in high growth emerging markets; identify emerging technological and other trends in our target end-markets; and develop or acquire, manufacture and bring competitive products and services to market quickly and cost-effectively. Adapting our businesses to serve more local markets will require us to invest considerable resources in building our distribution channels and engineering and manufacturing capabilities in those markets to ensure that we can address customer demand. Even when we invest in growing our business in local markets, we may not be successful for any number of reasons, including competitive pressure from regional and local businesses that may have superior local capabilities or products that are produced more locally at lower cost. Our ability to develop or acquire new products and services can affect our competitive position and requires the investment of significant resources. These acquisitions and development efforts divert resources from other potential investments in our businesses, and they may not lead to the development of new technologies, products or services on a timely basis. Moreover, as we introduce new products, we may be unable to detect and correct defects in the design of a product or in its application to a specified use, which could result in loss of sales or delays in market acceptance. Even after introduction, new or enhanced products may not satisfy consumer preferences and product failures may cause consumers to reject our products. As a result, these products may not achieve market acceptance and our brand images could suffer. In addition, the markets for our products and services may not develop or grow as we anticipate. As a result, the failure to effectively adapt our products and services to the needs of local markets, the failure of our technology, products or services to gain market acceptance, the potential for product defects or the obsolescence of our products and services could significantly reduce our revenues, increase our operating costs or otherwise materially and adversely affect our business, financial condition, results of operations and cash flows.

We face risks relating to doing business internationally that could adversely affect our business.

Our business operates and serves consumers worldwide. There are certain risks inherent in doing business internationally, including:

•	economic volatility and the current global economic recession;

•	the difficulty of enforcing agreements, collecting receivables and protecting assets, especially our intellectual property rights, through non-U.S. legal systems;

•	possibility of unfavorable circumstances from host country laws or regulations;

•	fluctuations in revenues, operating margins and other financial measures due to currency exchange rate fluctuations and restrictions on currency and earnings repatriation;

•	trade protection measures, import or export restrictions, licensing requirements and local fire and security codes and standards;

•	increased costs and risks of developing, staffing and simultaneously managing a number of foreign operations as a result of distance as well as language and cultural differences;

•	issues related to occupational safety and adherence to local labor laws and regulations;

•	potentially adverse tax developments;

•	longer payment cycles;

•	changes in the general political, social and economic conditions in the countries where we operate, particularly in emerging markets;

•	the threat of nationalization and expropriation;

•	the presence of corruption in certain countries; and

•	fluctuations in available municipal funding in those instances where a project is government financed.

One or more of these factors could adversely affect our business and financial condition.

In order to manage our day-to-day operations, we must overcome cultural and language barriers and assimilate different business practices. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with laws of multiple countries. We also must communicate and monitor standards and directives across our global network. Our failure to successfully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and to enforce compliance with standards and procedures.

A significant percentage of our future growth is anticipated to come from emerging markets, and if we are unable to expand our operations in emerging markets, our growth rate could be negatively affected.

One aspect of our growth strategy is to seek significant growth in emerging markets, including China, India, Latin America and the Middle East, which in turn depends on economic and political conditions in those markets. Emerging markets generally involve greater financial and operational risks than more mature markets, where legal systems are more developed and familiar to us. In some cases, emerging markets have greater political and economic volatility and greater vulnerability to infrastructure and labor disruptions. Negative or uncertain political climates in developing and emerging markets could also adversely affect us.

We cannot guarantee that our growth strategy will be successful. If we are unable to manage the risks inherent in our growth strategy in emerging markets, including civil unrest, international hostilities, natural disasters, security breaches and failure to maintain compliance with multiple legal and regulatory systems, our results of operations and ability to grow could be materially adversely affected.

Our international operations expose us to fluctuations in foreign currency exchange rates.

A significant portion of our revenue and certain of our costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. Certain of the foreign currencies to which we have exposure have undergone significant devaluation in the past, which can reduce the value of our local monetary assets, reduce the U.S. dollar value of our local cash flow and potentially reduce the U.S. dollar value of future local net income. Although we intend to enter into forward exchange contracts to economically hedge some of our risks associated with transactions denominated in certain foreign currencies, no assurances can be made that exchange rate fluctuations will not adversely affect our financial condition, results of operations and cash flows.

In addition, we are a large buyer of metals (including steel, ductile iron and copper) and other non-metal commodities, including fossil fuels for our manufacturing operations and our vehicle fleet, the prices of which have fluctuated significantly in recent years. Increases in the prices of some of these commodities could increase the costs of manufacturing our products and providing our services. We may not be able to pass on these costs to our customers or otherwise effectively manage price volatility and this could have a material adverse effect on our financial condition, results of operations or cash flows. Further, in a declining price environment, our operating margins may contract because we account for inventory using the first-in, first-out method.

We monitor these exposures as an integral part of our overall risk management program. In some cases, we enter into hedge contracts to insulate our results of operations from these fluctuations. These hedges are subject to the risk that our counterparty may not perform. As a result, changes in currency exchange rates, commodity prices and interest rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Failure to maintain and upgrade the security of our information and technology networks, including personally identifiable and other information; non-compliance with our contractual or other legal obligations regarding such information; or a violation of the Company’s privacy and security policies with respect to such information, could adversely affect us.

We are dependent on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and, in the normal course of our business, we collect and retain significant volumes of certain types of personally identifiable and other information pertaining to our customers, stockholders and employees. The legal, regulatory and contractual environment surrounding information security and privacy is constantly evolving and companies that collect and retain such information are under increasing attack by cyber-criminals around the world. A significant actual or potential theft, loss, fraudulent use or misuse of customer, stockholder, employee or our data, whether by third parties or as a result of employee malfeasance or otherwise, non-compliance with our contractual or other legal obligations regarding such data or a violation of our privacy and security policies with respect to such data could adversely impact our reputation and could result in significant costs, fines, litigation or regulatory action against us. In addition, we depend on our information technology infrastructure for business-to-business and business-to-consumer electronic commerce. Security breaches of this infrastructure can create system disruptions and shutdowns that could result in disruptions to our operations. Increasingly, our security products and services are accessed through the Internet, and security breaches in connection with the delivery of our services via the Internet may affect us and could be detrimental to our reputation, business, operating results and financial condition. We cannot be certain that advances in criminal capabilities, new discoveries in the field of cryptography or other developments will not compromise or breach the technology protecting the networks that access our products and services.

We are continuously upgrading and consolidating our systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. Our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the implementation of new technology systems may cause disruptions in our business operations and have an adverse effect on our business and operations, if not anticipated and appropriately mitigated.

If we cannot obtain sufficient quantities of materials, components and equipment required for our manufacturing activities at competitive prices and quality and on a timely basis, or if our manufacturing capacity does not meet demand, our financial condition, results of operations and cash flows may suffer.

We purchase materials, components and equipment from unrelated parties for use in our manufacturing operations. If we cannot obtain sufficient quantities of these items at competitive prices and quality and on a timely basis, we may not be able to produce sufficient quantities of product to satisfy market demand, product shipments may be delayed or our material or manufacturing costs may increase. In addition, because we cannot always immediately adapt our cost structures to changing market conditions, our manufacturing capacity may at times exceed or fall short of our production requirements. Any of these problems could result in the loss of customers, provide an opportunity for competing products to gain market acceptance and otherwise materially and adversely affect our business, financial condition, results of operations and cash flows.

Failure to attract, motivate, train and retain qualified personnel could adversely affect our business.

Our culture and guiding principles focus on continuously training, motivating and developing employees, and in particular we strive to attract, motivate, train and retain qualified engineers and managers to handle the day-to-day operations of a highly diversified organization. Many of our manufacturing processes, and many of the integrated solutions we offer, are highly technical in nature. Our ability to expand or maintain our business depends on our ability to hire, train and retain engineers and other technical professionals with the skills necessary to understand and adapt to the continuously developing needs of our customers. This includes developing talent and leadership capabilities in emerging markets, where the depth of skilled employees is often limited and competition for resources is intense. Our geographic expansion strategy in emerging markets depends on our ability to attract, retain and integrate qualified managers and engineers. If we fail to attract, motivate, train and retain qualified personnel, or if we experience excessive turnover, we may experience declining sales, manufacturing delays or other inefficiencies, increased recruiting, training and relocation costs and other difficulties, and our business, financial condition, results of operations and cash flows could be materially and adversely affected.

We may be required to recognize substantial impairment charges in the future.

Pursuant to accounting principles generally accepted in the United States, we are required to assess our goodwill, intangibles and other long-lived assets periodically to determine whether they are impaired. Disruptions to our business, unfavorable end-market conditions and protracted economic weakness, unexpected significant declines in operating results of reporting units, divestitures and market capitalization declines may result in material charges for goodwill and other asset impairments. We maintain significant goodwill and intangible assets on our balance sheet, and we believe these balances are recoverable. However, fair value determinations require considerable judgment and are sensitive to change. Impairments to one or more of our reporting units could occur in future periods whether or not connected with the annual impairment analysis. Future impairment charges could materially affect our reported earnings in the periods of such charges and could adversely affect our financial condition and results of operations.

Divestitures of some of our businesses or product lines may materially adversely affect our financial condition, results of operations or cash flows.

We continually evaluate the performance of all of our businesses and may sell businesses or product lines. Divestitures involve risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of our business, the potential loss of key employees and the retention of uncertain environmental or other contingent liabilities related to the divested business. In addition, divestitures may result in significant asset impairment charges, including those related to goodwill and other intangible assets, which could have a material adverse effect on our financial condition and results of operations. We cannot assure you that we will be successful in managing these or any other significant risks that we encounter in divesting a business or product line, and any divestiture we undertake could materially and adversely affect our business, financial condition, results of operations and cash flows.

Our business strategy includes acquiring companies and making investments that complement our existing business. These acquisitions and investments could be unsuccessful or consume significant resources, which could adversely affect our operating results.

We will continue to analyze and evaluate the acquisition of strategic businesses or product lines with the potential to strengthen our industry position or enhance our existing set of product and services offerings. We cannot assure you that we will identify or successfully complete transactions with suitable acquisition candidates in the future. Nor can we assure you that completed acquisitions will be successful.

Acquisitions and investments may involve significant cash expenditures, debt incurrence, operating losses and expenses that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Acquisitions involve numerous other risks, including:

•	diversion of management time and attention from daily operations;

•	difficulties integrating acquired businesses, technologies and personnel into our business;

•	inability to obtain required regulatory approvals and/or required financing on favorable terms;

•	potential loss of key employees, key contractual relationships, or key customers of acquired companies or of us;

•	assumption of the liabilities and exposure to unforeseen liabilities of acquired companies; and

•	dilution of interests of holders of our common shares through the issuance of equity securities or equity-linked securities.

It may be difficult for us to complete transactions quickly and to integrate acquired operations efficiently into our current business operations. Any acquisitions or investments may ultimately harm our business or financial condition, as such acquisitions may not be successful and may ultimately result in impairment charges.

We depend on third-party licenses for our products and services.

We rely on certain software technology that we license from third parties and use in our products and services to perform key functions and provide critical functionality, particularly in our commercial security business. Because our products and services incorporate software developed and maintained by third parties we are, to a certain extent, dependent upon such third parties’ ability to maintain or enhance their current products and services, to ensure that their products are free of defects or security vulnerabilities, to develop new products and services on a timely and cost-effective basis, and to respond to emerging industry standards and other technological changes. Further, these third-party technology licenses may not always be available to us on commercially reasonable terms or at all. If our agreements with third-party vendors are not renewed or the third-party software fails to address the needs of our software products and services, we would be required to find alternative software products and services or technologies of equal performance or functionality. We cannot assure that we would be able to replace the functionality provided by third-party software if we lose the license to this software, it becomes obsolete or incompatible with future versions of our products and services or is otherwise not adequately maintained or updated. Furthermore, even if we obtain licenses to alternative software products or services that provide the functionality we need, we may be required to replace hardware installed at our monitoring centers and at our customers’ sites, including security system control panels and peripherals, in order to effect our integration of or migration to alternative software products. Any of these factors could materially and adversely affect our business, financial condition, results of operations and cash flows.

A material disruption of our operations, particularly at our monitoring and/or manufacturing facilities, could adversely affect our business.

If our operations, particularly at our monitoring facilities and/or manufacturing facilities, were to be disrupted as a result of significant equipment failures, natural disasters, power outages, fires, explosions, terrorism, sabotage, adverse weather conditions, public health crises, labor disputes or other reasons, we may be unable to effectively respond to alarm signals, fill customer orders and otherwise meet obligations to or demand from our customers, which could adversely affect our financial performance.

Interruptions in production could increase our costs and reduce our sales. Any interruption in production capability could require us to make substantial capital expenditures to fill customer orders, which could negatively affect our profitability and financial condition. We maintain property damage insurance that we believe to be adequate to provide for reconstruction of facilities and equipment, as well as business interruption insurance to mitigate losses resulting from any production interruption or shutdown caused by an insured loss. However, any recovery under our insurance policies may not offset the lost sales or increased costs that may be experienced during the disruption of operations, which could adversely affect our business, financial condition, results of operations and cash flow.

Infringement or expiration of our intellectual property rights, or allegations that we have infringed the intellectual property rights of third parties, could negatively affect us.

We rely on a combination of patents, copyrights, trademarks, trade secrets, know-how, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We cannot guarantee, however, that the steps we have taken to protect our intellectual property will be adequate to prevent infringement of our rights or misappropriation of our technology, trade secrets or know-how. For example, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some of the countries in which we operate. In addition, while we generally enter into confidentiality agreements with our employees and third parties to protect our trade secrets, know-how, business strategy and other proprietary information, such confidentiality agreements could be breached or otherwise may not provide meaningful protection for our trade secrets and know-how related to the design, manufacture or operation of our products. If it became necessary for us to resort to litigation to protect our intellectual property rights, any proceedings could be burdensome and costly, and we may not prevail. Further, adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. Finally, for those products in our portfolio that rely on patent protection, once a patent has expired, the product is generally open to competition. Products under patent protection usually generate significantly higher revenues than those not protected by patents. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our business, financial condition, results of operations and cash flows.

In addition, we may be subject to claims of intellectual property infringement by third parties. The litigation process is costly and subject to inherent uncertainties, and we may not prevail in litigation matters regardless of the merits of our position. Intellectual property lawsuits or claims may become extremely disruptive if the plaintiffs succeed in blocking the trade of our products and services and they may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business may be adversely affected by work stoppages, union negotiations, labor disputes and other matters associated with our labor force.

After giving effect to the spin-offs, we expect to employ approximately 65,000 people worldwide. Approximately 15% of these employees will be covered by collective bargaining agreements or work councils. Although we believe that our relations with the labor unions and work councils that represent our employees are generally good and we have experienced no material strikes or work stoppages recently, no assurances can be made that we will not experience in the future these and other types of conflicts with labor unions, works councils, other groups representing employees or our employees generally, or that any future negotiations with our labor unions will not result in significant increases in our cost of labor. Additionally, a work stoppage at one of our suppliers could materially and adversely affect our operations if an alternative source of supply were not readily available. Stoppages by employees of our customers could also result in reduced demand for our products.

The European debt crisis may affect our business, results of operations and financing.

In 2011, the financial crisis in Europe continued, triggered by high sovereign budget deficits and rising direct and contingent sovereign debt in Greece, Ireland, Italy, Portugal and Spain, which created concerns about the ability of these EU countries to continue to service their sovereign debt obligations. Despite assistance packages to certain of these countries, concerns persist regarding their debt burden and their ability to meet future financial obligations, the overall stability of the Euro and the suitability of the Euro as a single currency given the diversity of the Eurozone countries. These concerns could lead to the re-introduction of individual currencies in one or more Eurozone countries, or, in more extreme circumstances, the possible dissolution of the Euro currency entirely. A weaker European economy may transcend Europe, cause investors to lose confidence in the safety and soundness of European financial institutions and the stability of European member economies, and likewise negatively affect U.S.-based financial institutions, the stability of the global financial markets, and the economic recovery underway in the United States. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of our euro- denominated assets and obligations. In addition, concerns over the effect of this financial crisis on financial institutions in Europe and globally could have an adverse impact on the capital markets generally, and more specifically on our ability and the ability of our customers, suppliers and lenders to finance their respective businesses, to access liquidity at acceptable financing costs, if at all, and on the availability of supplies and materials.

Risks Related to Legal, Regulatory and Compliance Matters

We are subject to a variety of claims and litigation that could cause a material adverse effect on our financial condition, results of operations and cash flows.

In the normal course of our business, we are subject to claims and lawsuits, including from time to time claims for damages related to product liability and warranties, litigation alleging the infringement of intellectual property rights, litigation alleging anti-competitive behavior, and litigation related to employee matters and commercial disputes. The Separation and Distribution Agreements generally will require us to indemnify Tyco Flow Control and ADT for certain claims related to our activities those of our former subsidiaries and also provide that under certain circumstances we may be liable for certain legal liabilities incurred by Tyco Flow Control or ADT following the spin-off. See “Business of Tyco” and “Governance of Tyco—Other Directorships, Conflicts and Related Party Transactions” for additional information regarding our potential legal liabilities. In certain circumstances, patent infringement and anti-trust laws permit successful plaintiffs to recover treble damages. Furthermore, we face exposure to product liability claims in the event that any of our products results in personal injury or property damage. If any of our products prove to be defective, we may also be required to recall or redesign such products, which could result in significant unexpected costs. Any insurance we maintain may not be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred.

The defense of these lawsuits may involve significant expense and diversion of our management’s attention. In addition, we may be required to pay damage awards or settlements, become subject to injunctions or other equitable remedies or suffer from adverse publicity that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are exposed to greater risks of liability for employee acts or omissions, or system failure, than may be inherent in other businesses.

If a customer or third party believes that he or she has suffered harm to person or property due to an actual or alleged act or omission of one of our employees or a security or fire system failure, he or she may pursue legal action against us, and the cost of defending the legal action and of any judgment could be substantial. In particular, because our products and services are intended to protect lives and real and personal property, we may have greater exposure to litigation risks than businesses that provide other consumer and small business products and services. We could face liability for failure to respond adequately to alarm activations or failure of our fire protection systems to operate as expected. The nature of the services we provide exposes us to the risks that we may be held liable for employee acts or omissions or system failures. In an attempt to reduce this risk, our installation, service and monitoring agreements and other contracts contain provisions limiting our liability in such circumstances. However, in the event of litigation with respect to such matters, it is possible that these limitations may be deemed not applicable or unenforceable.

Police departments could refuse to respond to calls from monitored security service companies.

Police departments in a limited number of U.S. cities do not respond to calls from monitored security service companies, either as a matter of policy or by local ordinance. We have offered affected customers the option of receiving responses from private guard companies, in most cases through contracts with us, which increases the overall cost to customers. If more police departments, whether inside or outside the U.S., were to refuse to respond or be prohibited from responding to calls from monitored security service companies, our ability to attract and retain customers could be negatively impacted and our results of operations and cash flow could be adversely affected.

Our business operates in a regulated industry.

Our operations and employees are subject to various U.S. federal, state and local licensing laws, fire and security codes and standards and other laws and regulations. In certain jurisdictions, we are required to obtain licenses or permits to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have an adverse effect on us. Furthermore, our systems generally must meet fire and building codes in order to be installed, and it is possible that our current or future products will fail to meet such codes, which could require us to make costly modifications to our products or to forgo marketing in certain jurisdictions.

Changes in laws or regulations could require us to change the way we operate or to utilize resources to maintain compliance, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations were to change or if we or our products failed to comply, our business, financial condition and results of operations could be materially and adversely affected.

Our international operations are subject to a variety of complex and continually changing laws and regulations.

Due to the international scope of our operations, the system of laws and regulations to which we are subject is complex and includes regulations issued by the U.S. Customs and Border Protection, the U.S. Department of Commerce’s Bureau of Industry and Security, the U.S. Treasury Department’s Office of Foreign Assets Control and various non U.S. governmental agencies, including applicable export controls, customs, currency exchange control and transfer pricing regulations, as applicable. No assurances can be made that we will continue to be found to be operating in compliance with, or be able to detect violations of, any such laws or regulations. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are party to asbestos-related product litigation that could adversely affect our financial condition, results of operations and cash flows.

We, along with numerous other companies, are named as defendants in a substantial number of lawsuits based on alleged exposure to asbestos-containing materials. These cases typically involve product liability claims based primarily on allegations of manufacture, sale or distribution of industrial products that either contained asbestos or were attached to or used with asbestos-containing components manufactured by third parties. Each case typically names between dozens to hundreds of corporate defendants. We have observed an increase in the number of these lawsuits over the past several years, including lawsuits by plaintiffs with mesothelioma-related claims. A large percentage of these suits have not presented viable legal claims and, as a result, have been dismissed by the courts. Our strategy has been, and continues to be, to mount a vigorous defense aimed at having unsubstantiated suits dismissed, and, where appropriate, settling suits before trial. We cannot predict the extent to which we will be successful in litigating or otherwise resolving lawsuits in the future and we continue to evaluate different strategies related to asbestos claims filed against the Company. Unfavorable rulings, judgments or settlement terms could have a material adverse impact on our business, financial condition, results of operations and cash flows.

We currently record an estimated liability related to pending claims and claims estimated to be received over the next seven years, including related defense costs, based on a number of key assumptions and estimation methodologies. These assumptions are derived from claims experience over the past five years and reflect our expectations about future claim activities over the next seven years. These assumptions about the future may or may not prove accurate, and accordingly, we may incur additional liabilities in the future. A change in one or more of the inputs or the methodology that we use to estimate the asbestos liability could materially change the estimated liability and associated cash flows for pending and future claims. Although it is possible that the Company will incur additional costs for asbestos claims filed beyond the next seven years, we do not believe there is a reasonable basis for estimating those costs at this time. On a quarterly and annual basis, we perform analyses to review and update as appropriate, the underlying assumptions.

We also record an asset that represents our best estimate of probable recoveries from insurers or other responsible parties for the estimated asbestos liabilities. There are significant assumptions made in developing estimates of asbestos-related recoveries, such as policy triggers, policy or contract interpretation, success in litigation in certain cases, the methodology for allocating claims to policies, and the continued solvency of the insurers or other responsible parties. The assumptions underlying the recorded asset may not prove accurate, and as a result, actual performance by our insurers and other responsible parties could result in lower receivables and cash flows expected to reduce our asbestos costs. Due to these uncertainties, as well as our inability to reasonably estimate any additional asbestos liability for claims that may be filed beyond the next seven years, it is not possible to predict the ultimate outcome of the cost, nor potential recoveries, of resolving the pending and all unasserted asbestos claims. Additionally, we believe it is possible that the cost of asbestos claims filed beyond the next seven years, net of expected recoveries, could have a material adverse effect on our financial position, results of operations or cash flows.

Our operations expose us to the risk of material environmental liabilities, litigation and violations.

We are subject to numerous U.S. federal, state, local and non-U.S. environmental protection and health and safety laws governing, among other things:

•	the generation, storage, use and transportation of hazardous materials;

•	emissions or discharges of substances into the environment;

•	investigation and remediation of hazardous substances or materials at various sites; and

•	the health and safety of our employees.

We cannot assure you that we have been or will be at all times in compliance with environmental and health and safety laws. If we violate these laws, we could be fined, criminally charged or otherwise sanctioned by regulators.

Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances at their properties or at properties at which they have disposed of hazardous substances. In addition to cleanup actions brought by governmental authorities, private parties could bring personal injury or other claims due to the presence of, or exposure to, hazardous substances.

We have received notification from the United States Environmental Protection Agency and from state environmental agencies, that conditions at several sites where we and others disposed of hazardous substances require cleanup and other possible remedial action and may require that we reimburse the government or otherwise pay for the cost of cleanup of those sites and/or for natural resource damages. We have projects underway at several current and former manufacturing facilities to investigate and remediate environmental contamination resulting from past operations by us or by other businesses that previously owned or used the properties. These projects relate primarily to a variety of activities, including:

•	solvent, oil, metal and other hazardous substance contamination cleanup; and

•	structure decontamination and demolition, including asbestos abatement.

These projects involve both remediation expenses and capital improvements. In addition, we remain responsible for certain environmental issues at manufacturing locations previously sold by us.

The ultimate cost of cleanup at disposal sites and manufacturing facilities is difficult to predict given uncertainties regarding the extent of the required cleanup, the interpretation of applicable laws and regulations and alternative cleanup methods. Environmental laws are complex, change frequently and have tended to become more stringent over time. While we have budgeted for future capital and operating expenditures to maintain compliance with such laws, we cannot provide assurance that our costs of complying with current or future environmental protection and health and safety laws, or our liabilities arising from past or future releases of, or exposures to, hazardous substances will not exceed our estimates or materially adversely affect our financial condition, results of operations and cash flows. We may also be subject to material liabilities for additional environmental claims for personal injury or cleanup in the future based on our past, present or future business activities or for existing environmental conditions of which we are not presently aware.

Legislative action by the U.S. Congress could adversely affect us.

Legislative action could be taken by the U.S. Congress which, if ultimately enacted, could override tax treaties, or modify statutes or regulations, upon which we rely, which could materially adversely affect our effective corporate tax rate. We cannot predict the outcome of any specific legislative proposals. If proposals were enacted that had the effect of disregarding our incorporation in Switzerland or limiting our ability as a Swiss company to take advantage of the tax treaties between Switzerland and the United States, we could be subject to increased taxation.

Changes in legislation or governmental regulations or policies in the jurisdictions in which we operate could have a significant impact on our financial condition, results of operations or cash flows.

We operate in regulated industries in various domestic and international markets. Our U.S. operations are subject to regulation by a number of federal, state and local governmental agencies with respect to safety of operations and equipment, labor and employment matters and financial responsibility. Intrastate operations in the United States are subject to regulation by state regulatory authorities, and our international operations are regulated by the countries in which they operate and by extra-territorial laws. We and our employees are subject to various U.S. federal, state and local laws and regulations, as well as non-U.S. laws and regulations, including many related to consumer protection. Most states in which we operate have licensing laws covering the monitored security services industry and the construction industry. Changes in laws or regulations could require us to change the way we operate, which could increase costs or otherwise disrupt operations. In addition, failure to comply with any applicable laws or regulations could result in substantial fines or revocation of our operating permits and licenses. If laws and regulations changed or we failed to comply, our financial condition, results of operations or cash flows could be materially and adversely affected.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws outside the United States.

The U.S. Foreign Corrupt Practices Act (the “FCPA”) and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or other persons for the purpose of obtaining or retaining business. Recent years have seen a substantial increase in anti-bribery law enforcement activity, with more frequent and aggressive investigations and enforcement proceedings by both the Department of Justice (“DOJ”) and the SEC, increased enforcement activity by non-U.S. regulators, and increases in criminal and civil proceedings brought against companies and individuals. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that are recognized as having governmental and commercial corruption and in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Because many of our customers and end users are involved in infrastructure construction and energy production, they are often subject to increased scrutiny by regulators. We cannot assure you that our internal control policies and procedures will always protect us from reckless or criminal acts committed by our employees or third party intermediaries. In the event that we believe or have reason to believe that our employees or agents have or may have violated applicable anti-corruption laws, including the FCPA, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Violations of these laws may result in criminal or civil sanctions, which could disrupt our business and result in a material adverse effect on our reputation, business, results of operations or financial condition.

Furthermore, we are subject to investigations by the DOJ and the SEC related to allegations that improper payments have been made by our subsidiaries and third party intermediaries in recent years in violation of the FCPA. We have continued to report to the DOJ and the SEC the remedial measures that we have taken in response to the allegations and our own internal investigations, and in February 2010, we initiated discussions with the DOJ and SEC aimed at resolving these matters, which remain ongoing. Although we have recorded our best estimate of potential loss related to these or other similar matters, it is possible that this estimate may differ from the ultimate loss determined in connection with the resolution of this matter, as we may be required to pay material fines, consent to injunctions on future conduct, consent to the imposition of a compliance monitor, or suffer other criminal or civil penalties or adverse impacts, including being subject to lawsuits brought by private litigants, each of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Relating to Our Liquidity and Financial Markets

Disruptions in the financial markets could have adverse effects on us, our customers and our suppliers, by increasing our funding costs or reducing the availability of credit.

In the normal course of our business, we may access credit markets for general corporate purposes, which may include repayment of indebtedness, acquisitions, additions to working capital, repurchase of common shares, capital expenditures and investments in our subsidiaries. Although we believe we have sufficient liquidity to meet our foreseeable needs, our access to and the cost of capital could be negatively impacted by disruptions in the credit markets. In 2009 and 2010, credit markets experienced significant dislocations and liquidity disruptions, and similar disruptions in the credit markets could make financing terms for borrowers unattractive or unavailable. These factors may make it more difficult or expensive for us to access credit markets if the need arises. In addition, these factors may make it more difficult for our suppliers to meet demand for their products or for prospective customers to commence new projects, as customers and suppliers may experience increased costs of debt financing or difficulties in obtaining debt financing. Disruptions in the financial markets have had adverse effects on other areas of the economy and have led to a slowdown in general economic activity that may continue to adversely affect our businesses. These disruptions may have other unknown adverse affects. Based on these conditions, our profitability and our ability to execute our business strategy may be adversely affected.

Covenants in our debt instruments may adversely affect us.

Our bank credit agreements contain customary financial covenants, including a limit on the ratio of debt to earnings before interest, taxes, depreciation, and amortization and limits on incurrence of liens and subsidiary debt. In addition, the indentures governing our bonds customary covenants including limits on negative pledges, subsidiary debt and sale/leaseback transactions.

Although we believe none of these covenants are restrictive to our operations, our ability to meet the financial covenants can be affected by events beyond our control, and we cannot provide assurance that we will meet those tests. A breach of any of these covenants could result in a default under our credit agreements or indentures. Upon the occurrence of an event of default under any of our credit facilities or indentures, the lenders or trustees could elect to declare all amounts outstanding thereunder to be immediately due and payable and, in the case of credit facility lenders, terminate all commitments to extend further credit. If the lenders or trustees accelerate the repayment of borrowings, we cannot provide assurance that we will have sufficient assets to repay our credit facilities and our other indebtedness. Furthermore, acceleration of any obligation under any of our material debt instruments will permit the holders of our other material debt to accelerate their obligations, which could have a material adverse affect on our financial condition.

Material adverse legal judgments, fines, penalties or settlements could adversely affect our financial health and prevent us from fulfilling our obligations under our outstanding indebtedness.

We estimate that our available cash, our cash flow from operations and amounts available to us under our credit facilities will be adequate to fund our operations and service our debt for the foreseeable future. However, material adverse legal judgments, fines, penalties or settlements arising from litigation and similar contingencies could require additional funding. If such developments require us to obtain additional funding, we cannot provide assurance that we will be able to obtain the additional funding that we need on commercially reasonable terms or at all, which could have a material adverse effect on our financial condition, results of operations or cash flows.

Such an outcome could have important consequences to you. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other corporate purposes, including dividend payments;

•	increase our vulnerability to adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	restrict our ability to introduce new technologies or exploit business opportunities;

•	make it more difficult for us to satisfy our payment obligations with respect to our outstanding indebtedness; and

•	increase the difficulty and/or cost to us of refinancing our indebtedness.

We may increase our debt or raise additional capital in the future, which could affect our financial health, and may decrease our profitability.

We may increase our debt or raise additional capital in the future, subject to restrictions in our debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of additional capital stock, the terms of the debt or capital stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional equity, your percentage ownership in us would decline. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us.

Risks Relating to Tax Matters

We share responsibility for certain of our, Covidien’s and TE Connectivity’s income tax liabilities for tax periods prior to and including June 29, 2007.

In connection with the 2007 Separation, Tyco entered into a tax sharing agreement (the “2007 Tax Sharing Agreement”) that governs the rights and obligations of each party with respect to certain pre-2007 Separation tax liabilities and certain tax liabilities arising in connection with the 2007 Separation. More specifically, Tyco, Covidien and TE Connectivity share 27%, 42% and 31%, respectively, of income tax liabilities that arise from adjustments made by tax authorities to Tyco’s, Covidien’s and TE Connectivity’s U.S. and certain non-U.S. income tax returns and certain taxes attributable to internal transactions undertaken in anticipation of the 2007 Separation. In addition, in the event the 2007 Separation, or certain related transactions, is determined to be taxable as a result of actions taken after the 2007 Separation by Tyco, Covidien, or TE Connectivity, the party responsible for such failure would be responsible for all taxes imposed on Tyco, Covidien, or TE Connectivity as a result thereof. If none of the companies is responsible for such failure, then Tyco, Covidien, and TE Connectivity would be responsible for such taxes in the same manner and in the same proportions as other shared tax liabilities under the 2007 Tax Sharing Agreement. Costs and expenses associated with the management of these shared tax liabilities are generally shared equally among the parties.

If any party to the 2007 Tax Sharing Agreement were to default in its obligation to another party to pay its share of the distribution taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2007 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Covidien’s and TE Connectivity’s tax liabilities.

With respect to years prior to and including the 2007 Separation, tax authorities have raised issues and proposed tax adjustments that are generally subject to the sharing provisions of the 2007 Tax Sharing Agreement and which may require Tyco to make a payment to a taxing authority, Covidien or TE Connectivity. Tyco has recorded a liability of $437 million as of December 30, 2011 which it has assessed and believes is adequate to cover the payments that Tyco may be required to make under the 2007 Tax Sharing Agreement. Tyco is reviewing and contesting certain of the proposed tax adjustments.

With respect to adjustments raised by the IRS, although Tyco has resolved a substantial number of these adjustments, a few significant items remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, Tyco has not been able to resolve certain open items, which primarily involve the treatment of certain intercompany debt issued during the period, through the IRS appeals process. As a result, Tyco expects to litigate these matters once it receives the requisite statutory notices from the IRS, which is likely to occur within the next six months. However, the ultimate resolution of these matters is uncertain and could result in Tyco being responsible for a greater amount than it expects under the 2007 Tax Sharing Agreement.

Examinations and audits by tax authorities, including the IRS, could result in additional tax payments for prior periods.

The Company and its subsidiaries’ income tax returns periodically are examined by various tax authorities. In connection with these examinations, tax authorities, including the IRS, have raised issues and proposed tax adjustments, in particular, with respect to tax years preceding the 2007 Separation. We are reviewing and contesting certain of the proposed tax adjustments. Although we expect to resolve a substantial number of the proposed tax adjustments with the IRS, a few significant items are expected to remain open with respect to the audit of the 1997 through 2004 years. As of the date hereof, it is unlikely that we will be able to resolve these open items, which primarily involve the treatment of certain intercompany transactions during the period related to the audits, through the IRS appeals process. As a result, we may be required to litigate these matters. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the United States and other tax jurisdictions based on our estimate of whether, and the extent to which, additional income taxes will be due. These tax liabilities are reflected net of related tax loss carry-forwards. We adjust these liabilities in light of changing facts and circumstances. We have assessed our obligations under the 2007 Tax Sharing Agreement and determined that the recorded liability is sufficient to cover the indemnifications made by us under such agreement. However, such amount could differ materially from amounts that are actually determined to be due, and any such difference could materially adversely affect our financial position, results of operations or cash flows.

If the distribution of Covidien and TE Connectivity common shares to our shareholders or certain internal transactions undertaken in connection with the 2007 Separation is determined to be taxable for U.S. federal income tax purposes, we could incur significant U.S. federal income tax liabilities.

We have received private letter rulings from the IRS regarding the U.S. federal income tax consequences of the distribution of Covidien and TE Connectivity common shares to our shareholders substantially to the effect that the distribution of such shares, except for cash received in lieu of fractional shares, will qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code. The private letter rulings also provided that certain internal transactions undertaken in anticipation of the 2007 Separation would qualify for favorable treatment under the Code. The private letter rulings relied on certain facts and assumptions, and certain representations and undertakings, from Tyco, Covidien and TE Connectivity regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the private letter rulings and the opinions, the IRS could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated, or that the distributions should be taxable for other reasons, including as a result of significant changes in stock ownership or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, we would recognize gain in an amount equal to the excess of the fair market value of the Covidien and TE Connectivity common shares distributed to our shareholders on June 29, 2007 over our tax basis in such common shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we would incur significant U.S. federal income tax liabilities if it ultimately is determined that certain internal transactions undertaken in connection with the 2007 Separation are taxable.

Risks Relating to Our Jurisdiction of Incorporation in Switzerland

Swiss laws differ from the laws in effect in the United States and may afford less protection to holders of Tyco’s securities.

Because of differences between Swiss law and U.S. state and federal laws and differences between the governing documents of Swiss companies and those incorporated in the U.S., it may not be possible to enforce in Switzerland, court judgments obtained in the United States against Tyco based on the civil liability provisions of the federal or state securities laws of the United States. As a result, in a lawsuit based on the civil liability provisions of the U.S. federal or state securities laws, U.S. investors may find it difficult to:

•	effect service within the United States upon Tyco or its directors and officers located outside the United States;

•	enforce judgments obtained against those persons in U.S. courts or in courts in jurisdictions outside the United States; and

•

enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal or state securities laws.

Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles set forth in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if:

•	the non-Swiss court had jurisdiction pursuant to the Swiss Federal Act on Private International Law;

•	the judgment of such non-Swiss court has become final and non-appealable;

•	the judgment does not contravene Swiss public policy;

•	the court procedures and the service of documents leading to the judgment were in accordance with the due process of law; and

•

no proceeding involving the same position and the same subject matter was first brought in Switzerland, or adjudicated in Switzerland, or that it was earlier adjudicated in a third state and this decision is recognizable in Switzerland.

Our status as a Swiss corporation may limit our flexibility with respect to certain aspects of capital management and may cause us to be unable to make distributions or repurchase shares without subjecting our shareholders to Swiss withholding tax, or at all.

Swiss law allows our shareholders to authorize share capital that can be issued by the Board of Directors without additional shareholder approval, but this authorization is limited to 50% of the existing registered share capital and must be renewed by the shareholders every two years. Our current authorized share capital will expire on March 9, 2013. Additionally, subject to specified exceptions, Swiss law grants preemptive rights to existing shareholders to subscribe for new issuances of shares. Swiss law also does not provide as much flexibility in the various terms that can attach to different classes of shares as the laws of some other jurisdictions. In the event we need to raise common equity capital at a time when the trading price of our shares is below the par value of the shares (currently CHF 6.70 (or approximately $       based on the exchange rate in effect on                 , 2012)), we will need to obtain approval of shareholders to decrease the par value of our shares. As of                 , 2012 the closing price of our ordinary shares on the NYSE was $      . We cannot provide assurance that we would be able to obtain such shareholder approval in a timely manner. Obtaining shareholder approval would require filing a preliminary proxy statement with the SEC and convening a meeting of shareholders which would delay any capital raising plans. If we were to receive shareholder approval to reduce the par value of our registered shares, the reduction would decrease our ability to pay dividends as a repayment of share capital, which may in the future subject shareholders to Swiss withholding tax. Swiss law also reserves for approval by shareholders certain corporate actions over which a board of directors would have authority in some other jurisdictions. For example, dividends must be approved by shareholders. These Swiss law requirements relating to our capital management may limit our flexibility, and situations may arise where greater flexibility would have provided substantial benefits to our shareholders.

Under Swiss law, a Swiss corporation may pay dividends only if the corporation has sufficient distributable profits from previous fiscal years, or if the corporation has distributable reserves, each as evidenced by its audited statutory balance sheet. Distributable reserves are generally booked either as “free reserves” or as “contributed surplus” (contributions received from shareholders) in the “reserve from capital contributions.” Payments may be made out of registered share capital—the aggregate par value of a company’s registered shares—only by way of a capital reduction.

Tyco’s freely distributable reserves based on its Swiss statutory account for fiscal year 2011 are CHF 7.94 billion, representing CHF 8.17 billion of freely distributable reserves as of September 30, 2011 reduced by approximately CHF 0.23 billion of dividends declared by our shareholders’ annual meeting on March 7, 2012. That amount—the amount available for future distributions—will be reduced by any additional distributions approved by our shareholders, including, (i) the ordinary cash dividends out of contributed surplus in the aggregate amount of $0.30 per share proposed in this proxy statement and (ii) CHF          billion, representing the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements).

Tyco’s qualifying contributed surplus based on its Swiss statutory account for fiscal year 2011 is CHF 35 billion. That amount will be reduced by (i) the ordinary cash dividends and (ii) the greater of (x) CHF          billion, representing the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements) and (y) the aggregate trading value of all distributed ADT and Tyco Flow Control shares (calculated as the product of multiplying the number of ADT and Tyco Flow Control shares, respectively, distributed in the special dividends in kind by the opening trading price of ADT common stock and Tyco Flow Control common shares, respectively, on the first trading day after distribution of the special dividend). The accumulated deficit in Tyco’s statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. As a result, Tyco’s total shareholders’ equity in its Swiss statutory accounts will be reduced by the aggregate book value of ADT and Tyco Flow Control.

Assuming (i) the number of ADT shares and Tyco Flow Control shares distributed as special dividends is                      and                     , respectively, (ii) the opening trading price per ADT share and Tyco Flow Control share is $       and $      , respectively, and (iii) the ordinary cash dividends in the aggregate amount of $0.30 per share proposed in this proxy statement are approved, our qualifying contributed surplus after giving effect to the proposals in this proxy statement would be approximately CHF        billion. Note that the actual amount of our qualifying contributed surplus will, among other things, depend on the actual opening trading price of ADT and Tyco Flow Control on the day following the Distributions.

See “The Special General Meeting” for a table showing the impact of the Distributions and the ordinary cash dividends.

Furthermore, generally, Swiss withholding tax of 35% is due on dividends and similar distributions to our shareholders, regardless of the place of residency of the shareholder, unless the distribution is made to shareholders (i) by way of a reduction of par value or (ii) assuming certain conditions are met out of qualifying contributed surplus (Kapitaleinlage) accumulated on or after January 1, 1997. If we are not successful in our efforts to make dividends through a reduction of par value or out of qualifying contributed surplus, then any dividends paid by us generally will be subject to a Swiss federal withholding tax. The withholding tax must be withheld from the gross distribution and paid to the Swiss Federal Tax Administration. A U.S. holder that qualifies for benefits under the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income, which we refer to as the “U.S.-Swiss Treaty,” may apply for a refund of the tax withheld in excess of the 15% treaty rate (or in excess of the 5% reduced treaty rate for qualifying corporate shareholders with at least 10% participation in our voting stock, or for a full refund in the case of qualified pension funds). Even if we are able to pay dividends in the future, there can be no assurance that we will meet the requirements to pay such dividends free from Swiss withholding tax or that Swiss withholding rules will not be changed in the future. We cannot provide assurance that the current Swiss law with respect to distributions out of qualifying contributed surplus will not be changed or that a change in Swiss law will not adversely affect us or our shareholders, in particular as a result of distributions out of qualifying contributed surplus becoming subject to additional corporate law or other restrictions. There are currently motions pending in the Swiss Parliament that purport to limit the distribution of qualifying contributed surplus. In addition, over the long term, the amount of par value available to us for par value reductions or qualifying contributed surplus available to us to pay out as distributions is limited.

Under present Swiss tax laws, repurchases of shares for the purposes of cancellation are treated as a partial liquidation subject to 35% Swiss withholding tax on the difference between the repurchase price and the par value except, since January 1, 2011, to the extent attributable to qualifying contributed surplus (Kapitaleinlagereserven) if any. If, and to the extent that, the repurchase of shares is out of retained earnings or other taxable reserves, the Swiss withholding becomes due. No partial liquidation treatment applies and no withholding tax is triggered if the shares are not repurchased for cancellation but held by us as treasury shares. However, should we not resell such treasury shares within six years, the withholding tax becomes due at the end of the six year period.

Although we may follow a share repurchase process for future share repurchases, if any, similar to a “second trading line” on the SIX Swiss Exchange in which Swiss institutional investors sell shares to us and are generally able to receive a refund of the Swiss withholding tax, if we are unable to use this process successfully, we may not be able to repurchase shares for the purposes of capital reduction without triggering Swiss withholding tax if and to the extent that the repurchase of shares is made out of retained earnings or other taxable reserves. No withholding tax would be applicable if and to the extent that tax free qualifying contributed surplus is attributable to the share repurchase.

Risks Related to the Spin-Offs and the Merger

If the spin-offs are completed, our operational and financial profile will change and we will be a smaller, less diversified company.

If completed, the spin-offs will result in Tyco being a smaller, less diversified company with a narrower business focus than we currently have. We will have a more limited business with greater concentration in the commercial market and may be more vulnerable to changing market conditions, which could materially and adversely affect our business, financial condition and results of operations. In addition, our diversification of revenues, costs, and cash flows will diminish. As a result, it is possible that our results of operations, cash flows, working capital and financing requirements may be subject to increased volatility and it may be difficult or more expensive for us to obtain financing. Our operations may also be impacted by a limited ability to attract new employees in a timely manner.

We may be unable to achieve some or all of the benefits that we expect to achieve from the spin-offs and the Merger.

Although we believe that separating the residential and small business security business in the United States and Canada and the flow control business by means of the spin-offs, and combining the flow control business with Pentair’s business, will provide financial, operational, managerial and other benefits to Tyco and its shareholders, including those discussed under “The Spin-Offs and the Merger—Tyco’s Reasons for the ADT Distribution” and “The Spin-Offs and the Merger—Tyco’s Reasons for the Tyco Flow Control Transactions,” the spin-offs may not provide the results on the scope or on the scale we anticipate, and the assumed benefits of the spin-offs and the Merger may not be fully realized. Accordingly, the spin-offs and the Merger might not provide Tyco and its shareholders benefits or value in excess of the benefits and value that might have been created or realized had Tyco retained the residential and small business security business in the United States and Canada and/or the flow control business or undertaken another strategic alternative involving the residential and small business security business in the United States and Canada and/or the flow control business.

We will share responsibility for certain of our, Tyco Flow Control’s and ADT’s income tax liabilities for tax periods prior to and including the distribution date.

In connection with the Distributions, we will enter into the 2012 Tax Sharing Agreement with Tyco and ADT that will be separate from the 2007 Tax Sharing Agreement and which will govern the rights and obligations of Tyco, ADT and Tyco Flow Control for certain tax liabilities before the Distributions, including Tyco’s obligations under the 2007 Tax Sharing Agreement, as more fully described in “The Separation and Distribution Agreements and the Ancillary Agreements—2012 Tax Sharing Agreement,” below. To the extent we are responsible for any liability under the 2012 Tax Sharing Agreement, there could be a material adverse impact on our financial position, results of operations, cash flows or our effective tax rate in future reporting periods.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the Distribution Taxes (as defined in the section “The Separation and Distribution Agreements and the Ancillary Agreements—2012 Tax Sharing Agreement”) that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Tyco Flow Control’s and ADT’s tax liabilities.

The trading price of Tyco common shares may experience volatility and will decline following the Distributions.

We expect the trading price of Tyco common shares immediately following the Distributions to be lower than immediately prior to the Distributions because the trading price for our shares will no longer reflect the value of the residential and small business security business in the United States and Canada and the flow control business. In addition, until the market has fully analyzed the value of Tyco without our residential and small business security business in the United States and Canada and the flow control business, the price of our common shares may fluctuate.

Furthermore, investors holding our common stock may hold our common stock because of a decision to invest in a company that is large and operates in multiple markets with a diversified product and services portfolio. If the proposed spin-off transactions are completed, shares of our common stock will represent an investment in a smaller company with its business concentrated in the fire detection and suppression business, the commercial security business and the residential security business outside of the United States and Canada. These changes may not match some holders’ investment strategies or meet minimum criteria for inclusion in stock market indices or portfolios, which could cause investors to sell their shares of our common stock. Excessive selling pressure could cause the market price of our common stock to decrease following the completion of the proposed spinoff.

Following the Distributions, the value of your Tyco common shares, ADT common stock and Tyco Flow Control common shares may collectively trade at an aggregate price less than that at which Tyco shares might trade had the Distributions not occurred.

For a number of factors, including the future performance of Tyco, ADT and Tyco Flow Control as separate, independent companies, the future shareholder base and market for Tyco common shares, ADT common stock and Tyco Flow Control common shares and the prices at which these shares individually trade, and other factors described elsewhere in this proxy statement, the Tyco common shares, ADT common stock and Tyco Flow Control common shares that you may hold following the Distributions may collectively trade at a value less than the price at which Tyco common shares might have traded had the Distributions not occurred and Tyco continued to own the residential and small business security business in the United States and Canada and the flow control business.

If the Distributions or certain internal transactions undertaken in anticipation of the Distributions are determined to be taxable for U.S. federal income tax purposes, we, our shareholders that are subject to U.S. federal income tax and/or both ADT and Tyco Flow Control could incur significant U.S. federal income tax liabilities.

Tyco has received a private letter ruling from the IRS regarding the U.S. federal income tax consequences of the Distributions to the effect that, for U.S. federal income tax purposes, the Distributions will qualify as tax-free under Sections 355 and/or 361 of the Code, except for cash received in lieu of a fractional share of ADT common stock or of Tyco Flow Control common shares. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distributions will qualify for favorable treatment under the Code. In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes. The private letter ruling relies and the opinion will rely on certain facts and assumptions, and certain representations and undertakings, from us, Tyco Flow Control and ADT regarding the past and future conduct of our respective businesses and other matters.

Notwithstanding the private letter ruling and the opinion, the IRS could determine on audit that the Distributions or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the Distributions or the internal transactions should be taxable for other reasons, including as a result of significant changes in stock ownership (which might take into account changes in Tyco Flow Control stock ownership resulting from the Merger) or asset ownership after the Distributions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. In addition, the opinions will be based on current law, and cannot be relied upon if current law changes with retroactive effect. If the Distributions ultimately are determined to be taxable, the Distributions could be treated as a taxable dividend or capital gain to you for U.S. federal income tax purposes, and you could incur significant U.S. federal income tax liabilities. In addition, we would recognize gain in an amount equal to the excess of the fair market value of the Tyco Flow Control common shares and the shares of ADT common stock distributed to our shareholders on the distribution date over our tax basis in such common shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax. However, we, Tyco Flow Control or ADT could incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the Distributions are taxable.

In addition, under the terms of the 2012 Tax Sharing Agreement, in the event the Distributions or the internal transactions were determined to be taxable as a result of actions taken after the Distributions by us, Tyco Flow Control or ADT, the party responsible for such failure would be responsible for all taxes imposed on us, Tyco Flow Control or ADT as a result thereof. If such failure is not the result of actions taken after the Distributions by us, Tyco Flow Control or ADT, then we, Tyco Flow Control and ADT would be responsible for any taxes imposed on us, Tyco Flow Control or ADT as a result of such determination in the same manner and in the same proportions as we share Shared Tax Liabilities (as defined in the section “The Separation and Distribution Agreements and the Ancillary Agreements”). Such tax amounts could be significant. In the event that any party to the 2012 Tax Sharing Agreement defaults in its obligation to pay Distribution Taxes (as defined in the section “The Spin-Offs and the Merger—2012 Tax Sharing Agreement”) to another party that arise as a result of no party’s fault, each non-defaulting party would be responsible for an equal amount of the defaulting party’s obligation to make a payment to another party in respect of such other party’s taxes.

If the Distributions or the Merger are determined to be taxable for Swiss withholding tax purposes, we, ADT and Tyco Flow Control could incur significant Swiss withholding tax liabilities.

Generally, Swiss withholding tax of 35% is due on dividends and similar distributions to Tyco’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus accumulated on or after January 1, 1997 are exempt from Swiss withholding tax, if certain conditions are met (Kapitaleinlageprinzip). Tyco has obtained a ruling from the Swiss Federal Tax Administration confirming that the Distributions qualify as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions.

It is a condition to closing of the Merger that, at the Effective Time, Tyco will have obtained one or more tax rulings from the Swiss Tax Administrations, which rulings shall be in full force and effect on the closing date of the Merger, confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal tax purposes (including with respect to Swiss stamp tax and Swiss withholding tax); (ii) the relevant Swiss tax base of Panthro Acquisition for Swiss tax (including federal and cantonal and communal) purposes; (iii) the relevant amount of capital contribution reserves (Kapitaleinlageprinzip) which will be exempt from Swiss withholding tax in the event of a distribution to the Tyco Flow Control shareholders after the Merger; and (iv) that no Swiss stamp tax will be levied on certain post-Merger restructuring transactions.

These tax rulings rely on certain facts and assumptions, and certain representations and undertakings, from Tyco. Notwithstanding these tax rulings, the Swiss Federal Tax Administration could determine on audit that the Distributions or the Merger should be treated as a taxable transaction for withholding tax or other tax purposes if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated. If the Distributions or the Merger ultimately are determined to be taxable for withholding tax or other tax purposes, Tyco and Tyco shareholders could incur material Swiss withholding tax liabilities that could significantly detract from, or eliminate, the benefits of the Distributions and the Merger. In addition, Tyco could become liable to indemnify Tyco Flow Control for part of any Swiss withholding tax liabilities to the extent provided under the 2012 Tax Sharing Agreement. See “The Separation and Distribution Agreements and the Ancillary Agreements—2012 Tax Sharing Agreement.”

We might not be able to engage in desirable strategic transactions and equity issuances following the Distributions because of restrictions relating to U.S. federal income tax requirements for tax-free distributions.

Our ability to engage in significant equity transactions could be limited or restricted after the Distributions in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the Distributions. Even if the Distributions otherwise qualify for tax-free treatment under Section 355 of the Code, it may result in corporate-level gain to Tyco under Section 355(e) of the Code if 50% or more, by vote or value, of our shares, Tyco Flow Control’s shares or ADT’s shares are acquired or issued as part of a plan or series of related transactions that includes the Distributions. Any acquisitions or issuances of our shares, Tyco Flow Control’s shares or ADT’s shares within two years after the Distributions generally will be presumed to be part of such a plan, although we, Tyco Flow Control or ADT may be able to rebut that presumption.

To preserve the tax-free treatment to us of the Distributions, under the 2012 Tax Sharing Agreement that we will enter into with Tyco Flow Control and ADT, we will be prohibited from taking or failing to take any action that prevents the Distributions and related transactions from being tax-free. Further, for the two-year period following the Distributions, without obtaining the consent of Tyco Flow Control and ADT, a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm, we may be prohibited from:

•	approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares when combined with any other changes in ownership of our common shares,

•	redeeming equity securities,

•	selling or otherwise disposing of more than 35% of Tyco Flow Control’s assets, or

•	engaging in certain internal transactions.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. Moreover, we expect the 2012 Tax Sharing Agreement to also provide that we will be responsible for any taxes imposed on Tyco Flow Control or any of its affiliates or on ADT or any of its affiliates as a result of the failure of the Distributions or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain actions taken after the Distributions by or in respect of us, any of our affiliates or our shareholders.

There is no existing market for ADT common stock or Tyco Flow Control common shares and we cannot be certain that an active trading market will develop or be sustained after the Distributions, and following the Distributions, ADT’s or Tyco Flow Control’s or both of their stock prices may fluctuate significantly.

There is currently no public market for ADT common stock. Although Pentair’s common shares have been trading on the NYSE since 1978, there is currently no public market for Tyco Flow Control common shares. It is anticipated that before the distribution date for the special dividend distributing ADT common stock, trading of shares of ADT common stock would begin on a “when-issued” basis and such trading would continue up to and including the distribution date. It is anticipated that trading of Tyco Flow Control common shares will not begin on a “when-issued” basis before the distribution date but will begin upon consummation of the Merger. There can be no assurance that an active trading market for ADT’s common stock or Tyco Flow Control’s common shares will develop as a result of the Distributions and the Merger or be sustained in the future. The lack of an active market may make it more difficult for you to sell ADT shares and/or Tyco Flow Control shares and could lead to the share price for ADT common stock and/or Tyco Flow Control common shares being depressed or more volatile.

Substantial sales of shares of ADT common stock and/or Tyco Flow Control common shares may occur in connection with the Distributions and the Merger, which could cause ADT’s and/or Tyco Flow Control’s stock price to decline.

The shares of ADT common stock that we may distribute to our shareholders generally may be sold immediately in the public market, and Tyco Flow Control common shares that we may distribute to our shareholders generally may be sold after the Tyco Flow Control Distribution and consummation of the Merger. Although we have no actual knowledge of any plan or intention on the part of any significant shareholder to sell shares of ADT common stock or Tyco Flow Control common shares following the Distributions and the Merger, it is likely that some of our shareholders will sell shares of ADT common stock and/or Tyco Flow Control common shares received in the Distributions if, for reasons such as ADT’s and/or Tyco Flow Control’s business profile or market capitalization as an independent company, ADT and/or Tyco Flow Control does not fit their investment objectives. In particular, we are a member of the S&P 500 Index, while Tyco Flow Control and ADT will not initially be and may not be in the future. Accordingly, certain of our shareholders may elect or be required to sell ADT and/or Tyco Flow Control shares following the Distributions due to investment guidelines or other reasons. The sales of significant amounts of ADT common stock and/or Tyco Flow Control common shares or the perception in the market that this will occur may result in the lowering of the market price of their respective common shares.

The ADT shares and Tyco Flow Control shares to be received by Tyco shareholders as a result of the Distributions will have different rights from Tyco common shares.

Following completion of the Distributions, Tyco shareholders receiving ADT common stock and Tyco Flow Control common shares will be shareholders of ADT, a Delaware corporation, and shareholders of Tyco Flow Control, a Swiss corporation, in addition to shareholders of Tyco, a Swiss company limited by shares. The rights afforded to shareholders of ADT common stock will be governed by ADT’s certificate of incorporation, ADT’s bylaws, and Delaware law. The rights afforded to shareholders of Tyco Flow Control common shares will be governed by Tyco Flow Control’s articles of association and Swiss law. As a result, you will have different rights with respect to your Tyco shares relative to your ADT shares due to the differences in the governing documents and laws of Tyco and ADT, and certain different rights with respect to your Tyco shares relative to your Tyco Flow Control shares due to differences in the articles of association of Tyco and Tyco Flow Control. The key differences are described in the section titled “Comparison of Rights of Tyco Shareholders, ADT Shareholders and Tyco Flow Control Shareholders following the Distributions and the Merger” in this proxy statement.

Failure to complete the Distributions and the Merger could negatively impact the stock price and future business and financial results of Tyco.

If the Distributions and the Merger are not completed, our ongoing businesses may be adversely affected and we will be subject to certain risks and consequences, including the following:

•	we will be required to pay certain costs and expenses relating to the Distributions and the Merger, such as legal and accounting fees, whether or not they are completed; and

•

matters relating to the Distributions and the Merger may require substantial commitments of time and resources by Tyco, ADT and Tyco Flow Control management, which could otherwise have been devoted to other opportunities that may have been beneficial to Tyco, ADT and Tyco Flow Control.

In addition, if the Distributions and the Merger are not completed, we may experience negative reactions from the financial markets.

Tyco and ADT will enter into non-compete and non-solicit restrictions that will prohibit (i) Tyco from competing with ADT in the residential and small business security business in the United States and Canada and (ii) ADT from competing with Tyco in the commercial fire and security businesses, in each case for a period of time following the ADT Distribution.

We expect that the ADT Separation and Distribution Agreement to be entered into in connection with the spin-offs will include non-compete provisions pursuant to which (i) Tyco will be prohibited from competing with ADT in the residential and small business security business in the United States and Canada and (ii) ADT will be prohibited from competing with Tyco in the commercial fire and security businesses, in each case for        years from the date of the ADT Distribution. In addition, we expect that the ADT Separation and Distribution Agreement will contain non-solicitation provisions preventing (i) Tyco from soliciting ADT’s residential small business customers in the United States and Canada and (ii) ADT from soliciting Tyco’s security customers, in each case for        years following the ADT Distribution. This will effectively prevent each of Tyco and ADT from expanding its respective business into these restricted markets in these jurisdictions during the restricted periods. These factors could materially and adversely affect Tyco’s and ADT’s business, financial condition, results and operations and cash flows.

The combined Tyco Flow Control and Pentair may not realize the growth opportunities and cost synergies that are anticipated from the Merger.

The benefits that we expect to achieve as a result of the Merger will depend, in part, on the ability of the combined company to realize anticipated growth opportunities and cost synergies. The combined company’s success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Tyco Flow Control’s business and operations and Pentair’s business and operations. Even if the combined company is able to integrate the Tyco Flow Control and Pentair businesses and operations successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies that we currently expect from this integration within the anticipated time frame or at all. For example, the combined company may be unable to eliminate duplicative costs. Moreover, the combined company may incur substantial expenses in connection with the integration of Tyco Flow Control’s business and Pentair’s business. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Merger may be offset by costs incurred or delays in integrating the businesses.

The number of Tyco Flow Control shares that Tyco shareholders will receive in the Distribution is not subject to adjustment based on the performance of Tyco Flow Control or Pentair. Accordingly, because this performance may fluctuate, the relative market values of the Tyco Flow Control common that Tyco shareholders receive in the Distribution may not reflect the relative performance of the individual companies at the time of the Merger.

In connection with the Distribution and the Merger, Tyco shareholders as of the record date for the Tyco Flow Control Distribution or their transferees will own approximately 52.5% of the outstanding shares of the combined Tyco Flow Control/Pentair entity on a fully-diluted basis after giving effect to the Merger. Tyco shareholders who receive Tyco Flow Control shares in the Tyco Flow Control Distribution will not receive any new shares in the Merger and will continue to hold their existing shares of Tyco and Tyco Flow Control. If the economic performance of Pentair relative to Tyco Flow Control declines prior to the completion of the Merger, Tyco shareholders will not receive any compensation or adjustment to account for the effective diminishment in the value of their Tyco Flow Control shares received in the Tyco Flow Control Distribution.

Investors holding Tyco Flow Control common shares immediately prior to the Merger will, in the aggregate, have a significantly reduced ownership and voting interest after the Merger and will exercise less influence over management.

Tyco Flow Control shareholders immediately prior to the Merger will, in the aggregate, own a significantly smaller percentage of the combined company after the Merger’s completion. Following completion of the Merger and prior to the elimination of fractional shares, Tyco Flow Control shareholders immediately prior to the Merger collectively will own approximately 52.5% of the outstanding shares of the combined company on a fully-diluted basis. Consequently, Tyco Flow Control shareholders immediately prior to the Merger, collectively, will be able to exercise less influence over the management and policies of the combined company than they could exercise over the management and policies of Tyco Flow Control immediately prior to the Merger. The directors of Pentair prior to the Merger are expected to comprise ten of the up to twelve members of the Board of Directors of Tyco Flow Control following the Merger.

The integration of Tyco Flow Control and Pentair following the Merger may present significant challenges.

There is a significant degree of difficulty and management distraction inherent in the process of integrating the Tyco Flow Control and Pentair businesses. These difficulties include:

•	carrying on the ongoing operations of each business during integration;

•	the necessity of coordinating geographically separate organizations;

•	the challenge of integrating the business cultures of each company, which may prove to be incompatible;

•	the challenge and cost of integrating the information technology systems of each company; and

•	the potential difficulty in retaining key officers and personnel of Tyco Flow Control and Pentair.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Tyco Flow Control’s or Pentair’s businesses. Members of Tyco Flow Control’s or Pentair’s senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage the combined business, service existing customers, attract new customers and develop new products or strategies. If Tyco Flow Control’s and Pentair’s senior management are not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We cannot assure you that Tyco Flow Control and Pentair will successfully or cost-effectively integrate their businesses. The failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Regulatory agencies may delay or impose conditions on approval of the Merger, which may diminish the anticipated benefits of the Merger.

Satisfaction of the conditions to completion of the Merger and therefore the Tyco Flow Control Distribution requires the receipt of government consents, approvals, orders and authorizations, including approvals from foreign regulatory agencies. While we intend to pursue vigorously all required governmental approvals and do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, the requirement to receive these approvals before the Tyco Flow Control Distribution and Merger could delay the completion of the Tyco Flow Control Distribution and the Merger, possibly for a significant period of time after Tyco shareholders have approved the Tyco Flow Control Distribution at the Special General Meeting. In addition, these governmental agencies may attempt to condition their approval of the Merger on the imposition of conditions that could have a material adverse effect on Tyco Flow Control’s operating results or the value of Tyco Flow Control common shares after the Tyco Flow Control Distribution and Merger are completed. Any delay in the completion of the Tyco Flow Control Distribution and Merger could diminish anticipated benefits of the spin-off and Merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction. Any uncertainty over the ability of the companies to complete the spin-off and Merger could make it more difficult for Tyco Flow Control and Pentair to retain key employees or to pursue business strategies. In addition, until the spin-off and Merger are completed, the attention of Tyco Flow Control and Pentair management may be diverted from ongoing business concerns and regular business responsibilities to the extent management is focused on matters relating to the Tyco Flow Control Distribution and Merger, such as obtaining regulatory approvals.

The pendency of the Merger could potentially adversely affect the business and operations of Tyco Flow Control and the Pentair business.

In connection with the pending Merger, some customers of each of Tyco Flow Control and the Pentair business may delay or defer decisions or may end their relationships with the relevant company, which could negatively affect the revenues, earnings and cash flows of Tyco Flow Control and Pentair, regardless of whether the Merger is completed. Similarly, it is possible that current and prospective employees of Tyco Flow Control and Pentair could experience uncertainty about their future roles with the combined company following the Merger, which could materially adversely affect the ability of each of Tyco Flow Control and Pentair to attract and retain key personnel during the pendency of the Merger.

The registration of the new shares to be issued to the holders of Pentair common shares must be registered in the Commercial Register of the Canton of Schaffhausen, Switzerland. Registration may be blocked, thereby delaying or preventing the issuance of the shares and completion of the Merger.

In order for us to issue the shares to be delivered to the holders of Pentair common shares, we must register the increase in our share capital with the Commercial Register of the Canton of Schaffhausen, Switzerland, prior to the issuance of the shares. This registration may, for reasons beyond our control, fail to take place in time to enable the issuance of the shares required for the completion of the Merger. In such case, the completion of the Merger will be delayed or may not occur.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements set forth or incorporated by reference herein concerning expectations of financial or operational performance or economic outlook, or concerning other future events or results, or which refer to matters which are not historical facts, are “forward-looking statements” within the meaning of the U.S. federal securities laws. Similarly, statements that describe Tyco’s (or ADT’s, Tyco Flow Control’s or Pentair’s) objectives, expectations, plans or goals are forward-looking statements. Forward-looking statements include, without limitation, expectations concerning the outlook for Tyco’s, ADT’s, Tyco Flow Control’s or Pentair’s businesses, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of Tyco, ADT, Tyco Flow Control and Pentair as set forth in the sections of this proxy statement titled “The Spin-Offs and the Merger—Tyco’s Reasons for the ADT Distribution” and “The Spin-Offs and the Merger—Tyco’s Reasons for the Tyco Flow Control Transactions.” Forward-looking statements also include statements regarding the expected benefits of the proposed Distributions and the Merger.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•

the matters described in the section titled “Risk Factors” beginning on page 71 of this proxy statement and the sections titled “Risk Factors” in the ADT Preliminary Information Statement and the Tyco Flow Control Preliminary Prospectus;

•	the ability of either Tyco, ADT or Tyco Flow Control to realize the intended benefits of the Distributions and the Merger;

•	adverse changes in economic, legal or industry conditions, both in North America and globally;

•	continuing volatility in the capital or credit markets and other changes in the securities and capital markets;

•	changes affecting customers or suppliers;

•	competition and consolidation in the industries in which Tyco, ADT, Tyco Flow Control and Pentair compete;

•	developments and changes in laws and regulations;

•	developments in and losses resulting from claims and litigation;

•	natural events such as severe weather, fires, floods and earthquakes, or acts of terrorism;

•	changes in tax laws and rules, and other regulatory matters, both in the U.S. and abroad;

•	changes in operating conditions and costs;

•	economic and political conditions in international markets; and

•	the extent of Tyco’s, ADT’s , Tyco Flow Control’s and Pentair’s ability to achieve their respective operational and financial goals and initiatives.

In addition, the spin-offs and the Merger are subject to the satisfaction of the conditions described in this proxy statement, the possibility that the spin-offs and the Merger are not completed, and risks that the proposed spin-offs and the Merger disrupt current plans and operations and business relationships or pose difficulties in attracting or retaining employees for Tyco, ADT, Tyco Flow Control or Pentair.

We caution against placing undue reliance on forward-looking statements, which reflect our current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Forward-looking statements set forth or incorporated by reference herein speak only as of the date of this proxy statement or the date of the document incorporated by reference into this proxy statement, as the case may be. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that we do update any forward-looking statements, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in Tyco’s and Pentair’s public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

THE SPECIAL GENERAL MEETING

Date, Time and Place

A Special General Meeting of shareholders of Tyco will be held on                 , 2012, at              Central European Summer Time, in                 , Switzerland unless otherwise postponed or adjourned.

Matters to be Considered

The purposes of the Special General Meeting are to consider and vote on the following proposals:

1.	To approve, subject to the satisfaction or waiver prior to , 2013 of the conditions set forth below, the distribution to Tyco shareholders, based on a distribution ratio of shares of ADT common stock for each Tyco common share outstanding, as of the record date for the special dividend (which record date is expected to be established by Tyco’s Board of Directors shortly following the Special General Meeting), of 100% of the outstanding shares of ADT common stock, to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus equity position in its statutory accounts. The reduction to Tyco’s contributed surplus in its Swiss statutory accounts resulting from the special dividend shall be the greater of (i) CHF , representing the aggregate book value for all outstanding common stock of ADT and (ii) the aggregate trading value of all outstanding shares of ADT common stock (calculated by multiplying the number of outstanding shares of ADT common stock by the opening trading price of ADT common stock on the first trading day after the distribution of the special dividend). The accumulated deficit in Tyco’s Swiss statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. The aggregate book value of all outstanding shares of ADT common stock on the distribution date plus the aggregate book value of all other distributions proposed to be made (including the distribution of Tyco Flow Control common shares), may not exceed the amount legally distributable to Tyco shareholders as set forth in the table below. As of , 2012, the aggregate book value of ADT and Tyco Flow Control was CHF .

Payment of the special dividend shall be subject to the satisfaction prior to                 , 2013 of the following conditions:

•

the SEC shall have declared effective the ADT Form 10, including the Preliminary Information Statement contained therein, under the Exchange Act, and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT shares trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

In lieu of ADT fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT common stock in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of ADT in the special dividend.

2.	To approve, subject to the satisfaction or waiver prior to , 2013 of the conditions set forth below, the distribution to Tyco shareholders of 100% of the outstanding common shares of Tyco Flow Control, to be made in the form of a special dividend out of Tyco’s qualifying contributed surplus equity position in its statutory accounts, based on a distribution ratio, determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis (calculated in accordance with the treasury method under GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution. Based on the number of fully diluted Pentair and Tyco shares outstanding as of , 2012, we expect the distribution ratio to be approximately Tyco Flow Control common shares per each Tyco common share outstanding as of the record date for the special dividend (which record date is expected to be established by Tyco’s Board of Directors shortly following the Special General Meeting). In lieu of Tyco Flow Control fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of Tyco Flow Control in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of Tyco Flow Control in the special dividend. The reduction to Tyco’s qualified contributed surplus in its Swiss statutory accounts resulting from the special dividend shall be the greater of (i) CHF , representing the aggregate book value for all outstanding common stock of Tyco Flow Control and (ii) the aggregate trading value of all outstanding shares of Tyco Flow Control common stock (calculated by multiplying the number of outstanding shares of Tyco Flow Control common stock by the opening trading price of Tyco Flow Control common stock on the first trading day after the distribution of the special dividend). The accumulated deficit in Tyco’s Swiss statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. The aggregate book value of all outstanding shares of Tyco Flow Control common stock on the distribution date plus the aggregate book value of all other distributions proposed to be made (including the distribution of ADT common shares), may not exceed the amount legally distributable to Tyco shareholders as set forth in the table below. As of , 2012, the aggregate book value of Tyco Flow Control and ADT was CHF .

Declaration and distribution of the special dividend shall be subject to the satisfaction or waiver prior to                 , 2013 of the following conditions:

•

the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

•

each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement, see “The Merger Agreement – Conditions to the Completion of the Merger.”

If the Merger were to be discontinued for any reason and the Merger Agreement terminated, Tyco, Tyco Flow Control and ADT intend to modify or otherwise amend and restate the current Tyco Flow Control Separation and Distribution Agreement to remove those provisions applicable to the Merger and/or Pentair and proceed with the Tyco Flow Control Distribution as originally announced on September 19, 2011.

3.	Subject to approval of the Distributions set forth in Proposals 1 and 2 above and consummation of the Distributions, to elect as directors effective as of the date of the Distributions the two nominees to the Board of Directors named in this proxy statement, for terms expiring at Tyco’s next annual general shareholders meeting.

4.	Subject to approval of the Distributions set forth in Proposals 1 and 2 above and the record date for the Distributions set forth in Proposals 1 and 2 above being set for a date that precedes the record date for such ordinary cash, dividends to approve the payment of ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

Prior to receipt of shareholder approval at the Special General Meeting, we will have received an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the proposed distributions of the common stock of ADT, the common stock of Tyco Flow Control and the ordinary cash dividends comply with Swiss law and Tyco’s Articles of Association.

The record date for the Distributions is currently expected to be in mid-September 2012.

The following table shows the impact of Proposals 1, 2 and 4 on the Company’s net equity position in its statutory accounts held in Swiss francs (CHF):

(in CHF)	September 30, 2011	March 30, 2012(a)	After dividends pursuant to proposal 1, 2 and 4(a)
Share capital	3,258,632,435
Contributed surplus	35,254,539,039			(b)
General reserve	817,677,442
Reserve for treasury shares	961,278,399
Accumulated deficit	(34,246,650,764)			(b)
Net income (loss)	7,159,800,990
Total shareholders’ equity	13,205,277,541
Legally distributable to shareholders	8,167,689,265

(a)	For illustrative purposes only. The special dividends and the ordinary cash dividends will be distributed on the basis of the audited parent company financial statements of Tyco for the fiscal year ended September 30, 2011, as approved at our annual shareholders’ meeting held on March 7, 2012, and a report from our auditor, Deloitte AG (Zurich), confirming that the proposed special dividends and the ordinary cash dividends in kind comply with Swiss law and Tyco’s Articles of Association.
(b)	Subject to additional adjustment for the accumulated deficit in Tyco’s statutory accounts, reduced by the excess, if any, of the aggregate value over the aggregate book value due to the income recognition attributable to such excess.

The special dividends are not conditioned upon each other, such that if our shareholders approve one special dividend but not the other, we will complete the special dividend that our shareholders have approved (subject to the prior satisfaction of certain conditions described in this proxy statement). Tyco, as the sole shareholder of Tyco Flow Control, has already approved the Merger. Tyco is not required to obtain, and it is not seeking, the approval of Tyco shareholders for the Merger. However, the Merger will not take place unless Tyco shareholders approve the Tyco Flow Control Distribution.

Record Date; Shares Outstanding and Entitled to Vote

The closing of business on                 , 2012, has been established by Tyco as the record date for the Special General Meeting. On                 , 2012, there were                          common shares outstanding and entitled to vote at the Special General Meeting. Shareholders registered in our share register with voting rights at the close of business on                 , 2012 are entitled to vote at the Special General Meeting, except as provided below. A shareholder who purchases shares from a registered holder after                 , 2012, but before                 , 2012, and who wishes to vote his or her shares at the Special General Meeting must (1) ask to be registered as a shareholder with respect to such shares in our share register prior to                 , 2012 or (2) obtain written confirmation of such purchase from the registered voting rights record holder of those shares as of the record date. If you are a record holder of our common shares (as opposed to a beneficial shareholder) on the record date but sell your shares prior to the Special General Meeting, you will not be entitled to vote those shares at the Special General Meeting.

In March 2009, Tyco changed its jurisdiction of incorporation from Bermuda to Switzerland. As described in our January 21, 2009 proxy statement/prospectus, you should exchange any certificates representing our common shares you own that were issued while we were a Bermuda company for book-entry shares recorded electronically in our share register, and simultaneously elect to be enrolled as a shareholder with voting rights. While you will continue to be entitled to dividends, preemptive rights and liquidation proceeds even if you do not submit your certificates, you may not be able to exercise any voting rights, prove your ownership interest in Tyco, transfer your shares or exercise other shareholder rights until you submit your certificates and are registered as a shareholder entitled to voting rights. Please contact our transfer agent, Computershare, at                     , to obtain the appropriate forms to surrender your old certificates. Beneficial holders of shares held in “street name” are not required to take any action in this regard.

Every holder of a common share on the record date will be entitled to one vote per share on each matter presented at the Special General Meeting. However, if you own “Controlled Shares” representing voting power of 15% or more, your ability to vote shares exceeding 15% of the voting power is limited. Controlled Shares is defined in Article 8 of our Articles of Association and generally refers to shares held directly, indirectly, formally, constructively or beneficially by any individual or entity, or any individuals or entities acting together as a group, subject to certain limitations.

How to Vote Your Shares

Shareholders may vote in the following ways:

•

By Mail: If you are a holder of record, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your common shares, you can vote by following the instructions on your voting instruction card. If you received more than one proxy card (which means that you have shares in more than one account), you must mark, sign, date and return each proxy card or use an alternative voting method.

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By Internet or Telephone: If you hold your shares beneficially, you can vote over the Internet at                      by following the instructions on the proxy card or voting instruction card. You can vote using a touchtone telephone by calling                     .

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At the Special General Meeting: If you are planning to attend the Special General Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. Shareholders who own their shares in street name are not able to vote at the Special General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares.

Even if you plan to be present at the Special General Meeting, we encourage you to complete and mail the enclosed card to vote your common shares by proxy. Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on                 , 2012.

Attending the Special General Meeting

All shareholders are invited to attend and vote at the Special General Meeting. For admission to the Special General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card to the registered shareholders check-in area and a form of photo identification, where their ownership will be verified. Those who beneficially own shares should come to the beneficial owners check-in area. To be admitted, beneficial owners must bring account statements or letters from their banks or brokers showing that they own Tyco common shares as of                 , 2012 along with a form of photo identification. Registration will begin at              Central European Summer Time and the Special General Meeting will begin at              Central European Summer Time.

Beneficial owners who wish to vote in person at the Special General Meeting are requested to obtain a proxy executed in their favor, from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. Shareholders of record registered in the share register are entitled to vote and may participate in the Special General Meeting.

Shareholders who purchase our shares and, upon application, become registered as shareholders with respect to such shares after                 , 2012, but on or before                 , 2012, and who wish to vote those shares at the Special General Meeting, will need to obtain a proxy, executed in their favor, from the registered holder of those shares as of the record date to vote their shares in person at the Special General Meeting. Shareholders registered in our share register (as opposed to beneficial shareholders) who have sold their shares prior to the Special General Meeting are not entitled to vote those shares.

GRANTING OF PROXY

If you are a shareholder of record and do not wish to attend the Special General Meeting, you have the right to grant your voting proxy directly to the Tyco officers named in the proxy card. Alternatively, you can appoint                      as independent proxy, in accordance with Article 689c of the Swiss Code of Obligations, with full rights of substitution, by checking the appropriate box on the enclosed proxy card, or grant a written proxy to any other person, which person does not need to be a shareholder. The proxies granted to the independent proxy must be received by the independent proxy no later than              Central European Summer Time on                 , 2012.

Registered shareholders who have appointed a Tyco officer or the independent proxy as a proxy may not vote in person at the meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies. Revocations must be received by the independent proxy no later than              Central European Summer Time on                 , 2012. Registered shareholders who have appointed a Tyco officer as their proxy may revoke their proxy at any time before the vote is taken at the Special General Meeting. However, a written revocation must be received by the Secretary in sufficient time to permit the necessary examination and tabulation of the subsequent revocation. Written revocations should be directed to the Secretary of Tyco at the same addresses listed above used for proxy submissions.

With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Tyco officer acting as proxy and the independent proxy will vote according to the recommendations of the Board of Directors.

Beneficial owners who have not obtained a proxy, executed in their favor, from their broker, custodian or other nominee, are not entitled to vote in person at, or participate in, the Special General Meeting.

How to Change Your Vote

You may change your vote before it is exercised by:

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notifying our Secretary in writing before the Special General Meeting that you are revoking your proxy or, if you beneficially own your common shares, following the instructions on the voting instruction card;

•	submitting another proxy card (or another voting instruction card if you beneficially own your common shares) with a later date (so long as we receive such later dated proxy card by , 2012);

•

if you are a holder of record or a beneficial owner with a proxy from the holder of record, voting in person at the Special General Meeting, provided that record holders must first revoke any proxy previously given to a Company officer or the independent proxy. See “Attending the Special General Meeting—Granting of Proxy” above; or

•	if you hold your shares in “street name” and voted by telephone or the Internet, submitting subsequent voting instructions through the telephone or Internet prior to , 2012.

If you have granted your proxy to the independent proxy and wish to revoke or change the proxy, you should send a revocation letter, and new proxy, if applicable, directly to the independent proxy,                     .

Counting Your Vote; Broker “Non-Votes”

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the (i) approval of the pro rata distribution to Tyco shareholders of 100% of the outstanding shares of ADT common stock, to be made in the form of a special dividend out of qualifying contributed surplus, (ii) approval of the pro rata distribution to Tyco shareholders of 100% of the outstanding common shares of Tyco Flow Control, to be made in the form of a special dividend out of qualifying contributed surplus, (iii) election of each of Frank Drendel and George Oliver to the Board of Directors effective as of and subject to completion of the Distributions and (iv) approval of the payment of ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying contributed surplus in its statutory accounts in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013 .

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to NYSE rules. We believe that Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control) and Proposal 3 (Election of Directors) will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you. We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder.

Common shares owned by shareholders electing to abstain from voting with respect to Proposal 1 (Approval of a Special Dividend In Kind for ADT), Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control) or Proposal 4 (Approval of Ordinary Cash Dividends) and broker non-votes will be regarded as present at the meeting for purposes of the determination of the presence of a quorum but will not be counted towards the determination of the votes cast with respect to Proposal 1 (Approval of a Special Dividend In Kind for ADT),

Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control) and Proposal 4 (Approval of Ordinary Cash Dividends), respectively, for the Special General Meeting. Common shares owned by shareholders electing to abstain from voting with respect to Proposal 3 (Election of Directors) and broker non-votes will be regarded as present at the meeting for purposes of the determination of the presence of a quorum and will be counted towards the determination of the votes cast with respect to Proposal 3 (Election of Directors) for the Special General Meeting.

We strongly encourage you to submit your proxy card and exercise your right to vote as a shareholder. The election of the new members to the Tyco Board of Directors described in Proposal 3 (Election of Directors) shall be contingent on Tyco shareholders approving each of Proposal 1 (Approval of a Special Dividend In Kind for ADT) and Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control) and effective upon the completion of the Distributions, and the payment of the ordinary cash dividends described in Proposal 4 (Approval of a Ordinary Cash Dividends) shall be contingent on Tyco shareholders approving each of Proposal 1 (Approval of a Special Dividend In Kind for ADT) and Proposal 2 (Approval of a Special Dividend In Kind for Tyco Flow Control) and the record date for the Distributions being set for a date that precedes the record date for such ordinary cash dividend. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012.

Your vote is not required, and we are not seeking, your vote, in connection with the Merger. We, as the sole shareholder of Tyco Flow Control, have already approved the Merger. However, the Merger will not take place unless our shareholders approve the distribution of Tyco Flow Control as further described in the accompanying proxy statement.

Quorum and Required Votes

Our Articles of Association provide that all resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority of all shares entitled to vote, with abstentions, broker non-votes, blank or invalid ballots regarded as present for purposes of establishing the quorum.

The affirmative vote of a relative majority of the votes cast (in person or by proxy) at the Special General Meeting is required to approve proposals 1, 2 and 4. The affirmative vote of an absolute majority of the votes cast (in person or by proxy) at the Special General Meeting is required for the election of the nominees pursuant to proposal 3. The directors and executive officers of Tyco and their respective affiliates collectively owned approximately 1.2% of the outstanding Tyco common shares as of December 30, 2011 (inclusive of shares subject to stock options that may be exercised within 60 days following that date). We expect each member of the Tyco Board of Directors and each executive officer of Tyco to vote all of the Tyco common shares beneficially owned by him or her in favor of each of the above proposals. See “Security Ownership of Certain Beneficial Owners and Management.”

Solicitation of Proxies

Tyco will pay for all costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its Board of Directors. In addition to solicitation by mail, the directors, officers and employees of Tyco and its subsidiaries may solicit proxies from shareholders of Tyco in person or by telephone, telegram, facsimile or other electronic methods without additional compensation other than reimbursement for their actual expenses.

Tyco has retained                 , a professional proxy solicitation firm, to assist it in the solicitation of proxies for the Special General Meeting. Tyco will pay                  a fee of approximately $       for its services, plus reimbursement for reasonable out-of-pocket expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Tyco will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendation of the Board of Directors

Based on Tyco’s reasons for the Distributions and the Merger described in this proxy statement, the Tyco Board of Directors believes that the Distributions, the Merger and the related transactions are in the best interests of Tyco and its shareholders. The Tyco Board of Directors recommends that you vote “FOR” each of the proposals set forth in this proxy statement.

THE SPIN-OFFS AND THE MERGER

Parties to the Spin-Offs

Tyco International Ltd.

Tyco is a diversified, global company that provides products and services to customers in various countries throughout the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls and other industrial products. Tyco had revenue of approximately $17.4 billion in its fiscal year 2011 and currently employs more than 100,000 people worldwide. Following the Distributions, Tyco will continue to operate the commercial fire and security businesses and the residential and small business security business of Tyco outside of the United States and Canada. These businesses generated $10.6 billion in revenue and $973 million of operating income and employed approximately 69,000 people worldwide in fiscal year 2011. Tyco’s registered and principal office is located at Freier Platz 10, CH-8200 Schaffhausen, Switzerland and its telephone number is +41 52 633 02 44. Its management office in the United States is located at 9 Roszel Road, Princeton, New Jersey 08540.

Additional information about Tyco and its subsidiaries is included in documents incorporated by reference into this proxy statement. For further information, please see the section titled “Where You Can Find More Information.”

ADT

ADT is a Delaware corporation and wholly owned indirect subsidiary of Tyco formed to hold the residential and small business security business in the United States and Canada currently operated by Tyco. ADT is a leading provider of electronic security, interactive home and business automation and related monitoring services. ADT currently serve more than six million customers, making it the largest company of its kind in both the United States and Canada. With a 138-year history, the ADT® brand is one of the most trusted and well-known brands in the security industry today. ADT’s broad and pioneering set of products and services, including its ADT Pulse interactive home and business solutions, and its home health services, meet a range of customer needs for modern lifestyles. ADT’s partner network is the broadest in the industry, and includes dealers, affinity organizations like USAA and AARP and technology providers. ADT delivers an integrated customer experience by maintaining the industry’s largest sales, installation and service field force and most robust monitoring network, all backed by the support of more than 16,000 employees and approximately 200 field offices. ADT generated $3.1 billion in revenue and $693 million in operating income in fiscal year 2011.

Following the ADT Distribution, it is anticipated that the following persons will serve as the executive officers of ADT: Naren Gursahaney, Chief Executive Officer; Kathryn Mikells, Chief Financial Officer; David Bleisch, Chief Legal Counsel; Mark Edoff, Senior Vice President of Business Operations Optimization; Anita Graham, Chief Human Resources and Administrative Officer; Shawn Lucht, Senior Vice President, Operations; Steven Gribbon, Senior Vice President, Sales; and Don Boerema, Chief Corporate Development Officer. It is also anticipated that the following persons will serve as the directors of ADT: Mr. Gursahaney, Thomas J. Colligan, Timothy M. Donahue, Robert M. Dutkowsky, Bridgette P. Heller and Kathleen W. Hyle. Certain additional biographical information concerning these officers is included in the ADT Preliminary Information Statement.

ADT’s principal executive offices are located at 1501 Yamato Road, Boca Raton, Florida, 33431 and its telephone number is (561) 988-3600.

For additional information regarding ADT, see the ADT Preliminary Information Statement.

Tyco Flow Control and Pentair

Tyco Flow Control is a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and a wholly owned subsidiary of Tyco formed to hold the flow control business currently operated by Tyco. Tyco Flow Control is a global leader in the industrial flow control market, specializing in the design, manufacture and servicing of highly engineered valves, actuation & controls, electric heat management solutions and water transmission and distribution products. Its broad portfolio of products and services, sold under well-known brands such as Keystone, Vanessa, Anderson Greenwood, Crosby, Sempell, Biffi, Raychem, Tracer, and SINTAKOTE, serve flow control needs across the general process, oil & gas, water, power generation, mining and other industries. Tyco Flow Control provides its customers with highly engineered, customized solutions designed to meet their unique specifications and needs. End users of its products generally consist of private industrial enterprises and municipalities and other governmental entities involved in infrastructure projects. Tyco Flow Control’s customers’ needs center around protecting the safety of their people and assets, increasing the efficiency and productivity of their operations, and reducing their impact on the environment. Tyco Flow Control generated $3.6 billion in revenue and $306 million in operating income in fiscal year 2011.

Pursuant to the Tyco Flow Control Separation and Distribution Agreement and certain provisions of the Merger Agreement, prior to the Tyco Flow Control Distribution, we will, among other things, (i) engage in an internal restructuring whereby we will transfer to Tyco Flow Control certain assets related to the flow control business, and Tyco Flow Control will assume from us certain liabilities associated with the flow control business, (ii) increase the share capital of Tyco Flow Control by a conversion of freely available equity into nominal share capital and authorize the issuance of Tyco Flow Control common shares in a number permitting a one-to-one share exchange with the outstanding Pentair common shares and (iii) rename Tyco Flow Control “Pentair Ltd.” .

Additionally, prior to the Tyco Flow Control Distribution, Tyco Flow Control will incur indebtedness in an amount not to exceed $500 million upon terms negotiated by Pentair. A portion of the proceeds of the indebtedness will be transferred to us. After accounting for the transfer of proceeds to us, the payment of transaction expenses and transfer of excess cash to us, Tyco Flow Control will have a net indebtedness upon consummation of the Tyco Flow Control Transactions of $275 million. In the event that financing is not available on acceptable terms, Tyco Flow Control will issue a one year unsecured “bridge” note to us that will bear interest at a rate of 14.0% and be prepayable at any time.

In the Merger, a wholly owned, indirect subsidiary of Tyco Flow Control will merge with and into Pentair, with Pentair surviving the Merger. The executive officers and directors of Pentair will become the executive officers and directors of Tyco Flow Control, except that Tyco may select up to two directors reasonably satisfactory to Pentair to serve on Tyco Flow Control’s Board of Directors. We expect that in connection with the Merger Tyco Flow Control will change its corporate name to “Pentair Ltd.” Tyco Flow Control’s principal executive offices are located at Freier Platz 10, CH-8200, Schaffhausen, Switzerland and its telephone number is +41-52-633-02-44.

Pentair is a focused diversified industrial manufacturing company comprised of two operating segments: Water & Fluid Solutions and Technical Products. Water & Fluid Solutions is a global leader in providing innovative products and systems used worldwide in the movement, storage, treatment and enjoyment of water. Technical Products is a leader in the global enclosures and thermal management markets, designing and manufacturing standard, modified and custom enclosures that house and protect sensitive electronics and electrical components and protect the people that use them. Pentair’s net sales and operating income for the year ended December 31, 2011 were $3.5 billion and $168 million, respectively.

For additional information regarding Tyco Flow Control, including the directors and executive officers of Pentair who will become directors and executive officers of Tyco Flow Control following the Tyco Flow Control Distribution and the Merger and Tyco’s proposed appointees to the Tyco Flow Control Board of Directors, see the Tyco Flow Control Preliminary Prospectus included as Annex B.

General Summary of the Spin-Offs and the Merger

Manner of Effecting the Distributions

Assuming shareholder approval of the Distributions and satisfaction of the conditions described below in “Conditions to the Distributions,” (i) on the distribution date for the ADT Distribution each Tyco shareholder will receive        shares of ADT common stock for each Tyco common share owned by such holder and outstanding as of the record date for the Distributions and (ii) on the distribution date for the Tyco Flow Control Distribution each Tyco shareholder will receive a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully-diluted basis (calculated in accordance with the treasury method under GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution for each Tyco common share owned by such holder and outstanding as of the record date for the Distributions. Specifically, pursuant to the Tyco Flow Control Separation and Distribution Agreement, the distribution ratio is equal to the quotient of (i) the product of (x) the number of Pentair common shares outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution, multiplied by (y) 1.10526316 divided by (ii) the number of Tyco common shares outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution. Based on the number of fully diluted Pentair and Tyco shares outstanding as of                  , 2012, we expect the distribution ratio to be approximately        Tyco Flow Control common shares per each Tyco common share outstanding as of the record date for the special dividend. Although the number of Pentair and Tyco shares outstanding may increase or decrease prior to the distribution date and as a result this distribution ratio may change, it will nonetheless result in Tyco shareholders as of the record date and their transferees owning approximately 52.5% of the outstanding shares of Tyco Flow Control on a fully diluted basis immediately following the Merger.

Tyco will not distribute any fractional shares to its shareholders. In lieu of fractional shares Tyco shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT, on the one hand, and Tyco Flow Control, on the other hand, in the open market at prevailing market prices net of brokerage fees and other costs, and distribute the aggregate net cash proceeds of the sales pro rata, based on the fractional share such holder would otherwise be entitled to receive, to each holder who otherwise would have been entitled to receive a fractional share of ADT and/or Tyco Flow Control, as applicable, in the Distributions. Accordingly, if you hold fewer than        Tyco common shares, you will not be entitled to any shares of ADT common stock and if you hold fewer Tyco common shares than are necessary to receive one Tyco Flow Control common share, you will not be entitled to any Tyco Flow Control common shares and, in each such case, you will only receive cash in lieu of the fractional shares to which you would otherwise be entitled. The distribution agent, in its sole discretion, without any influence by Tyco, ADT or Tyco Flow Control, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by the distribution agent will not be an affiliate of Tyco, ADT or Tyco Flow Control.

The aggregate net cash proceeds of these sales generally will be taxable for U.S. federal income tax purposes. See “The Spin-Offs and the Merger—Material U.S. Federal Income Tax Consequences” for an explanation of the tax consequences of the spin-offs. If you physically hold certificates for Tyco common shares and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. We estimate that it will take up to        days from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Tyco common shares through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds. Shareholders should consult their bank or broker for further detail.

If you own Tyco common shares as of the close of business on the record date for the Distributions, the ADT shares and/or Tyco Flow Control shares that you are entitled to receive in such special dividend will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued to shareholders, as is the case in this distribution. If you sell common shares of Tyco in the “regular-way” market up to and including the distribution date, however, you will be selling your right to receive shares of ADT common stock and Tyco Flow Control common shares in the Distributions.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your common shares of Tyco and you are the registered holder of the Tyco shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the respective numbers of shares of ADT common stock and/or Tyco Flow Control common shares that have been registered in book-entry form in your name.

Most Tyco shareholders hold their common shares of Tyco through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Tyco common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the respective shares of ADT common stock and/or Tyco Flow Control common shares that you are entitled to receive in the Distributions. If you have any questions concerning the mechanics of having shares held in “street name,” we encourage you to contact your bank or brokerage firm at any time following the approval of the Distributions.

The special dividends in the form of ADT and Tyco Flow Control shares will be distributed pro-rata to shareholders holding Tyco common shares which are outstanding as of the record date for the special dividends, which will be established by Tyco’s Board of Directors shortly following the Special General Meeting. Tyco is expected to establish a “blackout period” beginning as early as        days prior to the Special General Meeting and continuing through the record date for the special dividends, during which time no Tyco equity awards or employee stock options may vest or be exercised and no Tyco shares will be repurchased by Tyco (whether under its common share repurchase program or otherwise).

Manner of Effecting the Merger

Immediately following the Distribution, Tyco Flow Control and Pentair will consummate the Merger upon the terms and subject to the conditions of the Merger Agreement. Tyco Flow Control’s wholly owned, indirect subsidiary, Panthro Merger Sub, will merge with and into Pentair. Pentair will survive the Merger as a wholly owned, indirect subsidiary of Tyco Flow Control. As consideration for the Merger, shareholders of Pentair will receive one newly issued common share of Tyco Flow Control for every Pentair common share that they hold at the time of the Merger. Immediately after consummation of the Merger, on a fully-diluted basis, 52.5% of the outstanding shares of Tyco Flow Control will be held by Tyco shareholders as of the record date or their transferees and 47.5% will be held by the former shareholders of Pentair. After the Tyco Flow Control Transactions, Tyco Flow Control will be an independent, publicly-traded company that operates Tyco’s flow control business and Pentair’s business. Tyco shareholders will continue to hold their shares of Tyco after the Distribution.

Results of the Distributions; Listing of ADT Common Stock and Tyco Flow Control Common Shares and Trading of Tyco Common Shares

We have entered into the Tyco Flow Control Separation and Distribution Agreement and, before the ADT Distribution, we will enter into the ADT Separation and Distribution Agreement. We will also enter into other agreements with ADT and Tyco Flow Control to effect the spin-offs and provide a framework for the relationship between Tyco, ADT and Tyco Flow Control upon completion of the Distributions. These agreements will provide for the allocation among Tyco, ADT and Tyco Flow Control of certain assets, liabilities and obligations attributable to periods prior to the Distributions. For a more detailed description of these agreements, see “The Separation and Distribution Agreements and the Ancillary Agreements” in this proxy statement.

We expect that ADT’s common stock will be listed on the NYSE under the symbol “ADT” following the distribution date. We also expect that a “when-issued” market in ADT common stock may develop as early as two days prior to the record date for the special dividends, and we will announce the when-issued trading symbol of ADT when and if it becomes available. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for ADT common stock that will be distributed to Tyco shareholders on the distribution date. If you own Tyco common shares at the close of business on the record date for the special dividends, you will be entitled to shares of ADT common stock and Tyco Flow Control common shares distributed in the Distributions. You may trade this entitlement to shares of ADT common stock, but not Tyco Flow Control common shares, without the Tyco common shares you own, on the when-issued market. On the first trading day following the distribution date, we expect that when-issued trading with respect to ADT common stock will end and regular-way trading will begin.

We expect that Tyco Flow Control’s common shares will be listed on the NYSE under the symbol “PNR,” which is Pentair’s current trading symbol. It is anticipated that trading of Tyco Flow Control common shares will not begin trading on a when-issued market before the distribution date but will begin upon consummation of the Merger.

It is also anticipated that shortly before the record date for the special dividends and continuing up to and including the distribution date, there will be two markets in Tyco common shares: a “regular-way” market and an “ex-distribution” market. Tyco common shares that trade on the regular-way market will trade with an entitlement to shares of ADT common stock and/or Tyco Flow Control common shares distributed in the Distributions. Shares that trade on the ex-distribution market will trade without an entitlement to shares of ADT common stock and/or Tyco Flow Control common shares distributed pursuant to the Distributions. Therefore, if you sell Tyco common shares in the regular-way market up to and including a distribution date, you will be selling your right to receive shares of ADT common stock and/or Tyco Flow Control common shares in such special dividend. However, if you own Tyco common shares at the close of business on a record date and sell those shares on the ex-distribution market up to and including the distribution date, you will still receive the shares of ADT common stock and/or Tyco Flow Control common shares that you would otherwise be entitled to receive pursuant to such special dividend.

For Swiss corporate, accounting and tax purposes, the Distributions will lead to a reduction of Tyco’s contributed surplus in its statutory accounts, such deduction to be determined by (i) the product of multiplying the number of shares of ADT common stock distributed in the special dividends by the opening trading price of ADT common stock on the first trading day after the ADT Distribution and (ii) the product of multiplying the number of Tyco Flow Control common shares distributed in the special dividend by the opening trading price of Tyco Flow Control common shares on the first trading day after the Tyco Flow Control Distribution. The minimum deduction of Tyco’s contributed surplus is the aggregate book value of all shares of ADT common stock and all Tyco Flow Control common shares distributed to Tyco shareholders. Any amount exceeding such book value will result in a corresponding reduction of the deficit in Tyco’s statutory accounts. The maximum deduction of Tyco’s contributed surplus shall be, when added with the deduction to contributed surplus amounts from the distribution of Tyco Flow Control common shares, an amount of CHF 35 billion.

Conditions to the Distributions

Under Swiss law, Tyco is required to obtain the approval of our shareholders of the special dividend of ADT common stock at the Special General Meeting, and the resolution to be proposed at the Special General Meeting will require that the following conditions are met or waived prior to the ADT Distribution:

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the SEC, shall have declared effective the ADT Form 10, including the Preliminary Information Statement contained therein, under the Exchange Act, and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

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Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

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the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

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all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

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no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•	based on the closing price of the ADT shares trading on the last “when-issued” trading day prior to the Separation, the aggregate market capitalization of ADT shall not exceed CHF 17.5 billion.

Consummation of the Tyco Flow Control spin-off will be subject to the following conditions being met or waived prior to Tyco Flow Control Distribution:

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the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

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each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

If the Merger were to be discontinued for any reason and the Merger Agreement terminated, Tyco, Tyco Flow Control and ADT intend to modify or otherwise amend and restate the current Tyco Flow Control Separation and Distribution Agreement to remove those provisions applicable to the Merger and/or Pentair and proceed with the Tyco Flow Control Distribution as originally announced on September 19, 2011.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement, see “The Merger Agreement—Conditions to the Completion of the Merger.”

We expect that prior to receipt of shareholder approval at the Special General Meeting we will have received:

•	the opinion of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes;

•	the opinion of Duff & Phelps relating to the solvency of each of Tyco, ADT and Tyco Flow Control following completion of the Distributions; and

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an audit report of Deloitte AG (Zürich), as state supervised auditing enterprise, stating that the proposed distribution of the common stock of ADT and common shares of Tyco Flow Control and the proposed ordinary dividend comply with Swiss law and Tyco’s Articles of Association.

In the event that shareholder approval of the Distributions is received and the conditions to the Distributions included in the shareholders resolution are met or otherwise satisfied prior to                  , 2013, Tyco will be obligated to effect the Distributions. In the event these conditions to the Distributions are not met or otherwise satisfied prior to                  , 2013, the Distributions will not take place.

In connection with the Distributions the new director nominees set forth for shareholder approval are Frank Drendel and George Oliver. The election of two new members to the Tyco Board of Directors will be effective as of and subject to shareholder approval of the special dividend proposals and completion of the Distributions.

We encourage you to read carefully the section titled “The Merger Agreement” and the Merger Agreement, which is included as Annex F.

Background of the Distributions and the Merger

Tyco regularly reviews and evaluates the various businesses that Tyco conducts and the fit that these businesses have within its overall business and growth strategies to help ensure that Tyco’s resources are being put to use in a manner that is in the best interests of Tyco and its shareholders. In 2007, Tyco completed the separation of its health care and electronics business through the distribution to shareholders of shares in Covidien and TE Connectivity. At and following that time, Tyco management and its Board of Directors have considered the possible separation or divestiture of other businesses in the Tyco portfolio, including its residential and small business security business and flow control business. At those times, however, due to a variety of factors, it was determined that the separation of the residential and small business security business and flow control business would not be in the best interest of Tyco shareholders, in part because Tyco’s Board of Directors and senior management believed that those businesses were, among other reasons, not of sufficient scale or sufficiently mature to successfully operate as independent, publicly-traded companies.

In the time period since the 2007 separation, Tyco has continued to refine its portfolio of businesses and has implemented a number of initiatives intended to increase efficiency and productivity. In addition, Tyco has strengthened its businesses, including its residential and small business security business and flow control business, through a number of acquisitions, divestitures and organic growth initiatives, including Tyco’s 2010 acquisition of Brink’s Home Security Holdings, Inc.

In 2011, in connection with Tyco’s continued review of its businesses and strategy, Tyco’s board and senior management raised the possibility of separating its residential security business and commercial security business, as well as its flow control business into independent, publicly-traded companies. As part of these discussions, Tyco’s Board of Directors and senior management noted that each of its commercial fire and security, residential and small business security business and flow control business, albeit each segments of the larger Tyco, operate with distinct business models, each with different capital investment needs and growth profiles. Additionally, each of the three businesses provides products and services that are generally targeted towards different customers or different end markets, resulting in businesses with distinct operating models and capital requirements. ADT is a subscriber-based business with steady cash flow heavily focused in North America; Tyco Flow Control is largely an industrial manufacturing business tied to longer lead-time infrastructure projects with significant overseas operations, in particular in emerging markets; and the commercial fire and security business is predominantly a product design, installation and services business. Apart from these distinctions, Tyco’s Board of Directors and senior management noted that each of the three businesses operated under the management of strong leadership teams, held leading positions within their respective markets and were of sufficient scale to operate successfully and grow as independent companies. Accordingly, following a thorough review of strategic alternatives for each of the businesses by Tyco’s Board of Directors held during a number of meetings in mid-2011, with the assistance of Tyco senior management and its external advisors, in September 2011, Tyco’s Board of Directors approved, based on certain reasons including those described in “Tyco’s Reasons for the Transactions” below, the pursuit of the separation of each of the Tyco residential and small business security business in the United States and Canada and flow control business by means of a distribution to Tyco shareholders, subject to approval of the separation by Tyco shareholders.

Following the announcement of the separation of the residential and small business security business in the United States and Canada and flow control business, Tyco was approached in November and December 2011 by two companies other than Pentair that expressed interest in a possible transaction involving that company and the flow control business. Following a review of these proposals with its outside advisors, Tyco determined that further pursuit of these proposals would not be in the best interests of Tyco shareholders.

In addition to the aforementioned proposals, on September 21, 2011, Randall J. Hogan, Chairman and Chief Executive Officer of Pentair, contacted Christopher J. Coughlin, former Executive Vice President and Chief Financial Officer and an advisor to Tyco, to discuss Pentair’s potential interest in a business combination with Tyco’s flow control business. Mr. Coughlin informed Mr. Hogan that Tyco’s flow control business was not for sale and that Tyco was committed to proceeding with its announced separation of its flow control business. In November 2011, Mr. Hogan and Mr. Coughlin again discussed Pentair’s potential interest in a business combination with Tyco’s flow control business through the use of a “reverse Morris Trust” structure. Similarly, in December 2011, Mr. Hogan spoke with Timothy M. Donahue, a director of Tyco, regarding Pentair’s potential interest in a business combination with Tyco’s flow control business through the use of a “reverse Morris Trust” structure. After each of these discussions, Mr. Coughlin or Mr. Donahue informed Mr. Hogan that Tyco’s flow control business was not for sale and that Tyco was committed to proceeding with its announced separation of its flow control business. Mr. Edward D. Breen, Tyco’s Chairman and Chief Executive Officer, was informed of these discussions, who subsequently informed the members of Tyco’s Board of Directors.

In mid-December 2011, representatives of Deutsche Bank met with Mark Armstrong, Vice President of Mergers & Acquisitions for Tyco, to discuss Tyco’s views regarding options for its flow control business, including a potential “reverse Morris Trust” transaction with certain potential parties in industries similar or complementary to Tyco’s flow control business, including Pentair.

On January 9, 2012, Mr. Coughlin called Mr. Hogan to discuss Tyco’s potential interest in a combination of its flow control business and Pentair through the use of a “reverse Morris Trust” structure.

On January 12, 2012, Tyco’s Board of Directors held a telephonic meeting at which point the Board of Directors authorized Mr. Breen and Tyco senior management and its outside advisors to continue discussions with Pentair regarding a potential “reverse Morris Trust” transaction and to undertake high-level diligence, subject to Pentair’s entry into a confidentiality agreement. Following this call, Mr. Hogan and Edward D. Breen, Tyco’s Chairman and Chief Executive Officer, discussed by telephone pursuing further discussion regarding a potential combination of Tyco’s flow control business and Pentair, including a meeting of their respective management teams.

On January 17, 2012, Pentair and Tyco entered into a mutual confidentiality agreement to permit the parties to exchange due diligence information.

On January 23, 2012, members of Pentair senior management met with members of Tyco senior management to review Tyco’s flow control business and the Pentair business, including legal due diligence matters.

On February 1, 2012, Mr. Hogan met with Mr. Breen and discussed the industrial logic for a combination of Pentair with Tyco’s flow control business, including expected positive shareholder impacts, valuation matters and expected synergies. Mr. Hogan made a valuation proposal that would result in Tyco Flow Control being owned approximately 49.9% by Pentair shareholders and 50.1% by Tyco shareholders and assumed that the Tyco Flow Control would at the time of the Transaction have $200 million in net indebtedness.

On February 2, 2012, representatives of Goldman Sachs, financial advisor to Tyco, called representatives of Deutsche Bank, financial advisor to Pentair, to discuss that Tyco expected to provide to Pentair a valuation proposal that would result in Tyco Flow Control being owned approximately 43.0% by Pentair shareholders and 57.0% by Tyco shareholders.

On February 3, 2012, Mr. Hogan called Mr. Coughlin to discuss matters relating to the valuation of Pentair and Tyco’s flow control business.

On February 8, 2012, Mr. Breen and Mr. Hogan discussed by telephone a revised valuation proposal from Pentair that would result in Tyco Flow Control being owned approximately 48.75% by Pentair shareholders and 51.25% by Tyco shareholders. On February 8, 2012, Mr. Coughlin and Mr. Hogan also discussed by telephone the revised valuation proposal.

On February 9, 2012, representatives of Goldman Sachs called representatives of Deutsche Bank to discuss a revised valuation proposal from Tyco that would result in Tyco Flow Control being owned approximately 45.0% by Pentair shareholders and 55.0% by Tyco shareholders, which Mr. Breen then called Mr. Hogan to discuss.

On February 10, 2012, representatives of Deutsche Bank called representatives of Goldman Sachs to discuss a revised valuation proposal from Pentair that would result in Tyco Flow Control being owned approximately 48.0% by Pentair shareholders and 52.0% by Tyco shareholders.

On February 13, 2012, Mr. Hogan called Mr. Breen to further discuss valuation of Tyco’s flow control business and the Pentair business and to propose a process for Pentair to verify certain synergy assumptions and to review certain diligence matters related to Tyco’s flow control business.

On February 15, 2012, Mr. Hogan and Mr. Breen discussed by phone a preliminary valuation that would be based on Tyco’s flow control business having $275 million in net indebtedness at the time of the transaction and would result in Tyco Flow Control being owned approximately 47.5% by Pentair shareholders and 52.5% by Tyco shareholders. Mr. Hogan and Mr. Breen also discussed the proposed treatment of certain liabilities of Tyco’s flow control business. Mr. Breen and Mr. Hogan agreed to discuss these matters with their respective Boards of Directors.

Early February 16, 2012, Tyco’s Board of Directors held a telephonic meeting during which Mr. Breen and members of Tyco senior management provided an update on the status of discussions with Pentair, including the preliminary valuation and proposed treatment of liabilities discussed by Mr. Hogan and Mr. Breen on February 15, 2012. Following discussion, Tyco’s Board of Directors authorized Mr. Breen and senior management to continue exploring the potential transaction with Pentair. Later on February 16, 2012, management of Pentair met with management of Tyco to review potential operating synergies in a combination of Pentair and Tyco’s flow control business, the proposed Tyco Flow Control structure and certain diligence matters.

On February 17 and 20, 2012, Mr. Hogan and Mr. Breen discussed by telephone certain terms of the Tyco Flow Control Transactions, including the proposed treatment of certain liabilities of Tyco’s flow control business in connection with the Tyco Flow Control Transactions.

On February 24, 2012, the Tyco Board of Directors held a telephonic meeting to approve proceeding with discussions with and due diligence regarding Pentair in connection with the potential Merger. Following the meeting, Mr. Breen and Mr. Hogan discussed by telephone the outcome of the meeting of the Tyco Board of Directors.

On February 24, 2012, Tyco and Pentair began to exchange business, accounting, tax and legal due diligence documents and information relating to Tyco’s flow control business and Pentair through electronic data rooms, as well as telephone discussions and in-person meetings. Both parties and their advisors conducted due diligence through March 27, 2012.

On February 28, 2012, Mr. Hogan, with the consent of the Tyco board, met with Michael E. Daniels, Brian Duperreault, Bruce S. Gordon and R. David Yost, each a director of Tyco, to discuss the industrial logic for a combination of Pentair with Tyco’s flow control business, including expected positive shareholder impacts, valuation matters and expected synergies. Mr. Breen participated in this discussion by telephone.

On February 29, 2012, Mr. Hogan, with the consent of the Tyco board, called Mr. Raj Gupta, a Tyco director, to discuss the industrial logic for a combination of Pentair with Tyco’s flow control business, including expected positive shareholder impacts, valuation matters and expected synergies. That same day, Tyco’s legal advisors delivered to Pentair’s legal advisors an initial draft of the Merger Agreement.

On March 1, 2012, members of Pentair senior management met with senior management of Tyco and management of Tyco’s flow control business to review the operations of Tyco’s flow control business, operating synergies in a combination of Pentair and Tyco’s flow control business and certain diligence matters relating to Tyco’s flow control business and Pentair.

On March 2, 2012, Tyco’s legal advisors delivered to Pentair’s legal advisors an initial draft of the Tyco Flow Control Separation and Distribution Agreement.

During the week of March 5, 2012, the parties exchanged comments on the draft Merger Agreement and Tyco’s legal advisors distributed to Pentair’s legal advisors an initial draft of the 2012 Tax Sharing Agreement.

On March 7, 2012, as part of a regularly scheduled meeting, Tyco’s Board of Directors met with senior management and its outside legal and financial advisors to review the current status and terms of a potential transaction with Pentair. As part of these discussions, senior management discussed with the Board of Directors the potential synergies arising from the transaction, and the fact that a majority of the value created from the realized synergies would inure to the Tyco shareholders holding shares of Tyco Flow Control following the spin-off.

On March 13, 2012, Pentair’s legal advisors delivered revised drafts of the Merger Agreement and Tyco Flow Control Separation and Distribution Agreement to Tyco’s legal counsel.

On March 15, 2012, Mr. Hogan and Mr. Breen discussed by telephone the status of the negotiations for the proposed Tyco Flow Control Transactions, a timetable for the Tyco Flow Control Transactions and various governance matters for Tyco Flow Control.

During the week of March 19, 2012, the parties exchanged comments on the draft Merger Agreement, the draft Tyco Flow Control Separation and Distribution Agreement, the draft 2012 Tax Sharing Agreement and the draft Ancillary Agreements.

On March 20, 2012, Tyco’s Board of Directors held a telephonic meeting at which Mr. Breen and members of senior management provided an update to the board regarding the progress of negotiations with Pentair and certain due diligence matters, including the scope and amount of potential synergies from the transaction.

On March 21, 2012, Mr. Hogan and Mr. Breen discussed by telephone the status of the negotiations on the draft transaction agreements and discussed a possible composition of the Board of Directors of Tyco Flow Control that would consist of the current Pentair directors and up to two new directors selected by Tyco and reasonably acceptable to Pentair.

On March 26, 2012, the parties and certain of their advisors met in person and thereafter through the evening of March 27, 2012 by telephone to negotiate remaining open issues in the proposed Merger Agreement, the Tyco Flow Control Separation and Distribution Agreement, the 2012 Tax Sharing Agreement and the Ancillary Agreements.

In the morning of March 27, 2012, the Tyco Board of Directors held a telephonic meeting to review and discuss various matters in connection with the Merger, including the terms of the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement and the results of Tyco and its advisors’ due diligence review, based on materials distributed in advance of the meeting. Representatives of Tyco’s senior management and legal and financial advisors also participated in the meeting. During the meeting, Tyco’s legal advisors reviewed the board’s fiduciary duties in connection with its evaluation of the proposed Transactions and the material terms of the transaction agreements. Tyco’s financial advisors presented a detailed analysis of the transaction contemplated by the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement. At the end of this presentation, Goldman Sachs delivered its oral opinion, which opinion was subsequently confirmed in writing, that, as of March 27, 2012 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement was fair from a financial point of view to Tyco Flow Control. Following discussion by the Board of Directors, the Board unanimously approved and authorized the execution, delivery and performance of the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement and the transactions contemplated thereby, including the Merger.

In the afternoon of March 27, 2012, the Pentair Board of Directors met to review and approve the Merger, the Merger Agreement and the related transaction agreements, and in the evening of March 27, 2012, the appropriate parties entered into the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement.

On March 28, 2012, before the opening of trading on the NYSE, Pentair and Tyco issued a joint press release announcing the Transactions and held a joint conference call for investors.

Tyco’s Reasons for the ADT Distribution

Tyco’s Board of Directors has determined that pursuing a distribution of its residential and small business security business in the United States and Canada is in the best interests of Tyco and its shareholders because it will provide the following key benefits: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in three separate entities, (iv) improved ability to use stock as an acquisition currency and (v) enhanced management incentive tools.

Greater Strategic Focus of Financial Resources and Management’s Efforts. The residential and small business security business in the United States and Canada represents a significant but minority portion of Tyco’s overall business. It historically has exhibited different financial and operating characteristics than Tyco’s other businesses.

In particular, unlike Tyco’s commercial fire and security businesses and flow control business, the residential and small business security business in the United States and Canada (“ADT Business”) is largely a subscriber-based business tied to the residential construction market, with very different capital requirements and operating characteristics from traditional manufacturing and service businesses. As a result, the ADT Business’ financial results tend to be more consistent from period to period than the financial results of Tyco’s commercial fire and security business and its flow control businesses. In addition, unlike the flow control and fire and security businesses, the ADT Business generates substantially all of its revenues from the United States and Canada. The flow control business, by contrast, is largely an industrial manufacturing business. A significant portion of the flow control business revenue is derived from longer lead-time infrastructure projects and, as a result, its financial results tend to vary more significantly from period to period than the financial results of Tyco’s fire and security businesses and ADT Business. In addition, unlike the ADT Business, the flow control business generates a significant portion of its revenues from operations outside the United States.

Owing to these and other factors, each of the flow control business, ADT Business and Tyco’s remaining businesses employ different capital expenditure and acquisition strategies and consequently, Tyco has determined that its current structure may not be optimized to design and implement the distinct strategies necessary to operate its businesses in a manner that maximizes the long-term value of each business. We believe that Tyco’s, ADT’s and Tyco Flow Control’s respective management resources would be more efficiently utilized if Tyco’s management concentrated solely on the commercial fire and security business, and ADT’s management concentrated solely on the residential and small business security business in the United States and Canada.

We expect to more efficiently use management and financial resources as a result of having separate and distinct board and management teams focused on the respective businesses. We believe the spin-off of ADT will allow us to better align Tyco’s and ADT’s management’s attention, compensation and resources to pursue opportunities in the markets that each business serves and to manage cost structures more actively.

Direct and Differentiated Access to Capital Resources. After the spin-offs, ADT and Tyco Flow Control will no longer need to compete with Tyco’s other businesses for capital resources. As a subscriber-based business with operations in the U.S. and Canada, ADT’s financial and operating characteristics differ from Tyco’s other businesses. ADT’s consumer-subscriber based business requires a significant amount of capital to grow each year. In order for ADT to fund these capital needs, it requires a higher debt level than the other businesses. We believe that direct and differentiated access to capital resources will allow ADT to better optimize the amounts and terms of the capital needed for its business, aligning financial and operational characteristics with investor and market expectations. Tyco’s management also believes that as a stand-alone company, ADT will attract investors who are interested in the characteristics of its businesses.

Enhanced Investor Choices by Offering Investment Opportunities in Separate Entities. We believe that after the ADT Distribution, investors will be better positioned to evaluate ADT’s financial performance and strategy within the context of its markets and that this will enhance the likelihood that ADT achieves an appropriate market valuation. Our management and financial advisors believe that ADT’s investment characteristics may appeal to types of investors who differ from Tyco’s current investors. We expect that, as a result of the spin-off, ADT’s management will be better positioned to implement goals and evaluate strategic opportunities in light of investor expectations within the context of the markets it serves. In addition, we expect that ADT will be able to focus its branding and public relations efforts to cultivate its own separate identity.

Improved Ability to Use Stock as an Acquisition Currency. The spin-off will enable ADT to use its stock as currency to pursue certain financial and strategic objectives, including acquisitions. We expect that ADT will be able to more easily facilitate future strategic transactions with similar businesses through the use of its stand-alone stock as consideration.

Improved Management Incentive Tools. We expect ADT to use its equity to compensate current and future employees. It is more difficult for multi-business conglomerates such as Tyco to structure incentives that reward managers in a manner directly related to the performance of their respective business units. By granting stock linked to a specific business, ADT will be able to offer its managers equity compensation that is linked more directly to their work product than Tyco’s current equity compensation.

In determining whether to effect the spin-off, the Board of Directors of Tyco also considered the costs and risks associated with the transaction, including:

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Potential costs and disruptions to the businesses as a result of the spin-off: Some of the current and prospective customers and suppliers of ADT may not believe that its financial stability on a stand-alone basis is sufficient to satisfy their requirements for doing business with them. If its customers, prospective customers or suppliers are not satisfied with its financial stability it may not be successful in obtaining new business or retaining existing business.

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Risks of being unable to achieve the benefits expected from the spin-off: By separating from Tyco, ADT becomes more susceptible to, among other things, market fluctuations and other adverse events; actual or anticipated fluctuations in its operating results due to factors related to its business; and competitive pressures from new or existing competitors.

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Increased significance of certain costs and contingent liabilities: Certain costs and contingent liabilities that were otherwise less material to Tyco as a whole will be more material to ADT as a stand-alone company.

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The decreased capital available for investment: ADT has historically relied upon Tyco for working capital requirements on a short-term basis and for other financial support functions. After the spin-off,

ADT will not be able to rely on Tyco’s earnings, assets or cash flows, and it will be responsible for servicing its own debt and maintaining sufficient working capital.

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The potential effect of the spin-off on the anticipated credit ratings of the separated companies and risks associated with refinancing Tyco’s debt: Given the smaller size of ADT relative to Tyco currently, after the spin-off ADT may incur higher debt servicing costs on its new indebtedness than it would have incurred as a subsidiary of, or as the current Tyco and it may not have access to less expensive sources of capital from short-term debt markets.

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The reaction of Tyco’s shareholders to the spin-off: The market price of ADT’s common shares may fluctuate widely, depending on many factors, many of which will be beyond its control, including the sale of shares of ADT by Tyco shareholders after the distribution because its business profiles and market capitalizations may not fit their investment objectives. In particular, Tyco is a member of the S&P 500 Index, while ADT initially will not be, and may not be in the future. Accordingly, certain Tyco shareholders may elect or be required to sell ADT’s shares following the spin-off due to investment guidelines or other reasons.

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The potential loss of purchasing power: As a current part of Tyco, ADT takes advantage of Tyco’s size and purchasing power in procuring certain goods, services and other resources, such as health care benefits, computing and communications equipment and intellectual property licenses. After the spin-off, as a separate, independent entity, ADT may be unable to obtain these goods, services and technologies at prices or on terms as favorable to it as those it obtained prior to the distribution. ADT’s costs for functions previously performed by or paid for by Tyco, such as accounting, tax, legal, human resources and other general and administrative functions, may be higher than the amounts reflected in ADT’s financial statements, which could cause ADT’s profitability to decrease.

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The risk that the plan of separation might not be completed and the one-time and ongoing costs of the spin-off: There are risks and uncertainties relating to the execution of the ADT Distribution, including the timing and certainty of the completion of the internal reorganization prior to the ADT Distribution. In addition, ADT will incur costs in connection with the transition to being a stand-alone public company that relate primarily to accounting, tax, legal and other professional costs; financing costs in connection with refinancing Tyco’s outstanding indebtedness and obtaining ADT’s financing as a stand-alone company; compensation, such as modifications to certain bonus awards, upon completion of the ADT Distribution; recruiting and relocation costs associated with hiring ADT’s senior management personnel; costs related to establishing a new corporate brand in the marketplace; and costs to separate information systems. These costs may be greater than anticipated and could cause our profitability to decrease.

Tyco’s Reasons for the Tyco Flow Control Transactions

In assessing and approving the spin-off on September 19, 2011, Tyco’s Board of Directors determined that the spin-off would be in the best interests of Tyco and its shareholders because it would provide a number of key benefits, including primarily: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in three separate entities and (iv) improved ability to use stock as an acquisition currency. In assessing and approving the Merger, Tyco’s Board of Directors considered, among others, the fact that it believed both that (1) the Merger would provide many of the same key benefits as those underlying the board’s reasons for approval of the spin-off, while potentially adding additional benefits, including: (i) increased value to Tyco’s shareholders relative to Tyco Flow Control’s anticipated value on a standalone basis, (ii) Tyco shareholders would hold a majority of the common shares of a company with increased size and market capitalization, which could further improve Tyco Flow Control’s ability to use stock as an acquisition currency, to otherwise grow through acquisitions and to access the capital markets, (iii) Tyco shareholders would hold shares in a company with a product and service offering that is broader but complimentary to many of the products manufactured and sold by the flow control business and (iv) the combined company would be able to immediately benefit from Pentair’s existing public company infrastructure, including a senior management team with significant experience managing a publicly-traded company; and (2) the Transactions are more favorable to Tyco shareholders than the potential value that might result from an alternative business combination transaction involving the flow control business, including a sale of the flow control business by Tyco in a taxable transaction.

Greater Strategic Focus of Financial Resources. The flow control business represents a significant but minority portion of Tyco’s overall business. It has historically exhibited different financial and operating characteristics than Tyco’s other businesses. In particular, unlike Tyco’s commercial fire and security businesses and its residential and small business security business, the flow control business is largely an industrial manufacturing business. A significant portion of the flow control revenue is tied to expenditures tied to the flow control customers’ new capital projects and continuing maintenance capital investments, which tend to have longer lead-times compared to Tyco’s other businesses. As a result, financial results of the flow control business can vary more significantly from period to period than the financial results of Tyco’s commercial fire and security business and its residential security business. In addition, unlike ADT’s business, the flow control business generates a significant portion of its revenue from operations outside the United States. Owing to these and other factors, the flow control business and Tyco’s other businesses employ different capital expenditure and acquisition strategies. Consequently, Tyco’s Board of Directors determined in approving the spin-off that its current structure may not be optimized to design and implement the distinct strategies necessary to operate its businesses in a manner that maximizes the long-term value of each business and that the respective management resources of Tyco, ADT and Tyco Flow Control would be more efficiently utilized if Tyco’s management concentrated solely on the commercial fire and security business, ADT’s management concentrated solely on the residential and small business security business in the United States and Canada and Tyco Flow Control’s management concentrated solely on the flow control business. Pentair’s business and operations reflect many of the same characteristics as the flow control business, including significant manufacturing operations and overseas presence.

Direct and Differentiated Access to Capital Resources; Enhanced Investor Choices. After the spin-off, the flow control business will no longer need to compete with Tyco’s other businesses for capital resources. As an industrial manufacturing business with strong non-U.S. operations, the flow control business’ financial and operating characteristics differ from Tyco’s other businesses. Tyco believes that direct and differentiated access to capital resources would allow the flow control business to better optimize the amounts and terms of the capital needed for its business, aligning financial and operational characteristics with investor and market expectations. Tyco also believes that, as the majority of Pentair’s product and service offerings are complimentary to those of Tyco Flow Control, the combined business will similarly benefit from direct access to capital resources, but with the added benefit of increased scale, which scale could otherwise improve Tyco Flow Control’s ability to access the capital markets.

In addition, in approving the spin-off, Tyco concluded that it believed that the flow control business’ investment characteristics as a stand-alone, independent public company could appeal to types of investors who differ from Tyco’s current investors. Tyco’s Board of Directors continues to believe that to be the case for a combined flow control-Pentair business.

Increased Size and Broader Offering. At the time Tyco’s Board of Directors approved the spin-off, it concluded that one of the benefits of the spin-off would be to enable the flow control business to use its stock as currency to pursue certain financial and strategic objectives, including acquisitions, and that it would be able to more easily facilitate potential future transactions with similar businesses through the use of Tyco Flow Control’s stand-alone stock as consideration. In assessing the relative benefits of the Merger, Tyco’s Board of Directors considered that it believes that Tyco shareholders, as shareholders in the combined entity, would continue to benefit from the use of stock as acquisition currency, but would further benefit from the increased size and scale of the combined entity. Tyco believes that the combined flow control-Pentair business will be one of the larger publicly-traded entities focusing on the flow and thermal products industry, and that this size could help facilitate future acquisitions by Tyco Flow Control.

Complementary Business; Synergy Opportunities. In approving the Merger Agreement and the Merger, the Tyco board considered a number of factors relating to or arising from the complementary nature of the flow control and Pentair businesses, including:

•

that the combination of the Pentair and the flow control water businesses, the Thermal Controls business of Tyco Flow Control and the Technical Products segment, and the other operating segments of the two businesses will create an industry leader in the flow, valves and filtration industries;

•	the potential cost savings resulting from the Merger, including potential operational and tax synergies; and

•

the broader product and service offering offered by a combined flow control-Pentair business, and the potential for cross-selling opportunities and other revenue synergies that would be unavailable to Tyco Flow Control on a stand-alone basis.

Existing Public Company Infrastructure. In assessing the relative benefits to pursuing the Merger in addition to the spin-off, Tyco’s Board of Directors also considered that Tyco shareholders, as shareholders in a combined flow control-Pentair business, would benefit from Pentair’s existing public company infrastructure. As an existing public company, Pentair has in place the systems, controls, procedures and policies that are required to operate as a public-traded company and a senior management team with existing experience managing and operating a public company. Therefore, Tyco Flow Control will not be required to independently incur the same level of costs and expenses or otherwise expend the same level of resources as would otherwise be required to establish these systems, controls, policies and procedures if Tyco Flow Control were a stand-alone public company.

Appropriate Value for the Business. At the time of approval of the spin-off by the Tyco board, Tyco’s Board of Directors considered the fact that it believed that after the spin-off, investors would have been better positioned to evaluate the financial performance and strategy of the flow control business within the context of Tyco Flow Control’s markets and that this would have enhanced the likelihood that the flow control business achieve an appropriate market valuation. In approving the Merger, Tyco’s Board of Directors, acting with the assistance of Tyco management and its outside advisors, further considered that it believes that the Transactions as a whole would be more favorable to Tyco shareholders from a financial point of view than the spin-off without engaging in the Merger due to the anticipated value to be generated through the realization of potential synergies resulting from the Merger and the relative ownership of Tyco shareholders in the combined business immediately following the Merger. Furthermore, Tyco’s Board of Directors considered the fact that the Merger would not foreclose Tyco shareholders from receiving a further premium for their shares of Tyco Flow Control at a later date in a subsequent business combination transaction involving Tyco Flow Control.

Alternatives relative to the Merger. In the course of reaching its determination to approve the Merger Agreement and the Merger, Tyco’s Board of Directors, acting with the advice of management and its outside advisors, also considered the fact that it believes that the Transactions would be more favorable to Tyco shareholders than the potential value that might result from an alternative business combination transaction involving the flow control business, including a sale of the flow control business by Tyco in a taxable transaction, given the potential rewards, risks and uncertainties associated with those alternatives and the fact that the Transactions are intended to be tax-free for U.S. federal income tax purposes to Tyco and its shareholders.

In determining whether to effect the spin-off, the Board of Directors of Tyco also had considered the costs and risks associated with the spin-off, including:

•

Some of the flow control business’ current and prospective customers and suppliers may not have believed that Tyco Flow Control’s financial stability on a stand-alone basis would be sufficient to satisfy their requirements for doing business with Tyco Flow Control. If those customers, prospective customers or suppliers were not satisfied with Tyco Flow Control’s financial stability, Tyco Flow Control may not have been successful in obtaining new business or retaining existing business.

•

The market price of Tyco Flow Control’s common stock could have fluctuated widely, depending on many factors, many of which would be beyond Tyco Flow Control’s control, including the sale of Tyco Flow Control shares by Tyco shareholders after the Distribution because Tyco Flow Control’s business profile and market capitalization may not fit their investment objectives.

•

By separating from Tyco, Tyco Flow Control may become more susceptible to, among other things, market fluctuations and other adverse events; actual or anticipated fluctuations in its operating results due to factors related to its business; and competitive pressures from new or existing competitors.

•	Certain costs and contingent liabilities that were otherwise less material to Tyco as a whole will be more material for Tyco Flow Control as a stand-alone company.

•

Tyco Flow Control has historically relied upon Tyco for working capital requirements on a short-term basis and for other financial support functions. After the spin-off, Tyco Flow Control will not be able to rely on Tyco’s earnings, assets or cash flows, and will be responsible for servicing its own debt and maintaining sufficient working capital.

•

Given Tyco Flow Control’s smaller size relative to Tyco, after the spin-off Tyco Flow Control may incur higher debt servicing costs on its indebtedness than it would have incurred as a subsidiary of Tyco and may not have access to less expensive sources of capital from short-term debt markets.

•

There are risks, costs and uncertainties relating to the execution of the spin-off, including the timing and certainty of the completion of the internal reorganization prior to the Distribution and the costs related to the Distribution. In addition, the costs for functions previously performed by or paid for by Tyco, such as accounting, tax, legal, human resources and other general and administrative functions, might be higher than anticipated, which could cause profitability to decrease.

Tyco believes that the Merger will help mitigate, while not eliminating entirely, the risks involved in many of the foregoing factors. However, in assessing its approval of the Merger and the Merger Agreement, Tyco’s Board of Directors also considered the added costs, complexities and countervailing factors associated with the Merger, including:

•	the risk that the potential benefits of the Merger might not be fully realized or realized within the expected time frame;

•

the challenges in combining the flow control business and Pentair’s business, including the possible disruption that might result from the transaction and the additional time and resources that would be required from Tyco and Tyco Flow Control management;

•	the risk inherent in seeking regulatory approvals from multiple governmental agencies in multiple jurisdictions;

•

the possibility that the Merger may not be consummated and the potential adverse consequences if the Merger is not completed, including the adverse consequences on the spin-off of the flow control business and the costs incurred and potential market and shareholder reaction; and

•	the fact that certain liabilities will be allocated between Tyco and Tyco Flow Control in a manner different than if Tyco were to pursue the spin-off of the flow control business without the Merger.

In view of the wide variety of factors considered in connection with the evaluation of the spin-off, the evaluation of the Merger, and the complexity of these matters, Tyco’s Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to the factors considered. Rather, the Tyco Board of Directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, and certain directors may have assigned different weights to different factors.

Opinion of Goldman Sachs

Goldman Sachs rendered its opinion to Tyco’s Board of Directors that, as of March 27, 2012 and based upon and subject to the factors and assumptions set forth therein, the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement was fair from a financial point of view to Tyco Flow Control.

The full text of the written opinion of Goldman Sachs, dated March 27, 2012 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G. Goldman Sachs provided its opinion for the information and assistance of Tyco’s Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Tyco common shares should vote with respect to any matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement, which we refer to as the “Agreements”;

•	annual reports to stockholders and Annual Reports on Form 10-K of Tyco and Pentair for the five fiscal years ended September 30, 2011 and December 31, 2011, respectively;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Tyco and Pentair;

•	drafts of the Registration Statement on Form 10 of Tyco Flow Control in connection with the Tyco Flow Control Distribution;

•	certain other communications from Tyco and Pentair to their respective stockholders;

•	certain publicly available research analyst reports for Tyco and Pentair;

•	certain internal financial analyses and forecasts for Tyco prepared by its management; and

•

certain internal financial analyses and forecasts for Pentair prepared by its management and certain financial analyses and forecasts for Tyco Flow Control prepared by the managements of Tyco International and Tyco Flow Control, in each case, as approved for Goldman Sachs’ use by Tyco International Ltd., which we refer to as the “Forecasts”, and certain cost savings and operating synergies projected by the managements of Tyco and Pentair to result from the Merger, as approved for Goldman Sachs’ use by Tyco, which we refer to as the “Synergies”.

Goldman Sachs also held discussions with members of the senior management of Tyco, Tyco Flow Control and Pentair regarding their assessment of the past and current business operations, financial condition, and future prospects of Pentair and with members of the senior managements of Tyco and Tyco Flow Control regarding their assessment of the past and current business operations, financial condition and future prospects of Tyco and Tyco Flow Control and the strategic rationale for, and the potential benefits of, the Merger; reviewed the reported price and trading activity for the Tyco common shares and the Pentair common shares; compared certain financial information for Tyco Flow Control and certain financial and stock market information for Pentair with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with the consent of the Board of Directors of Tyco that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best then-currently available estimates and judgments of the management of Tyco. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Tyco or Pentair or any of their respective subsidiaries (including, in the case of Tyco, Tyco Flow Control and the other members of the Fountain Group (as defined in the Tyco Flow Control Separation and Distribution Agreement), nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Tyco Flow Control Transactions will be obtained without any adverse effect on Tyco Flow Control or Pentair or on the expected benefits of the Tyco Flow Control Transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the Tyco Flow Control Transactions will be consummated on the terms set forth in the Merger Agreement and the Tyco Flow Control Separation and Distribution Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Tyco or Tyco Flow Control to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Tyco or Tyco Flow Control; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, to Tyco Flow Control of the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement and Tyco Flow Control Separation and Distribution Agreement or the Tyco Flow Control Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement and Tyco Flow Control Separation and Distribution Agreement or entered into or amended in connection with the Tyco Flow Control Transactions, including, without limitation, the reorganization, the Tyco Flow Control Distribution, or any indemnification or working capital or other adjustments contemplated by the Merger Agreement and Tyco Flow Control Separation and Distribution Agreement, or the fairness of the Tyco Flow Control Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Tyco or Tyco Flow Control; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Tyco, Tyco Flow Control or Pentair, or any class of such persons in connection with the Tyco Flow Control Transactions, whether relative to the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which the Tyco common shares or the Tyco Flow Control common shares will trade at any time or as to the impact of the Tyco Flow Control Transactions on the solvency or viability of Tyco, Tyco Flow Control or Pentair or the ability of any of Tyco, Tyco Flow Control or Pentair to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of Tyco in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 22, 2012 and is not necessarily indicative of current market conditions.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information and ratios for Tyco Flow Control to corresponding financial information, ratios and public market multiples for the following publicly traded corporations (collectively, the “Flow Control Selected Companies”):

•	Cameron International Corp.

•	CIRCOR International, Inc.

•	Crane Co.

•	Flowserve Corp.

•	IDEX Corp.

•	Mueller Water Products, Inc.

•	Northwest Pipe Co.

•	Pentair

•	SPX Corp.

•	Thermon Group Holdings, Inc.

•	Watts Water Technologies, Inc.

•	Weir Group PLC

•	Xylem Inc.

Goldman Sachs also reviewed and compared certain financial information, ratios and public market multiples for Pentair to corresponding financial information, ratios and public market multiples for the following publicly traded corporations (collectively, the “Pentair Selected Companies”):

•	CLARCOR Inc.

•	Donaldson Company, Inc.

•	Flowserve Corp.

•	Franklin Electric Co. Inc.

•	Gorman Rupp Co.

•	IDEX Corp.

•	Pall Corp.

•	Sulzer AG

•	Watts Water Technologies, Inc.

Although none of the selected companies is directly comparable to Tyco Flow Control or to Pentair, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Tyco Flow Control and Pentair, respectively.

Goldman Sachs derived and compared various financial multiples and ratios based on information it obtained from publicly available historical data, Institutional Brokers’ Estimate System (“IBES”) estimates and Goldman Sachs equity research estimates. The multiples and ratios of Tyco Flow Control and Pentair were based on information provided by their respective managements and on Pentair’s IBES estimates. Multiples for Pentair, the Flow Control Selected Companies and the Pentair Selected Companies were calculated using the applicable closing market prices as of March 22, 2012.

With respect to the Flow Control Selected Companies, Goldman Sachs calculated:

•	sales growth from calendar year 2012 to calendar year 2013; and

•	estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin for calendar year 2012 and for calendar year 2013.

Goldman Sachs then compared those calculations to the same ratios for Tyco Flow Control based on the Forecasts for the fiscal years ending in September calendarized to December, or sales of $4,011 million and EBITDA of $515 million for calendar year 2012 and sales of $4,387 million and EBITDA of $615 million for calendar year 2013. The results of these analyses are summarized as follows:

	Flow Control Selected Companies*		Tyco Flow Control Forecasts
	Range	Median
CY2012E-CY2013E Sales Growth	(2.8)%-13.3%	6.0%	9.4%
CY2012E EBITDA Margin	8.9%-25.4%	16.4%	12.8%
CY2013E EBITDA Margin	10.6%-25.3%	17.2%	14.0%

*	Company estimates adjusted for the following: SPX Corp. pro forma for the divestiture of its Service Solutions business; Crane Co. for asbestos and pension liabilities; Watts Water Technologies, Inc. pro forma for the acquisition of tekmar Control Systems, Inc.; and Weir Group PLC pro forma for the acquisition of NovaTech LLC

With respect to the Flow Control Selected Companies, Goldman Sachs also calculated:

•

enterprise value, which is equal to the sum of the company’s diluted equity market capitalization, net debt and non-controlling interest, as a multiple of the estimated EBITDA for calendar year 2012; and

•	price / estimated earnings ratio for calendar year 2012.

Using the Forecasts, Goldman Sachs then assumed an enterprise value range for Tyco Flow Control and calculated the implied multiple ranges for Tyco Flow Control (assuming $500 million of debt, $225 million of cash and $94 million of non-controlling interest per information provided by the management of Tyco). The results of these analyses are summarized as follows:

	Flow Control Selected Companies		Tyco Flow Control Range
	Range	Median
Enterprise Value / CY2012E EBITDA	5.5x-10.3x	8.4x	7.4x-9.3x
Price / CY2012E Earnings Ratio	11.5x-20.2x	14.4x	10.6x-13.7x

With respect to the Pentair Selected Companies, Goldman Sachs calculated:

•	enterprise value as a multiple of estimated EBITDA for calendar year 2012; and

•	price / estimated earnings ratio for calendar year 2012.

Goldman Sachs then calculated the same ratios for Pentair based on IBES estimates for Pentair’s EBITDA and earnings, and a five-year average of those ratios for Pentair based on IBES estimates for the rolling next twelve months EBITDA and earnings. The ratios for the Pentair Selected Companies were based on publicly available historical data and IBES estimates. The results of these analyses are summarized as follows:

	Pentair Selected Companies*		Pentair
	Range	Median	Current	Five-Year Average
Enterprise Value / CY2012E EBITDA	7.7x-12.1x	9.1x	9.6x	9.1x
Price / CY2012E Earnings Ratio	12.9x-19.7x	16.9x	14.7x	14.9x

*	Watts Water Technologies, Inc. estimates and capital structure pro forma for the acquisition of tekmar Control Systems, Inc.

Contribution Analysis. Goldman Sachs first analyzed the proposed Tyco Flow Control Transactions, which implied that Tyco stockholders would own approximately 52.5% of the outstanding fully diluted common equity of the combined company following consummation of the Tyco Flow Control Transactions. Using the Forecasts, Goldman Sachs then analyzed the relative implied equity contribution of Tyco Flow Control and Pentair to the combined company, before taking into account any Synergies. To calculate the implied value of the equity contribution of Tyco Flow Control, Goldman Sachs applied an assumed range of forward multiples to each of the estimated EBITDA for calendar year 2012 and the estimated net income for calendar year 2012. To calculate the implied value of the equity contribution of Pentair, Goldman Sachs used the diluted equity value of Pentair based on market data as of the close of March 22, 2012. Goldman Sachs assumed $500 million of debt, $225 million of cash and $94 million of non-controlling interest for Tyco Flow Control per information provided by the management of Tyco.

Goldman Sachs also analyzed the relative implied equity contribution of Tyco Flow Control and Pentair to the combined company based on an illustrative discounted cash flow analysis of each company, before taking into account the Synergies. To calculate the net present value of free cash flows for Tyco Flow Control and Pentair, Goldman Sachs used the Forecasts for each company’s fiscal years 2012 to 2015; a range of discount rates reflecting estimates of the applicable company’s weighted average cost of capital; and illustrative terminal values in the year 2015 based on a range of perpetuity growth rates. Goldman Sachs performed the illustrative discounted cash flow analysis for three scenarios using the following discount rates and perpetuity growth rates: (a) an 11.0% discount rate and 3.5% perpetuity growth for Tyco Flow Control and a 10.5% discount rate and 3.5% perpetuity growth for Pentair; (b) a 10.5% discount rate and 4.0% perpetuity growth for Tyco Flow Control and a 10.0% discount rate and 4.0% perpetuity growth for Pentair; and (c) a 10.0% discount rate and 4.5% perpetuity growth rate for Tyco Flow Control and a 9.5% discount rate and 4.5% perpetuity growth rate for Pentair. In each case, Goldman Sachs then calculated the implied value of the equity contributions for each of Tyco Flow Control and Pentair by adjusting their gross contributions for differences in their respective net debt and non-controlling interest positions. Goldman Sachs assumed $500 million of debt, $225 million of cash and $94 million of non-controlling interest for Tyco Flow Control per information provided by the management of Tyco and $1,309 million of debt, $50 million of cash and $114 million of non-controlling interest for Pentair per publicly available data. The results of these analyses are summarized as follows:

Assumed Tyco Flow Control Multiples	Implied Ownership
	Tyco Flow Control	Pentair
CY2012E EBITDA
8.0x	48.6%	51.4%
8.5x	50.3%	49.7%
9.0x	51.8%	48.2%
CY2012E Net Income
12.0x	49.4%	50.6%
12.5x	50.4%	49.6%
13.0x	51.4%	48.6%
Discounted Cash Flow
Scenario (a)	53.4%	46.6%
Scenario (b)	52.3%	47.7%
Scenario (c)	51.2%	48.8%

Combination Analysis. Goldman Sachs performed illustrative pro forma analyses using the Forecasts for Tyco Flow Control and Pentair.

Using the Forecasts, Goldman Sachs calculated the pro forma combined company’s estimated sales growth from calendar year 2012 to calendar year 2013, the estimated EBITDA margin for calendar year 2013 and the estimated earnings before interest and taxes (“EBIT”) margin for calendar year 2013, the latter two assuming $90 million in Synergies and incremental deal amortization of $89 million that may be realized following the Merger per information provided by the management of Pentair. Goldman Sachs then calculated the same ratios for the Flow Control Selected Companies, the Pentair Selected Companies and Colfax Corp. (collectively, the “Combined Selected Companies”). The results of these analyses are summarized as follows:

	Combined Selected Companies		Combined Company
	Range	Median	Forecasts
CY2012E-CY2013E Sales Growth	4.8%-13.3%	6.6%	8.3%
CY2013E EBITDA Margin	10.8%-25.3%	17.5%	16.1%
CY2013E EBIT Margin	8.2%-22.7%	14.7%	12.8%

*	Company estimates adjusted for the following: SPX Corp. pro forma for the divestiture of its Service Solutions business; Crane Co. for asbestos and pension liabilities; Watts Water Technologies, Inc. pro forma for the acquisition of tekmar Control Systems, Inc.; and Weir Group PLC pro forma for the acquisition of NovaTech LLC

Goldman Sachs then compared Pentair’s enterprise value as a multiple of estimated EBITDA and price / estimated earnings ratio for calendar year 2012 to the same ratios for the Combined Selected Companies. The results of these analyses are summarized as follows:

	Combined Selected Companies*		Pentair
	Range	Median	Current Estimates	Five-Year Average
Enterprise Value / CY2012E EBITDA	7.5x-12.1x	8.6x	9.6x	9.1x
Price / CY2012E Earnings Ratio	11.5x-21.5x	15.4x	14.7x	14.9x

Based on these calculations, Goldman Sachs applied forward year multiples of 8.5x, 9.0x and 9.5x to the combined company’s estimated 2013 EBITDA (including $200 million in Synergies), resulting in an implied total equity value for the pro forma combined company of $10,752 million, $11,483 million and $12,214 million, respectively. Assuming Tyco stockholders would own approximately 52.5% of the outstanding fully diluted common equity of the combined company following consummation of the Tyco Flow Control Transactions, the implied equity value to Tyco stockholders of Tyco Flow Control in the pro forma combined company, including Tyco stockholders’ portion of an assumed tax benefit of $50 million capitalized at 13.0x, is $5,986 million, $6,370 million and $6,754 million, respectively. Per the Forecasts, Goldman Sachs assumed $1,463 million of net debt and $211 million of non-controlling interest for the combined company and a combined calendar year 2013 EBITDA of $1,462 million.

Utilizing an enterprise value as a multiple of EBITDA for Tyco Flow Control on an assumed standalone basis of 8.0x, Goldman Sachs then calculated the illustrative increased value to Tyco stockholders of Tyco Flow Control in the pro forma combined company based on (a) a range of enterprise value to EBITDA multiples for the pro forma company, (b) Tyco stockholders’ portion of the Synergies and (c) Tyco stockholders’ portion of an assumed tax benefit of $50 million capitalized at 13.0x, but exclusive of transaction expenses ((a), (b) and (c), collectively, the “Value Uplift”). Goldman Sachs performed the above analysis assuming enterprise value to EBITDA multiples for the pro forma combined company of 8.5x and 9.0x and Synergies of $90 million and $200 million. Per the Forecasts, Goldman Sachs assumed $1,463 million of net debt and $211 million of non-controlling interest for the combined company and a combined calendar year 2013 EBITDA of $1,352 million (for the calculation assuming Synergies of $90 million) and $1,462 million (for the calculation assuming Synergies of $200 million). The results of these analyses are summarized as follows:

Assuming Synergies of $90 million ($ in millions)
Assumed EBITDA Multiple for the Combined Company	Tyco Flow Control Standalone Equity Value (at 8.0x EBITDA)	Value Uplift	Tyco Flow Control Stockholders’ Equity in the Combined Company
8.5x	$4,546	$949	$5,495
9.0x	$4,546	$1,304	$5,850

Assuming Synergies of $200 million ($ in millions)
Assumed EBITDA Multiple for the Combined Company	Tyco Flow Control Standalone Equity Value (at 8.0x EBITDA)	Value Uplift	Tyco Flow Control Stockholders’ Equity in the Combined Company
8.5x	$4,546	$1,440	$5,986
9.0x	$4,546	$1,824	$6,370

Goldman Sachs then performed a sensitivity analysis of the Value Uplift at a range of Synergies of $90 million to $200 million and an enterprise value to calendar year 2013 EBITDA multiple range of 8.5x to 9.5x, both with and without the assumed tax benefit. The results of this analysis are summarized as follows:

Without the Assumed Tax Benefit ($ in millions)		Including the Assumed Tax Benefit ($ in millions)
Value Uplift		Value Uplift
Low	High	Low	High
$608	$1,866	$949	$2,207

General. The preparation of a fairness opinion is a complex process and is not necessary susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Tyco, Tyco Flow Control or Pentair or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Tyco board of directors as to the fairness from a financial point of view to Tyco Flow Control of the Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Tyco, Tyco Flow Control, Pentair, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The Aggregate Merger Consideration (as defined in the Merger Agreement) to be paid pursuant to the Merger Agreement was determined through arm’s-length negotiations between Tyco and Pentair and was approved by Tyco’s board of directors. Goldman Sachs provided advice to Tyco during these negotiations. Goldman Sachs did not recommend any specific amount of consideration to Tyco or Tyco Flow Control or either of their respective boards of directors or that any specific amount of consideration constituted the only appropriate consideration to be paid pursuant to the Merger Agreement.

As described above, Goldman Sachs’ opinion to the Tyco board of directors was one of many factors taken into consideration by Tyco’s board of directors in making its determination to approve the Transactions. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex G.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Tyco, Tyco Flow Control, Pentair and any of their respective affiliates or any currency or commodity that may be involved in the Tyco Flow Control Transactions for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Tyco in connection with, and participated in certain of the negotiations leading to, the Tyco Flow Control Transactions, including the Merger. Goldman Sachs has provided certain investment banking services to Tyco and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including currently acting as Tyco’s financial advisor in connection with its proposed separation into three publicly traded companies, announced in September 2011, and having acted as a joint book-running manager with respect to a public offering by Tyco International Finance S.A., a subsidiary of Tyco, which we refer to as “TIFSA”, of its 3.375% notes due 2015 (aggregate principal amount of $500,000,000) in April 2010; and as a co-manager with respect to TIFSA’s public offering of its 3.75% notes due 2018 (aggregate principal amount of $250,000,000) and 4.625% notes due 2023 (aggregate principal amount of $250,000,000) in January 2011. Goldman Sachs may also in the future provide investment banking services to Tyco, Tyco Flow Control, Pentair and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

The board of directors of Tyco selected Goldman Sachs as its financial advisor on December 20, 2011 because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement dated March 23, 2012, Tyco International Management Company, LLC, an affiliate of Tyco, engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. Pursuant to the terms of this engagement letter, Tyco International Management Company, LLC has agreed to pay Goldman Sachs a transaction fee of $18 million, all of which is payable upon consummation of the Merger. In addition, Tyco International Management Company, LLC has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and Tyco International Management Company, LLC and Tyco have agreed to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Duff & Phelps

The Board of Directors will receive an opinion from Duff & Phelps to the effect that each of Tyco, ADT and Tyco Flow Control will be solvent and adequately capitalized immediately after the Distributions. The opinion of Duffs & Phelps will be included as Annex C in an amended filing of this proxy statement. The opinion will set forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Duff & Phelps in connection with the opinion.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to Tyco and to the holders of Tyco common shares in connection with the Distributions and the Merger. This summary is based on the Code, the Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available as of the date of this proxy statement and all of which are subject to change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of Tyco common shares that are “U.S. Holders,” as defined immediately below. A “U.S. Holder” is a beneficial owner of Tyco common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) in the case of a trust that was treated as a United States trust under the law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary also does not discuss all tax considerations that may be relevant to shareholders in light of their particular circumstances, nor does it address the consequences to shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	persons who acquired Tyco common shares pursuant to the exercise of employee stock options or otherwise as compensation;

•	shareholders who own, or are deemed to own, at least 10% or more, by voting power or value, of Tyco equity;

•	holders owning Tyco common shares as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	holders who are subject to the alternative minimum tax; or

•	persons that own Tyco common shares through partnerships or other passthrough entities.

This summary does not address the U.S. federal income tax consequences to Tyco shareholders who do not hold Tyco common shares as a capital asset. Moreover, this summary does not address any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Tyco common shares, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the Distributions.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE TRANSACTIONS.

The Distributions

Tyco has received a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, the Distributions, except for cash received in lieu of fractional shares of ADT common stock and Tyco Flow Control common shares, will qualify as tax-free under Sections 355 and/or 361 of the Code. The private letter ruling also provides that certain internal transactions undertaken in anticipation of the Distributions will qualify for favorable treatment under the Code.

In addition to obtaining the private letter ruling, Tyco expects to receive an opinion from the law firm of McDermott Will & Emery LLP confirming the tax-free status of the Distributions for U.S. federal income tax purposes. The receipt by Tyco of the private letter ruling from the IRS (including that such ruling shall be in full force and effect at the time of the Distributions and, in the case of the Tyco Flow Control Distribution, the Merger) and the opinion from McDermott Will & Emery LLP are conditions to effecting the Distributions and the Merger.

Assuming the Distributions qualify under Sections 355 and/or 361 of the Code, for U.S. federal income tax purposes:

•	no gain or loss will be recognized by Tyco as a result of the Distributions;

•

no gain or loss will be recognized by, or be includible in the income of, a holder of Tyco common shares, solely as a result of the receipt of ADT common stock and Tyco Flow Control common shares in the Distributions;

•

the aggregate tax basis of the Tyco common shares, shares of ADT common stock and Tyco Flow Control common shares in the hands of Tyco’s shareholders immediately after the Distributions will be the same as the aggregate tax basis of the Tyco common shares held by the holder immediately before the Distributions, allocated among the common shares of Tyco, shares of ADT common stock and common shares of Tyco Flow Control, including any fractional share interest for which cash is received, in proportion to their relative fair market values on the date of the Distributions;

•

the holding period of shares of ADT common stock and Tyco Flow Control common shares received by Tyco shareholders, including any fractional share interest for which cash is received, will include the holding period of their Tyco common shares, provided that such Tyco common shares are held as a capital asset on the date of the Distributions; and

•

a Tyco shareholder who receives cash in lieu of fractional shares of ADT common stock or fractional Tyco Flow Control common shares in the Distributions will be treated as having sold such fractional shares for cash and generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such shareholder’s adjusted tax basis in the fractional shares. That gain or loss will be long-term capital gain or loss if the shareholder’s holding period for its Tyco common shares exceeds one year.

Although the private letter ruling generally will be binding on the IRS, it is based on certain facts and assumptions, and certain representations and undertakings, from ADT, Tyco Flow Control and Tyco that certain conditions that are necessary to obtain tax-free treatment under the Code have been satisfied. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under the Code. Rather, the private letter ruling is based on representations by us, ADT and Tyco Flow Control that these conditions have been or will be satisfied, and any inaccuracy in such representations could invalidate the ruling. The opinion that we expect to receive from McDermott Will & Emery LLP will address all of the requirements necessary for the Distributions to qualify under Sections 355 and 361 of the Code, including those on which the IRS will not rule, and will be based on certain facts and assumptions, and certain representations and undertakings, provided by us, ADT and Tyco Flow Control. If any of these facts, representations, assumptions or undertakings is not correct or has been violated, the private letter ruling could be revoked retroactively or modified by the IRS, and our ability to rely on the opinion of counsel could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

If, notwithstanding the conclusions included in the private letter ruling and the opinion, it is ultimately determined that the Distributions do not qualify as tax-free for U.S. federal income tax purposes, then we would recognize gain in an amount equal to the sum of (i) the excess of the fair market value of ADT common stock distributed to our shareholders on the distribution date over our tax basis in such shares, and (ii) the excess of the fair market value of Tyco Flow Control common shares distributed to our shareholders on the date of the Distributions over our tax basis in such shares, but such gain, if recognized, generally would not be subject to U.S. federal income tax.

In addition, if the Distributions were not to qualify as tax-free for U.S. federal income tax purposes, each Tyco shareholder that is subject to U.S. federal income tax and who receives shares of ADT common stock and Tyco Flow Control common shares in the Distributions could be treated as receiving a taxable distribution in an amount equal to the fair market value of such shares. You could be taxed on the full value of the shares of ADT common stock and Tyco Flow Control common shares that you receive, which generally would be treated first as a taxable dividend to the extent of Tyco’s earnings and profits, then as a non-taxable return of capital to the extent of each shareholder’s tax basis in his, her or its Tyco common shares, and thereafter as capital gain with respect to any remaining value.

Even if the Distributions otherwise qualify for tax-free treatment under Section 355 of the Code, it may result in corporate-level gain to us and certain of our affiliates under Section 355(e) of the Code if 50% or more, by vote or value, of ADT common stock, Tyco Flow Control common shares or Tyco’s common shares are acquired or issued as part of a plan or series of related transactions that includes the Distributions. For this purpose, any acquisitions or issuances of Tyco’s common shares within two years before the Distributions, and any acquisitions or issuances of ADT’s common stock or Tyco Flow Control’s common shares or Tyco’s common shares within two years after the Distributions, generally are presumed to be part of such a plan, although we or Tyco may be able to rebut that presumption. We are not aware of any acquisitions or issuances of our common shares within the two years before the date of the Distributions (up through the date of this proxy statement) that would be considered to occur as part of a plan or series of related transactions that includes the Distributions. The Merger might be treated as part of such a plan or series of related transactions but if so would not by itself cause the Tyco Flow Control Distribution to be taxable to Tyco since Pentair shareholders will acquire less than 50% of Tyco Flow Control common shares in the Merger. The change in ownership resulting from the Merger, if treated as part of a plan or series of related transactions that includes the Tyco Flow Control Distribution, would be aggregated with other acquisitions or issuances of Tyco Flow Control’s common shares that occur as part of a plan or series of related transactions that includes the Tyco Flow Control Distribution in determining whether a 50% change in ownership has occurred. If an acquisition or issuance of ADT shares or Tyco Flow Control shares or Tyco common shares triggers the application of Section 355(e) of the Code, we would recognize taxable gain as described above, but such gain generally would not be subject to U.S. federal income tax. However, certain of our subsidiaries or affiliates or subsidiaries or affiliates of ADT or Tyco Flow Control could incur significant U.S. federal income tax liabilities as a result of the application of Section 355(e) of the Code.

If, notwithstanding the conclusions included in the private letter ruling, it is ultimately determined that certain internal transactions undertaken in anticipation of the Distributions do not qualify for favorable treatment under the Code, we, ADT or Tyco Flow Control could incur significant tax liabilities.

Our shareholders that have acquired different blocks of Tyco common shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, shares of ADT common stock and Tyco Flow Control common shares distributed with respect to such blocks of Tyco common shares.

We do not believe that our shares will constitute “United States real property interests” for purposes of the Foreign Investment in Real Property Tax Act (“FIRPTA”) provisions of the Code as of the date of the Distributions. Because we are a “foreign person” for purposes of FIRPTA, however, we must provide certain certifications to our shareholders who receive ADT common stock in the Distributions to avoid the imposition of a withholding obligation on such shareholders. We will provide such certifications in the form and manner prescribed by the IRS.

The Merger

Tyco, Tyco Flow Control, and Pentair have requested one or more rulings from the IRS to the effect that, for U.S. federal income tax purposes, (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code; (ii) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS); and (iii) certain anticipated post-closing transactions will not prevent the tax-free treatment of the Tyco Flow Control Distribution or the Merger. In addition to obtaining the private letter ruling, Tyco expects to receive a tax opinion from McDermott Will & Emery LLP, and Pentair expects to receive a tax opinion from Cravath Swaine & Moore LLP, in each case, to the effect that (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS). The receipt of such rulings from the IRS (including that they shall be in full force and effect on the closing date of the Merger), the receipt by Tyco of the opinion from McDermott Will & Emery LLP, and the receipt by Pentair of the opinion from Cravath, Swaine & Moore LLP, are conditions to effecting the Merger.

Assuming that the conclusions in the private letter ruling and the tax opinions are sustained, for U.S. federal income tax purposes neither Panthro Acquisition nor Tyco Flow Control will recognize any gain or loss upon the receipt by Panthro Acquisition of Pentair common shares in exchange solely for Tyco Flow Control common shares in the Merger.

Although rulings from the IRS, if received, generally will be binding on the IRS, such rulings will be based on certain facts and assumptions, and certain representations and undertakings, from us, Tyco, and Pentair that certain conditions that are necessary to obtain tax-free treatment under the Code have been satisfied. If any of these facts, representations, assumptions or undertakings is not correct or has been violated, the private letter ruling could be revoked retroactively or modified by the IRS, and our ability to rely on the opinion of counsel could be jeopardized. We are not aware of any facts or circumstances, however, that would cause these facts, representations or assumptions to be untrue or incomplete, or that would cause any of these undertakings to fail to be complied with, in any material respect.

Material Swiss Tax Consequences

This discussion does not generally address any aspects of Swiss taxation other than federal, cantonal and communal income taxation, federal withholding taxation, and federal stamp tax. This discussion is not a complete analysis or listing of all of the possible tax consequences of the Distributions and the Merger and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply to you.

This discussion is based on the laws of the Confederation of Switzerland, including the Federal Income Tax Act of 1990, the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, the Federal Withholding Tax Act of 1965 and the Federal Stamp Duty Act of 1973, as amended, (the “Swiss tax law”), existing and proposed regulations promulgated thereunder, published judicial decisions and administrative pronouncements, each as in effect on the date of this proxy statement or with a known future effective date. These laws may change, possibly with retroactive effect.

For purposes of this discussion, a “Swiss Holder” is any beneficial owner of shares that for Swiss federal income tax purposes is:

•

an individual resident of Switzerland or otherwise subject to Swiss taxation under article 3, 4 or 5 of the Federal Income Tax Act of 1990, as amended, or article 3 or 4 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended;

•

a corporation or other entity taxable as a corporation organized under the laws of Switzerland under article 50 or 51 of the Federal Income Tax Act of 1990, as amended, or article 20 or 21 of the Federal Harmonization of Cantonal and Communal Income Tax Act of 1990, as amended; or

•	an estate or trust, the income of which is subject to Swiss income taxation regardless of its source.

A “Non-Swiss Holder” of shares is a holder that is not a Swiss Holder. For purposes of this summary, “Holder” or “Shareholder” means either a Swiss Holder or a Non-Swiss Holder or both, as the context may require.

You are advised to consult your own tax advisers in light of your particular circumstances as to the Swiss tax laws, regulations and regulatory practices that could be relevant for you in connection with the Distributions and the Merger and with the ongoing ownership of the Tyco shares.

The Distribution

Swiss Withholding Tax—Distribution to Shareholders. Generally, Swiss withholding tax (Verrechnungssteuer) of 35% is due on dividends and similar distributions to Tyco’s shareholders, regardless of the place of residency of the shareholder. As of January 1, 2011, distributions to shareholders out of qualifying contributed surplus (Kapitaleinlagereserven) accumulated on or after January 1, 1997 are exempt from Swiss withholding tax under the capital contribution principle (Kapitaleinlageprinzip), if certain conditions are met. Tyco has obtained a ruling from the Federal Tax Administration confirming that Tyco’s qualifying contributed surplus in the amount of CHF 38,380,489,155 as of September 24, 2010 (reduced to CHF 37,037,568,207 as of February 23, 2012) represents such qualifying contributed surplus accumulated after January 1, 1997. Tyco has obtained a second ruling from the Swiss Federal Tax Administration confirming that the Distributions qualify as payment out of such qualifying contributed surplus and no amount will be withheld by Tyco when making the Distributions up to the amount of such qualifying contributed surplus.

Swiss Federal, Cantonal and Communal Individual Income Tax and Corporate Income Tax. Non-Swiss Holders will not be subject to any Swiss federal, cantonal and communal income tax on the special dividends paid to them by Tyco. Swiss resident individuals who hold their Tyco shares and, consequently, the entitlement to the special dividends, as private assets (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Private Holders”) are not required to include the special dividends in their personal income tax return. Based on Swiss tax law, the Distributions correspond to the repayment of the share premium and should not be subject to Swiss federal, cantonal and communal individual income tax. Capital gains resulting from the sale or other disposition of ADT shares or Tyco Flow Control shares are not subject to Swiss federal, cantonal and communal income tax and, conversely, capital losses are not tax-deductible for Swiss Private Holders. Special rules may apply to Swiss resident individuals who hold Tyco shares and, consequently, the entitlement to the Distribution, as private assets and who transfer, individually or together with other shareholders, five percent or more of the shares into a corporation in which the shareholder or shareholders personally own fifty percent or more of the capital. Special rules may also apply if a shareholder sells, individually or together with other shareholders, more than twenty percent of the shares out of his private assets to a buyer who owns the shares as business assets.

Corporate and individual shareholders who hold their Tyco shares and, consequently, the entitlement to the special dividends, as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes)(the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Commercial Holders”), will be subject to Swiss federal, cantonal and communal income tax on the special dividends, including any cash received in lieu of a fractional share of ADT common stock and a fractional Tyco Flow Control common share, to the extent that the participation income cannot be reduced by a respective depreciation on the investment in Tyco and/or where the participation relief (Beteiligungsabzug) is not applicable. In addition, a gain or loss realized on the sale or other disposition of rights must be recognized in such shareholders’ income statement for the respective taxation period and such shareholders will be subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period, unless a participation exemption is applicable. The same taxation treatment also applies to Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities. Only Swiss Commercial Shareholders who are corporate taxpayers may be eligible for a participation relief (Beteiligungsabzug) in respect of the special dividends if the Tyco shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million. In addition, Swiss Commercial Holders who are corporate taxpayers may be eligible for a participation relief (Beteiligungsabzug) in respect of a potential gain realized on the sale or other disposition of ADT shares or Tyco Flow Control shares if the selling price of the ADT shares or Tyco Flow Control shares, held by them as part of a Swiss business exceeds their investment cost, the shares were held for at least one year and account for at least 10% of the total shares in Tyco Flow Control or ADT, as the case may be.

Swiss Cantonal and Communal Private Wealth Tax and Capital Tax. Non-Swiss Holders are not subject to Swiss cantonal and communal private wealth tax or capital tax. Swiss Private Holders and Swiss Commercial Holders who are individuals are required to report their Tyco shares, ADT shares and Tyco Flow Control shares as part of private wealth or their Swiss business assets, as the case may be, and will be subject to Swiss cantonal and communal private wealth tax on any net taxable wealth (including Tyco shares, ADT shares and Tyco Flow Control shares). Swiss Commercial Holders are subject to Swiss cantonal and communal capital tax on taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

The Merger

Swiss Withholding Tax. The Merger is not subject to Swiss withholding tax.

Swiss Federal, Cantonal and Communal Individual and Corporate Income Taxes. It is a condition to closing that, at the Effective Time, Tyco will have received the Swiss Tax Ruling substantially to the effect that the Merger qualifies for Swiss tax purposes as a tax neutral quasi-merger within the meaning of Section 4.1.7 of the Swiss Federal Circular No. 5 of 1 June 2004 (Kreisschreiben Nr. 5 “Umstrukturierungen”) issued by the Swiss Federal Tax Administration. In addition it is expected that for Swiss tax resident individual shareholders holding their Pentair shares as private assets (Privatvermögen) and for Swiss tax resident individual shareholders holding their shares as business assets (Geschäftsvermögen) the Merger should be tax free for federal, cantonal and communal income tax purposes. This should also hold true with regard to corporate income tax for Swiss tax resident corporate shareholders of Pentair. For Swiss tax resident shareholders holding their shares as business assets and for Swiss corporate shareholders the tax free treatment is conditioned on no income being booked in the Swiss statutory profit and loss statement due to the Merger.

Swiss Stamp Taxes. It is a condition to closing that, at the Effective Time, Tyco will have received the Swiss Tax Ruling substantially to the effect that the issue of the new Tyco Flow Control shares in connection with the Merger is not subject to Swiss one-time capital issuance tax (Emissionsabgabe) and that the Merger is not subject to Swiss securities transfer tax (Umsatzabgabe).

Holding Stock of Tyco Flow Control

Swiss Withholding Tax. Dividends that Tyco Flow Control pays on its shares, which are not a repayment of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven), are, in their gross amount, subject to Swiss withholding tax (Verrechnungssteuer) at a rate of 35%. The Company is required to withhold the Swiss withholding tax from the dividend and remit it to the Swiss Federal Tax Administration.

The Swiss withholding tax on a dividend will be refundable in full to a Swiss Private Holder and to a Swiss Commercial Holder, who, in each case, as a condition to a refund, inter alia, duly reports the dividend on his or her individual income tax return as income or recognizes the dividend on his or her income statement as earnings, as applicable.

A Non-Swiss Holder may be entitled to a partial refund of the Swiss withholding tax on a dividend if the country of residence for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met. Such shareholders should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) might differ from country to country. A U.S. Holder that qualifies for benefits under the U.S.-Swiss Treaty may apply for a refund of the tax withheld in excess of the 15% treaty rate (or in excess of the 5% reduced treaty rate for qualifying corporate shareholders with at least 10% participation in Tyco Flow Control’s voting shares, or for a full refund in the case of qualified pension funds).

Swiss Federal, Cantonal and Communal Individual and Corporate Income Taxes. Shareholders who are not resident in Switzerland for tax purposes, and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (all such shareholders for purposes of this section, “Non-Swiss Holders”), will not be subject to any Swiss federal, cantonal and communal income tax on dividends (or repayments of nominal value) paid to them on shares.

Individual shareholders, who are resident in Switzerland for tax purposes, holding their shares as private assets (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Private Holders”), are required to include dividends (but not repayments of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven)) in their personal income tax return and are subject to Swiss federal, cantonal and communal income tax on any net taxable income for the relevant taxation period. Capital gains resulting from the sale or other disposition of shares are not subject to Swiss federal, cantonal and communal income taxes, and conversely, capital losses are not tax-deductible for Swiss Private Holders.

Corporate and individual shareholders who hold their shares as part of a trade or business carried on in Switzerland (or, in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purposes) and therefore are resident in Switzerland for tax purposes (the shareholders referred to in this paragraph, hereinafter for purposes of this section, “Swiss Commercial Holders”) are required to recognize dividends (and repayments of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven)) received on shares and capital gains or losses realised on the sale or other disposition of shares in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period.

The same taxation treatment also applies to Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities.

Swiss Commercial Holders who are corporate taxpayers may be eligible for dividend relief (Beteiligungsabzug) in respect of dividends (and repayments of nominal value of shares or qualifying contributed surplus (Kapitaleinlagereserven)) if the shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million.

Swiss Cantonal and Communal Private Wealth Tax and Capital Tax. Non-Swiss Holders are not subject to Swiss cantonal and communal private wealth tax or capital tax.

Swiss Private Holders and Swiss Commercial Holders, who are individuals are required to report their shares as part of private wealth or their Swiss business assets, as the case may be, and will be subject to Swiss cantonal and communal private wealth tax on any net taxable wealth (including shares), in the case of Swiss Commercial Holders to the extent the aggregate taxable wealth is allocable to Switzerland.

Swiss Commercial Holders who are corporate taxpayers are subject to Swiss cantonal and communal capital tax on taxable capital to the extent the aggregate taxable capital is allocable to Switzerland.

Swiss Stamp Taxes. A transfer of shares where a bank or another securities dealer in Switzerland (as defined in the Swiss Federal Stamp Tax Act) acts as an intermediary, or is a party, to the transaction, may be subject to the Swiss securities transfer tax at an aggregate rate of up to 0.15% of the consideration paid for such shares.

Anticipated Accounting Treatment of the Distributions and the Merger

The Distributions

Upon completion of the Distributions, Tyco’s residential and small business security business in the United States and Canada and flow control business are expected to be treated as discontinued operations for Tyco’s financial reporting purposes. In addition, the Distributions will lead to reductions to Tyco’s freely distributable reserves and qualifying contributed surplus, as described under above under “—Impact of the proposals on Tyco’s ability to make dividends or other distributions in the future” and as reflected in tabular form under “The Special General Meeting.”

The Merger

ASC Topic 805, Business Combinations, requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Tyco Flow Control in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

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The relative voting interests in Tyco Flow Control after the Tyco Flow Control Transactions. In this case, Tyco shareholders are expected to receive approximately 52.5% of the equity ownership and associated voting rights in Tyco Flow Control after the Tyco Flow Control Transactions.

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The composition of the governing body of Tyco Flow Control after the Tyco Flow Control Transactions. In this case, the composition of the Board of Directors of Tyco Flow Control after the Tyco Flow Control Transactions will be comprised of the ten current members of the Board of Directors of Pentair plus up to two members designated by Tyco.

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The composition of senior management of Tyco Flow Control after the Tyco Flow Control Transactions. In this case, Tyco Flow Control’s executive officers following the Merger will be the executive officers of Pentair.

Pentair and Tyco Flow Control have determined that Pentair will be the accounting acquiror in this combination based on the pertinent facts and circumstances, including those outlined above. Tyco Flow Control will apply purchase accounting to the assets and liabilities of Tyco’s flow control business upon consummation of the Tyco Flow Control Transactions. Upon completion of the Tyco Flow Control Transactions, the historical financial statements of Tyco Flow Control will be those of Pentair.

Impact of the Proposals on Tyco’s Ability to make Dividends or Other Distributions in the Future

Under Swiss law, a Swiss corporation may pay dividends only if the corporation has sufficient distributable profits from previous fiscal years, or if the corporation has distributable reserves, each as evidenced by its audited statutory balance sheet. Distributable reserves are generally booked either as “free reserves” or as “contributed surplus” (contributions received from shareholders) in the “reserve from capital contributions.” Payments may be made out of registered share capital—the aggregate par value of a company’s registered shares—only by way of a capital reduction. See “—Description of ADT Capital Stock—Common Stock—Dividends” and “—Description of Tyco Flow Control Registered Shares—Dividends.”

Tyco’s freely distributable reserves based on its Swiss statutory account for fiscal year 2011 are CHF 7.94 billion, representing CHF 8.17 billion of freely distributable reserves as of September 30, 2011 reduced by approximately CHF 0.23 billion of dividends declared by our shareholders’ annual meeting on March 7, 2012. That amount—the amount available for future distributions—will be reduced by any additional distributions approved by our shareholders, including, (i) the ordinary cash dividends out of qualifying contributed surplus in the aggregate amount of $0.30 per share proposed in this proxy statement and (ii) CHF        billion, representing the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements).

Tyco’s qualifying contributed surplus based on its Swiss statutory account for fiscal year 2011 is CHF 35 billion. That amount will be reduced by (i) the ordinary cash dividends and (ii) the greater of (x) CHF      billion, representing the aggregate book value of ADT and Tyco Flow Control as of March 30, 2012 (as calculated under Swiss GAAP for purposes of our Swiss statutory financial statements) and (y) the aggregate trading value of all distributed ADT and Tyco Flow Control shares (calculated as the product of multiplying the number of ADT and Tyco Flow Control shares, respectively, distributed in the special dividends in kind by the opening trading price of ADT common stock and Tyco Flow Control common shares, respectively, on the first trading day after distribution of the special dividend). The accumulated deficit in Tyco’s statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. As a result, Tyco’s total shareholders’ equity in its Swiss statutory accounts will be reduced by the aggregate book value of ADT and Tyco Flow Control.

Assuming (i) the number of ADT shares and Tyco Flow Control shares distributed as special dividends is        and       , respectively, (ii) the opening trading price per ADT share and Tyco Flow Control share is $       and $      , respectively, and (iii) the ordinary cash dividends in the aggregate amount of $0.30 per share proposed in this proxy statement are approved, our contributed surplus after giving effect to the proposals in this proxy statement would be approximately CHF        billion. Note that the actual amount of our qualifying contributed surplus will, among other things, depend on the actual opening trading price of ADT and Tyco Flow Control on the day following the Distribution.

See “The Special General Meeting” for a table showing the impact of the Distributions and the ordinary cash dividends.

Regulatory Matters Related to the Distributions and the Merger

The Distributions

Apart from the filing of this proxy statement with the SEC and distribution of the proxy statement to Tyco shareholders in connection with the Special General Meeting, ADT is required to file with the SEC the ADT Form 10 together with certain exhibits thereto, including the final version of the Information Statement for ADT, in order to register its common shares under the Exchange Act. Tyco Flow Control is required to file with the SEC a Registration Statement on Form S-1 under the Securities Act, together with certain exhibits thereto and the final version of the Prospectus for Tyco Flow Control, in order to register the Tyco Flow Control Distribution under the Securities Act. Tyco Flow Control is not required to file with the SEC a Registration Statement on Form 10 in order to register its common shares under the Exchange Act because Tyco Flow Control will become the successor registrant to Pentair upon consummation of the Merger. Tyco Flow Control is also required to file the Form S-4, which will include a prospectus with respect to the offering of Tyco Flow Control common shares to Pentair shareholders as consideration for the Merger as well as a proxy statement with respect to the vote of Pentair shareholders with respect to the Merger. The final version of the ADT Information Statement and the Tyco Flow Control Prospectus will be delivered to Tyco shareholders holding Tyco common shares on the record date for the special dividends. Copies of the ADT Preliminary Information Statement and the Tyco Flow Control Preliminary Prospectus are included in this proxy statement as Annex A and Annex B, respectively.

In addition, in connection with the ADT Distribution, ADT will apply to have its shares listed on the NYSE under the trading symbol “ADT,” and in connection with the Tyco Flow Control Transactions, Tyco Flow Control will apply to have its shares listed on the NYSE under the trading symbol “PNR,” which is Pentair’s current trading symbol. The declaration by the SEC of the effectiveness of the ADT Form 10 (and the absence of a stop order suspending the effectiveness of the ADT Form 10) and acceptance of ADT shares for listing on the NYSE, subject to official notice of issuance, are each conditions to the completion of the ADT Distribution. The declaration by the SEC of the effectiveness of the Form S-4 (and the absence of a stop order suspending the effectiveness of such Form S-4) and the acceptance of Tyco Flow Control shares for listing on the NYSE, subject to official notice of issuance, are each a condition to completion of the Tyco Flow Control Distribution.

You are urged to read carefully and in their entirety the ADT Preliminary Information Statement and the Tyco Flow Control Preliminary Prospectus as they contain additional important information relating to the spin-offs, ADT, Tyco Flow Control and Pentair. We expect that one or more amendments to those documents may be filed with the SEC between the date of this proxy statement and the date of the Special General Meeting, and we expect that each of those documents will be amended between the date of this proxy statement and the date that it is mailed to Tyco holders as of the record date for the special dividends. Tyco shareholders holding Tyco common shares as of the record date for the special dividends (assuming shareholder approval is received at the Special General Meeting) are encouraged to read the final ADT Information Statement and the Tyco Flow Control Prospectus to be mailed to Tyco shareholders as of such date.

In addition to the foregoing U.S. federal securities law requirements, each of ADT and Tyco Flow Control may be required to undertake certain registrations required under U.S. state securities or blue sky laws in connection with the Distributions.

The Merger

U S. Antitrust. Under the HSR Act and related rules, the Merger may not be completed until notifications have been given and information furnished to the Federal Trade Commission and the Antitrust Division and all statutory waiting period requirements have been satisfied. The HSR Act provides for an initial 30-calendar-day statutory waiting period following the necessary filings by the parties to the merger, unless the Federal Trade

Commission and Antitrust Division terminates the waiting period early. Pentair and Tyco Flow Control filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division on April 17, 2012 and early termination of the HSR Act waiting period was granted on April 25, 2012.

At any time before or after completion of the Merger, the Federal Trade Commission or the Antitrust Division could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin completion of the spin-off and the Merger or seeking divestiture of substantial assets of Pentair or Tyco Flow Control or the imposition of other remedies. In addition, the U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions. The spin-off and the Merger could also be the subject of challenges by private parties under the antitrust laws.

Tyco and Pentair have agreed to use their reasonable best efforts, subject to specified limitations, to obtain as promptly as practicable various consents, registrations, approvals, waivers, permits, authorizations, clearances and other actions of or by any governmental authority that are necessary or advisable under or in respect of any other antitrust law in order to consummate the Merger and the Tyco Flow Control Transactions. Under the Merger Agreement, the use of such reasonable best efforts does not require Tyco or Pentair to agree to or accept any term or condition to any regulatory approval if the terms and conditions of or to the regulatory approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and its subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

Other Regulatory Approvals. In addition, Pentair and Tyco Flow Control are required to provide notifications to the European Union and Chinese competition authorities. Pentair and Tyco Flow Control will seek a decision from the European Commission under Council Regulation (EC) No. 139/2004 of January 20, 2004 on the control of concentrations between undertakings declaring that the Merger is compatible with the internal market and with the Agreement of the European Economic Area. Pentair and Tyco Flow Control are also seeking clearance under the Chinese Anti-Monopoly Law with a notification submitted to the Anti-Monopoly Bureau of China’s Ministry of Commerce on May 4, 2012. Pentair and Tyco Flow Control as appropriate also may provide notice and seek regulatory clearance in other jurisdictions to be determined.

There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Apart from the matters described above, Tyco is not aware of any other material regulatory requirements or approvals that must be complied with or obtained in connection with the spin-offs or the Merger.

No Appraisal Rights

Holders of Tyco common shares are not entitled to appraisal rights in connection with the spin-offs or the Merger.

Adjustment to Tyco Equity Awards as a Result of the Distributions

Under the terms of the stock and incentive plans under which Tyco’s outstanding Equity Awards were issued, the Tyco Compensation Committee has the authority to make equitable adjustments to outstanding Tyco Equity Awards in the event of certain transactions, including the distribution of ADT’s common stock and Tyco Flow Control’s common shares. Accordingly, the Tyco Compensation Committee has made various adjustments to outstanding Equity Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Equity Awards. The Tyco Compensation Committee has also modified the terms of outstanding Equity Awards to make certain provisions for employees who are terminated in connection with the spin-offs. The following is a summary of these adjustments and modifications.

The Equity Award adjustments are generally designed to cause the intrinsic value of each converted Equity Award immediately after the Distributions to be the same as the intrinsic value of such Equity Award immediately prior to the Distributions, such that the financial position of the holder with respect to the Equity Award remains the same immediately prior to and immediately after the Distribution and all other terms and conditions of the Equity Awards will remain the same. We refer to this conversion methodology as the “intrinsic value methodology.”

Treatment of Outstanding Equity Awards Upon the Completion of the Distributions

Upon the completion of the Distributions:

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for each employee who was an employee of Tyco’s corporate segment on the date the spin-offs were announced, all outstanding Equity Awards following the distribution date (1) that were granted prior to October 12, 2011 will, as of the distribution date, convert into like-kind Equity Awards of the three separately traded companies resulting from the spin-offs (except that performance share units will convert into restricted stock units based on performance achieved as of a date prior to the distribution date) at equivalent value determined using the intrinsic value methodology and (2) that were granted on or after October 12, 2011 will, as of the distribution date, convert into like-kind Equity Awards of the separately traded company that is the employer of such employee immediately following the distribution date (except that performance share units will convert into restricted stock units based on performance achieved as of a date prior to the distribution date) at equivalent value determined using the intrinsic value methodology; and

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for each employee that was not an employee in Tyco’s corporate segment on the date the spin-offs were announced, all Equity Awards (other than restricted stock units granted prior to October 12, 2011) held by such employee will, as of the distribution date, convert into like-kind Equity Awards of the separately traded company that is the employer of such employee immediately following the distribution date (except that performance share units will convert into restricted stock units based on performance achieved as of a date prior to the distribution date) at equivalent value determined using the intrinsic value methodology, and, with respect to restricted stock units granted prior to October 12, 2011, such awards will, as of the distribution date, convert into like-kind Equity Awards of the three separately traded companies resulting from the spin-offs at equivalent value determined using the intrinsic value methodology; and

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for all persons who are former employees of Tyco as of the distribution date, (i) all Equity Awards (other than Equity Awards granted on or after October 12, 2011) held by such former employees will, as of the distribution date, convert into like-kind Equity Awards of the three separately traded companies resulting from the spin-offs at equivalent value determined using the intrinsic value methodology and (2) all Equity Awards granted on or after October 12, 2011 held by such former employees will, as of the distribution date, convert into like-kind Equity Awards of the separately traded company that was the employer of such former employee upon such former employee’s termination of employment at equivalent value determined using the intrinsic value methodology; and

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for each member of our Board of Directors of the Company (including Mr. Breen), all Equity Awards held by such director will, as of the distribution date, convert into like-kind Equity Awards of the three separately traded companies resulting from the spin-offs at equivalent value determined using the intrinsic value methodology.

For further information regarding adjustments to Tyco equity awards held by employees of Tyco who will become employees of ADT or Tyco Flow Control following the spin-offs, see the ADT Preliminary Information Statements and the Tyco Flow Control Preliminary Prospectus.

Adjustments for Employees Whose Employment is Terminated

Equity Awards granted prior to October 12, 2011 (other than to Mr. Breen, our Chairman and Chief Executive Officer) have been modified to provide that, for each employee whose employment is terminated by us in connection with the spin-offs prior to the one-year anniversary, (1) any unvested stock option, restricted share will fully vest upon termination of employment (subject, in the case of performance share units, to the completion of the applicable performance period) and (2) the exercise period for any stock option that was granted in the period from January 1, 2008 to October 11, 2011 will be extended to comprise the one-year period following the date of such termination for such employee. In addition, any such terminated employee will be entitled to full vesting of any unvested company match under the Tyco International Supplemental Savings and Retirement Plan and will be eligible to receive a pro-rated bonus under our annual incentive plan for the fiscal year in which the termination of employment occurs based on the number of full months of service completed through the date of termination. The terms of the employment agreement between Mr. Breen and us will govern the benefits applicable to Mr. Breen with respect to these awards. See “Executive Officer Compensation Report—Potential Payments Upon Termination and Change in Control” for details regarding the amounts that would be payable to Mr. Breen under his employment agreement if, as expected, he terminates his employment in connection with the spin-offs.

Awards granted on October 12, 2011 in connection with the annual grant provide that, for each employee whose employment is terminated by us in connection with the spin-offs in the period from the grant date through the date that is one year following the completion of the Distributions, any unvested Equity Awards will accelerate and vest pro rata based on the number of full months of service completed from the grant date through the employment termination date. Certain officers, including our named executive officers, will continue to be eligible for one additional year’s worth of stock option vesting if they are terminated by us other than for “cause” after the one-year anniversary of the grant date or, in the case of any such officer who is terminated in connection with the spin-offs whether they were terminated before or after such one-year anniversary. Any stock options subject to such accelerated vesting provisions will have a one-year exercise period following the date of such termination for such employee. With respect to the fiscal year 2012 equity award, Mr. Breen has agreed to waive the provisions of his employment agreement providing for full acceleration of his awards.

Interests of Tyco’s Directors and Executive Officers in the Distributions

In considering the recommendation of the Tyco Board of Directors with respect to the spin-offs, Tyco shareholders should be aware that Tyco’s directors and executive officers have interests in the spin-offs that may be different from, or in addition to, Tyco’s shareholders generally. The Tyco Board of Directors was aware of these interests, and considered these interests, among other matters, in recommending to the shareholders that the spin-offs be approved.

Appointment of Directors and Executive Officers

One of Tyco’s objectives in connection with the spin-offs is to ensure continuity of leadership by retaining talented directors and executive officers of Tyco in positions of leadership at Tyco and ADT following the spin-offs. (The directors and executive officers of Pentair will be the directors and executive officers of Tyco Flow Control following the Merger, except that Tyco may immediately prior the Merger appoint up to two directors reasonably acceptable to Pentair to the Tyco Flow Control Board of Directors.) Accordingly, on or prior to the distribution date, Tyco expects to appoint certain of its current directors and executive officers to the boards of directors of, or executive officer positions with, Tyco and ADT as reflected in the table below:

Tyco Executive	Current Tyco Position(s)	Position(s) following the Distributions
Edward D. Breen	Chairman of the Board of Directors; Chief Executive Officer	• Chairman of the Board of Directors, Tyco • Consultant, ADT

Larry Costello	Senior Vice President of Human Resources for Tyco Fire Protection	• Executive Vice President, Human Resources, Tyco

Timothy M. Donahue	Director	• Director, ADT

Bruce S. Gordon	Lead Director	• Chairman of the Board of Directors, ADT

Naren K. Gursahaney	President, North America Residential Security	• Chief Executive Officer and Director, ADT

George R. Oliver	President, Commercial Fire & Security	• Chief Executive Officer and Director, Tyco

Brian McDonald	Chief Operating Officer of Tyco Fire Protection Services	• Chief Operating Officer, Tyco

Arun Nayar	Senior Vice President, Financial Planning & Analysis, Investor Relations and Treasurer	• Chief Financial Officer, Tyco

Dinesh Paliwal	Director	• Director, ADT

Each of Tyco’s remaining Directors are expected to continue in their roles as Directors with Tyco, although the constitution and chairs of the three independent committees of the Board will change due to the resignations of certain of the Directors and the proposed election of a new independent Director.

Mr. Costello’s, Mr. Gursahaney’s, Mr. Oliver’s, Mr. McDonald’s and Mr. Nayar’s employment arrangement with Tyco and ADT, respectively, will be contingent upon completion of the spin-offs and such new employment arrangement will supersede any employment arrangement he currently has with Tyco.

Effect of the Spin-Offs on Outstanding Equity Awards

Each of our directors holds restricted stock units and/or deferred stock units and/or stock options with respect to our common shares, and each of our executive officers holds stock options, performance share units, restricted stock units, and/or deferred stock units with respect to our common shares.

Restricted stock units and stock options held by our directors will be treated like common stock and will be converted as of the distribution date into like-kind equity awards of each of Tyco, Tyco Flow Control and ADT using the intrinsic value methodology. Vesting of these awards will remain unchanged. For Directors that are resigning from the Tyco board, shares underlying deferred stock units will be split and delivered upon their termination of service from Tyco. Equity awards held by our executive officers (including Mr. Breen) will be treated the same as equity awards held by our other employees, as described under “The Spin-Offs and the Merger—Adjustment to Tyco Equity Awards as a Result of the Distributions.” Preferred stock units held by Mr. Breen, which are fully vested, will be split and delivered to him in accordance with the their terms following his expected resignation as CEO.

Severance Arrangements

Following the Distributions, we expect that each of Mr. Breen, Frank S. Sklarsky, our current Executive Vice President and Chief Financial Officer, Carol A. Davidson, our current Senior Vice President, Controller and Chief Accounting Officer, Laurie A. Siegel, our current Senior Vice President, Human Resources and Internal Communications, and Shelley Stewart, Jr., our current Senior Vice President of Operational Excellence and Chief Procurement Officer, will cease to serve in their respective executive officer positions with us.

Under the terms of Mr. Breen’s employment agreement with us he is entitled to specified severance benefits if he terminates his employment for “Good Reason.” The definition of a “Good Reason” termination under Mr. Breen’s employment agreement includes his resignation due to a change in duties that results in a significant diminution in his position, authority, duties or responsibilities. We believe that these provisions would apply if Mr. Breen were to resign following completion of the spin-offs and we therefore expect Mr. Breen to receive severance benefits consistent with a Good Reason termination (except to the extent waived, as described below). Mr. Breen would be entitled to: (i) a pro rata portion of his bonus for the performance year in which his termination occurs, (ii) a lump-sum cash payment equal to two times the sum of his base salary plus the higher of his target annual bonus or his fiscal year 2012 bonus, and (iii) continued participation in all health and welfare programs over the same period for which severance is payable, subject to an 18-month limit on medical benefits. Mr. Breen is also entitled to acceleration of his outstanding equity, except to the extent he has waived such acceleration of a portion of his fiscal year 2012 annual grant, and these awards will be forfeited.

We expect that each of Mr. Sklarsky, Mr. Davidson, Ms. Siegel and Mr. Stewart will be eligible to receive severance benefits in connection with his or her termination, and that their equity awards will be treated in the same manner as any other employee who is terminated in connection with the spin-offs. Specifically:

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they will be eligible for severance benefits under the Tyco International Severance Plan for U.S. Officers and Executives which, for executive officers, are generally equal to: (i) two times the executive’s base salary plus two times the executive’s target annual bonus and (2) 12 months of continued medical and dental benefits;

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their outstanding equity awards will be subject to acceleration and exercise period extensions as described under “The Spin-Offs and the Merger—Adjustment to Tyco Equity Awards as a Result of the Distributions.”

Description of ADT Capital Stock

The following is a summary of information concerning ADT’s capital stock following the ADT Distribution. The summary below does not purport to be a complete statement of the relevant provisions of ADT’s proposed certificate of incorporation or bylaws. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on ADT’s capital stock. Copies of ADT’s proposed certificate of incorporation and bylaws will be included as exhibits to ADT’s Registration Statement on Form 10. You can also find further information regarding ADT’s capital stock and certain provisions of Delaware law under “Description of Our Capital Stock” in the ADT Preliminary Information Statement included as Annex A.

For further information regarding ADT’s proposed capitalization following the ADT Distribution, see “Capitalization” in the ADT Preliminary Information Statement.

Authorized Capital Stock

The Board of Directors from time to time may authorize ADT to issue bonds (including convertible bonds and bonds with options), notes, options, warrants or other securities in each case that represent a right to exchange, convert or exercise the security for ADT shares (collectively, “Rights”).

Common Stock

Shares Outstanding. We estimate that immediately following the spin-off approximately        million shares of ADT common stock will be issued and outstanding, based on the number of Tyco common shares outstanding as of                  , 2012. The actual number of shares of ADT common stock outstanding immediately following the spin-off will depend on the actual number of Tyco common shares outstanding on the record date for the ADT Distribution.

Dividends. Holders of shares of ADT common stock are entitled to receive dividends when, or if, declared by ADT’s Board of Directors out of funds legally available for that purpose. Future dividends will be dependent on ADT’s earnings, financial condition, cash flow and business requirements, as determined by ADT’s Board of Directors.

Voting Rights. The holders of ADT common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Other Rights. Subject to any preferential liquidation rights of holders of preferred stock that may be outstanding, upon ADT’s liquidation, dissolution or winding-up, the holders of ADT common stock will be entitled to share ratably in ADT’s assets legally available for distribution to its shareholders.

Fully Paid. The issued and outstanding shares of ADT common stock will be fully paid and non-assessable.

Preemptive Rights. The holders of ADT common stock will not have preemptive rights or preferential rights to subscribe for shares of ADT capital stock.

Preferred Stock

ADT’s certificate of incorporation will authorize the ADT board to designate and issue from time to time one or more series of preferred stock without shareholder approval. ADT’s board will be entitled to fix and determine the preferences, limitations and relative rights of each series of preferred stock. ADT has no present plans to issue any shares of preferred stock.

Description of Tyco Flow Control Registered Shares

The following is a summary of information concerning Tyco Flow Control’s registered shares following consummation of the Tyco Flow Control Distribution and the Merger. The summary below does not purport to be a complete statement of the relevant provisions of Tyco Flow Control’s proposed articles of association. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on Tyco Flow Control’s registered shares. Copies of Tyco Flow Control’s proposed articles of association and organizational regulations will be included as exhibits to Tyco Flow Control’s Registration Statement on Form S-1 filed with the SEC. You can also find further information regarding Tyco Flow Control’s registered shares, certain provisions of Swiss law, and Tyco Flow Control’s proposed capitalization in the Tyco Flow Control Preliminary Prospectus included as Annex B.

Issued Share Capital

Tyco Flow Control will have one class of share capital consisting of registered shares and will have issued approximately                  fully paid and non-assessable registered shares with a nominal value per share of CHF       , with holders of Tyco common shares as of the record date and their transferees holding 52.5% and former shareholders of Pentair holding 47.5%, in each case on a fully diluted basis.

Authorized and Conditional Share Capital

Tyco Flow Control’s Board of Directors will be authorized, without additional shareholder approval, to increase Tyco Flow Control’s share capital at any time on or before the second anniversary of the Effective Time, through issuance of new shares in one or several steps, by a maximum amount of 50% of the share capital registered in the commercial register. During each two-year period subsequent to such second anniversary, authorized share capital will be available to Tyco Flow Control’s Board of Directors for issuance of additional registered shares only to the extent that shareholders have reauthorized such share capital at a general meeting of shareholders.

The Board of Directors from time to time may authorize Tyco Flow Control to issue bonds (including convertible bonds and bonds with options), notes, options, warrants or other securities in each case that represent a right to exchange, convert or exercise the security for Tyco Flow Control shares (“Rights”). Tyco Flow Control’s articles of association permit the issuance of shares in connection with the exercise of such Rights without obtaining additional shareholders approval, up to a maximum aggregate amount of 50% of the share capital registered in the commercial register. A specific number of shares, which are collectively referred to as “Conditional Share Capital,” will be allotted in the articles of association to two categories: (a) shares issued through the exercise of Rights granted to third parties or shareholders in connection with convertible instruments issued by Tyco Flow Control or its subsidiaries, and (b) shares issued through the exercise of options and other similar Rights granted to members of the Board of Directors, members of the executive management, employees, contractors consultants or other persons providing services to Tyco Flow Control or any of its subsidiaries.

Dividends

Holders of Tyco Flow Control shares are entitled to receive dividends if and when approved by the general meeting of shareholders. Dividends may be paid out only if the company has sufficient distributable profits from previous fiscal years, or the corporation has distributable reserves (including “reserve from contributed surplus”), each as evidenced by the audited annual parent company statutory balance sheet. If the distribution of a dividend is made out of qualifying “contributed surplus,” or if the par value of the Tyco Flow Control shares is reduced, no Swiss withholding tax will apply.

Voting Rights

The holders of Tyco Flow Control common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Subject to exceptions granted by the Board of Directors, no person or group of persons may directly, indirectly or constructively register or vote more than 15% of the issued shares less one share. To be able to exercise voting rights, holders of shares must generally apply for registration in the share register as shareholders with voting rights and the Board of Directors must approve the entry. Failing registration as shareholders with voting rights or grant of a proxy of a registered holder (including a nominee), (beneficial) shareholders may not participate in or vote at shareholders’ meetings, but will be entitled to dividends, preemptive rights and liquidation proceeds.

Preemptive Rights and Advance Subscription Rights

The holders of Tyco Flow Control common shares will have preemptive rights to subscribe for Tyco Flow Control common shares. However, the general meeting of shareholders or, in an authorized or conditional share capital increase, the Board of Directors may for valid reasons withdraw preemptive rights and advance subscription rights.

Comparison of Rights of Current Tyco Shareholders, ADT Shareholders and Tyco Flow Control Shareholders following the Distributions and the Merger

The rights of Tyco shareholders are currently governed by the Swiss Code and the articles of association of Tyco. The rights of ADT shareholders following the ADT Distribution will be governed by the General Corporation Law of the State of Delaware, or the “DGCL,” and its certificate of incorporation and bylaws, certain provisions of which (in their current proposed form) are summarized elsewhere in this proxy statement. Copies of ADT’s proposed certificate of incorporation and bylaws will be included as exhibits to ADT’s Registration Statement on Form 10. The rights of Tyco Flow Control shareholders following the Tyco Flow Control Distribution and the Merger will be governed by Swiss law and its articles of association, certain provisions of which (in their current proposed form) are summarized elsewhere in this proxy statement. Copies of Tyco Flow Control’s proposed articles of association will be included as exhibits to Tyco Flow Control’s Registration Statement on Form S-1. If you are a holder of Tyco common shares on the record date for the special dividends, unless you sell your shares under certain circumstances described under “The Spin-Offs and the Merger—Results of the Distribution; Listing of ADT Common Stock and Tyco Flow Control Common Shares and Trading of Tyco Common Shares and Trading of Tyco Common Shares,” you will receive shares of ADT common stock and Tyco Flow Control common shares pursuant to the special dividends. As a result, you will have different rights with respect to your ADT and Tyco Flow Control shares due to the differences in the governing documents and laws of Tyco, Tyco Flow Control and ADT.

This section of the proxy statement describes the material differences between the rights of Tyco shareholders, the rights of ADT shareholders and the rights of Tyco Flow Control shareholders following the Distributions and the Merger.

This section does not include a complete description of all differences among the rights of Tyco shareholders, the rights of ADT shareholders and the rights of Tyco Flow Control shareholders, nor does it include a complete description of the specific rights of these shareholders. Furthermore, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences do not, or may not, exist.

You are urged to read carefully the relevant provisions of the Swiss Code and the DGCL, as well as the Articles of Association of each of Tyco and Tyco Flow Control and the proposed certificate of incorporation and bylaws of ADT. Copies of the Articles of Association of Tyco are filed as exhibits to the reports of Tyco incorporated by reference in this proxy statement. See “Where You Can Find More Information.” As noted above, copies of the proposed certificate of incorporation and bylaws of ADT and copies of proposed Articles of Association of Tyco Flow Control will be included as exhibits to their respective SEC filings.

	Tyco	Tyco Flow Control	ADT
Issued and Authorized Shares	The registered share capital of Tyco consists of 486,363,050 registered shares with a par value of CHF 6.70 per share as of the date of this proxy statement. The authorized share capital of Tyco consists of 243,000,000 registered shares with a nominal value of CHF 6.70 per share. The conditional share capital for convertible bonds consists of a total of 47,929,510 registered shares with a nominal value of CHF 6.70 per share. The conditional share capital for employee participation consists of a total of

Tyco Flow Control will have a registered share capital of approximately                  Swiss francs consisting of registered shares with a par value of CHF 0.50 per share.

In addition, Tyco Flow Control will have authorized share capital. Tyco Flow Control’s Board of Directors will be authorized to issue new shares at any time during a two-year period following adoption of the articles and thereby increase the share capital, without shareholder approval, by a

The authorized capital stock of ADT shall consist of (i)                  shares of common stock, $0.01 par value per share and (ii)                  shares of preferred stock, $0.01 par value per share.

Under ADT’s certificate of incorporation, ADT’s Board of Directors has the authority to issue one or more series of preferred stock with designations, voting powers, preferences and rights and any qualifications, restrictions or limitations thereof, as the Board of Directors may determine.

Tyco	Tyco Flow Control	ADT
47,929,510 registered shares with a nominal value of CHF 6.70 per share.

maximum amount of 50% of the share capital registered in the commercial register (as at the time of adoption of the relevant article). After expiration of the initial two-year period, and each subsequent two-year period, authorized share capital will be available to the Board of Directors for issuance of additional registered shares only if the authorization is approved by the shareholders.

The Board of Directors from time to time may authorize Tyco Flow Control to issue bonds (including convertible bonds and bonds with options), notes, options, warrants or other securities in each case that represent a right to exchange, convert or exercise the security for Tyco Flow Control shares (collectively, “Rights”). Tyco Flow Control’s articles of association permit the issuance of shares in connection with the exercise of Rights without obtaining additional shareholder approval, up to a maximum aggregate amount of 50% of the share capital registered in the commercial register. A specific number of these shares, which are referred to collectively as “Conditional Share Capital,” will be allotted in the articles of association to two categories: (a) shares issued through the exercise of Rights granted to third parties or shareholders in connection with bonds, notes, options, warrants or

	Tyco	Tyco Flow Control	ADT
other similar securities issued by Tyco Flow Control or one of its subsidiaries in national or international capital markets or pursuant to contractual obligations of Tyco Flow Control, its subsidiaries or any of their respective predecessors, and (b) shares issued through the exercise of options and other similar Rights granted to members of the Board of Directors, members of the executive management, employees, contractors, consultants or other persons providing services to Tyco Flow Control or any of its subsidiaries or affiliates. See “Description of Our Conditional Share Capital” of the Tyco Flow Control Preliminary Prospectus included as Annex B.

Voting Rights

Under the Tyco articles of association, each holder of a common share shall be entitled to one vote for each common share registered in his or her name in the Tyco share register (Aktienregister).

Voting rights may be exercised by shareholders registered in the share register or by a duly appointed proxy of a registered shareholder or nominee, which proxy need not be a shareholder. In order to exercise their voting rights, shareholders will be required to disclose their name and address and that they have acquired

Substantially the same as Tyco, except that the registration cap is 15% less one share (the “Registration Cap”). Any shares beneficially owned by any person exceeding the Registration Cap will be entered in the share register as shares without voting rights. The Board of Directors may in special cases approve exceptions to the Registration Cap.

In addition, no person or group of persons may vote shares in excess of 15% less one share of the Company’s share capital (the “Voting Cap”). The Voting Cap is subject to the same

Under ADT’s certificate of incorporation, each holder of a share of common stock shall be entitled to one vote per each common share held of record by such holder.

Currently, there are no classes of shares outstanding other than the common stock.

	Tyco	Tyco Flow Control	ADT

their shares in their name and for their account. There are certain exceptions for nominees.

Subject to the exceptions granted by the Board of Directors, a person or group of persons that directly or indirectly, formally, constructively or beneficially owns or otherwise controls voting rights with respect to 15% or more of the registered share capital recorded in the commercial register (a “beneficial owner”) will be registered in the company’s share register as a shareholder with voting rights equal to 15% of registered shares (the “Cap”). In relation to any shares beneficially owned in excess of the Cap, a Beneficial Owner will not be allowed to cast votes at the general meeting of shareholders.

Currently, there are no classes of shares outstanding other than the common shares.

exceptions as the Registration Cap

Voting / Supermajority Voting

Unless otherwise provided in the articles of association, the general meeting of shareholders takes resolutions and conducts elections upon a relative majority of the votes cast at the general meeting of shareholders (abstentions, broker non-votes and blank and invalid votes are not counted for purposes of establishing the number of votes cast).

Unless otherwise provided in the articles of association, generally, the affirmative vote of holders of an absolute majority of shares represented and entitled to vote at a general meeting of shareholders will be required to approve a resolution. Abstentions will be included in the calculation of the number of votes represented at the meeting for purposes of determining whether a quorum has been achieved and in the number of votes

Tyco	Tyco Flow Control	ADT

The Swiss Code and the Tyco articles of association require the affirmative vote of at least two-thirds of the votes and a majority of the par value of Tyco common shares, each as represented at a general meeting, to approve the following matters:

•the amendment to or modification of Tyco’s corporate purpose;

•the creation of shares with privileged voting rights;

•the restriction on transferability of shares;

•the alleviating or withdrawal of restrictions upon the transfer of registered shares;

•an authorized or conditional increase in the nominal share capital;

•an increase in the nominal share capital through the conversion of equity, through a entitled to vote on a matter. Broker non-votes will also be included in the calculation of the number of votes represented at the meeting for purposes of determining whether a quorum has been achieved but will not be included in determining the number of votes entitled to vote on matters with respect to which such shares may not be voted. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at the meeting, but the nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular matter. Such nominees may exercise discretion in voting on routine matters, but may not exercise discretion and therefore may not vote on non-routine matters. As regards election of directors, see “Election of Directors.”

contribution in kind or for an acquisition of assets, or a grant of special privileges;

•the restriction or withdrawal of preemptive rights;

•a change in Tyco’s registered office;

•the conversion of registered shares into bearer shares and vice versa;

•Tyco’s liquidation;

With regard to supermajority voting, same as Tyco, except that the approval of at least two-thirds of the shares represented will be required for the removal of a serving director and at least 75%
of the shares represented
at the general meeting of shareholders will be required for changes to the articles of association regarding: share registration and the voting cap, the timing of and agenda for the general meeting and the requirements for inclusion

Board of Directors will initially consist of 8 members. ADT’s proposed bylaws will allow its Board of Directors to fix the number of directors but at no time shall there be fewer than 1 or more than 12 directors.

Tyco	Tyco Flow Control	ADT

• a change to the articles regarding share registration and the voting cap

• a change to the articles regarding the presence quorum and the super majority requirements;

• a change to the articles regarding the number of members of the Board of Directors; and

• a change to the articles regarding indemnification.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on the Swiss Merger Act, including a merger, demerger or conversion of a corporation, other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, where an affirmative vote of 90% of the outstanding common shares is required. The Swiss Code also may impose this supermajority voting requirement in connection with the sale of “all or substantially all of its assets.”

of shareholder proposals, shareholders’ voting rights, the vote required to remove a director, or to change the size of the board, the terms of the directors, the board’s structure, the board’s duties, dissolution and liquidation, and the supermajority vote requirements.

In addition, a change to the articles regarding indemnification and a change to the articles regarding the presence of quorum will not be subject to a supermajority vote.

As regards a change to the number of directors, see “Number of Directors.”

	Tyco	Tyco Flow Control	ADT
Number of Directors	The Tyco articles of association provide that the Tyco Board of Directors shall consist of no less than two and no more than thirteen members. The shareholders have an exclusive right to change the size of the Board of Directors by amending the articles of association. Tyco currently has twelve directors. A change to the provision in the articles of association regarding the number of directors is subject to the supermajority described above.	Tyco Flow Control’s articles of association will set the initial number of directors at 12. A change in the number of directors will require the approval of at least two-thirds of the shares represented at the general meeting of shareholders, unless the reduction is recommended by the Board of Directors, in which case such change will require the affirmative vote of holders of an absolute majority of shares represented at a general meeting of shareholders.

The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

Upon completion of the ADT Distribution, ADT’s Board of Directors is expected to initially consist of 8 members. ADT’s proposed bylaws will allow its Board of Directors to fix the number of directors but at no time shall there be fewer than 1 or more than 12 directors.

Classification of Directors	Under the Tyco articles of association, the Board of Directors is not classified. Each director serves a one-year term.	The Board of Directors of Tyco Flow Control will be classified and divided into three classes. Directors of each class serve for a three-year term. The classes must be substantially equivalent in size.	Under ADT’s bylaws, the Board of Directors is not classified. Each director serves a one-year term.

Election of Directors	Under the Tyco articles of association, shareholders elect the directors to succeed those whose terms expire by absolute majority of the votes cast at the general meeting of shareholders. However, in any election for the Board of Directors in which the number of candidates exceeds the number of board positions available at the time of such election (the number of available positions to be determined by the general meeting of shareholders within the framework of Article 19 of Tyco’s articles of association regarding the size of the board), the members of the Board of Directors shall be elected	Tyco Flow Control’s articles of association will provide for members of the Board of Directors to be elected by a plurality. A “plurality” means that the individual who receives the largest number of votes cast at a general meeting of shareholders for a board seat is elected to that board seat. Tyco Flow Control’s regulations will provide a policy that any director who does not receive an absolute majority of the votes cast at a general meeting of shareholders must promptly tender his resignation to the Board of Directors and the board must determine whether to accept or reject it.	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. ADT’s proposed certificate of incorporation and bylaws do not provide otherwise.

	Tyco	Tyco Flow Control	ADT
by a plurality of votes cast (meaning the candidate with the most votes is elected).

Vacancies on the Board of Directors	Under Swiss law, a shareholder vote is required to fill vacancies on the Board of Directors.	Same as Tyco.

Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship. ADT’s proposed bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies occurring on the ADT Board of Directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director. Each director so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires, or in the case of newly created directorships, will hold office until such time as determined by the directors electing such new director.

In addition, under the DGCL, if, at the time of the filling of any vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders

	Tyco	Tyco Flow Control	ADT

holding at least ten percent of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

Removal of Directors	Under the Swiss Code, only the shareholders may remove a director, and they may do so with or without cause by resolution of a relative majority at a shareholders’ meeting where such removal was properly set on the agenda.	Directors may be removed with or without cause. Such removal will require the approval of at least two-thirds of the votes represented at the general meeting of shareholders.

Amendment of Charter Documents	Under the Swiss Code and Tyco’s articles of association, only the shareholders, acting at the general shareholders’ meeting, have the power to amend the articles of association. A resolution of the general shareholders’ meeting passed by at least two-thirds of the votes and the absolute majority of the par value, each as represented at the general meeting of shareholders, is required to amend certain sections of the articles of association, see “Voting / Supermajority Voting.” topics listed under “Supermajority Voting.” To amend other sections requires passage of a shareholder resolution upon a relative majority of the votes cast.	Subject to certain exceptions (see “Voting / Supermajority Voting”), the shareholders generally pass resolutions by the affirmative vote of holders of an absolute majority of shares represented and entitled to vote at the general meeting of shareholders.	Generally, under ADT’s certificate of incorporation, any amendment, alteration or repeal of the certificate of incorporation must be approved by the holders of a majority of the shares of issued and outstanding common stock voting together as a single class. Any amendment to the provisions governing the board’s ability to issue rights to purchase securities of ADT or any other corporation; the board’s ability to amend the bylaws; the board’s power to manage ADT; the number, election, term, removal and filling of vacancies with respect to directors; liability and indemnification of directors; and the ability of stockholders to act via written consent must be approved by the holders of at least % of the then outstanding stock of ADT entitled to vote generally in the election of directors.

	Tyco	Tyco Flow Control	ADT
Amendment to Organizational Regulations or Bylaws	Under the Tyco articles of association, the Board of Directors may amend the organizational regulations at any time without the approval of the shareholders by a majority vote of the board.	Same as Tyco.

The DGCL generally provides that amendments to the certificate of incorporation must be approved by the Board of Directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote.

ADT’s certificate of incorporation states that the Board of Directors has the power to adopt, amend, alter or repeal the bylaws, except to the extent that the bylaws or certificate of incorporation provide otherwise. ADT’s bylaws generally provide that the bylaws may be amended by resolution of the majority of the directors or, at a stockholders meeting, upon the approval by a majority of the combined voting power of the outstanding stock entitled to vote generally in the election of directors, except any amendment, alteration or repeal of the bylaws governing stockholder voting, stockholder special meetings, stockholder proposals and director nominations, ability of stockholders to act by written consent, director indemnification, or amendment of the bylaws must be approved by at least       % of the combined voting power of the outstanding stock entitled to vote generally in the election of directors. Any bylaws adopted or amended

	Tyco	Tyco Flow Control	ADT
by the Board of Directors may be amended or repealed by the stockholders entitled to vote.

Special Shareholder Meetings	Under the Tyco articles of association, special general shareholders’ meetings may be called by resolution of the shareholders at a general shareholders’ meeting, the auditors or the Board of Directors, or by shareholders with voting power, provided they represent at least 10% of the share capital and submit (a)(1) a request signed by such shareholder(s) that specifies the item(s) to be included on the agenda, (2) the respective proposals of the shareholders and (3) evidence of the required shareholdings recorded in the share register and (b) such other information as would be required to be included in a proxy statement pursuant to the rules of the country where Tyco’s shares are primarily listed.	Same as Tyco.

Under the DGCL, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

Our certificate of incorporation will provide that stockholders may not act by written consent without a meeting.

ADT’s certificate of incorporation and bylaws provide that special meetings of the stockholders may be called at any time by the chief executive officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Nomination of Directors and Shareholder Proposals	Under the articles of association of Tyco, any shareholder may request that an item be included on the agenda for the general meeting, provided that such request is received by Tyco at least 120 calendar days before the first anniversary of the date on which Tyco’s proxy statement was released to shareholders in connection with the previous year’s annual general shareholders’ meeting. Under Swiss law,	Any holder of shares with a par value of at least 1 million Swiss francs may request that an item be included on the agenda of a general meeting of shareholders. Business that may be transacted at an annual meeting of shareholders is that which is (1) specified in the invitation to the general meeting of shareholders, (a) proposed by the Board of Directors or (b) proposed by any shareholder who is a

The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

ADT’s bylaws provide that in order for a stockholder to nominate a director for election by the stockholders, the

	Tyco	Tyco Flow Control	ADT
	no prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.	shareholder of record at the time of giving notice, who is entitled to vote at the meeting and who provides timely notice containing information required by the articles of association and applicable regulations. In order to comply with the advance notice provisions of Tyco Flow Control’s articles of association, a shareholder notice of the nomination of persons for election to the Board of Directors or the proposal of other business must be received not less than 45 days nor more than 70 days prior to the first anniversary of the date that Pentair mailed its proxy statement for the preceding year’s annual meeting, subject to certain exceptions.

stockholder must give timely written notice to the secretary of ADT. The notice must be mailed by certified mail to the secretary of the corporation and (i) generally in the case of an annual meeting, received not later than        days prior to the anniversary of the annual meeting, and (ii) in the case of a special meeting, received not later than the close of business on the        day following the day on which written notice of the date of the meeting was mailed or public disclosure of the meeting was made, whichever occurs first.

The notice must set forth all of the following information:

Limitation of Liability of Directors	Under the Swiss Code, a limitation of directors’ liability is not possible. Consequently, Tyco’s articles of association and organizational regulations contain no provisions limiting the personal liability of directors except with regard to the transactions between Tyco and interested directors as specified below in “Transactions Involving Officers and Directors.”	Same as Tyco.	ADT’s certificate of incorporation will provide that no director will be personally liable to ADT or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to ADT or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefits.

	Tyco	Tyco Flow Control	ADT
Indemnification of Directors and Officers	The Tyco articles of association provide that Tyco shall indemnify any current or former director or officer or person serving as a director or officer at the request of Tyco to the fullest extent of the law against any expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including proceedings by or in the right of Tyco, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was a director or officer; provided, however, that Tyco shall not indemnify any such person against any liability arising out of (a) any fraud or dishonesty in the performance of their duty to Tyco, or (b) such person’s conscious, intentional or willful or grossly negligent breach of the obligation to act honestly and in good faith with a view to the best interests of Tyco. Notwithstanding the preceding sentence, Tyco shall not indemnify any person holding the office of auditor or special auditor in relation to Tyco.	In substance the same as Tyco.

The DGCL also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or serving or having served at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.

Tyco	Tyco Flow Control	ADT

ADT’s certificate of incorporation will require ADT to indemnify, to the fullest extent currently or subsequently permitted by DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of ADT, or is or was serving or has agreed to serve at the request of ADT as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to be taken or omitted in such capacity, and may to the same extent indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of ADT, or is or was serving or has agreed to serve at the request of ADT as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or any appeal therefrom.

ADT’s bylaws provide that reasonable expenses

	Tyco	Tyco Flow Control	ADT

incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by ADT in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by ADT.

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code, Tyco shareholders have preemptive rights to obtain newly issued registered shares in an amount proportional to the par value of the registered shares they already hold. In addition, shareholders generally have advance subscription rights in relation to conversion, option, exchange, warrant or similar rights for the subscription of shares in connection with bonds (including convertible bonds and bonds with options), notes, options, warrants or other securities in proportion to the respective par values of their holdings. Preemptive rights and advance subscription rights may, however, be limited pursuant to the Swiss Code and Tyco’s articles of association. Under the Swiss Code, shareholders, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the shares, each

		Same as Tyco	Under the DGCL, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation.

	Tyco	Tyco Flow Control	ADT

as represented at the general meeting of shareholders, may, in an ordinary capital increase, withdraw or limit the preemptive rights for valid reasons, such as a merger or acquisition. In addition, under Tyco’s articles of association, a general shareholders’ meeting has authorized the Board of Directors to withdraw, for certain valid reasons, preemptive rights in an authorized capital increase and advance subscription rights in a conditional capital increase.

For more information, see the section title “The Spin-Offs and the Merger—Description of Tyco Share Capital—Preemptive Rights and Advanced Subscription Rights.”

Dividends

Under the Swiss Code and the Tyco articles of association, Tyco shareholders are entitled to receive, from funds legally available for the payment thereof, pro rata dividends as and when declared and approved by the general meeting of shareholders. Under Swiss law, dividends may be paid out only if a corporation has sufficient distributable profits from previous fiscal years or if a corporation has distributable reserves, which may include contributed surplus.

Under Swiss tax law, dividend payments out of earnings are subject to Swiss withholding tax.

		Same as Tyco	The DGCL generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year.

	Tyco	Tyco Flow Control	ADT
Dividend payments in the form of a return of capital by reducing the par value of registered shares and in the form of a distribution out of qualifying contributed surplus are not subject to Swiss withholding tax.

Mergers and Consolidations, Generally	Business combinations and other such transactions that are binding on all shareholders of Tyco are governed by Switzerland’s Merger Act. As described above under “Supermajority Voting,” a statutory merger or demerger requires that at least two-thirds of the shares and a majority of the par value of the shares, each as represented at the general shareholders’ meeting, vote in favor of the transaction.	Same as Tyco

Under the DGCL, the Board of Directors and the holders of a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

• the merger agreement does not amend the constituent corporation’s articles or certificate of incorporation;

• each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

• either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the

	Tyco	Tyco Flow Control	ADT

authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Restrictions on Business Combinations with Interested Shareholders	Under the Swiss Code, there generally is no prohibition of business combinations with interested shareholders. However, the Tyco articles of association authorize the Board of Directors to issue shares out of authorized share capital without shareholder approval and without regard for shareholders’ preemptive rights if (i) a shareholder or group of shareholders acting in concert acquires shares in excess of 15% of the share capital recorded in the commercial register and (ii) such shareholders or group of shareholders has not submitted a takeover proposal to the other shareholders that is recommended by the Board of Directors or for the purpose of the defense of an actual, threatened or	Same as Tyco, except that under Tyco Flow Control’s authorized share capital the Board of Directors is authorized to withdraw preemptive rights of shareholders following a person becoming, and for so long as to the knowledge of the Board of Directors such person remains, a beneficial owner (as defined in the articles of association) of shares in excess of 10% of the share capital registered in the commercial register without having submitted to the other shareholders an unsolicited takeover offer that is recommended by the Board of Directors.

ADT will be subject to the provisions of Section 203 of DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

• prior to the date of the transaction, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

• upon completion of the transaction that resulted in the stockholder becoming

Tyco	Tyco Flow Control	ADT
potential takeover bid, in relation to which the Board of Directors, upon consultation with an independent financial adviser, has not recommended acceptance to the shareholders. In addition, the Tyco articles of association limit the number of shares that may be voted by a single shareholder or group of shareholders acting together to 15% of the registered share capital.

an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

• at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Board of Directors of ADT does not approve in

	Tyco	Tyco Flow Control	ADT
advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock of ADT held by stockholders.

Appraisal Rights	For business combinations effected in the form of a statutory merger or de-merger, Switzerland’s Merger Act provides that, if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.	Same as Tyco.

Under the DGCL, a stockholder of a Delaware corporation is generally entitled to demand appraisal of the fair value of his or her shares in the event the corporation is a party to a merger or consolidation, subject to specified exceptions. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction, or those shares plus cash in lieu of fractional interests, (b) shares of any other corporation, or those shares plus cash in lieu of fractional interests, unless those shares are listed on a national securities exchange or held of record by more than 2,000 holders or (c) any combination of the foregoing.

	Tyco	Tyco Flow Control	ADT
Transactions Involving Officers and Directors	Under the Tyco articles of association, so long as a director declares the nature of his or her interest in relation to any contract, transaction or arrangement at the necessary time and a majority of the disinterested members of the Board of Directors approves and/or authorizes the contract, transaction or arrangement, a director or officer shall not by reason of his or her office be accountable to Tyco for any benefit that the director derives from any office or employment to which the articles of association allow him or her to be appointed or from any transaction or arrangement in which the articles of association allow the director to be interested, and no such contract, transaction or arrangement shall be void or voidable on the ground of any such interest or benefit.	Same as Tyco.	Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the Board of Directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the Board of Directors, a committee thereof, or the stockholders.

Preferred Shares	“Blank check” preferred stock, which generally allows a company’s board of directors to determine the preferences, limitations and relative rights of an unissued class of preferred stock, is not a recognized concept under Swiss law. Therefore, shares with a liquidation preference or dividend preference may only be issued upon the	Same as Tyco, except that shares with a liquidation or dividend preference may only be issued upon the approval of an absolute majority of the shares represented at a general meeting of shareholders.	Delaware law allows for “blank check” preferred stock, which generally allows a company’s board of directors to create a new class of preferred stock and determine the preferences, limitations and relative rights of that class of preferred stock without shareholder approval. ADT’s certificate of incorporation permits the

Tyco	Tyco Flow Control	ADT
approval of a relative majority of the votes cast. Similarly, shares with preferential voting rights may only be issued with the approval of at least two-thirds of the voting rights and a majority of the par value of the shares represented at a general shareholders’ meeting. To date, no such shares have been created.		creation of “blank check” preferred stock.

THE MERGER AGREEMENT

The following is a summary of the material terms and provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Merger Agreement, which is included as Annex F. We encourage you to read the entire Merger Agreement. The Merger Agreement has been included to provide information regarding its terms. The Merger Agreement is not intended to provide any other factual information about Pentair, Tyco, Tyco Flow Control and their affiliates following completion of the Merger. Information about Pentair, Tyco, Tyco Flow Control and their affiliates can be found elsewhere in this proxy statement.

The Merger Agreement contains representations and warranties of Tyco solely for the benefit of Pentair and representations and warranties of Pentair solely for the benefit of Tyco. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and have been qualified by certain information that has been disclosed to the other parties to the Merger Agreement and that is not reflected in the Merger Agreement. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. Pentair and Tyco Flow Control do not believe that securities laws require disclosure of any information related to the Merger Agreement other than information that has already been so disclosed.

Note that while the Merger Agreement refers to fractional shares when discussing the merger consideration, no fractional shares will result from the Merger given that each Pentair common share outstanding at the time of the Merger will be exchanged for one newly issued Tyco Flow Control common share in connection with the Merger.

The Merger

Under the Merger Agreement and in accordance with Minnesota law, at the Effective Time, Panthro Merger Sub will merge with and into Pentair. As a result of the Merger, the separate corporate existence of Panthro Merger Sub will terminate and Pentair will continue as the surviving corporation and a wholly owned, indirect subsidiary of Tyco Flow Control. Additionally, at the Effective Time, the Articles of Association of Tyco Flow Control will be amended and restated substantially in the form of Annex E. Accordingly, Tyco Flow Control will be an independent, publicly-traded company organized under the laws of Switzerland and will operate the businesses of Tyco Flow Control and Pentair. We expect the Merger to be consummated immediately following the Distribution.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Merger will take place on the later of September 28, 2012 and the fifth business day following satisfaction or waiver (to the extent permitted by law) of the conditions precedent to the Merger (other than those to be satisfied at, or immediately prior to, closing), unless otherwise agreed upon by Pentair and Tyco. The “Effective Time” will be the date and time when the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or such later date or time as is agreed among the parties in writing and specified in the Articles of Merger in accordance with the relevant provisions of the Minnesota Business Corporation Act.

Merger Consideration

Tyco Flow Control shareholders will not receive any consideration in the Merger and Tyco Flow Control will remain the parent company for the combined business. Each Pentair common share outstanding as of the Effective

Time will be converted into the right to receive one newly issued share of Tyco Flow Control (provided, however, that Pentair common shares owned by any subsidiary of Pentair or Tyco Flow Control will not be entitled to receive the merger consideration), with the result that Tyco’s shareholders as of the record date of the Tyco Flow Control Distribution and their transferees will hold approximately 52.5% of the common shares of Tyco Flow Control and former Pentair shareholders will hold approximately 47.5% of the common shares of Tyco Flow Control, each on a fully-diluted basis immediately following the Merger. Tyco shareholders will not receive any new shares of Tyco Flow Control in the Merger and will continue to hold Tyco Flow Control shares they receive in the Tyco Flow Control Distribution. Upon the conversion, all converted Pentair common shares will automatically be cancelled and cease to exist. Neither Tyco Flow Control nor Pentair shareholders are entitled to any appraisal rights in connection with the Merger.

Treatment of Pentair Equity Awards

In addition to the equity awards held by Pentair directors and employees, certain equity awards held by Tyco directors and employees will convert to equity awards of Tyco Flow Control. See “The Separation and Distribution Agreements and the Ancillary Agreements—Tyco Flow Control Separation and Distribution Agreement—Conversion of Equity Awards.”

Treatment of Stock Options

At the Effective Time, each outstanding option to purchase Pentair common shares, whether vested or unvested, will be converted, on the same terms and conditions as were applicable under such Pentair stock option immediately before the Effective Time, into an option to acquire a number of Tyco Flow Control common shares equal to the number of Pentair common shares subject to such option immediately before the Effective Time at the same exercise price per share.

Treatment of Restricted Stock Units

At the Effective Time, each outstanding Pentair restricted stock unit, whether vested or unvested, will be converted into a Tyco Flow Control restricted stock unit, on the same terms and conditions as were applicable under such Pentair restricted stock unit immediately before the Effective Time.

Treatment of Restricted Shares

At the Effective Time, each outstanding Pentair restricted share will be converted into a Tyco Flow Control restricted share, subject to the same terms and conditions as were applicable under such Pentair restricted share immediately before the Effective Time.

Treatment of Other Share-Based Awards

At the Effective Time, each other outstanding Pentair share-based award, whether vested or unvested, will be converted into an award with respect to Tyco Flow Control common shares, subject to the same terms and conditions as were applicable under such other share-based award immediately before the Effective Time, with respect to a number of Tyco Flow Control common shares equal to the number of Pentair common shares subject to such other share-based award immediately before the Effective Time.

Treatment of Employee Stock Purchase Plan

At and following the Effective Time, Pentair’s employee stock purchase plan will remain in effect and any then-current purchase period under such plan will continue in effect in accordance with its terms, except that, following the Effective Time, all rights to purchase Pentair common shares under Pentair’s employee stock purchase plan will entitle the holder thereof to instead purchase Tyco Flow Control common shares.

Exchange of Shares in the Merger

Prior to or at the Effective Time, Tyco Flow Control will deposit with an exchange agent selected by Pentair and reasonably acceptable to Tyco (the “Exchange Agent”), for the benefit of the holders of Pentair common shares, evidence in book-entry form representing Tyco Flow Control common shares issuable pursuant to the provisions of the Merger Agreement in exchange for Pentair common shares outstanding.

As soon as reasonably practicable after the Effective Time, and to the extent not previously distributed in connection with the Distribution, Tyco Flow Control will cause the Exchange Agent to mail to any holder of record of outstanding Pentair common shares whose Pentair shares were converted into the right to receive a portion of the merger consideration pursuant to terms of the Merger Agreement: (i) a letter of transmittal and (ii) instructions for effecting the exchange of any Pentair common shares for the merger consideration.

Upon delivery to the Exchange Agent of the letter of transmittal, duly executed and with such other documents as may reasonably be required by the Exchange Agent, the holder of such Pentair common shares will be entitled to receive in exchange therefor:

(i) Tyco Flow Control common shares, which shall be in uncertificated book-entry form, and

(ii) any dividends or other distributions payable, all in accordance with the provisions of the Merger Agreement.

As of the Effective Time, the stock transfer books of Pentair will be closed and there will be no further transfers on the Pentair stock transfer books of Pentair common shares.

No dividend or other distributions with respect to Tyco Flow Control common shares with a record date after the Effective Time will be paid to any holder of any unexchanged Pentair common shares until the exchange of such shares in accordance with the Merger Agreement. Following the exchange of such shares, the record holder will be paid at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to exchange of such shares and a payment date subsequent to the exchange of such shares payable with respect to such Tyco Flow Control common shares.

Termination of the Exchange Fund

Any portion of the amounts deposited with the Exchange Agent under the Merger Agreement, referred to herein as the “Exchange Fund,” that remains undistributed to the former Pentair shareholders for 180 days after the Effective Time will be delivered to Tyco Flow Control upon demand, and any holders of Pentair common shares that have not exchanged their shares pursuant to the Merger Agreement may look only to Tyco Flow Control for payment of their claim for Tyco Flow Control common shares and any dividends with respect to Tyco Flow Control common shares (subject to any applicable abandoned property, escheat or similar law).

Officers and Directors of Tyco Flow Control

The parties to the Merger have agreed that, as of the Effective Time, the executive officers of Tyco Flow Control will consist of the following Pentair executives:

Name	Position with Tyco Flow Control
Randall J. Hogan	Chief Executive Officer
Michael V. Schrock	President and Chief Operating Officer
John L. Stauch	Executive Vice President and Chief Financial Officer
Frederick S. Koury	Senior Vice President, Human Resources
Angela D. Lageson	Senior Vice President, General Counsel
Michael G. Meyer	Vice President of Treasury and Tax
Mark C. Borin	Corporate Controller and Chief Accounting Officer

The parties have also agreed that, as of the Effective Time, the Board of Directors of Tyco Flow Control will consist of up to two persons to be selected by Tyco and reasonably acceptable to Pentair and the persons serving on the Board of Directors of Pentair as of the mailing of the proxy statement. Tyco will take such actions, as sole shareholder of Tyco Flow Control and otherwise, as required under the Tyco Flow Control organizational documents and applicable law to cause the Board of Directors of Tyco Flow Control to be so constituted, subject to and conditional upon the closing of the Merger.

Pre-Merger Transactions

Prior to the Merger, Tyco’s flow control business will be separated from Tyco and transferred to Tyco Flow Control in the spin-off pursuant to the Tyco Flow Control Separation and Distribution Agreement. Tyco and Tyco Flow Control will also execute a series of agreements, including the 2012 Tax Sharing Agreement, the Transition Services Agreement, the Licensing Agreement and certain other conveyancing and assumption instruments.

Shareholder Meetings

Pentair has set a record date of                 , 2012 for a meeting of its shareholders for purposes which include approval of the Merger and has delivered a proxy statement/prospectus to its shareholders for such meeting in accordance with applicable law and its organizational documents. Subject to certain exceptions as described in this proxy statement, the Pentair board is obligated to recommend that Pentair shareholders vote for the Merger and has included such recommendation in its proxy statement/prospectus. See “–Board Recommendations.”

Subject to certain exceptions as described in this proxy statement, the Board of Directors is obligated to recommend that Tyco shareholders vote for the Tyco Flow Control Distribution and has included such recommendation herein.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Tyco to Pentair, primarily with respect to Tyco’s flow control business. The Merger Agreement also contains representations and warranties made by Pentair to Tyco. These representations and warranties of Tyco and Pentair, which are substantially reciprocal, relate to, among other things:

•	due organization, good standing and corporate power;

•

corporate authority to enter into and perform the obligations under, the Merger Agreement, the Separation and Distribution Agreement and other related agreements, as applicable, and enforceability of such agreements;

•	capital structure;

•

absence of a breach of organizational documents, permits and contracts and absence of a material breach of laws or material agreements as a result of the spin-off, the Merger or any related transactions;

•	required governmental approvals;

•	financial statements and the absence of certain changes and undisclosed liabilities;

•	disclosure controls and procedures and internal control over financial reporting;

•	information supplied for use in this proxy statement, the Form S-4 or Pentair’s proxy statement;

•	litigation;

•	compliance with laws;

•	permits;

•	material contracts;

•	employees and employee benefits and labor matters;

•	title to assets;

•	environmental matters;

•	asbestos matters;

•	tax matters;

•	intellectual property rights;

•	insurance;

•	payment of fees to brokers or finders in connection with the Tyco Flow Control Transactions;

•	opinions of financial advisors;

•	title to real properties; and

•	unlawful payments.

Tyco has also made representations and warranties to Pentair relating to the sufficiency of the assets, properties, licenses, services and other rights to be contributed to Tyco Flow Control and the required vote of Tyco shareholders to approve and effect the Tyco Flow Control Distribution and the authorization of the increase in Tyco Flow Control’s share capital to effect the Tyco Flow Control Distribution and Merger. Pentair has also made representations and warranties to Tyco relating to the required vote of Pentair shareholders to adopt the Merger Agreement and the Merger and the inapplicability to the Merger of state anti-takeover laws and its rights plan.

Most of the representations and warranties contained in the Merger Agreement are subject to materiality qualifications and/or knowledge qualifications. The parties’ representations and warranties with respect to information supplied for use in this proxy statement, the Form S-4 or Pentair’s proxy statement and payment of fees to brokers or finders in connection with the transactions survive the closing for a period of one year, and any inaccuracies of such representations and warranties are subject to the indemnification obligations of the parties under the Tyco Flow Control Separation and Distribution Agreement. The parties’ other representations and warranties expire upon the closing.

Conduct of Business Pending Closing

Each of Tyco, with respect to Tyco Flow Control, and Pentair has undertaken to perform certain covenants in the Merger Agreement and agreed to restrictions on its activities until the earlier of the termination of the Merger Agreement or the Effective Time. In general, Tyco, with respect to Tyco Flow Control, and Pentair are required to conduct their business in the ordinary course, to use their commercially reasonable efforts to preserve intact their business organizations, to maintain in effect all existing permits, to maintain rights and franchises and material assets, rights and properties, to preserve their relationship with governmental authorities, key employees, customers and suppliers and to comply in all material respects with all laws and permits of all governmental authorities applicable to them. In addition, each of Tyco, with respect to Tyco Flow Control, and Pentair has agreed, amongst others, to specific restrictions relating to the following:

•	declaring or paying dividends in respect of its capital stock;

•

splitting, combining, reclassifying, subdividing or taking similar actions with respect to its capital stock or issuing or authorizing or proposing the issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

selling, pledging, disposing of, granting, transferring, leasing, licensing, guaranteeing, abandoning, allowing to lapse or expire, or authorizing the sale, pledge, disposition, grant, transfer, lease, license, guarantee, abandonment, allowance to lapse or expiration, of any assets, subject to exceptions for transfers to and among subsidiaries, certain permitted encumbrances or encumbrances that are released at or prior to the Effective Time, dispositions of obsolete equipment or assets or dispositions of assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice, pledges and/or encumbrances relating to any debt that would be repaid or otherwise extinguished prior to the Effective Time and the incurring of third party indebtedness of up to $500 million by Tyco Flow Control (the “Financing”), non-exclusive licenses entered into in the ordinary course of business and consistent with past practices, dispositions of inventory in the ordinary course of business and dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

•

making acquisitions of other entities or assets exceeding $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or acquisitions which are reasonably likely to delay or prevent receipt of the required antitrust approvals, other than in the ordinary course of business and consistent with past practice;

•

redeeming, repurchasing, defeasing, canceling or otherwise acquiring or incurring any debt, other than indebtedness repaid or incurred in the ordinary course of business consistent with past practice or liabilities that would be repaid or otherwise extinguished prior to the Effective Time and the Financing;

•

adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or entering into a letter of intent or agreement in principle with respect thereto;

•	making material changes to accounting or tax reporting principles, methods or policies, except as required by a change in generally accepted accounted principles;

•

taking any action or causing any action to be taken which action would cause the Tyco Flow Control Transactions to fail to qualify as a reorganization pursuant to Section 368(a) of the Code or entering into, approving or becoming a party to specified acquisition transactions with respect to Tyco Flow Control or any successor thereto or acquiring or owning, directly or indirectly, any stock of the other party that may impact treatment of the Tyco Flow Control Transactions under Section 355(e) of the Code;

•

amending or terminating any benefit plans or increasing the salaries, wage rates, target bonus opportunities or equity-based compensation of its employees, in each case except in the ordinary course of business consistent with past practice or to the extent required by applicable laws, collective bargaining and existing agreements;

•

entering into or amending any material contract or taking any other action, if such contract, amendment or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Tyco Flow Control Transactions;

•

entering into material agreements or material modifications of existing material agreements or course of dealings with any governmental authorities relating to the conduct of its business, subject to certain limited exceptions;

•	paying, waiving, releasing or settling any material legal proceedings other than those specifically provided for in the Merger Agreement;

•	maintaining insurance in such amounts and against such risks and losses as are customary for companies engaged in each party’s respective industry;

•

committing to any capital expenditures for which Tyco Flow Control would be liable for following Merger that together with any other capital expenditures so incurred is in excess of $125 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any assets of Tyco Flow Control;

•	changing organizational documents (other than pursuant to the Merger Agreement); and

•	agreeing or permitting any of its subsidiaries to agree, in writing or otherwise, to take any of the foregoing restricted actions or the other restricted actions described in the Merger Agreement.

In addition, Tyco has agreed to make capital expenditures in fiscal year 2012 in an amount no less than $95 million, taking into account capital expenditures made prior to the date of the Merger Agreement, and Pentair has agreed to make capital expenditures in the fiscal year ending December 31, 2012 in an amount no less than $65 million, taking into account capital expenditures made prior to the date of the Merger Agreement. Tyco has also agreed that it will not, and will not permit any of its subsidiaries that are engaged in Tyco’s flow control business to, transfer the employment of any individual to or from Tyco Flow Control or its subsidiaries or otherwise materially change the job functions of any individual employed by Tyco and its subsidiaries or Tyco’s flow control business so as to either (A) cause any such individual to cease to be considered an employee of Tyco’s flow control business or (B) cause any individual who would not otherwise be considered an employee of Tyco’s flow control business to be considered an employee of Tyco’s flow control business, except, in each case, as otherwise approved in writing by Pentair’s Vice President of Human Resources.

Reasonable Best Efforts

The Merger Agreement provides that each party to the Merger Agreement will generally use its reasonable best efforts to take, or cause to be taken, all actions necessary under the Merger Agreement and applicable laws to consummate the Merger and the transactions contemplated by the Merger Agreement as promptly as practicable, including using reasonable best efforts to complete the spin-off and the Tyco Flow Control Distribution on the terms and conditions set forth in the Tyco Flow Control Separation and Distribution Agreement. Reasonable best efforts do not require Tyco or Pentair to agree to or accept any term or condition to any regulatory approval if the terms and conditions of or to the regulatory approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and its subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

Regulatory Matters

Tyco and Pentair agreed to file any notifications required to be filed pursuant to and in compliance with the HSR Act and appropriate filings with foreign regulatory authorities, in accordance with applicable antitrust laws, as promptly as practicable. Additionally, Tyco and Pentair agreed to use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and obtain all consents, registrations, approvals, waivers, permits, authorizations, clearances and other actions of or by any governmental authority that are necessary or advisable in order to consummate the Merger and the Tyco Flow Control Transactions.

In connection with any filing or submission required, action to be taken or commitment to be made by Pentair or Tyco or their respective affiliates to consummate the Tyco Flow Control Transactions, Tyco and Tyco Flow Control (1) will not, without Pentair’s prior written consent, (w) sell, divest or dispose of any assets of Tyco Flow Control, (x) license any of Tyco’s flow control business’ intellectual property, (y) commit to any sale, divestiture or disposal of businesses, product lines or assets of Tyco’s flow control business, or any license of Tyco’s flow control business’ intellectual property, or (z) take any other action or commit to take any action that would limit Pentair’s, Tyco Flow Control’s or their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or intellectual property rights and (2) agreed to use reasonable best efforts to take any action contemplated by clause (1) above if requested in writing by Pentair; provided, that Tyco Flow Control will not be obligated to take any action the effectiveness of which is not conditioned on the Merger occurring.

In connection with any filing or submission required, action to be taken or commitment to be made by Pentair or its affiliates to consummate the Tyco Flow Control Transactions, Pentair will not, without Tyco’s prior written consent, (w) sell, divest or dispose of any assets of Pentair, (x) license any of Pentair’s intellectual property, (y) commit to any sale, divestiture or disposal of businesses, product lines or assets of Pentair, or any license of Pentair’s intellectual property, or (z) take any other action or commit to take any action that would limit Tyco’s, Pentair’s, Tyco Flow Control’s or their respective subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or intellectual property rights, in each case, if such action would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Tyco Flow Control and the Tyco Flow Control subsidiaries, taken as a whole and including for such purposes Pentair and its subsidiaries.

Interim Financial Information

Tyco has agreed that prior to the Effective Time, Tyco will deliver to Pentair, within a reasonable period and no later than 45 calendar days after each quarterly accounting period for Tyco’s flow control business, a balance sheet as of the end of such period and combined statements of income, cash flows and equity for such period for Tyco’s flow control business. Tyco has also agreed to prepare and deliver to Pentair an unaudited combined balance sheet as of September 30, 2011 of Tyco and its subsidiaries, prepared to give pro forma effect to the Tyco Flow Control Distribution (but not the ADT Distribution).

Defense of Litigation

Each of Tyco, Tyco Flow Control and Pentair has agreed to use all reasonable best efforts to defend against all actions in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit, or seek damages with respect to, the Tyco Flow Control Transactions. Each of the parties agreed that they would not settle any action related to the Tyco Flow Control Transactions that would enjoin, restrain, prohibit or impose damages on Tyco Flow Control or its subsidiaries (other than Pentair and its subsidiaries) without the prior written consent of Pentair and Tyco, in each case not to be unreasonably withheld, conditioned or delayed. Additionally, Tyco and its subsidiaries on the one hand, and Pentair and its subsidiaries on the other hand, will not settle any such action with respect to the Tyco Flow Control Transactions (i) that would impose any liability or conditions on the other party or (ii) that contains any factual admissions with respect to the other party.

The Separation

Under the Merger Agreement, Tyco and Tyco Flow Control agreed not to terminate or assign the Tyco Flow Control Separation and Distribution Agreement, amend any of its provisions or waive compliance with it or any of the agreements or conditions contained in it without the prior consent of Pentair. Tyco and Tyco Flow Control are also required to obtain the prior written consent of Pentair (not to be unreasonably withheld, conditioned or delayed) to enter into any conveyancing or assumption instrument in connection with the assignment, transfer and conveyance of the assets and liabilities of Tyco’s flow control business.

No Solicitation

The Merger Agreement contains detailed provisions restricting Pentair’s and Tyco’s ability to seek an alternate transaction. Under these provisions, each of Pentair and Tyco agrees that it, its subsidiaries and their respective officers, directors or employees will not, and will use reasonable best efforts to ensure that its and its subsidiaries, representatives do not, directly or indirectly:

•

solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission, announcement or consummation of an acquisition proposal;

•	furnish any non-public information to any person in connection with or in response to an acquisition proposal;

•	engage or participate in any discussions or negotiations with any person with respect to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal or propose publicly to approve, endorse or recommend an acquisition proposal;

•	enter into any letter of intent, agreement in principle or other agreement providing for an acquisition proposal; or

•	resolve, propose to resolve or agree to do any of the foregoing.

In addition, Pentair agrees that it and its subsidiaries and their respective officers, directors or employees will not, and will use reasonable best efforts to ensure that its and its subsidiaries’ representatives do not, directly or indirectly, take any action to make (i) the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation inapplicable to any transactions contemplated by an acquisition proposal, (ii) the consummation of an acquisition proposal exempt under the terms of Pentair’s Rights Agreement (as defined in the Merger Agreement) or (iii) resolve, propose to resolve or agree to do any of the foregoing.

With respect to Pentair’s no solicitation obligation under the Merger Agreement, the term “acquisition proposal” refers to a Pentair Takeover Proposal, while with respect to Tyco’s and Tyco Flow Control’s no solicitation obligations under the Merger Agreement, the term “acquisition proposal” refers to a Tyco Flow Control Takeover Proposal or a Tyco Takeover Proposal, as the case may be.

The Merger Agreement does not prevent Pentair from furnishing information (including non-public information) with respect to Pentair and its subsidiaries to a person making a Pentair Takeover Proposal and engaging in discussions and negotiations with such person if:

•	Pentair shareholders have not yet adopted the Merger and approved the Merger Agreement and related transactions;

•

Pentair has received an unsolicited, bona fide, written Pentair Takeover Proposal that did not result from a breach of its and its subsidiaries’ obligations under the non-solicit provisions of the Merger Agreement;

•

Pentair’s Board of Directors determines, in good faith, after consulting with its independent financial advisor, that such Pentair Takeover Proposal constitutes or would reasonably be likely to lead to a Pentair Superior Proposal (as defined below);

•

Pentair’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Pentair Takeover Proposal would be inconsistent with Pentair’s Board of Directors’ duties under applicable law;

•

Pentair promptly, and in no event later than 48 hours after its receipt of any Pentair Takeover Proposal, advises Tyco orally and in writing of any Pentair Takeover Proposal and the identity of the person making the proposal and (w) if it is in writing, delivers a copy to Tyco of the proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments), (x) if oral, delivers to Tyco a reasonably detailed summary of the proposal, (y) keeps Tyco reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms of the proposal (and in no event later than 48 hours following any such change) and (z) promptly notifies Tyco of any determination by Pentair’s Board of Directors that the proposal constitutes a Pentair Superior Proposal; and

•

Pentair furnishes any non-public information provided to the maker of a Pentair Takeover Proposal only pursuant to a confidentiality agreement between Pentair and such person on terms no less favorable to Pentair than the confidentiality agreement executed with Tyco.

The Merger Agreement provides that the term “Pentair Superior Proposal” means any bona fide proposal made by a third party to acquire at least a majority of the equity securities or all or substantially all of the assets of Pentair, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, on terms which the Pentair Board of Directors determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Pentair common shares than the transactions contemplated by the Merger Agreement (including any proposed modifications to the transactions which are proposed in writing by Tyco in response to such proposal or otherwise) and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of such Pentair Takeover Proposal and the third party making such proposal.

In addition, the Merger Agreement does not prevent Tyco from furnishing information (including non-public information) with respect to Tyco and its subsidiaries to a person making a Tyco Takeover Proposal or a Tyco Flow Control Takeover Proposal and engaging in discussions and negotiations with such person if:

•	Tyco shareholders have not yet approved the Distribution;

•

Tyco has received an unsolicited, bona fide, written Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal that did not result from a breach of its and its subsidiaries’ obligations under the Merger Agreement;

•

Tyco’s Board of Directors determines, in good faith, after consultation with its independent financial advisor, that such Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal constitutes or would reasonably be likely to lead to a Tyco Superior Proposal (as defined below) or a Tyco Flow Control Superior Proposal (as defined below);

•

Tyco’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal would be inconsistent with Tyco’s Board of Directors’ duties under applicable law;

•

Tyco promptly, and in no event later than 48 hours after its receipt of any Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal, advises Pentair orally and in writing of any such proposal and the identity of the person making such proposal and (w) if it is in writing, delivers a copy to Pentair such proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments) and (x) if oral, delivers to Pentair a reasonably detailed summary of any such proposal, (y) keeps Pentair reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms, of any such proposal (and in no event later than 48 hours following any such change) and (z) promptly notifies Pentair of any determination of Tyco’s Board of Directors that such Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal constitutes a Tyco Flow Control Superior Proposal or Tyco Superior Proposal, as applicable; and

•

Tyco furnishes any non-public information provided to the maker of a Tyco Takeover Proposal or Tyco Flow Control Takeover Proposal only pursuant to a confidentiality agreement between Tyco and such person on terms no less favorable to Tyco than the confidentiality agreement executed with Pentair.

The Merger Agreement provides that the term “Tyco Superior Proposal” means any bona fide proposal made by a third party to acquire at least a majority of the equity securities or all or substantially all of the assets of Tyco pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, which proposal is (x) on terms which the Tyco Board of Directors determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Tyco common shares than the transactions contemplated by the Merger Agreement and the ADT Distribution, collectively, and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of such Tyco Takeover Proposal and the third party making such proposal and (y) expressly conditioned on the Merger and the related transactions not being consummated; provided that such transaction or series of transactions will not be a Tyco Superior Proposal if related primarily to the flow control business of Tyco, in which case it is a Tyco Flow Control Superior Proposal.

The Merger Agreement provides further that the term “Tyco Flow Control Superior Proposal” means any bona fide proposal made by a third party (x) to acquire at least a majority of the equity securities or all or substantially all of the assets of Tyco Flow Control pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise or (y) in which Tyco’s flow control business would be separated from Tyco in a spin-off transaction immediately followed by a merger in a transaction resulting in the Tyco Flow Control shareholders owning a majority of the shares of the surviving entity, in each case on terms which the Tyco Board of Directors determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Tyco common shares than the transactions contemplated by the Merger Agreement and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of such Tyco Flow Control Takeover Proposal and the third party making such proposal; provided such proposal is not a Tyco Takeover Proposal.

Board Recommendations

The Pentair Board of Directors has agreed in the Merger Agreement that it will not:

•	fail to include a recommendation that the Pentair shareholders approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•

withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Tyco, its recommendation that the Pentair shareholders approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement; or

•	approve, adopt or recommend to Pentair’s shareholders any Pentair Takeover Proposal (all of the foregoing collectively, a “Pentair Change of Recommendation”).

Notwithstanding the foregoing, the Pentair Board of Directors may make a Pentair Change of Recommendation at any time prior to obtaining approval from Pentair’s shareholders of the Merger if the following conditions are satisfied:

•	Pentair’s Board of Directors has received a Pentair Superior Proposal and Pentair has not violated the provisions described in “—No Solicitation” in any material respect; or

•

in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Pentair Takeover Proposal that was not known to Pentair’s Board of Directors on the date of the Merger Agreement (or if known, the probability or magnitude of consequences of which were not known to, or reasonably foreseeable by, Pentair’s Board of Directors as of the date of the Merger Agreement) (a “Pentair Intervening Event”), the Pentair Board of Directors determines in good faith after consultation with outside legal counsel, that the failure to make a Pentair Change of Recommendation would constitute a breach of the board’s duties under applicable law.

Pentair may not make a Pentair Change of Recommendation unless:

•

Pentair has notified Tyco in writing of its intention to take such action at least three business days prior to taking such action, which notice must include certain information required by the Merger Agreement;

•

if requested by Tyco, Pentair must have negotiated in good faith with Tyco during the notice period to enable Tyco to propose changes to the terms of the Merger Agreement intended to cause the Pentair Superior Proposal to no longer constitute a Pentair Superior Proposal, or, in the case of a proposed change in recommendation as a result of an Pentair Intervening Event, that obviates the need for such a change in recommendation; and

•

following any such good faith negotiation, such Pentair Takeover Proposal continues to constitute a Pentair Superior Proposal or such Pentair Intervening Event continues to require the Pentair Change of Recommendation.

If any Pentair Superior Proposal is received less than three business days prior to Pentair’s shareholder meeting, the notice period will be shortened to expire as of the close of business on the day preceding the shareholder meeting.

The Tyco Board of Directors has agreed in the Merger Agreement that it will not:

•	fail to include the recommendation that the Tyco shareholders approve the Tyco Flow Control Distribution in the proxy statement;

•

withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify in a manner adverse to Pentair, its recommendation that Tyco’s shareholders approve the Tyco Flow Control Distribution; or

•	approve, adopt or recommend to Tyco’s shareholders any Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal (all of the foregoing collectively, a “Tyco Change of Recommendation”).

Notwithstanding the foregoing, the Tyco Board of Directors may, at any time prior to obtaining approval from Tyco’s shareholders of the Tyco Flow Control Distribution, make a Tyco Change of Recommendation if the following conditions are satisfied:

•

Tyco’s Board of Directors has received a Tyco Flow Control Superior Proposal or a Tyco Superior Proposal and Tyco has not violated the provisions described in “—No Solicitation” in any material respect; or

•

in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Tyco Flow Control Takeover Proposal or a Tyco Takeover Proposal that was not known to Tyco’s Board of Directors on the date of the Merger Agreement (or if known, the probability or magnitude of consequences of which were not known to or reasonably foreseeable by Tyco’s Board of Directors as of the date of the Merger Agreement) (a “Tyco Intervening Event”), the Tyco Board of Directors determines in good faith after consultation with outside legal counsel, that the failure to make a Tyco Change of Recommendation would constitute a breach of the board’s duties under applicable law.

Tyco may not make a Tyco Change of Recommendation unless:

•

Tyco has notified Pentair in writing of its intention to take such action at least three business days prior to taking such action, which notice must include certain information required by the Merger Agreement;

•

if requested by Pentair, Tyco must have negotiated in good faith with Pentair during the notice period to enable Pentair to propose changes to the terms of the Merger Agreement, intended to cause the Tyco Flow Control Superior Proposal or the Tyco Superior Proposal to no longer constitute a Tyco Flow Control Superior Proposal or a Tyco Superior Proposal, or, in the case of a proposed change in recommendation as a result of an Tyco Intervening Event, that obviate the need for such a change in recommendation; and

•

following any such good faith negotiation, such Tyco Flow Control Takeover Proposal or Tyco Takeover Proposal continues to constitute a Tyco Flow Control Superior Proposal or Tyco Superior Proposal or such Tyco Intervening Event continues to require the Tyco Change of Recommendation.

If any Tyco Flow Control Superior Proposal or Tyco Superior Proposal is received less than three business days prior to Tyco’s shareholder meeting, the notice period will be shortened to expire as of the close of business on the day preceding the shareholder meeting.

Financing

The Merger Agreement provides that Tyco, Tyco Flow Control and Pentair will use their reasonable best efforts to arrange financing as mutually agreed and otherwise consistent with the Tyco Flow Control Separation and Distribution Agreement. Each of Tyco, Tyco Flow Control and Pentair will (i) provide to the other parties copies of all documents relating to the financing and (ii) keep the other parties reasonably informed of all material developments relating to the consummation of the financing.

Listing

Tyco Flow Control has agreed to use its reasonable best efforts to cause the Tyco Flow Control common shares to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

Tax Matters

The Merger Agreement provides that the parties will use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the tax rulings and tax opinions. The parties also agree to refrain from actions or omissions that would prevent or impede the Merger from obtaining the desired tax treatment. Additional representations, warranties and covenants relating to the tax-free status of the transactions are contained in the 2012 Tax Sharing Agreement. See “The Separation and Distribution Agreements and the Ancillary Agreements—2012 Tax Sharing Agreement.”

Employee Benefit Matters

The Merger Agreement provides that for a period of 12 months following the consummation of the Tyco Flow Control Transactions, Tyco Flow Control and its subsidiaries will maintain salary or hourly wage rate and cash and long-term equity incentive target opportunities that are substantially comparable in the aggregate to those in effect immediately prior to the consummation of the Tyco Flow Control Transactions for each employee of Tyco and its subsidiaries that remains employed with Tyco Flow Control, except that the terms and conditions of employment of any employee covered by a collective bargaining agreement will be governed by such agreement in accordance with its terms. The Merger Agreement also provides that Tyco Flow Control will honor and maintain the Tyco Flow Control benefit plans for the period of 12 months following the consummation of the Tyco Flow Control Transactions for the benefit of such employees. Additionally, the Merger Agreement provides that Tyco Flow Control will give service credit to Tyco Flow Control employees for service to Tyco prior to the Tyco Flow Control Transactions for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement with respect to each compensation or benefit plan sponsored or otherwise maintained by Tyco Flow Control, except as would result in any duplication of benefits.

Conditions to the Completion of the Merger

The obligations of Tyco, Tyco Flow Control and Pentair under the Merger Agreement are subject to the satisfaction or waiver of the following conditions:

•

no temporary restraining order or preliminary or permanent injunction or other order by any governmental authority preventing consummation of the Merger or the related transactions shall have been issued and remain in effect;

•

Tyco’s shareholders shall have approved the Tyco Flow Control Distribution, and the Tyco Flow Control Distribution shall have been consummated in accordance with the Tyco Flow Control Separation and Distribution Agreement;

•

Pentair’s shareholders shall have approved the Merger Agreement and the transactions contemplated thereby and all other actions or matters necessary to give effect to the Merger Agreement and the transactions contemplated thereby;

•	the Tyco Flow Control common shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

•

the Form S-4 shall have become effective under the Securities Act of 1933 (the “Securities Act”) and shall not be the subject of any stop order suspending its effectiveness or proceedings initiated or threatened by the SEC seeking a stop order, and all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of our common shares to be issued pursuant to the Merger shall have been obtained and shall be in effect;

•

(i) the waiting period applicable to the consummation of the Merger and the related transactions under the HSR Act shall have expired or been earlier terminated and (ii) except as otherwise provided in the Merger Agreement, all applicable approvals shall have been obtained and all waiting periods shall have expired or been terminated under certain scheduled and other material antitrust laws, in each case as required for the consummation of the Merger and the related transactions;

•

Tyco shall have obtained a solvency opinion from Duff & Phelps LLC, in form reasonably satisfactory to Tyco, to the effect that (i) immediately following the Tyco Flow Control Distribution, Tyco, on the one hand, and Tyco Flow Control, on the other hand, will be solvent and (ii) Tyco’s assets exceed its liabilities and capital as determined pursuant to applicable Swiss law;

•

the aggregate implied market capitalization of Tyco Flow Control, before giving effect to the Merger, shall not exceed CHF 17.5 billion based on the closing price of the Tyco Flow Control common shares or the closing price of Pentair common shares on the last trading day prior to the Tyco Flow Control Distribution;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect on the Closing Date, to the effect that (i) the Tyco Flow Control Distribution will qualify as tax-free under Sections 355 and 361 of the Code, except for cash received in lieu of fractional common shares and (ii) certain internal transactions will qualify for favorable treatment under the Code;

•

Tyco shall have received one or more rulings from the IRS, which rulings shall be in full force and effect on the Closing Date, to the effect that (i) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS), (ii) certain anticipated post-closing transactions will not prevent the tax-free treatment of the Tyco Flow Control Distribution or the Merger and (iii) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code; and

•

Tyco shall have received one or more rulings from the Swiss Tax Administrations, which rulings shall be in full force and effect on the Closing Date, confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal tax purposes (including with respect to Swiss stamp tax and Swiss withholding tax); (ii) the relevant Swiss tax base of Panthro Acquisition for Swiss tax (including federal, cantonal and communal) purposes; (iii) the relevant amount of capital contribution reserves which will be exempt from Swiss withholding tax in the event of a distribution to the Tyco Flow Control shareholders after the Merger; and (iv) that no Swiss stamp tax will be levied on certain post-Merger restructuring transactions.

In addition, the obligation of Pentair to effect the Merger is subject to the following additional conditions, among others:

•

each of the Tyco Merger Parties shall have in all material respects performed all obligations and complied in all material respects with all covenants required by the Merger Agreement, the Tyco Flow Control Separation and Distribution Agreement and the Ancillary Agreements to be performed by them on or before closing;

•

the representations and warranties of Tyco in the Merger Agreement relating to corporate authority to enter into, and perform the obligations under, the Merger Agreement, the Tyco Flow Control Separation and Distribution Agreement and the other applicable related agreements and enforceability of such agreements, and the capital structure of Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub must be true and correct in all material respects both as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties of Tyco in the Merger Agreement relating to the absence of a Tyco Flow Control MAE (as defined below) since September 30, 2011 and the payment of fees to brokers or finders in connection with the transactions shall be true and correct in all respects both at and as of the date of the Merger Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

all other representations and warranties of Tyco in the Merger Agreement shall be true and correct both as of the date of the Merger Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case of such date), except where their failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Tyco’s flow control business or on the ability of Tyco or Tyco Flow Control to consummate the Tyco Flow Control Transactions (a “Tyco Flow Control MAE”);

•	no Tyco Flow Control MAE shall have occurred from the date of the Merger Agreement through the Closing Date;

•

Pentair shall have received a certificate of Tyco addressed to Pentair and dated the Closing Date, signed on behalf of Tyco by a senior officer of Tyco, certifying as to (i) the performance by Tyco, Tyco Flow Control, Panthro Acquisition and Panthro Merger Sub of their respective obligations and compliance with all applicable covenants required by the Merger Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and (ii) the truth and correctness of Tyco’s representations and warranties;

•

as of the Effective Time, the Board of Directors of Tyco Flow Control will consist of the persons serving on the Board of Directors of Pentair as of the mailing of the proxy statement and up to two persons to be selected by Tyco and reasonably acceptable to Pentair;

•

Pentair shall have received the opinion of Cravath, Swaine & Moore LLP to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS); and

•	Tyco shall have executed and delivered to Pentair, and caused each of its subsidiaries that is a party to an Ancillary Agreement to execute and deliver to Pentair, each of the Ancillary Agreements.

Furthermore, the obligations of the Tyco Merger Parties to effect the Merger are subject to the following additional conditions, among others:

•

Pentair shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement, the Tyco Flow Control Separation and Distribution Agreement and the Ancillary Agreements to be performed by it on or before closing;

•

the representations and warranties of Pentair in the Merger Agreement relating to corporate authority to enter into, and perform the obligations under, the Merger Agreement and the other related agreements and enforceability of such agreements, and the capitalization of Pentair, must be true and correct in all material respects as of the date of the Merger Agreement and at and as of the Closing Date, as of made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the representations and warranties of Pentair in the Merger Agreement relating to the absence of a Pentair MAE (as defined below) since December 31, 2011 and the payment of fees to brokers or finders in connection with the Tyco Flow Control transactions shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

all other representations and warranties of Pentair in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where their failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Pentair and its subsidiaries as a whole or on the ability of Pentair to consummate the Merger (a “Pentair MAE”);

•	no Pentair MAE shall have occurred from the date of the Merger Agreement through the Closing Date;

•

Tyco shall have received a certificate of Pentair addressed to Tyco and dated the Closing Date, signed on behalf of Pentair by a senior officer of Pentair, certifying as to (i) the performance by Pentair of its obligations and compliance with all applicable covenants required by the Merger Agreement and the related agreements and (ii) the truth and correctness of Pentair’s representations and warranties;

•

Tyco shall have received the opinions of McDermott Will & Emery LLP (i) to the effect that (x) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (y) Section 367(a)(1) of the Code will not cause the Merger to be taxable to Pentair shareholders (except for a U.S. shareholder who is or will be a “five-percent transferee shareholder” within the meaning of applicable Treasury Regulations but who does not enter into a “gain recognition agreement” with the IRS) and (ii) confirming that the Distributions will qualify as tax-free under Sections 355 and/or 361 of the Code, except for cash received in lieu of fractional shares; and

•	Pentair shall have executed and delivered to Tyco each Ancillary Agreement to which it is a party.

Termination of the Merger Agreement

Tyco and Pentair may agree to terminate the Merger Agreement by mutual written consent. Additionally, either Tyco or Pentair may terminate the Merger Agreement for the following reasons, among others:

•

the Merger has not been consummated by February 1, 2013, provided that the terminating party’s failure to perform or comply in all material respects with such party’s covenants and agreements set forth in the Merger Agreement and the Separation and Distribution Agreement is not the cause of the Merger not being consummated by February 1, 2013;

•	the existence of any law that makes consummation of the transactions under the Merger Agreement illegal or otherwise prohibited;

•

any governmental authority having competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any material component of the transactions under the Merger Agreement, and such order, decree, ruling or other action becomes final and non-appealable, provided, however, that such right to terminate will not be available to any party whose failure to perform any of its obligations described above under “—Reasonable Best Efforts” or “—Regulatory Matters” resulted in such order, decree or ruling;

•	Pentair shareholders fail to adopt the Merger and approve the Merger Agreement at the Pentair special shareholders’ meeting; or

•	Tyco shareholders fail to approve the Tyco Flow Control Distribution at the Tyco special shareholders’ meeting.

In addition, Tyco may terminate the Merger Agreement for the following reasons, among others:

•	there is a Pentair Change of Recommendation;

•

if Pentair breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement or the Tyco Flow Control Separation and Distribution Agreement such that any of the conditions described in the Merger Agreement or the Tyco Flow Control Separation and Distribution Agreement cannot be satisfied and such failure has not been cured within 60 calendar days after Tyco provides written notice thereof to Pentair or where any such condition is incapable of being satisfied and has not been waived by Tyco.

Pentair may also terminate the Merger Agreement for the following reasons, among others:

•

prior to the receipt of the Pentair shareholder approval, in order to enter into a written definitive agreement for a Pentair Superior Proposal (as defined under “The Merger Agreement—No Solicitation”), provided it has complied with certain conditions related to a Pentair Change of Recommendation;

•	there is a Tyco Change of Recommendation;

•

if Tyco breaches or fails to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement or the Tyco Flow Control Separation and Distribution Agreement such that any of the conditions described in the Merger Agreement or the Separation and Tyco Flow Control Distribution Agreement cannot be satisfied and such failure has not been cured within 60 calendar days after Pentair provides written notice thereof to Tyco or where any such condition is incapable of being satisfied and has not been waived by Pentair.

Fees and Expenses

General. The Merger Agreement provides that each party will pay its own fees and expenses in connection with the Merger, except that Tyco and Pentair will share equally any filing fees in respect of any notice submitted pursuant to antitrust laws and any fees and expenses of printers utilized by the parties in connection with the preparation of the filings with the SEC required under the Merger Agreement.

Termination Fee. Pentair has agreed to pay to Tyco a termination fee of $145 million as liquidated damages in the following circumstances:

•	Tyco terminates the Merger Agreement due to a Pentair Change of Recommendation; or

•

prior to receipt of Pentair shareholders’ approval of the Merger Agreement and the Merger, Pentair terminates the Merger Agreement to enter into a written definitive agreement for a Pentair Superior Proposal; or

•

more than five days prior to the Pentair shareholders’ meeting any person publicly makes a Pentair Takeover Proposal or publicly announces an intention to make a Pentair Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Pentair enters into a definitive agreement to consummate or consummates a Pentair Takeover Proposal.

In addition, Tyco has agreed to pay Pentair a termination fee of $145 million as liquidated damages in the following circumstances:

•	Pentair terminates the Merger Agreement due to a Tyco Change of Recommendation other than in connection with a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Flow Control Takeover Proposal or publicly announces an intention to make a Tyco Flow Control Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Flow Control Takeover Proposal or a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Takeover Proposal or publicly announces an intention to make a Tyco Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Flow Control Takeover Proposal.

Tyco has further agreed to pay Pentair a termination fee of $370 million as liquidated damages in the event that:

•	Pentair terminates the Merger Agreement due to a Tyco Change of Recommendation in connection with a Tyco Takeover Proposal; or

•

more than five days prior to the Tyco shareholders’ meeting any person publicly makes a Tyco Takeover Proposal or publicly announces an intention to make a Tyco Takeover Proposal and within 12 months of termination of the Merger Agreement under specified circumstances, Tyco enters into a definitive agreement to consummate or consummates a Tyco Takeover Proposal.

Pentair is not, in any event, to receive both the $145 million termination fee and the $370 million termination fee.

For purposes of determining the termination fees as described above, a Pentair Takeover Proposal, Tyco Flow Control Takeover Proposal and Tyco Takeover Proposal apply to a transaction relating to 50% of any class of equity securities, consolidated net revenues, net income or assets of Pentair, Tyco Flow Control or Tyco, as applicable, rather than 10%.

Amendments

All amendments to the Merger Agreement must be in writing and signed by each party.

THE SEPARATION AND DISTRIBUTION AGREEMENTS

AND THE ANCILLARY AGREEMENTS

Following the Distributions, Tyco, ADT and Tyco Flow Control will operate independently, and none will have any ownership interest in any other. In order to govern certain ongoing relationships between Tyco, ADT and Tyco Flow Control after the Distributions and to provide mechanisms for an orderly transition, Tyco, ADT and Tyco Flow Control have entered into the Tyco Flow Control Separation and Distribution Agreement, Tyco and ADT will enter into the ADT Separation and Distribution Agreement and Tyco, ADT and/or Tyco Flow Control, as applicable, intend to enter into other agreements pursuant to which certain services and rights will be provided for following the Distributions, and Tyco, ADT and Tyco Flow Control will indemnify each other against certain liabilities arising from their respective businesses. The following is a summary of the terms of the material agreements we have entered into or expect to enter into with ADT and Tyco Flow Control.

Neither this summary nor the summaries set forth in the ADT Preliminary Information Statement or the Tyco Flow Control Preliminary Prospectus purport to be complete and they may not contain all of the information about these agreements that is important to you. These summaries are subject to, and qualified in their entirety by reference to, the agreements described below, the form of each of which will be included as an exhibit to ADT’s Registration Statement on Form 10 and Tyco Flow Control’s Registration Statement on Form S-1 filed with the SEC in connection with the Distributions and the Merger. You are encouraged to read each of these agreements carefully and in their entirety, as they are the primary legal documents governing the relationship between Tyco, ADT and Tyco Flow Control following the Distributions.

Descriptions regarding the assets and liabilities conveyed to Tyco Flow Control and ADT and retained by Tyco contained in the Separation and Distribution Agreements are qualified by certain information that has been exchanged between Tyco, ADT and Tyco Flow Control and that is not reflected in the Separation and Distribution Agreements. Accordingly, shareholders should not rely on the general descriptions of assets and liabilities in the Separation and Distribution Agreements, as they have been modified in important ways by the information exchanged between Tyco, ADT and Tyco Flow Control. Tyco does not believe that securities laws requires it to disclose publicly any information related to the Separation and Distribution Agreements other than information that has already been so disclosed or will be so disclosed in an amendment to this proxy statement.

Tyco Flow Control Separation and Distribution Agreement

Concurrently with the Merger Agreement, Tyco Flow Control entered into the Tyco Flow Control Separation and Distribution Agreement with Tyco and ADT. The Tyco Flow Control Separation and Distribution Agreement sets forth Tyco Flow Control’s agreement with Tyco and ADT regarding the principal transactions necessary to separate Tyco’s flow control business from Tyco. It also sets forth other agreements that govern certain aspects of Tyco Flow Control’s relationship with Tyco and its subsidiaries, including ADT, after the completion of the Tyco Flow Control Distribution.

Tyco Flow Control Distribution Overview

The Tyco Flow Control Separation and Distribution Agreement provides for the spin-off of Tyco’s flow control business from Tyco. Among other things, the agreement sets forth the process by and conditions under which Tyco will spin off its flow control business to the holders of Tyco common shares; specifies the relevant assets of Tyco and certain of its subsidiaries, including ADT and its subsidiaries, related to Tyco’s flow control business to be transferred to Tyco Flow Control; and sets forth certain liabilities and covenants to be assumed by Tyco and Tyco Flow Control. As consideration for the spin-off, the Tyco Flow Control Separation and Distribution Agreement provides that, on the distribution date, each holder of Tyco common shares will be entitled to a number of Tyco Flow Control common shares determined by a formula based on the number of Pentair and Tyco shares outstanding on a fully diluted basis (calculated in accordance with the treasury method under GAAP) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution.

Post Closing Working Capital and Net Indebtedness Adjustments

Pursuant to the Tyco Flow Control Separation and Distribution Agreement, Tyco Flow Control is required to have working capital, defined, subject to certain exceptions, as current assets minus current liabilities, in the amount of $798 million, as of the close of business on the day prior to the Tyco Flow Control Distribution. If the actual amount of the working capital exceeds $798 million by an amount in excess of $125 million, Tyco Flow Control will pay to Tyco the full amount of the excess. If the actual amount of the working capital is less than $798 million by an amount in excess of $125 million, Tyco will pay to Tyco Flow Control the full amount of the deficit.
Before the close of business on the day prior to the Tyco Flow Control Distribution, Tyco Flow Control must incur third party indebtedness of up to $500 million. If such third party indebtedness is not available on terms acceptable to the parties, Tyco Flow Control will issue an unsecured “bridge” note for up to $500 million to Tyco in accordance with the Merger Agreement. Tyco Flow Control is then to transfer cash and cash equivalents to Tyco such that the net indebtedness of Tyco Flow Control will be $275 million as of the close of business on the day prior to the Tyco Flow Control Distribution and as of 12:01 a.m. Eastern Standard Time, on the day of the Tyco Flow Control Distribution. If the actual amount of net indebtedness as of the close of business on the day prior to the Tyco Flow Control Distribution exceeds $275 million, Tyco will pay to Tyco Flow Control the full amount of the excess. If the actual amount of net indebtedness as of the close of business on the day prior to the Tyco Flow Control Distribution is less than $275 million, Tyco Flow Control will pay to Tyco the full amount of the deficit.

Transfer of Assets

The Tyco Flow Control Separation and Distribution Agreement identifies certain transfers of assets that are necessary in advance of separation of Tyco’s flow control business from Tyco so that each of Tyco Flow Control and Tyco retains the assets of, and the liabilities associated with, their respective businesses.

The assets to be assigned to, or retained, by Tyco Flow Control or its subsidiaries include the following:

•	the ownership interests of Tyco Flow Control’s subsidiaries;

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all Tyco Flow Control contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any Tyco Flow Control asset or Tyco’s flow control business;

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any and all assets reflected on Tyco Flow Control’s audited balance sheet as of September 30, 2011 and any assets acquired by or for Tyco Flow Control or any of its subsidiaries subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement;

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rights of Tyco Flow Control and its subsidiaries under any insurance policies and contracts, including any rights thereunder arising after the Tyco Flow Control Distribution in respect of any occurrence-based policies;

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any and all assets owned or held immediately prior to the Tyco Flow Control Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s flow control business;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to Tyco Flow Control or any its subsidiaries; and

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subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to, or retained by, Tyco Flow Control.

The Tyco Flow Control Separation and Distribution Agreement provides that the assets to be transferred or assigned to or retained by Tyco Flow Control or one of its subsidiaries will not in any event include any assets to the extent they are expressly contemplated to be retained by or transferred to Tyco or its subsidiaries under the Tyco Flow Control Separation and Distribution Agreement or cash or cash equivalents of Tyco Flow Control held before the Tyco Flow Control Distribution except to the extent taken into account to determine the amount of Tyco Flow Control’s required net indebtedness.

The assets to be transferred or assigned to or retained by Tyco or its subsidiaries include the following:

•	the ownership interests of Tyco’s subsidiaries;

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all Tyco contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to, or arising from, any asset owned by Tyco or Tyco’s business other than those primarily relating to, or arising from, Tyco’s flow control business;

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any and all assets reflected on Tyco’s unaudited combined balance sheet as of September 30, 2011 prepared to give pro forma effect to the spin-off and the Tyco Flow Control Distribution (but not the spin-off of ADT from Tyco and the ADT Distribution) and any assets acquired by or for Tyco or any subsidiary of Tyco subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement;

•	any and all rights of Tyco and its subsidiaries under any insurance policies and contracts;

•	any and all assets owned or held immediately prior to the Tyco Flow Control Distribution by Tyco or any of its subsidiaries that primarily relate to or are primarily used in Tyco’s business;

•	certain scheduled assets and any and all assets that are expressly contemplated as assets that have been or that are to be transferred to Tyco or any of its subsidiaries; and

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subject to certain exceptions, any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being transferred to or retained by Tyco.

The Tyco Flow Control Separation and Distribution Agreement provides that the assets transferred or assigned to or retained by Tyco or its subsidiaries will not include any assets to the extent they are expressly contemplated as assets to be retained by or transferred to Tyco Flow Control or any of its subsidiaries.

Assumptions of Liabilities

The Tyco Flow Control Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between Tyco Flow Control and Tyco and identifies the liabilities and other obligations which each of Tyco Flow Control and Tyco and their respective subsidiaries will assume or retain.

The liabilities to be assumed or retained by Tyco Flow Control or one of its subsidiaries include the following:

•	certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by Tyco Flow Control or any of its subsidiaries;

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any and all liabilities primarily relating to, arising out of or resulting from the operation or conduct of Tyco’s flow control business whether arising before, on or after the Tyco Flow Control Distribution, the operation or conduct of any business conducted by any subsidiary of Tyco Flow Control after the Tyco Flow Control Distribution, or any Tyco Flow Control assets, whether arising before, on or after the Tyco Flow Control Distribution;

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any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco’s flow control business or any Tyco Flow Control subsidiary;

•	40% of certain contingent liabilities of Tyco;

•	any liabilities relating to any Tyco Flow Control employee or former Tyco Flow Control employee before, on or after the Tyco Flow Control Distribution;

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any liabilities relating to, arising out of, or resulting from, (x) any indebtedness (including debt securities and asset-backed debt) of Tyco Flow Control or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) incurred after the Tyco Flow Control Distribution, and exclusively relating to Tyco’s flow control business, (y) any indebtedness (regardless of the issuer of such indebtedness) incurred after the Tyco Flow Control Distribution and secured exclusively by any of Tyco Flow Control’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such) or (z) any indebtedness arising from the Financing or certain scheduled guarantees; and

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all liabilities reflected as liabilities or obligations on Tyco Flow Control’s balance sheet as of September 30, 2011, and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of the balance sheet.

The Tyco Flow Control Separation and Distribution Agreement provides that the liabilities that are to be assumed or retained by Tyco Flow Control or one of its subsidiaries will not in any event include any of the following: (v) any liabilities of Yarway Corporation and Gimpel Corporation; (w) any liabilities that are expressly contemplated as liabilities to be retained or assumed by Tyco or any of its other subsidiaries; (x) any contracts expressly assumed or expressly contemplated as liabilities to be assumed by Tyco or any of its subsidiaries; (y) any intercompany payables expressly discharged pursuant to the Tyco Flow Control Separation and Distribution Agreement and (z) any indebtedness for borrowed money or other intercompany payables and loans (other than obligations under capital leases) outstanding as of the Tyco Flow Control Distribution except to the extent taken into account in determining the amount of required net indebtedness.

The liabilities to be assumed or retained by Tyco or one of its subsidiaries include the following:

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certain scheduled liabilities and any and all liabilities that are expressly contemplated as liabilities that have been or that are to be assumed by Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries);

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any and all liabilities primarily relating to, arising out of or resulting from: (A) the operation or conduct of Tyco’s business other than Tyco’s flow control business as conducted at any time prior to, on or after the Tyco Flow Control Distribution; (B) the operation or conduct of any business conducted by Tyco or any of its subsidiaries other than the flow control business at any time after the Tyco Flow Control Distribution; or (C) any assets owned by Tyco, whether arising before, on or after the Tyco Flow Control Distribution;

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any liabilities to the extent relating to, arising out of or resulting from any terminated or divested business entity, business or operation formerly and primarily owned or managed by or primarily associated with Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries) or Tyco’s business (other than Tyco’s flow control business);

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any liabilities relating to any Tyco employee or former Tyco employee that does not become a Tyco Flow Control employee or former Tyco Flow Control employee immediately following the Tyco Flow Control Distribution;

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any liabilities relating to, arising out of or resulting from (x) any indebtedness (including debt securities and asset-backed debt) of Tyco or any of its subsidiaries or indebtedness (regardless of the issuer of such indebtedness) exclusively relating to the Tyco business (other than Tyco’s flow control business) or (y) any indebtedness (regardless of the issuer of such indebtedness) secured exclusively by any of Tyco’s assets (including any liabilities relating to, arising out of or resulting from a claim by a holder of any such indebtedness, in its capacity as such);

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all liabilities reflected as liabilities or obligations on Tyco’s unaudited combined balance sheet as of September 30, 2011 prepared to give pro forma effect to the Separation and the Distribution (but not the separation of ADT from Tyco and the ADT Distribution) and all liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such liabilities subsequent to the date of Tyco’s balance sheet; and

•	any liabilities of Yarway Corporation and Gimpel Corporation.

The Tyco Flow Control Separation and Distribution Agreement provides that the liabilities to be assumed or retained by Tyco or one of its subsidiaries shall not include: (x) any liabilities that are expressly contemplated as liabilities to be retained or assumed by Tyco Flow Control or any of its subsidiaries; (y) any contracts expressly assumed by Tyco Flow Control or any of its subsidiaries; and (z) any intercompany payables expressly discharged pursuant to the Tyco Flow Control Separation and Distribution Agreement. For purposes of determining which liabilities should be assumed or retained by Tyco, any other liabilities that are not Tyco Flow Control liabilities shall be Tyco liabilities.

Consents and Delayed Transfers

If any transfers or assumptions are not consummated by the closing of the Tyco Flow Control Transactions, Tyco and Tyco Flow Control are to use reasonable best efforts to effect such transfers and assumptions while holding such assets or liabilities for the benefit of the appropriate party so that all the benefits and burdens relating to such asset or liability inure to the party entitled to receive or assume such asset or liability. Tyco and Tyco Flow Control are to use reasonable best efforts to obtain consents required to transfer assets and contracts and to novate obligations under contracts and liabilities as necessary to effectuate the spin-off. Additionally, Tyco and Tyco Flow Control will use reasonable best efforts to remove Tyco Flow Control as a guarantor of liabilities retained by Tyco and its subsidiaries and to remove Tyco and its subsidiaries as a guarantor of liabilities to be assumed by Tyco Flow Control.

Shared Contracts

Certain shared contracts are to be assigned or amended to facilitate the separation of Tyco’s flow control business from Tyco. If such contracts may not be assigned or amended, the parties are required to take reasonable actions to cause the appropriate party to receive the benefit of the contract after the spin-off is complete.

Intercompany Arrangements and Guarantees

A series of intercompany transactions will be undertaken in order to transfer the equity interests in certain subsidiaries of Tyco which hold assets and liabilities associated with Tyco’s flow control business to Tyco Flow Control. These will include the settlement and forgiveness of intercompany payables and receivables among Tyco Flow Control and its subsidiaries and Tyco and its subsidiaries, respectively. Except for matters covered by the Ancillary Agreements or other arm’s-length transactions entered into in the ordinary course of business, any and all agreements, arrangements, commitments and understandings, including all intercompany accounts payable or accounts receivable, between Tyco Flow Control and its subsidiaries and other affiliates, and Tyco and its subsidiaries and other affiliates, respectively, will terminate as of the distribution date.

Mutual Releases and Indemnification

Except as otherwise provided in the Tyco Flow Control Separation and Distribution Agreement, each of Tyco Flow Control and Tyco has agreed to release the other and its affiliates, successors and assigns, directors, officers, agents and employees from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Tyco Flow Control Distribution. The Tyco Flow Control Separation and Distribution Agreement, however, provides that neither party will be released from the following liabilities:

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with respect to Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries), any liability assumed or retained by Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries) and, with respect to Tyco Flow Control or any of its subsidiaries, any liability of Tyco Flow Control assumed or retained by Tyco Flow Control or its subsidiaries;

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any liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a party from, or on behalf of, another party prior to the effective time of the Tyco Flow Control Distribution;

•	any liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a party at the request or on behalf of another party;

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any liability provided in, or resulting from, any other contract or understanding that is entered into after the effective time of the Tyco Flow Control Distribution between any party or any of its subsidiaries, on the one hand, and the other party or any of its subsidiaries, on the other hand;

•	any liability with respect to certain contingent liabilities of Tyco;

•	any liability with respect to certain continuing arrangements;

•	any liability with respect to the insurance policies written by White Mountain Insurance Company;

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any liability that the parties may have with respect to indemnification or contribution pursuant to the Merger Agreement, the Tyco Flow Control Separation and Distribution Agreement or otherwise for claims brought against the parties by third persons; and

•	any liability for fraud or willful misconduct.

In addition, nothing will release Tyco from (i) indemnifying any director, officer or employee of Tyco Flow Control who was a director, officer or employee of Tyco or any of its affiliates on or prior to the Tyco Flow Control Distribution, to the extent such director, officer or employee is or becomes a named defendant in any action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations or (ii) any liability owed to Pentair pursuant to the Merger Agreement.

Under the Tyco Flow Control Separation and Distribution Agreement, Tyco agreed to indemnify, defend and hold harmless Tyco Flow Control from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities retained or allegedly retained by Tyco, including, after the Tyco Flow Control Distribution, the failure of Tyco or any of its subsidiaries (other than Tyco Flow Control or any of its subsidiaries) to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities, (b) any breach by Tyco of any provision of the Tyco Flow Control Separation and Distribution Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder and (c) any breach by Tyco or any of its affiliates (including Tyco Flow Control other than with respect to any post-closing obligation of Tyco Flow Control) of any covenant, or inaccuracy of any representation and warranty made by Tyco, in the Merger Agreement that survives the closing of the Merger.

Under the Tyco Flow Control Separation and Distribution Agreement, Tyco Flow Control agreed to indemnify, defend and hold harmless Tyco and its subsidiaries (including ADT) from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with (a) the liabilities of Tyco’s flow control business or alleged liabilities, including, after the Tyco Flow Control Distribution, the failure of Tyco Flow Control or any of its subsidiaries to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such liabilities, (b) any breach by Tyco Flow Control of any provision of the Tyco Flow Control Separation and Distribution Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder and (c) any breach by Tyco Flow Control or any of its affiliates of any covenant, or inaccuracy of any representation and warranty made by Tyco, in the Merger Agreement that survives the closing of the Merger.

Under the Tyco Flow Control Separation and Distribution Agreement, ADT agreed to indemnify, defend and hold harmless Tyco and its subsidiaries (other than Tyco Flow Control and its subsidiaries) and Tyco Flow Control and its subsidiaries from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with certain specified sections of the Tyco Flow Control Separation and Distribution Agreement to which it is a party. Each of Tyco and Tyco Flow Control agreed to indemnify, defend and hold harmless ADT and its subsidiaries from and against any and all indemnifiable losses arising out of, by reason of or otherwise in connection with such specified sections of the Tyco Flow Control Separation and Distribution Agreement.

Tyco Flow Control Stock and Incentive Plan

The Tyco Flow Control Separation and Distribution Agreement provides that, prior to the spin-off, Tyco will cause Tyco Flow Control to adopt an equity compensation plan for the benefit of the employees of Tyco Flow Control, which will be in a form agreed to by the parties within 90 days following the date of the Tyco Flow Control Separation and Distribution Agreement. In the event that, after reasonable consultation between the parties, the parties are unable to agree on the form of the equity compensation plan, the form of such plan will be based on Pentair’s 2008 Omnibus Stock Incentive Plan.

Non-Solicitation and Non-Competition

For two years after the Tyco Flow Control Distribution, Tyco, ADT, Tyco Flow Control, Pentair and their subsidiaries must refrain from, either directly or indirectly, hiring employees or independent contractors of another party at or above a specified management level (a “Restricted Person”) without the prior written consent of the Senior Vice President for Human Resources of such party. In addition, for two years after the Tyco Flow Control Distribution, Tyco, ADT, Tyco Flow Control and Pentair must refrain from, either directly or indirectly, soliciting, aiding or inducing any Restricted Person to leave his employment, provided that any general solicitation through advertisements and search firms not specifically directed at employees of the party are permitted, so long as the soliciting party has not encouraged or advised such employment firm to approach any such employee.

For three years following the consummation of the Tyco Flow Control Transactions, neither Tyco, ADT and their subsidiaries, on one hand, nor Tyco Flow Control, on the other hand, may establish or acquire any new businesses that involve the sale of products or the provision of services that compete with the business of Tyco and ADT, on one hand, or the business of Tyco Flow Control, on the other hand, subject to certain exceptions, including for ownership of securities in entities at various specified thresholds.

Employee Matters

The Tyco Flow Control Separation and Distribution Agreement sets forth the agreements between Tyco and Tyco Flow Control as to certain employee compensation and benefit matters. In general, employees of Tyco Flow Control participate in various Tyco retirement, health and welfare and other employee benefit plans. After the Tyco Flow Control Distribution, it is anticipated that employees of Tyco Flow Control will generally participate in similar plans and arrangements established and maintained by Tyco Flow Control. Except as expressly provided in the Tyco Flow Control Separation and Distribution Agreement, Tyco Flow Control employees will immediately cease active participation in Tyco benefit plans.

Conversion of Equity Awards

Options to purchase Tyco common shares (“Tyco Options”), restricted stock units with respect to Tyco common shares (“Tyco RSUs”) and performance share units with respect to Tyco common shares (“Tyco PSUs” and, together with Tyco Options and Tyco RSUs, “Tyco Equity Awards”) have been granted to various Tyco employees, including employees in Tyco’s flow control business who will become officers and employees of Tyco Flow Control following the spin-off.

Under the terms of the stock and incentive plans under which the outstanding Tyco Equity Awards were issued, the Tyco Compensation Committee has the authority to make equitable adjustments to outstanding Tyco Equity Awards in the event of certain transactions, including the distribution of Tyco Flow Control common shares in connection with the spin-off. Accordingly, the Tyco Compensation Committee has authorized that various adjustments be made to outstanding Tyco Equity Awards to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the applicable Tyco Equity Awards following the spin-off, as discussed below. These adjustments will be made in the same manner for all employees of Tyco who will become employees of Tyco Flow Control who hold Tyco Equity Awards. Any options to purchase, or awards relating to, our common stock issued in connection with such adjustments will be our obligations.

Tyco Flow Control intends to file a registration statement with respect to shares of our common stock issuable upon exercise, or vesting, of the equity awards that we issue, as soon as practicable following the effective date of the Tyco Flow Control Distribution.

Treatment of Tyco Options

Each Tyco Option that is held, as of the Tyco Flow Control Distribution, by a Tyco employee who will become an employee of Tyco Flow Control following the spin-off, will be converted into an option to acquire Tyco Flow Control shares of common stock, in the following manner:

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each converted option will be exercisable for a number of Tyco Flow Control common shares determined by multiplying the number of Tyco common shares for which the option is exercisable by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution, and the denominator of which is the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution, rounded down to the nearest whole share; and

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each converted option will have an exercise price equal to the exercise price of the applicable Tyco Option prior to the Tyco Flow Control Distribution multiplied by a fraction, the numerator of which is the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution, rounded up to the nearest hundredth of a cent.

Each Tyco Option that was granted prior to October 12, 2011, and that is held, as of the Tyco Flow Control Distribution, by a Tyco director or by certain specified corporate-level employees of Tyco who will not become employees of Tyco Flow Control following the spin-off, will be converted into an option to separately acquire an equal number of Tyco Flow Control common shares and Tyco common shares and shares of ADT common stock in the following manner:

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the adjusted number of common shares subject to each option to acquire ADT, Tyco Flow Control and Tyco common shares will be determined by multiplying the number of Tyco common shares for which the option is exercisable by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution, and the denominator of which is the sum of the when-issued closing trading price of ADT, Tyco Flow Control and Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution (or, in the absence of a when-issued trading market, the closing price of such applicable common shares on the last trading day immediately prior to the Tyco Flow Control Distribution), rounded down to the nearest whole share (provided that in the event that the ADT Distribution occurs simultaneously with the Tyco Flow Control Distribution, the number of shares subject to each option to acquire ADT common shares shall be equal to one-half of the Tyco common shares determined above, rounded down to the nearest whole share); and

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each converted option will have an exercise price as follows: the exercise price of each Tyco Flow Control option will be equal to the exercise price of the applicable Tyco Option prior to the Tyco Flow Control Distribution multiplied by a fraction, the numerator of which is the when-issued closing trading price of Tyco Flow Control common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution, rounded up to the nearest hundredth of a cent; the exercise price of each ADT option will be equal to the exercise price of the applicable Tyco Option prior to the ADT Distribution multiplied by a fraction, the numerator of which is the when-issued closing trading price of ADT common shares on the NYSE on the last trading day immediately prior to the ADT Distribution (or, in the absence of a when-issued trading market, the closing price of such common shares on the last trading day immediately prior to the Tyco Flow Control Distribution) and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the ADT Distribution, rounded up to the nearest hundredth of a cent; and the exercise price of each Tyco option will be equal to the exercise price of the Tyco option prior to the Distributions multiplied by a fraction, the numerator of which is the when-issued closing trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions and the denominator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Distributions, rounded up to the nearest hundredth of a cent.

Each converted option will take into account all employment with both Tyco and Tyco Flow Control for purposes of determining when the option vests and terminates.

Treatment of Tyco RSUs

Each Tyco RSU that was granted on or after October 12, 2011, and that is held, as of the Tyco Flow Control Distribution, by a Tyco employee who will become an employee of Tyco Flow Control following the spin-off, will be converted into a number of Tyco Flow Control restricted stock units determined by multiplying the number of Tyco RSUs by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution and the denominator of which is the closing price of Pentair common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution.

Each Tyco RSU that was granted prior to October 12, 2011, and that is held, as of the Tyco Flow Control Distribution, by either (i) an employee of Tyco who will become an employee of Tyco Flow Control following the spin-off, (ii) a Tyco director or (iii) certain specified corporate-level employees of Tyco that will not become employees of Tyco Flow Control following the spin-off, will be converted into the right to receive, in addition to the Tyco RSUs, an additional award of ADT restricted stock units and Tyco Flow Control restricted stock units. The number of additional restricted stock units of ADT and Tyco Flow Control will equal the number of shares of common shares that the holder thereof would be entitled to if such restricted stock units were with respect to Tyco common shares.

The Tyco Flow Control Distribution will not have any other effect on the Tyco RSUs being converted to ADT, Tyco Flow Control or new Tyco restricted stock units, as applicable, and such converted restricted stock units will be subject to the same terms and conditions as apply to Tyco RSUs. Each converted restricted stock unit will take into account all employment with both Tyco and Tyco Flow Control for purposes of determining when the award vests. Fractional restricted stock units will be adjusted or compensated by the Tyco Compensation Committee as appropriate in the sole discretion of the Tyco Compensation Committee.

Treatment of Tyco PSUs

Each Tyco PSU outstanding as of the Tyco Flow Control Distribution (adjusted to reflect the number of such PSUs then outstanding based on performance results) that is held by a Tyco employee who will become an employee of Tyco Flow Control following the spin-off, will be converted into the right to receive a number of Tyco Flow Control restricted stock units determined by multiplying the number of such Tyco PSUs by a fraction, the numerator of which is the closing regular-way trading price of Tyco common shares on the NYSE on the last trading day immediately prior to the Tyco Flow Control Distribution and the denominator of which is the closing price of Pentair common shares on the last trading day immediately prior to the Tyco Flow Control Distribution, rounded down to the nearest whole share. The Tyco Compensation Committee will determine the methodology for determining the level of performance attained with respect to the Tyco PSUs and any changes to performance periods.

Each Tyco PSU that was granted prior to October 12, 2011, and that is held, as of the Tyco Flow Control Distribution, by a Tyco director or by certain specified corporate-level employees of Tyco who will not become employees of Tyco Flow Control following the spin-off (adjusted to reflect the number of such PSUs then outstanding based on performance results), will be converted into the right to receive the same number of Tyco restricted stock units and an additional award of ADT restricted stock units and Tyco Flow Control restricted stock units. The number of additional restricted stock units of ADT and Tyco Flow Control will equal the number of common shares that the holder thereof would be entitled to if such restricted stock units were with respect to Tyco common shares.

The Tyco PSUs that are converted into Tyco Flow Control restricted stock units will have a vesting period that is identical to the vesting period for the Tyco PSUs (generally, three years from grant date), and will take into account all employment with Tyco and Tyco Flow Control for these purposes. All other terms and conditions of the converted awards will be equivalent to those that apply to Tyco PSUs. Fractional shares will be adjusted or compensated by the Tyco Compensation Committee as appropriate in the sole discretion of the Tyco Compensation Committee.

As a result of the Tyco Flow Control Distribution and the conversion of Tyco Options, Tyco RSUs, Tyco PSUs and Tyco deferred stock units held by Tyco corporate-level employees (which will be converted into deferred stock units of each of the three publicly traded companies in the same manner as common shares), there will be outstanding options to acquire approximately        Tyco Flow Control common shares, and approximately        Tyco Flow Control common shares subject to outstanding restricted stock unit and deferred stock unit awards.

Exchange of Information

Tyco Flow Control and Tyco have agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. Tyco Flow Control, ADT and Tyco have also agreed to retain such information until the latest of (i) seven years following the distribution date or (ii) the date on which such records are no longer required to be retained pursuant to each party’s applicable record retention policy and schedules as in effect immediately prior to the distribution date.

Conditions and Termination

Under the terms of the Tyco Flow Control Separation and Distribution Agreement, the consummation of the Tyco Flow Control Distribution is conditioned upon (i) the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution) and (ii) each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger. For a more detailed description of the Merger conditions see “The Merger Agreement Conditions to the Completion of the Merger.”

The Tyco Flow Control Separation and Distribution Agreement provides that prior to the distribution date it may be terminated by the mutual consent of Tyco, Tyco Flow Control and ADT, but only in the event that the Merger Agreement has been terminated pursuant to its terms.

Parties in Interest

The Tyco Flow Control Separation and Distribution Agreement provides that Pentair is a third party beneficiary and that the Tyco Flow Control Separation and Distribution Agreement may not be amended, and the rights under the Tyco Flow Control Separation and Distribution Agreement may not be waived, without the prior written consent of Pentair. In addition, under the Merger Agreement, Tyco and Tyco Flow Control are obligated to keep Pentair reasonably informed of its progress in obtaining any necessary or advisable consents or governmental approvals, and other aspects of the spin-off and Tyco Flow Control Distribution.

ADT Separation and Distribution Agreement

We intend to enter into the ADT Separation and Distribution Agreement with ADT to address many of the same matters as the Tyco Flow Control Separation and Distribution Agreement but with respect to ADT. The material terms of the ADT Separation and Distribution Agreement will be described in an amendment to this proxy statement.

Transition Services Agreements

ADT and Tyco Flow Control will enter into Transition Services Agreements with Tyco pursuant to which a limited number of services will be provided on an interim basis following the Distributions. The material terms of the Transition and Services Agreements will be described in an amendment to this proxy statement.

2012 Tax Sharing Agreement

Prior to the Distribution, Tyco intends to enter into the 2012 Tax Sharing Agreement with Tyco Flow Control and ADT that will govern the respective rights, responsibilities and obligations of Tyco, ADT and Tyco Flow Control after the spin-offs with respect to tax liabilities and benefits, tax attributes, tax contests and other tax matters regarding income taxes, other taxes and related tax returns. Because certain of Tyco Flow Control’s and ADT’s subsidiaries are members of one of Tyco’s U.S. consolidated groups, they have (and will continue to have following the spin-off) several liability with Tyco to the IRS for the consolidated U.S. federal income taxes of such consolidated group relating to the taxable periods in which its subsidiaries were part of such consolidated group. We expect that the 2012 Tax Sharing Agreement will provide that Tyco Flow Control, Tyco and ADT will share (i) certain pre-Distribution income tax liabilities that arise from adjustments made by tax authorities to Tyco Flow Control’s, Tyco’s and ADT’s U.S. income tax returns, and (ii) payments required to be made by Tyco with respect to the 2007 Tax Sharing Agreement (collectively, “Shared Tax Liabilities”). Tyco will be responsible for the first $500 million of Shared Tax Liabilities. Tyco Flow Control and ADT will share 42% and 58%, respectively, of the next $225 million of Shared Tax Liabilities. Tyco Flow Control, ADT and Tyco will share 20%, 27.5% and 52.5%, respectively, of Shared Tax Liabilities above $725 million.

In the event the Distributions or certain internal transactions undertaken in connection therewith were determined to be taxable as a result of actions taken after the Distributions by us, ADT or Tyco Flow Control, the party responsible for such failure would be responsible for all taxes imposed on us, ADT or Tyco Flow Control as a result thereof. Taxes resulting from the determination that the Distributions or any internal transactions that were intended to be tax-free, are taxable are referred to herein as “Distribution Taxes.” If such failure is not the result of actions taken after the Distributions by us, ADT or Tyco Flow Control, then we, ADT and Tyco Flow Control would be responsible for any Distribution Taxes imposed on us, ADT or Tyco Flow Control as a result of such determination in the same manner and in the same proportions as we share Shared Tax Liabilities. ADT will have sole responsibility for any income tax liability arising as a result of Tyco’s acquisition of Brink’s Home Security Holdings, Inc. (“BHS”) in May 2010, including any liability of BHS under the tax sharing agreement between BHS and The Brink’s Company dated October 31, 2008 (collectively, the “Broadview Tax Liabilities”). Costs and expenses associated with the management of Shared Tax Liabilities, Distribution Taxes and Broadview Tax Liabilities will generally be shared 20% by Tyco Flow Control, 27.5% by ADT and 52.5% by Tyco. We, ADT and Tyco Flow Control are responsible for all of our own taxes that are not shared pursuant to the 2012 Tax Sharing Agreement’s sharing formulae.

The 2012 Tax Sharing Agreement is also expected to provide that, if any party were to default in its obligation to another party to pay its share of the Distribution Taxes that arise as a result of no party’s fault, each non-defaulting party would be required to pay, equally with any other non-defaulting party, the amounts in default. In addition, if another party to the 2012 Tax Sharing Agreement that is responsible for all or a portion of an income tax liability were to default in its payment of such liability to a taxing authority, we could be legally liable under applicable tax law for such liabilities and required to make additional tax payments. Accordingly, under certain circumstances, we may be obligated to pay amounts in excess of our agreed-upon share of our, Tyco Flow Control’s and ADT’s tax liabilities.

Each of Tyco Flow Control, Tyco and ADT will agree to indemnify the other two parties against any amounts paid by such other parties pursuant to the 2012 Tax Sharing Agreement and with respect to which such paying parties are not responsible pursuant to the 2012 Tax Sharing Agreement. Though valid as between the parties, the 2012 Tax Sharing Agreement will not be binding on the IRS.

Under the 2012 Tax Sharing Agreement, there will be restrictions on our ability to take actions that could cause the Distributions or certain internal transactions undertaken in anticipation of the Distributions to fail to qualify for favorable treatment under the Code, including entering into, approving or allowing any transaction that results in a change in ownership of more than 35% of our common shares (when combined with any other changes in ownership of our shares), a redemption of equity securities, a sale or other disposition of more than 35% of our assets or engaging in certain internal transactions. These restrictions will apply for the two-year period after the Distributions, unless, for certain transactions, we obtain the consent of Tyco Flow Control and ADT or we obtain a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the Distributions or the internal transactions undertaken in anticipation of the Distributions to fail to qualify for favorable treatment under the Code, and such letter ruling or opinion, as the case may be, is acceptable to Tyco Flow Control and ADT. Moreover, the 2012 Tax Sharing Agreement will also provide that we are responsible for any taxes imposed on Tyco Flow Control, ADT or any of their affiliates as a result of the failure of the Distributions or the internal transactions to qualify for favorable treatment under the Code if such failure is attributable to certain post-Distributions actions taken by or in respect of us, any of our affiliates or our shareholders, regardless of whether the actions occur more than two years after the Distribution, Tyco Flow Control and ADT consent to such actions or we obtain a favorable letter ruling or opinion of tax counsel as described above. For example, we would be responsible for a third party’s acquisition of us at a time and in a manner that would cause such failure. These restrictions may prevent us from entering into transactions which might be advantageous to us or our shareholders.

Licensing Agreement

We intend to enter into a Licensing Agreement with Tyco Flow Control in connection with the spin-off. The material terms of the Licensing Agreement will be described in an amendment to this proxy statement.

Intellectual Property Agreement

We intend to enter into an Intellectual Property Agreement with ADT in connection with the spin-off. We expect to describe the material terms of the Intellectual Property Agreement in an amendment to this proxy statement.

Monitoring Agreement

We intend to enter into a Monitoring Agreement with ADT pursuant to which we and ADT will provide monitoring services to each other’s customers on an interim basis following the ADT Distribution. We expect to describe the material terms of the Monitoring Agreement in an amendment to this proxy statement.

Branding Agreement

We intend to enter into a Branding Agreement with ADT in connection with the spin-off. We expect to describe the material terms of the Branding Agreement in an amendment to this proxy statement.

Master Supply Agreement

We intend to enter into a Master Supply Agreement with ADT in connection with the spin-off. We expect to describe the material terms of the Master Supply Agreement in an amendment to this proxy statement.

Guard Services Agreement

We intend to enter into a Guard Services Agreement with ADT in connection with the spin-off. We expect to describe the material terms of the Guard Services Agreement in an amendment to this proxy statement.

GOVERNANCE OF TYCO

Our Corporate Governance Principles

Our corporate governance principles are embodied in a formal document that has been approved by Tyco’s Board of Directors (the “Board”). It is posted on our website at www.tyco.com under the heading “Corporate Responsibility—Governance.” We will also provide a copy of the corporate governance principles to shareholders upon request.

Vision and Values of Our Board

Tyco’s Board is responsible for directing and overseeing the management of Tyco’s business in the best interests of the shareholders and consistent with good corporate citizenship. In carrying out its responsibilities, the Board selects and monitors top management, provides oversight for financial reporting and legal compliance, determines Tyco’s governance principles and implements its governance policies. The Board, together with management, is responsible for establishing Tyco’s values and code of conduct and for setting strategic direction and priorities.

While Tyco’s strategy evolves in response to changing market conditions, Tyco’s vision and values are enduring. Our governance principles, along with our vision and values, constitute the foundation upon which Tyco’s governance policies are built. Our vision, values and principles are discussed below.

Tyco believes that good governance requires not only an effective set of specific practices but also a culture of responsibility throughout the firm, and governance at Tyco is intended to optimize both. Tyco also believes that good governance ultimately depends on the quality of its leadership, and it is committed to recruiting and retaining Directors and officers of proven leadership ability and personal integrity.

Tyco Vision: Why We Exist and the Essence of Our Business

To be our customers’ first choice in every market we serve by exceeding commitments, providing new technology solutions, leveraging our diverse brands, driving operational excellence, and committing to the highest standards of business practices—all of which will drive Tyco’s long-term growth, value, and success.

Tyco Values: How We Seek to Conduct Ourselves

Integrity: We demand of each other and ourselves the highest standards of individual and corporate integrity. We safeguard Company assets. We foster an environment of trust with our co-workers, customers, communities and suppliers. We comply with all Company policies and laws, and create an environment of transparency in which all reporting requirements are met.

Excellence: We continually challenge each other to improve our products, our processes and ourselves. We strive always to understand our customers’ businesses and help them achieve their goals. We serve our customers not only by responding to their needs, but also anticipating them. We are dedicated to diversity, fair treatment, mutual respect and trust. We aspire to produce our products and serve our customers with zero harm to people and the environment.

Teamwork: We foster an environment that encourages innovation, creativity and results through teamwork. We practice leadership that teaches, inspires and promotes full participation and career development. We encourage open and effective communication and interaction across Tyco, and actively work together to keep each other safe.

Tyco Goals: What We Seek to Achieve

Governance: Adhere to the best standards of corporate governance for Tyco by establishing processes and practices that promote and ensure integrity, compliance and accountability.

Customers: Fully understand and exceed our customers’ needs, wants and preferences and provide greater value to our customers than our competition.

Growth: Focus on strategies to achieve organic growth targets and deploy cash for growth and value creation.

Culture: Build on Tyco’s reputation and image internally and externally while driving initiatives to ensure Tyco remains an employer of choice.

Operational Excellence: Implement best-in-class operating practices and leverage Tyco-wide opportunities and best practices.

Financial Strength & Flexibility: Ensure that financial measures and shareholder return objectives are met.

Board of Directors

Mission of the Board of Directors: What the Board Intends to Accomplish

The mission of Tyco’s Board is to promote the long-term value and health of Tyco in the interests of the shareholders and set an ethical “tone at the top.” To this end, the Board provides management with strategic guidance, and also ensures that management adopts and implements procedures designed to promote both legal compliance and the highest standards of honesty, integrity and ethics throughout the organization.

Governance Principles: How the Board Oversees Tyco

Active Board: The Directors are well informed about Tyco and vigorous in their oversight of management.

Company Leadership: The Directors, together with senior management, set Tyco’s strategic direction, review financial objectives, and establish the ethical tone for the management and leadership of Tyco.

Compliance with Laws and Ethics: The Directors ensure that procedures and practices are in place designed to prevent and identify illegal or unethical conduct and to permit appropriate and timely redress should such conduct occur.

Inform and Listen to Investors and Regulators: The Directors take steps to see that management discloses appropriate information fairly, fully, timely and accurately to investors and regulators, and that Tyco maintains a two-way communication channel with its investors and regulators.

Continuous Improvement: The Directors remain abreast of new developments in corporate governance and they implement new procedures and practices as they deem appropriate.

Mission of the Board of Directors: What the Board Intends to Accomplish

The Board is responsible for:

•	reviewing and approving management’s strategic and business plans;

•	reviewing and approving financial plans, objectives and actions, including significant capital allocations and expenditures;

•	monitoring management’s execution of corporate plans and objectives;

•	advising management on significant decisions and reviewing and approving major transactions;

•	identifying and recommending Director candidates for election by shareholders;

•	appraising Tyco’s major risks and overseeing that appropriate risk management and control procedures are in place;

•

selecting, monitoring, evaluating, compensating and, if necessary, replacing the Chief Executive Officer and other senior executives, and seeing that organizational development and succession plans are maintained for these executive positions;

•	determining the Chief Executive Officer’s compensation, and approving the compensation of senior officers;

•	overseeing that procedures are in place designed to promote compliance with laws and regulations;

•	overseeing that procedures are in place designed to promote integrity and candor in the audit of Tyco’s financial statements and operations, and in all financial reporting and disclosure;

•	designing and assessing the effectiveness of its own governance practices and procedures as well as Board and committee performance; and

•	periodically monitoring and reviewing shareholder communication.

Board Leadership

The business of Tyco is managed under the direction of Tyco’s Board, in the interest of the shareholders. The Board delegates its authority to senior management for managing the everyday affairs of Tyco. The Board requires that senior management review major actions and initiatives with the Board prior to implementation.

The Board believes that it has historically been in the best interest of Tyco for the positions of Chairman and Chief Executive Officer to be combined and held by the same person, Mr. Breen. Having Mr. Breen act as both Chairman and Chief Executive Officer has benefitted Tyco in significant ways, in particular by facilitating efficient and effective board deliberations. Mr. Breen has been in a unique position to blend the perspective of both the Board and management and ensure that the appropriate matters are presented to the Board. Mr. Breen’s long tenure with Tyco and his deep knowledge of Tyco’s day-to-day operations and the principal issues and risks facing Tyco have enabled him to focus the Board’s deliberations on those matters that are most critical to Tyco.

Under Mr. Breen’s leadership, the Board approved the spin-offs on September 19, 2011. In carefully evaluating the opportunities for these businesses and for Tyco as a whole, the Board concluded that creating three independent, public companies is the next logical step for Tyco and is in the best interest of shareholders. All three companies are expected to have industry-leading positions in large and fragmented industries and enhanced capabilities to serve their distinct customers. They are also expected to have greater flexibility to pursue their own focused strategies for growth—both organic and through acquisitions—than they would under the current corporate structure. The spin-offs are subject to a number of conditions, including the approval of shareholders as described elsewhere in this proxy statement.

Upon completion of the spin-offs, Mr. Breen is expected to remain as non-executive chairman of the Board, and George Oliver is expected to serve as Chief Executive Officer. The Board believes that separating the positions of Chairman and Chief Executive Officer upon completion of the spin-offs is most appropriate for Tyco going forward. To meet their responsibilities of overseeing management and setting strategic direction, as well as fostering the long-term value of the Company, among other responsibilities, directors are required to spend time and energy in successfully navigating a wide variety of issues and guiding the policies and practices of the companies they oversee. To that end, the Board believes that having a separate non-executive Chairman who is solely responsible for leading the Board will allow Mr. Oliver, as Chief Executive Officer, to focus his time and energy on running the day-to-day operations of the Company following completion of the spin-offs, while providing the Board with a degree of continuity of leadership. Further, Mr. Breen and Mr. Oliver have an open, honest and constructive working relationship that the Board believes will continue following completion of the spin-offs, allowing Mr. Breen to provide wise counsel and ask the tough questions capable of ensuring that the interests of shareholders are being properly served.

To counterbalance the potential for ineffective Board oversight, Tyco has adopted a governance structure that includes:

•	a designated lead independent Director with a well-defined role;

•	a Board entirely composed of independent members, with the exception of Mr. Breen;

•	annual election of Directors by a majority of votes represented at the annual general meeting of shareholders;

•	committees entirely composed of independent Directors; and

•	established governance and ethics guidelines.

The lead Director acts as an intermediary between the Board and senior management. Among other things, the lead director is responsible for setting the agenda for Board meetings with Board and management input, facilitating communication among Directors and between the Board and the Chief Executive Officer, working with the Chief Executive Officer to provide an appropriate information flow to the Board, and chairing an executive session of the independent Directors at each formal Board meeting. The lead director is expected to foster a cohesive board that cooperates with the Chief Executive Officer towards the ultimate goal of creating shareholder value.

Board Oversight of Risk

The Board’s role in risk oversight at Tyco is consistent with Tyco’s leadership structure, with management having day-to-day responsibility for assessing and managing Tyco’s risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing Tyco. The Board performs its risk oversight role in several ways. Board meetings regularly include strategic overviews by the Chairman and Chief Executive Officer of Tyco that describe the most significant issues, including risks, affecting Tyco. In addition, the Board is regularly provided with business updates from the President of each of Tyco’s reporting segments, and updates from the General Counsel. The Board reviews the risks associated with Tyco’s financial forecasts, business plan and operations. These risks are identified and managed in connection with Tyco’s robust enterprise risk management (“ERM”) process. The Company’s ERM process provides the enterprise with a common framework and terminology to ensure consistency in identification, reporting and management of key risks. The Company’s ERM includes a formal process to identify and document the key risks to Tyco perceived by a variety of stakeholders in the enterprise, and is presented to the Board at least annually. In addition, as part of the ERM process, members of the Board perform site visits to Company operational sites. The lead Director and management determine the appropriate operational site and the timing of the enterprise risk assessment meeting.

The Board has delegated to each of its committees responsibility for the oversight of specific risks that fall within the committee’s areas of responsibility. For example:

•	the Audit Committee reviews and discusses with management Tyco’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	the Compensation and Human Resources Committee reviews and discusses with management the extent to which Tyco’s compensation policies and practices create or decrease risks for Tyco; and

•

the Nominating & Governance Committee reviews and discusses with management the implementation and effectiveness of Tyco’s corporate governance policies, oversees the ERM process and is deeply involved in key management succession planning.

Board Capabilities

The Tyco Board as a whole is strong in its diversity, vision, strategy and business judgment. It possesses a robust collective knowledge of management and leadership, business operations, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets.

The culture of the Board is such that it can operate swiftly and effectively in making key decisions and facing major challenges. Board meetings are conducted in an environment of trust, open dialogue and mutual respect that encourages constructive commentary. The Board strives to be informed, proactive and vigilant in its oversight of Tyco and protection of shareholder assets.

Board Committees

To conduct its business the Board maintains three standing committees: Audit, Compensation and Human Resources (the “Compensation Committee”), and Nominating and Governance, and they are each entirely composed of independent Directors. Assignments to, and chairs of, the Audit and Compensation Committees are recommended by the Nominating and Governance Committee and selected by the Board. The independent Directors as a group elect the members and the chair of the Nominating and Governance committee. All committees report on their activities to the Board.

The lead Director may convene “special committees” to review material matters being considered by the Board. Special committees report their activities to the Board.

To ensure effective discussion and decision making while at the same time having a sufficient number of independent Directors for its three committees, the Board is normally constituted of between ten and thirteen Directors. The number of Directors is set forth in Tyco’s Articles of Association.

The Nominating and Governance Committee reviews the Board’s governance guidelines annually and recommends appropriate changes to the Board.

Board Meetings

The Board meets at least five times annually, and additional meetings may be called in accordance with Tyco’s articles of association and organizational regulations. Frequent board meetings are critical not only for timely decisions but also for Directors to be well informed about Tyco’s operations and issues. One of these meetings will be scheduled in conjunction with Tyco’s annual general meeting of shareholders and Board members are required to be in attendance at the annual general meeting of shareholders either in person or by telephone. The lead Director, in consultation with the Chairman of the Board / Chief Executive Officer, is responsible for setting meeting agendas with input from the Directors.

Committee meetings are normally held in conjunction with Board meetings. Major committee decisions are reviewed and approved by the Board. The Board chair and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Presentations at Board meetings are concise and focused, and they include adequate time for discussion and decision-making. An executive session of independent Directors, chaired by the lead Director, is held at each formal meeting of the Board.

Directors receive the agenda and materials for regularly scheduled meetings in advance. Best efforts are made to make materials available as soon as one week in advance, but no later than three days in advance. When practical, the same applies to special meetings of the Board. Directors may ask for additional information from, or meetings with, senior managers at any time.

Strategic planning and succession planning sessions are held annually at a regular Board meeting. The succession planning meeting focuses on the development and succession of not only the chief executive but also the other senior executives.

The Board’s intent is for Directors to attend all regularly scheduled Board and committee meetings. Directors are expected to use their best efforts to attend regularly scheduled Board and committee meetings in person. All independent Board members are welcome to attend any committee meeting.

Board and Committee Calendars

A calendar of regular agenda items for the regularly scheduled Board meetings and all regularly scheduled committee meetings is prepared annually by the Chairman of the Board / Chief Executive Officer in consultation with the lead Director, committee chairs, and all interested Directors.

Board Communication

Management speaks on behalf of Tyco, and the Board normally communicates through management with outside parties, including Tyco shareholders, business journalists, analysts, rating agencies and government regulators. The Board has established a process for interested parties to communicate with members of the Board, including the lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can reach the Tyco Board of Directors via email at directors@tyco.com. Shareholders, customers, vendors, suppliers and employees can also raise concerns at https://www.vitaltycoconcerns.com. Inquiries can be submitted anonymously and confidentially.

All inquiries are received and reviewed by the Corporate Ombudsman, who has a direct reporting relationship to the Audit Committee chair. A report summarizing all items received resulting in cases is prepared for the Board. The Corporate Ombudsman directs cases to the applicable department (such as customer service, human resources or in the case of accounting or control issues, forensic audit) and follows up with the assigned case owner to ensure that the cases are responded to in a timely manner. The Board also reviews non-trivial shareholder communications received by management through the Corporate Secretary’s Office or Investor Relations.

Board Advisors

The Board and its committees (consistent with the provisions of their respective charters) may retain their own advisors, at the expense of Tyco, as they deem necessary in order to carry out their responsibilities.

Board Evaluation

The Nominating and Governance Committee coordinates an annual evaluation process by the Directors of the Board’s performance and procedures, as well as that of each committee. This evaluation leads to a full Board discussion of the results. In connection with the evaluation process:

•	the lead Director informally consults with each of the Directors;

•	the qualifications and performance of all Board members are reviewed in connection with their re-nomination to the Board; and

•

the Nominating and Governance Committee, the Audit Committee and the Compensation Committee each conduct an annual self-evaluation of their performance and procedures, including the adequacy of their charters, and report those results to the Board.

Board Compensation and Stock Ownership

The Compensation Committee, in collaboration with the Nominating and Governance Committee, periodically reviews the Directors’ compensation and recommends changes in the level and mix of compensation to the full Board. See the Compensation Discussion and Analysis for a detailed discussion of the Compensation Committee’s role in determining executive compensation.

To help align Board and shareholder interests, Directors are encouraged to own Tyco common stock or its equivalent. During fiscal year 2011, the Board approved an increase in the ownership multiple from three times their annual cash retainer to five times the retainer. Directors are expected to attain these minimum stock ownership guideline within five years of joining the Board. Once a Director satisfies the minimum stock ownership recommendation, the Director will remain qualified, regardless of market fluctuations, under the guidelines as long as the Director does not sell any stock. A majority of the Directors’ annual compensation is provided as equity, and all but two of our current Directors hold the minimum amount of five times the annual retainer. Both Mr. Daniels and Mr. Paliwal recently joined the Board and each of them is expected to reach the minimum stock ownership level within the recommended time period. Mr. Breen receives no additional compensation for service as a Director.

Director Independence

To maintain its objective oversight of management, the Board consists of a substantial majority of independent Directors. Directors meet stringent definitions of independence and for those Directors that meet this definition, the Board will make an affirmative determination that a Director is independent. Independent Directors:

•	are not former officers or employees of Tyco or its subsidiaries or affiliates, nor have they served in that capacity within the last five years;

•	have no current or prior material relationships with Tyco aside from their Directorship that could affect their judgment;

•	have not worked for, nor have any immediate family members that have worked for, been retained by, or received anything of substantial value from Tyco aside from his or her compensation as a Director;

•	have no immediate family member who is an officer of Tyco or its subsidiaries or who has any current or past material relationship with Tyco;

•

do not work for, nor does any immediate family member work for, consult with, or otherwise provide services to, another publicly traded company on whose Board of Directors the Tyco Chief Executive Officer or other member of senior management serves;

•

do not serve as, nor does any immediate family member serve as, an executive officer of any entity with respect to which Tyco’s annual sales to, or purchases from, exceed 1% of either entity’s annual revenues for the prior fiscal year;

•

do not serve, nor does any immediate family member serve, on either the Board of Directors or the compensation committee of any corporation that employs either a nominee for Director or a member of the immediate family of any nominee for Director; and

•

do not serve, nor does any immediate family member serve, as a director, trustee, executive officer or similar position of a charitable or non-profit organization with respect to which Tyco or its subsidiaries made charitable contributions or payments in excess of 1% of such organization’s charitable receipts in the last fiscal year. In addition, a Director is not independent if he or she serves as a director, trustee, executive officer or similar position of a charitable organization if Tyco made payments to such charitable organization in an amount that exceeds 1% of Tyco’s total annual charitable contributions made during the last fiscal year.

Director Service

Directors are elected by an affirmative vote of an absolute majority of the votes represented (in person or by proxy) by shareholders at the annual general meeting of shareholders. They serve for one-year terms (except in instances where a director is elected during a special meeting, such as with respect to the director nominees in this proxy statement), ending on the next succeeding annual general meeting. Each Director must tender his or her resignation from the Board at the annual general meeting of shareholders following his or her 72nd birthday. The Board may, in its discretion, waive this limit in special circumstances, as it has done for Mr. Krol and

Dr. Stavropoulos, whom the Nominating and Governance Committee has nominated to serve additional terms in light of their extensive business experience and knowledge. Any nominee for Director who does not receive a majority of votes represented from the shareholders is not elected to the Board.

The Nominating and Governance Committee is responsible for the review of all Directors, and where necessary will take action to recommend to shareholders the removal of a Director for performance, which requires the affirmative vote of a majority of the votes present (in person or by proxy) at a duly called shareholder meeting.

Directors are expected to inform the Nominating and Governance Committee of any significant change in their employment or professional responsibilities and are required to offer their resignation to the Board in the event of such a change. This allows for discussion with the Nominating and Governance Committee to determine if it is in the mutual interest of both parties for the Director to continue on the Board.

The guideline is for committee chairs and the lead Director to:

•	serve in their respective roles five years, and

•	to rotate at the time of the annual general meeting of shareholders following the completion of their fifth year of service.

The Board may choose to override these guiding principles in special circumstances or if it otherwise believes it is appropriate to do so.

When the Chairman of the Board / Chief Executive Officer steps down, he or she must simultaneously tender his or her resignation from the Board, which the Board may accept or decide that his or her continued services as a Director are in the best interests of Tyco. It is only in unusual circumstances that the Board decides that the retired Chief Executive Officer should continue to serve as Chairman.

Director Orientation and Education

A formal orientation program is provided to new Directors by the Corporate Secretary on Tyco’s mission, values, governance, compliance and business operations. In addition, a program of continuing education is annually provided to incumbent Directors, and it includes review of Tyco’s Guide to Ethical Conduct. Directors are also encouraged to take advantage of outside continuing education relating to their duties as a Director and to subscribe to appropriate publications at Tyco’s expense.

Other Directorships, Conflicts and Related Party Transactions

In order to provide sufficient time for informed participation in their board responsibilities:

•	non-executive Directors who are employed as chief executive officer of a publicly traded company are required to limit their external directorships of other public companies to two;

•	non-executive Directors who are otherwise fully employed are required to limit their external directorships of other public companies to three; and

•	non-executive Directors who are not fully employed are required to limit their external directorships of other public companies to five.

The Board may, in its discretion, waive these limits in special circumstances. When a Director, the Chief Executive Officer or other senior managers intend to serve on another board, the Nominating and Governance Committee is required to be notified. The Committee reviews the possibility of conflicts of interest or time constraints and must approve the officer’s or Director’s appointment to the outside board. Each Director is required to notify the chair of the Nominating and Governance Committee of any conflicts. The Chief Executive Officer may serve on no more than two other public company boards.

The company has a formal, written procedure intended to ensure compliance with the related party provisions in our Guide to Ethical Conduct and with our corporate governance principles. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Transactions exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a Director’s independence, must be approved by our Nominating and Corporate Governance Committee. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Guide to Ethical Conduct, must be approved by a majority of disinterested directors, following appropriate disclosure of all material aspects of the transaction.

Under the rules of the Securities and Exchange Commission, public issuers such as Tyco must disclose certain “related person transactions.” These are transactions in which Tyco is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common shares has a direct or indirect material interest. Although Tyco engaged in commercial transactions in the normal course of business with companies where Tyco’s Directors were employed and served as officers, none of these transaction exceeded 1% of Tyco’s gross revenues and these transactions are not considered to be related party transactions.

Guide to Ethical Conduct

We have adopted the Tyco Guide to Ethical Conduct, which applies to all employees, officers, and Directors of Tyco. The Guide to Ethical Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as all other employees. The Guide to Ethical Conduct also meets the requirements of a code of business, conduct and ethics under the listing standards of the NYSE. The Guide to Ethical Conduct is posted on our website at www.tyco.com under the heading “Corporate Citizenship—Governance.” We will also provide a copy of the Guide to Ethical Conduct to shareholders upon request. We disclose any amendments to the Guide to Ethical Conduct, as well as any waivers for executive officers or Directors on our website at www.tyco.com under the heading “Corporate Citizenship—Governance.”

Charitable Contributions

The Board understands that its members, or their immediate family members, serve as directors, trustees, executives, advisors and in other capacities with a host of other organizations. If Tyco directs a charitable donation to an organization in which a Tyco Director, or their immediate family member, serves as a director, trustee, executive, advisor, or in other capacities with the organization, the Board must approve the donation. Any such donation approved by the Board will be limited to an amount that is less than 1% of that organization’s annual charitable receipts, and less than 1% of Tyco’s total annual charitable contributions.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Fiscal year 2011 for non-employee directors consisted of an annual cash retainer and restricted stock units (“RSUs”) with one year vesting terms and a value at grant of approximately $120,000. In fiscal year 2011 the cash retainer for non-employee Directors was increased to $100,000. The lead Director’s fee was increased to $30,000 in fiscal year 2011 and the fee paid to the Chair of the Compensation Committee increased to $20,000. The Chairs of the Nominating and Governance Committee and Audit Committee received an additional fee of $15,000 and $20,000, respectively, in fiscal year 2011. In addition, any member of a special committee of the Board receives meeting fees in an amount of $1,500 per day for each special committee meeting that he or she attends. No such fees were paid in fiscal year 2011. A Director who is also an employee receives no additional remuneration for services as a Director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mr. Michael E. Daniels	$90,879	$120,043	$10,000	$220,922
Mr. Timothy Donahue	$90,879	$120,043	$—	$210,922
Mr. Brian Duperreault	$90,879	$120,043	$10,000	$220,922
Mr. Bruce S. Gordon (L)(NC)	$131,319	$120,043	$10,000	$261,362
Mr. Rajiv L. Gupta (CC)	$108,599	$120,043	$479	$229,121
Mr. John A. Krol	$90,879	$120,043	$9,806	$220,728
Dr. Brendan R. O’Neill (AC)	$110,879	$120,043	$—	$230,922
Mr. Dinesh Paliwal	$54,615	$120,043	$21,950	$196,608
Dr. William S. Stavropoulos	$90,879	$120,043	$10,000	$220,922
Ms. Sandra S. Wijnberg	$90,879	$120,043	$5,195	$216,117
Mr. R. David Yost	$90,879	$120,043	$20,000	$230,922
Former Directors:
Mr. Jerome B. York	$—	$—	$456	$456

(L)	= Lead Director
(AC)	= Audit Committee Chair
(CC)	= Compensation Committee Chair
(NC)	= Nominating and Governance Committee Chair
(1)	During fiscal year 2011, directors received a pro-rated portion of the cash fees described above.
(2)	This column reflects the fair value of the entire amount of awards granted to Directors calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common shares on the date of grant. RSUs granted to Board members generally vest and the underlying units are converted to shares and delivered to Board members on the anniversary of the grant date.
(3)	All other compensation includes the aggregate value of all matching charitable contributions made by Tyco on behalf of the Directors during the fiscal year. The Company matches the contributions of Directors made to qualifying charities up to a maximum of $10,000 per calendar year. For Mr. Yost, the matching charitable contributions were made in the same fiscal year, but different calendar years. In addition, all other compensation includes the value of the discount on home security systems installed by Tyco in Directors’ homes and discounts on security monitoring services. These discounts did not exceed $1,950 for any Director in fiscal year 2011. For Mr. Paliwal, all other compensation includes $20,000 of fees paid to him in fiscal year 2011 prior to his election at the Annual General Meeting in March 2011. Mr. Paliwal also received $20,000 in such fees in fiscal year 2010. The Company invited Mr. Paliwal to observe certain Board meetings prior to his election in March 2011 and agreed to pay fees in connection therewith.

COMMITTEES OF THE BOARD

The table below provides fiscal year 2011 membership and meeting information for each of the Board Committees.

Name	Audit	Nominating & Governance	Compensation & Human Resources	Date Elected to Board
Mr. Michael E. Daniels	X			03/10/2010
Mr. Timothy M. Donahue			X	03/13/2008
Mr. Brian Duperreault		X		03/25/2004
Mr. Bruce S. Gordon (L)(C)		X		01/13/2003
Mr. Rajiv L. Gupta (C)			X	03/10/2005
Mr. John A. Krol		X		08/06/2002
Dr. Brendan R. O’Neill (C)	X			03/06/2003
Mr. Dinesh Paliwal	X			03/09/2011
Dr. William S. Stavropoulos	X			03/08/2007
Ms. Sandra S. Wijnberg(1)			X	03/06/2003
Mr. R. David Yost			X	03/12/2009
Number of Meetings During Fiscal Year 2011(1)	9	6	11

(1)	Includes joint committee meetings held during the fiscal year
(L)	= Lead Director
(C)	= Committee Chair

During fiscal year 2011, the full Board met 15 times. All of our Directors attended over 75% of the meetings of the Board and the committees on which they served in fiscal year 2011. The Board’s governance principles provide that Board members are expected to attend each annual general meeting. At the 2011 annual general meeting of shareholders, all of the current Board members were in attendance except Mr. Daniels, who attended by phone.

Audit Committee. The Audit Committee monitors the integrity of Tyco’s financial statements, the independence and qualifications of the independent auditors, the performance of Tyco’s internal auditors and independent auditors, Tyco’s compliance with legal and regulatory requirements and the effectiveness of Tyco’s internal controls. The Audit Committee is also responsible for retaining, subject to shareholder approval, evaluating, setting the remuneration of, and, if appropriate, recommending the termination of Tyco’s auditors. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a charter approved by the Board. The charter is posted on Tyco’s website at www.tyco.com and we will provide a copy of the charter to shareholders upon request. The Audit Committee held nine meetings during fiscal year 2011. During 2011, the members of the Audit Committee were Messrs. Daniels and Paliwal and Drs. O’Neill and Stavropoulos, each of whom is independent under NYSE listing standards and SEC rules for audit committee members. Dr. O’Neill is the chair of the Audit Committee. The Board has determined that each of Drs. Stavropoulos and O’Neill are audit committee financial experts.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the Director nominees for the annual general meeting of shareholders, developing and recommending to the Board a set of corporate governance principles, and playing a general leadership role in Tyco’s corporate governance. In addition, the Nominating and Governance Committee oversees our environmental, health and safety management system and enterprise risk assessment activities. The Nominating and Governance Committee operates under a charter approved by the Board. The charter is posted on Tyco’s website at www.tyco.com and we will provide a copy of the charter to shareholders upon request. The Nominating and Governance Committee held 6 meetings during fiscal year 2011, including one joint meeting with the Compensation and Human Resources committee. The members of the Nominating and Governance Committee in fiscal year 2011 were Messrs. Krol, Gordon and Duperreault, each of whom is independent under NYSE listing standards. In addition to being lead Director, Mr. Gordon also chairs this committee.

Compensation and Human Resources Committee. The Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether Tyco’s officers, Directors and employees are compensated according to these objectives, and carries out certain of the Board’s responsibilities relating to the compensation of Tyco’s executives. The Compensation Committee operates under a charter approved by the Board. The charter is posted on Tyco’s website at www.tyco.com and we will provide a copy of the charter to shareholders upon request. The Compensation Committee held 11 meetings during fiscal year 2011, including one joint meeting with the Nominating and Governance Committee. During 2011, the members of the Compensation Committee were Ms. Wijnberg and Messrs. Donahue, Gupta and Yost. Mr. Gupta is the chair of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent under NYSE listing standards. In addition, each member is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the Code. For more information regarding the Compensation Committee’s roles and responsibilities, see the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2011 or as of the date of this proxy statement is or has been an officer or employee of Tyco and no executive officer of Tyco served on the compensation committee or board of any company that employed any member of Tyco’s Compensation Committee or Board of Directors.

Nomination of Directors and Board Diversity

The Nominating and Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. The Tyco Board does not have a specific policy regarding diversity. Instead, the Nominating and Governance Committee considers the Board’s overall composition when considering a potential new candidate, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of Tyco’s current and expected future needs. In addition, the Nominating and Governance Committee believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

General criteria for the nomination of Director candidates include:

•	the highest ethical standards and integrity;

•	a willingness to act on and be accountable for Board decisions;

•	an ability to provide wise, informed and thoughtful counsel to top management on a range of issues;

•	a history of achievement that reflects superior standards for themselves and others;

•	loyalty and commitment to driving the success of Tyco;

•	an ability to take tough positions while at the same time working as a team player; and

•	individual backgrounds that provide a portfolio of experience and knowledge commensurate with Tyco’s needs.

The Company also strives to have all non- employee Directors be independent. In addition to having such Directors meet the NYSE definition of independence, the Board has set its own more rigorous standard of independence. The Committee must also ensure that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Nominating and Governance Committees. In addition, the Committee ensures that each member of the Compensation and Human Resources Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the Code.

As provided in its charter, the Nominating and Governance committee will consider Director candidates recommended by shareholders. To recommend a Director candidate, a shareholder should write to Tyco’s Secretary at Tyco’s current registered address: Freier Platz 10, CH-8200 Schaffhausen, Switzerland. In any event, any such recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above;

•	the candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement; and

•	evidence of share ownership.

The recommendation must also include documentary evidence of ownership of Tyco common shares if the shareholder is a beneficial owner, as well as the date the shares were acquired, as required by Tyco’s Articles of Association.

To be considered by the Nominating and Governance Committee for nomination and inclusion in Tyco’s proxy statement for the 2013 annual general meeting of shareholders, shareholder recommendations for Director must be received by Tyco’s Corporate Secretary no later than September 21, 2012. Once Tyco receives the recommendation, Tyco may deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in Tyco’s proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Governance Committee. No candidates were recommended by shareholders in connection with the 2012 annual general meeting.

The Nominating and Governance Committee currently employs an unrelated search firm to assist the Committee in identifying candidates for Director. The Committee also receives suggestions for Director candidates from Board members. In evaluating candidates for Director, the Committee uses the qualifications described above, and evaluates shareholder candidates in the same manner as candidates from all other sources. Based on the Nominating and Governance Committee’s evaluation of the current Directors, each nominee was recommended for election.

Executive Officers

The current executive officers of Tyco are:

Edward D. Breen—Mr. Breen, age 55, has been our Chairman and Chief Executive Officer since July 2002. Prior to joining Tyco, Mr. Breen was President and Chief Operating Officer of Motorola from January 2002 to July 2002; Executive Vice President and President of Motorola’s Networks Sector from January 2001 to January 2002; Executive Vice President and President of Motorola’s Broadband Communications Sector from January 2000 to January 2001; Chairman, President and Chief Executive Officer of General Instrument Corporation from

December 1997 to January 2000; and, prior to December 1997, President of General Instrument’s Broadband Networks Group. Mr. Breen was a director of McLeod USA Incorporated from 2001 to 2005 and Comcast Corporation from 2005 to 2011. Mr. Breen is a member of the Advisory Board of New Mountain Capital LLC, a private equity firm.

Madeleine Barber—Ms. Barber, age 48, has been our Senior Vice President and Chief Tax Officer since October 2011. She is responsible for the company’s global tax function, which includes tax planning, tax accounting & reporting and tax audits. Ms. Barber joined Tyco in December 2004 after having spent 16 years in public accounting. She began her career at Arthur Andersen, where she was promoted to partner in 2000. In May 2002, Ms. Barber joined KPMG LLP as a tax partner in the firm’s international corporate tax practice. While at KPMG and Andersen, Ms. Barber worked primarily with U.S. and foreign based Fortune 500 clients on complex multinational tax issues such as international mergers and acquisitions, transfer pricing, cross-border financing structures and cross-border dispute resolution.

Carol Anthony (“John”) Davidson—Mr. Davidson, age 56, has been our Senior Vice President, Controller and Chief Accounting Officer since January 2004. Prior to joining Tyco, Mr. Davidson was employed by Dell Inc., where he served as Vice President, Audit, Risk and Compliance. While at Dell he also served in other senior capacities, including Chief Compliance Officer, Vice President and Corporate Controller. He joined Dell in 1997 from Eastman Kodak Company, where he worked 16 years in a variety of financial, accounting and auditing positions of increasing responsibility. Mr. Davidson serves as a director of DaVita, Inc. We expect that Mr. Davidson’s employment with us will not continue following the spin-offs.

Patrick Decker—Mr. Decker, age 47, has been President of Tyco Flow Control since May 2007 and was previously Chief Financial Officer of Tyco Engineered Products and Services and Tyco Plastics and Adhesives. Prior to joining Tyco in 2003, Mr. Decker spent 13 years serving in a series of key financial roles at Bristol-Myers Squibb, both in the United States and internationally. Mr. Decker began his career as an auditor for PricewaterhouseCoopers.

Naren K. Gursahaney—Mr. Gursahaney, age 50, has been President of ADT Worldwide (now Tyco Security Solutions) since May 2007. Mr. Gursahaney joined Tyco in 2003 as Senior Vice President of Operational Excellence and became the President of Tyco Flow Control in January 2005 and President of the Tyco Engineered Products and Services segment in January 2006. Prior to joining Tyco, Mr. Gursahaney was the President and Chief Executive Officer of GE Medical Systems-Asia. During his ten year tenure at GE, Mr. Gursahaney held senior leadership positions in services, marketing and information management within the Medical Systems and Power Systems divisions and also worked at GE’s corporate headquarters as the staff executive for the vice chairman and manager of business development. Prior to GE, Mr. Gursahaney spent four years with Booz Allen & Hamilton in Cleveland, Ohio and worked as an engineer for Westinghouse Electric Corporation in Baltimore, Maryland and Ashdod, Israel. We expect that following the ADT Distribution Mr. Gursahaney will be the Chief Executive Officer of ADT.

Arun Nayar—Mr. Nayar, age 61, is our Senior Vice President, Financial Planning & Analysis, Investor Relations and Treasurer. He joined Tyco as the Senior Vice President and Treasurer in March 2008 and was also the Chief Financial Officer of ADT Worldwide through October 2010. In October 2010, Mr. Nayar assumed expanded responsibilities as head of Tyco’s Financial Planning & Analysis and Investor Relations groups. Prior to joining Tyco, Mr. Nayar spent six years at PepsiCo, Inc., most recently as Chief Financial Officer of Operations, and before that as Vice President and Assistant Treasurer of Capital Markets. Mr. Nayar serves as a director on the board of Atkore International, Inc., an equity investment of Tyco.

George R. Oliver—Mr. Oliver, age 51, has been President of Tyco Fire Protection since September 2010. Prior to that he was President of Tyco Safety Products from 2006 to 2010, was named President of the Tyco Electrical & Metal Products business in March 2007, and assumed the leadership of International Fire (Fire Protection Services) in October 2009. Prior to joining Tyco in 2006, Mr. Oliver served in operational roles of increasing responsibility at several General Electric divisions. Mr. Oliver serves as a director on the board of Atkore International, Inc., an equity investment of Tyco. We expect that following the spin-offs Mr. Oliver will be the Chief Executive Officer of Tyco.

Judith A. Reinsdorf—Ms. Reinsdorf, age 48, has been our Executive Vice President and General Counsel since March 2007. From October 2004 to February 2007, Ms. Reinsdorf served as Vice President, General Counsel and Secretary of C. R. Bard, Inc., a medical device company. Previously, she had served as Vice President and Corporate Secretary of Tyco from 2003 to 2004 and as Vice President and Associate General Counsel of Pharmacia Corporation from 2000 to 2003.

Laurie A. Siegel—Ms. Siegel, age 55, has been our Senior Vice President, Human Resources and Internal Communications since January 2003. Ms. Siegel was employed by Honeywell International from 1994 to 2002, where she held various positions in Human Resources. After leading the compensation organization from 1994 to 1997, she served as Corporate Vice President of Human Resources until 1999. Thereafter, she served as Vice President of Human Resources in the Aerospace and Specialty Materials divisions. Ms. Siegel serves as a director of CenturyLink, Inc. and chairs its compensation committee. We expect that Ms. Siegel’s employment with us will not continue following the spin-offs.

Frank S. Sklarsky—Mr. Sklarsky, age 54, has been our Executive Vice President and Chief Financial Officer since December 1, 2010. From November 2006, Mr. Sklarsky was the Executive Vice President and Chief Financial Officer of Eastman Kodak Company, a company that develops, manufactures and markets traditional and digital imaging products, services and solutions. From 2004 to 2006, Mr. Sklarsky served as Executive Vice President and Chief Financial Officer at ConAgra Foods, Inc., one of North America’s leading packaged food companies. Earlier in his career, he spent 20 years with Chrysler in a series of senior financial leadership roles. Mr. Sklarsky has also served in other executive finance positions with Dell, Inc. and started his career with Ernst & Young. He is also a certified public accountant. We expect that Mr. Sklarsky’s employment with us will not continue following the spin-offs.

Shelley Stewart, Jr.—Mr. Stewart, age 58, has been our Senior Vice President of Operational Excellence and Chief Procurement Officer since January 2006 and prior to that served as Vice President of Supply Chain Management. Before joining Tyco in 2003 Mr. Stewart was Senior Vice President of Supply Chain Management at Invensys plc and Vice President of Supply Chain Management with the Raytheon Company. He also spent 18 years with United Technologies Corporation where he held numerous senior level supply chain and operational positions. Mr. Stewart serves as a director of Cleco Corporation. We expect that Mr. Stewart’s employment with us will not continue following the spin-offs.

Following the spin-offs, we expect that our executive officers will be Mr. Oliver, as our chief executive officer, Mr. Nayar, as our chief financial officer, and Ms. Barber and Ms. Reinsdorf, each in their current roles, and the following additional current Tyco executives:

Larry Costello—Mr. Costello, age 64, has been the Senior Vice President (SVP) of Human Resources (HR) for Tyco Fire Protection since February 2012. Mr. Costello is responsible for setting HR strategy and leading the global HR organization. Mr. Costello joined Tyco in February 2012 from the Lawrence Bradford Group. Most recently, Mr. Costello was with Trane, where he was the SVP of Global HR and a corporate officer. Previously, Mr. Costello was the senior HR officer for the Campbell Soup Company, where he had responsibility for the global HR organization and acted as a strategic advisor and executive coach to key business leaders. Mr. Costello has also held HR leadership positions with Confab Companies and PepsiCo.

Brian McDonald—Mr. McDonald, age 48, has been the Chief Operating Officer of Tyco Fire Protection Services, an organization within Tyco Fire Protection since 2010. Mr. McDonald is responsible for all global installation and services businesses. Mr. McDonald joined Tyco in 2004, starting in SimplexGrinnell, where he successively led Sales, Field Operations and Southern Operations, before transferring to ADT in 2008 to serve as Managing Director for ADT Security U.K. & Ireland.

Following the spin-offs, we expect that the executive officers of ADT will be Mr. Gursahaney, as chief executive officer, and the additional executives listed under “Management” in the ADT Preliminary Information Statement included as Annex A.

Following the spin-offs, the executive officers of Pentair immediately before the Merger will become the executive officers of Tyco Flow Control, as described under “Management” in the Tyco Flow Control Preliminary Prospectus included as Annex B.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of common shares beneficially owned as of December 30, 2011 by each current Director, nominee for Director, executive officer named in the Summary Compensation Table under “Executive Officer Compensation” and the Directors and executive officers of Tyco as a group.

Beneficial Owner	Title	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Officers and Directors
Edward D. Breen	Chairman and Chief Executive Officer	3,189,301	(2)(3)(4)	*
Michael E. Daniels	Director	2,424
Timothy M. Donahue	Director	9,389	(2)	*
Brian Duperreault	Director	21,628	(2)	*
Bruce S. Gordon	Lead Director	29,343	(2)(3)	*
Rajiv L. Gupta	Director	20,417	(2)	*
Naren K. Gursahaney	President, Tyco Security Solutions	520,868	(3)
John A. Krol	Director	32,315	(2)(3)	*
George Oliver	President, Tyco Fire Protection; Director Nominee	400,805	(3)
Brendan R. O’Neill	Director	28,843	(2)(3)	*
Dinesh Paliwal	Director	0		*
Judith A. Reinsdorf	Executive Vice President and General Counsel	286,253	(3)	*
Frank S. Sklarsky	Executive Vice President and Chief Financial Officer	26,163	(3)	*
William S. Stavropoulos	Director	12,809	(2)	*
Sandra S. Wijnberg	Director	28,843	(2)(3)	*
R. David Yost	Director	22,335		*
All current Directors and executive officers as a group (22 persons)		5,727,988		1.2%

*	Less than 1.0%
(1)	The number shown reflects the number of common shares owned beneficially as of December 30, 2011, based on information furnished by the persons named, public filings and Tyco’s records. A person is deemed to be a beneficial owner of common shares if he or she, either alone or with others, has the power to vote or to dispose of those common shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, common shares beneficially owned by a person include common shares of which the person has the right to acquire beneficial ownership within 60 days after December 30, 2011. There were 462,609,088 Tyco common shares outstanding on such date (excluding shares held directly or indirectly in treasury).
(2)	Includes vested Deferred Stock Units (“DSUs”) as follows: Mr. Breen, 978,195; Mr. Donahue, 5,602; Mr. Duperreault, 17,370; Mr. Gordon, 20,082; Mr. Gupta, 14,365; Mr. Krol, 20,082; Dr. O’Neill, 20,082; Dr. Stavropoulos, 8,272; and Ms. Wijnberg, 20,082. Distribution of the DSUs will occur upon the earliest of (i) the termination of the individual from Tyco or Tyco’s Board (other than for cause), (ii) a change in control of Tyco and (iii) December 31, 2017. Upon the occurrence of such event, Tyco will issue the number of Tyco common shares equal to the aggregate number of vested DSUs credited to the individual, including DSUs received through the accrual of dividend equivalents.
(3)	Includes the maximum number of shares for which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or will vest before February 29, 2012 as follows: Mr. Breen, 1,872,932; Mr. Gordon, 4,974; Mr. Gursahaney, 444,911; Mr. Krol, 5,996; Mr. Oliver, 315,872; Dr. O’Neill, 4,974; Ms. Reinsdorf, 222,057; Mr. Sklarsky, 18,125; and Ms. Wijnberg, 4,974.
(4)	Includes 16,565 shares held in the Edward D. Breen 2010-1 Trust.

The following table sets forth the information indicated for persons or groups known to Tyco to be beneficial owners of more than 5% of the outstanding common shares.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Common Shares Outstanding on December 30, 2011
BlackRock Inc. 40 East 52nd Street New York, NY 10022	29,568,489	(1)	5.8%

(1)	The amount shown for the number of common shares over which BlackRock Inc. exercised investment discretion was provided pursuant to the Schedule 13G/A dated January 20, 2012 that it filed with the SEC, indicating beneficial ownership as of December 30, 2011.

EXECUTIVE OFFICER COMPENSATION REPORT

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of this proxy statement discusses and analyzes the executive compensation program for the named executive officers of Tyco in fiscal year 2011: Edward D. Breen, the Chairman and Chief Executive Officer; Frank S. Sklarsky, the Executive Vice President and Chief Financial Officer; George R. Oliver, President, Tyco Fire Protection; Naren K. Gursahaney, President, Tyco Security Solutions; and Judith A. Reinsdorf, Executive Vice President and General Counsel. In addition, information regarding Mr. Christopher J. Coughlin, Tyco’s Executive Vice President and Chief Financial Officer through December 1, 2010, is provided. Unless otherwise specified, the references to the “named executive officers” in this Compensation Discussion and Analysis are to our current officers. Many of the metrics used to judge performance under our executive compensation programs are non-GAAP financial measures and the discussion below includes references to such measures, which should not be considered as replacements for GAAP measures. Please see the tables included as Annex A for a reconciliation of these measures to the most comparable GAAP measures.

Pay for Performance

The Company’s compensation programs are designed to reward executives for achieving strong operational performance and delivering on Tyco’s strategic initiatives, each of which are important to the long-term success of Tyco. For our CEO, well over 85% of targeted direct pay continues to be in the form of at-risk performance-based compensation—consisting of long-term equity awards and the annual performance bonus. At the March 2011 annual meeting, shareholders were asked to approve Tyco’s fiscal year 2010 executive compensation programs. Of those who voted, over 72% voted to approve the proposal. In light of these results, and in consideration of shareholder input obtained from outreach efforts taken in connection with the 2011 meeting, the Compensation Committee carefully reviewed Tyco’s executive compensation practices. The Committee concluded that Tyco’s existing executive compensation programs continue to be the most appropriate for Tyco and effective in rewarding executives commensurate with business results. The Committee believes that the best way to align the CEO’s compensation with shareholder interests is to place the majority of his compensation at-risk—in the form of long-term performance based equity awards and annual incentive opportunity. The following table demonstrates the link between Company performance and CEO pay. It shows the CEO’s at-risk compensation for the one and three year periods that ended on September 30, 2011. The one-year period is represented by the fiscal year 2011 annual performance bonus and the three-year period is represented by long term equity awards granted to the CEO for fiscal year 2009:

CEO Pay vs. Company Performance

Annual Incentive Compensation

At the beginning of fiscal year 2011, the Compensation Committee and the Board of Directors approved the performance metrics for the annual performance bonus. These goals were based on the expectation that the global economy would modestly grow over the course of fiscal year 2011, and envisaged a return to organic revenue growth across all of our businesses and operating margin improvements predicated on volume growth and aggressive cost management. For our CEO, the target performance goals were (i) growth in earnings per share before special items (“EPS”) of over 10% compared to fiscal year 2010, (ii) revenue growth of over 3% on an organic basis and (iii) an aggressive cash conversion plan. Despite the muted pace of the economic recovery, Tyco met or exceeded these goals with strong financial results in fiscal year 2011, and our CEO received a performance bonus of 144% of target based on these results:

•

Net revenue for fiscal year 2011 increased by 2.0% to $17.4 billion compared to fiscal year 2010 revenue of $17.0 billion. Excluding the Electrical and Metal Products business (“EMP”), revenue increased by 9% over 2010, with 4% organic revenue growth. As part of our portfolio refinement efforts, we sold a majority interest in the Electrical and Metal Products business in the first fiscal quarter of 2011.

•

Income from continuing operations for fiscal year 2011 was $1.6 billion, or $3.27 per share on a diluted basis, compared to $1.1 billion and $2.31 per share for fiscal year 2010. Before special items, income from continuing operations attributable to Tyco shareholders was $3.24 per share, an increase of over 20% from the $2.68 achieved in fiscal year 2010. Due in part to productivity initiatives taken by Tyco in past years, the operating margin before special items improved 160 basis points year-over-year, excluding the benefit from the contribution of the EMP business in the first quarter.

•

The Company continued to generate solid free cash flow. Free cash flow was $1.1 billion in fiscal year 2011, compared to $1.4 billion in 2010, and included $252 million of cash payments related to special items. Free cash flow was reduced in 2011 due in part to an increased use of cash to fund working capital resulting from increased business activity, although working capital days were in line with fiscal year 2010. The Company used its excess cash to make growth oriented investments and acquisitions. The Company also returned approximately $1.8 billion to shareholders through share repurchases and dividends, and completed the year with $1.4 billion in cash and cash equivalents.

•

In September 2011, we announced our intention to separate into three independent publicly-traded companies. Over the last four years, we have worked to strengthen Tyco’s competitive position in its core security, fire protection and flow control businesses by driving organic growth, investing in research and development and technology, increasing efficiency and productivity and making strategic acquisitions. As a result, each business is now in a position to operate independently with a strong financial position, exceptional brands, highly skilled employees and talented, experienced leadership.

Long Term Equity Compensation

The Compensation Committee believes that the best way to align the chief executive officer’s compensation with shareholder interests is to place a substantial portion of his compensation at-risk in the form of long-term performance based equity awards. Since the 2007 Separation, at least 70% of his targeted direct pay each year has been in the form of long-term equity awards. The value of these awards is directly linked to sustained shareholder returns, and over the past one, three and five year periods ending September 30, 2011, Tyco’s total shareholder return has outperformed the S&P 500 Industrials Index:

Tyco TSR vs. S&P 500 Industrials Index

The Compensation Committee has designed the CEO’s long-term equity awards to align with shareholder returns. The Committee believes that a three-year period is an appropriate time frame to effectively measure sustained performance, and has used this time-frame in performance share units granted to the CEO since the 2007 Separation. Each year, performance share units constitute 50% of the CEO’s long-term equity award. The remaining 50% of the long-term equity award is in the form of stock options. The table below demonstrates the link between Company performance and the realizable value of the CEO’s long-term equity for post-2007 Separation performance periods:

Target vs. Realizable LTI over Completed Performance Periods

(1)	Three year total shareholder return (TSR) is calculated for the periods beginning as of the first day of fiscal years 2008 and 2009 and ending on the last day of the fiscal years 2010 and 2011.
(2)	Target amounts represent the grant-date fair value of the stock options, PSUs and RSUs granted for fiscal year 2008 and stock options and PSUs granted for fiscal year 2009.
(3)	Realized amounts represent the realizable value of equity awards granted in respect of fiscal years 2008 and 2009 as of the end of the applicable three-year period. For stock options, these values are the in-the-money value as of the last day of fiscal years 2010 and 2011, as applicable. For PSUs, these values are the market value, as of the last day of the fiscal year, of shares delivered based on actual performance results in respect of the applicable three-year plan. For RSUs, these values represent the value of vested and unvested awards granted in 2008 as of the end of fiscal year 2010.

In fiscal year 2011, the performance period for PSUs granted at the beginning of fiscal year 2009 expired. Over this period, Tyco’s total shareholder return, as calculated under the performance share plan, was 13.16%*, which was better than 60% of the companies in the S&P 500 Industrials Index and resulted in a pay-out at the end of fiscal year 2011 of 144% of the target shares granted to Mr. Breen in fiscal year 2009. The in-the-money value of stock options granted to Mr. Breen at the beginning of fiscal year 2009 has grown in-line with the appreciation in share price. One-half of this option grant remained unvested as of September 30, 2011.

The results under the performance share plan at the end of fiscal year 2011 contrast sharply with those for fiscal year 2010. In fiscal year 2010, the first performance period for PSUs granted immediately after the 2007 Separation expired. These PSUs were granted in July 2007 and represented the annual equity award for fiscal year 2008. Last year, Tyco’s relative TSR for the three-year period ending in June 2010 was below the minimum performance threshold under the plan. As a result, performance share units granted in July 2007 expired with no realized value. Additionally, stock options granted to Mr. Breen in July 2007 were out of the money. Only restricted stock units that were granted in July 2007 have provided value to this point in time.

Compensation Governance

The Company’s executive compensation programs are based on the philosophy that they must: (i) reinforce Tyco’s business objectives and the creation of long-term shareholder value; (ii) provide for performance-based reward opportunities that support growth and innovation without encouraging or rewarding excessive risk; (iii) align the interests of executives and shareholders by weighting a significant portion of compensation on sustained shareholder returns through long-term performance programs; (iv) attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable compensation, short-term and long-term incentives, and cash and equity-based pay; and (v) recognize and support outstanding individual performance and behaviors that demonstrate our core values—Integrity, Excellence, Teamwork and Accountability. The Company recognizes that in order to execute on this philosophy, a strong governance framework is required. Accordingly, Tyco’s compensation programs are characterized by the following compensation governance features:

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Variable compensation is heavily weighted on long-term incentives to align compensation with sustained shareholder returns. In fiscal year 2011, one hundred percent of long-term incentive awards for our CEO were performance-based—consisting of stock options and performance share units.

•

Incentive awards are contingent on achieving targets that are established and approved by the Compensation Committee at the beginning of the applicable performance period. All awards are assigned thresholds that define a minimum level of achievement before they pay out, and all award payments are capped at 200% of target.

•

The Compensation Committee is comprised solely of independent directors. The Committee’s independent consultant, Exequity, provides no other services to Tyco and has no prior relationship with any of the named executive officers.

•

The peer group of companies used to benchmark executive compensation levels is carefully reviewed at least annually by the Compensation Committee with input from its independent consultant. Changes to the peer group require Compensation Committee approval.

•

The Compensation Committee annually completes a risk assessment of Tyco’s executive and broad-based compensation programs to evaluate whether they drive behaviors that are within the risk management parameters it deems prudent.

•

A “double-trigger” is required before severance benefits are paid or equity acceleration occurs in connection with a change in control event (other than for the Chief Executive Officer). Named executive officers are not entitled to excise tax gross-ups (other than the Chief Executive Officer). For our Chief Executive Officer, the terms of the employment agreement that he entered in 2002 govern in these scenarios.

•

The Company eliminated tax gross-ups on supplemental benefits for all named executive officers effective January 1, 2010. Effective December 2010, supplemental life, disability and long-term care benefits have been discontinued for new executives. Effective January 2012, Tyco’s cash-allowance perquisite has been discontinued. In December 2011, executives formerly eligible for this program received a one-time grant of restricted stock units in connection with the discontinuance.

•	Other than the Chief Executive Officer, Tyco does not provide any pension plans for its named executive officers.

•

The Company maintains a robust share ownership and retention policy for both directors and officers. Named executive officers are required to achieve and maintain minimum stock ownership levels (two to ten times base salary). Directors are required to achieve and maintain minimum stock ownership levels of five times the annual cash retainer.

•

The Company maintains an expansive pay recoupment policy to claw back compensation earned as a result of fraudulent or illegal conduct. We expect to modify the policy upon implementation of the Dodd-Frank Act to comply with applicable regulations.

•

Under Tyco’s insider trading policy, employees, including named executive officers, are prohibited from speculating in Company securities or engaging in transactions designed to hedge their ownership interests.

The features described above are important components of Tyco’s executive compensation governance framework. The sections that follow provide more detailed information regarding the governance framework, as well as more information regarding the pay elements used in the compensation of our named executive officers.

Process Overview: How the Compensation Committee Designs and Establishes Executive Compensation

The Compensation Committee evaluates many factors when designing and establishing executive compensation plans and targets. In determining the appropriate compensation of individual named executive officers, the Compensation Committee considers critical data including the relative complexity and importance of the executive’s role within the organization, the executive’s experience, record of performance and potential, the compensation levels paid to similarly positioned executives at our peer group companies, and internal pay equity considerations.

Each year, the Compensation Committee reviews the composition of Tyco’s peer group with the assistance of its independent compensation consultant to ensure that it aligns with Tyco’s size and lines of businesses. Any change to the peer group is subject to the Compensation Committee’s approval. The peer group is drawn from companies in the S&P 500 Index, and the Compensation Committee analyzes up to 17 factors in determining inclusion, including rank within the S&P 500 Index, overlapping business lines, number of employees, and various performance and financial measures. The Compensation Committee did not make any changes to the peer group in fiscal year 2011 after updating the peer group in fiscal year 2010. The peer group consists of 17 industrial and service companies that reflect the competitive landscape in which Tyco operates. It also takes into account the diverse nature of Tyco’s operations, which are a blend of world-class manufacturing capabilities and premier service delivery.

• 3M Co.	• General Dynamics Corp.	• Raytheon Co.
• Danaher Corp.	• Honeywell International, Inc.	• Sprint Nextel Corp.
• Deere & Co.	• Illinois Tool Works, Inc.	• Time Warner Cable Inc.
• DirecTV Group, Inc.	• Ingersoll-Rand PLC	• United Technologies Corp.
• Eaton Corp.	• ITT Corp.	• Waste Management, Inc.
• Emerson Electric Co.	• Johnson Controls Inc.

In addition to the peer group, summary statistical information about general industry practices (excepting those of financial service companies) is another source of executive compensation market data for the Committee. The Company’s talent strategy calls for both the development of internal leadership and the recruitment of highly experienced leaders from outside Tyco. Tyco does not position executive pay to reflect a single percentile within the peer group, but broadly targets the 50th percentile for base salaries and performance-based pay at or slightly above the 50th percentile. Although these benchmarks represent useful guidelines, the Compensation Committee exercises discretion in setting individual executive compensation packages so that they appropriately reflect the value and expected contributions of each executive to Tyco, as well as the executive’s leadership, commitment to our values, and potential for advancement.

The Company believes that one of the most important features of a compensation program that pays for performance is an appropriate weighting of pay elements that align management’s interest with those of shareholders. As a result, the Compensation Committee places the greatest proportion of executive pay in long-term equity compensation for named executive officers, with the aim of tying the executive’s realized pay to sustained shareholder returns. It also places a significant portion of cash compensation in the form of performance bonuses. In fiscal year 2011, approximately 72% of targeted direct pay for our Chief Executive Officer, and approximately 65% for the rest of our named executive officers, was in the form of long term equity awards. Additionally, over 48% of targeted cash compensation for our Chief Executive Officer and the rest of our named executive officers was in the form of an annual performance bonus.

The chart below summarizes with respect to our named executive officers the distribution of total compensation by pay element for fiscal year 2011. The information summarized shows all elements of compensation, including elements that do not comprise targeted direct pay, and consists of each named executive officer’s base salary and target bonus opportunity during the fiscal year; the grant date fair value of stock options and performance share units; the value of Mr. Breen’s change in pension benefits from September 2009 to September 2010, the value of Mr. Sklarsky’s sign-on bonus and equity grant, and the value of all other compensation provided to the executive at the end of the preceding fiscal year. The value of the change in Mr. Breen’s pension benefit is included for completeness. It does not represent a targeted element of direct pay because the actuarial value of the benefit is based on market factors beyond the control of Mr. Breen or the Compensation Committee. In the case of all other compensation and pension benefit changes, the previous year’s value is used because the final value is not determined until after the end of the fiscal year during which the compensation is paid.

Pay Mix for Named Executive Officers

Elements of Compensation

When determining executive compensation, the Compensation Committee focuses on four primary categories of compensation, which are described in more detail below. Each year, the Compensation Committee completes a comprehensive review of these elements utilizing tally sheets prepared by company management for each named executive officer. Tally sheets identify the value of each pay element, including base salary, annual bonus, sign-on or other cash payments, long-term incentives, and benefit and perquisite payments, and help the Compensation Committee to better understand the effect that changing any discrete pay element will have on the total compensation provided to each executive. This data also clearly illustrates the effect that changing the core compensation elements will have on our competitive positioning. Tally sheets also reveal how well each pay element is aligned with our compensation philosophy and objectives, and show the value of all compensation elements under multiple termination scenarios.

Base Salary

Base salary recognizes the value of an individual to Tyco based on his/her role, skill, performance, contribution, leadership and potential. It is critical in attracting and retaining executive talent in the markets in which we compete for talent. Base salaries are reviewed annually by both the Compensation Committee and the Board. During fiscal year 2011, the Committee approved 2% salary increases for Ms. Reinsdorf and Mr. Oliver and a 9% increase for Mr. Gursahaney. These were the first salary increases for the named executive officers since January 2008. Mr. Breen’s salary has remained unchanged since 2006.

Annual Incentive Compensation

Annual incentive compensation for our named executive officers is paid in the form of an annual performance bonus under Tyco’s 2004 Stock and Incentive Plan (the “2004 SIP”). Annual incentive compensation rewards the named executive officers for their execution of the operating plan and other strategic initiatives, as well as for financial performance that benefits Tyco’s business and drives long-term shareholder value creation. It places a meaningful proportion of total cash compensation at risk, thereby aligning executive rewards with Tyco’s financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of individuals and groups.

In the first quarter of fiscal year 2011, the Compensation Committee established performance measures and targets for Tyco (and for each group, division and business segment), and they set a minimum performance threshold of $450 million in adjusted net income (adjusted for (i) business acquisitions and disposals, (ii) debt refinancing, (iii) legacy legal and tax matters, (iv) goodwill and intangible asset impairments, (v) tax law changes, (vi) discontinued operations and (vii) changes in accounting) that had to be met for named executive officers to receive any bonuses for the year. The impact of these adjustments was not significant to the determination of whether the minimum threshold was met. These metrics were also approved by the independent members of the Board. The Compensation Committee also approved individual maximum bonus amounts for each Senior Officer of 0.5% of adjusted net income for Mr. Breen, subject to a cap of $5.0 million and 0.25% of adjusted net income for Messrs. Sklarsky, Gursahaney and Oliver, and Ms. Reinsdorf, subject to a cap of $2.5 million. After setting these minimum performance thresholds and maximum payouts, the Compensation Committee further refined target and maximum payout values as a percentage of base salary. Target incentive opportunities ranged from 80% to 125% of base salary for fiscal year 2011 for the named executive officers. Potential payouts ranged from 0% to 200% of the target incentive opportunity.

The performance measures approved for the corporate and group levels of the organization were also established in the first quarter of fiscal year 2011 and were used by the Compensation Committee and the Board to determine final bonuses for named executive officers. As noted above, these performance measures were based on the expectation that the global economy would modestly grow over the course of fiscal year 2011, with all of our businesses returning to organic revenue growth and operating margins improving based on volume growth and aggressive cost management. For fiscal year 2011, the Compensation Committee increased the weighting of the revenue component for each executive in order to emphasize the importance of organic growth at each unit. These performance measures and related results are described in the table below.

Fiscal Year 2011 Annual Incentive Compensation Design Summary

Performance Measure	Weights	Performance Target	Actual Performance
Messrs. Breen and Sklarsky and Ms. Reinsdorf
• Earnings per Share from continuing operations before special items (“EPS”)	40%	$3.00 per share	$3.24 per share
• Free Cash Flow (“Adjusted FCF”) before special items	40%	$1.41 billion	$1.35 billion
• Total Revenue (in constant currency and excluding EMP revenue)	20%	$16.16 billion	$16.66 billion
Mr. Gursahaney
• Operating Income of Tyco Security Solutions before special items	35%	$1.38 billion	$1.43 billion
• Adjusted FCF of Tyco Security Solutions	25%	$1.46 billion	$1.38 billion
• Revenue of Tyco Security Solutions (in constant currency)	20%	$8.29 billion	$8.52 billion
• Corporate	20%	See above	See above
Mr. Oliver
• Operating Income of Fire Protection before special items	35%	$553.8 million	$624.8 million
• Revenue of Fire Protection (in constant currency)	20%	$4.47 billion	$4.62 billion
• Adjusted FCF for Fire Protection Services	15%	$336.8 million	$346.6 million
• Working Capital Days Fire Protection Products	10%	81 days	$84.5 days
• Corporate	20%	See above	See above

Description of Performance Measures: For compensation purposes, EPS from continuing operations, Adjusted FCF, and operating income are adjusted to exclude the effects of events that the Compensation Committee deems do not reflect the performance of the named executive officers. The categories of special items are identified at the time the performance measure is approved at the beginning of the fiscal year, although the Compensation Committee may at its discretion make adjustments during the fiscal year. Special items include gains, losses or cash outlays that may mask the underlying operating results and/or business trends of Tyco or business segment, as applicable. For fiscal year 2011, the approved categories of adjustments included adjustments related to (i) business acquisitions and divestitures; (ii) debt refinancing; (iii) legacy legal and tax matters; (iv) goodwill and intangible asset impairments; (v) tax law changes; (vi) certain unbudgeted capital expenditures; (vii) unbudgeted restructuring charges; and (viii) realignments of segment and corporate costs. At the beginning of the fiscal year, the Compensation Committee also decided that it would be appropriate to continue to limit the effects of the volatility inherent in the EMP business segment (a majority of which was sold in the first fiscal quarter) on the performance measures applicable to the corporate level. Adjusted FCF is calculated by first adjusting cash flow from operations by removing the effects of the sale of accounts receivable programs, cash paid for purchase accounting and holdback liabilities, and voluntary pension contributions and then deducting net capital expenditures (including accounts purchased from the ADT dealer network), and then adding back the special items that increased or decreased cash flows. Working capital days are generally calculated by dividing annualized average working capital by revenue of the applicable unit. Revenue is calculated in constant currency, which negates the impact of fluctuations in foreign currency over the course of the year, with adjustments made to targets to reflect the acquisition or divestitures of businesses over the course of the fiscal year.

The table below shows the maximum and target annual incentive compensation opportunities for fiscal year 2011, and the actual payments earned by each of our named executive officers. These amounts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation” table.

Fiscal Year 2011 Performance Bonus Summary

Named executive officer	Maximum(1)	Target	Actual
Edward Breen	$4,062,500	$2,031,250	$2,925,000
Frank Sklarsky	$1,400,000	$700,000	$1,008,000
George Oliver	$1,220,000	$610,000	$1,013,000
Naren Gursahaney	$1,220,000	$610,000	$787,000
Judith Reinsdorf	$856,000	$428,000	$616,500

(1)	In December 2010, the Compensation Committee established and the Board approved potential maximum annual incentive compensation payouts of 0.50% of adjusted net income for Mr. Breen, subject to a cap of $5.0 million imposed by the 2004 SIP, and 0.25% for the other named executive officers, subject to a cap of $2.5 million. The Compensation Committee further established a maximum payout of 200% of target incentive opportunity.

The Compensation Committee and the Independent members of the Board approved award payouts for each of our named executive officers in November 2011 based on the achievement of the minimum adjusted net income performance threshold of $450 million, and the achievement of the quantitative performance measures shown in the “Fiscal year 2011 Annual Incentive Compensation Design Summary” table above.

Long-Term Incentive Awards

As discussed above, a key element in the compensation of our named executive officers is long-term equity incentive awards (“LTI compensation”), which tie a significant portion of compensation to Company performance. The Compensation Committee believes that LTI compensation serves Tyco’s executive compensation philosophy in several ways. It helps attract, retain and motivate talent. It aligns the interests of the named executive officers with the interests of shareholders by linking a significant portion of the officer’s total pay opportunity to share price. It provides long-term accountability for named executive officers, and it offers the incentive of performance-based opportunities for capital accumulation in lieu of a pension plan for most of Tyco’s executive management. For a description of the material terms of stock options and performance share units granted for fiscal year 2011 under the 2004 SIP, see the narrative following the “Grants of Plan-Based Awards” table.

Fiscal Year 2011 Annual Equity Award

In fiscal year 2011, our CEO received the same 50-50 mix of performance share units and stock options that he has received since fiscal year 2009. For our other named executive officers, the annual grant consisted of a mix of stock options (40%), performance share units (40%) and restricted stock units (20%). After careful consideration of industry trends and the performance of previously granted awards, the Compensation Committee added restricted stock units to help balance the volatility inherent in stock options and performance share units with the retentive value of restricted stock units for key executives. With respect to the 2011 performance share units, the Compensation Committee introduced an additional performance measure to the program design. In addition to the existing total shareholder return component, the 2011 plan includes a cumulative earnings per share measure. The total shareholder return (“TSR”) metric is a relative measure that rewards the executive only if Tyco’s TSR is within the top 65% of the companies that comprise the S&P 500 Industrials Index, with the target value being based on a TSR equal to at least the top 50% and a payout of two times target if the TSR is better than the top 75%. The cumulative earnings per share metric is measured over the same three-year period to which the total shareholder return measure applies. The Compensation Committee believes that this combination of relative and absolute measures best focuses management on the measures that drive shareholder value.

Fiscal Year 2012 Annual Equity Award

For fiscal year 2012, the Compensation Committee retained the same mix of performance share units and stock options for the Chief Executive Officer, and performance share units, stock options and restricted stock units for our other named executive officers. With respect to the 2012 performance share units, the Compensation Committee replaced the cumulative earnings per share metric with a return on invested capital (“ROIC”) measure, so that the performance shares units are 50% weighted on TSR and 50% weighted on ROIC. The ROIC metric is designed to reward executives for efficiently allocating capital and generating profitable growth. The TSR measure for the fiscal year 2012 award is consistent with the TSR measure for the fiscal year 2011 award. Additionally, due to the pending Distributions, the performance period for the fiscal year 2012 award has been shortened to one year to coincide with the expected closing date of the Distributions. We anticipate that the performance period for the fiscal year 2011 awards will also be shortened (to two years) to coincide with the expected closing date. The vesting period for these awards will remain three years.

In addition, in fiscal year 2012, the Compensation Committee decided to end the cash perquisite allowance program for all officers of Tyco that received the benefit, including the named executive officers. This program, which was instituted in 2003 to eliminate costly and administratively burdensome perquisites such as company cars, club dues, and tax preparation services, provided for a cash payment equal to 10% of the officers base salary (up to a maximum of $70,000) that the officer could use without limitation. The Compensation Committee determined that, in light of current market practices at Tyco’s peers and in the broader market, the program’s benefits—in attracting and retaining talented executives—were outweighed by its costs. In connection with the discontinuance of this plan, existing officers who were receiving the benefit at the time of termination received a one-time grant of restricted stock units. The fair value of the grant was equal to two times the annual value of the cash allowance for such officer, and the restricted stock units have a pro rata vesting schedule of two years.

Executive Benefit Plans and Other Elements of Compensation

All of our named executive officers are eligible to participate in the benefit plans that are available to substantially all of our other U.S. employees. These benefit programs include Tyco’s tax-qualified 401(k) Retirement Savings and Investment Plans (“RSIPs”) and its medical insurance, dental insurance, life insurance, long-term disability and long-term care plans. The retirement programs at Tyco do not include active defined benefit plans for our named executive officers or for other U.S. executives, except that Mr. Breen is entitled to pension benefits under his employment agreement.

Our named executive officers are eligible to participate in the Tyco Supplemental Savings and Retirement Plan, which is a deferred compensation plan that permits the elective deferral of base salary and performance-based bonus for executives earning more than $110,000 per year. The SSRP provides our executives with the opportunity to:

•	contribute retirement savings in addition to amounts permitted under the RSIPs;

•	defer compensation on a tax-deferred basis and receive tax-deferred market-based growth; and

•	receive any Company contributions that were reduced under the RSIPs due to IRS compensation limits.

Supplemental insurance benefits (executive life, disability and long-term care)

These programs provide life insurance, long-term disability insurance and long-term care insurance to certain executives. Our executive life insurance program typically provides a death benefit equal to approximately two times base salary, and allows the named executive officer to elect to pay additional premiums into the plan. Our executive disability insurance program ensures salary continuation above the $15,000 monthly benefit limit provided by our broad based disability plan. The executive long-term care insurance program covers certain executives and their spouses in the event of chronic illness or disability. Under the program, Tyco pays the long-term care premium for 10 years, after which the insurance is fully paid. If the executive leaves prior to the end of the 10-year payment period, he or she has the option to continue making the premium payments to maintain the coverage.

On January 1, 2010, Tyco ceased the practice of paying tax gross-ups for its senior executives on life insurance and long-term disability insurance programs, as the Compensation Committee determined that this benefit was not in line with best practices. Senior executives can elect to continue to receive supplemental insurance benefits at their expense when they leave Tyco. In limited instances, Tyco is responsible for paying Tyco’s cost of the supplemental insurances for Mr. Breen if he is terminated, as set forth in his employment agreement. In December 2010, Tyco ceased making premium payments for the supplemental life, disability and long-term care benefits described above for newly hired or promoted executives.

Cash Perquisite Allowance Plan

The cash perquisite plan provided named executive officers with a cash payment equal to 10% of their annual base salary, up to a maximum annual benefit of $70,000, in lieu of more traditional perquisite benefits. As noted above, the Committee discontinued this plan as of January 2012. In connection with the discontinuance of this plan, existing officers who were receiving the benefit at the time of termination, Tyco made a one-time grant of restricted stock units with a fair value equal to two times the annual value of the cash allowance.

Executive Physicals

During fiscal year 2011, the Compensation Committee instituted coverage for an annual executive physical. Tyco strongly believes in investing in the health and well being of our executives as an important component in providing continued effective leadership for Tyco.

Use of Corporate Aircraft

Mr. Breen and the other senior executives may use corporate aircraft or chartered aircraft for business travel. Mr. Breen is the only executive pre-approved to use Company aircraft for non-business purposes, although other named executive officers may do so, by exception, if expressly approved by Mr. Breen. There are no gross-ups paid with respect to Mr. Breen’s personal use of aircraft.

Change in Control and Severance Benefits

We believe that our employment and severance arrangements are essential in attracting and retaining the executive talent necessary to manage our diverse businesses, and are competitive with those provided to executive officers at other large companies publicly traded in the U.S. Mr. Breen’s employment agreement provides for benefits if he is terminated in connection with a change in control or under other specified circumstances, and the information in the tables below reflects the terms of the agreement. As discussed below, the definition of a “Good Reason” termination under Mr. Breen’s employment agreement includes a change in duties that results in a significant diminution in his position, authority, duties or responsibilities. Upon completion of the Distributions, if Mr. Breen were to continue as Tyco’s chief executive officer, we believe that these provisions would apply. As a result, upon his resignation in connection with the Distributions, Mr. Breen is expected to receive severance benefits consistent with a Good Reason termination, except that Mr. Breen has waived the acceleration of a portion of his fiscal year 2012 annual equity grant, and these awards are expected to be forfeited.

For our other named executive officers, who do not have employment agreements, the Tyco International Severance Plan for U.S. Officers and Executives (the “Severance Plan”) and the Tyco International Change in Control Severance Plan for Certain U.S. Officers and Executives (the “CIC Severance Plan”) generally govern the benefits that accrue upon termination. As described below, a “double trigger” is required under the CIC Severance Plan before most benefits become available to the executives covered by that plan.

The table below summarizes the key terms and provisions of the severance plans that are currently in effect. Refer to the “Potential Payments Upon Termination and Change in Control” table for the estimated dollar value of the benefits available under the severance plans in effect as of our fiscal year-end.

Severance Arrangements Not in Connection with a Change in Control

Description	Chief Executive Officer	Named Executive Officers
Governing document:	Employment agreement.	Severance Plan. For equity awards, both the Severance Plan and individual award agreements.

Termination events triggering severance cash benefits and benefits continuation:	• Involuntary termination without Cause, other than for death or disability.	Involuntary termination other than Cause, permanent disability or death.

• Termination by Mr. Breen for Good Reason.

Severance cash benefit:	Two times base salary and two times higher of target annual bonus or most recent annual bonus payment. The multiplier on the cash benefit is reduced from two times to 1.5 times at age 62 and further reduced to 1.0 times at age 63 or older.	Two times base salary and two times target annual bonus.

Executive must sign release to receive severance benefits:	Yes.	Yes.

Health and welfare benefits continuation:	Continued participation in Tyco’s health and welfare plans over the same time period for which severance is payable, subject to an 18 month limit on continuation of medical benefits. If Mr. Breen’s severance period is greater than 18 months, an equivalent cash payment is made for the monthly COBRA premium cost of the coverage multiplied by the number of months by which the severance period exceeds 18 months, with a tax gross-up on such amounts.	Twelve months from date of termination for medical and dental and health care reimbursement account benefits only, if the executive does not commence employment with another company during the severance period. The executive will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for an additional 12 month period.

Pension benefits consisting of accrued amounts in supplemental retirement plans:	Voluntary termination by Mr. Breen without Good Reason or termination by Tyco with Cause prior to age 60—vested pension benefits are subject to a reduction; otherwise, no reduction.	N/A.

Prorated bonus in year of termination:	Yes, subject to applicable performance conditions.	At Tyco’s discretion and subject to applicable performance conditions and other incentive plan terms.

Description	Chief Executive Officer	Named Executive Officers
Equity treatment(1):	All awards vest in full upon an involuntary termination without Cause or a termination for Good Reason:	Upon an involuntary termination without Cause: Awards granted prior to Oct. 12, 2011:

• Options remain exercisable for the remainder of their term. • Performance share units vest, but remain subject to performance criteria.

•    All unvested RSUs and stock options are forfeited, except that the executive receives one additional year of option vesting.

•    Performance share units are forfeited unless the executive is retirement eligible, in which case all or a portion of the shares which vest remain subject to performance criteria.

Awards granted on and after Oct. 12, 2011:

•    All unvested RSUs and stock options are forfeited unless the executive is retirement eligible, in which case awards vest pro rata based on the number of full months of service completed from the grant date through the termination date.

•    Executive receives one additional year of option vesting.

•    Performance share units remain subject to performance criteria.

For all awards, the executive has 12 months (or in the case of retirement eligible employees, 36 months) to exercise vested stock options, subject to original term.

Outplacement assistance:	No.	At Company’s discretion for up to 12 months.

Restrictive covenants:	• Prohibited from soliciting customers and employees of Tyco for one year from the date of termination.	• Prohibited from soliciting customers and employees of Tyco for two years from the date of termination.

Description	Chief Executive Officer	Named Executive Officers

•    Prohibited from competing with Tyco for one year from the date of termination (two years with respect to a competing business that generates more than 30% of its gross revenues from the security business).

•    Subject to confidentiality and non-disparagement covenants.

• Prohibited from competing with Tyco for one year from the date of termination. • Subject to confidentiality and non-disparagement covenants.

(1)	In connection with the proposed Distributions, the Compensation Committee approved certain changes to equity awards for employees (other than the CEO) who are terminated in connection therewith. Unvested equity awards granted prior to October 12, 2011 (the date of the annual grant for fiscal year 2012), including awards held by the named executive officers, have been modified to provide that, for each employee whose employment is terminated by Tyco in connection with the Distributions prior to its one year anniversary, (1) any unvested stock option, restricted share unit or performance share unit will fully vest upon termination of employment (subject, in the case of performance share units, to the completion of the applicable performance period) and (2) the exercise period for any stock option that was granted in the period from January 1, 2008 to October 11, 2011 will be extended to comprise the one-year period following the date of such termination for such employee.

Awards granted on October 12, 2011 in connection with the annual grant, including awards granted to Tyco’s named executive officers (including the CEO), provide that, for each employee whose employment is terminated by Tyco in connection with the Distributions in the period from the grant date through the date that is one year following the completion of the Distributions, any unvested stock options, restricted stock units and performance share units will accelerate and vest pro rata based on the number of full months of service completed from the grant date through the employment termination date. Certain officers, including Tyco’s named executive officers, will continue to be eligible for one additional year’s worth of stock option vesting if they are terminated by Tyco not for “cause” after the one-year anniversary of the grant date. The one-year holding requirement will not apply to any such officer that is terminated in connection with the Distributions. Any stock options subject to such accelerated vesting provisions will have a one-year exercise period following the date of such termination for such employee.

Mr. Breen’s employment agreement generally defines “Cause” as:

•

Indictment for a felony other than one stemming from liability that is based on acts of Tyco for which Mr. Breen is responsible solely as a result of his office(s) with Tyco. This exception applies provided that (i) he was not directly involved in such acts and either had no prior knowledge of such intended actions or, upon obtaining such knowledge, promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability; or (ii) after consulting with Tyco’s counsel, he reasonably believed that no law was being violated by such acts; or

•

Termination evidenced by a resolution adopted in good faith by at least two-thirds of the members of the Board. Such resolution must conclude that Mr. Breen intentionally and continually failed substantially to perform his reasonably assigned duties with Tyco (other than a failure resulting from his incapacity due to physical or mental illness or from the assignment to Mr. Breen of duties that would constitute “Good Reason”), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized member of the Board, has been delivered to Mr. Breen specifying the manner in which Mr. Breen has failed substantially to perform; or intentionally engaged in conduct which is demonstrably and materially injurious to Tyco; provided, however, Mr. Breen has been given a detailed notice of the termination under this paragraph and he has been given the opportunity to be heard in person by the Board.

Mr. Breen’s employment agreement generally defines “Good Reason” as any of the following events:

•

Assignment to Mr. Breen of any duties inconsistent in any material respect with his position (including titles and reporting relationships), authority, duties or responsibilities as contemplated by the employment agreement, or any other action by Tyco, which results in a significant diminution in such position, authority, duties or responsibilities;

•

Any failure by Tyco to comply with any of the material provisions regarding Mr. Breen’s base salary, bonus, annual equity incentive, benefits and perquisites, retirement benefit, relocation, and other benefits and amounts payable to Mr. Breen under the agreement;

•	Mr. Breen being required to relocate to a new principal place of employment more than 60 miles from his established principal place of employment with Tyco;

•	The delivery by Tyco of a notice of non-renewal of his employment at the end of his current employment period;

•	The failure by Tyco to elect or to re-elect Mr. Breen as a Director and as Chairman of the Board, or the removal of Mr. Breen from either such position; or

•	Any termination by Mr. Breen during the 30-day period immediately following the first anniversary of the date of any change in control.

For the other named executive officers, the Severance Plan generally defines “Cause” as an executive’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by Tyco; (ii) violation of any fiduciary duty owed to Tyco; (iii) conviction of a felony or misdemeanor; (iv) dishonesty; (v) theft; (vi) violation of Company rules or policy; or (vii) other egregious conduct, that has or could have a serious and detrimental impact on Tyco and its employees. The administrator of the Severance Plan, in its sole and absolute discretion, determines whether Cause exists.

Severance Arrangements in Connection with a Change in Control

Description	Chief Executive Officer	Named Executive Officers
Governing document:	Employment agreement.	CIC Severance Plan.
For equity awards, individual award agreements.

Additional events triggering severance cash benefits and benefits continuation:	• Involuntary termination without Cause. • Termination by Mr. Breen for Good Reason. • Termination by Mr. Breen during the 30-day period following the first anniversary of a change in control.

•    Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending 24 months following a change in control.

•    Good Reason Resignation within the same time period.

Severance cash benefit:	Three times base salary and three times higher of target annual bonus or most recent annual bonus payment. The multiplier is reduced to 2.0 times at age 62, 1.5 times at age 63 and 1.0 times at age 64 or older.	Two times base salary and two times annual target bonus for Messrs. Gursahaney and Oliver; and 2.99 times base salary and 2.99 times annual target bonus for the other named executive officers.

Executive must sign release to receive severance benefits:	Yes.	Yes.

Description	Chief Executive Officer	Named Executive Officers
Health and welfare benefits continuation:	Continued participation in Tyco’s health and welfare plans over the same time period for which severance is payable, subject to an 18 month limit on continuation of medical benefits. If Mr. Breen’s severance period is greater than 18 months, an equivalent cash payment is made for the monthly COBRA premium cost of the coverage multiplied by the number of months by which the severance period exceeds 18 months, with a tax gross-up on such amounts.	Twelve months from date of termination for medical and dental and health care reimbursement account benefits only, if the executive does not commence employment with another company during the severance period. The executive will also be entitled to a cash payment equal to the projected value of the employer portion of medical and dental benefit premiums for a 12-month (in the case of Messrs. Gursahaney and Oliver) or 24-month (in the case of Mr. Sklarsky and Ms. Reinsdorf) period.

Pension benefits:	Fully vested. Immediately payable upon a change in control. No reduction for early commencement.	N/A.

Bonus in year of change in control:	Yes.	Yes.

Equity treatment:	• All options and RSUs vest in full. • All performance-based shares vest at target. • Options remain exercisable for the remainder of their term.	Substantially all of the individual equity awards for our named executive officers provide that, upon a change in control (and, with respect to awards granted in fiscal year 2009 and thereafter, upon a termination event):

•    All options and RSUs vest in full.

•    All performance-based units vest at target.

•    Options remain exercisable until the earlier of (i) the expiration of the remainder of their term and (ii) up to three years following the executive’s termination date.

Excise tax gross-up payment:	Yes.	No.

IRC Section 280G Cap on Benefits:	No.	Yes, if the cap results in greater after tax payments to executive, otherwise benefits are not capped.

Outplacement assistance:	No.	Up to 12 months.

Restrictive covenants:	• Prohibited from soliciting customers and employees of Tyco for one year from the date of termination.	• Subject to confidentiality and non-disparagement covenants.

Description	Chief Executive Officer	Named Executive Officers

•    Prohibited from competing with Tyco for one year from the date of termination (two years with respect to a competing business that generates more than 30% of its gross revenues from the security business).

•    Subject to confidentiality and non-disparagement covenants.

Under Mr. Breen’s employment agreement, Mr. Breen’s resignation for any reason is treated as a termination for “Good Reason” if such resignation occurs within the 30-day period commencing on the first anniversary of the change in control.

For the other named executive officers, the CIC Severance Plan provides these benefits only during the 60-day period prior to and the two-year period following a Change in Control. The CIC Severance Plan generally defines “Cause” as (i) a material violation of any fiduciary duty owed to Tyco; (ii) conviction of, or entry of a plea of nolo contendere with respect to, a felony or misdemeanor; (iii) dishonesty; (iv) theft; or (v) other egregious conduct, that is likely to have a materially detrimental impact on Tyco and its employees. Whether an executive’s termination is due to “Cause” under the CIC Severance Plan is determined by the administrator of the CIC Severance Plan.

The CIC Severance Plan generally defines “Good Reason Resignation” as any retirement or termination of employment by an executive that is not initiated by Tyco and that is caused by any one or more of the following events, provided the event occurs in the period beginning 60 days before the change in control date and ending two years after that date:

•

Without the executive’s written consent, Tyco assigns the executive any duties inconsistent in any material respect with his or her authority, duties or responsibilities, or any other action by Tyco which results in a significant diminution in such authority, duties or responsibilities;

•

Without the executive’s written consent, Tyco makes a material change in the geographic location at which the executive performs services to a location that is more than 60 miles from his or her existing principal place of employment;

•	Without the executive’s written consent, Tyco materially reduces the executive’s base compensation and benefits, taken as a whole; or

•	The Company fails to obtain a satisfactory agreement from any successor to assume and agree to perform Tyco’s obligations to the executive under the CIC Severance Plan.

If an executive remains employed for more than 150 days following the occurrence of any event set forth above, any subsequent retirement or termination of employment by the executive that is not initiated by Tyco will not constitute a “Good Reason Resignation.” Whether an executive’s termination is as a result of a “Good Reason Resignation” is determined by the administrator of the CIC Severance Plan.

Role of Independent Compensation Consultant and Company Management

In carrying out its role in establishing executive compensation plans, the Compensation Committee receives advice from an independent compensation consultant, and considers pay strategies and recommendations prepared by Tyco’s management. Under its charter, the Compensation Committee has the sole authority to retain, compensate and terminate the independent compensation consultants and any other advisors necessary to assist it in its evaluation of director, Chief Executive Officer or other senior executive compensation. Since fiscal year 2007, the Committee has retained Exequity LLP (“Exequity”) as its independent compensation consultant to provide services exclusively to the Compensation Committee. Among the responsibilities of Exequity are the following:

•	conducting an ongoing review and critique of Tyco’s director compensation programs;

•	providing an ongoing review and critique of Tyco’s executive compensation philosophy, the strategies associated with it, and the composition of the peer group of companies;

•	preparing periodic analyses of data, including data on competitive executive compensation;

•	presenting updates on market trends;

•	attending regular and special meetings of the Compensation Committee; and

•	regularly conducting private meetings with the Compensation Committee and/or Board without management representatives.

In general, the independent compensation consultant develops pay strategies and recommendations relating to the Chief Executive Officer, which the consultant provides to the Compensation Committee. The Compensation Committee and the consultant then review and discuss all matters involving the Chief Executive Officer’s compensation. After this review, the Compensation Committee prepares its own recommendation for the Board to review and discuss. The independent members of our Board have the sole authority to approve compensation decisions made with respect to the Chief Executive Officer, and the Board has established the scorecard against which the performance of the Chief Executive Officer is measured. The basis of the scorecard is the financial plan, as approved by the Board. However, the Compensation Committee reviews and approves the performance goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates his performance in light of those goals and objectives, and, based upon this evaluation, recommends his compensation for approval by the independent members of the Board.

With respect to Tyco’s other Senior Officers (“Senior Officers” are defined as Tyco’s “Section 16” officers who are required to report trading in Tyco securities under the Securities and Exchange Act) and employees, it is the Chief Executive Officer and the Senior Vice President, Human Resources and Internal Communications, who develop the pay strategies and recommendations, which the Compensation Committee then reviews. However, the authority to approve those strategies and recommendations resides with different parties according to the employee’s level. For Senior Officers, decisions must be approved by the independent members of the Board, subject to the Compensation Committee’s authority regarding performance measures. For employees below the level of Senior Officer, the Board has granted the Chief Executive Officer and his designees the authority to approve pay actions. However, the Compensation Committee is responsible for approving actions related to other aspects of the compensation of these employees, such as the size of bonus pools, annual incentive plan performance goals, equity award design, equity value ranges and share pools, and compensation packages for highly compensated employees who are not Senior Officers.

Risk Assessment of Compensation Programs

The Compensation Committee has assessed the company’s executive and broad-based compensation programs to evaluate whether they drive behaviors that are demonstrably within the risk management parameters it deems prudent. It has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Tyco’s management assessed the company’s executive and broad-based compensation and benefits programs on a global basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of overall program policies and practices; design of long-term incentive compensation plans; design of incentive compensation programs, including local bonus plans and sales incentive plans; and

sufficiency of control features. The review focused on plans that had the potential to provide material payouts. In most cases, the significant incentive compensation policies and practices are centrally designed and administered, and are substantially similar to those overseen by the Compensation Committee. Field sales personnel are paid primarily on a sales commission basis, but all of our senior executives are paid under the programs and plans for non-sales employees. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals, and programs may differ by country due to variations in local laws and customs. In addition, Tyco’s compensation structure has embedded risk mitigation features. For example, the emphasis on long-term equity awards as a significant component of compensation mitigates the risk that managers may unduly focus on short-term results. In addition, policies such as stock ownership, share retention and pay recoupment serve as significant risk mitigators. Finally, the Compensation Committee’s authority to approve performance metrics, targets, minimum thresholds and maximum award caps provide discipline and help eliminate the incentive for excessive risk-taking behavior.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended material risk to the company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage inappropriate risk-taking; are compatible with effective internal controls and the risk management policies; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Stock Ownership Guidelines

In 2003, the Board established stock ownership and share retention guidelines for all Senior Officers. The Board believes that executives who own and hold a significant amount of Company stock are aligned with long-term shareholder interests. The guidelines apply to all of our named executive officers and certain additional senior executives. The Compensation Committee reviews compliance with our stock ownership guidelines annually.

The current stock ownership requirement for our named executive officers is five times for Messrs. Gursahaney and Oliver, six times for Mr. Coughlin and Ms. Reinsdorf and ten times for Mr. Breen. Tyco shares that count towards meeting the stock ownership requirement include restricted stock, RSUs, DSUs, performance share units, shares acquired through our 401(k) plan or the Employee Stock Purchase Program, and shares otherwise owned by the executive. We do not require that the stock ownership guidelines be attained within a certain period of time. Instead, the Compensation Committee reviews executive stock ownership regularly to ensure that our senior executives are making progress towards meeting their goals or maintaining their requisite ownership.

Tyco’s stock retention guidelines require that our named executive officers and other senior executives retain 75% of net (after-tax) shares acquired from the exercise of stock options or the vesting of restricted shares until they attain their target stock ownership goal. Once that goal is attained, they cannot sell shares if it would result in the executive owning fewer shares than the target multiple applicable to him or her. When a named executive officer reaches the age of 62, the target multiple is reduced by 50%. Except for Mr. Sklarsky, who was hired in December 2010, all of the named executive officers met or exceeded the applicable stock ownership multiple guideline in fiscal year 2011.

Pay Recoupment Policy

Tyco’s pay recoupment policy currently provides that, in addition to any other remedies available to it and subject to applicable law, if the Board or any Compensation Committee of the Board determines that any annual or other incentive payment, equity award or other compensation received by a Senior Officer resulted from any financial result or operating metric that was impacted by the Senior Officer’s fraudulent or illegal conduct, the Board or a Board Committee may recover from the Senior Officer that compensation it considers appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy.

The Board expects to update the pay recoupment policy when the regulations mandated by the Dodd-Frank Act are implemented by the Securities and Exchange Commission in the next year. At a minimum, the policy will comply with the Dodd-Frank Act and related regulations, but will likely retain features of the existing policy that are more expansive than the requirements of the Act.

Insider Trading Policy

The Company maintains an insider trading policy, applicable to all employees and directors. The policy provides that Tyco’s personnel may not buy, sell or engage in other transactions in Tyco’s stock while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they become aware of as a result of business dealings between Tyco and those companies; disclose material non-public information to any unauthorized persons outside of Tyco; or engage in transactions in puts, calls, cashless collars, options or similar rights and obligations involving Tyco’s securities, other than the exercise of any Company-issued stock option. The policy also restricts trading for a limited group of Company employees (including named executive officers and directors) to defined window periods that follow our quarterly earnings releases.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code imposes a limit of $1.0 million on the amount of compensation that can be deducted by Tyco with respect to each named executive officer (other than Mr. Sklarsky, our Chief Financial Officer), unless the compensation over $1.0 million qualifies as “performance-based” under federal tax law. It is our policy to structure compensation arrangements with our named executive officers to qualify as performance-based so that compensation payments are deductible under U.S. federal tax law, unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. Potentially non-deductible forms of compensation include payments in connection with the recruitment and retention of key employees, base salary over $1.0 million, discretionary bonus payments and grants of time-based RSUs. In addition, stock options granted to Mr. Breen when he was hired in July 2002 may not qualify as performance-based compensation under Section 162(m).

Compensation and Human Resources Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management this Compensation Discussion and Analysis and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation and Human Resources Committee:

Rajiv L. Gupta, Chair

Timothy M. Donahue

Sandra S. Wijnberg

R. David Yost

Executive Compensation Tables

The following table sets forth information regarding the compensation of our named executive officers, who are Edward D. Breen, the Chairman and Chief Executive Officer; Frank S. Sklarsky, the Executive Vice President and Chief Financial Officer; George R. Oliver, President, Tyco Fire Protection; Naren K. Gursahaney, President, Tyco Security Solutions, and Judith A. Reinsdorf, Executive Vice President and General Counsel. In addition, information regarding Christopher J. Coughlin, Tyco’s former Executive Vice President and Chief Financial Officer through December 1, 2010, is provided. Salary and bonus include amounts that may be deferred at the named executive officer’s election.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock/Unit Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Current Officers
Edward D. Breen	2011	$1,625,000	$—	$4,913,163	$4,797,849	$2,925,000	$3,880,000	$2,238,610	$20,379,622
Chairman and Chief Executive Officer	2010	$1,625,000	$—	$4,419,090	$4,515,932	$4,062,500	$3,842,000	$1,404,351	$19,868,873
	2009	$1,625,000	$—	$4,317,984	$4,313,724	$1,869,000	$4,542,000	$1,127,677	$17,795,385

Frank S. Sklarsky	2011	$583,333	$500,000	$3,163,322	$874,517	$1,008,000	$—	$140,502	$6,269,674
Executive Vice President and Chief Financial Officer

George R. Oliver	2011	$607,493	$—	$1,296,760	$807,609	$1,013,000	$—	$204,153	$3,929,015
President, Tyco Fire Protection	2010	$599,989	$—	$1,104,233	$956,008	$1,200,000	$—	$175,564	$4,035,794
	2009	$589,990	$282,000	$1,007,808	$1,006,613	$168,000	$—	$231,832	$3,286,243

Naren K. Gursahaney	2011	$597,500	$—	$1,296,760	$807,609	$787,000	$—	$200,421	$3,689,290
President, Tyco Security Solutions	2010	$560,000	$—	$1,104,233	$956,008	$1,080,800	$—	$176,674	$3,877,715
	2009	$560,000	$146,000	$1,007,808	$1,006,613	$392,000	$—	$189,109	$3,301,530

Judith A. Reinsdorf	2011	$532,500	$—	$1,102,852	$686,570	$616,500	$—	$186,980	$3,125,402
Executive Vice President and General Counsel	2010	$525,000	$—	$921,578	$796,339	$840,000	$—	$185,452	$3,268,369

Former Officer
Christopher J. Coughlin	2011	$800,000	$—	$—	$—	$720,000	$—	$260,804	$1,780,804
Executive Vice President and Chief Financial Officer	2010	$800,000	$—	$3,416,580	$4,497,948	$1,600,000	$—	$307,226	$10,621,754
	2009	$800,000	$—	$1,439,328	$1,437,908	$736,000	$—	$309,188	$4,722,424

(1)	Bonus: Amounts shown in column (d) reflect a sign-on bonus paid to Mr. Sklarsky when he joined Tyco in December 2010. In addition, special awards were paid to Messrs. Oliver and Gursahaney in fiscal year 2009 in recognition of their contributions toward achievement of cash conversion and free cash flow generation goals in fiscal year 2009.
(2)	Stock/Unit Awards and Option Awards: The amounts in columns (e) and (f) reflect the fair value of equity awards granted in fiscal years 2011, 2010 and 2009, which consisted of stock options, restricted stock units (RSUs) and performance share units. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For stock options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of Tyco common shares on the date of grant. For performance share units, fair value is based on a model that considers the closing market price of Tyco common shares on the date of grant, the range of shares subject to such stock award, and the estimated probabilities of vesting outcomes. The value of performance share units included in the table assumes target performance. The following amounts represent the maximum potential performance share value by individual for fiscal year 2010: Mr. Breen—$9,826,325; Mr. Sklarsky—$1,792,294; Mr. Coughlin—$0; Mr. Oliver—$1,795,514; Mr. Gursahaney—$1,795,514; Ms. Reinsdorf—$1,527,026.

Amounts in column (f) for Mr. Coughlin include the incremental fair value of certain modifications made to outstanding options in connection with the fiscal year 2010 equity grant. These prior grants, which total 435,728 stock options, were made as part of the fiscal years 2006, 2007 and 2009 annual equity incentive program. The awards were modified to provide that if Mr. Coughlin remains employed by Tyco on October 8, 2011, then the options will remain exercisable throughout the entire ten-year period commencing on their grant dates, rather than the three-year window that normally follows retirement, and that any unvested options outstanding on such date (which would consist of 1/4 of the stock options granted in connection with the fiscal year 2009 incentive program) would immediately vest.
(3)	Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation for the applicable fiscal year. Annual incentive compensation is discussed in further detail above under the heading “Elements of Compensation—Annual Incentive Compensation.”
(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings: The amounts reported in column (h) for Mr. Breen reflect the aggregate increase in the actuarial present value of his accumulated benefits under all pension plans during fiscal years 2011, 2010 and 2009, determined using interest rate and mortality rate assumptions consistent with those used in Tyco’s financial statements. Information regarding the pension plans is set forth in further detail below following the “Pension Benefits” table.
(5)	All Other Compensation: The amounts reported in column (i) for each named executive officer represent cash perquisites, insurance premiums paid by Tyco for the benefit of the officer (and, in some cases, the officer’s spouse), costs related to personal use of Company aircraft, tax gross-up payments, Company contributions to 401(k) plans and non-qualified plans of Tyco and its subsidiaries providing similar benefits, and other miscellaneous benefits. The components of All Other Compensation for each named executive officer are shown in the following table.

Named Executive	Fiscal Year	Cash Perquisite(a)	Supplemental Executive Insurance Benefits(b)	Personal Use of Company Aircraft(c) Variable Universal Life	Supplemental Disability	Long- Term Care	Tax Gross- Ups(d)	Retirement Plan Contributions(e)	Miscellaneous(f)	Total All Other Compensation
Current Officers
Edward D. Breen	2011	$70,000	$50,405	$34,683	$15,429	$254,775	$1,512,738	$290,563	$10,017	$2,238,610
	2010	$70,000	$50,405	$34,683	$15,429	$213,151	$841,566	$174,117	$5,000	$1,404,351
	2009	$70,000	$50,405	$37,689	$15,428	$238,795	$478,964	$236,396	$—	$1,127,677

Franks S. Sklarsky	2011	$52,500	$—	$—	$—	$—	$—	$23,333	$64,669	$140,502

George R. Oliver	2011	$60,750	$14,839	$14,837	$20,347	$—	$—	$83,380	$10,000	$204,153
	2010	$60,000	$14,839	$14,837	$20,347	$—	$19,392	$36,149	$10,000	$175,564
	2009	$60,000	$14,839	$14,837	$20,346	$—	$21,011	$84,049	$16,750	$231,832

Naren K. Gursahaney	2011	$59,750	$10,109	$15,008	$19,275	$—	$—	$86,665	$9,614	$200,421
	2010	$56,000	$10,109	$15,008	$19,275	$—	$23,607	$43,475	$9,200	$176,674
	2009	$56,000	$10,109	$15,008	$19,274	$—	$23,782	$57,567	$7,369	$189,109

Judith A. Reinsdorf	2011	$53,250	$9,681	$12,762	$29,783	$—	$—	$71,604	$9,900	$186,980
	2010	$52,500	$9,681	$12,762	$29,783	$—	$26,593	$44,133	$10,000	$185,452

Former Officer
Christopher J. Coughlin	2011	$70,000	$28,262	$17,990	$21,211	$—	$—	$123,333	$8	$260,804
	2010	$70,000	$28,262	$17,990	$21,211	$39,302	$43,471	$76,800	$10,190	$307,226
	2009	$70,000	$28,262	$17,990	$21,210	$—	$39,959	$116,667	$15,100	$309,188

(a)	Cash Perquisites reflect an annual cash perquisite payment equal to the lesser of 10% of the executive’s base salary and $70,000. Payments are made quarterly and are adjusted to reflect changes in salary. This benefit has been discontinued as of January 1, 2012.
(b)	Supplemental Executive Insurance Benefits reflect premiums paid by Tyco for insurance benefits for the executive and, in the case of long-term care, for the executive’s spouse as well. These benefits are provided to certain Senior Officers of Tyco upon the approval of the Compensation Committee.
(c)	For security purposes, the Chief Executive Officer is authorized to use Company-owned or -leased aircraft for personal travel. Other named executive officers are permitted to use Company-owned or -leased aircraft if expressly approved by the Board or Mr. Breen. For purposes of the Summary Compensation Table, the aggregate incremental pre-tax cost to Tyco for personal use of Company aircraft is calculated using a method that takes into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs, including incremental costs associated with executives that are not in control of the aircraft. Because our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of Tyco-owned or -leased aircraft, and the cost of maintenance not related to trips.
(d)	The amounts shown in this column as tax gross-up payments for Messrs. Coughlin, Oliver, and Gursahaney, and Ms. Reinsdorf, represent tax gross-up payments made with respect to taxable insurance benefits in fiscal years 2009 and 2010. Amounts for Mr. Breen include tax gross-up payments made with respect to taxable insurance benefits and the reimbursement of state taxes owed by him to New York for Tyco work performed in that State. Generally, with respect to compensation awarded to Mr. Breen prior to 2009, Tyco pays the additional taxes (including a gross-up) that Mr. Breen owes as a result of working in New York rather than in his principal work location. The amount related to state taxes for Mr. Breen for fiscal year 2011 is an estimate, pending receipt of the relevant personal state tax return information for calendar year 2011. This estimate is based primarily on compensation deemed by New York State to be earned by Mr. Breen in fiscal year 2011 in respect of equity granted prior to 2009. Mr. Breen has waived the New York tax gross-up with respect to compensation awarded after January 1, 2009.
(e)	Retirement plan contributions include matching contributions made by Tyco on behalf of each executive to its tax-qualified 401(k) Retirement, Savings and Investment Plan and to its non-qualified Supplemental Savings and Retirement Plan.
(f)	Miscellaneous compensation in fiscal year 2011 includes matching charitable contributions made by Tyco on behalf of Messrs. Breen, Oliver, Gursahaney and Ms. Reinsdorf and, for Mr. Sklarsky, the value of relocation benefits. Miscellaneous compensation also includes de minimis payments made for fractional shares. Miscellaneous compensation in fiscal year 2010 includes matching charitable contributions made by Tyco on behalf of each of Messrs. Coughlin, Gursahaney and Oliver, and Ms. Reinsdorf and car service for Mr. Coughlin. Miscellaneous compensation in fiscal year 2009 includes matching charitable contributions made by Tyco on behalf of each of Messrs. Coughlin, Gursahaney and Oliver and de minimis payments for fractional shares made to Mr. Gursahaney.

Grants of Plan-Based Awards Table

The following table summarizes cash-based and equity-based awards for each of Tyco’s named executive officers that were granted during fiscal year 2011 under the 2004 SIP.

Name (a)	Grant Date (b)	Board or Committee Approval Date (c)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards(3) ($) (m)
			Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold ($) (g)	Target (Mid- Point) ($) (h)	Maximum (#) (i)
Current Officers
Edward D. Breen	12/8/2010	12/8/2010	1,015,625	2,031,250	4,062,500
	10/12/2010	10/12/2010								471,700	37.29	4,797,849
	10/12/2010	10/12/2010				57,285	127,300	254,600				4,913,163

Frank S. Sklarsky	12/8/2010	12/8/2010	350,000	700,000	1,400,000
	12/9/2010	10/1/2010								72,500	40.85	874,517
	12/9/2010	10/1/2010							9,700			396,245
	12/9/2010	10/1/2010							36,700			1,499,195
	12/9/2010	10/1/2010							9,100			371,735
	12/9/2010	10/1/2010				8,775	19,500	39,000				896,147

George R. Oliver	12/8/2010	12/8/2010	305,000	610,000	1,220,000
	10/12/2010	10/12/2010								79,400	37.29	807,609
	10/12/2010	10/12/2010							10,700			399,003
	10/12/2010	10/12/2010				9,630	21,400	42,800				897,757

Naren K. Gursahaney	12/8/2010	12/8/2010	305,000	610,000	1,220,000
	10/12/2010	10/12/2010								79,400	37.29	807,609
	10/12/2010	10/12/2010							10,700			399,003
	10/12/2010	10/12/2010				9,630	21,400	42,800				897,757

Judith A. Reinsdorf	12/8/2010	12/8/2010	214,000	428,000	856,000
	10/12/2010	10/12/2010								67,500	37.29	686,570
	10/12/2010	10/12/2010							9,100			339,339
	10/12/2010	10/12/2010				8,190	18,200	36,400				763,513

Former Officer
Christopher J. Coughlin	12/8/2010	12/8/2010	250,000	500,000	1,000,000

(1)	Amounts reported in columns (d) through (f) represent potential annual performance bonuses that the named executive officers could have earned under Tyco’s annual incentive plan for fiscal year 2011. The Board approved a maximum bonus payout of 0.50% of net income before special items for Mr. Breen, subject to a cap of $5.0 million imposed by the 2004 SIP, and 0.25% for the other Senior Officers, subject to a cap of $2.5 million. The Compensation Committee further established a maximum payout of 200% of target. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure.
(2)	Amounts in (g) through (i) represent potential share payouts with respect to performance share awards that were made in connection with the fiscal year 2011 long-term compensation grant. Performance share units were granted to certain executive officers in October 2010 (December 2010 in the case of Mr. Sklarsky) and vest at the end of the three-year performance period on September 27, 2013. The number of shares that will be paid out will depend on Tyco’s (i) three-year annualized total shareholder return over the performance period, as compared to the return for the S&P 500 Industrials Index and (ii) achievement of cumulative earnings per share before special items over the performance period. Equity was granted to Mr. Sklarsky when he joined Tyco in December 2010. A portion of the award granted on December 8, 2010, consisting of (i) restricted stock units with a grant date fair value of $1.5 million that vest in equal annual installments over a three year period and (ii) restricted stock units with a grant date fair value of $371,735 that vest on the third anniversary of the grant date, were intended to compensate Mr. Sklarsky for equity and other benefits forfeited with his previous employer.
(3)	Amounts in column (m) show the grant date fair value of the option awards and performance share awards granted to named executive officers. Amounts for performance share awards represent the estimate of the aggregate compensation cost to be recognized over the three year performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual number of shares that are paid out will depend on Tyco’s achievement of the performance metrics at the end of the performance period.

The Company made its annual grant of equity for fiscal year 2011 in October 2010. The award for the Chief Executive Officer consisted of stock options and performance share units. Other named executive officers also received a mix of stock options, performance share units and restricted stock units.

When Tyco grants stock options, the exercise price equals the fair market value of our common shares on the date of grant. Stock options generally vest in equal installments over a period of four years, beginning on the first anniversary of the grant date. Each option holder has 10 years to exercise his or her stock option from the date of grant, unless forfeited earlier.

Performance share units generally vest at the end of the performance period. The number of shares that are actually earned depends on whether, and at what level, the performance criteria have been met. Performance share units granted in fiscal year 2011 accrue dividends prior to vesting, which are earned and paid out only to the extent that performance targets are achieved. Performance share units do not have any voting rights. For performance share units granted in connection with the fiscal year 2011 equity award, the relevant metrics are (i) Tyco’s three-year total shareholder return (“TSR”) between September 25, 2010 and September 27, 2013 (50% weighting) and (ii) Tyco’s cumulative earnings per share before special items (“cumulative EPS”) over the same period (50% weighting). Tyco’ TSR is to be compared with the total shareholder return of all the companies in the S&P 500 Industrials Index for the same period. The TSR return measure is based on the average of the closing stock price for the 60 trading days preceding, and the last 60 trading days of, the performance period, plus a total return factor to reflect the reinvestment of dividends during the three-year period. If Tyco’s total shareholder return is not equal to or better than the total shareholder return for 35% of the companies constituting the S&P 500 Industrials Index, no shares will be delivered with respect to the TSR performance metric. The cumulative EPS metric also contains a minimum performance threshold. The maximum number of shares each named executive officer can receive with respect to the fiscal year 2011 performance share plan is two times the target number of shares granted. In addition, if Tyco’s TSR is negative at the end of the performance period, the maximum payout for the TSR metric is capped at 125% of the target number of shares, with a similar cap for the cumulative EPS performance threshold.

Forfeiture provisions related to involuntary terminations are described above under the heading “Change in Control and Severance Benefits.” Special termination provisions apply for employees who are terminated in connection with the Distributions. For a description of these provisions, please refer to Tyco’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2011.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2011. Dollar amounts are based on the NYSE closing price of $40.75 for Tyco’s common shares on September 30, 2011.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options: (#) Exercisable (b)	Number of Securities Underlying Unexercised Options: (#) Unexercisable(1) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) (h)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3) (i)
Current Officers
Edward D. Breen	49,749	—	$52.43	3/25/2014			479,484	$19,538,973
	49,749	—	$57.19	3/25/2014
	49,749	—	$63.55	3/25/2014
	49,749	—	$58.78	3/9/2015
	49,749	—	$65.13	3/9/2015
	49,749	—	$71.49	3/9/2015
	124,374	—	$46.07	11/21/2015
	399,714	—	$48.14	11/20/2016
	292,000	—	$53.36	7/1/2017
	277,050	277,050	$29.00	10/6/2018
	112,425	337,275	$33.75	9/30/2019
	—	471,700	$37.29	10/11/2020

Frank S. Sklarsky	—	72,500	$40.85	12/8/2020	56,433	$2,299,645	19,828	$807,991

George R. Oliver	62,947	—	$43.72	7/9/2016	23,058	$939,614	100,622	$4,100,347
	71,000	—	$53.36	7/1/2017
	17,500	17,500	$44.49	8/17/2018
	64,650	64,650	$29.00	10/6/2018
	23,800	71,400	$33.75	9/30/2019
	—	79,400	$37.29	10/11/2020

Naren K. Gursahaney	37,768	—	$44.16	3/25/2014	23,058	$939,614	100,622	$4,100,347
	31,473	—	$56.87	3/9/2015
	25,178	—	$46.07	11/21/2015
	9,442	—	$48.67	1/11/2016
	88,125	—	$48.14	11/20/2016
	71,000	—	$53.36	7/1/2017
	17,500	17,500	$44.49	8/17/2018
	64,650	64,650	$29.00	10/6/2018
	23,800	71,400	$33.75	9/30/2019
	—	79,400	$37.29	10/11/2020

Judith A. Reinsdorf	44,657	—	$51.14	5/9/2017	9,310	$379,383	80,420	$3,277,115
	47,000	—	$53.36	7/1/2017
	49,250	49,250	$29.00	10/6/2018
	19,825	59,475	$33.75	9/30/2019
	—	67,500	$37.29	10/11/2020

Former Officer
Christopher J. Coughlin	24,874	—	$56.60	3/6/2015	—	—	163,248	$6,652,356
	62,187	—	$56.87	3/9/2015
	62,187	—	$46.07	11/21/2015
	188,841	—	$48.14	11/20/2016
	139,000	—	$53.36	7/1/2017
	92,350	92,350	$29.00	10/6/2018
	79,350	238,050	$33.75	9/30/2019

(1)	Vesting dates for each outstanding option award for the named executive officers are as follows:

Vesting Date	Exercise Price	Edward D. Breen	Frank S. Sklarsky	George R. Oliver	Naren K. Gursahaney	Judith A. Reinsdorf	Christopher J. Coughlin
		Number Of Shares Underlying Vesting Awards
2011
10/1/2011	33.75	112,425	—	23,800	23,800	19,825	79,350
10/7/2011	29.00	138,525	—	32,325	32,325	24,625	46,175
10/12/2011	37.29	117,925	—	19,850	19,850	16,875	—
12/9/2011	40.85	—	18,125	—	—	—	—
2012
8/18/2012	44.49	—	—	17,500	17,500	—	—
10/1/2012	33.75	112,425	—	23,800	23,800	19,825	79,350
10/7/2012	29.00	138,525	—	32,325	32,325	24,625	46,175
10/12/2012	37.29	117,925	—	19,850	19,850	16,875	—
12/9/2012	40.85	—	18,125	—	—	—	—
2013
10/1/2013	33.75	112,425	—	23,800	23,800	19,825	79,350
10/12/2013	37.29	117,925	—	19,850	19,850	16,875	—
12/9/2013	40.85	—	18,125	—	—	—	—
2014
10/12/2014	37.29	117,925	—	19,850	19,850	16,875	—
12/9/2014	40.85	—	18,125	—	—	—	—

(2)	The amounts in columns (f) and (g) reflect, for each named executive officer, the number and market value of RSUs which had been granted as of September 30, 2011, but which remained subject to additional vesting requirements (the officer’s continued employment with Tyco). Scheduled vesting of all RSUs for each of the named executive officer is as follows:

Vesting Date	Edward D. Breen	Frank S. Sklarsky	George R. Oliver	Naren K. Gursahaney	Judith A. Reinsdorf	Christopher J. Coughlin
	Number Of Shares Underlying Vesting Awards
2011
10/12/2011	—	—	2,737	2,737	2,328	—
12/9/2011	—	14,906	—	—	—	—
2012
8/18/2012	—	—	12,112	12,112	—	—
10/12/2012	—	—	2,736	2,736	2,327	—
12/9/2012	—	14,905	—	—	—	—
2013
10/12/2013	—	—	2,737	2,737	2,328	—
12/9/2013	—	24,157	—	—	—	—
2014
10/12/2014	—	—	2,736	2,736	2,327	—
12/9/2014	—	2,465	—	—	—	—

(3)	Amounts in columns (h) and (i) reflect the number and market value, as of September 30, 2011, of performance share units that would be earned if the performance goals related to these awards were met at the target level at the end of the performance period. If the minimum performance threshold is not met, there will be no payout. The number of shares that will actually be earned will depend on Tyco’s three-year shareholder return as compared to the total shareholder return of the S & P 500 Industrials Index and its cumulative EPS over the performance period.

Scheduled vesting of all performance share units (based on achievement of target values) for each of the named executive officers is as follows:

Vesting Date	Edward D. Breen	Frank S. Sklarsky	George R. Oliver	Naren K. Gursahaney	Judith A. Reinsdorf	Christopher J. Coughlin
	Number Of Shares Underlying Vesting Awards
2011
9/30/2011	223,344	—	52,128	52,128	39,600	74,448
2012
9/30/2012	125,900	—	26,600	26,600	22,200	88,800
2013
9/27/2013	130,240	19,828	21,894	21,894	18,620	—

Option Exercises and Stock Vested Table

The following table shows, for each of the named executive officers, the amounts realized from options that were exercised and RSUs that vested during fiscal year 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(2)	Value Realized on Vesting ($) (e)
Current Officers
Edward D. Breen(1)	1,675,943	$48,075,674	81,160	$3,460,449
Frank S. Sklarsky	—	$—	—	$—
George R. Oliver	—	$—	8,066	$399,630
Naren K. Gursahaney	84,978	$1,825,861	18,408	$788,962
Judith A. Reinsdorf	—	$—	5,377	$266,403
Former Officer
Christopher J. Coughlin	—	—	37,299	$1,590,919

(1)	Mr. Breen exercised stock options scheduled to expire in 2012 from September 2010 through August 2011 pursuant to a Rule 10b5-1 stock trading plan. Mr. Breen entered into the plan as part of his personal long-term financial, estate and tax planning strategy, and to provide for the orderly liquidation of his stock options prior to their expiration.

(2)	For Mr. Breen, amount in column (d) does not reflect 21,966 fully vested dividend equivalents accrued during fiscal 2011 on Deferred Stock Units (“DSUs”) originally granted to Mr. Breen in July 2002. The value of these dividend equivalents, and earnings thereon, is reported in the Non-Qualified Deferred Compensation Table of Fiscal Year-End 2011 under the column heading “Aggregate Earnings in Last Fiscal Year.”

Pension Benefits Table

The following table presents, for each named executive officer, the present value of the benefit he or she would receive at retirement under the specified pension plan, based on credited years of service and covered compensation as of September 30, 2011. Mr. Breen is the only named executive officer of Tyco with a pension benefit.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Edward D. Breen	Employment Agreement	9.17	$23,660,000	$—

(1)	The terms of Mr. Breen’s employment agreement provide that he is entitled to receive an annual supplemental retirement benefit payable at the later of age 60 and termination of employment. The supplemental benefit is in the form of a joint 50% spousal survivor’s annuity equal to 50% of Mr. Breen’s final average earnings. This average is calculated as the highest average of the sum of his monthly base salary and actual bonus (the bonus being spread equally over the bonus period for which it is paid) during any consecutive 36 month period within the 60-month period prior to his termination of employment. Final average earnings are reduced by benefits from any defined benefit pension plans maintained by Tyco or its affiliates, by benefits from any other defined benefit pension plans maintained by any previous employers, and by benefits attributable to employer contributions, including matching contributions to any defined contribution plans maintained by Tyco or its affiliates. Mr. Breen is vested in the benefit described above. Mr. Breen’s benefit is payable as an actuarially equivalent lump sum at the later of (i) age 60 and (ii) the actual date of his termination of employment other than as a result of death or upon a change in control (subject to any applicable 6-month delay pursuant to Code Section 409A).
(2)	The amount in column (d) is calculated as the discounted present value of normal retirement benefits earned as of September 30, 2011, payable as a lump sum at “Normal Retirement Date” (without regard to projected service, projected salary increases, pre-retirement mortality or other decrements). The assumptions used in determining the discounted present value are consistent with those used to calculate Tyco’s retirement plan liabilities as described in Note 16 to Tyco’s audited consolidated financial statements for fiscal year 2011, and include:

•	A discount rate of 4.45%;

•	Payment as a lump sum;

•	A prime rate of 3.25% (used to accumulate Tyco’s defined contribution match balance);

•	An assumed retirement age of 60.

Non-Qualified Deferred Compensation Table at Fiscal Year-End 2011

The following table presents information on the non-qualified deferred compensation accounts of each named executive officer at September 30, 2011.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)(1)	Registrant Contributions in Last Fiscal Year ($) (c)(1)	Aggregate Earnings in Last Fiscal Year ($) (d)(2)	Aggregate Withdrawals/ Distribution ($) (e)(4)(3)	Aggregate Balance at Last Fiscal Year End ($) (f)
Current Officers
Edward D. Breen
SSRP	$0	$278,896	$6,449	$0	$1,296,311
SERP	$0	$0	$9,966	$0	$722,838
Deferred Stock Units(4)	$0	$0	$2,987,253	$0	$39,647,224

Frank S. Sklarsky	$0	$11,083	$(857)	$0	$10,227

George R. Oliver	$0	$72,500	$(1,000)	$0	$304,902

Naren K. Gursahaney
SSRP	$617,099	$77,915	$(82,543)	$0	$3,049,290
SERP	$0	$0	$1,688	$0	$60,758

Judith A. Reinsdorf	$68,300	$59,937	$(11,434)	$0	$831,792

Former Officer
Christopher J. Coughlin	$0	$111,083	$15,288	$0	$574,767

(1)	Amounts in columns (b) and (c) include employee and Company contributions, respectively, under Tyco’s Supplemental Savings and Retirement Plan (the “SSRP”), a non-qualified retirement savings plan. All of the amounts shown in column (c) are included in the Summary Compensation Table under the column heading “All Other Compensation.” Under the terms of the SSRP, an eligible executive may choose to defer up to 50% of his or her base salary and up to 100% of his or her performance bonus.

(2)	Amounts in column (d) include earnings or (losses) on the named executive officer’s notional account in the SSRP and in Tyco’s Supplemental Executive Retirement Plan (the “SERP”). The SERP was frozen with respect to additional contributions on December 31, 2004. Investment options under the SSRP include only funds that are available under Tyco’s tax-qualified 401(k) retirement plans. Investment options under the SERP are the same as those available under the SSRP.

(3)	Under both the SSRP and the SERP, participants may elect to receive distributions in a single lump sum payment or in up to 15 annual installments. A participant who is still employed by Tyco may begin receiving distributions under each plan after a minimum of five years have elapsed from the plan year for which contributions have been made. A participant who has left Tyco may begin receiving distributions upon his or her termination of employment or retirement.

(4)	Reflects DSUs originally granted to Mr. Breen in July 2002. Distribution of the DSUs will occur on the first to occur of (1) 30 days following the termination of the individual from the Company (except for cause), (2) a change in control of the Company and (3) December 31, 2017. DSUs accrue fully vested dividend equivalent units, which are distributed at the same time as the distribution of the underlying DSUs. Amounts in column (d) represent the earnings during fiscal 2011 on 950,972 vested DSUs that have not yet been delivered. Column (d) also includes the value of, and earnings on, 21,966 fully vested dividend equivalents accrued during fiscal 2011. The value set forth in Column (f) is based on Tyco’s closing NYSE price of $40.75 on September 30, 2011.

Potential Payments Upon Termination and Change in Control

The following table summarizes the severance benefits that would have been payable to each of the named executive officers upon his or her termination of employment or upon the occurrence of a change in control, assuming that the triggering event or events occurred on September 30, 2011 and thus are estimates of the amounts that would be paid to the executives upon a change in control or their termination following a change in control. The amounts shown are based on Tyco’s closing NYSE share price of $40.75 on such date. In addition to the amounts set forth below, each of the named executive officers would be entitled to the amounts set forth under “Pension Benefits Table” and “Non-Qualified Deferred Compensation Table at Fiscal Year-End 2011.” The actual amounts to be paid can only be determined at the time of such change in control or executive’s separation. See “Interests of Tyco’s Directors and Executive Officers in the Distribution” for a description of the payments and benefits that each named executive officer would receive in connection with the Distributions and related transactions.

For Mr. Breen, termination benefits are governed by his employment agreement. For each of the other named executive officers, the CIC Severance Plan governs termination benefits for change in control triggering events, and the Severance Plan governs termination benefits for all other triggering events. In all cases, a “Qualified Termination” means a termination following a change in control that would provide the executive with a “Good Reason” to terminate his employment, as defined under the CIC Severance Plan or under Mr. Breen’s employment agreement. For the definition of “Good Reason” and “Cause” under the relevant documents, see the discussion under the heading “Change in Control and Severance Benefits.” Under his employment agreement, Mr. Breen could terminate his employment for “Good Reason” by voluntarily resigning within the 30-day period following the first anniversary of a change in control, in which case he would be entitled to severance and the benefit and perquisite continuation described in column (c). The definition of a “Good Reason” termination under Mr. Breen’s employment agreement includes a change in duties that results in a significant diminution in his position, authority, duties or responsibilities. Upon completion of the Distributions, if Mr. Breen were to continue as Tyco’s chief executive officer, we believe that these provisions would apply. As a result, upon his resignation in connection with the Distributions, Mr. Breen is expected to receive severance benefits consistent with a Good Reason termination, except that Mr. Breen has waived the acceleration of a portion of his fiscal year 2012 annual equity grant, and these awards are expected to be forfeited.

Mr. Breen’s employment agreement with Tyco was amended on December 19, 2008. Among other changes, the amended agreement reduced certain of the benefits, including cash payments, that he is entitled to upon a termination or change in control, as described above under the heading “Change in Control and Severance Benefits.”

	Change in Control		Other Termination
Name / Form of Compensation (a)	Without Qualified Termination (b)	With Qualified Termination (c)	With Cause (d)	Without Cause (e)(1)	Resignation/ Retirement (f)(2)	Death or Disability (g)
Edward D. Breen
Severance(3)	—	$17,062,500	—	$11,375,000	—	—
Benefit & Perquisite Continuation(4)	—	$330,381	—	$217,376	—	—
Accelerated Vesting of Equity Awards(5)	$14,418,536	$14,418,536	—	$14,418,536	—	$7,258,517
Retirement Plan Distribution(6)	$11,039,000	$11,039,000	—	$3,692,000	—	—
Supplemental Life Insurance(7)	—	—	—	—	—	$3,245,000

Frank S. Sklarsky
Severance(3)	—	$4,186,000	—	$2,800,000	—	—
Benefit & Perquisite Continuation(4)	—	$41,176	—	$29,859	—	—
Accelerated Vesting of Equity Awards(5)	—	$3,107,636	—	—	—	$2,513,542

George R. Oliver
Severance(3)	—	$2,440,000	—	$2,440,000	—	—
Benefit & Perquisite Continuation(4)	—	$25,510	—	$25,510	—	—
Accelerated Vesting of Equity Awards(5)	$493,564	$4,449,906	—	$615,100	—	$3,438,939
Supplemental Life Insurance(7)	—	—	—	—	—	$1,150,000

Naren K. Gursahaney
Severance(3)	—	$2,440,000	—	$2,440,000	—	—
Benefit & Perquisite Continuation(4)	—	$29,859	—	$29,859	—	—
Accelerated Vesting of Equity Awards(5)	$493,564	$4,449,906	—	$615,100	—	$3,438,939
Supplemental Life Insurance(7)	—	—	—	—	—	$840,000

Judith A. Reinsdorf
Severance(3)	—	$2,879,370	—	$1,926,000	—	—
Benefit & Perquisite Continuation(4)	—	$34,652	—	$25,510	—	—
Accelerated Vesting of Equity Awards(5)	—	$3,271,360	—	$486,506	—	$2,417,851
Supplemental Life Insurance(7)	—	—	—	—	—	$1,000,000

Former Officer
Christopher J. Coughlin
Severance(3)	—	$1,950,000	—	$0	—	—
Benefit & Perquisite Continuation(4)	—	$7,225	—	$7,225	—	—
Accelerated Vesting of Equity Awards(5)	—	$4,058,193	—	$1,098,006	—	$2,751,463
Supplemental Life Insurance(7)	—	—	—	—	—	$1,500,000

(1)

For Mr. Breen, severance benefits are also paid upon termination for Good Reason. As discussed above, the definition of a “Good Reason” termination under Mr. Breen’s employment agreement includes a change in duties that results in a significant diminution in his position, authority, duties or responsibilities. Upon completion of the Distributions, if Mr. Breen were to continue as Tyco’s chief executive officer, we believe that these provisions would apply. As a result, upon his resignation in connection with the Distributions, Mr. Breen is expected to receive severance benefits consistent with a Good Reason termination, except that Mr. Breen has waived the acceleration of a portion of his fiscal year 2012 annual equity grant, and these awards are expected to be forfeited.
(2)	For Mr. Breen, who is retirement eligible based upon age and service, the value of certain equity awards that would immediately become deliverable upon retirement are not included because these awards are no longer subject to a significant vesting requirement.
(3)	For Mr. Breen, severance paid for a qualified termination under a Change in Control was based on three times his base salary and three times his actual bonus for fiscal year 2010. For termination due to other triggering events, severance was based on two times his base salary and two times his actual bonus for fiscal year 2010. Under his employment agreement, the multiple will reduce when Mr. Breen reaches specified ages. In addition, in the event of a change in control, Mr. Breen’s employment agreement provides for a full gross-up of any federal excise tax that might be due under Section 4999 of the Code (although no gross-up would have been payable as of September 30, 2011). No other named executive is eligible for this benefit. For each of the other named executive officers, severance would be paid under either the CIC Severance Plan (if the triggering event were a change in control) or the Severance Plan (for other triggering events). Under the CIC Severance Plan, each of Mr. Sklarsky and Ms. Reinsdorf would be entitled to a severance payment of 2.99 times base salary and 2.99 times target bonus for the fiscal year in which termination occurs, and Messrs. Gursahaney and Oliver would be entitled to 2 times his base salary and target bonus, subject to possible reduction if the excise tax under Section 4999 would apply. Under the Severance Plan, each named executive officer (except Mr. Breen) would have been entitled to salary continuation and bonus payments for the 24 months following termination of employment. In addition to the amounts included in this table, each named executive officer (including Mr. Breen) would be entitled to the Annual Performance Bonus for the year in which his or her employment was terminated. The bonus payments are included in the Summary Compensation table under the column heading “Non-Equity Incentive Compensation,” and are discussed above under the heading “Elements of Compensation—Annual Incentive Compensation.”
(4)	Upon a triggering event, Mr. Breen’s employment agreement provides for continued participation in health and welfare plans over the same time period for which severance is payable, subject to an 18-month limit on medical benefits. If continued participation is not practicable, and/or if Mr. Breen’s severance period is greater than 18 months, an equivalent cash payment is made, with a tax gross-up on such amounts. For each of the other named executive officers, medical and dental benefits are provided under the CIC Severance Plan or the Severance Plan, which both provide for 12 months of continuing coverage, and if the executive’s severance period is greater than 12 months, the executive will be entitled to a cash payment equal to the projected value of the employer portion of premiums during the severance period in excess of 12 months. Not included is the value of the executive disability insurance program that provides salary continuation of an additional $25,000 ($75,000 for Mr. Breen) above the $15,000 monthly benefit provided by our broad based disability plan.
(5)	Amounts represent the intrinsic value of unvested Tyco equity awards and stock options that would vest upon a triggering event. Performance share units are assumed to vest at target for purposes of these calculations. For Mr. Breen, the amounts in columns (b), (c), (e) and (g) include a tax gross-up payment to the State of New York of $10,172. Mr. Breen agreed to waive the New York State tax gross-up payments for compensation that is awarded to him after January 1, 2009.
(6)	Amounts in columns (b), (c) and (e) represent accelerated payment of a portion of the amount disclosed in the Pension Benefits Table that would be due upon a change in control or termination without cause triggering event. No accelerated payment would accrue under the circumstances described under columns (d), (f) or (g). Under Mr. Breen’s employment agreement, if Mr. Breen voluntarily terminates employment without Good Reason, or his employment is terminated for Cause prior to age 60, benefits deemed earned under the Supplemental Executive Retirement Plan will be subject to a reduction of 0.25% for each month or partial month the termination date is prior to age 60. The amount shown in column (b) does not reflect any reduction in benefits related to an election to receive payments earlier than age 60.
(7)	Amounts represent Tyco-provided supplemental life insurance benefit for each of the named executive officers (other than Mr. Sklarsky) upon the death of the executive.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Tyco’s officers and Directors and persons who beneficially own more than 10% of Tyco’s common shares to file reports of ownership and changes in ownership of such common shares with the SEC and NYSE. These persons are required by SEC regulations to furnish Tyco with copies of all Section 16(a) forms they file. As a matter of practice, Tyco’s administrative staff assists Tyco’s officers and Directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on Tyco’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, Tyco believes that all of its officers, Directors and beneficial owners of more than 10% of its common shares complied with Section 16(a) during fiscal year 2011.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of three Directors, each of whom the Board has determined meets the independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a charter approved by the Board, which is posted on our website. As more fully described in its charter, the Audit Committee oversees Tyco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Management assures that Tyco develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. Tyco’s independent auditors are responsible for performing an audit in accordance with auditing standards generally accepted in the United States to obtain reasonable assurance that Tyco’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States. The internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

In this context, the Audit Committee has reviewed the GAAP consolidated financial statements and Swiss statutory financial statements for the fiscal year ended September 24, 2010, and has met and held discussions with management, the internal auditors and the independent auditors concerning these financial statements, as well as the report of management and the report of the independent registered public accounting firm regarding Tyco’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. Management represented to the Committee that Tyco’s GAAP consolidated financial statements were prepared in accordance with GAAP and the Swiss statutory financial statements comply with Swiss law and Tyco’s Articles of Association. In addition, the Committee has discussed with the independent auditors the auditors’ independence from Tyco and its management as required under Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also received an unqualified opinion from Deloitte AG that the Swiss statutory financial statements for the period ended September 30, 2011 comply with Swiss law and Tyco’s Articles of Association. Based upon the Committee’s review and discussions referred to above, the Committee recommended that the Board include Tyco’s audited consolidated financial statements in Tyco’s Annual Report on Form 10-K for fiscal year 2011 filed with the Securities and Exchange Commission and that such report, together with the audited statutory financial statements of Tyco International Ltd. be included in Tyco’s annual report to shareholders for fiscal year 2011.

Submitted by the Audit Committee,

Brendan R. O’Neill, Chair

Michael E. Daniels

Dinesh Paliwal

William S. Stavropoulos

PROPOSAL 1—APPROVAL OF A SPECIAL DIVIDEND IN KIND FOR ADT

The Board of Directors proposes a special dividend in kind to each Tyco shareholder of one share of common stock of ADT, par value $0.01 per share, for every        Tyco common shares held as of the record date for the special dividend (which record date shall be determined by Tyco’s Board of Directors and is expected to be established shortly following the Special General Meeting) subject to the satisfaction or waiver prior to                 , 2013 of the conditions set forth below. The special dividend shall be made out of Tyco’s qualifying contributed surplus equity position in its Swiss statutory accounts. The reduction to Tyco’s contributed surplus in its statutory accounts resulting from the special dividend shall be the greater of (i) CHF                          billion, representing the aggregate book value for all shares of ADT outstanding common stock and (ii) the aggregate trading value of all outstanding shares of ADT common stock (calculated by multiplying the number of outstanding shares of ADT common stock by the opening trading price of ADT common stock on the first trading day after the distribution of the special dividend). The accumulated deficit in Tyco’s Swiss statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. The aggregate book value of all outstanding shares of ADT common stock on the distribution date plus the aggregate book value of all other distributions proposed to be made (including the distribution of Tyco Flow Control common shares), may not exceed the amount legally distributable to Tyco shareholders as set forth in the table below. As of                 , 2012 the aggregate book value of ADT and Tyco Flow Control was CHF                          billion.

In lieu of ADT fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of ADT common stock in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of ADT common stock in the special dividend.

The following table shows the impact of Proposals 1, 2 and 4 on the Company’s net equity position in its statutory accounts held in Swiss Francs (CHF):

(in CHF)	September 30, 2011	March 30, 2012(a)	After dividends pursuant to proposal 1, 2 and 4(a)
Share capital	3,258,632,435
Contributed surplus	35,254,539,039		(b)
General reserve	817,677,442
Reserve for treasury shares	961,278,399
Accumulated deficit	(34,246,650,764)		(b)
Net income (loss)	7,159,800,990
Total shareholders’ equity	13,205,277,541
Legally distributable to shareholders	8,167,689,265

(a)	For illustrative purposes only. The special dividend will be distributed on the basis of the audited parent company financial statements of Tyco for fiscal year 2011, as approved at our annual shareholders’ meeting held on March 7, 2012, and a report from our auditor, Deloitte AG (Zurich), confirming that the proposed special dividend in kind complies with Swiss law and Tyco’s Articles of Association.
(b)	Subject to additional adjustment for the accumulated deficit in Tyco’s statutory accounts reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess.

Declaration and distribution of the special dividend shall be subject to the satisfaction (in the sole determination of the Board of Directors) or waiver (at the sole discretion of the Board of Directors) prior to                 , 2013 of the following conditions:

•

the SEC, shall have declared effective the ADT Form 10, including the Preliminary Information Statement contained therein, under the Exchange Act, and no stop order suspending the effectiveness of the ADT Form 10 shall be in effect;

•	ADT’s common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•

Tyco shall have received a private letter ruling from the IRS, which ruling shall be in full force and effect at the time of the ADT Distribution, to the effect that (i) the ADT Distribution will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of ADT common stock and (ii) certain internal transactions undertaken in anticipation of the ADT Distribution will qualify for favorable treatment under the Code;

•

the ruling obtained from the Swiss Federal Tax Administration regarding the Swiss withholding tax consequences of the ADT Distribution to Tyco shareholders substantially to the effect that the ADT Distribution, including cash received in lieu of fractional shares of ADT common stock, is not subject to Swiss withholding tax shall be in full force and effect at the time of the ADT Distribution;

•

all permits, registrations and consents required under the U.S. securities or blue sky laws in connection with the ADT Distribution and all other material governmental approvals and other consents necessary to consummate the ADT Distribution shall have been received;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the ADT Distribution shall be in effect, and no other event outside the control of Tyco shall have occurred or failed to occur that prevents the consummation of the ADT Distribution; and

•

based on the closing price of the Tyco Flow Control and ADT shares trading on the last “when-issued” trading day prior to the ADT Distribution, the aggregate market capitalization of Tyco Flow Control and ADT shall not exceed CHF 17.5 billion.

The Board’s proposal is accompanied by a report by the auditor, Deloitte AG (Zürich), as state supervised auditing enterprise, who will be present at the meeting. The auditor’s report states that the proposed special dividend in kind complies with Swiss law and Tyco’s Articles of Association.

The approval of the distribution of the special dividend in kind requires the affirmative vote of a relative majority of the votes cast by the holders of common shares represented at the Special General Meeting in person or by proxy (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the number of votes cast).

The Board recommends that the shareholders vote FOR the approval of the distribution of shares of ADT common stock to be made in the form of a special dividend in kind out of qualifying contributed surplus.

PROPOSAL 2—APPROVAL OF A SPECIAL DIVIDEND IN KIND FOR TYCO FLOW CONTROL

The Board of Directors proposes a special dividend in kind to each Tyco shareholder, for every Tyco common share held as of the record date for the special dividend (which record date shall be determined by Tyco’s Board of Directors and is expected to be established shortly following the Special General Meeting), subject to the satisfaction or waiver prior to                 , 2013 of the conditions set forth below, a number of shares of Tyco Flow Control, par value CHF 0.50 per share, equal to the quotient of (i) the product of (x) the number of Pentair common shares outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution, multiplied by (y) 1.10526316 divided by (ii) the number of shares of Tyco common stock outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) at 12:01 a.m. Eastern Standard Time on the distribution date for the Tyco Flow Control Distribution.

In lieu of Tyco Flow Control fractional shares, shareholders will receive a cash payment. The distribution agent will sell whole shares that otherwise would have been distributed as fractional shares of Tyco Flow Control in the open market at prevailing market prices and distribute the aggregate cash proceeds of the sales, net of brokerage fees and similar costs, pro rata to each Tyco shareholder who would otherwise have been entitled to receive a fractional share of Tyco Flow Control in the special dividend.

The special dividend shall be made out of Tyco’s qualifying contributed surplus equity position in its Swiss statutory accounts. The reduction to Tyco’s contributed surplus in its Swiss statutory accounts resulting from the special dividend shall be the greater of (i) CHF                         , representing the aggregate book value for all outstanding Tyco Flow Control common shares and (ii) the aggregate trading value of all outstanding Tyco Flow Control common shares distributed (calculated by multiplying the number of outstanding Tyco Flow Control common shares by the opening trading price of Tyco Flow Control common shares distributed on the first trading day after the distribution of the special dividend). The accumulated deficit in Tyco’s statutory accounts will be reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess. The aggregate book value of all outstanding common shares of Tyco Flow Control on the distribution date plus the aggregate book value of all other distributions proposed to be made (including the distribution of ADT common stock), may not exceed the amount legally distributable to Tyco shareholders as set forth in the table below. As of                 , the aggregate book value of ADT and Tyco Flow Control was CHF                         .

The following table shows the impact of the Distributions net equity position in its statutory accounts held in Swiss Francs (CHF):

(in CHF)	September 30, 2011	March 30, 2012(a)	After dividends pursuant to proposal 1, 2 and 4(a)
Share capital	3,258,632,435
Contributed surplus	35,254,539,039			(b)
General reserve	817,677,442
Reserve for treasury shares	961,278,399
Accumulated deficit	(34,246,650,764)			(b)
Net income (loss)	7,159,800,990
Total shareholders’ equity	13,205,277,541
Legally distributable to shareholders	8,167,689,265

(a)	For illustrative purposes only. The special dividend will be distributed on the basis of the audited parent company financial statements of Tyco for fiscal year 2011, as approved at our annual shareholders’ meeting held on March 7, 2012, and a report from our auditor, Deloitte AG (Zurich), confirming that the proposed special dividend in kind complies with Swiss law and Tyco’s Articles of Association.

(b)	Subject to additional adjustment for the accumulated deficit in Tyco’s statutory accounts reduced by the excess, if any, of the aggregate trading value over the aggregate book value due to the income recognition attributable to such excess.

Declaration and distribution of the special dividend shall be subject to the satisfaction (in the sole determination of the Board of Directors) or waiver (at the sole discretion of the Board of Directors) prior to                 , 2013 of the following conditions:

•

the satisfaction (or waiver by Tyco) of each of the conditions to Tyco’s obligation to effect the closing of the transactions contemplated by the Merger Agreement (other than the consummation of the Tyco Flow Control Distribution); and

•

each of Tyco and Pentair having irrevocably confirmed to the other that each of the conditions to its obligations to effect the closing of the transactions contemplated by the Merger Agreement has been satisfied or waived and that it is prepared to proceed with the Merger.

For detailed information regarding the conditions to Tyco’s and Pentair’s obligations to effect the closing of the transactions contemplated by the Merger Agreement see “The Merger Agreement—Conditions to the Completion of the Merger.”

The Board’s proposal is accompanied by a report by the auditor, Deloitte AG (Zürich), as state supervised auditing enterprise, who will be present at the meeting. The auditor’s report states that the proposed special dividend in kind complies with Swiss law and Tyco’s Articles of Association.

The approval of the distribution of the special dividend in kind requires the affirmative vote of a relative majority of the votes cast by the holders of common shares represented at the Special General Meeting in person or by proxy (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the number of votes cast).

The Board recommends that the shareholders vote FOR the approval of the distribution of Tyco Flow Control common shares to be made in the form of a special dividend in kind out of qualifying contributed surplus.

PROPOSAL 3—ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at this Special General Meeting a slate of two new nominees which election would be effective as of and subject to completion of the Distributions. The new nominees are Frank Drendel and George Oliver. The election of Directors will take place at the Special General Meeting. Election of the new Directors requires the affirmative vote of an absolute majority of the votes cast by the holders of common shares represented at the Special General Meeting in person or by proxy (whereby abstentions, broker non-votes, blank or invalid ballots shall be included for purposes of establishing the number of votes cast). Shareholders are entitled to one vote per share for each of the Directors to be elected. Tyco is not aware of any reason why any of the nominees will not be able to serve if elected. The new Directors elected will serve until Tyco’s next annual general meeting and until their successors, if any, are elected and qualified.

Set forth below is information concerning the age, principal occupation, employment, directorships during the past five years, and other positions with Tyco of the nominees and each director, the year in which he or she first became a director of Tyco and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director, in light of Tyco’s business and structure.

Nominees for Election as Directors

George R. Oliver—Mr. Oliver, age 51, has been President of Tyco Fire Protection since September 2010 and upon the Distributions, it is anticipated that Mr. Oliver will serve as Tyco’s chief executive officer. Prior to that he was President of Tyco Safety Products from 2006 to 2010, was named President of the Tyco Electrical & Metal Products business in March 2007, and assumed the leadership of International Fire (Fire Protection Services) in October 2009. Prior to joining Tyco in 2006, Mr. Oliver served in operational roles of increasing responsibility at several General Electric divisions. Mr. Oliver serves as a director on the board of Atkore International, Inc., an equity investment of Tyco.

Frank M. Drendel —Mr. Drendel, age 67, is currently Non-Executive Chairman of the Board of

CommScope Holding Company, Inc. Prior to the acquisition of CommScope by The Carlyle Group in January 2011, Mr. Drendel served as Chief Executive Officer of CommScope from its founding in 1976. He also served as chairman since July 1997, when CommScope was spun-off from General Instrument Corporation and became an independent company. While at CommScope, Mr. Drendel also served as a director of GI Delaware, a subsidiary of General Instrument Corporation, and its predecessors from 1987 to 1992, a director of General Instrument Corporation from 1992 until 1997, and a director of NextLevel Systems, Inc. (which was renamed General Instrument Corporation) from 1997 until January 2000. Mr. Drendel was formerly a director of Sprint Nextel Corporation from 2005 to 2008 and a director of Nextel Communications, Inc from 1997 to 2005. Mr. Drendel is a director of the National Cable & Telecommunications Association. He holds a bachelor’s degree in marketing from Northern Illinois University. Mr. Drendel’s qualifications to serve on our board include his extensive experience as an executive officer in the data communications and technology industries.

Current Directors

Edward D. Breen—Mr. Breen, age 55, has been our Chairman and Chief Executive Officer since July 2002. Prior to joining Tyco, Mr. Breen was President and Chief Operating Officer of Motorola from January 2002 to July 2002; Executive Vice President and President of Motorola’s Networks Sector from January 2001 to January 2002; Executive Vice President and President of Motorola’s Broadband Communications Sector from January 2000 to January 2001; Chairman, President and Chief Executive Officer of General Instrument Corporation from December 1997 to January 2000; and, prior to December 1997, President of General Instrument’s Broadband Networks Group. Mr. Breen was a director of McLeod USA Incorporated from 2001 to 2005 and Comcast

Corporation from 2005 to 2011. Mr. Breen is a member of the Advisory Board of New Mountain Capital LLC, a private equity firm. Mr. Breen’s extensive experience and leadership in the communications and technology equipment industries, including the cable and broadband industries, and his service as our Chief Executive Officer since 2002, render him qualified to serve as one of our directors.

Michael E. Daniels—Mr. Daniels, age 57, joined our Board in March 2010 and before that served as a consultant to the Board for a period of six months. He is the Senior Vice President of the Global Technology Services group of International Business Machines Corporation, a business and IT services company with operations in more than 160 countries around the world. In his current role at IBM, Mr. Daniels has worldwide responsibility for IBM’s Global Services business operations in outsourcing services, integrated technology services, maintenance, and Global Business Services, the consulting and applications management arm of Global Services. Since joining IBM in 1976, Mr. Daniels has held a number of leadership positions in sales, marketing, and services, and was general manager of several sales and services businesses, including IBM’s Sales and Distribution operations in the United States, Canada and Latin America, its Global Services team in the Asia Pacific region, Product Support Services, Availability Services, and Systems Solutions. Mr. Daniels is a graduate of the Holy Cross College in Massachusetts with a degree in political science, and is also a trustee of Holy Cross. Mr. Daniels’ qualifications to serve on our board include his extensive global business experience with IBM, his sales, marketing and services expertise and his deep understanding of enterprise technology.

Timothy M. Donahue—Mr. Donahue, age 63, joined our Board in March 2008. Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006. He served as President and Chief Executive Officer of Nextel Communications, Inc from 1999. He began his career with Nextel in January 1996 as President and Chief Operating Officer. Before joining Nextel, Mr. Donahue served as Northeast Regional President for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as President for McCaw Cellular’s paging division in 1986 and was named McCaw’s President for the U.S. central region in 1989. He is also a director of the Eastman Kodak Company, Covidien Ltd. (where he is the lead director) and NVR Inc., and non-executive chairman of the private company UCT Coatings, Inc. Mr. Donahue is a graduate of John Carroll University, with a BA degree in English Literature. Mr. Donahue’s qualifications to serve on the board include his extensive experience and demonstrated leadership in the wireless communications industry, his experience in service-oriented industries and his experience as an executive and board member of several publicly traded companies. In connection with the ADT Distribution, Mr. Donahue is expected to resign from the Tyco Board of Directors to accept a director position at ADT.

Brian Duperreault—Mr. Duperreault, age 64, joined our Board in March 2004. Mr. Duperreault has served as President, Chief Executive Officer and director of Marsh & McLennan Companies, Inc. since January 2008. Previously he served as Chairman of ACE Limited, an international provider of a broad range of insurance and reinsurance products, from October 1994 to May 2007. He served as Chief Executive Officer of ACE Limited from October 1994 through May 2004, and as its President from October 1994 through November 1999. Prior to joining ACE, Mr. Duperreault had been employed with American Insurance Group (“AIG”) since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, most recently as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of American International Underwriters Inc. (“AIU”) from April 1994 to September 1994. Mr. Duperreault was President of AIU from 1991 to April 1994, and Chief Executive Officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault is a member of the Board of Directors of the International Insurance Society, Centre on Philanthropy and the Insurance Information Institute. He also serves as Chairman of both the Board of Overseers of the School of Risk Management of St. John’s University and the Bermuda Institute of Ocean Sciences. Previously, Mr. Duperreault also served as a director of the Bank of N.T. Butterfield & Son, Ltd., a provider of international financial services. Mr. Duperreault’s qualifications to serve on the board include his extensive experience as an executive and board member of publicly traded companies, his experience in risk management and his global business experience and leadership.

Bruce S. Gordon—Mr. Gordon, age 65, joined our Board in January 2003 and in March 2008 became the lead Director. From August 2005 through April 2007, Mr. Gordon served as President and Chief Executive Officer of the NAACP. Until his retirement in December 2003, Mr. Gordon was the President of Retail Markets at Verizon Communications, Inc., a provider of wireline and wireless communications. Prior to the merger of Bell Atlantic Corporation and GTE, which formed Verizon in July 2000, Mr. Gordon fulfilled a variety of positions at Bell Atlantic Corporation, including Group President, Vice President, Marketing and Sales, and Vice President, Sales. Mr. Gordon graduated from Gettysburg College and received an M.S. from Massachusetts Institute of Technology. Mr. Gordon also serves as a director of CBS Corporation and Northrop Grumman Corporation. He also previously served as a director of Southern Company, an electricity generating company, from 1994 to 2006. Mr. Gordon is the lead Director of our Board and the Chair of the Nominating and Governance Committee. Mr. Gordon’s qualifications to serve on the board include his significant leadership experience as the head of a large non-profit, his in-depth experience as an executive in the service- oriented communications industry and his corporate governance experience as a director of several publicly traded companies. In connection with the ADT Distribution, Mr. Gordon is expected to resign from the Tyco Board of Directors to accept a director position at ADT.

Rajiv L. Gupta—Mr. Gupta, age 66, joined our Board in March 2005. Mr. Gupta served as Chairman and Chief Executive Officer of Rohm and Haas Company, a worldwide producer of specialty materials, from 1999 to 2009. He served as Vice Chairman of Rohm and Haas Company from 1998 to 1999, Director of the Electronic Materials business from 1996 to 1999, and Vice President and Regional Director of the Asia-Pacific Region from 1993 to 1998. Mr. Gupta holds a B.S. degree in mechanical engineering from the Indian Institute of Technology, an M.S. in operations research from Cornell University and an M.B.A. in finance from Drexel University. Mr. Gupta also is a director of the Vanguard Group, Hewlett-Packard Company, Delphi Automotive, plc and the private companies Affle, Pte Ltd and Stroz Friedberg LLC. He serves as Chairman of Symphony IRI Group, Inc. a privately held market research company, and Avantor Performance Materials, Inc., a privately held maker of performance materials. He is also a trustee of The Conference Board, and a senior advisor of New Mountain Capital LLC. Mr. Gupta is the Chair of the Company’s Compensation and Human Resources Committee. Mr. Gupta’s qualifications to serve on the board include his broad international leadership experience as an executive at Rohm and Haas, his engineering and science background, and his corporate governance experience as a board member and executive in several publicly traded and private companies.

John A. Krol—Mr. Krol, age 75, joined our Board in August 2002. Mr. Krol served as the Chairman and Chief Executive Officer of E.I. du Pont de Nemours & Company, where he spent his entire career until his retirement in 1998. E.I. du Pont de Nemours is a global research and technology-based company serving worldwide markets, including food and nutrition, health care, agriculture, fashion and apparel, home and construction, electronics and transportation. Mr. Krol also serves as a director of ACE Limited, and as chairman of the board of Delphi Automotive, plc and the private company Pacolet-Milliken. He also served as a director of MeadWestvaco Corporation, a global packaging solutions company. Mr. Krol graduated from Tufts University where he received a B.S. and M.S. in chemistry. Mr. Krol’s qualifications to serve on the board include his extensive leadership and corporate governance experience as an executive and as the former chairman and chief executive of DuPont, his engineering and science background and his well developed business acumen gained over decades of experience as an advisor and as a board member of numerous publicly traded and private companies.

Brendan R. O’Neill—Dr. O’Neill, age 63, joined our Board in March 2003. Dr. O’Neill was Chief Executive Officer and director of Imperial Chemical Industries PLC (“ICI”), a manufacturer of specialty products and paints, until April 2003. Dr. O’Neill joined ICI in 1998 as its Chief Operating Officer and Director, and was promoted to Chief Executive Officer in 1999. Prior to Dr. O’Neill’s career at ICI, he held numerous positions at Guinness PLC, including Chief Executive of Guinness Brewing Worldwide Ltd, Managing Director International Region of United Distillers, and Director of Financial Control. Dr. O’Neill also held positions at HSBC Holdings PLC, BICC PLC and the Ford Motor Company. He has an M.A. from the University of Cambridge and a Ph.D. in chemistry from the University of East Anglia, and is a Fellow of the Chartered Institute of Management Accountants (U.K.). Dr. O’Neill is a director of Endurance Specialty Holdings Ltd., Informa plc and Towers Watson & Co. He chairs the Audit Committee of Informa plc. Dr. O’Neill was also a director of Rank Group, a hospitality and leisure business from 2005 to 2007 and Aegis Group Plc, a global market research company, from 2005 to 2009. Dr. O’Neill is the Chair of the Audit Committee. Dr. O’Neill is qualified to serve on the board because of his extensive experience in executive positions, his service as a director for a broad spectrum of international companies and his financial acumen and understanding of accounting principles.

William S. Stavropoulos—Dr. Stavropoulos, age 72, joined our Board in March 2007. Dr. Stavropoulos was the Chairman, President and Chief Executive Officer of Dow Chemical Company, where his career spanned 39 years until his retirement in 2006. While at Dow, Dr. Stavropoulos served in a variety of positions in research, marketing and general management. Dr. Stavropoulos graduated from Fordham University with a B.S. in pharmaceutical chemistry and from the University of Washington with a Ph.D. in medicinal chemistry. Dr. Stavropoulos serves as a director of Chemical Financial Corporation, Teradata Corporation and Maersk, Inc., and is non-executive chairman of Univar, Inc., a private company. He is a trustee to the Fidelity Group of Funds and the Rollin M. Gerstacker Foundation, on the advisory boards of Maersk Corporation and Metalmark Capital LLC and is an advisory partner of Clayton, Dubilier & Rice, LLC. Dr. Stavropoulos is also President and Founder of the Michigan Baseball Foundation. Dr. Stavropoulos’ qualifications to serve on the board include his extensive experience as an executive at Dow, his corporate governance experience gained from his role as chairman and chief executive officer of Dow and as a director and advisor to other publicly traded companies as well as his experience in the industrial sector.

Dinesh Paliwal—age 53, serves as Chairman of the Board, Chief Executive Officer and President of Harman International, a company that designs, manufactures and markets a wide range of audio and information solutions for the automotive, consumer and professional market. Prior to joining Harman in 2008, Mr. Paliwal served as a member of the Group Executive Committee of ABB Ltd. a provider of industrial automation, power transmission systems and services, from January 2001 until June 2007. Mr. Paliwal also served as President of Global Markets and Technology of ABB Ltd. from January 2006 until June 2007, as Chairman and Chief Executive Officer of ABB North America from January 2004 until June 2007, and as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005. Mr. Paliwal earned a Masters degree in Engineering from the Indian Institute of Technology (IIT Roorkee), a Masters degree in Applied Science and Engineering and a Masters degree in Business Administration, both from Miami University (Ohio). Mr. Paliwal also serves as a member of the Trilateral Commission established to foster closer cooperation among the US, Europe and Japan, and as a member of the Board of Directors of the International Institute for the Study of Cross-Border M&A, an international joint venture to promote the high-level study and analysis of cross-border mergers, acquisitions and strategic investments, and the Business Roundtable. Mr. Paliwal served on the board for Embarq Corporation until its merger with CenturyTel. He has served previously as Chairman of ABB India Ltd., a publicly listed company in India and as Chairman of the US National Foreign Trade Council in Washington, DC. He has served as a Director for the US China Business Council, the US India Business Council, and the International Swimming Hall of Fame. He also served for three years as Economic Advisor to the Governor of Guangdong Province, China. Mr. Paliwal’s qualifications to serve on the board include his extensive leadership and governance experience as a public company chief executive officer, his engineering and financial background, and his extensive global experience, especially in emerging markets important to the Company. In connection with the ADT Distribution, Mr. Paliwal is expected to resign from the Tyco Board of Directors to accept a director position at ADT.

Sandra S. Wijnberg—Ms. Wijnberg, age 55, joined our Board in March 2003. In March 2007, Ms. Wijnberg was named Chief Administrative Officer of Aquiline Holdings LLC, a registered investment advisor. From January 2000 to April 2006, Ms. Wijnberg was the Senior Vice President and Chief Financial Officer at Marsh & McLennan Companies, Inc., a professional services firm with insurance and reinsurance brokerage, consulting and investment management businesses. Before joining Marsh & McLennan Companies, Inc. Ms. Wijnberg served as a Senior Vice President and Treasurer of Yum! Brands (previously Tricon Global Restaurants, Inc.) and held various positions at PepsiCo, Inc., Morgan Stanley Group, Inc. and American Express Company. Ms. Wijnberg is a graduate of the University of California, Los Angeles and received an M.B.A. from the University of Southern California. Ms. Wijnberg also served on the board of Tyco

Electronics Ltd., a manufacturer of electronic parts and equipment, from 2007 to 2009. Ms. Wijnberg is a director of Futurity First Financial Corporation, a private company in the insurance business. Ms Wijnberg’s qualifications to serve on the board include her significant experience as an executive in leadership positions in financial services companies and her financial acumen gained as the chief financial officer of a publicly traded company.

R. David Yost—Mr. Yost, age 64, joined our Board in March 2009. Mr. Yost served as Director and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from August 2001 to June 30, 2011 when he retired. He was President of AmerisourceBergen from August 2001 to October 2002, Chairman and Chief Executive Officer of AmeriSource Health Corporation from December 2000 to August 2001, and President and Chief Executive Officer of AmeriSource from May 1997 to December 2000. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 1997. Mr. Yost also serves as a director of Exelis Inc. and Marsh & McLennan Companies, Inc. Mr. Yost is a graduate of the U.S. Air Force Academy and holds an M.B.A. from the University of California, Los Angeles. Mr. Yost’s qualifications to serve on the board include his extensive leadership and corporate governance experience gained as the chief executive and director of a large publicly traded company in the pharmaceutical industry.

The Board recommends that the shareholders vote FOR the election of the two nominees for Director to serve until the next annual general meeting.

PROPOSAL 4—APPROVAL OF ORDINARY CASH DIVIDENDS

As a result of the proposed Distributions, the Board of Directors is proposing that shareholders conditionally approve ordinary cash dividends in the aggregate amount of $0.30 per share out of Tyco’s qualifying capital contribution reserve on Tyco’s statutory balance sheet in two equal quarterly installments of $0.15 on November 15, 2012 and February 20, 2013. The conditional dividends will only be paid if the record date for the Distributions precedes the record date for such cash dividends. These ordinary cash dividends would replace the conditional ordinary cash dividends previously approved by Tyco shareholders for the same dates at Tyco’s annual general meeting on March 7, 2012. The ordinary cash dividends will be distributed on the basis of the annual parent company financial statements of Tyco for fiscal year 2011, as approved at the annual shareholder’s meeting held on March 7, 2012.

Dividend payments shall be made with respect to the outstanding share capital of Tyco on the record date for the applicable dividend payment, which amount excludes any shares held by Tyco or any of its subsidiaries. The deduction to Tyco’s qualifying contributed surplus, which is required to be made in Swiss francs, shall be determined based on the aggregate amount of the dividend and shall be calculated based on the USD / CHF exchange rate in effect on the date of the Special General Meeting. The U.S. dollar amount of the dividend shall be capped at an amount such that the aggregate reduction to Tyco’s qualifying contributed surplus shall not exceed CHF        million (or approximately $       per share based on the USD / CHF exchange rate of CHF        per $       in effect on                 , 2012). To the extent that a dividend payment would exceed the cap, the U.S. dollar per share amount of the current or future dividends shall be reduced on a pro rata basis so that the aggregate amount of all dividends paid does not exceed the cap. In addition, the aggregate reduction to the contributed surplus shall be increased for any shares issued, and decreased for any shares acquired, after the Special General Meeting and before the record date for the applicable dividend installment payment. The Board’s proposal is accompanied by a report by the auditor, Deloitte AG (Zürich), as state supervised auditing enterprise, who will be present at the Special General Meeting. The auditor’s report states that the proposed dividend complies with Swiss law and Tyco’s Articles of Association.

The approval of the payments of ordinary cash dividends require the affirmative vote of a relative majority of the votes cast by the holders of common shares represented at the Special General Meeting in person or by proxy (whereby abstentions, broker non-votes, blank or invalid ballots shall be disregarded for purposes of establishing the number of votes cast).

The Board unanimously recommends that shareholders vote FOR the approval of the payment of an ordinary cash dividend out of qualifying contributed surplus in the aggregate amount of up to $0.50 per share.

FUTURE STOCKHOLDER PROPOSALS

In accordance with the rules established by the SEC, as well as under the provisions of Tyco’s Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, intended for inclusion in the proxy statement for next year’s annual general meeting of shareholders must have been received by Tyco no later than September 21, 2012. Such proposals should be sent to Tyco’s Secretary at our registered address, Freier Platz 10, CH-8200 Schaffhausen, Switzerland. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association, and must be a proper subject for shareholder action under Swiss law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Swiss law and other legal requirements, without seeking to have the proposal included in Tyco’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. With respect to the 2012 Annual General Meeting of Stockholders, if Tyco is not provided notice of a stockholder proposal prior to December 5, 2012, Tyco management will be permitted to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented.

WHERE YOU CAN FIND MORE INFORMATION

Tyco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also inspect reports, proxy statements and other information about Tyco at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Tyco, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Tyco with the SEC are also available at Tyco’s website at http://investors.tyco.com. The web addresses of the SEC and Tyco have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement, information on those web sites is not part of this proxy statement.

Incorporation by Reference

The SEC allows Tyco to incorporate by reference information into this proxy statement. This means that Tyco can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement.

This proxy statement incorporates by reference the documents listed below that Tyco previously filed with the SEC. They contain important information about Tyco and its financial condition.

•	Annual Report on Form 10-K for the year ended September 30, 2011, filed on November 16, 2011

•	Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2011, filed on January 31, 2012

•	Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2012, filed on April 26, 2012

•	Current Reports on Form 8-K filed on October 14, 2011, November 17, 2011, March 12, 2012, March 28, 2012, March 30, 2012, April 10, 2012 and April 26 2012.

•	Proxy statement on Schedule 14A, filed on January 13, 2012

•	The description of Tyco common shares set forth in a Amendment No. 1 to Form S-3 filed on May 1, 2009

In addition, Tyco also incorporates by reference additional documents that Tyco files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this proxy statement and the date of the Special General Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement.

Documents incorporated by reference are available from Tyco without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Tyco at the following address:

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

Attn: Investor Relations

Tel: +41 52 633 02 44

Tyco shareholders requesting documents should do so by                 , 2012 to receive them before the Special General Meeting. If you request any document incorporated by reference into this proxy statement from Tyco, Tyco will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Tyco has not authorized anyone to give any information or make any representation about the Distributions, the Merger, Tyco, ADT, Tyco Flow Control, Pentair, the residential and small business security business in the United States and Canada or the flow control business that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated by reference into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement unless the information specifically indicates that another date applies.

ANNEX A

ADT CORPORATION PRELIMINARY INFORMATION STATEMENT

[To be included by an amended filing of this proxy statement]

A-1

ANNEX B

TYCO FLOW CONTROL PRELIMINARY PROSPECTUS

[To be included by an amended filing of this proxy statement]

B-1

ANNEX C

OPINION OF DUFF & PHELPS

[To be included by an amended filing of this proxy statement]

C-1

ANNEX D

ADT SEPARATION AND DISTRIBUTION AGREEMENT

[To be included by an amended filing of this proxy statement]

D-1

ANNEX E

TYCO FLOW CONTROL SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT

by and among

TYCO INTERNATIONAL LTD.,

TYCO FLOW CONTROL INTERNATIONAL LTD.,

and

THE ADT CORPORATION

Dated as of March 27, 2012

E-i

E-ii

E-iii

List of Schedules

Schedule 1.1(28)	Assumed Trident Contingent Liabilities

Schedule 1.1(48)	Continuing Arrangements

Schedule 1.1(51)	Exclusions to Current Assets

Schedule 1.1(52)	Exclusions to Current Liabilities

Schedule 1.1(66)(vi)	Fountain Assets

Schedule 1.1(70)(v)	Fountain Contracts

Schedule 1.1(77)	Fountain Group

Schedule 1.1(79)(i)	Fountain Liabilities

Schedule 1.1(79)(iii)(x)	Fountain Assumed Divested Business Liabilities

Schedule 1.1(79)(iii)(y)	Fountain Assumed Divested Business Liabilities Contracts

Schedule 1.1(79)(vi)	Fountain Indebtedness

Schedule 1.1(93)(A)	Fountain Tier I Specified Employees

Schedule 1.1(93)(B)	Fountain Tier II Specified Employees

Schedule 1.1(97)(A)	Members of the Fountain Group whose former employees are not Former Fountain Employees

Schedule 1.1(97)(B)	Members of the Athens North American R/SB Group or Trident Group whose former employees shall be treated as Former Fountain Employees

Schedule 1.1(124)	License Agreements

Schedule 1.1(179)	Transition Services Agreement

Schedule 1.1(186)	Trident Equity Plans

Schedule 1.1(187)	Trident Group

Schedule 1.1(193)(vi)	Trident Retained Assets

Schedule 1.1(195)(v)	Trident Retained Contracts

Schedule 1.1(196)(i)	Trident Retained Liabilities

Schedule 1.1(196)(iii)(x)	Trident Retained Divested Business Liabilities

Schedule 1.1(196)(iii)(y)	Trident Retained Divested Business Liabilities Contracts

Schedule 2.2(a)	Step Plan

Schedule 2.2(b)	Shared Contracts

Schedule 2.3(b)	Contracts or Arrangements to be Entered Into by Fountain

Schedule 2.10(a)(i)	Trident Removal of Guarantees

Schedule 2.10(a)(ii)	Fountain Removal of Guarantees

Schedule 5.6(a)	Asbestos-Related Agreements

Schedule 5.6(b)	Asbestos-Related Actions

Schedule 6.1(c)	Trident Corporate Employees

Schedule 6.3(a)	Fountain Nonqualified Deferred Compensation Plans

E-iv

Schedule 6.3(b)	Trident Nonqualified Deferred Compensation Plans

Schedule 6.4(a)	Fountain Pension Plans

Schedule 6.4(b)	Trident Retained Pension Plans

Schedule 6.5(a)	Fountain Savings Plans

Schedule 6.5(b)	Trident Retained Savings Plans

Schedule 6.6(a)	Trident Retiree Medical Plans

Schedule 6.6(b)	Fountain Retiree Medical Plans

Schedule 6.8(c)	Employees on International Assignment

Schedule 6.8(d)	Fountain Retention Letters

Schedule 6.9(c)	Service Credit Under Employee Benefit Plans

Schedule 6.13(a)	Employees Transferred to Trident

Schedule 6.13(b)(1)	Fountain Liability to Fountain Specified Employees

Schedule 6.13(b)(2)	Trident Liability to Fountain Specified Employees

List of Exhibits

Exhibit A	Tax Sharing Agreement

E-v

SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of March 27, 2012, by and among TYCO INTERNATIONAL LTD., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Trident”), TYCO FLOW CONTROL INTERNATIONAL LTD., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Fountain”) and, solely for the purposes of the Specified Sections of this Agreement, THE ADT CORPORATION, a Delaware corporation (“Athens NA”).

W I T N E S S E T H:

WHEREAS, Trident, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the Fountain Business (as defined herein);

WHEREAS, the Board of Directors of Trident (the “Board”) has determined that it is appropriate, desirable and in the best interests of Trident and its stockholders to separate the Fountain Business from Trident (the “Fountain Separation”) and to divest the Fountain Business in the manner contemplated by this Agreement and the Merger Agreement, dated as of March 27, 2012 (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), among Trident, Fountain, Panthro Acquisition Co., a Delaware corporation (“AcquisitionCo”), Panthro Merger Sub, Inc., a Minnesota corporation (“Merger Sub”) and Pentair, Inc., a Minnesota corporation (“Patriot”);

WHEREAS, in addition to the above, the Board had previously determined that it is appropriate, desirable and in the best interests of Trident and its stockholders to separate from Trident the Athens North American R/SB Business, which shall be owned and conducted, directly or indirectly, by Athens NA (the “Athens NA Separation”) pursuant to, among others, a separation agreement between Trident and Athens NA (as the same may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Athens NA Agreement”);

WHEREAS, in order to effect the Fountain Separation, the Board has determined that it is appropriate, desirable and in the best interests of Trident and its stockholders (i) to enter into a series of transactions whereby Fountain and/or one or more members of the Fountain Group will, collectively, own all of the Fountain Assets and assume (or retain) all of the Fountain Liabilities and (ii) for Trident to distribute to the holders of Trident Common Stock on a pro rata basis (without consideration being paid by such stockholders) all of the outstanding shares of common stock, par value CHF 0.50 per share, of Fountain (the “Fountain Common Stock”) (such transactions as they may be amended or modified from time to time, collectively, the “Fountain Plan of Separation”);

WHEREAS, each of Trident and Fountain has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), (i) to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to allocate and assign to the applicable Party or its Subsidiaries responsibility for those Liabilities, in respect of the activities of the applicable Businesses of such entities and (ii) to allocate, transfer and/or assign, as applicable, to the applicable Party or its Subsidiaries those Assets and Liabilities in respect of other current and former businesses and activities of Trident and its current and former Subsidiaries;

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, after the Fountain Distribution, Merger Sub will be merged with and into Patriot, with Patriot surviving the Merger as an indirect wholly owned subsidiary of Fountain, and the outstanding common stock of Patriot shall be converted into the right to receive shares of Fountain on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, it is the intention of the Parties that the contribution of Assets to, and the assumption of Liabilities by, Fountain, together with the corresponding distribution of the Fountain Common Stock, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is, and is hereby adopted as, a “plan of reorganization” under Section 368 of the Code;

WHEREAS, it is the intention of the Parties that the distribution of the Fountain Common Stock to the stockholders of Trident will qualify as tax-free under Section 355(a) of the Code to such stockholders, and as tax-free to Trident under Section 361(c) of the Code; and

WHEREAS, the Parties desire to set forth the principal arrangements among them regarding the foregoing transactions and to make certain covenants and agreements specified herein in connection therewith and to prescribe certain conditions relating thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General

As used in this Agreement, the following terms shall have the following meanings:

(1) “Acceptable Forms” shall have the meaning set forth in Section 2.7.

(2) “Acceptable Terms” shall have the meaning set forth in the Merger Agreement.

(3) “Accountant” shall have the meaning set forth in Section 3.5(b).

(4) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(5) “AcquisitionCo” shall have the meaning set forth in the recitals.

(6) “Adjusted Fountain Exercise Price” shall have the meaning set forth in Section 6.01(a)(iii).

(7) “Adjusted Trident Exercise Price” shall have the meaning set forth in Section 6.01(b)(iii).

(8) “Allocable portion of Insurance Proceeds” shall have the meaning set forth in Section 10.4(c).

(9) “Allocable share of the deductible” shall have the meaning set forth in Section 10.4(d).

(10) “Athens NA” shall have the meaning set forth in the preamble.

(11) “Athens NA Agreement” shall have the meaning set forth in the recitals.

(12) “Athens NA Common Stock” shall mean the common stock, par value $.0.01 per share of Athens NA.

(13) “Athens NA Distribution” shall mean the distribution on the Athens NA Distribution Date to holders of record of shares of Trident Common Stock as of the Athens NA Distribution Record Date of the Athens NA Common Stock owned by Trident pursuant to the Athens NA Agreement.

(14) “Athens NA Distribution Date” shall mean the date on which Trident distributes all of the issued and outstanding shares of Athens NA Common Stock to the holders of Trident Common Stock.

(15) “Athens NA Distribution Record Date” shall mean such date as may be determined by the Board as the record date for the Athens NA Distribution.

(16) “Athens NA Separation” shall have the meaning set forth in the recitals.

(17) “Athens North American R/SB Business” shall mean the residential and small business security business of Trident in the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

(18) “Athens North American R/SB Group” shall mean (i) Athens NA and (ii) each Person that is a direct or indirect Subsidiary of Athens NA immediately after the Athens NA Distribution Date.

(19) “Athens North American R/SB Indemnitees” shall mean each member of the Athens North American R/SB Group and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(20) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common.

(21) “Ancillary Agreements” shall mean the Conveyancing and Assumption Instruments, the Tax Sharing Agreement, the License Agreements, and the Transition Services Agreement.

(22) “Annual Reports” shall have the meaning set forth in Section 5.3(d).

(23) “Applicable Fountain Percentage” shall mean forty percent (40%).

(24) “Applicable Percentage” shall mean (i) as to Trident, the Applicable Trident Percentage and (ii) as to Fountain, the Applicable Fountain Percentage.

(25) “Applicable Trident Percentage” shall mean sixty percent (60%).

(26) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) all apparatuses, computer hardware and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in and rights with respect to real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all licenses, Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all Information;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all rights under Contracts, all claims or rights against any Person, causes in action or similar rights, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, lock boxes and other third-party deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(27) “Assume” shall have the meaning set forth in Section 2.3; and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(28) “Assumed Trident Contingent Liabilities” shall mean any of the Liabilities set forth on Schedule 1.1(28).

(29) “Audited Party” shall have the meaning set forth in Section 5.3(b).

(30) “Board” shall have the meaning set forth in the preamble.

(31) “Bridge Note” shall have the meaning set forth in the Merger Agreement.

(32) “Business” shall mean the Trident Retained Business or the Fountain Business, as applicable.

(33) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York, Minneapolis, Minnesota or Schaffhausen, Switzerland.

(34) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(35) “Claims Administration” shall mean the processing of claims made under the Shared Policies, including the reporting of losses or claims to insurance carriers, management and defense of claims and providing for appropriate releases upon settlement of claims.

(36) “Closing” shall have the meaning set forth in the Merger Agreement.

(37) “Closing Amount” shall have the meaning set forth in Section 3.5(c)(iii).

(38) “Closing Date” shall have the meaning set forth in the Merger Agreement.

(39) “Closing Net Indebtedness” shall have the meaning set forth in Section 3.5(a).

(40) “Closing Trident Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(41) “Closing Working Capital” shall have the meaning set forth in Section 3.5(a).

(42) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(43) “Code” shall have the meaning set forth in the preamble.

(44) “Commission” shall mean the United States Securities and Exchange Commission.

(45) “Competitive Activities” shall have the meaning set forth in Section 5.2(a).

(46) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or their past, current or future activities, businesses or operations, or that was provided to a Party by a third party in confidence, except for any Information that (i) is publicly available through no fault of the receiving Party or its Subsidiaries, (ii) is lawfully acquired by such Party or its Subsidiaries from other sources, (iii) is independently developed by the receiving Party, (iv) is necessary for a Party to enforce its rights under this Agreement or an Ancillary Agreement or (v) is required to be disclosed pursuant to applicable Law (including in connection with financial statements or Tax Returns), stock exchange rule, subpoena or legal process, provided that the receiving Party promptly notifies the disclosing Party of any such requirement, discloses no more Information than is so required and cooperates at the disclosing Party’s expense in any attempt to obtain a protective order or similar treatment.

(47) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(48) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(48).

(49) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(50) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Fountain Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement in such form or forms as Trident, Fountain and Patriot reasonably agree and are consistent with the requirements of Section 2.7.

(51) “Current Assets” shall mean the current assets of the Fountain Business determined in accordance with GAAP on a basis consistent with the preparation of the audited combined balance sheet included in the Audited Financial Statements (as defined in the Merger Agreement), including Intercompany Trade Receivables; provided that “Current Assets” shall not include (i) cash and cash equivalents, (ii) marketable securities, (iii) Other Intercompany Receivables or (iv) any items set forth on Schedule 1.1(51).

(52) “Current Liabilities” shall mean the current liabilities of the Fountain Business determined in accordance with GAAP on a basis consistent with the preparation of the audited combined balance sheet included in the Audited Financial Statements (as defined in the Merger Agreement), including Intercompany Trade Payables; provided that “Current Liabilities” shall not include (i) any item included in the calculation of Closing Net Indebtedness (including the current portion of any indebtedness for borrowed money), (ii) Other Intercompany Payables and Loans, (iii) any amounts payable to Fountain Employees in respect of severance or with respect to retention bonus or similar payments (A) to the extent such amounts are to be reimbursed by the Trident Group or the Trident Group is otherwise obligated to make such payments, in either case, pursuant to this Agreement or otherwise or (B) with respect to Fountain Tier I Employees in an amount up to $6,700,000, or (iv) any items set forth on Schedule 1.1(52).

(53) “D&O Tail Policies” shall have the meaning set forth in Section 10.2(a).

(54) “Default Interest Rate” shall mean a rate of LIBOR plus 500 basis points calculated on the basis of a year of three-hundred sixty (360) days.

(55) “Deferred Stock Unit” shall mean a unit granted by Trident pursuant to one of the Trident Equity Plans representing a general unsecured promise by Trident to deliver a share of Trident Common Stock.

(56) “Disability Plan” (i) when immediately preceded by “Trident,” shall mean any short-term disability program and long-term disability program sponsored by Trident and (ii) when immediately preceded by “Fountain,” shall mean the short-term disability program and long-term disability program to be established by Fountain under Section 6.7(d).

(57) “Distribution Agent” shall mean the distribution agent selected by Trident in connection with the Fountain Separation.

(58) “Distribution Ratio” means the quotient of (i) the product of (x) the number of shares of Patriot Common Stock outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) immediately prior to the Effective Time, multiplied by (y) 1.10526316 divided by (ii) the number of shares of Trident Common Stock outstanding (determined on a fully-diluted basis calculated in accordance with the treasury method under GAAP without taking into account tax consequences to any party or any applicable vesting provisions) immediately prior to the Effective Time.

(59) “DOJ” means the United States Department of Justice.

(60) “Effective Time” shall mean 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date.

(61) “EPL Tail Policies” shall have the meaning set forth in Section 10.2(c).

(62) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(63) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(64) “Fiduciary Tail Policies” shall have the meaning set forth in Section 10.2(b).

(65) “Fountain” shall have the meaning set forth in the preamble.

(66) “Fountain Assets” shall mean:

(i) the ownership interests in those Business Entities that are members of the Fountain Group;

(ii) all Fountain Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Fountain Asset or the Fountain Business;

(iii) any and all Assets reflected on the Fountain Balance Sheet and any Assets acquired by or for Fountain or any member of the Fountain Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet not made in violation of the Merger Agreement;

(iv) subject to Article X, any and all rights of any member of the Fountain Group under any Policies, including any rights thereunder arising after the Fountain Distribution Date in respect of any Policies that are occurrence policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by Trident or any of its Subsidiaries that primarily relate to or are primarily used in the Fountain Business;

(vi) the Assets set forth on Schedule 1.1(66)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to Fountain or any other member of the Fountain Group; and

(vii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by Fountain; provided that personal computers shall be Transferred to Fountain if, following the Effective Time, the Fountain Group employs the applicable employee who, prior to the Effective Time, used such personal computer.

Notwithstanding the foregoing, the Fountain Assets shall not include (x) any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Trident Group or (y) cash or cash equivalents held as of or prior to the Effective Time except to the extent taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 or Closing Net Indebtedness pursuant to Section 3.5.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Trident Retained Assets”, for purposes of determining what is and is not a Fountain Asset: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Asset from the definition of “Fountain Assets” and (2) Assets referred to in clause (iii) of this definition shall take priority over Assets otherwise referred to in clause (v) of Section 1.1(193).

(67) “Fountain Balance Sheet” shall mean the audited combined balance sheet of the Fountain Group, including the notes thereto, as of September 30, 2011, made available to Patriot pursuant to Section 2.05(c) of the Merger Agreement.

(68) “Fountain Business” shall mean the business and operations of the Fountain segment of Trident as each is described in the Fountain Draft Form 10 and (ii) any businesses or operations acquired or established by or for Fountain or any of its Subsidiaries after the date of this Agreement.

(69) “Fountain Common Stock” shall have the meaning set forth in the recitals hereto.

(70) “Fountain Contracts” shall mean the following Contracts (or parts thereof) to which Trident or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the Trident Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Fountain Group;

(ii) any Contract that primarily relates to the Fountain Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Fountain Balance Sheet;

(iv) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Fountain Group;

(v) any Contract set forth on Schedule 1.1(70)(v); and

(vi) to the extent the same is given with respect to, or in favor of, any member of the Fountain Group, any guarantee, indemnity, representation or warranty.

(71) “Fountain Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.3(a)(i).

(72) “Fountain Distribution” shall mean the distribution on the Fountain Distribution Date to holders of record of shares of Trident Common Stock as of the Fountain Distribution Record Date of the Fountain Common Stock owned by Trident as set forth in Section 4.1.

(73) “Fountain Distribution Date” shall mean the date on which Trident distributes all of the issued and outstanding shares of Fountain Common Stock to the holders of Trident Common Stock, which shall be on the Closing Date or a date that is no more than one Business Day before the Closing Date, or on such other date that is mutually agreed between Trident and Patriot.

(74) “Fountain Distribution Record Date” shall mean such date as may be determined by the Board as the record date for the Fountain Distribution.

(75) “Fountain Draft Form 10” shall mean the draft registration statement on Form 10 as set forth in Section 2.05(b) of the Trident Disclosure Letter (as such term is defined in the Merger Agreement).

(76) “Fountain Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who immediately following the Fountain Distribution Date is employed by Fountain or any member of the Fountain Group. Fountain Employee shall also include any employee of an entity in the Fountain Group who, as of the Fountain Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(77) “Fountain Group” shall mean (i) Fountain, (ii) each of the entities set forth on Schedule 1.1(77) and (iii) any Person not set forth on Schedule 1.1(77) but that is as direct or indirect Subsidiary of Fountain immediately following the Effective Time as described in Schedule 4.01(b) of the Trident Disclosure Letter (as defined in the Merger Agreement).

(78) “Fountain Indemnitees” shall mean each member of the Fountain Group (including Patriot and its Subsidiaries from and after the Closing) and their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(79) “Fountain Liabilities” shall mean:

(i) any and all Liabilities that are (a) expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) to be Assumed by any member of the Fountain Group, (b) expressly Assumed by any member of the Fountain Group under this Agreement or any Ancillary Agreements or (c) set forth on Schedule 1.1(79)(i);

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(a) the operation or conduct of the Fountain Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(b) the operation or conduct of any business conducted by any member of the Fountain Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(c) any Fountain Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities (x) to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or primarily associated with any member of the Fountain Group or the Fountain Business or (B) set forth on Schedule 1.1(79)(iii)(x) or (y) to the extent arising from any of the Contracts set forth in Schedule 1.1(79)(iii)(y);

(iv) the Applicable Fountain Percentage of any Assumed Trident Contingent Liability;

(v) any Liabilities relating to any Fountain Employee or Former Fountain Employee in respect of the period prior to, on or after the Effective Time;

(vi) any Liabilities relating to, arising out of or resulting from (x) any Indebtedness (including debt securities and asset-backed debt) of any member of the Fountain Group or Indebtedness (regardless of the issuer of such Indebtedness) incurred after the Effective Time and exclusively relating to the Fountain Business, (y) any Indebtedness (regardless of the issuer of such Indebtedness) incurred after the Effective Time and secured exclusively by any of the Fountain Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such) or (z) any Indebtedness arising from the Financing (as defined in the Merger Agreement) or set forth on Schedule 1.1(79)(vi); and

(vii) all Liabilities reflected as liabilities or obligations on the Fountain Balance Sheet, and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Fountain Balance Sheet.

Notwithstanding anything to the contrary herein, the Fountain Liabilities shall not include:

(v) any Liabilities of Yarway whether or not such Liability also was a Liability of the Fountain Group whether as a result of (A) the limited liability of Yarway being disregarded, (B) the transfer of Assets from Yarway or (C) otherwise;

(w) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be retained or Assumed by any member of the Trident Group;

(x) any Contracts expressly Assumed or expressly contemplated to be assumed by any member of the Trident Group under this Agreement or any Ancillary Agreements;

(y) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement; and

(z) any indebtedness for borrowed money or Other Intercompany Payables and Loans (other than obligations under capital leases) outstanding as of the Effective Time except to the extent taken into account in determining the amount of Net Indebtedness pursuant to Section 3.4 or Closing Net Indebtedness pursuant to Section 3.5.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Trident Retained Liabilities”, for the purpose of determining what is and is not a Fountain Liability: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Liability from the definition of “Fountain Liability” and (2) Liabilities referred to in clause (vii) of this definition shall take priority over Liabilities otherwise referred to in clause (ii) of Section 1.1(196).

(80) “Fountain Master Trust” shall have the meaning set forth in Section 6.4(a)(ii)(A).

(81) “Fountain Nonqualified Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans listed in Schedule 6.3(a) and any plans established prior to the Fountain Distribution Date the purposes of which are to assume the Fountain Deferred Compensation Liabilities in accordance with Section 6.3(a).

(82) “Fountain Option” shall have the meaning set forth in Section 6.1(a)(i).

(83) “Fountain Pension Plans” shall have the meaning set forth in Section 6.4(a)(i).

(84) “Fountain Plan of Separation” shall have the meaning set forth in the preamble.

(85) “Fountain Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements established or assumed by the Fountain Group under this Agreement for the benefit of Fountain Employees and where applicable, Former Fountain Employees.

(86) “Fountain Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Trident or any Subsidiary of Trident, which relate exclusively to the Fountain Business and which Policies are either maintained by Fountain or a member of the Fountain Group or assignable to Fountain or a member of the Fountain Group.

(87) “Fountain Retiree Medical Plans” shall have the meaning set forth in Section 6.6.

(88) “Fountain RSIP” shall have the meaning set forth in Section 6.5(a)(i).

(89) “Fountain Savings Plans” shall mean the Fountain RSIP and any defined contribution retirement plans listed in Schedule 6.5(a).

(90) “Fountain Separation” shall have the meaning set forth in the preamble.

(91) “Fountain Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Trident or any Subsidiary of Trident which relate to the Fountain Business, other than Fountain Policies.

(92) [Reserved].

(93) “Fountain Specified Employees” means those individuals listed in Schedule 1.1(93)(A) (the “Fountain Tier I Specified Employees”) and those individuals listed on Schedule 1.1(93)(B) (the “Fountain Tier II Specified Employees”), and any other individuals mutually agreed by Trident and Patriot prior to the Fountain Distribution.

(94) “Fountain Treasury Shares” shall have the meaning set forth in Section 3.7.

(95) “Fountain US Pension Plans” shall have the meaning set forth in Section 6.4(a)(ii).

(96) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes, without limitation, acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities. Notwithstanding the foregoing, the receipt by a Party of a hostile takeover offer, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

(97) “Former Fountain Employee” shall mean any former employee who terminated employment with all members of the Trident controlled group of corporations before the Fountain Distribution Date and who was last employed by (A) a member of the Fountain Group other than those members of the Fountain Group identified on part A of Schedule 1.1(97) or (B) a member of the Trident Group identified on part B of Schedule 1.1(97).

(98) “Former Trident Employee” shall mean any former employee who terminated employment with all members of the Trident controlled group of corporations before the Fountain Distribution Date and who is not a Former Fountain Employee.

(99) “GAAP” means the generally accepted accounting principles in the United States.

(100) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other filings to be made with, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Entity.

(101) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(102) “Group” shall mean (i) with respect to Trident, the Trident Group, (ii) with respect to Athens NA, the Athens North American R/SB Group and (iii) with respect to Fountain, the Fountain Group.

(103) “Group Insurance Plans” when immediately preceded by “Trident,” shall mean any basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term care insurance and executive group universal life insurance programs sponsored by Trident and (ii) when immediately preceded by “Fountain,” shall mean the basic life insurance, dependent life insurance, optional life insurance, accidental death and dismemberment insurance, business travel accident insurance, long term care insurance and executive group universal life insurance program to be established by Fountain under Section 6.7(e).

(104) “Guaranty Release” shall have the meaning set forth in Section 2.10(b).

(105) “Health Plans” when immediately preceded by “Trident,” shall mean the Trident International employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans and (ii) when immediately preceded by “Fountain,” shall mean employee health benefit plans, any other medical, HMO, prescription drugs, vision, and dental plans and any similar or successor plans program to be established by Fountain under Section 6.7(a).

(106) “HIPAA” shall have the meaning set forth in Section 6.8(e).

(107) “Income Taxes” shall have the meaning set forth in the Tax Sharing Agreement.

(108) “Indebtedness” of any Person means, without duplication, (i) the principal of and accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) obligations evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement or capital lease (but excluding trade accounts payable and other accrued expenses incurred in the ordinary course of business); (iii) all obligations, contingent or otherwise, of such Person under letters of credit; (iv) all obligations, contingent or otherwise, of such Person under any interest rate, currency or other hedging agreements; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise.

(109) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect and punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an Indemnitee) and Taxes and any other amounts payable pursuant to the Tax Sharing Agreement.

(110) “Indemnifying Party” shall have the meaning set forth in Section 8.5(b).

(111) “Indemnitee” shall have the meaning set forth in Section 8.5(b).

(112) “Indemnity Payment” shall have the meaning set forth in Section 8.9(a).

(113) “Information” shall mean information, content and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including studies, reports, records, books, contracts, instruments, surveys, lists, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and other materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data, documents, correspondence, materials, product literature, files, policies, procedures and manuals.

(114) “Insurance Administration” shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

(115) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier, including due to premium adjustments, whether or not retrospectively rated, or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium deductible or self insured retention. For the avoidance of doubt, “Insurance Proceeds” shall not include any costs or expenses incurred by a Party in pursuing insurance coverage.

(116) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, self-insured retentions, or uncollectibility due to insurer insolvency.

(117) “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) Trademarks, (iii) copyrights and copyrightable subject matter, including Software, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes and all other Confidential Information, (vii) rights of privacy and rights to personal information, (viii) vanity telephone numbers, (ix) all applications, registrations, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof for any of the foregoing and (x) all rights and remedies against infringement, misappropriation or other violation of the foregoing prior to the Effective Time.

(118) “Intercompany Trade Payables” shall mean all intercompany trade payables between any member of the Trident Group, on the one hand, and any member of the Fountain Group, on the other hand, which exist and are reflected in the accounting records of the Parties as of the close of business on the day prior to the Fountain Distribution Date.

(119) “Intercompany Trade Receivables” shall mean all intercompany trade receivables between any member of the Trident Group, on the one hand, and any member of the Fountain Group, on the other hand, which exist and are reflected in the accounting records of the Parties as of the close of business on the day prior to the Fountain Distribution Date.

(120) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(121) “Liabilities” shall mean any and all debts, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, determined or determinable, and including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto regardless of (i) when or where they arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time or (iii) where or against whom they are asserted or determined.

(122) “Liable Party” shall have the meaning set forth in Section 2.9(b).

(123) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offered Rate for deposits in United States dollars published in the Wall Street Journal.

(124) “License Agreements” shall mean the license agreements to be negotiated in good faith between Trident, Fountain and Patriot after the date hereof and prior to the Fountain Distribution Date, and having the terms set forth on Schedule 1.1(124) and such other terms as reasonably agreed among the parties thereto.

(125) “Management Agreement” shall have the meaning set forth in Section 2.5(c).

(126) “Managing Party” shall have the meaning set forth in 7.2(a).

(127) “Merger Agreement” shall have the meaning set forth in the recitals.

(128) “Merger Sub” shall have the meaning set forth in the preamble.

(129) “Net Indebtedness” shall mean, as of any date, (i) any outstanding indebtedness for borrowed money or Other Intercompany Payables and Loans (including the Bridge Note but excluding any amounts canceled or otherwise terminated prior to the Effective Time) (which, for the avoidance of doubt, shall not include obligations under capital leases) plus (ii) Separation Expenses incurred prior to the Fountain Distribution Date and not paid by Trident pursuant to Section 11.5 as of the close of business on the day prior to the Fountain Distribution Date, minus (iii) all cash and cash equivalents and marketable securities; provided that “Net Indebtedness” shall not include any item to the extent included in the calculation of Current Liabilities.

(130) “Net Indebtedness Adjustment” shall have the meaning set forth in Section 3.5(c)(ii).

(131) “Notice of Disagreement” shall have the meaning set forth in Section 3.5(b).

(132) “NYSE” shall mean the New York Stock Exchange.

(133) “Option” (i) when immediately preceded by “Trident,” shall mean an option to purchase shares of Trident Common Stock granted pursuant to one of the Trident Equity Plans or (ii) when immediately preceded by “Fountain,” shall mean an option to purchase shares of Fountain Common Stock as of the Fountain Distribution, which Option shall be granted pursuant to the 2012 Fountain Stock and Incentive Plan (as hereinafter defined) as part of the adjustment to Trident Options in connection with the Fountain Distribution.

(134) “Other Intercompany Payables and Loans” shall have the meaning set forth in Section 2.4(a).

(135) “Other Intercompany Receivables” shall have the meaning set forth in Section 2.4(a).

(136) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.3(c).

(137) “Other Party” shall have the meaning set forth in Section 2.9(a).

(138) “Party” shall mean each of Trident and Fountain; provided, however, for purposes of the Specified Sections of this Agreement only, “Party” shall also mean Athens NA.

(139) “Pension Plans” (i) when immediately preceded by “Trident,” shall mean the pension plans sponsored by Trident described in Section 6.4(c) and (ii) when immediately preceded by “Fountain,” shall mean the pension plans established by Fountain under Section 6.4(b).

(140) “Permitted Acquiree” shall have the meaning set forth in Section 5.2(c).

(141) “Patriot” shall have the meaning set forth in the recitals.

(142) “Performance Share Unit” shall mean a unit granted by Trident pursuant to one of the Trident Equity Plans representing a general unsecured promise by Trident to deliver a share of Trident Common Stock and which is subject to certain performance measures.

(143) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(144) “PHI” shall have the meaning set forth in Section 6.8(e).

(145) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, marine, property and casualty, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder, including the insurance policies written by White Mountain Insurance Company.

(146) “Pre-Distribution Athens NA Stock Price” shall have the meaning set forth in Section 6.01(c)(ii).

(147) “Pre-Distribution Fountain Stock Price” shall have the meaning set forth in Section 6.1(a)(ii).

(148) “Pre-Distribution Trust” shall have the meaning set forth in Section 6.8(k).

(149) “Pre-Distribution Trident Stock Price” shall have the meaning set forth in Section 6.1(b)(ii).

(150) “Provider” shall have the meaning set forth in Section 2.5(c).

(151) “Recipient” shall have the meaning set forth in Section 2.5(c).

(152) “Records” shall mean any Contracts, documents, books, records or files.

(153) [Reserved].

(154) “Restricted Person” shall have the meaning set forth in Section 5.1(a).

(155) “Restricted Stock Unit” (i) when immediately preceded by “Trident,” shall mean a unit granted by Trident pursuant to one of the Trident Equity Plans representing a general unsecured promise by Trident to deliver a share of Trident Common Stock and (ii) when immediately preceded by “Fountain” shall mean a unit granted by Fountain representing a general unsecured promise by Fountain to deliver a share of Fountain Common Stock, which unit is granted pursuant to the 2012 Fountain Stock and Incentive Plan as part of the adjustment to Trident Restricted Stock Units in connection with the Fountain Distribution.

(156) “Retained Fountain Specified Employee” shall have the meaning set forth in Section 6.13(a).

(157) “Retention Letters” shall have the meaning set forth in Section 6.8(d).

(158) “Section 125 Plan” shall mean the flexible spending accounts or flexible benefit plan qualified under Section 125 of the Internal Revenue Code sponsored by Fountain as described in Section 6.7(b).

(159) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(160) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, right of first refusal, deed of trust, voting or other restriction, right-of-way, covenant, condition, easement, servitude, encroachment, permit restriction, restriction on transfer, restrictions or limitations on use of real personal property or any other encumbrance of any nature whatsoever, excluding, however, restrictions on transfer under securities Laws.

(161) “Separation Expenses” shall have the meaning set forth in Section 11.5.

(162) “Severance Plan” (i) when immediately preceded by “Trident,” shall mean any severance program sponsored by Trident and (ii) when immediately preceded by “Fountain,” shall mean the severance program to be established by Fountain under Section 6.7(c).

(163) “Shared Contract” shall have the meaning set forth in Section 2.2(b)(i).

(164) “Shared Policies” shall mean all Policies, current or past, which are owned or maintained by or on behalf of Trident or any of its Subsidiaries which relate to one or more of the Trident Retained Business, the Athens North American R/SB Business or the Fountain Business.

(165) “Shareholder Approval” shall mean the approval by Trident shareholders of the Fountain Distribution and certain related matters necessary to declare and make the Fountain Distribution.

(166) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials and other tangible embodiments related to any of the foregoing.

(167) “Specified Sections of this Agreement” shall mean Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 8.4 and Article XI of this Agreement.

(168) “Statement” shall have the meaning set forth in Section 3.5(a).

(169) “Step Plan” shall mean the reorganization plan set forth in Schedule 2.2(a) (as such Schedule may be modified from time to time in accordance with Section 5.19(c) of the Merger Agreement); provided that any step or action not directly related to the separation of the Fountain Business from the Trident Retained Business shall not be construed as a prerequisite of any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business and the failure to occur of any prior step or action not directly related to the separation of the Fountain Business from the Trident Retained Business shall have no effect on any Parties obligation to undertake any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business.

(170) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(171) “Tax” shall have the meaning set forth in the Tax Sharing Agreement.

(172) “Tax Contest” shall have the meaning of the definition of “Audit” as set forth in the Tax Sharing Agreement.

(173) “Tax Return” shall have the meaning set forth in the Tax Sharing Agreement.

(174) “Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Trident, Athens NA and Fountain, in the form attached hereto as Exhibit A.

(175) “Third Party Claim” shall have the meaning set forth in Section 8.5(b).

(176) “Third Party Proceeds” shall have the meaning set forth in Section 8.9(a).

(177) “Trademarks” shall mean all U.S. and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.

(178) “Transfer” shall have the meaning set forth in Section 2.2(a)(i); and the term “Transferred” shall have its correlative meaning.

(179) “Transition Services Agreement” shall mean the Transition Services Agreement to be negotiated in good faith between Trident, Fountain and Patriot after the date hereof and prior to the Fountain Distribution Date, and having the terms set forth on Schedule 1.1(179) and such other terms as reasonably agreed among the parties thereto.

(180) “Trident” shall have the meaning set forth in the preamble.

(181) “Trident Balance Sheet” shall mean the balance sheet of the Trident Group prepared pursuant to Section 5.03(b) of the Merger Agreement.

(182) “Trident Common Stock” shall mean the issued and outstanding shares of Trident common stock of Trident International Ltd.

(183) “Trident Deferred Compensation Liabilities” shall have the meaning set forth in Section 6.3(b)(i).

(184) “Trident Directors” shall have the meaning set forth in Section 6.1(c)(i).

(185) “Trident Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, parental, family, short-term or long-term sick leave, qualified military service and other approved leaves) who, immediately following the Fountain Distribution Date is employed by Trident or any member of the Trident Group. Trident Employee shall also include any employee of an entity in the Trident Group who, as of the Fountain Distribution Date, is receiving short-term or long-term disability benefits or workers’ compensation benefits.

(186) “Trident Equity Plans” shall mean, collectively, the equity-based plans set forth on Schedule 1.1(186).

(187) “Trident Group” shall mean Trident and each Person (other than any member of the Fountain Group) that is a direct or indirect Subsidiary of Trident as of the date hereof and, except as provided in the definition of Fountain Group, each Subsidiary to be formed after the date hereof and prior to the Effective Time, which shall include the Athens North American R/SB Group and those entities identified as such on Schedule 1.1(187).

(188) “Trident Indemnitees” shall mean Trident, each member of the Trident Group, each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Athens North American R/SB Indemnitees and the Fountain Indemnitees.

(189) “Trident International Management Company Defined Contribution Plans Master Trust” shall mean the trust created by an agreement between the plan sponsor and trustees of the Trident International Retirement Savings and Investment Plans for purposes of holding assets under such plan.

(190) “Trident International Master Retirement Trust” means the trust created by Trident for purposes of holding assets under Trident’s U.S. pension plans.

(191) “Trident Nonqualified Deferred Compensation Plans” shall mean the nonqualified deferred compensation plans set forth in Schedule 6.3(b) and any other legacy nonqualified deferred compensation plan sponsored by members of the Trident Group.

(192) “Trident Regulatory Approvals” shall have the meaning set forth in the Merger Agreement.

(193) “Trident Retained Assets” shall mean:

(i) the ownership interests in those Business Entities that are members of the Trident Group;

(ii) all Trident Retained Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Trident Retained Asset or the Trident Retained Business;

(iii) any and all Assets reflected on the Trident Balance Sheet and any Assets acquired by or for Trident or any member of the Trident Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of such balance sheet;

(iv) subject to Article X, any and all rights of any member of the Trident Group under any Policies;

(v) any and all Assets owned or held immediately prior to the Effective Time by Trident or any of its Subsidiaries that primarily relate to or are primarily used in the Trident Retained Business;

(vi) the Assets set forth on Schedule 1.1(193)(vi) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets that have been or that are to be Transferred to Trident or any other member of the Trident Group; and

(vii) any and all furnishings and office equipment located at a physical site to the extent the ownership or leasehold interest with respect to such physical site is being Transferred to or retained by Trident; provided, that personal computers shall be Transferred to Trident if, following the Effective Time, a Trident Group member employs the applicable employee who, prior to the Effective Time, used such personal computer.

Notwithstanding the foregoing, the Trident Retained Assets shall not include any Assets to the extent they are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Fountain Group.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Fountain Assets”, for purposes of determining what is and is not a Trident Retained Asset: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Asset from the definition of “Trident Retained Assets” and (2) Assets referred to in clause (iii) of this definition shall take priority over Assets otherwise referred to in clause (v) of Section 1.1(66).

(194) “Trident Retained Business” shall mean (i) the business and operations of Trident and the Trident Group other than the Fountain Business, (ii) Trident’s ownership of equity in Atkore International Group Inc. and (iii) any businesses or operations acquired or established by or for Trident or any of its Subsidiaries in connection with the operation of the Trident Retained Business after the date of this Agreement.

(195) “Trident Retained Contracts” shall mean the following Contracts (or parts thereof) to which Trident or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their respective Assets is bound, whether or not in writing, except for any such Contract (or part thereof) that is expressly contemplated to be Transferred to, or to remain with, a member of the Fountain Group, pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Trident Group;

(ii) any Contract that primarily relates to the Trident Retained Business;

(iii) any Contract representing capital or operating equipment lease obligations reflected on the Trident Balance Sheet;

(iv) any Contract (or part thereof), that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Trident Group;

(v) any Contract set forth on Schedule 1.1(195)(v); and

(vi) to the extent the same is given with respect to, or in favor of, any member of the Trident Group, any guarantee, indemnity, representation or warranty.

(196) “Trident Retained Liabilities” shall mean:

(i) any and all Liabilities that are (a) expressly contemplated by this Agreement or any Ancillary Agreement to be Assumed by any member of the Trident Group, (b) expressly Assumed by any member of the Trident Group under this Agreement or any Ancillary Agreement or (c) set forth on Schedule 1.1(196)(i);

(ii) any and all Liabilities primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Trident Retained Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Trident Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) any Trident Retained Assets, whether arising before, on or after the Effective Time;

(iii) any Liabilities (x) to the extent relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation (A) formerly and primarily owned or managed by or primarily associated with any member of the Trident Group or the Trident Retained Business, (B) set forth on Schedule 1.1(196)(iii)(x) or (y) to the extent arising from any of the Contracts set forth in Schedule 1.1(196)(iii)(y);

(iv) any Liabilities relating to any Trident Employee or Former Trident Employee that does not become a Fountain Employee or Former Fountain Employee, in each case, immediately following the Effective Time;

(v) any Liabilities relating to, arising out of or resulting from (A) any Indebtedness (including debt securities and asset-backed debt) of any member of the Trident Group or Indebtedness (regardless of the issuer of such Indebtedness) exclusively relating to the Trident Retained Business or (B) any Indebtedness (regardless of the issuer of such Indebtedness) secured exclusively by any of the Trident Retained Assets (including any Liabilities relating to, arising out of or resulting from a claim by a holder of any such Indebtedness, in its capacity as such);

(vi) all Liabilities reflected as Liabilities or obligations on the Trident Balance Sheet and all Liabilities arising or Assumed after the date of such balance sheet which, had they arisen or been Assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Trident Balance Sheet; and

(vii) any Liabilities of Yarway whether or not such Liability also was a Liability of the Fountain Group whether as a result of (A) the limited liability of Yarway being disregarded, (B) the transfer of Assets from Yarway or (C) otherwise.

Notwithstanding anything to the contrary herein, the Trident Retained Liabilities shall not include:

(x) any Liabilities that are expressly contemplated by this Agreement, or any Ancillary Agreement as Liabilities to be retained or Assumed by any member of the Fountain Group;

(y) any Contracts expressly Assumed by any member of the Fountain Group under this Agreement or any Ancillary Agreement; and

(z) any Liabilities expressly discharged pursuant to Section 2.4 of this Agreement.

In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Fountain Liabilities”, for the purpose of determining what is and is not a Trident Retained Liability: (1) the explicit inclusion of an item on a Schedule referred to in this definition shall take priority over any textual provision of this definition that would otherwise operate to exclude such Liability from the definition of “Trident Retained Liability” and (2) Liabilities referred to in clause (vi) of this definition shall take priority over Liabilities otherwise referred to in clause (ii) of Section 1.1(79) and (3) any other Liabilities that are not Fountain Liabilities shall be Trident Retained Liabilities.

(197) “Trident Retained Pension Plans” shall have the meaning set forth in Section 6.4(b)(i).

(198) “Trident Retained Plans” shall mean the employee benefit plans, policies, programs, payroll practices, and arrangements retained by the Trident Group under this Agreement for the benefit of Trident Employees and, where applicable, Former Trident Employees.

(199) “Trident Retained Savings Plans” means the savings plans sponsored by Trident described in Section 6.5(b).

(200) “Trident Retiree Medical Plans” shall have the meaning set forth in Section 6.6.

(201) “Working Capital Adjustment” shall have the meaning set forth in Section 3.5(c)(i).

(202) “Working Capital Target” shall mean $798,000,000.

(203) “Yarway” shall mean Yarway Corporation and Gimpel Corporation.

(204) “2012 Fountain Stock and Incentive Plan” shall have the meaning set forth in Section 6.1(a)(iv).

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to any period of days shall be to the relevant number of calendar days unless otherwise specified. All references to dollars or $ shall be references to United States dollars. All accounting terms shall have their respective meanings under GAAP.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions set forth in this Agreement and the Merger Agreement, each of Trident and Fountain shall use its reasonable best efforts to cause the Fountain Separation and the Fountain Distribution to occur as promptly as practicable on the terms contemplated hereby, including using its reasonable best efforts to obtain all consents, permits, authorizations and approvals of, and to make all filings, notifications or registrations with, all Governmental Entities and other Persons and to execute and deliver, and to cause their respective Group members to execute and deliver such instruments of transfer, in each case, which are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided that, the foregoing notwithstanding but subject to the requirements of Section 5.01 of the Merger Agreement in respect of the obligations of the Parties to obtain the Trident Regulatory Approvals under the Merger Agreement, no Party shall be required to make any payment (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such consent, permit, authorization or approval. Notwithstanding anything herein to the contrary, except as mutually agreed by the Parties hereto and Patriot, (x) the Parties intend that the Fountain Distribution Date shall be on September 28, 2012 and (y) the Parties agree that the Fountain Distribution Date and the Closing Date shall be no earlier than September 28, 2012 absent the prior written consent of each of Trident, Fountain and Patriot.

Section 2.2. Transfer of Assets.

(a) Prior to the Effective Time and to the extent not already completed (it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.6), pursuant to the Conveyancing and Assumption Instruments and in accordance with the Step Plan:

(i) Trident shall, on behalf of itself and its Subsidiaries, as applicable, transfer, contribute, assign and convey or cause to be transferred, contributed, assigned and conveyed (“Transfer”) to Fountain or another member of the Fountain Group effective no later than the Effective Time, all of its and its Subsidiaries’ right, title and interest in and to the Fountain Assets;

(ii) Fountain shall, on behalf of itself and any other member of the Fountain Group, as applicable, Transfer, effective no later than the Effective Time, to Trident or another member of the Trident Group all of its and its Subsidiaries’ right, title and interest in and to the Trident Retained Assets.

(b) Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Section 2.2(a):

(i) Any Contract that is listed on Schedule 2.2(b) (each, a “Shared Contract”) shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to the Effective Time so that each of Trident or Fountain or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled, subject to Section 2.2(c)) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, the Parties shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause a member of the Fountain Group or the Trident Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Fountain

Business or the Trident Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.2(b) and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.2(b).

(ii) Each of Trident and Fountain shall, and shall cause the members of its Group to, (A) treat for all Income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Group not later than the Effective Time and (B) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

(iii) Neither Party will amend, renew, extend or otherwise modify any Shared Contract without the consent of the other Party to the extent such amendment, renewal, extension or modification would adversely affect such other Party. Notwithstanding anything to the contrary contained in Section 2.2(b)(i), upon 90 days’ advance request of Patriot, Trident shall use its reasonable best efforts to terminate, cancel or otherwise render inapplicable to the Fountain Business any portion of any Shared Contract inuring to the Fountain Business; provided that Trident shall not be required to, and shall not be required to cause any member of its Group to, so terminate or cancel such Shared Contract prior to the 12 month anniversary of the Fountain Distribution Date or to make any payments (except to the extent advanced, Assumed or agreed in advance to be reimbursed by Fountain) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such termination or cancellation.

(c) Consents. The Parties shall use their reasonable best efforts prior to the Effective Time to obtain the Consents required to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement; provided that (x) neither Party shall be required to, and shall be required to cause any member of its Group to, make any payments (except to the extent advanced, Assumed or agreed in advance to be reimbursed by any member of the other Group) other than for fees and disbursements of outside counsel and any other advisors, commit to any third party on behalf of itself or any member of its Group to assume any material obligations or offer or grant any material concession to obtain any such Consents and (y) Trident shall not, and shall not permit any member of the Trident Group to, commit to any third party on behalf of Fountain or any member of the Fountain Group to assume any material payments, incur any material obligations or offer or grant any material concession to any third party to obtain any such Consents that would be a Fountain Liability, without Fountain’s prior express written consent. For the avoidance of doubt, the required efforts and responsibilities of the Parties to seek the Trident Regulatory Approvals shall be governed by the Merger Agreement.

Section 2.3. Assumption and Satisfaction of Liabilities.

(a) Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time (i) Trident shall, or shall cause a member of the Trident Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Trident Retained Liabilities and (ii) Fountain shall, or shall cause a member of the Fountain Group to, Assume all of the Fountain Liabilities.

(b) Fountain shall, or, where applicable, cause one or more members of the Fountain Group to, enter into and abide by the terms and conditions of each of those Contracts and arrangements set forth in Schedule 2.3(b).

Section 2.4. Intercompany Accounts.

(a) All intercompany receivables other than Intercompany Trade Receivables (the “Other Intercompany Receivables”) and all intercompany payables and loans other than Intercompany Trade Payables and other than intercompany loans within a Group (the “Other Intercompany Payables and Loans”) shall be satisfied and/or settled in full in cash and/or otherwise canceled and terminated or extinguished (in each case with no further liability or obligation) prior to the Effective Time or treated as specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements as set forth on Schedule 1.1(48), as applicable, including, where applicable, continuing to be outstanding as an obligation of the relevant Party (or the relevant member of such Party’s Group).

(b) As between the Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by a Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party holding such payment or reimbursement in trust for all out-of-pocket expenses related thereto other than for fees and disbursements of outside counsel and any other advisors) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the applicable Party the amount of such payment or reimbursement without right of set-off.

Section 2.5. Limitation of Liability.

(a) Except in the case of any knowing violation of Law, fraud or misrepresentation, no Party shall have any Liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) No Party or any Subsidiary thereof shall be liable to any other Party or any Subsidiary of any other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Time (other than trade payables and receivables, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Fountain Plan of Separation) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it or a member of such Party’s Group, on the one hand, and the other Party or a member or such other Party’s Group, on the other hand, effective as of the Effective Time (other than trade payables and receivables, this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Fountain Plan of Separation).

(c) Certain Payments Under Management Agreement. Certain members of the Fountain Group are parties to a management services agreement (the “Management Agreement”) pursuant to which Trident International Management Company, LLC (the “Provider”) provides various management services to certain U.S. subsidiaries of Trident within the Fountain Group (individually, a “Recipient” and, collectively, the “Recipients”). Prior to the Fountain Distribution Date, Trident shall determine in good faith an estimate of the amounts payable (if any) by the Recipients to Provider for the period up to the Fountain Distribution Date pursuant to the Management Agreement (or any right of the Recipients to a refund of previous payments made under the Management Agreement). Prior to the Fountain Distribution Date, each Recipient owing additional amounts shall pay the Provider any amounts due or, as the case may be, the Provider shall refund any overpaid amounts to each Recipient that overpaid the Provider, in each case, based on the estimates determined by Trident pursuant to the foregoing sentence, which payment or refund shall constitute settlement in full of all amounts owed or owing under the Management Agreement. Prior to the Fountain Distribution Date, Trident shall cause the Provider and the Recipients to terminate the Management Agreement.

Section 2.6. Transfers Not Effected On or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers or Assumptions contemplated by this Article II shall not have been consummated on or prior to the Effective Time, the Parties shall use reasonable best efforts to effect such

Transfers or Assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or Assumed; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use reasonable best efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (provided that the Party entitled thereto shall reimburse the Party retaining such Asset for all out-of-pocket expenses related to such retention other than for fees and disbursements of outside counsel and any other advisors) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Trident Group or the Fountain Group entitled to the receipt of such Asset or required to Assume such Liability.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement.

(c) The Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) shall not be obligated, in connection with the foregoing, to expend any money out-of pocket unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other applicable Party to receive and, if necessary to identify the proper recipient in accordance with this Section 2.6(d), open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.

(e) In the event that, at any time from and after the Effective Time, either Party (or any member of the Trident Group or Fountain Group, as applicable) discovers that it or one of the members of its Group is the owner of, receives or otherwise comes to possess or benefit from any Asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of Assets or assumption of Liabilities from the other Party for value subsequent to the Effective Time), such Party shall promptly Transfer, or cause to be Transferred, such Asset or Liability to the Person so entitled thereto (and the applicable Party shall cause such entitled Person to accept such Asset or Assume such Liability) for no further consideration. Prior to any such transfer, such Asset shall be held in accordance with the other provisions of this Section 2.6.

(f) With respect to Assets and Liabilities described in Section 2.6(a), each of Trident and Fountain shall, and shall cause the members of its respective Group to, (i) treat for all Income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any Income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to Income Taxes).

Section 2.7. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute and deliver to each other or cause to be executed and delivered, on or after the date hereof by the appropriate entities, any Conveyancing and Assumption Instruments necessary to evidence the valid and effective Assumption by the applicable Party of its Assumed Liabilities and the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, pursuant to applicable non-U.S. Laws, in such form as Trident, Fountain and Patriot shall reasonably agree, including the Transfer of real property with deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. All Conveyancing and Assumption Instruments shall be prepared, executed and delivered in a manner reasonably agreed by Patriot, Fountain and Trident. Except as reasonably agreed by Trident, Fountain and Patriot, the Conveyancing and Assumption Instruments shall not contain any representations or warranties or indemnities, shall not conflict with this Agreement and, to the extent that any provision of a Conveyancing and Assumption Instrument does conflict with any provision of this Agreement, this Agreement shall govern and control. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8. Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause the members of its respective Group to use) reasonable best efforts, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Effective Time, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement or the Ancillary Agreements and the Transfers and recordings of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party such title as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest.

Section 2.9. Novation of Liabilities.

(a) Each Party, at the request of the other Party, shall use reasonable best efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts and Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Other Party’s Group which Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group shall be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Consent, Governmental Authority, substitution or amendment is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such Consent, Governmental Approval, release, substitution or amendment required to novate, fully assign or fully release any such obligations under Contracts or any Liabilities, (i) the Other Party shall nonetheless use reasonable best efforts to assign or release, including by executing any such assignment which does not release the Other Party from its obligations under such Contract or from such Liability, to the fullest extent permitted and (ii) the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time in each case in accordance with Section 2.6. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer or cause the Transfer of, as applicable, all rights, obligations and other Liabilities thereunder of such Other Party or of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group and the Liable Party, or another member of such Liable Party’s Group shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law in accordance with Section 2.6(b).

Section 2.10. Guarantees.

(a) Except as otherwise specified in any Ancillary Agreement, on or prior to the Effective Time or as soon as practicable thereafter, (i) Trident shall (with the reasonable cooperation of the applicable member of the Fountain Group) use its reasonable best efforts to have any member of the Fountain Group removed as guarantor of or obligor for any Trident Retained Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(i), to the extent that they relate to Trident Retained Liabilities, and (ii) Fountain shall (with the reasonable cooperation of the applicable member of the Trident Group) use its reasonable best efforts to have any member of the Trident Group removed as guarantor of or obligor for any Fountain Liability, including in respect of those guarantees set forth on Schedule 2.10(a)(ii), to the extent that they relate to Fountain Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such Guaranty Release is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

(b) On or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):

(i) of any member of the Trident Group, Fountain shall execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Fountain would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the Fountain Group, Trident shall execute a guaranty agreement in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Trident would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Trident or Fountain is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant member of the Trident Group or Fountain Group, as applicable, that has assumed the Liability with respect to such guaranty shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VIII) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Trident and Fountain, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which the other Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.11. Pre-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, following the Effective Time, Fountain shall have no Liability for the breach or alleged breach of this Agreement related to any actions taken or not taken prior to the Effective Time; provided that, for the avoidance of doubt, nothing in this Section 2.11 shall absolve Fountain of any Liability for breach of any of its obligations under any covenants which contemplate performance after the Effective Time.

Section 2.12. Disclaimer of Representations and Warranties. EACH OF TRIDENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE TRIDENT GROUP) AND FOUNTAIN (ON BEHALF OF ITSELF AND EACH MEMBER OF THE FOUNTAIN GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT IS MAKING ANY REPRESENTATION OR WARRANTY IN ANY WAY. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, IN ANY CONTINUING ARRANGEMENT OR IN THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE).

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTIONS

Section 3.1. Organizational Documents. Prior to the Fountain Distribution, all necessary actions shall be taken to adopt the form of Articles of Association and Organizational Regulations as required by Section 1.05(c) of the Merger Agreement.

Section 3.2. Directors. Prior to the Fountain Distribution, Trident shall take all necessary action to cause the Board of Directors of Fountain to be of such size and with such composition as required by Section 1.06(b) of the Merger Agreement.

Section 3.3. Resignations. Prior to the Fountain Distribution, (i) Trident shall cause all its employees and any employees of its Affiliates (excluding any employees of any member of the Fountain Group) to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Fountain Group in which they serve and (ii) Fountain shall cause all its employees and any employees of its Affiliates, to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Trident Group in which they serve.

Section 3.4. Certain Debt; Cash. Prior to the close of business on the day prior to the Fountain Distribution Date, (i) (x) Fountain will cause the Fountain Group to incur third party indebtedness on Acceptable Terms in a principal amount of $500 million in accordance with Section 5.03(c) of the Merger Agreement or (y) in the event that, notwithstanding compliance with the terms and conditions of Section 5.03(c) of the Merger Agreement, third party indebtedness on Acceptable Terms is not available to be transferred or incurred, as applicable, in a principal amount equal to $500 million, Fountain or a member of the Fountain Group shall issue to Trident or any other member of the Trident Group as directed by Trident, the Bridge Note in a principal amount equal to $500 million in accordance with Section 5.03(d) of the Merger Agreement, and (ii) either (A) Fountain will transfer cash and cash equivalents to Trident or a member of the Trident Group, as directed by Trident or (B) Trident or a member of the Trident Group, as directed by Trident will transfer cash and cash equivalents to Fountain, such that, following completion of the transactions contemplated by clauses (i) and (ii), the Net Indebtedness of the Fountain Group as of the close of business on the day prior to the Fountain Distribution Date and as of the Effective Time shall equal $275  million.

Section 3.5. Post-Closing Working Capital Adjustment.

(a) Within 60 days after the Fountain Distribution Date, Fountain shall prepare and deliver to Trident a statement (the “Statement”), setting forth (i) the Current Assets minus the Current Liabilities of the Fountain Business as of the close of business on the day prior to the Fountain Distribution Date (and after giving effect on such date to the completion of the reorganization contemplated by the Step Plan as of the Effective Time, including any related cash movements) (“Closing Working Capital”) determined in a manner consistent with the Fountain Balance Sheet and without giving effect to any purchase accounting impact arising by virtue of the Merger or the Separation and (ii) the Net Indebtedness of the Fountain Business as of the close of business on the day prior to the Fountain Distribution Date (“Closing Net Indebtedness”). Trident shall provide reasonable assistance to Fountain in the preparation of the Statement.

(b) The Statement shall become final and binding upon the Parties on the 60th day following delivery thereof, unless Trident gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Fountain prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) only include disagreements based on mathematical errors or based on Closing Working Capital or Closing Net Indebtedness not being determined in accordance with this Section 3.5. If a Notice of Disagreement is received by Fountain in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the date the Parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accountant. During the 30-day period following the delivery of a Notice of Disagreement, the Parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, the Parties shall submit to a nationally recognized independent public accountant (the “Accountant”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accountant shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the Parties in writing. The scope of the disputes to be resolved by the Accountant shall be solely limited to whether the determination of Closing Working Capital was done in accordance with the Working Capital Principles and this Section 3.5, whether the determination of Closing Net Indebtedness was done in accordance with this Section 3.5, and whether there were mathematical errors in the Statement. The Parties shall use reasonable best efforts to cause the Accountant to render a decision resolving the matters submitted to the Accountant within 30 days of receipt of the submission. Judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Accountant pursuant to this Section 3.5 shall be equally shared by the Parties. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of Trident’s independent auditors, attorneys and other consultants shall be borne by Trident and the fees and disbursements of Fountain’s independent auditors, attorneys and other consultants shall be borne by Fountain.

(c) (i) “Working Capital Adjustment” shall mean (i) if Closing Working Capital is less than the Working Capital Target by an amount greater than $125 million, the amount by which Closing Working Capital is less than the Working Capital Target, (ii) if Closing Working Capital is more than the Working Capital Target by an amount greater than $125 million, the amount by which the Closing Working Capital is more than the Working Capital Target and (iii) in all other cases, zero; provided that, for purposes of calculating the Closing Amount, the Working Capital Adjustment shall be reflected as a positive number in the event the Working Capital Adjustment is determined pursuant to clause (i) and a negative number in the event the Working Capital Adjustment is determined pursuant to clause (ii).

(ii) “Net Indebtedness Adjustment” shall mean an amount equal to Closing Net Indebtedness minus $275 million, which amount can be either a positive or negative number.

(iii) If the Working Capital Adjustment plus the Net Indebtedness Adjustment (the “Closing Amount”) is greater than zero, Trident shall, within ten Business Days after the Statement becomes final and binding on the parties, pay to Fountain the Closing Amount. If the Closing Amount is less than zero, Fountain shall, within ten Business Days after the Statement becomes final and binding on the parties, pay to Trident the absolute value of the Closing Amount. Any payment made pursuant to this Section 3.5(c) shall be made by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to such payment by the Party entitled to receive such payment together with interest thereon (such interest to be calculated on the basis of the actual number of days elapsed on such amount from the Fountain Distribution Date to the date of such payment at a rate of LIBOR plus 175 basis points for the first 120 days and the Default Interest Rate for any time after the first 120 days).

(d) Any payments to Fountain pursuant to this Section 3.5 shall be treated for all Tax purposes as a capital contribution to Fountain. Any payments made by Fountain pursuant to this Section 3.5 shall be treated for all Tax purposes as an adjustment to the transfer described in Section 2.2(a).

(e) During the period of time from and after the Fountain Distribution Date through the resolution of any payment contemplated by Section 3.5(c), each of the Parties shall afford to each other and their respective accountants and counsel in connection with any actions contemplated by this Section 3.5 reasonable access during normal business hours to all the properties, personnel and Records of such Party relevant to the Statement, the Notice of Disagreement and any payments contemplated by this Section 3.5.

Section 3.6. Ancillary Agreements. On or prior to the Effective Time, each of Trident and Fountain shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements to the extent not entered into on the date hereof.

Section 3.7. Fountain Recapitalization. Prior to the Fountain Distribution, Trident and Fountain will take all actions necessary so that, immediately prior to the Fountain Distribution, Fountain will have sufficient issued and paid up share capital, including a sufficient number of shares, to effect the Distribution and the Merger and to have such amount of additional treasury shares as may be proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed) (the “Fountain Treasury Shares”).

ARTICLE IV

THE DISTRIBUTION

Section 4.1. Stock Dividend to Trident Shareholders. On the Fountain Distribution Date, Trident will cause the Distribution Agent to distribute all of the outstanding shares of Fountain Common Stock then owned by Trident to holders of Trident Common Stock on the Fountain Distribution Record Date, and to credit the appropriate number of such shares of Fountain Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Fountain Common Stock. For stockholders of Trident who own Trident Common Stock through a broker or other nominee, their shares of Fountain Common Stock will be credited to their respective accounts by such broker or nominee. Each holder of Trident Common Stock on the Fountain Distribution Record Date (or such holder’s designated transferee or transferees) will be entitled to receive in the Fountain Distribution a number of shares of Fountain Common Stock equal to the Distribution Ratio for every one share of Trident Common Stock held by such stockholder. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of (and, if applicable, cash in lieu of any fractional shares) Fountain Common Stock such stockholder is entitled to in the Fountain Distribution. On the Distribution Date, Trident shall transfer to Fountain all shares of Fountain Common Stock not distributed to the holders of Trident Common Stock in the Fountain Distribution, including the Fountain Treasury Shares.

Section 4.2. Fractional Shares. Trident stockholders holding a number of shares of Trident Common Stock, on the applicable Record Date, which would entitle such stockholders to receive less than one whole share of Fountain Common Stock in the Fountain Distribution, will receive cash in lieu of fractional shares. Fractional shares of Fountain Common Stock will not be distributed in the Fountain Distribution nor credited to book-entry accounts. The Distribution Agent shall, as soon as practicable after the Fountain Distribution Date (a) determine the number of whole shares and fractional shares of Fountain Common Stock allocable to each holder of record or beneficial owner of Trident Common Stock as of close of business on the Fountain Distribution Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of Fountain Common Stock after making appropriate deductions for any amount required to be withheld for Tax purposes and any brokerage fees incurred in connection with these sales of fractional shares. None of Trident, Fountain or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Fountain Common Stock. Neither Trident nor Fountain will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent acting on behalf of the applicable Party will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the broker-dealers through which the aggregated fractional shares are sold will be Affiliates of Trident or Fountain.

Section 4.3. Actions in Connection with the Distribution. On the Fountain Distribution Date, each of Trident and Fountain shall deliver or cause to be delivered to the other Party (to the extent not already in the possession of the other Party) executed counterparts to all Ancillary Agreements to which a member of the Fountain Group is a party, including all Conveyancing and Assumption Instruments relating to the Fountain Business.

Section 4.4. Conditions to Distribution. (a) The consummation of the Fountain Distribution shall be conditioned upon the satisfaction (or waiver by Trident) of each of the conditions to Trident’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.03 of the Merger Agreement (other than those conditions that, by their nature, are to be satisfied between 12:01 a.m., Eastern Standard Time, on the Closing Date and the Closing or contemporaneously with the Closing and other than the condition set forth in Section 6.01(b)(2) of the Merger Agreement, (b) Trident shall have irrevocably confirmed to Patriot in writing that as of such date each condition to Trident’s, Fountain’s, AcquisitionCo’s and Merger Sub’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.02 of the Merger Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date and Closing or contemporaneously with the Closing and other than the condition set forth in Section 6.01(b)(2) of the Merger Agreement)and that it is prepared to proceed with the Merger and (c) Patriot shall have irrevocably confirmed to Trident in writing that as of such date each condition to Patriot’s obligation to effect the Closing of the transactions contemplated by the Merger Agreement, as provided in Section 6.01 and Section 6.02 of the Merger Agreement, shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied between 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date and Closing or contemporaneously with the Closing and other than the condition set forth in Section 6.01(b)(2) of the Merger Agreement) and that it is prepared to proceed with the Merger.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. No Solicit; No Hire

(a) None of Trident, Athens NA or Fountain or any member of their respective Groups (if the Closing occurs, including, with respect to Fountain, Patriot and its Subsidiaries) will, from the Effective Time through and including the second anniversary of the Effective Time, without the prior written consent of the Senior Vice President of Human Resources of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, hire as an employee or an independent contractor any individual who is a Band 4 or higher employee (or Grade 40, in the case of Patriot and its Subsidiaries) and is employed by any other Party or its Subsidiaries as of the Effective Time (a “Restricted Person”).

(b) None of Trident, Athens NA or Fountain or any member of their respective Groups (if the Closing occurs, including, with respect to Fountain, Patriot and its Subsidiaries) will, from the Effective Time through and including the second anniversary of the Effective Time, without the prior written consent of the Senior Vice President of Human Resources of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any Restricted Person who is an employee of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 5.1(b) shall be deemed to prohibit, any general solicitation for employment through advertisements and search firms not specifically directed at employees of another Party; provided, that the soliciting Party has not encouraged or advised such firm to approach any such employee.

Section 5.2. Agreement Not To Compete.

(a) None of Trident and Athens NA or any member of their respective Groups, on the one hand, and Fountain or any member of the Fountain Group, on the other hand, shall, for a period of three (3) years following the Closing Date, establish or acquire any new businesses that involve the sale of products or the provision of services that (i) with respect to Trident or Athens NA or any member of their respective Groups, compete with the Fountain Business or (ii) with respect to Fountain or any member of the Fountain Group compete with the Trident Business or the Athens North American R/SB Business (“Competitive Activities”).

(b) Notwithstanding Section 5.2(a), Trident, Athens NA and Fountain and any member of their respective Groups shall be permitted to continue to conduct their current Businesses and extensions thereof (including any sale of any product or service that otherwise incorporates or uses as a component any of the products that would otherwise constitute Competitive Activities); provided that, for purposes of this Section 5.2, the Trident Retained Business shall be deemed to exclude the Athens North American R/SB Business.

(c) Notwithstanding Section 5.2(a), Trident, Athens NA and Fountain and any member of their respective Groups shall also be permitted to (I) acquire and own any interests in any publicly-traded Persons that engage in Competitive Activities so long as such interests constitute less than 5% of such Person’s voting securities, (II) acquire and own any interests in any Persons not publicly-traded that engage in Competitive Activities so long as such interests constitute less than 10% of such Person’s voting securities, (III) sell or divest any or all of its assets or businesses to any Person that is not an Affiliate, and such Person shall in no way be bound by the restrictions set forth in Section 5.2(a) and (IV) acquire and own any interests in any Persons that engage in Competitive Activities so long as the Competitive Activities of such Person constitute less than 25% of such Person’s consolidated annual net revenues for its most recently completed fiscal year (a “Permitted Acquiree”), and, in the case of clause (IV), each of Trident, Athens NA and Fountain and any member of their respective Groups, as applicable, uses its reasonable best efforts to dispose of the businesses of such Permitted Acquiree in Competitive Activities within twelve (12) months from the closing of such acquisition; provided that such twelve (12) month period shall be extended in the event that a definitive agreement to dispose of such business within such twelve (12) month period has been entered into (x) for three (3) months, to permit the closing of such transaction or (y) for a reasonable period of time, in the event such definitive agreement is terminated as a result of the failure of a closing condition, the failure to obtain antitrust or other regulatory clearance or a breach by the other party to the agreement, to permit Trident, Athens NA or Fountain or such member of their respective Groups, as applicable to seek an alternative disposition transaction.

Section 5.3. Financial Statements and Accounting.

(a) Each Party agrees to provide the following assistance of access set forth in subsections (b), (c) and (d) of this Section 5.3, (i) during the three hundred and sixty-five (365) days following the Fountain Distribution Date in connection with the closing of the books and the preparation and audit of each of the Party’s (including for purposes of this Section 5.3, those of Athens NA) financial statements for the year ended September 28, 2012 or, to the extent the Fountain Distribution Date is after September 28, 2012, the financial statements for the 2013 fiscal year (and September 28, 2012, to the extent the books are not yet closed or audit not yet complete), the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required, in each case made as of September 28, 2012 or, to the extent the Fountain Distribution Date is after September 28, 2012, made as of the end of the 2013 fiscal year (and if applicable, September 28, 2012); (ii) following such initial three hundred and sixty-five (365) day period and until December 31, 2014, with the consent of the other applicable Party (not to be unreasonably withheld or delayed) for reasonable business purposes in connection with the matters addressed in this Section 5.3; (iii) in the event that any Party changes its auditors within two (2) years of the Fountain Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 5.3 for a period of up to one hundred and eighty (180) days from such change; and (iv) from time to time following the Fountain Distribution Date, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission:

(b) Annual Financial Statements. For fifteen (15) months following the Fountain Distribution Date, each Party shall provide or provide access, at reasonable times and on reasonable advance notice, to the other Party on a timely basis all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required. Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in reasonably sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, if required.

(c) Access to Personnel and Records. For fifteen (15) months following the Fountain Distribution Date, each Party shall authorize its respective auditors to make reasonably available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.

(d) Annual Reports. Each Party will deliver to the other Parties a substantially final draft, as soon as the same is prepared, of the first report to be filed with the Commission (or otherwise) that includes their respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended September 28, 2012 or the end of the 2013 fiscal year (and, if not already completed, September 28, 2012), if the Fountain Distribution Date should occur after September 28, 2012 (such reports, collectively, the “Annual Reports”); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other Parties as soon as reasonably practicable; provided, further, that each Party’s personnel will actively consult with the other Party’s personnel regarding any material changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the Commission, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party’s financial statements or related disclosures.

(e) Nothing in this Section 5.3 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.3 to disclose any such Information, such Party shall use reasonable best efforts to seek to obtain such third party’s written consent to the disclosure of such Information; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any third party from whom any such consent is sought (unless such Party is fully reimbursed or otherwise made whole by the requesting Party).

Section 5.4. Certain Securities. Subject to the provisions of Section 6.1 as applicable, following the Fountain Distribution Date, Fountain agrees that, upon exercise of any option, warrant or similar security to purchase Trident Common Stock or the conversion of any note or other security of Trident convertible into Trident

Common Stock, in each case that Trident has issued to third persons prior to the Effective Time, Fountain shall, upon request by Trident, promptly (and in any event within any time periods required by the terms of any such option, warrant, note or similar security) issue to Trident, as agent for the holder thereof, such number of shares of Fountain Common Stock that Trident would otherwise be required to deliver to such holder pursuant to the terms of any such security and Trident shall promptly deliver such shares to such holder. It is further agreed that with respect to such options, warrants, notes or similar securities, Fountain shall keep reserved for issuance a sufficient number of shares of Fountain Common Stock to satisfy any future exercises of such options or warrants or conversion of such notes or other securities. In connection with the foregoing, Trident will promptly following receipt of notice that a holder desires to exercise any such options, warrants or similar security or convert such note or other security, in each case of the type described in this Section 5.4 notify, in writing, Fountain so that it may comply with the terms of this Section 5.4; provided, that Fountain shall not have any additional Liability beyond the obligation to deliver shares as set forth in this Section 5.4 for failing to deliver such shares of Fountain Common Stock in the time period described in the foregoing sentence if such failure and delay was the result of untimely notification by Trident. Fountain hereby Assumes the obligations set forth in this Section 5.4.

Section 5.5. Removal of Trident Designations. Without undue delay after the Fountain Distribution Date, but in any event not later than within 180 days after the Fountain Distribution Date, Fountain shall and shall cause the applicable members of the Fountain Group to execute and file in the relevant offices such amended organizational documents so that any reference to “Trident” shall be eliminated from the corporate names of members of the Fountain Group and shall as soon as practicable thereafter pursue such name changes until effective.

Section 5.6. Asbestos Agreements. As promptly as practical after the date hereof, the Parties shall (a) negotiate in good faith, execute and enter into those agreements set forth in Schedule 5.6(a) and (b) take those actions set forth in Schedule 5.6(b).

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1. Stock Options.

(a) Fountain Options.

(i) On behalf of all Fountain Employees and any beneficiary or legal representative thereof who hold Trident Options, prior to the Distribution, Trident shall take all actions necessary such that each Trident Option held by such individual which is outstanding immediately prior to the Distribution, whether vested or unvested, other than any Trident Option subject to the provisions of Section 6.1(c) below, shall, as of 12:00:01 a.m. Eastern Standard Time on the Fountain Distribution Date, be converted into an option to acquire Fountain Common Stock (a “Fountain Option”) in accordance with the succeeding paragraphs of this Section 6.1(a).

(ii) The number of shares subject to the Fountain Option shall equal the number of shares of Trident Common Stock subject to the Trident Option multiplied by a fraction, the numerator of which is the last per share trading price of Trident Common Stock with due bills on the NYSE in the last trade on the NYSE immediately prior to the Distribution (the “Closing Trident Stock Price”) and the denominator of which is the last per share trading price of Fountain Common Stock when-issued in the last trade on the NYSE immediately prior to the Distribution or in the absence of a “when issued” trading market for Fountain Common Stock, the closing price of Patriot Common Stock (as defined in the Merger Agreement) on the last trading day prior to the Distribution (the “Pre-Distribution Fountain Stock Price”), with the resulting number of shares subject to the Fountain Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the Fountain Option (the “Adjusted Fountain Exercise Price”) shall be equal to the product of (A) the original exercise price of the Trident Option multiplied by (B) a fraction, the numerator of which shall be the Pre-Distribution Fountain Stock Price and the denominator of which shall be the Closing Trident Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(iv) Prior to the Fountain Distribution Date, Trident shall (A) cause Fountain to adopt the Fountain 2012 Stock and Incentive Plan (the “2012 Fountain Stock and Incentive Plan”), effective as of 12:00:01 a.m. Eastern Standard Time on the Fountain Distribution Date, (B) ensure or cause Fountain to ensure that the shares issuable under such plan have been registered on Form S-8 (or successor form) promulgated by the Commission under the Securities Act and (C) approve, as the sole stockholder, the adoption of the 2012 Fountain Stock and Incentive Plan. The 2012 Fountain Stock and Incentive Plan shall be in the form as agreed by the Parties no later than 90 days after the date of this Agreement, provided that in preparing such plan Patriot will consult reasonably with Trident and such Stock and Incentive Plan shall be consistent with the terms of this Agreement and further provided, that if the Parties are unable to agree on the form of such Stock and Incentive Plan, then such plan will be based on Patriot’s 2008 Omnibus Stock Incentive Plan, to the extent permissible under the terms of any current applicable award.

(b) Trident Options.

(i) On behalf of all Trident Employees who hold Trident Options prior to the Distribution, Trident shall take all actions necessary such that each Trident Option which is outstanding immediately prior to the Distribution, whether vested or unvested, other than any Trident Option subject to the provisions of Section 6.1(c) below, shall, as of 12:00:01 a.m. Eastern Standard Time on the Fountain Distribution Date, be adjusted such that the number of shares subject to each Option and the per-share exercise price reflect the impact of the Distribution in accordance with the succeeding paragraphs of this Section 6.1(b).

(ii) The adjusted number of shares subject to the Trident Option shall equal the original number of shares of Trident Common Stock subject to the Trident Option multiplied by a fraction, the numerator of which is the Closing Trident Stock Price, and the denominator of which is the last per share trading price of Trident Common Stock when-issued in the last trade immediately prior to the Distribution (the “Pre-Distribution Trident Stock Price”), with the resulting number of shares subject to the Trident Option being rounded down to the nearest whole share.

(iii) The per share exercise price of the Trident Option (the “Adjusted Trident Exercise Price”) shall be equal to the product of (A) the original exercise price of the Trident Option multiplied by (B) a fraction, the numerator of which is the Pre-Distribution Trident Stock Price and the denominator of which is the Closing Trident Stock Price, which product shall be rounded up to the nearest hundredth of a cent (four decimal places).

(c) Trident Options for Trident Corporate Employees.

(i) Notwithstanding Sections 6.1(a) and (b), for all Trident Options granted prior to October 12, 2011 to, and held by, the employees listed in Schedule 6.1(c) and for all Trident Options held by non-employee directors of Trident on the Fountain Distribution Date (“Trident Directors”), Trident shall take all actions necessary such that each such Trident Option which is outstanding immediately prior to the Distribution, whether vested or unvested, shall, as of 12:00:01 a.m. Eastern Standard Time on the Fountain Distribution Date, (A) be converted into options to separately acquire shares of Fountain Common Stock and Trident Common Stock and, if the Athens Distribution Date occurs simultaneously, Athens NA Common Stock, and (B) be adjusted such that the number of shares subject to the option and the per-share exercise price reflect the impact of the Distribution in accordance with the succeeding paragraphs of this Section 6.1(c), except to the extent expressly provided to the contrary in a written agreement with the holder of such Trident Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(ii) The adjusted number of shares subject to each option to acquire Trident Common Stock shall equal the original number of shares of Trident Common Stock subject to the Trident Option multiplied by a fraction obtained by dividing (x) the Closing Trident Stock Price minus the original exercise price for such Trident Option, by (y) the sum of (A) the Pre-Distribution Trident Stock Price minus the Adjusted Trident Exercise Price plus (B) the Distribution Ratio times the result obtained by subtracting the Adjusted Fountain Exercise Price from the Pre-Distribution Fountain Stock Price and, if the Athens Distribution Date occurs simultaneously, plus (C) one half of the result obtained by subtracting the Adjusted Athens Exercise Price (as defined in the Athens NA Agreement) from the last per share trading price of Athens NA Common Stock when-issued in the last trade on the NYSE immediately prior to the Distribution (the “Pre-Distribution Athens NA Stock Price”), with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Trident Common Stock shall be the Adjusted Trident Exercise Price.

(iii) The adjusted number of shares subject to each option to acquire Fountain Common Stock shall be equal to the Distribution Ratio times the number of shares of Trident Common Stock determined as set forth in Section 6.1(c)(ii) above, with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Fountain Common Stock shall be the Adjusted Fountain Exercise Price.

(iv) If the Athens Distribution occurs simultaneously, the adjusted number of shares subject to each option to acquire Athens NA Common Stock shall be equal to one half of the number of shares of Trident Common Stock determined as set forth in Section 6.1(c)(ii) above, with the resulting number of shares rounded down to the nearest whole share. The per-share exercise price of each such option to acquire Athens NA Common Stock shall be the Adjusted Athens Exercise Price.

(d) Former Employees and Former Trident Directors.

(i) Trident Options held by Former Trident Employees and Former Fountain Employees shall be treated in the same manner as described in Section 6.1(c) above. Notwithstanding the foregoing, if a written agreement between a Party (or any of their Affiliates or Subsidiaries) and the holder of any such Trident Options prior to the Fountain Distribution Date expressly provides for contrary treatment, such options shall be treated in accordance with the provisions of such individual agreement.

(ii) Trident Options held by individuals who formerly served as Trident Directors and on and after the Fountain Distribution Date are not serving as Trident Directors shall be treated in the same manner as described in Section 6.1(c) above, except to the extent expressly provided to the contrary in a written agreement with the holder of such Trident Options, in which case such options shall be treated in accordance with the provisions of such individual agreement.

(e) Adjustments to Equity Awards in Connection With The Distribution. Notwithstanding any other provision of this Agreement, Trident shall have the authority to make any appropriate adjustments necessary to satisfy the requirements of U.S. Treasury Regulation Section 1.424-1 and Section 1.409A-1 for each option award (without regard to whether such options would otherwise be subject to such regulation) in accordance with the anti-dilution provisions of the governing plan.

(f) Settlement of Options. Subject to the terms of this Agreement and any other agreement made by the Parties from time to time, upon the exercise of any Trident Options or Fountain Options, each of Trident and Fountain, respectively, shall be solely responsible to issue shares in settlement of such options without reimbursement, recourse or other compensation from any other Party; provided, however, that if a Party resolves to amend the vesting schedule and/or exercise period of an employee or former employee’s Trident Options or Fountain Options, as the case may be, then (i) the Party that requested such amendment shall reimburse the Party that made such amendment for any increased compensation or other costs incurred by the amending Party (determined in accordance with the amending Party’s normal practices) in connection with such amendment, and (ii) the amending Party shall make any required changes to implement such requested amendment; provided, further, however, that the foregoing proviso shall in no event apply to any individual who is a member of the Board of Directors of Fountain.

Section 6.2. Restricted Stock Units, Performance Share Units and Deferred Stock Units.

(a) Restricted Stock Units, Performance Share Units and Deferred Stock Units.

(i) Restricted Stock Units Granted Prior to October 12, 2011. Each Trident Restricted Stock Unit award granted prior to October 12, 2011 that is outstanding immediately prior to the Distribution shall be converted so that immediately after the Fountain Distribution Date, the holder has, in addition to the original Trident Restricted Stock Unit award, an additional award of Fountain Restricted Stock Units and, if the Athens Distribution Date occurs simultaneously, Athens Restricted Stock Units (as defined in the Athens NA Agreement). The number of additional Fountain Restricted Stock Units and Athens Restricted Stock Units awarded shall be determined pursuant to Section 4.1 as if the Restricted Stock Units award represented actual shares of Trident Common Stock and such Fountain Restricted Stock Units shall generally have the same terms and conditions (including vesting schedule) associated with the original Trident Restricted Stock Units.

(ii) Restricted Stock Units Granted on or After October 12, 2011. Each Trident Restricted Stock Unit award granted on or after October 12, 2011 that is outstanding immediately prior to the Distribution shall be converted as of 12:00:01 a.m. Eastern Standard Time on the Fountain Distribution Date into Restricted Stock Units as follows:

(A) On behalf of all Fountain Employees who hold such Restricted Stock Units, Trident shall convert such units into Restricted Stock Units payable solely in Fountain shares which shall generally have the same terms and conditions (including vesting schedule) associated with such original Trident Restricted Stock Unit award. The number of Fountain Restricted Stock Units shall equal the number of outstanding Trident Restricted Stock Units as of the Fountain Distribution Date, multiplied by a fraction, the numerator of which is the Closing Trident Stock Price and the denominator of which is the Pre-Distribution Fountain Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment to be made by Fountain for any fractional units. Notwithstanding the foregoing, if the cash payment at such time would cause a Fountain Employee to be subject to the additional taxes of Code Section 409A, then the cash payment shall be made at the time the Fountain Restricted Stock Units are otherwise payable in accordance with the terms of the governing award agreement.

(B) On behalf of all Trident Employees who hold such Restricted Stock Units, Trident shall convert such Units into Restricted Stock Units payable solely in Trident shares which shall generally have the same terms and conditions (including vesting schedule) associated with such original Trident Restricted Stock Unit award. The number of adjusted Trident Restricted Stock Units shall equal the original number of outstanding Trident Restricted Stock Units as of the Fountain Distribution Date, multiplied by a fraction, the numerator of which is the Closing Trident Stock Price and the denominator of which is Pre-Distribution Trident Stock Price, which product shall be rounded down to the nearest whole number of units with a cash payment to be made by Trident for any fractional units.

(iii) Performance Share Units.

(A) Each Performance Share Unit award that is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Trident’s 2012 fiscal third quarter) shall be converted in the exact same manner and at the same time that Restricted Stock Units granted on or after October 12, 2011 are converted pursuant to Section 6.2(a)(ii) above; provided, however, that each Performance Share Unit award that is held by an employee listed in Schedule 6.1(c) and is outstanding immediately prior to the Distribution (as adjusted to reflect the number of such units then outstanding based on an adjusted performance period that ends no earlier than the last day of Trident’s 2012 fiscal third quarter) shall be converted into Trident Restricted Share Units, Fountain Restricted Share Units and Athens Restricted Share Units as if such awards were Restricted Stock Unit awards converted pursuant to Section 6.2(a)(i).

(B) The Parties shall take all necessary actions to provide that the terms and conditions of such converted Performance Share Unit awards shall be modified to provide that the converted Performance Share Unit awards shall be payable at the end of the original three-year vesting period without regard to the originally established performance period, provided that the employee remains continuously employed with Trident or Fountain, respectively, through such date (subject to any acceleration of vesting as provided for in the original applicable Performance Share Unit award agreement).

(iv) Deferred Stock Units. Each Deferred Stock Unit that is outstanding immediately prior to the Distribution and which is held by a Trident Employee listed in Schedule 6.1(c) or by a Trident Director shall be adjusted such that the number of Deferred Stock Units reflects the impact of the Distribution as set forth in Section 6.2(a)(ii)(B); provided that fractional shares will continue to be maintained until the payment of the unit is made. Such converted awards shall remain subject to the terms and conditions in effect with respect to the award immediately preceding the Fountain Distribution Date.

(b) Grant and Settlement of Awards. Trident shall assure that each Trident Stock Option, Restricted Stock Unit and Performance Share Unit is converted into Fountain awards as set forth in Section 6.1 and Section 6.2. All such converted awards will be issued under the 2012 Fountain Stock and Incentive Plan and Trident shall take all commercially reasonable actions to revise award agreements issued with respect to any such converted award to ensure that the terms and conditions of the Fountain awards are substantially similar to the terms and conditions applicable to the corresponding Trident awards, except as specifically provided herein. Subject to the terms of this Agreement and any other agreement in force between the Parties from time to time, upon the vesting or payment of any such award, each of Trident and Fountain shall be solely responsible to issue its shares in settlement of the respective awards payable in its shares without reimbursement, recourse or other compensation from any other Party.

Section 6.3. Nonqualified Deferred Compensation Plans.

(a) Fountain Nonqualified Deferred Compensation Plans.

(i) Effective as of the Fountain Distribution Date, Fountain (or any one of its Subsidiaries or Affiliates) shall be the sponsor of, and be solely responsible for the satisfaction of all Liabilities under, the Fountain Nonqualified Deferred Compensation Plans listed in Schedule 6.3(a). Effective as of the Fountain Distribution Date, Fountain (or any one of its Subsidiaries or Affiliates) also shall be solely responsible for the satisfaction of all Liabilities with respect to nonqualified deferred compensation plan benefits for Fountain Employees and Former Fountain Employees under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan (the “Fountain Deferred Compensation Liabilities”). To the extent necessary to effectuate Fountain’s assumption of the Fountain Deferred Compensation Liabilities, Fountain (or any one of its Subsidiaries or Affiliates), shall establish as of the Fountain Distribution Date one or more nonqualified deferred compensation plans which shall contain terms that are substantially similar to the terms and conditions of the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan as in effect prior to the Fountain Distribution Date (subject to such amendments as necessary to comply with Code Section 409A) and the Fountain Deferred Compensation Liabilities under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan as of the Fountain Distribution Date shall be transferred to such plans.

(ii) All elections by Fountain Employees, and Former Fountain Employees that were in effect under the terms of the applicable Fountain Nonqualified Deferred Compensation Plans immediately prior to the Fountain Distribution Date shall continue in effect from and after the Fountain Distribution Date until a new election that by its terms supersedes the prior election is made by such Fountain Employee or Former Fountain Employee in accordance with the terms of the applicable Fountain Nonqualified Deferred Compensation Plan and consistent with the provisions of Code Section 409A to the extent applicable.

(iii) As of the Fountain Distribution Date, Fountain shall be solely responsible for the management and administration of the Fountain Nonqualified Deferred Compensation Plans including, but not limited to, the adjudication of claims filed by Fountain Employees or Former Fountain Employees under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan before the Fountain Distribution Date; provided that (A) the claim relates to a Fountain Deferred Compensation Liability that has been transferred to the applicable Fountain Nonqualified Deferred Compensation Plan; (B) the claim has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure Fountain plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Fountain Distribution Date to respond to such claim. Trident shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Trident’s response to such claim does not finally adjudicate the claim, Trident shall upon sending its response to the claimant immediately transfer administration of such claim to Fountain for final adjudication.

(iv) Payments to Fountain Employees and Former Fountain Employees under the Fountain Nonqualified Deferred Compensation Plans shall be made by Fountain or one of its Subsidiaries or Affiliates as determined in the sole discretion of Fountain.

(b) Trident Nonqualified Deferred Compensation Plans.

(i) Effective as of the Fountain Distribution Date, Trident (or any one of its Subsidiaries or Affiliates) shall be solely responsible for the satisfaction of all Liabilities under the Trident Nonqualified Deferred Compensation Plans and all Liabilities with respect to nonqualified deferred compensation plan benefits for Trident Employees and Former Trident Employees under the Trident Supplemental Savings and Retirement Plan and Trident Supplemental Executive Retirement Plan (the “Trident Deferred Compensation Liabilities”).

(ii) Payments to Trident Employees and Former Trident Employees under the Trident Nonqualified Deferred Compensation Plans shall be made by Trident or one of its Affiliates as determined in the sole discretion of Trident.

(c) Continued Employment. Consistent with Code Section 409A, Trident and Fountain agree that Fountain Employees who participate in the Trident Nonqualified Deferred Compensation Plans immediately prior to the Fountain Distribution Date and who participate in the Fountain Nonqualified Deferred Compensation Plans immediately following the Fountain Distribution Date, shall not experience a termination of employment or separation from service as a result of the transactions contemplated herein.

Section 6.4. Pension Plans.

(a) Fountain Pension Plans.

(i) As of the Fountain Distribution Date, Fountain shall Assume sponsorship of and be solely responsible for the management and administration of, and except as otherwise provided below, be responsible for all Assets and Liabilities under the pension plans listed in Schedule 6.4(a) (with such plans to be solely Fountain’s responsibility referred to as the “Fountain Pension Plans”).

(ii) For Fountain Pension Plans that are intended to be tax-qualified defined benefit pension plans under Sections 401(a) and 501(a) of the Code (the “Fountain US Pension Plans”):

(A) Effective no later than the Fountain Distribution Date, Trident shall cause the sponsor of such plans to take all such actions necessary to transfer the sponsorship of such plans to Fountain, and Fountain shall take all such actions necessary to (i) become the plan sponsor of the Fountain US Pension Plans and (ii) establish a new trust or trusts designed to be tax-exempt under Section 501(a) of the Code and hold the assets of the Fountain US Pension Plans (the “Fountain Master Trust”).

(B) Effective no later than the Fountain Distribution Date, Trident shall cause at least 90% of the Assets of the Trident International Master Retirement Trust attributable to the Fountain US Pension Plans (using values as of January 1, 2012) to be transferred to the Fountain Master Trust in accordance with all applicable Laws. The Assets to be transferred will be in the form of cash or other property, as Trident and Fountain shall mutually agree prior to such transfer; and shall cause the balance of the Trident International Master Retirement Trust Assets attributable to such Fountain US Pension Plans to be transferred to the Fountain Master Trust within 120 days of the Fountain Distribution Date.

(C) Fountain and Trident acknowledge and agree that such transfer of Assets and Liabilities will comply with Sections 401(a)(12), 414(l) and 411(d)(6) of the Code and the regulations thereunder and that the value of the Assets to be transferred as determined under Section 414(l) of the Code and the regulations thereunder shall be adjusted from the period between January 1, 2012 and the transfer date to reflect (i) the investment experience under the Trident International Master Retirement Trust using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA, (ii) the Fountain Pension Plan’s allocable share of expenses and (iii) the Fountain Pension Plan’s benefit distributions.

(D) The Fountain US Pension Plans will continue to participate in the Trident International Master Retirement Trust with respect to the assets not transferred as of the Fountain Distribution Date subject to Trident’s direction of the investment of the assets of the Trident International Master Retirement Trust without distinction as to any particular participating plan for a transition period not exceeding 120 days following the Fountain Distribution Date and Trident will cause the Trident International Master Retirement Trust to be amended to provide for such continued participation.

(iii) Following the Fountain Distribution Date, eligible participants shall accrue benefits (to the extent that such Fountain Pension Plans are not frozen) and receive service credit, as applicable, under the Fountain Pension Plans in accordance with the terms and conditions of the relevant Fountain Pension Plan; provided, however, that the foregoing shall in no way alter any right of Fountain, subsequent to the Fountain Distribution Date, to amend or terminate any of the Fountain Pension Plans in accordance with their terms and applicable Law. Fountain and Trident shall reasonably cooperate with each other in order to facilitate the foregoing provisions of this Section 6.4.

(iv) As of the Fountain Distribution Date, Fountain shall be solely responsible for the adjudication of claims filed under a Fountain Pension Plan including, but not limited to, claims filed before the Fountain Distribution Date under such plans as in effect on the date such claim was filed; provided that (A) the claim relates to Assets or Liabilities assumed by Fountain under Section 6.4(a)(i); (B) the claim has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure, Fountain’s plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Fountain Distribution Date to respond to such claim. Trident shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately transfer administration of such claim to Fountain for final adjudication upon sending its response to the claimant.

(v) Notwithstanding any other provision set forth in this Agreement, (i) Fountain and the Fountain Pension Plans shall indemnify and hold harmless Trident and the Trident Retained Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Fountain Pension Plans relating to the provision of pension benefits pursuant to the Fountain Pension Plans and (ii) Trident and the Trident Retained Pension Plans shall indemnify and hold harmless Fountain and the Fountain Pension Plans (and each of their respective affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Trident Retained Pension Plans relating to the provision of pension benefits pursuant to the Trident Retained Pension Plans.

(b) Trident Retained Pension Plans.

(i) Following the Fountain Distribution Date, Trident shall retain sponsorship of, and sole responsibility for all Assets and Liabilities under the pension plans listed in Schedule 6.4(b) (the “Trident Retained Pension Plans”), and Fountain shall have no obligation with respect thereto.

(ii) Effective no later than the Fountain Distribution Date, Trident shall amend the TGL Union Pension Plan Part XIII to provide that, each Fountain Employee whose terms and conditions of employment are covered by a collective bargaining agreement with The Crosby-Ashton Employees’ Union, Unit of Amalgamated Local 1596 UAW, shall be treated as fully vested under such pension plan. Trident shall not be obligated to amend the TGL Union Pension Plan Part XIII if such amendment would otherwise subject Trident to additional bargaining with The Crosby-Ashton Employees’ Union, Unit of Amalgamated Local 1596 UAW. Notwithstanding anything in this Agreement that permits a Party to amend its benefit plans, Trident shall not be permitted to amend the TGL Union Pension Plan Part XIII to cease providing such service credit.

(c) Following the Fountain Distribution Date, eligible participants in the Trident Retained Pension Plans shall continue to accrue benefits (to the extent that such Trident Retained Pension Plans are not frozen) and receive service credit, as applicable under the Trident Retained Pension Plans in accordance with the terms and conditions of the relevant Trident Retained Pension Plan. Nothing contained in this Agreement shall alter in any way the right of Trident, subsequent to the Fountain Distribution Date, to amend or terminate any Trident Retained Pension Plan in accordance with its terms and applicable Law.

(d) Adjustments. If, during the period from the Fountain Distribution Date through the transfer date, the Parties determine that adjustments are appropriate with respect to the data that was used to calculate pension plan Liabilities under Section 4044 of ERISA for the purposes of effecting the transfer of Assets and Liabilities described in subparagraphs (a)(ii)(B) and (C) of this Section 6.4 with respect to the Fountain US Pension Plans, then the Parties agree to cooperate to conform the net difference in Assets transferred or retained attributable to such data adjustments and to cause additional Assets reflecting such net difference to be transferred between the relevant master trusts as soon as practicable after December 31, 2013. Any such additional Assets shall be adjusted from the period between January 1, 2012 and the transfer date to reflect the investment experience under the Fountain Master Trust or Trident International Master Retirement Trust, as applicable, using the assumptions and methodology which the Pension Benefit Guaranty Corporation would have used under Section 4044 of ERISA. Notwithstanding the foregoing, no Assets shall be transferred between the relevant master trusts of the Parties unless the Parties determine that the net result of all such data adjustments is that the Fountain Master Trust or Trident International Master Retirement Trust should have received or retained at least $250,000 of additional Assets (as of January 1, 2012). Any such data adjustments must be communicated to the other relevant Parties in writing on or before December 31, 2013 in order to be considered in determining whether an additional Asset transfer is to be made pursuant to this paragraph (c). The impact of such adjustments on the Liabilities shall be determined for purposes of this paragraph (c) using the same actuarial assumptions and methods used in originally determining such Liabilities.

Section 6.5. Retirement Savings Plans.

(a) Fountain Savings Plans.

(i) As of the Fountain Distribution Date, Fountain shall Assume sponsorship of, and be solely responsible for (except as otherwise provided in this Section 6.5(a) below), the management and administration of all Assets and Liabilities under the Fountain Retirement Savings and Investment Plan (the “Fountain RSIP”), and any defined contribution retirement plans listed in Schedule 6.5(a) (collectively, “Fountain Savings Plans”). On or shortly after the Fountain Distribution Date, Trident shall cause the value of Assets of the Trident International Management Company Defined Contribution Plans Master Trust attributable to the Fountain RSIP to be transferred to a trust or trusts created for the Fountain Savings Plans in the United States in a “transfer of assets or liabilities” in accordance with Section 414(l) of the Code and Section 208 of ERISA and the respective rules and regulations promulgated thereunder. The Assets to be transferred will be in the form of cash or other property, as Trident and Fountain shall mutually agree prior to such transfer.

(ii) Effective as of the Fountain Distribution Date, Trident shall cause the sponsor(s) of the Fountain Savings Plans to take all such actions necessary to transfer the sponsorship of such plans to Fountain and Fountain shall take all such actions necessary to become the plan sponsor and establish a new trust or trusts for the Fountain Savings Plans in the United States designed to be tax exempt under Section 501(a) of the Code and hold the assets of the Fountain Savings Plans.

(iii) As of the Fountain Distribution Date, Fountain shall be solely responsible for the adjudication of claims filed by Fountain Employees or Former Fountain Employees under a Fountain Savings Plan including, but not limited to, claims filed before the Fountain Distribution Date under such plans as in effect on the date such claim was filed provided that (A) the claim relates to Assets or Liabilities assumed by Fountain under this Section 6.5(a); (B) the claim has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure, Fountain plan administrator or other authorized person or committee will have at least a sixty (60) day period after the Fountain Distribution Date to respond to such claim. Trident shall be solely responsible for the adjudication of any claim that satisfies subsections (A) and (B) but not (C); provided, however, that if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately transfer administration of such claim to Fountain for final adjudication upon sending its response to the claimant.

(iv) Nothing contained in this Agreement shall alter in any way the right of Fountain, subsequent to the Fountain Distribution Date, to amend or terminate any of the Fountain Savings Plans in accordance with its terms and applicable Law.

(v) Notwithstanding any other provision set forth in this Agreement, (A) Fountain and the Fountain Saving Plans shall indemnify and hold harmless Trident and the Trident Retained Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Fountain Saving Plans relating to the provision of benefits pursuant to the Fountain Saving Plans and (B) Trident and the Trident Retained Savings Plans shall indemnify and hold harmless Fountain and the Fountain Savings Plans (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities in respect of the participants in the Trident Retained Savings Plans relating to the provision of benefits pursuant to the Trident Retained Savings Plans.

(b) Trident Retirement Retained Savings Plans. Following the Fountain Distribution Date, Trident shall retain sole responsibility for all benefit obligations incurred prior to the Fountain Distribution Date and Liabilities under the Trident International Retirement Savings and Investment Plan and the Trident International Retirement Savings and Investment Plan VI, except to the extent such obligations were transferred to the Fountain RSIP as of the Fountain Distribution Date, any defined contribution retirement plans listed in Schedule 6.5(b), and any other savings plans in the United States or any other country covering Trident Employees or Former Trident Employees, other than those listed in Schedule 6.5(a) and specifically identified as Fountain Savings Plans (collectively, the “Trident Retained Savings Plans”). Eligible Trident participants shall continue accruing benefits under the Trident Retained Savings Plans in accordance with the terms and conditions of the Trident Retained Savings Plans. Nothing contained in this Agreement shall alter in any way the right of Trident, subsequent to the Fountain Distribution Date, to amend or terminate the Trident Retained Savings Plan in accordance with its terms and applicable Law.

Section 6.6. Retiree Medical Benefits. Following the Fountain Distribution Date: (a) Trident shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.6(a) (the “Trident Retiree Medical Plans”); and (b) except as otherwise provided below, Fountain shall be solely responsible for the management and administration of and satisfaction of all retiree medical and retiree insurance obligations with respect to the plans identified in Schedule 6.6(b) (the “Fountain Retiree Medical Plans”). The Parties agree that each Party and the retiree medical plans described above for which it is responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) shall indemnify and hold harmless each other Party and the retiree medical plans for which they are responsible (and each of their respective Affiliates, Subsidiaries, officers, employees, agents and fiduciaries) with respect to any and all Liabilities with respect to retiree medical and retiree insurance obligations under the retiree medical plans for which they are responsible. Except as provided below, Fountain shall be solely responsible for the adjudication of any claims filed by a Former Fountain Employee before, on or after the Fountain Distribution Date under a Trident Retiree Medical Plan, or Fountain Retiree Medical Plan. Notwithstanding the previous sentence, Trident shall be solely responsible for the adjudication of any claim under a Trident Retiree Medical Plan, or Fountain Retiree Medical Plan that (A) was filed before the Fountain Distribution Date; (B) has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (C) under the applicable claims procedure, Trident’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Fountain Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately upon sending its response to the claimant transfer administration of such claim to Fountain for final adjudication.

Section 6.7. Health, Welfare and Fringe Benefit Plans.

(a) Health Plans.

(i) Trident shall cause Fountain to establish the Fountain Health Plans (including the Fountain Retiree Medical Plans) effective no later than the Fountain Distribution Date and, correspondingly, Fountain Employees and their dependents shall cease participating in the Trident Health Plans on the dates the new plans are established and effective. The newly established Fountain Health Plans shall be substantially similar to the Trident Health Plans. After the Fountain Distribution Date (except as otherwise provided below): (A) Fountain shall be solely responsible for the management and administration of the Fountain Health Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Fountain Health Plans, and for the collection and remittance of participant contributions and premiums and shall establish and appoint a plan administrator and a HIPAA privacy official, and shall establish a claims and appeals process with its claims administrator(s), and (B) Trident shall retain sole responsibility for all Liabilities under the Trident Health Plans and sole responsibility for the payment of all employer-related costs in maintaining the Trident Health Plans, and for the collection and remittance of participant contributions and premiums.

(ii) Except as provided below, Fountain shall be solely responsible for the adjudication of any claims filed by a Fountain Employee or Former Fountain Employee (or any dependent thereof) before, on or after the Fountain Distribution Date under a Trident Health Plan or Fountain Health Plan. Notwithstanding the previous sentence, Trident shall be solely responsible for the adjudication of any claims filed by a Fountain Employee or Former Fountain Employee (or any dependent thereof) under a Trident Health Plan or Fountain Health Plan before the Fountain Distribution Date that (A) has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (B) under the applicable claims procedure, Trident’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Fountain Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately upon sending its response to the claimant transfer administration of such claim to Fountain for final adjudication.

(iii) Any determination made or settlements entered into by Trident prior to the Fountain Distribution Date with respect to claims incurred under the Trident Health Plans by Fountain Employees and Former Fountain Employees (or any dependent thereof) shall be final and binding on Fountain and Trident, as the case may be. On and after the Fountain Distribution Date, Fountain shall retain financial and administrative (“run-out”) Liability and all related obligations and responsibilities for all claims incurred by Fountain Employees and Former Fountain Employees (or any dependent thereof) while Fountain Employees and

Former Fountain Employees are participants in the Trident Health Plans, including any claims that were administered by Trident as of, on, or after the Fountain Distribution Date and in a manner consistent with Section 6.7(a)(ii), except to the extent that Trident retains the obligation and responsibility to adjudicate claims pursuant to clause (ii) above. Any such run-out Liability and all related claims, charges, and expenses shall be settled in a manner consistent with past practices and policies, including an interim accounting and a final accounting between Trident and Fountain. As of the Fountain Distribution Date, the reserve included in Trident’s financial statements for “Incurred But Not Reported” medical and dental expenses attributable to Fountain Employees and Former Fountain Employees shall be transferred to Fountain.

(iv) As of the date that the Fountain Health Plans are established, any COBRA Liabilities attributable to any Fountain Employee or Former Fountain Employees (or a qualified beneficiary, as such term is defined under COBRA, of such individuals) that were originally obligations under the Trident Health Plans shall become a Fountain Liability. Effective as of the date Fountain Employees cease participating in the Trident Health Plans, Fountain shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA and the Fountain Health Plans for Fountain Employees, Former Fountain Employees and their qualified beneficiaries regardless as to whether such obligation arose under the Trident Health Plans or the Fountain Health Plans.

(v) The Fountain Health Plan shall provide that each eligible Fountain Employee or Former Fountain Employee, as applicable, will receive credit in 2012 for any co-payments and deductibles paid under a Trident Health Plan prior to the Fountain Distribution Date in satisfying any applicable deductible or out-of-pocket requirements under the Fountain Health Plan. The Fountain Health Plan shall each also provide that it shall cover any pre-existing conditions that are covered under the Trident Health Plan. Additionally, the Fountain Health Plan shall also provide any other similar benefit in order to provide coverage that is substantially the same as the Trident Health Plan.

(b) Section 125 Plans. Effective as of the Fountain Distribution Date, Fountain shall have established or caused to be established a Fountain Section 125 Plan and on and after that date Fountain shall be solely responsible for the management and administration of the Fountain Section 125 Plan and such plan shall remain in effect on and after the Fountain Distribution Date.

(c) Severance Plans. Trident shall cause Fountain to establish the Fountain Severance Plans, each effective as of the Fountain Distribution Date and each in substantially the same form(s) as the Trident Severance Plans as provided by Trident in the online data room in Folders 8.2.2.3, 8.2.2.4 and 8.2.2.5 as of the date of this Agreement (provided that Trident will, prior to establishing such Fountain Severance Plans, amend Section 3.02(b)(x) of the Trident Severance Plan in Folder 8.2.2.5 to be identical to Section 3.02(b)(x) of the Trident Severance Plan in Folder 8.2.2.3 and such amended plan shall serve as the form for the corresponding Fountain Severance Plan) and, correspondingly, Fountain Employees and Former Fountain Employees who are currently eligible to receive or are receiving severance payments shall cease participating in the Trident Severance Plans on the Fountain Distribution Date. After the Fountain Distribution Date: (i) Fountain shall be solely responsible for (x) the payment of all Liabilities under the Trident Severance Plans (as amended pursuant to the proviso above) or Fountain Severance Plans relating to Fountain Employees and Former Fountain Employees, (y) the management and administration of the Fountain Severance Plans and (z) the payment of all employer-related costs in establishing and maintaining the Fountain Severance Plans, and (ii) Trident shall retain sole responsibility for (w) all Liabilities under the Trident Severance Plans or Fountain Severance Plans relating to Trident Employees and Former Trident Employees, (x) all Liabilities for severance or termination pay or benefits under individual agreements entered into with any Trident Employee or Former Trident Employee prior to the Fountain Distribution Date, (y) the management and administration of the Trident Severance Plans and (z) the payment of all employer-related costs in maintaining the Trident Severance Plans. In no event shall an employee or former employee receive a duplication of severance benefits. Except as provided below, Fountain shall be solely responsible for the adjudication of any claims filed by a Fountain Employee or Former Fountain Employee before, on or after the Fountain Distribution Date under a Trident Severance Plan. Notwithstanding the previous sentence, Trident shall be solely responsible for the adjudication of any claim filed by a Fountain Employee or Former Fountain Employee under a Trident Severance Plan before the Fountain Distribution Date that (A) has not been finally adjudicated by Trident on the day immediately preceding the Fountain Distribution Date; and (B) under the applicable claims procedure, Trident’s plan administrator or other authorized person or committee will have a less than sixty (60) day period after the Fountain Distribution Date to respond to such claim. Notwithstanding the previous sentence, if Trident’s response to such claim does not finally adjudicate the claim, Trident shall immediately upon sending its response to the claimant transfer administration of such claim to Fountain for final adjudication.

(d) Disability Plans. Trident shall cause Fountain to establish the Fountain Disability Plans effective no later than the Fountain Distribution Date and, correspondingly, except as provided below, Fountain Employees shall cease participating in the Trident Disability Plans on the dates the new plans are established and shall begin participating in the Fountain Disability Plans. The newly established Fountain Disability Plans shall be substantially similar to the Trident Disability Plans. After the Fountain Distribution Date: (i) Fountain shall be solely responsible for the management and administration of the Fountain Disability Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Fountain Disability Plans, and (ii) Trident shall retain sole responsibility for all disability Liabilities that are subject to insurance under the Trident Disability Plans for disabilities incurred prior to the Fountain Distribution Date, including but not limited to those incurred by a Fountain Employee whose disability occurred prior to the Fountain Distribution Date, and shall be solely responsible for the payment of all employer-related costs in maintaining the Trident Disability Plans.

(e) Group Insurance Plans. Trident shall cause Fountain to establish the Fountain Group Insurance Plans, effective no later than the Fountain Distribution Date and, correspondingly, except as provided below, Fountain Employees shall cease participating in the Trident Group Insurance Plans on the dates the new plans are established and shall begin participating in the Fountain Group Insurance Plans. The newly established Fountain Group Insurance Plans shall be substantially similar to the Trident Group Insurance Plans. After the Fountain Distribution Date: (i) Fountain shall be solely responsible for the management and administration of the Fountain Group Insurance Plans and solely responsible for the payment of all employer-related costs in establishing and maintaining the Fountain Group Insurance Plans, and (ii) Trident shall retain sole responsibility for all Liabilities for claims incurred prior to the Fountain Distribution Date under the Trident Group Insurance Plans and shall be solely responsible for the payment of all employer-related costs in maintaining the Trident Group Insurance Plans.

(f) Fringe Benefits. Effective as of the Fountain Distribution Date, each of Trident and Fountain shall be responsible for establishing (as necessary) and maintaining its own fringe benefit plans, policies and arrangements, including any employee assistance program, educational assistance program, adoption assistance program and any other fringe benefit plans, programs and arrangements (which Fountain fringe benefit plans, policies and arrangements shall be substantially similar to the Trident fringe benefit plans, policies and arrangements). Fountain shall be solely responsible for the management and administration of and assume financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Fountain and Former Fountain Employees (but not paid by Trident) prior to, on or after the Fountain Distribution Date; and Trident shall retain financial and administrative Liability and all related obligations and responsibilities with respect to claims for such fringe benefits incurred by Trident Employees and Former Trident Employees prior to, on or after the Fountain Distribution Date.

(g) Paid Time Off and Payroll. Effective as of the Fountain Distribution Date, Trident and Fountain shall establish or retain its own paid time off policy (which Fountain paid time off policy shall be substantially similar to the Trident paid time off policy) and (i) any earned but unused paid time off (including vacation pay) that a Fountain Employee is entitled to as of the Fountain Distribution Date will be credited to the Fountain Employee under the Fountain paid time off policy and provided in accordance with that policy; and (ii) any earned but unused paid time off (including vacation pay) that a Trident Employee is entitled to as of the Fountain Distribution Date will be continued by the Trident paid time off policy and provided in accordance with that policy. On and after the Fountain Distribution Date, neither Trident nor Fountain shall have any liability for paid time off on behalf of another Party’s employees.

(h) Bonus Plans. With respect to any annual or multi-year bonus or incentive plan not otherwise described in this Agreement, Patriot and Fountain (or their applicable Affiliate or Subsidiary) shall be responsible for all Liabilities and fully perform, pay and discharge all bonus obligations that become due after the Fountain Distribution Date relating to such plan(s) for Fountain Employees and Former Fountain Employees, as applicable. Fountain shall cause (x) the amounts payable under such plan(s) in respect of the fiscal year in which the Fountain Distribution Date occurs to be no less than the amounts accrued on the financial statements of Fountain as of the Fountain Distribution Date, proportionately increased for a full fiscal year and (y) any Fountain Employee whose employment is terminated by Fountain without “cause” after the Fountain Distribution Date and before the date on which such bonuses are payable to receive an amount equal to no less than such Fountain Employee’s target bonus under the applicable plan.

Section 6.8. Cooperation and Administrative Provisions.

(a) Notwithstanding anything herein to the contrary, the Parties shall reasonably cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, board resolutions, government filings, data, payroll and employment Information on regular timetables, make certain that each applicable entity’s data and records are correct and updated on a timely basis, and cooperate as needed with respect to (i) any litigation with respect to an employee benefit plan, compensation plan or other plan or arrangement contemplated by this Agreement, (ii) an audit of an employee benefit plan, compensation plan or other plan or arrangement contemplated by this Agreement by the Internal Revenue Service, Department of Labor or any other Government Entity, (iii) seeking a determination letter, private letter ruling or advisory opinion from the Internal Revenue Service or Department or Labor on behalf of any employee benefit plan or arrangement contemplated by this Agreement, and (iv) any filings that are required to be made or supplemented to the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Labor or any other Government Entity; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(b) Notwithstanding anything herein to the contrary, the Parties agree that they shall share all necessary data elements to administer the Trident and Fountain equity plans described in Section 6.1 and Section 6.2 for a period of ten (10) years following the Fountain Distribution Date. This data shall be made available to their plan administrators in the formats that exist at the time of the distribution or in any other mutually agreeable format. Data shall be transmitted to these administrators via a mutually agreeable method of data transmission. Each Party also agrees to ensure that their plan administrator will make available all necessary data elements required now or in the future including but not limited to, exercise, lapse and tax data, in a timely fashion and to withhold appropriate taxes at the direction of the employer company of the individual for the time period covered under this provision.

(c) With respect to any employees on international assignment who are listed on Schedule 6.8(c) and who become Fountain Employees, (i) if such employees are repatriated to their home countries or initiate the process of repatriation prior to the Fountain Distribution Date, Trident shall pay the costs of repatriation; and (ii) if such employees remain on international assignment through the Fountain Distribution Date, (A) Trident shall pay the cost of assignment up to the Fountain Distribution Date, as applicable (except that the tax obligation for the year of separation shall be prorated between Trident and Fountain as set forth in Schedule 6.8(c)), and (B) any costs related to repatriation initiated at some future date shall be the responsibility of Fountain.

(d) With respect to any Fountain Employee listed on Schedule 6.8(d) who is subject to a retention agreement, separation bonus agreement and/or eligible for a lump sum award and who transfers to Fountain prior to the Fountain Distribution Date and/or remains in employment with Fountain through any subsequent vesting date applicable to such agreement or award, Fountain shall recognize and assume the obligation of such agreement or award (the “Retention Letters”) and be responsible for the making of all payments and withholding of all taxes (including without limitation any employment taxes) associated with such Retention Letters. Trident shall promptly reimburse Fountain for any payments made by Fountain under the Retention Letters (including without limitation any lump sum salary adjustment payment). In addition, the Parties will consider in good faith the adoption of additional retention arrangements, subject to the agreement of Patriot, for which Patriot will pay the cost of any such arrangements.

(e) The Parties shall share, or cause to be shared, all Information on participants in the Fountain Plans and Trident Retained Plans that is necessary and appropriate for the efficient and accurate administration of the Fountain Plans and Trident Retained Plans, including (but not limited to) Information reasonably necessary to timely respond to claims for benefits made by participants and Information on expenses incurred by Fountain Plans prior to the Fountain Distribution Date so that Fountain may invoice and pay administrative expenses from their respective plan trusts as described in paragraph (g) below. The Parties and their respective authorized agents shall, subject to applicable laws of confidentiality and data protection and transfer, be given reasonable and timely access to, and may make copies of, all Information relating to the subjects of this Article VI to the extent necessary or appropriate for such administration. Each of the Parties agree, upon reasonable request, to provide financial, operational and other Information on each Fountain Plan and Trident Retained Plan, including (but not limited to) Information on a plan’s assets and liabilities, at a level of detail reasonably necessary and appropriate for the efficient and accurate administration of each of the Fountain Plans and Trident Retained Plans. Notwithstanding the foregoing, if any such Information described in this Section 6.8(e) cannot be reasonably obtained without additional cost, the Parties shall agree to reimburse each of the other Parties for all additional third-party costs and such other reasonable costs of obtaining the Information. To the extent that the Fountain Health Plans and the Trident Health Plans share protected health Information (“PHI”), the Fountain Health Plans and Trident Health Plans hereby agree to enter into appropriate business associate agreements to cover the sharing of PHI, as required by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

(f) Fountain agrees to hold Trident harmless with respect to any Liabilities related to actions taken to establish the Fountain Plans (and related third party administrative agreements) prior to, on or after the Fountain Distribution Date, other than any such Liabilities resulting from the gross negligence or willful or reckless misconduct of any Trident Employee or Former Trident Employee (excluding any Fountain Employee or Former Fountain Employee).

(g) To the extent not covered elsewhere in this Agreement, with respect to expenses and costs incurred on behalf of a Fountain Plan or Trident Retained Plan: (i) Fountain shall be responsible, through either direct payment or reimbursement to Trident for its allocable share of actual third party and/or vendor costs and expenses incurred by or on behalf of any member of the Fountain Group or the Fountain Plans, and (ii) Trident shall be responsible, through either direct payment or reimbursement to Fountain for its allocable share of actual third party and/or vendor costs and expenses incurred by any member of the Trident Group or the Trident Retained Plans. An allocable share of any such costs and expenses will be determined in a manner consistent with the manner in which the allocable share of such costs and expenses was determined prior to the Fountain Distribution Date. The Parties agree to pay for any third-party costs associated partially or entirely with their respective employee benefit plans associated with this Distribution following the Fountain Distribution Date.

(h) To the extent not covered elsewhere in this Agreement, with respect to all employee benefit plans, policies, programs, payroll practices, and arrangements maintained outside of the United States, the Parties agree that they shall reasonably cooperate and work together to facilitate any transfer of employee benefit plans, policies, programs, payroll practices, and arrangements as necessary by the Fountain Distribution Date, but in any event no later than three (3) months following the Fountain Distribution Date and in accordance with applicable Law.

(i) With respect to multinational insurance pools that the Parties’ entities participate in, the respective multinational insurance pools will continue to maintain premium, claim and administrative charges for each participating Trident or Fountain entity within each such pool until the end of the policy year following the Fountain Distribution Date. At the end of such policy year, the multinational insurance pools shall be revised so that the Parties participate in separate pools (to the extent that a Party wishes to continue participating in an applicable pool). In addition, in the policy year accounting to be completed at the end of such policy year, (a) if a Trident or Fountain entity’s experience contributed a surplus to the overall pool experience, then that entity will be paid the appropriate dividend from the pool; (b) if a Trident or Fountain entity’s experience created a deficit for the overall pool, then that entity will not receive a dividend, and such deficit will be carried forward to the successor pools established for that entity for subsequent policy years (or if no successor pool is established and any Party incurs any expense with respect to such deficit, then the Party responsible for such deficit shall promptly reimburse the Party incurring such expense.

(j) To the extent not covered elsewhere in this Agreement, it is the intention of Trident and Fountain to provide herein that Fountain shall be responsible for the management and administration of all of its respective employee benefit plans on and after the Fountain Distribution including, but not limited to, the adjudication of claims pending on the Fountain Distribution Date that were filed by Fountain Employees or Former Fountain Employees under a Trident sponsored employee benefit plan. It is also the intention of Trident and Fountain that if Fountain’s plan administrator or any other authorized person or committee does not have at least a sixty (60) day period after the Fountain Distribution Date to respond to a claim, Trident will respond to the claim and, if such response is not a final adjudication of the claim, immediately transfer administration of such claim to Fountain. The Parties agree that they shall reasonably cooperate with each other and work together to facilitate the transfer of any documents, materials or information necessary or appropriate for the timely adjudication of any claim and to do so in a manner that is consistent with applicable Law.

(k) To the extent not otherwise provided in this Agreement, the Parties agree that if an amount in the nature of a recovery (including without limitation, a litigation recovery, subrogation recovery, premium or other fee or cost rebate, or demutualization proceeds) becomes payable as the result of the maintenance of an employee benefit plan covered by this Agreement and such recovery is attributable to events that occurred prior to the Distribution, then (i) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a pre-Distribution master trust or other trust (a “Pre-Distribution Trust”) that was split into two or more trusts maintained by the Parties as a result of the Distribution, such recovery will be allocated to the appropriate post-Distribution trusts in the same proportion as was applicable to the Pre-Distribution Trust split; (ii) to the extent that the recovery is payable with respect to the maintenance or management of the assets of a Pre-Distribution Trust that was not split as a result of the Distribution, such recovery will be allocated solely to that trust and (iii) to the extent that a recovery is not covered by subclauses (i) or (ii) above, the Parties will reasonably cooperate with each other and, subject to any applicable fiduciary duties under ERISA or otherwise, determine a fair allocation of the recovery among the appropriate post-Distribution employee benefit plans, associated trusts and/or plan participants.

(l) To the extent not covered elsewhere in this Agreement, the Parties (and their Subsidiaries and Affiliates) are hereby authorized to implement the provisions of this Article VI, including by making appropriate adjustments to employee benefits provided for in this Agreement; provided that such adjustments are intended for administrative or recordkeeping purposes to retain the value of benefits provided in accordance with the provisions of this Agreement.

Section 6.9. Approval of Plans; Terms of Participation by Employees in Plans.

(a) Approval of Plans. On or prior to the applicable Fountain Distribution Date, the Parties shall take all actions as may be necessary to approve the stock-based employee benefit plans of Fountain in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(b) Non-Duplication of Benefits. The Fountain Plans and Trident Retained Plans shall not provide benefits that duplicate benefits provided to a participant by a corresponding Fountain Plan, or Trident Retained Plans. The Parties shall agree on methods and procedures, including amending the respective plan documents, to prevent Fountain Employees, Former Fountain Employees, Trident Employees, Former Trident Employees and any dependent or beneficiary thereof from receiving duplicate benefits from the Fountain Plans and Trident Retained

Plans; provided that nothing shall prevent Fountain from unilaterally amending the Fountain Plans to avoid such duplication, and nothing shall prevent Trident from unilaterally amending the Trident Retained Plans to avoid such duplication.

(c) Service Credits under Plans. Except as may be specified in Schedule 6.9(c), service with any member of the Trident controlled group prior to the Fountain Distribution Date shall be credited under the Fountain Plans and Trident Retained Plans to the extent and for the express purposes set forth (including, as applicable and without limitation: eligibility, vesting, company match levels, subsidies, recognition of pre-existing credit and credit for amounts of co-pays, out-of-pocket maximums and deductibles, but not for benefit accrual purposes under pension plans) under the applicable Fountain Plan or Trident Retained Plan, except to the extent duplication of benefits would result; provided, however, that in the event an employee or former employee of one of the Parties (or its Subsidiaries or Affiliates) becomes employed by one of the other Parties (or its Subsidiaries or Affiliates) after December 31, 2012, such employee or former employee’s service with any member of the Trident controlled group prior to the Fountain Distribution Date need not be credited by the new employer except to the extent required by Law. Notwithstanding the foregoing, in the event of any conflict between this paragraph (c) and the terms of any Fountain Plan or Trident Retained Plan, the express terms of such plan shall govern.

(d) Plan Elections. Except as may be specifically provided otherwise under this Agreement or applicable Law, all participant elections (including, without limitation, deferral elections, payment elections, beneficiary designations, qualified domestic relations orders, qualified medical child support orders and loan agreements) with respect to the participation of a Fountain Employee or Former Fountain Employee in a Trident employee benefit arrangement shall be transferred to and be in full force and effect under the corresponding and applicable Fountain Plan in accordance with the terms of each such applicable plan and to the extent permissible under such plan, until such elections are replaced or revoked by the employee who made such election.

(e) Amendment and Termination. No provision in this Agreement shall prohibit the Parties, subsequent to the Fountain Distribution Date, from amending or terminating the employee benefit plans, policies and programs described herein in accordance with the provisions of such plans, policies and programs and applicable Law.

(f) Non-Termination of Employment; No Third-Party Beneficiaries. Except as expressly provided for in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Trident Employee, Fountain Employee or any former, present or future employee of the Trident Group, Fountain Group or any of their respective Affiliates under any Trident Plan or Fountain Plan, nor shall any such provision be construed as an amendment to any employee benefit plan or other employee compensatory or benefit arrangement. Furthermore, nothing in this Agreement is intended to confer upon any Trident Employee, Fountain Employee or any former, present or future employee of the Trident Group, Fountain Group or any of their respective Affiliates any right to continued employment, any recall or similar rights to an Employee on layoff or any type of approved leave, or to change the employment status of any Employee from “at will.”

Section 6.10. Tax Consequences. For Tax purposes, the Parties agree that the treatment of all of the equity compensation and deferred compensation arrangements set forth in this Article VI shall be treated in accordance with Section 6 of the Tax Sharing Agreement.

Section 6.11. International Regulatory Compliance. Trident shall have the authority to adjust the treatment otherwise described in this Article VI in order to ensure compliance with the applicable laws or regulations of countries outside the United States or to preserve the Tax benefits provided under local Tax law or regulation prior the Distribution.

Section 6.12. Alternate Procedure. The Parties hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34. Accordingly, Trident and its Subsidiaries shall have no United States employment tax reporting responsibilities, and Fountain shall have full United States employment tax reporting responsibilities, for Fountain Employees and Former Fountain Employees following the close of business on the Fountain Distribution Date, to the extent provided under such Rev. Proc. 2004-53, and except to the extent that any member of the Trident Group provides payroll services to Fountain pursuant to a written agreement among the Parties.

Section 6.13. Employee Transfer; Liabilities.

(a) Transfer. Patriot shall, upon written notice to Trident, during the 30-day period following the date of this Agreement, have the unilateral right to have any Fountain Specified Employee removed from the list of Fountain Tier I Specified Employees set forth on Schedule 1.1(93)(A). Patriot shall not have any right to remove any Fountain Tier II Specified Employees set forth on Schedule 1.1(93)(B). Upon Patriot’s exercise of its removal rights as described in this Section 6.13(a), Trident shall, (i) with respect to any such Fountain Specified Employee who is so removed, transfer the employment of such Fountain Specified Employee to a Subsidiary of Trident other than Fountain or one of its Subsidiaries and/or terminate the employment of such Fountain Specified Employee (in each case, subject to the allocation of liabilities set forth in Section 6.13(b)) and (ii) with respect to any such Fountain Specified Employee who is not so removed, transfer the employment of such Fountain Specified Employee to Fountain or one of its Subsidiaries. In addition, Trident shall transfer the employment of the individuals on Schedule 6.13(a) from Fountain and its Subsidiaries to Trident and its Subsidiaries (other than Fountain and its Subsidiaries) prior to the Fountain Distribution Date.

(b) Liabilities with respect to Fountain Specified Employees. Patriot and Fountain shall have the Liabilities with respect to Fountain Specified Employees as set forth on Schedule 6.13(b)(1). Trident shall have the Liabilities with respect to Fountain Specified Employees as set forth on Schedule 6.13(b)(2).

ARTICLE VII

ASSUMED TRIDENT CONTINGENT LIABILITIES

Section 7.1. Assumed Trident Contingent Liabilities. Except as otherwise expressly set forth in the Tax Sharing Agreement (with respect to Taxes), the Parties shall each be responsible for its Applicable Percentage of any Indemnifiable Losses paid to third parties in respect of, including any out-of-pocket costs and expenses related to or arising out of any Assumed Trident Contingent Liability. Any out-of-pocket expenses owed in respect of any Assumed Trident Contingent Liabilities (including reimbursement for the out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 7.3(a) or Section 7.3(b) with respect to any Third Party Claim that is an Assumed Trident Contingent Liability, including, for the avoidance of doubt, any amounts with respect to a bond, prepayment or similar security or obligation required to be posted (or determined to be advisable) by the Managing Party in respect of any claim) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto) to the Party owing such amount, and, to the extent not otherwise reimbursed by the applicable Party, such costs and expenses shall be included in the calculation of the amount of the applicable Assumed Trident Contingent Liability in determining the reimbursement obligations of the other Party with respect thereto; provided, however, that in the event that an amount in excess of $50 million in the aggregate is owed by the Parties to any third party or parties with respect to an Assumed Trident Contingent Liability, in lieu of remitting amounts directly to the Party providing the invoice, the invoiced Party may remit the owed amount directly to the appropriate third party or parties or, if applicable, to a trust established by the invoicing Party for the benefit of the Parties. In furtherance of the foregoing, the Managing Party (and any Party providing access as contemplated by Section 7.3(a)) shall be entitled to reimbursement by the other Party (according to their Applicable Percentages) of any out-of-pocket costs and expenses related to or arising out of defending or managing any such Assumed Trident Contingent Liability, from time to time, when invoiced, including, if applicable, in advance of a final determination or resolution of any Action related to an Assumed Trident Contingent Liability. For U.S. federal income Tax purposes, the Parties shall treat the payment of Assumed Trident Contingent Liabilities (and costs and expenses relating to Assumed Trident Contingent Liabilities, as the case may be) as set forth in the Tax Sharing Agreement. It shall not be a defense to any obligation of either Party to pay any amounts in respect of any Assumed Trident Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Assumed Trident Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability, even if such settlement was effected without the consent or over the objection of such Party.

Section 7.2. Management of Assumed Trident Contingent Liabilities.

(a) For purposes of this Article VII, “Managing Party” shall initially mean Trident; provided, however, that under certain circumstances Fountain may become the Managing Party as may be otherwise agreed to in writing by the Parties.

(b) The Managing Party shall, on behalf of the other Party, have sole and exclusive authority to commence, prosecute, manage, control, conduct or defend (or assume the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Action or Third Party Claim with respect to an Assumed Trident Contingent Liability. So long as the Managing Party has assumed and is actively and diligently conducting the defense of any Assumed Trident Contingent Liability in accordance with Section 7.2(b) above, the other Party will not consent to the entry of any judgment or enter into any settlement with respect to the Assumed Trident Contingent Liability without the prior written consent of the Managing Party (not to be delayed or withheld unreasonably).

(c) The Managing Party shall on a quarterly basis, or if a material development occurs, as soon as reasonably practicable thereafter, inform the other Party in reasonable detail of the status of and developments relating to any matter involving an Assumed Trident Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided, that any failure or delay in providing such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually and materially prejudiced by such failure or delay. The other Party shall use reasonable efforts to cooperate fully with the Managing Party in its management of any of such Assumed Trident Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing reasonable access to such Party’s Records and employees as set forth in Section 7.3); provided that such Party shall only be required to take such actions to the extent that the Parties agree any out-of pocket costs and expenses incurred with respect to such actions shall constitute Assumed Trident Contingent Liabilities to be shared and reimbursed according to the Parties’ Applicable Percentages as contemplated by Section 7.1(b).

Section 7.3. Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by the Managing Party. Unless otherwise prohibited by Law or more specifically provided in the Tax Sharing Agreement, in connection with the management and disposition of any Assumed Trident Contingent Liability, the other Party shall provide to the Managing Party reasonable access to its authorized accountants, counsel and other designated representatives, to the employees, properties, and Information of such Party and the members of such Party’s Group to the extent such access relates to the relevant Assumed Trident Contingent Liability; provided that (x) such access shall not unreasonably interfere with any of such Party’s employees’ normal job functions, (y) such Party shall not be required to provide such access to the extent that the provision of such would require such Party (or its applicable Group member) to waive any attorney-client or other legal privilege and (z) any out-of-pocked costs and expenses incurred in connection with the provision of such access shall constitute Assumed Trident Contingent Liabilities to be shared and reimbursed according to the Parties’ Applicable Percentages as contemplated by Section 7.1(b). Each Party shall, to the extent so requested by the other Party, enter into a joint-defense agreement with the other Party in respect of the

Assumed Trident Contingent Liabilities, on terms as are to be reasonably agreed between the Parties. Nothing in this Section 7.3(a) shall require either Party to violate any agreement with any third party regarding the confidentiality of information relating to that third party.

(b) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access pursuant to this Section 7.3 shall be at no additional cost or expense of the Managing Party or any other Party (other than for actual out-of-pocket costs and expenses, which shall be allocated as set forth in Section 7.1).

Section 7.4. Notice Relating to Assumed Trident Contingent Liabilities; Disputes. In the event that the other Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of any matter reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Assumed Trident Contingent Liability, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would reasonably require earlier notice) notify the Managing Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that the failure to provide such notice shall not release the other Party from any of its obligations under this Article VII except and solely to the extent that the other Party shall have been actually and materially prejudiced as a result of such failure.

Section 7.5. Cooperation with Governmental Entity. If, in connection with any Assumed Trident Contingent Liability, a Party is required by Law to respond to or is reasonably requested to cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party; provided, that to the extent such consultation is not practicable, the applicable Party shall promptly inform the Managing Party regarding such response or cooperation and the subject matter thereof. In the event that any Party is requested or required by any Governmental Entity in connection with any Assumed Trident Contingent Liability pursuant to any written or oral request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party shall notify the Managing Party promptly of such request or requirement and such Party’s response thereto, and shall use reasonable best efforts to consult with the Managing Party with respect to the nature of such Party’s response to the extent practicable and not in violation of any attorney-client privilege or applicable legal process.

Section 7.6. Default. In the event that one or more of the Parties defaults in any full or partial payment in respect of any Assumed Trident Contingent Liability (including, for the avoidance of doubt, such Party’s Applicable Percentage of the costs and expenses of the Managing Party or any other assisting Party), then the non-defaulting Party (including Trident) shall be required to pay the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay such Assumed Trident Contingent Liability (or any future Assumed Trident Contingent Liability when obligated) and any non-defaulting Party may exercise any available legal remedies against such defaulting Party; provided, further, that interest shall accrue on any such defaulted amounts at the Default Interest Rate.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 8.1(b), (ii) as may be otherwise expressly provided in this Agreement, any Ancillary Agreement or the Merger Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this Article VIII, effective as of the Effective Time, each Party, for itself and each member of its respective Group (including, in the case of Fountain, Patriot and its Subsidiaries from and after the Closing), in each case, together with their respective administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Party’s’ Group and all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Fountain Plan of Separation and all other activities to implement the Fountain Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements.

(b) Nothing contained in Section 8.1(a) shall impair or otherwise affect any right of either Party, and as applicable, a member of the Party’s Group to enforce this Agreement, the Merger Agreement, any Ancillary Agreement in each case in accordance with its terms. In addition, nothing contained in Section 8.1(a) shall release any Person from:

(i) (A) with respect to Trident or any member of its Group, any Trident Retained Liability and (B) with respect to Fountain or any member of its Group, any Fountain Liability;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of the other Group prior to the Effective Time;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s ‘Group), on the other hand;

(v) any Liability with respect to an Assumed Trident Contingent Liability pursuant to Article VII;

(vi) any Liability with respect to any Continuing Arrangements set forth on Schedule 1.1(48);

(vii) any Liability with respect to the insurance policies written by White Mountain Insurance Company;

(viii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, the Merger Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article VIII and, if applicable, the appropriate provisions of the Ancillary Agreements or Continuing Arrangements; and

(ix) any Liability for fraud or willful misconduct.

In addition, nothing contained in Section 8.1(a) shall release Trident from (i) indemnifying any director, officer or employee of Fountain who was a director, officer or employee of Trident or any of its Affiliates on or prior to the Effective Time or the Fountain Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations or (ii) any Liability owed to Patriot pursuant to the Merger Agreement.

(c) Effective as of the Effective Time, each Party shall not, and shall not permit any member of its Group (including, in the case of Fountain, Patriot and its Subsidiaries, if the Closing occurs under the Merger Agreement) to make, any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 8.1(a), with respect to any Liabilities released pursuant to Section 8.1(a). The release in this Section 8.1 includes a release of any rights and benefits with respect to such Liabilities that Fountain, Trident and each member of the Fountain Group and Trident Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, each of Trident and Fountain hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Persons described in Section 8.1(a) from the Liabilities described in the first sentence of Section 8.1(a). At any time, at the reasonable request of any other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 8.1 to execute and deliver releases reflecting the provisions hereof.

Section 8.2. Indemnification by Trident. Except as otherwise specifically provided in any provision of this Agreement, any Ancillary Agreement or the Merger Agreement, following the Fountain Distribution Date, Trident shall, and shall cause the other members of the Trident Group to, indemnify, defend and hold harmless the Fountain Indemnitees from and against any and all Indemnifiable Losses of the Fountain Indemnitees, arising out of, by reason of or otherwise in connection with (a) the Trident Retained Liabilities or alleged Trident Retained Liabilities, including, after the Fountain Distribution Date, the failure of Trident or any member of the Trident Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (b) any breach by Trident of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder and (c) any breach by Trident or any of its Affiliates (including Fountain other than with respect to any post-Closing obligation of Fountain) of any covenant, or inaccuracy of any representation and warranty made by Trident, in the Merger Agreement that survives the Closing under Section 8.01 of the Merger Agreement; provided that any claim with respect to indemnification pursuant to this clause (c) is made in reasonable written detail consistent with Section 8.5(a) or Section 8.5(b) prior to the termination of the relevant covenant, representation or warranty as contemplated by such Section 8.01; provided further that this Section 8.2 shall not apply with respect to any Assumed Trident Contingent Liability, in which case Article  VII shall apply.

Section 8.3. Indemnification by Fountain. Except as otherwise specifically provided in any provision of this Agreement, any Ancillary Agreement or the Merger Agreement, following the Fountain Distribution Date, Fountain shall, and shall cause the other members of the Fountain Group, to indemnify, defend and hold harmless the Trident Indemnitees (which, for the avoidance of doubt, shall include the Athens North American R/SB Indemnitees) from and against any and all Indemnifiable Losses of the Trident Indemnitees, arising out of, by reason of or otherwise in connection with (a) the Fountain Liabilities or alleged Fountain Liabilities, including, after the Fountain Distribution Date, the failure of Fountain or any member of the Fountain Group to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such Liabilities, (b) any breach by Fountain subsequent to the Fountain Distribution Date of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder or (c) any breach by Patriot or any of its Affiliates of any covenant, or inaccuracy of any representation and warranty made by Patriot, in the Merger Agreement that survives the Closing under Section 8.01 of the Merger Agreement; provided that any claim with respect to indemnification pursuant to this clause (c) is made in reasonable written detail consistent with Section 8.5(a) or Section 8.5(b) prior to the termination of the relevant covenant, representation or warranty as contemplated by such Section 8.01; provided further that this Section 8.3 shall not apply with respect to any Assumed Trident Contingent Liability, in which case Article VII shall apply.

Section 8.4. Indemnification with Respect to Athens NA. Following the Fountain Distribution Date, Athens NA shall, and shall cause the other members of its Group to, indemnify, defend and hold harmless the Trident

Indemnitees and the Fountain Indemnitees (provided that, for purposes of this Section 8.4, the Trident Group shall be deemed to exclude the Athens North American R/SB Group) from and against any and all Indemnifiable Losses of the Trident Indemnitees or the Fountain Indemnitees, arising out of, by reason of or otherwise in connection with any breach by Athens of the Specified Sections of this Agreement. Trident shall, and shall cause its other Group members to, indemnify, defend and hold harmless the Athens North American R/SB Indemnitees from and against any and all Indemnifiable Losses of the Athens North American R/SB Indemnitees, arising out of, by reason of or otherwise in connection with any breach by Trident (or a Trident Group member) of the Specified Sections of this Agreement. Fountain shall, and shall cause its other Group members to, indemnify, defend and hold harmless the Athens North American R/SB Indemnitees from and against any and all Indemnifiable Losses of the Athens North American R/SB Indemnitees, arising out of, by reason of or otherwise in connection with any breach by Fountain (or a Fountain Group member) of the Specified Sections of this Agreement. For the avoidance of doubt, as between Fountain and Trident, the provisions of Section 8.2 and Section 8.3 shall control.

Section 8.5. Procedures for Indemnification.

(a) Direct Claims. An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 8.5(b)), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) Third Party Claims. If a claim or demand is made against a Trident Indemnitee, a Athens North American R/SB Indemnitee or a Fountain Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or a Subsidiary of a Party (a “Third Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party (and, if applicable, the Managing Party) which is or may be required pursuant to this Article VIII, or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim. If any Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be an Assumed Trident Contingent Liability, such Party, as appropriate, shall give the Managing Party (as determined pursuant to Article VII) written notice thereof within thirty (30) days after such Person becomes aware of such Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim; provided, however, that the failure to forward such notices and documents shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(c) Other than in the case of (i) an Assumed Trident Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party as provided for in Article VII), (ii) indemnification pursuant to the Tax Sharing Agreement or (iii) indemnification by a beneficiary Party of a guarantor Party pursuant to Section 2.10(c) (the defense of which shall be assumed and controlled by the beneficiary Party), an Indemnifying Party shall assume and control the defense of any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees. In connection with the

Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not an Assumed Trident Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d) Other than in the case of an Assumed Trident Contingent Liability, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Assumed Trident Contingent Liability (with any Assumed Trident Contingent Liability handled in accordance with Article VII) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) In the case of a Third Party Claim (except for any Third Party Claim that is an Assumed Trident Contingent Liability, which, with respect to the subject matter of this Section 8.5(f), shall be governed by Section 7.4), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Assumed Trident Contingent Liability, such matters are addressed in Article VII.

(g) Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement (except as and to the extent otherwise expressly provided in such Ancillary Agreement) and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VIII against any Indemnifying Party.

Section 8.6. Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that is not an Assumed Trident Contingent Liability and that implicates two or more Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the applicable Parties agree to use reasonable best efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each of Trident, Athens NA and Fountain agrees that at all times from and after the Effective Time, if an Action is commenced by a third party (or any member of such Party’s respective Group) with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use reasonable best efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 8.7. Indemnification Payments. Indemnification required by this Article VIII shall be made by periodic payments of the amount thereof in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 8.8. Contribution.

(a) If the indemnification provided for in Sections 8.2, 8.3 and 8.4, including in respect of any Assumed Trident Contingent Liability, is unavailable to, or insufficient to hold harmless an Indemnitee under this Agreement or any Ancillary Agreement in respect of any Liabilities referred to herein or therein, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnitee as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnitee in connection with the actions or omissions that resulted in Liabilities as well as any other relevant equitable considerations. With respect to the foregoing, the relative fault of such Indemnifying Party and Indemnitee shall be determined by reference to, among other things, whether the misstatement or alleged misstatement of a material fact or omission or alleged omission to state a material fact relates to Information supplied by such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to Information and opportunity to correct or prevent such statement or omission.

(b) The Parties agree that it would not be just and equitable if contribution pursuant to this Section 8.8 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8.8(a). The amount paid or payable by an Indemnitee as a result of the Liabilities referred to in Section 8.8(a) shall be deemed to include, subject to the limitations set forth above, any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating any claim or defending any Action. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(c) Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, for purposes of Section 8.3, Trident shall be deemed to have supplied all Information relating to the Fountain Group included in any filing made with the Commission pursuant to the Securities Act or the Exchange Act prior to the Fountain Distribution Date, regardless of which entity actually makes such filing and under no circumstances shall Fountain have any Liability or be obligated to indemnify the Trident Indemnitees, in each case, with respect thereto pursuant to Section 8.3; provided that this Section 8.8(c) shall not apply in respect of any Assumed Trident Contingent Liability or any Liability with respect thereto, in which case Article VII shall apply.

Section 8.9. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification or contribution pursuant to this Article VIII including, for the avoidance of doubt, in respect of any Assumed Trident Contingent Liability, will be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits realized in accordance with, and subject to, the principles set forth or referred to in the Tax Sharing Agreement, and increased in accordance with, and subject to, the principles set forth in the Tax Sharing Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VIII to any Indemnitee pursuant to this Article VIII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an

Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification and contributions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Indemnifiable Loss for which the Indemnified Party seeks contribution or indemnification pursuant to this Article VIII; provided that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

Section 8.10. Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this Article VIII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification or contribution hereunder; and (iii) any termination of this Agreement.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VIII shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities.

(c) Each Party shall, and shall cause the members of its respective Group to, preserve and keep their Records relating to financial reporting, internal audit, employee benefits, past acquisition or disposition transactions, claims, demands, actions, and email files and backup tapes regarding any of the foregoing as such pertains to any period prior to the Separation Date in their possession, whether in electronic form or otherwise, until the latest of, as applicable (i) seven (7) years following the Separation Date or (ii) the date on which such Records are no longer required to be retained pursuant to such Party’s applicable record retention policy and schedules as in effect immediately prior to the Separation Date; provided, however, to the extent the Tax Sharing Agreement provides for a longer period of retention of Tax records, such longer period as provided in the Tax Sharing Agreement shall control.

ARTICLE IX

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 9.1. Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Sharing Agreement will govern) and without limiting the applicable provisions of Article VII, and subject to any applicable provisions of this Agreement, any Ancillary Agreement or the Merger Agreement:

(a) After the Effective Time, upon the prior written request by Fountain for specific and identified Information which relates to (x) Fountain or the conduct of the Fountain Business, as the case may be, up to the Fountain Distribution Date, or (y) any Ancillary Agreement, Trident shall (or shall cause its Group member to) provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Fountain (or its Group member) has a reasonable need for such originals) in the possession or control of Trident or any of its Affiliates or Subsidiaries, but only to the extent such items so relate; provided, however, that Trident (or its applicable Group member) shall not be required to provide such copies to the extent that the provision of such would require Trident (or its applicable Group member) to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

(b) After the Fountain Distribution Date, upon the prior written request by Trident (including, for the avoidance of doubt, on behalf of Athens NA) for specific and identified Information which relates to (x) Trident or the conduct of the Trident Retained Business, up to the Fountain Distribution Date, or (y) any Ancillary Agreement, Fountain shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Trident (or its Group member) (including for these purposes any member of the Athens North American R/SB Group) has a reasonable need for such originals) in the possession or control of Fountain or any of its Subsidiaries; provided, however, that Fountain (or its applicable Group member) shall not be required to provide such copies to the extent that the provision of such would require Fountain (or its applicable Group member) to breach any confidentiality covenant or waive any attorney-client or other legal privilege.

Section 9.2. Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VIII (in which event the provisions of such Article will govern) or for access with respect to Tax matters (in which event the provisions of the Tax Sharing Agreement will govern), from and after the Effective Time for a period of seven (7) years, each of Trident and Fountain shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party and relates to (x) such other Party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement; provided that neither Party shall be required to provide such access to the extent that the provision of such would require such Party (or one of its Group members) to breach any confidentiality covenant or waive any attorney-client or other legal privilege. Nothing in this Section 9.2 shall require either Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business.

Section 9.3. Witness Services. At all times from and after the Effective Time, each of Trident and Fountain shall use its reasonable best efforts to make available to the others, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the requested Party (or any member of the their respective Groups), as applicable. A Party providing a witness to the other Party under this Section 9.3 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses) as may be reasonably incurred and properly paid under applicable Law.

Section 9.4. Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article IX shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Information or access to such Information.

Section 9.5. Confidentiality. Notwithstanding any termination of this Agreement, for a period of seven (7) years from the date of this Agreement, each Party and the members of its Group shall (i) hold in strict confidence (and at a standard of care no less than they use for their own similar information and in accordance with the terms of all applicable third-party agreements), (ii) disclose, provide, transfer, share or make available only to their and their Subsidiaries’ officers, employees, agents, consultants, auditors, attorneys and advisors (or potential buyers, lenders, investors, or similar transaction counterparties pursuant to any due diligence process), only on a “need to know” basis, and (iii) not use for any purpose other than to ensure compliance with the terms and conditions of this Agreement or any Ancillary Agreement, to enforce or defend any of its rights hereunder or thereunder or to the extent otherwise expressly permitted pursuant to this Agreement or any Ancillary Agreement, all Confidential Information to the extent relating to the business of any other Party or any member(s) of such other Party’s Group. To the extent that any Party or any member of its Group has Confidential Information related to another Party or member of such other Party’s Group that is the subject of this Section 9.5, such first Party shall, and shall cause each member of its Group to (in each case, except as otherwise expressly provided in this Agreement or any Ancillary Agreement), to the extent such Confidential Information is documented or exists in written, photographic or other physical form, return such information (and any copies made thereof) to such other Party or Group, and to the extent it is stored in electronic form, make a copy available to such other Party or Group and expunge such information from any computer or other data carrier, in each case, as promptly as reasonably practicable after the discovery thereof. Each Party is liable hereunder for any unauthorized disclosure or use of the other Parties’ Confidential Information by its recipients, including any members of its Group.

Section 9.6. Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of Trident Group and the Fountain Group, and that each of the members of the Trident Group, the and the Fountain Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Trident or Fountain (and/or members of their respective Groups), as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) Trident shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Trident Retained Business, whether or not the privileged Information is in the possession of or under the control of Trident or Fountain (or any member of their respective Groups). Trident shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Trident Retained Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Trident (or any member of the Trident Group), whether or not the privileged Information is in the possession of or under the control of Trident or Fountain (or any member of their respective Group);

(ii) Fountain shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information which relates solely to the Fountain Business, whether or not the privileged Information is in the possession of or under the control of Trident or Fountain (or any member of their respective Group). Fountain shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged Information that relates solely to the subject matter of any claims constituting Fountain Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Fountain (or any member of the Fountain Group), whether or not the privileged Information is in the possession of or under the control of Trident or Fountain (or any member of the respective Group).

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.6, with respect to all privileges not allocated pursuant to the terms of Sections 9.6(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve two or more of Trident or Fountain (or their respective Group members) in respect of which two or more of such Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided that such waiver of a shared privilege shall be effective only as to the use of Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by either Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged Information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the Information and to assert any rights it or they may have under this Section 9.6 or otherwise to prevent the production or disclosure of such privileged Information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Trident and Fountain as set forth in Sections 9.5 and 9.6, to maintain the confidentiality of privileged Information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Sections 7.3, 8.6, 9.1 and 9.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 7.3, 8.6 and 9.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 7.5 and 8.6 hereof, and the transfer of privileged Information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted pursuant to applicable law.

(i) Notwithstanding any provision to the contrary in this Section 9.6, the Audit Management Party (as defined in the Tax Sharing Agreement) shall have the authority to disclose or not disclose, in its sole discretion, any and all privileged Information to (i) any Taxing Authority (as defined in the Tax Sharing Agreement) conducting a Tax Audit (as defined in the Tax Sharing Agreement) or (ii) to third parties in connection with the defense of a Tax Audit, including, expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of the Audit Management Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 9.7. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article IX shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 9.8. Other Agreements. The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE X

INSURANCE

Section 10.1. Policies and Rights Included Within Assets.The Fountain Assets shall include (i) any and all rights of an insured Party under each of the Fountain Shared Policies, subject to the terms of such Fountain Shared Policies and any limitations or obligations of Fountain contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses which occurred or are alleged to have occurred, in whole or in part, prior to the Fountain Distribution Date by either Party in or in connection with the conduct of the Fountain Business, regardless of whether any suit, claim, action or proceeding is brought before or after the Fountain Distribution Date or, to the extent any claim is made against Fountain or any of its Subsidiaries or the conduct of the Trident Retained Business, and which actual or alleged wrongful acts, occurrences, events, claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence or wrongful act under one or more of such Fountain Shared Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Fountain Shared Policies, or any of them, to Fountain, and (ii) the Fountain Policies.

Section 10.2. Claims Made Tail Policies. The claims made tail policies provided for in this Section 10.2 will provide coverage for any Claim arising from any Wrongful Act occurring, in whole or in part, prior to the Fountain Distribution Date. For purposes of this Section 10.2, “Claim” and “Wrongful Act” shall have the respective meanings given to such terms in the current Trident International Ltd., D&O, Fiduciary and Employment Practices Liability Insurance Policies, as applicable.

(a) Trident shall purchase Directors and Officers Liability Insurance Policies having total limits of $275 million, consisting of $275 million of non-rescindable Side A coverage inclusive and $200 million of Side B coverage and having a policy period incepting on the Fountain Distribution Date, or the expiration date of the current Trident Directors and Officers liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the Fountain Distribution Date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover Trident and Fountain and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Trident Directors and Officers liability insurance program incepting on the Fountain Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors or omissions, post-dating the Fountain Distribution Date. Trident (i) shall provide Fountain with copies of the D&O Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice Fountain.

(b) Trident shall purchase Fiduciary Liability Insurance Policies having total limits of $50 million and having a policy period incepting on the Fountain Distribution Date, or the expiration date of the current Trident fiduciary liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the Fountain Distribution Date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover Trident and Fountain and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Trident fiduciary liability insurance program incepting on the Fountain Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the Fountain Distribution Date. Trident (i) shall provide Fountain with copies of the Fiduciary Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Fountain.

(c) Trident shall purchase Employment Practices Liability Insurance Policies having total limits of $50 million of coverage and having a policy period incepting on the Fountain Distribution Date, or the expiration date of the current Trident Employment Practice liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the Fountain Distribution Date (“EPL Tail Policies”). The premium for the EPL Tail Policies shall be pre-paid for the full six-year term of the EPL Tail Policies. Such EPL Tail Policies shall cover Trident and Fountain and the insured persons thereof and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Trident Employment Practices liability insurance program incepting on the Fountain Distribution Date, except for the policy period, premium and provisions excluding coverage for wrongful acts, errors and omissions, post-dating the Fountain Distribution Date. Trident (i) shall provide Fountain with copies of the EPL Tail Policies within a reasonable time after the Policies are issued and (ii) shall not amend the terms or, nor cancel or permit cancellation of, any such Policies without ninety (90) days prior written notice to Fountain.

(d) To the extent that Trident is unable prior to the Fountain Distribution Date to obtain any of the policies as provided for in paragraphs (a), (b) and (c) of this Section 10.2, then, with respect to suits or claims based on wrongful acts, errors or omissions on or before the Fountain Distribution Date, Trident shall use reasonable best efforts to secure alternative insurance arrangements on the standalone insurance policies for Fountain to provide benefits on terms and conditions (including policy limits) in favor of Fountain and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the policies described in paragraphs (a), (b) and (c) of this Section 10.2. With respect to such alternative insurance arrangements, Trident and Fountain shall be responsible for their own costs under their applicable standalone insurance policies. Trident shall not under any circumstances purchase any such alternative coverage containing an exclusion for suits or claims based on wrongful acts, errors or omissions up to and including the Fountain Distribution Date to the extent such exclusion would preclude coverage for Fountain and/or the insured persons thereof, but would not preclude coverage for Trident and/or the insured persons thereof.

Section 10.3. Occurrence Based Policies.

(a) Notwithstanding anything herein to the contrary, the terms , conditions and procedures set forth in the insurance Policy by and between Trident, Athens NA and Fountain, on the one hand, and White Mountain Insurance Company, on the other, dated as of, or about the Fountain Distribution Date, which describes, among other things, (i) how claims and suits under the Trident Shared Policies will be administered, paid, accounted for, and the level of input each Party will have in claim settlements, (ii) access to Shared Policies claim data, (iii) Large Loss Notification to each Party for which Fountain shall each bear full responsibility to notify Excess carriers of any such losses, (iv) dispute resolution and (v) Umbrella and Excess claims handling, are incorporated hereby by reference. The prior written consent of Patriot not to be unreasonably withheld, conditioned or delayed shall be required for the entry by Fountain into and any modifications or amendments to a Fountain Shared Policy, including the insurance Policy referenced in the immediately preceding sentence.

(b) With respect to all other occurrence based Trident Shared Policies, for suits or claims that are filed or made based upon occurrences that occurred or are alleged to have occurred in whole or in part prior to the Fountain Distribution Date, Trident and Fountain, shall be responsible for bearing the full amount of the deductible and/or any claims, costs and expenses that are not covered under such insurance policies including that portion of any premium adjustments, tax, assessment or similar regulatory surcharges, that relates to claims based on occurrences that predate the Fountain Distribution Date.

Section 10.4. Administration; Other Matters.

(a) Administration. Except as otherwise provided in Section 10.3 hereof, in any Schedule hereto or in any Ancillary Agreement, from and after the Effective Time, (i) Trident shall be responsible for (A) Insurance Administration of the Shared Policies and (B) Claims Administration under such Shared Policies with respect to Trident Retained Liabilities and (ii) Fountain shall be responsible for Claims Administration under such Shared

Policies with respect to Fountain Liabilities; provided that the retention of such responsibilities by Trident is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided further that Trident’s retention of the administrative responsibilities for the Shared Policies shall not relieve the Party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such Party’s authority to settle any such Insured Claim within any period or amount permitted or required by the relevant Policy. Trident may discharge its administrative responsibilities under this Section 10.4 by contracting for the provision of services by independent parties. Each of the applicable Parties shall pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such costs, including defense and out-of-pocket expenses, are not covered under such Policies. Each of the Parties shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies.

(b) Exceeding Policy Limits. Where Fountain Liabilities are specifically covered under a Shared Policy for occurrences, acts or events prior to the Fountain Distribution Date, then Fountain may claim coverage for Insured Claims under such Shared Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 10.2, Section 10.3 or Section 10.4(c) hereof), subject to the terms of this Section 10.4. Except as set forth in this Section 10.4, Trident and Fountain shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Trident or Fountain, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Trident, or Fountain or any defect in such claim or its processing. It is expressly understood that the foregoing shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VIII.

(c) Allocation of Insurance Proceeds. Except as otherwise provided in Section 10.3, Insurance Proceeds received with respect to suits, occurrences, claims, costs and expenses covered under the Shared Policies shall be paid to Trident with respect to Trident Retained Liabilities and to Fountain with respect to Fountain Liabilities. In the event that the aggregate limits on any Shared Policies are exhausted by the payment of Insured Claims by the Parties, each Party agrees to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total insured claim or claims which were covered under such Shared Policy (their “allocable portion of Insurance Proceeds”), and any Party who has received Insurance Proceeds in excess of such Party’s allocable portion of Insurance Proceeds shall pay to the other Party or Parties the appropriate amount so that each Party will have received its allocable portion of Insurance Proceeds. Each of the Parties agrees to use their respective reasonable best efforts to maximize available coverage under those Shared Policies applicable to it for the benefit of all Parties, and to take all reasonable best steps to recover from all other responsible parties (except the Parties) in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(d) Allocation of Aggregate Deductibles. In the event that both Parties have insured claims under any Shared Policy for which an aggregate deductible is payable, the Parties agree that the aggregate amount of the total deductible paid shall be borne by the Parties in the same proportion to which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Shared Policy (their “allocable share of the deductible”), and any Party who has paid more than its allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount such that each Party will only have to bear its allocable share of the deductible.

Section 10.5. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of both of the Parties exist relating to the same occurrence, both Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article X shall be construed to limit or otherwise alter in any way the obligations of the Parties to this Agreement, including those created by this Agreement, by operation of Law or otherwise.

Section 10.6. Cooperation. The Parties agree to use their respective reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

Section 10.7. Certain Matters Relating to Trident’s Organizational Documents. For a period of six (6) years from the Fountain Distribution Date, the Amended and Restated Articles of Association and Amended and Restated Organizational Regulations of Trident shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Articles of Association and Amended and Restated Organizational Regulations of Trident immediately after the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Fountain Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any member of the Trident Group or the Fountain Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, the Ancillary Agreements and the Merger Agreement, including any related annexes, schedules and exhibits, shall, together constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior negotiations, agreements, and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of any Schedule hereto, the Schedule shall control unless specifically provided otherwise in this Agreement. If there is a conflict between any provision of this Agreement and a provision of any Ancillary Agreement or Continuing Arrangement or the Merger Agreement, such Ancillary Agreement or Continuing Arrangement or the Merger Agreement shall control; provided that with respect to any Conveyancing and Assumption Instrument, this Agreement shall control unless specifically stated otherwise in such Conveyancing and Assumption Instrument. Except as expressly set forth in this Agreement, any Ancillary Agreement or the Merger Agreement: (a) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Sharing Agreement; and (b) for the avoidance of doubt, in the event of any conflict between this Agreement, any Ancillary Agreement or the Merger Agreement, on the one hand, and the Tax Sharing Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Sharing Agreement shall control.

Section 11.2. Ancillary Agreements; Merger Agreement. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements or the Merger Agreement.

Section 11.3. Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.4. Survival of Agreements. Except as otherwise contemplated by this Agreement, any Ancillary Agreement or the Merger Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their terms.

Section 11.5. Expenses. Except as otherwise provided (i) in this Agreement, (ii) in any Ancillary Agreement or (iii) in the Merger Agreement, the Parties agree that all out-of-pocket fees and expenses incurred by the Parties, or to be incurred by the Parties and directly related to the Fountain Plan of Separation, the Merger or transactions contemplated hereby or by the Merger Agreement (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as result of the Fountain Plan of Separation) (collectively, “Separation Expenses”) shall (A) to the extent incurred and payable prior to the Fountain Distribution Date be paid by Trident and (B) to the extent any such Separation Expenses arise and are payable by any Party following the Fountain Distribution Date be paid by such Party.

Section 11.6. Notices. All notices, requests, permissions, waivers and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be deemed to have been duly given (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

To Trident:

Tyco International Ltd.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

To Athens NA:

The ADT Corporation

One Town Center Road

Boca Raton, Florida 33486

Attn: General Counsel

Facsimile: (609) 806-2128

To Fountain prior to the Fountain Distribution Date:

Tyco Flow Control International Ltd.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4208

If to Fountain after the Fountain Distribution Date:

Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota

Attn: Angela D. Lageson

Facsimile: (763) 656-5403

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn:  Faiza J. Saeed

          Thomas E. Dunn

Facsimile: (212) 474-3700

and to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Benjamin F. Garmer, III

Facsimile: (414) 297-4900

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.6. Any notice to Trident shall be deemed notice to all members of the Trident Group, any notice to Athens NA shall be deemed notice to all members of the Athens North American R/SB Group and any notice to Fountain shall be deemed notice to all members of the Fountain Group.

Section 11.7. Waivers and Consents. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Parties under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). Notwithstanding the foregoing, no waiver of any provision hereof or consent required or permitted to be given by Fountain under this Agreement or failure of Fountain to require strict performance by any other Party of any provision in this Agreement shall be permitted without the prior written consent of Patriot.

Section 11.8. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by a duly authorized representative of each of the Parties and otherwise in accordance with Section 5.19 of the Merger Agreement.

Section 11.9. Assignment. Except as otherwise provided for in this Agreement, this Agreement is not assignable by any Party without the prior written consent of the other Parties and Patriot, and any attempt to assign this Agreement without such consent shall be void and of no effect; provided that a Party may assign this Agreement in whole in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets; provided that the surviving entity of such merger or the transferee of such Assets shall agree in writing, reasonably satisfactory to the other Parties, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 11.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and each of their respective successors and permitted assigns.

Section 11.11. Certain Termination and Amendment Rights. Notwithstanding any provision hereof, this Agreement may be terminated at any time prior to the Fountain Distribution Date by the mutual consent of the Parties hereto, but only in the event that the Merger Agreement has been terminated pursuant to its terms.

Section 11.12. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other

Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at the Default Interest Rate, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 11.13. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VIII).

Section 11.14. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Fountain Distribution Date.

Section 11.15. Third Party Beneficiaries. Except (i) as provided in Article VIII relating to Indemnitees and for the release under Section 8.1 of any Person provided therein, (ii) as provided in Section 10.2 relating to insured persons and Section 10.7 relating to the directors, officers, employees, fiduciaries or agents provided therein, (iii) for Patriot, who is an intended third-party beneficiary of this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.16. Title and Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties and Patriot only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.17. Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Fountain Group or Trident Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Fountain Group or Trident Group or any of their respective Affiliates.

Section 11.18. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 11.19. Consent to Jurisdiction. Each of the Parties irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement or any Ancillary Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement or any Ancillary Agreement and the rights and obligations arising hereunder or thereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the United States District Court for the Southern District of New York, or, if United States federal jurisdiction is unavailable, in the Supreme Court of the State of New York, New York County. Each of the Parties hereby irrevocably submits and shall cause the members of its Group to submit with regard to any such action or proceeding for itself or for the members of its Group and in respect of its property or the property of the members of its Group, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not and shall cause the members of its Group not to bring any action relating to this Agreement or any of the transactions contemplated by this Agreement or any Ancillary Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, and shall cause the members of its Group to waive and not to assert by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any Ancillary Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.19, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or any Ancillary Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.20. Specific Performance. The Parties understand and agree that (a) the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, (b) the Transactions are a unique business opportunity at a unique time for each of Trident and Patriot and their respective Affiliates, (c) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (d) although monetary damages may be available for the breach of such covenants and agreements such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance and (e) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any of the Ancillary Agreements and to enforce specifically the terms and provisions of this Agreement, with any such remedy to be sought exclusively in the United States District Court for the Southern District of New York, or, if United States federal jurisdiction is unavailable, in the Supreme Court of the State of New York, New York County. Each of the Parties further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.20 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.21. Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.22. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.23. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 11.24. Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.25. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 3.5; Section 7.3; Section 8.2; Section 8.3; Section 8.4; and Section 8.5).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ Edward D. Breen
Name: Edward D. Breen
Title: Chairman and Chief Executive Officer

TYCO FLOW CONTROL INTERNATIONAL, LTD.

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Director

By:	/s/ Andrea Goodrich
Name: Andrea Goodrich
Title: Director

THE ADT CORPORATION

By:	/s/ Naren K. Gursahaney
Name: Naren K. Gursahaney
Title: President

ANNEX F

MERGER AGREEMENT

MERGER AGREEMENT

among

TYCO INTERNATIONAL LTD.,

TYCO FLOW CONTROL INTERNATIONAL LTD.,

PANTHRO ACQUISITION CO.,

PANTHRO MERGER SUB, INC.

and

PENTAIR, INC.

dated as of

March 27, 2012

F-i

F-ii

F-iii

MERGER AGREEMENT

THIS MERGER AGREEMENT, dated as of March 27, 2012 (this “Agreement”), is among Tyco International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland (“Trident”), Tyco Flow Control International Ltd., a corporation limited by shares (Aktiengesellschaft) organized under the laws of Switzerland and presently a direct wholly-owned Subsidiary of Trident (“Fountain”), Panthro Acquisition Co., a Delaware corporation and a direct wholly-owned Subsidiary of Fountain (“AcquisitionCo”), Panthro Merger Sub, Inc., a Minnesota corporation and a direct wholly-owned Subsidiary of AcquisitionCo (“Merger Sub”), and Pentair, Inc., a Minnesota corporation (“Patriot”). Capitalized terms used herein shall have the meanings given to them in Section 9.01 or in the Sections of this Agreement referenced in Section 9.01.

RECITALS

WHEREAS, Trident is engaged in the Fountain Business;

WHEREAS, the Board of Directors of Trident has determined that it is advisable, desirable and in the best interests of Trident and its shareholders to separate the Fountain Business from Trident and to divest the Fountain Business in the manner contemplated hereby and by the Separation Agreement;

WHEREAS, the Parties contemplate that the Fountain Business shall be transferred to Fountain as provided in the Separation Agreement;

WHEREAS, the Parties contemplate that, following the Fountain Transfer, Trident shall consummate the disposition of one hundred percent (100%) of the Fountain Common Stock to its shareholders through a dividend of Fountain Common Stock to Trident shareholders on a pro rata basis (the “Distribution”);

WHEREAS, at the Effective Time, the Parties will effect the merger of Merger Sub with and into Patriot, with Patriot continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Trident has (i) determined that it is advisable, fair to and in the best interests of Trident and its shareholders to enter into this Agreement and to consummate the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions and (iii) resolved, subject to the terms of this Agreement, to recommend that its shareholders grant the Trident Shareholder Approval;

WHEREAS, the Board of Directors of Fountain has (i) determined that it is advisable to enter into this Agreement and to consummate the Transactions and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, (x) Fountain, as a party to this Agreement and the sole stockholder of AcquisitionCo, has approved this Agreement and the Transactions, (y) AcquisitionCo, as a party to this Agreement and the sole stockholder of Merger Sub, has approved this Agreement and (z) the Board of Directors of Merger Sub has determined that it is advisable, fair to and in the best interests of Merger Sub and its sole shareholder to enter into this Agreement and consummate the applicable Transactions, including the Merger, and approved the execution, delivery and performance of this Agreement and the consummation of the applicable Transactions;

WHEREAS, the Board of Directors of Patriot has (i) determined that it is advisable, fair to, and in the best interests of Patriot and its shareholders to enter into this Agreement and to consummate the applicable Transactions, including the Merger, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the applicable Transactions and (iii) resolved, subject to the terms of this Agreement, to recommend to its shareholders approval of the Merger;

WHEREAS, this Agreement shall constitute a plan of merger pursuant to Section 302A.611 of the MBCA;

WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger qualifies as a “reorganization” pursuant to Section 368 of the Code; and

WHEREAS, Trident, Fountain, AcquisitionCo, Merger Sub and Patriot desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Transactions, and also to prescribe certain conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSACTIONS

Section 1.01 The Merger. (a) At the Effective Time and on the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Patriot (the “Merger”) in accordance with the MBCA, whereupon the separate corporate existence of Merger Sub shall cease, and Patriot shall continue as the surviving entity in the Merger (the “Surviving Corporation”) and shall be a wholly-owned, direct Subsidiary of AcquisitionCo and an indirect Subsidiary of Fountain.

(b) As soon as practicable on the Closing Date, the Parties will file articles of merger meeting the requirements of Section 302A.615 of the MBCA (the “Articles of Merger”), with the Secretary of State of the State of Minnesota. The Merger shall become effective at such time as (x) the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota or (y) at such later date or time as is agreed among the Parties in writing and specified in the Articles of Merger in accordance with the relevant provisions of the MBCA (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.02 Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, at 10:00 a.m., local time, on the later of (x) September 28, 2012 and (y) the fifth Business Day following satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article VI (other than those conditions, including the Distribution, that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions), or at such other date, time or place as Trident and Patriot may mutually agree. The date on which the Closing occurs is referred to as the “Closing Date.” At and in anticipation of the Closing, the Parties will cooperate to effectuate the closing steps set forth in Exhibit A on or prior to the Closing, consistent with the timeframe set forth in such Exhibit.

Section 1.03 Plan of Reorganization. This Agreement shall constitute a “plan of reorganization” for the Merger within the meaning of Treasury Regulation Section 1.368-2(g).

Section 1.04 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Articles of Merger and in the applicable provisions of the MBCA.

Section 1.05 Articles of Incorporation and Bylaws. (a) At the Effective Time, the articles of incorporation of Merger Sub, as set forth in Exhibit B, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, except that Article I of Exhibit B is hereby amended as of the Effective Time to read: “The name of the Corporation is ‘Pentair, Inc.’”.

(b) At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(c) At the Effective Time, the articles of association of Fountain shall be substantially in the form attached as Exhibit C, with such changes thereto as may be proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed), and the organizational regulations of Fountain shall be in a form proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Distribution, Trident shall take such actions, as sole shareholder of Fountain and otherwise, as required under the Fountain Organizational Documents and applicable Law to adopt and approve and otherwise effectuate the foregoing, subject to and conditioned on the Closing.

Section 1.06 Directors and Officers. (a) The directors of Patriot immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, the officers of Patriot immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

(b) At the Effective Time, the Board of Directors of Fountain shall be comprised as follows, subject to and conditioned on the Closing and effective as of the Effective Time: (A) up to two persons to be selected by Trident and reasonably acceptable to Patriot and (B) the persons serving on the Board of Directors of Patriot as of the mailing of the Trident Proxy (and, if there shall be any replacement to any of such directors prior to the Effective Time as a result of resignation, removal, death or disability, any such replacement) (the “Surviving Corporation Board Appointees”). Trident shall take such actions, as sole shareholder of Fountain and otherwise, as required under the Fountain Organizational Documents and applicable Law to cause the Board of Directors of Fountain to be so constituted, subject to and conditional upon the Effective Time.

(c) At the Effective Time, the senior management of Fountain shall be comprised of the persons listed in Section 1.06(c) of the Patriot Disclosure Letter in management positions at Fountain as indicated opposite their respective names in such section (the “Management Appointees”). Fountain shall take all action necessary to appoint such persons to the applicable positions so indicated, subject to and conditional upon the Effective Time. If prior to the Effective Time, any Management Appointee is unwilling or unable to serve in such designated management position as a result of illness, death, resignation or any other reason, then a replacement for such person, if any, shall be appointed by Patriot after consulting with Trident.

Section 1.07 Effect on Capital Stock. (a) At the Effective Time, by virtue of the Merger and without any action on the part of Fountain, AcquisitionCo, Merger Sub, Patriot or the holders of any capital stock of Fountain, AcquisitionCo, Merger Sub or Patriot, subject to Section 1.12, each share of Patriot Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Patriot Common Stock not entitled to receive the Merger Consideration pursuant to Section 1.07(b) hereof, shall be converted into the right to receive one fully paid and nonassessable share of Fountain Common Stock. The shares of Fountain Common Stock to be issued upon the conversion of Patriot Common Stock pursuant to this Section 1.07 and cash in lieu of fractional shares of Fountain Common Stock to be paid as contemplated by Section 1.12 are referred to collectively as the “Merger Consideration.” As of the Effective Time, all such shares of Patriot Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and any holder of a certificate representing any such shares of Patriot Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 1.10 and Section 1.13 upon surrender of such certificate, without interest. The issuance of Fountain Common Stock in connection with the Merger is referred to as the “Fountain Stock Issuance.”

(b) Each share of Patriot Common Stock owned by any Subsidiary of Patriot or Fountain shall remain outstanding following the Effective Time, but shall not be entitled to receive the Merger Consideration.

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock, par value $0.162/3 per share, of the Surviving Corporation.

Section 1.08 Patriot Stock Options and Equity-Based Awards. (a) No later than immediately before the Effective Time, Patriot and Fountain shall take such actions as may be required to provide that:

(i) each outstanding Patriot Stock Option, whether vested or unvested, shall be converted at the Effective Time into an option to acquire, on the same terms and conditions as were applicable under such Patriot Stock Option immediately before the Effective Time, a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot Stock Option immediately before the Effective Time at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of Patriot Common Stock otherwise purchasable pursuant to such Patriot Stock Option (each Patriot Stock Option as so adjusted, an “Adjusted Stock Option”); provided, however, that such conversion shall be effected in accordance with Section 424(a) of the Code.

(ii) each outstanding Patriot RSU, whether vested or unvested, shall be converted at the Effective Time into a restricted stock unit, subject to the same terms and conditions as were applicable under such Patriot RSU immediately before the Effective Time, with respect to a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot RSU immediately before the Effective Time (each Patriot RSU as so adjusted, an “Adjusted RSU”);

(iii) each outstanding Patriot Restricted Share shall be converted at the Effective Time into the right to receive a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot Restricted Share immediately before the Effective Time, subject to the same terms and conditions as were applicable under such Patriot Restricted Share immediately before the Effective Time (each Patriot Restricted Share as so adjusted, an “Adjusted Restricted Share”); and

(iv) each outstanding Patriot Other Share-Based Award, whether vested or unvested, shall be converted at the Effective Time into an award with respect to shares of Fountain Common Stock, subject to the same terms and conditions as were applicable under such Patriot Other Share-Based Award immediately before the Effective Time, with respect to a number of shares of Fountain Common Stock equal to the number of shares of Patriot Common Stock subject to such Patriot Other Share-Based Award immediately before the Effective Time (each Patriot Other Share-Based Award as so adjusted, an “Adjusted Other Share-Based Award”).

(b) Patriot and Fountain shall take such actions as may be required to provide that any then-current purchase period under a Patriot Stock Purchase Plan shall continue in effect in accordance with its terms following the Effective Time; provided, that at the end of each such purchase period, with respect to an applicable participant, such participant’s accumulated payroll deduction shall be used to purchase shares of Fountain Common Stock in accordance with the terms of the applicable Patriot Stock Purchase Plan.

(c) Fountain shall take all actions necessary to reserve for issuance, from and after the Effective Time, a sufficient number of shares of Fountain Common Stock for delivery pursuant to the terms set forth in this Section 1.08. At or before the Effective Time, Fountain shall cause to be filed with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the Adjusted Restricted Shares and the shares of Fountain Common Stock subject to Adjusted Stock Options, Adjusted RSUs and Adjusted Other Share-Based Awards and shall use reasonable efforts to maintain the current status of the prospectus contained therein, as well as to comply with any applicable state securities or “blue sky” laws, for so long as such awards remain outstanding.

(d) By approving this Agreement, (i) the Board of Directors of Fountain shall be deemed to have approved and authorized each and every amendment to any of the Fountain Benefit Plans as may be necessary or appropriate to give effect to the provisions of Section 1.08, and (ii) the Board of Directors of Patriot shall be deemed to have approved and authorized each and every amendment to any of the Patriot Benefit Plans, Patriot Stock Options, Patriot RSUs, Patriot Restricted Shares and Patriot Other Share-Based Awards as may be necessary or appropriate to give effect to the provisions of Section  1.08.

Section 1.09 Exchange of Certificates. Prior to the Closing, Patriot shall select a bank or trust company reasonably acceptable to Trident as exchange agent (the “Exchange Agent”). In connection with the foregoing, Trident, Fountain, Merger Sub and, as necessary, AcquisitionCo, shall enter into an exchange and nominee agreement with the Exchange Agent, in a form reasonably acceptable to Patriot, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 1.09 and Section 1.10. Prior to or at the Effective Time, Fountain shall deposit with the Exchange Agent, for the benefit of the holders of shares of Patriot Common Stock, for exchange in accordance with this Article I through the Exchange Agent, evidence in book-entry form representing the shares of Fountain Common Stock issuable pursuant to this Article I in exchange for outstanding shares of Patriot Common Stock. For the purposes of such deposit, Fountain shall assume that there shall not be any fractional shares of Fountain Common Stock. Fountain shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed or as reasonably requested by Patriot, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.12 and cash sufficient to pay any dividends and other distributions pursuant to Section 1.13. All evidence in book-entry form of Fountain Common Stock including cash in lieu of fractional shares of Fountain Common Stock to be paid pursuant to Section 1.12 and the amount of any dividends or other distributions payable with respect to the Patriot Common Stock pursuant to Section 1.13 are hereinafter referred to as the “Exchange Fund.” Following the Effective Time, the Exchange Agent shall, subject to the terms of the exchange agent and nominee agreement entered into with Trident, Fountain, Merger Sub and, as necessary, AcquisitionCo, deliver the Fountain Common Stock to be issued pursuant to this Article I out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

Section 1.10 Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, Fountain shall cause the Exchange Agent to mail to any holder of record of outstanding shares of Patriot Common Stock whose shares of Patriot Common Stock were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.07(a): (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any shares of Patriot Common Stock for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed and with such other documents as may reasonably be required by the Exchange Agent, the holder of such shares of Patriot Common Stock shall be entitled to receive in exchange therefor: (i) that number of whole shares of Fountain Common Stock (after taking into account all shares of Patriot Common Stock exchanged by such holder), which shall be in uncertificated book-entry form, that such holder has the right to receive pursuant to the provisions of this Article I, (ii) payment by cash or check in lieu of fractional shares of Fountain Common Stock which such holder is entitled to receive pursuant to Section 1.12 and (iii) any dividends or other distributions payable pursuant to Section 1.13. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable shares of Patriot Common Stock is registered, it shall be a condition to the registration thereof that the applicable shares of Patriot Common Stock to be exchanged be in proper form for transfer and that the person requesting such delivery of the applicable portion of the Merger Consideration pay any and all transfer and other similar Taxes required to be paid as a result of such registration in the name of a Person other than the registered holder of such shares of Patriot Common Stock or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until exchanged as contemplated by this Section 1.10, any shares of Patriot Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the applicable portion of the Merger Consideration as contemplated by this Section 1.10 and any amounts to be paid pursuant to Section 1.12 and/or Section 1.13. No interest shall be paid or accrue on the Merger Consideration or any cash payable upon exchange of any shares of Patriot Common Stock.

Section 1.11 No Further Ownership Rights in Patriot Common Stock. The portion of the Merger Consideration issued (and paid) and any cash paid in accordance with the terms of this Article I upon conversion of any shares of Patriot Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Patriot Common Stock. At the Effective Time, the stock transfer books of Patriot shall be closed with respect to the shares of Patriot Common Stock that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Patriot Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates or book-entry shares formerly representing shares of Patriot Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I.

Section 1.12 No Fractional Shares. (a) No certificates or scrip representing fractional shares of Fountain Common Stock or book-entry credit of the same shall be issued upon the conversion of shares of Patriot Common Stock pursuant to Section 1.07(a), no dividends or other distributions of Fountain shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Fountain Common Stock. For purposes of this Section 1.12, all fractional shares to which a single record holder would be entitled shall be aggregated, and calculations shall be rounded to three decimal places.

(b) Fractional shares of Fountain Common Stock that would otherwise be allocable to any former holders of shares of Patriot Common Stock in the Merger shall be aggregated, and no holder of shares of Patriot Common Stock shall receive cash equal to or greater than the value of one full share of Fountain Common Stock. The Exchange Agent shall cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by Fountain, and in no case later than 30 Business Days after the Effective Time. The Exchange Agent shall make available the net proceeds thereof, after deducting any required brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of shares of Patriot Common Stock entitled to receive such cash. Payment of cash in lieu of fractional shares of Fountain Common Stock shall be made solely for the purpose of avoiding the expense and inconvenience to Fountain of issuing fractional shares of Fountain Common Stock and shall not represent separately bargained-for consideration.

Section 1.13 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Fountain Common Stock with a record date after the Effective Time shall be paid to the holder of any unexchanged shares of Patriot Common Stock with respect to the shares of Fountain Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.12, until, in each case, the exchange of such shares of Patriot Common Stock in accordance with this Article I. Subject to applicable Law, following the exchange of any such shares of Patriot Common Stock, there shall be paid to the record holder of whole shares of Fountain Common Stock issued in exchange therefor, without interest, (a) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Fountain Common Stock to which such holder is entitled pursuant to Section 1.12 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Fountain Common Stock and (b) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of Fountain Common Stock. In no event shall the Exchange Agent have the right to vote any shares of Fountain Common Stock held by the Exchange Agent.

Section 1.14 Withholding Rights. Fountain, Patriot, the Surviving Corporation or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made. Fountain, Patriot, the Surviving Corporation or the Exchange Agent, as the case may be, shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Governmental Authority within the period required under applicable Law.

Section 1.15 Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of shares of Patriot Common Stock for 180 calendar days after the Effective Time shall be delivered to Fountain upon demand, and any holders of shares of Patriot Common Stock who have not theretofore complied with this Article I shall thereafter look only to Fountain for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Fountain Common Stock pursuant to Section 1.12 and any dividends or distributions pursuant to Section 1.13.

Section 1.16 No Liability. None of the Parties or the Exchange Agent shall be liable to any Person in respect of any shares of Patriot Common Stock or Fountain Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TRIDENT

For all purposes of this Article II, for the avoidance of doubt, Fountain and each other member of the Fountain Group shall be a Subsidiary of Trident immediately prior to the Effective Time (without giving effect to the Distribution). Trident hereby represents and warrants to Patriot that, except (i) as set forth in the applicable section (or another section to the extent provided in Section 8.14) of the Trident Disclosure Letter or (ii) to the extent disclosed or identified in any report, schedule, form or other document filed with, or furnished to, the SEC by Trident and publicly available prior to the date of this Agreement and after September 26, 2009, or in the Draft Form 10, to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

Section 2.01 Due Organization, Good Standing and Corporate Power. (a)Trident is a corporation limited by shares (Aktiengesellschaft) that is duly organized and validly existing under the Laws of Switzerland with its legal seat in the Canton of Schaffhausen, Switzerland. Fountain is a corporation limited by shares (Aktiengesellschaft) that is duly organized and validly existing under the Laws of Switzerland with its legal seat in the Canton of Schaffhausen, Switzerland. Each Fountain Sub is a corporation or other entity duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. AcquisitionCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Minnesota. Trident and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their respective properties, rights and Assets that shall be contributed to the Fountain Group pursuant to the Separation Agreement or any Ancillary Agreement and to carry on the Fountain Business as it is now being conducted. Trident and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent such concept is recognized in the applicable jurisdiction) in each jurisdiction in which the properties, rights or Assets owned, leased or operated by the Fountain Business that shall be contributed to the Fountain Group pursuant to the Separation Agreement or any Ancillary Agreement or the nature of the Fountain Business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

(b) Section 2.01(b) of the Trident Disclosure Letter sets forth, as of the date hereof, a list of the Fountain Subs and their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock of, or other equity interests in, each Fountain Sub are duly authorized, validly issued, fully paid and nonassessable and will be, as of the Separation, owned directly or indirectly by Fountain, free and clear of all Security Interests other than restrictions under the Securities Act or imposed by applicable Law. Trident has delivered or made available to Patriot, prior to the execution of this Agreement, true and complete copies of the Trident Organizational Documents and the Fountain Organizational Documents.

Section 2.02 Authorization of Agreement. (a) The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of Trident, Fountain, AcquisitionCo and Merger Sub, as applicable, and the consummation by each of them of the Transactions, have been duly authorized and approved by their respective Boards of Directors and this Agreement has been approved and adopted by (i) Fountain as the sole shareholder of AcquisitionCo and (ii) AcquisitionCo as the sole shareholder of Merger Sub. No other corporate or shareholder action on the part of Trident, Fountain, AcquisitionCo or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions, except for the (x) approval of the Distribution and any related resolutions necessary to effect the Distribution by shareholders of Trident holding a majority of the votes entitled to be cast (the “Trident Shareholder Approval”), (y) appointment by Trident, as sole shareholder of Fountain, of the Surviving Corporation Board Appointees effective as of the Effective Time, subject to and in accordance with Section 1.06(b) and (z) authorization of an increase in the share capital of Fountain such that Fountain will have sufficient issued and paid up share capital, including a sufficient number of shares, to effect the Distribution and the Merger and to have such amount of additional treasury shares as may be proposed by Patriot and approved by Trident (such approval not to be unreasonably withheld, conditioned or delayed), which authorization shall be undertaken prior to the Distribution pursuant to Section 3.7 of the Separation Agreement. The Board of Directors of Trident has resolved to recommend, subject to the terms of this Agreement, that the Trident Shareholders approve the Distribution (the “Trident Recommendation”), and such resolutions have not been rescinded, modified or withdrawn prior to the date hereof.

(b) This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which each is a party, when executed, shall be, duly executed and delivered by each of Trident, Fountain, AcquisitionCo and Merger Sub, as applicable, and, to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of each of Trident, Fountain, AcquisitionCo and Merger Sub enforceable against each of Trident, Fountain, AcquisitionCo and Merger Sub, as applicable, in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 2.03 Capital Structure. (a) On the date of this Agreement, Fountain has issued and paid up share capital of CHF 60,000,000 divided into 120,000,000 registered shares of CHF 0.50 nominal value. In addition to the issued and paid up share capital, on the date of this Agreement, there existed (i) an authorized share capital of CHF 30,000,000, divided into 60,000,000 registered shares of CHF 0.50 nominal value each, allowing Fountain’s Board of Directors to issue additional registered shares without approval of Fountain’s shareholders, (ii) a conditional capital of CHF 6,000,000 divided into 12,000,000 registered shares of CHF 0.50 nominal value each in connection with bonds, notes or similar instruments, issued or to be issued by Fountain or by direct or indirect Subsidiaries of Fountain, including convertible debt instruments and (iii) a conditional capital of CHF 6,000,000 divided into 12,000,000 registered shares of CHF 0.50 nominal value each in connection with the exercise of option rights granted to any employee of Fountain or a direct or indirect Subsidiary of Fountain, and any consultant, member of the Board of Directors of Fountain or other Person providing services to Fountain or a direct or indirect Subsidiary of Fountain. All of the issued and outstanding shares of Fountain Common Stock are, and all such shares of Fountain Common Stock that may be issued prior to the Effective Time as contemplated by this Agreement and the Separation Agreement shall be when issued, duly authorized and validly issued, fully paid in and nonassessable and not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right. After giving effect to the Distribution and immediately prior to the Effective Time, Fountain shall have the amount of issued and paid up share capital, including the number of shares, as required pursuant to Section 3.7 of the Separation Agreement.

(b) On the date of this Agreement and immediately prior to the Distribution, all the outstanding shares of Fountain Common Stock are and shall be owned, directly or indirectly, by Trident, free and clear of all Security Interests other than restrictions under the Securities Act or otherwise imposed by applicable Law. Immediately following the Distribution, (i) there shall be outstanding a number of shares of Fountain Common Stock determined in accordance with this Agreement and the Separation Agreement, (ii) no shares of Fountain Common Stock shall be held in Fountain’s treasury or by any Fountain Sub and (iii) no bonds, debentures, notes or other indebtedness of Fountain or any Fountain Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Fountain Common Stock or the holders of capital stock of any Fountain Sub may vote shall be outstanding.

(c) Except as contemplated by this Agreement, the Separation Agreement or the Fountain Organizational Documents, (i) there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Fountain Common Stock or other nominal interests in Fountain or any of its Subsidiaries which relate to Fountain (collectively, “Fountain Equity Interests”) pursuant to which Fountain or any of its Subsidiaries is or may become obligated to issue Fountain Equity Interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Fountain Equity Interests and (ii) there are no outstanding obligations of Fountain to repurchase, redeem or otherwise acquire any outstanding Fountain Equity Interests.

(d) Except as provided by the Separation Agreement, the Tax Sharing Agreement or the Fountain Organizational Documents, there are no voting trusts or other agreements or understandings to which Fountain or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of Fountain or any of its Subsidiaries.

(e) The authorized capital stock of AcquisitionCo consists of 1,000 shares of common stock, par value $0.01 per share (the “AcquisitionCo Common Stock”). As of the date of this Agreement, there are 100 shares of AcquisitionCo Common Stock issued and outstanding, all of which are, and will be immediately prior to the Effective Time, directly owned by Fountain. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, there are 100 shares of Merger Sub Common Stock issued and outstanding, all of which are, and will be immediately prior to the Effective Time, directly owned by AcquisitionCo. Neither AcquisitionCo nor Merger Sub has outstanding any option, warrant, right or any obligation or other agreement pursuant to which any person other than AcquisitionCo or Fountain, as applicable, may acquire directly or indirectly any equity security of AcquisitionCo or Merger Sub. Neither AcquisitionCo nor Merger Sub has conducted any business prior to the date hereof and neither has, or prior to the Effective Time will have, Assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. AcquisitionCo and Merger Sub were formed solely for the purpose of engaging in the Transactions.

(f) As of the Effective Time, Fountain and the Fountain Group will not have any indebtedness for borrowed money (which, for the avoidance of doubt, shall not be deemed to include capital leases) (other than intercompany indebtedness for borrowed money solely among members of the Fountain Group) or be subject to guarantee obligations to any third parties in respect of borrowed money, in each case other than pursuant to the Financing.

Section 2.04 Consents and Approvals; No Violations.

(a) Non-Contravention. The execution and delivery of this Agreement by each of Trident, Fountain, AcquisitionCo and Merger Sub, the execution and delivery of the Separation Agreement by each of Trident and Fountain and the execution of each Ancillary Agreement by Trident and any of its Subsidiaries contemplated to be a party thereto does not or will not (as applicable), and the consummation of the Transactions by each of Trident, Fountain, AcquisitionCo and Merger Sub (assuming receipt of the Trident Shareholder Approval) will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Organizational Documents of Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement, (ii) subject to obtaining the Trident Regulatory Approvals, violate or conflict with any Laws or Orders applicable to Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement or any of their respective Assets, rights or properties or (iii) violate, conflict with or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, loss of a benefit under or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation under, or result in the creation of any Security Interest upon any of the properties, rights or Assets of Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement pursuant to any provisions of, any Permit or Contract (including the Fountain Material Contracts) to which Trident, Fountain, AcquisitionCo or Merger Sub or any of Trident’s Subsidiaries contemplated to be a party to any Ancillary Agreement is now a party or by which they or any of their Assets, rights or properties may be bound or have any rights under, or trigger any buy-sell or similar agreements, except, in the case of clauses (ii) and (iii) above for any breach, violation, termination, loss, default, acceleration, change, conflict, triggering of obligation or Security Interest that would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

(b) Statutory Approvals. Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other applicable Antitrust Laws, (iii) the rules and regulations of the NYSE, (iv) any applicable state securities or blue sky Laws, (v) the filing requirements in connection with the Merger under the MBCA and (vi) the filing and registration of the capital increase regarding the shares of Fountain Common Stock with the register of commerce in Schaffhausen, Switzerland and the issuance of the shares of Fountain Common Stock in uncertificated book-entry form (collectively, the “Trident Regulatory Approvals”) and subject to the accuracy of the representations and warranties of Patriot in Section 3.04(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Agreements by Trident, Fountain, AcquisitionCo or Merger Sub, the performance by each of Trident, Fountain, AcquisitionCo and Merger Sub of its obligations hereunder or the consummation of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE (it being understood that references in this Agreement to “obtaining” such Trident Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such final authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 2.05 Reports; Financial Information; Absence of Changes. (a) As of the date of this Agreement, neither Fountain nor any of its Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) Section 2.05(b) of the Trident Disclosure Letter sets forth the draft registration statement on Form 10 of Fountain substantially in the form that such statement would have been filed with the SEC had the Merger not been contemplated in accordance with this Agreement (the “Draft Form 10”). As of its draft date, the sections of the Draft Form 10 entitled “Risk Factors,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and, other than with respect to any information or discussion regarding the Other Transaction Agreements, “Certain Relationships and Related Party Transactions” do not, solely with respect to the Fountain Business, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Trident has previously made available to Patriot:

(i) the audited combined balance sheets of the Fountain Business as of September 24, 2010 and September 30, 2011, and the related audited combined statements of income, cash flows and equity for the fiscal years ended September 25, 2009, September 24, 2010 and September 30, 2011, including the notes thereto (collectively, the “Audited Financial Statements”); and

(ii) the unaudited interim combined balance sheet of the Fountain Business at December 24, 2010 and December 30, 2011 and the related unaudited interim combined statements of income, cash flows and equity for the three months ended December 24, 2010 and December 30, 2011 (collectively, the “Interim Financial Statements” and, together with the Subsequent Interim Financial Information and the Audited Financial Statements, the “Fountain Financial Statements”).

(d) The Fountain Financial Statements present fairly (or, in the case of the Subsequent Interim Financial Information, will present fairly) in all material respects the financial position of the Fountain Business as of the dates thereof, and the results of operations and cash flows, changes in equity or other information included therein for the periods or as of the dates then ended, in each case except as otherwise noted therein (except, in the case of unaudited statements, as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act). The Fountain Financial Statements have been (or, in the case of the Subsequent Interim Financial Information, will be) prepared in accordance with GAAP, consistently applied throughout the periods covered (except with respect to the Interim Financial Statements and the Subsequent Interim Financial Statements as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act).

(e) (i) Trident has established, and Trident and Fountain maintain, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), that satisfy the requirements of Rule 13a-15 under the Exchange Act with respect to Persons subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Trident’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information disclosed by Trident in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Trident’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to such filings. Trident is and has been since September 24, 2010, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made with respect to Trident and its Subsidiaries. Trident’s internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Fountain Financial Statements in accordance with GAAP. Trident’s management has completed an assessment of the effectiveness of Trident’s internal control over financial reporting for the year ended September 30, 2011 that satisfies the requirements of Section 404 of the Sarbanes-Oxley Act with respect to Persons subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and such assessment concluded that such controls were effective.

(ii) Trident has disclosed, based on its most recent evaluation, to Trident’s auditors and the audit committee of the Board of Directors of Trident (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Trident’s or Fountain’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Trident’s or Fountain’s internal control over financial reporting.

(iii) Since September 24, 2010, to the Knowledge of Trident, (A) none of Trident, Fountain or any of their respective Subsidiaries or any director, officer, employee, auditor, accountant or similar representative of Trident, Fountain or any of their respective Subsidiaries, has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Fountain or any Fountain Sub or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fountain or any Fountain Sub has engaged in improper accounting or auditing practices, and (B) no attorney representing Trident, Fountain or any of their respective Subsidiaries, whether or not employed by Trident, Fountain or any of their respective Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Fountain or any Fountain Sub or their respective officers, directors, employees or agents to the Board of Directors of Trident or Fountain or any committee thereof or to any director or officer of Trident or Fountain.

(f) Since September 30, 2011 to the date hereof, (i) except as specifically contemplated by this Agreement or the Separation Agreement, the Fountain Business has been conducted in all material respects in the ordinary course of business consistent with past practices and (ii) there has not occurred a Fountain Business MAE.

(g) Except for matters included in the audited combined balance sheet included in the Audited Financial Statements of the Fountain Business as of September 30, 2011 (including the notes thereto), neither Trident nor any of its Subsidiaries have any liabilities or obligations of any nature that would be Fountain Liabilities and that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a combined balance sheet of the Fountain Business or in the notes thereto, except for liabilities and obligations that (i) were incurred since September 30, 2011 and in the ordinary course of business, (ii) are incurred in connection with the Transactions, (iii) are included in the unaudited interim balance sheet included in the Interim Financial Statements of the Fountain Business (including the notes thereto) as of December 30, 2011 or (iv) would not, individually or in the aggregate, reasonably be expected to have a Fountain Business MAE.

Section 2.06 Information to be Supplied. None of the information supplied or to be supplied by Trident, Fountain, AcquisitionCo or Merger Sub specifically for inclusion or incorporation by reference in the Trident Filings or the Proxy Statement/Prospectus to be filed with the SEC shall, on the date of its filing or, in the case of the Form S-4 or the Form 10, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Proxy Statement/Prospectus is mailed to the Patriot shareholders or the Trident Proxy is mailed to Trident shareholders, as applicable, at the time of the Patriot Shareholder Meeting or the Trident Shareholder Meeting, as applicable, and on the Fountain Distribution Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that with respect to projected financial information provided by or on behalf of Trident (if any), Trident represents only that such information was prepared in good faith by management of Trident on the basis of assumptions believed by such management to be reasonable as of the time made. The Trident Filings will comply as to form in all material respects with the requirements of the Exchange Act or Securities Act, as applicable, except that no representation or warranty is made by Trident with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Patriot for inclusion or incorporation by reference therein.

Section 2.07 Litigation. There is no pending Action and to the Knowledge of Trident, no Person has threatened to commence any Action, including any cease and desist letters or invitations to take a patent license, against Trident or any of its Subsidiaries or any of the Assets, rights or properties owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. None of Trident or any of its Subsidiaries, or their respective Assets, rights or properties, is subject to any Order that would reasonably be expected to apply to the Fountain Business or to Fountain or any of its Subsidiaries (or any of their respective Assets, rights or properties) following the Closing, in each case which would reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

Section 2.08 Compliance with Laws; Permits. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, the Fountain Business is conducted, and since September 26, 2009 has been conducted, in compliance with all applicable Laws and Orders. Since September 26, 2009, neither Trident nor any Subsidiary of Trident has received any written notice or, to the Knowledge of Trident, other communication from any Governmental Authority regarding any actual or possible violation (as yet unremedied) of, or failure of the Fountain Business to comply with, any Law or Order, except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. Notwithstanding anything contained in this Section 2.08(a), no representation or warranty shall be deemed to be made in this Section 2.08(a) in respect of Tax, employee benefits, labor, intellectual property or environmental matters.

(b) As of the date hereof, Trident and its Subsidiaries are, and, as of the Fountain Distribution Date and the Effective Time, Fountain and its Subsidiaries will be, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Authority, and all rights under any Contract with any Governmental Authority, necessary for the conduct of the Fountain Business as such business is currently being conducted (the “Fountain Permits”), except where the failure to have any of the Fountain Permits would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. As of the date hereof, all Fountain Permits are, and as of the Fountain Distribution Date and Effective Time all Fountain Permits of Fountain and its Subsidiaries will be, valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. As of the date hereof, Trident is, and each of its Subsidiaries is, and the Fountain Business as being conducted is, and, as of the Fountain Distribution Date and the Effective Time, Fountain and each of its Subsidiaries will be, and the Fountain Business will be conducted, in compliance in all respects with the terms and requirements of such Fountain Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE. Notwithstanding anything to the contrary in this Section 2.08(b), no representation or warranty shall be deemed to be made in this Section 2.08(b) in respect of environmental matters.

Section 2.09 Contracts. (a) Except for this Agreement and the Other Transaction Agreements, neither Trident, nor any of its Assets, rights, properties or Subsidiaries, as of the date hereof, is a party to or bound by:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) as such term would be applied to the Fountain Business as if a separate entity which was subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act;

(ii) any non-competition Contract or other Contract that is related to the Fountain Business and purports to limit in any material respect either the type of business in which Trident or any of its Subsidiaries and, for the avoidance of doubt, following the Fountain Distribution Date and Effective Time, Fountain or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains any material exclusivity or non-solicitation provisions;

(iii) any Contract that limits or otherwise restricts the ability of Fountain or any of its Subsidiaries to pay dividends or make distributions to its shareholders;

(iv) any material partnership, joint venture or similar Contract relating to the Fountain Business;

(v) any Contract, or series of related Contracts, under which Fountain or any Fountain Sub is or may be liable for indebtedness for borrowed money (which, for the avoidance of doubt, shall not be deemed to include any capital leases) in excess of $25 million, individually or in the aggregate, excluding Contracts relating to indebtedness for borrowed money owed to any member of the Trident Group that will be terminated prior to the Effective Time; or

(vi) any Contract that relates to a material collective bargaining or similar labor Contract which covers any employees of Trident or its Affiliates engaged in work related to the Fountain Business, including any Fountain Employees.

(b) All Contracts of the type described in this Section 2.09 and any other such Contracts that may be entered into by Trident or any Subsidiary of Trident after the date hereof and prior to the Effective Time in accordance with Section 4.01 are referred to herein as “Fountain Material Contracts.” As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all Fountain Material Contracts existing as of the date of this Agreement have been provided to Patriot.

(c) Each Fountain Material Contract is a legal, valid and binding obligation of, and enforceable against, Trident or any Subsidiary of Trident that is a party thereto, and, to the Knowledge of Trident, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (ii) such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

(d) Trident and each of its Subsidiaries which is a party to any Fountain Material Contract is, and, as of the Fountain Distribution Date and the Effective Time, Fountain and each Fountain Sub which is a party to any Fountain Material Contract will be, in compliance with all terms and requirements of each Fountain Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by Trident or any of its Subsidiaries or Fountain or any of its Subsidiaries (as the case may be) under any such Fountain Material Contract and, to the Knowledge of Trident, no other party to any Fountain Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Fountain Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

Section 2.10 Employees and Employee Benefits; Labor. (a) Section 2.10(a) of the Trident Disclosure Letter lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, fringe benefit (whether or not taxable), or employee loans, that are sponsored, maintained or contributed to by Trident or any trade or business, whether or not incorporated, that together with Trident would be deemed a single employer under Section 4001(b) of ERISA (a “Trident ERISA Affiliate”) for the benefit of any Fountain Employee (the “Fountain Benefit Plans”).

(b) With respect to each Fountain Benefit Plan, Trident has made available to Patriot copies of each of the following documents listed on Section 2.10(a) of the Trident Disclosure Letter: (i) the Fountain Benefit Plans (including all amendments thereto), (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA and (iv) the most recent determination letter received from the IRS with respect to each Fountain Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, each Fountain Benefit Plan has been established, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and each of

Trident and its Subsidiaries and any Trident ERISA Affiliate has performed all material obligations required to be performed by it in connection with the Fountain Benefit Plans. Each Fountain Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification.

(d) None of the execution and delivery of this Agreement, the Distribution, the consummation of Merger nor any other transaction contemplated herein will (i) entitle any Fountain Employee to severance, retention or change in control pay, tax gross-up, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity or any other benefit due any Fountain Employee or such former employee.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, (i) there are no pending or, to the Knowledge of Trident, threatened actions, suits or claims against, by or on behalf of, or any liens filed against or with respect to, any of the Fountain Benefit Plans or otherwise involving any Fountain Benefit Plan and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies are pending, or to the Knowledge of Trident, threatened.

(f) Solely with respect to the Fountain Employees: (i) neither Trident nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of such employees, nor is any such Contract presently being negotiated, (ii) to the Knowledge of Trident or any of its Subsidiaries, no campaigns are being conducted to solicit cards from any of such employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years, (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other material labor controversy is in effect or, to the Knowledge of Trident or any of its Subsidiaries, threatened, and neither Trident nor any of its Subsidiaries has experienced any such labor controversy within the past three years, (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of Trident or any of its Subsidiaries, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, (v) no grievance or arbitration proceeding is pending or, to the Knowledge of Trident or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Fountain Business MAE, (vi) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of such employees is pending or, to the Knowledge of Trident or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Fountain Business MAE, (vii) neither Trident nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices and (viii) Trident and each of its Subsidiaries is in compliance with all applicable Laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of such employees as exempt from overtime compensation requirements, the proper classification of individuals as contractors or consultants, and any obligations pursuant to the WARN Act, except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE.

(g) Neither Fountain nor any Fountain Sub is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in respect of the Transactions contemplated herein.

Section 2.11 Title to Fountain Assets; Sufficiency of Assets. (a) As of immediately prior to the Effective Time after giving effect to the terms of the Separation Agreement, the Tax Sharing Agreement and the License Agreements (as defined in the Separation Agreement) the Fountain Group will have, in all material respects, good, valid and marketable title to, or valid leasehold interests in or valid right to use, all Fountain Assets, in each case as such Fountain Assets are currently being used, free and clear of all Security Interests, other than Permitted Encumbrances.

(b) The Assets, properties and rights of Fountain and the Fountain Subs (as applicable) as of the Effective Time, together with the licenses, services and other rights to be made available pursuant to this Agreement and the Other Transaction Agreements will be sufficient to permit Fountain and the Fountain Subs to operate the Fountain Business independent from Trident and its Subsidiaries immediately following the Effective Time (i) in all material respects in compliance with all applicable Laws and Orders and (ii) in a manner consistent in all material respects with the operation of the Fountain Business on the date hereof and immediately prior to the Effective Time.

Section 2.12 Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, as it relates to the Fountain Business:

(i) (A) Since September 26, 2009, Trident has not received any written request for information pursuant to Environmental Law or any written notice alleging that Trident is in violation of, or has any liability under, any Environmental Law; (B) there are no pending Actions and, to the Knowledge of Trident, no Person has threatened to commence any Action (including any Action relating to cleanup or other remedial activities, natural resource damages, property damages, personal injury, penalties, contribution, indemnification or injunctive relief) against Trident or any of its Subsidiaries, under or pursuant to any Environmental Law or relating to Hazardous Materials; and (C) to the Knowledge of Trident, there are no facts, events or circumstances that would reasonably be expected to result in any such notice or Action;

(ii) Trident and its Subsidiaries are in compliance with all, and have not violated any, applicable Environmental Laws and, to the Knowledge of Trident, there are no facts, events, circumstances or changes in legal requirements that would reasonably be expected to prevent the Fountain Business from complying with applicable Environmental Laws;

(iii) Trident and its Subsidiaries have obtained and are in compliance with, and, as of the Fountain Distribution Date and the Effective Time, Fountain and its Subsidiaries will be in possession of and will have been operated in compliance with, all permits, licenses and approvals required under Environmental Law for the conduct of the Fountain Business and the operation of the facilities of the Fountain Business as presently conducted or operated (“Environmental Permits”), all such Environmental Permits are valid and in full force and effect and are held for the operations of the Fountain Business, and, to the Knowledge of Trident, there is no reasonable basis for any such Environmental Permits to be revoked, modified, terminated or not renewed;

(iv) to the Knowledge of Trident, compliance of the operations of the Fountain Business with applicable Environmental Laws will not require the Fountain Business to incur costs in any fiscal year, including the costs of pollution control equipment, beyond those currently budgeted for the fiscal year ending September 28, 2012;

(v) to the Knowledge of Trident, there has been no Release of, alleged Release of, or exposure or alleged exposure to, Hazardous Materials at any real property currently or formerly owned, leased, or operated by Trident or any of its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that would reasonably be expected to result in Liability to Trident or any of its Subsidiaries under any Environmental Law or would otherwise interfere with operations of Trident or any of its Subsidiaries as currently conducted;

(vi) neither Trident nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law; and

(vii) to the Knowledge of Trident, neither Trident nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations under Environmental Law or relating to Hazardous Materials that could reasonably be expected to adversely affect the Fountain Business.

(b) The representations and warranties set forth in this Section 2.12 and in Section 2.04, Section 2.05, Section 2.06, Section 2.09, Section 2.11, Section 2.13 and Section 2.16 are Trident’s sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials.

Section 2.13 Additional Asbestos Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, as it relates to the Fountain Business:

(a) there are no pending Actions and, to the Knowledge of Trident, no Person has threatened to commence any Action against Trident or any of its Subsidiaries alleging exposure to asbestos or asbestos-containing products or materials and, to the Knowledge of Trident, there are no facts, events or circumstances that would reasonably be expected to result in any such Action; and

(b) to the Knowledge of Trident, neither Trident nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations relating to asbestos or Actions alleging exposure to asbestos.

Section 2.14 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE:

(a) each of Fountain and its Subsidiaries has timely filed all Tax Returns that it was required to file with respect to the Fountain Business and the Fountain Assets, and such Tax Returns are complete and correct in all respects to the extent they relate to the Fountain Business or the Fountain Assets;

(b) each of Fountain and its Subsidiaries has paid all Taxes due and payable with respect to the Fountain Business and the Fountain Assets, whether or not shown on such Tax Returns, and in the case of Taxes not yet due and payable, has made adequate provision for such Taxes on the Fountain Financial Statements in accordance with GAAP;

(c) there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of Fountain or any of its Subsidiaries with respect to the Fountain Business or the Fountain Assets either within Trident’s Knowledge or claimed, pending or raised by a Governmental Authority in writing;

(d) no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to the Fountain Business and the Fountain Assets;

(e) neither Fountain nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Transactions) that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement;

(f) neither Trident (with respect to the Fountain Business and the Fountain Assets) nor Fountain has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(g) at the Effective Time, Fountain will not be and will not have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(h) neither Trident nor Fountain has filed, granted or entered into any written extension or waiver of the statute of limitations or the period of assessment or collection of any Taxes relating to the Fountain Business or the Fountain Assets or any written power of attorney with respect to any such Taxes;

(i) neither Fountain nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement;

(j) neither Fountain nor any of its Subsidiaries is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which Trident or any current or former Affiliate of Trident is or was the common parent corporation) or has any potential liability for Taxes of another Person (other than Fountain or any Fountain Sub) under Treasury Regulation Section 1.1502-6; and

(k) neither Trident nor any of its Subsidiaries has taken any action or has Knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

The representations and warranties set forth in this Section 2.14, Section 2.10 and Section 5.10(f) are Trident’s, Fountain’s, AcquisitionCo’s and Merger Sub’s sole representations and warranties relating to Tax matters, liabilities, or obligations or compliance with Laws relating thereto.

Section 2.15 Intellectual Property Related to the Fountain Business. Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, to the Knowledge of Trident: (a) the Fountain Business as currently conducted by Trident and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party and (b) no third party is infringing, misappropriating or violating any Intellectual Property Rights used in the Fountain Business and owned by Trident or its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, Trident or its Subsidiaries exclusively own, and as of immediately prior to the Effective Time after giving effect to the terms of the Separation Agreement and the License Agreements (as defined in the Separation Agreement), Fountain or the Fountain Subs (as applicable) will exclusively own, free of all Security Interests or adverse rights or interests of third parties, their material proprietary Intellectual Property Rights relating to the Fountain Business (“Fountain Business IP”). All applications and registrations for Fountain Business IP that are owned by Trident or its Subsidiaries are subsisting and unexpired and, to Trident’s Knowledge, valid and enforceable. Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, Trident and its Subsidiaries take all reasonable steps to maintain and protect the Fountain Business IP and the security, contents and operation of their material software and systems, and to Trident’s Knowledge, there have been no material violations of same within the last two years.

Section 2.16 Insurance. Section 2.16 of the Trident Disclosure Letter lists all material insurance policies, insurance Contracts or self-insurance programs obtained within the past two years and owned or held by Trident or its Subsidiaries as of the date of this Agreement which cover the Fountain Business or its Assets, properties or personnel with respect to the operation or conduct of the Fountain Business, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements made by Trident and/or its Subsidiaries including any self-insurance programs. All such insurance policies, Contracts and self-insurance programs are in such amounts, with such deductibles and against such risks and losses as are, in Trident’s judgment, reasonable for the business and Assets of the Fountain Business. Except as would not be reasonably expected to have a Fountain Business MAE, all such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received by Trident or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 2.17 Broker’s or Finder’s Fee. Except for Goldman, Sachs & Co. and Lazard Frères & Co. (the fees and expenses of which will be the responsibility of Trident), neither Trident nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions.

Section 2.18 Opinion of Financial Advisors. The Board of Directors of Trident has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, substantially to the effect that, as of such date, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Aggregate Merger Consideration to be paid pursuant to this Agreement is fair from a financial point of view to Fountain. Trident will make available to Patriot a copy of the written opinion following the execution of this Agreement for informational purposes only.

Section 2.19 Real Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, Trident and its Subsidiaries have, and, as of immediately prior to the Effective Time, Fountain or the Fountain Subs (as applicable) will have, good, valid and marketable title to or a valid leasehold interest in all of the Fountain Real Property and other real property that is included in the Fountain Assets free and clear of all Security Interests other than Permitted Encumbrances.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, as of immediately prior to the Effective Time, with respect to all real property leases, subleases, licenses, easement, rights-of-way, servitudes and similar agreements that are included in the Fountain Assets, in each case, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there exists no default or breach on the part of any member of the Trident Group and to the Knowledge of Trident, on the part of any third party, (iii) no event has occurred which, with or without the giving of notice or lapse of time, or both, would constitute such a default or breach on the part of any member of the Trident Group and to the Knowledge of Trident, on the part of any third party and (iv) there has been no collateral assignment or other security interest and they are not subject to any Security Interests other than Permitted Encumbrances.

Section 2.20 Unlawful Payments. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE:

(i) neither Fountain nor any Fountain Sub, nor any Affiliate of Fountain or any Fountain Sub, nor any other Person acting for or on behalf of Fountain or any Fountain Sub:

(1) has directly or indirectly (w) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (x) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (y) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage or (z) violated any provision of the FCPA or any other Law that prohibits corruption or bribery; or

(2) has been investigated by a Governmental Authority, or been the subject of any allegation, with respect to conduct within the scope of subsection (i) above.

(ii) There have been no false or fictitious entries made in the books or records of Fountain or any Fountain Sub relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither Fountain nor any Fountain Sub has established or maintained a secret or unrecorded fund for use in connection with any such payment, gift, political or charitable contribution or other thing of value or advantage.

(b) For the avoidance of doubt, any reference to “other thing of value” in this Section 2.20 includes meals, entertainment, travel and lodging.

Section 2.21 No Other Representations or Warranties. TRIDENT (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE TRIDENT GROUP) ACKNOWLEDGES THAT PATRIOT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY PATRIOT TO TRIDENT IN ACCORDANCE WITH THE TERMS HEREOF, AND SPECIFICALLY (BUT WITHOUT

LIMITING THE GENERALITY OF THE FOREGOING) THAT PATRIOT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO TRIDENT (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF PATRIOT AND ITS SUBSIDIARIES OR (B) THE FUTURE BUSINESS AND OPERATIONS OF PATRIOT AND ITS SUBSIDIARIES, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PATRIOT

Patriot hereby represents and warrants to Trident that, except (i) as set forth in the applicable section (or another section to the extent provided in Section 8.14) of the Patriot Disclosure Letter or (ii) to the extent disclosed or identified in any report, schedule, form or other document filed with, or furnished to, the SEC by Patriot and publicly available prior to the date of this Agreement and after January 1, 2010, to the extent that the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on its face (other than any forward-looking disclosures set forth in any risk factor section (except for any disclosure therein related to historical facts), any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

Section 3.01 Due Organization, Good Standing and Corporate Power. (a) Patriot is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties, rights and Assets and to carry on its business as it is now being conducted. Patriot and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (to the extent such concept is recognized in the applicable jurisdiction) in each jurisdiction in which the properties, rights or Assets owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

(b) Section 3.01(b) of the Patriot Disclosure Letter sets forth, as of the date hereof, a list of the Patriot Subsidiaries and their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock of, or other equity interests in, each such Patriot Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned directly or indirectly by Patriot, free and clear of all Security Interests other than restrictions under the Securities Act or imposed by applicable Law. Patriot has delivered or made available to Trident, prior to the execution of this Agreement, true and complete copies of the Patriot Organizational Documents.

Section 3.02 Authorization of Agreement. (a) The execution, delivery and performance by Patriot of this Agreement and the Other Transaction Agreements to which it is a party, and the consummation by Patriot of the Transactions, have been duly authorized and approved by its Board of Directors, and, except as described in Section 3.07, no other corporate or shareholder action on the part of Patriot is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions.

(b) This Agreement and the Separation Agreement have been, and the applicable Ancillary Agreements to which it is a party, when executed, shall be, duly executed and delivered by Patriot, and to the extent it is a party thereto, each is (or when executed shall be) a legal, valid and binding obligation of Patriot, enforceable against it in accordance with their terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

Section 3.03 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Patriot consists of an aggregate of 250,000,000 shares, of which no more than 15,000,000 may be shares of preferred stock (the “Patriot Preferred Stock”) and of which 2,500,000 shares have been designated as “Series A Junior Participating Preferred Stock” (the “Patriot Series A Preferred Stock”) and have been reserved for issuance upon the exercise of the rights (the “Rights”) distributed to holders of Patriot Common Stock pursuant to the Rights Agreement, dated as of December 10, 2004, between Patriot and Wells Fargo Bank, N.A. (the “Rights Agreement”). As of March 22, 2012, (i) 98,850,575 shares of Patriot Common Stock were issued and outstanding (including 89,760 Patriot Restricted Shares) together with an equal number of corresponding Rights, (ii) 8,402,415 shares of Patriot Common Stock were reserved for issuance upon the exercise of outstanding Patriot Stock Options, (iii) 1,147,098 shares of Patriot Common Stock were reserved for issuance upon the settlement of outstanding Patriot RSUs and Patriot Other Share-Based Awards and (iv) no shares of Patriot Preferred Stock were issued and outstanding. All issued and outstanding shares of Patriot Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights, purchase option, call, right of first refusal or any similar right and all shares of Patriot Common Stock reserved for issuance as noted in clause (ii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right. No shares of Patriot Common Stock are held by any Subsidiary of Patriot. There are no outstanding bonds, debentures, notes or other indebtedness of Patriot or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Patriot Common Stock or the holders of capital stock of any of Patriot’s Subsidiaries may vote.

(b) Except as set forth in Section 3.03(a) above, as of the date of this Agreement, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Patriot Common Stock or any capital stock equivalent (including shares of Patriot Restricted Shares) or other nominal interest in Patriot or any of its Subsidiaries (collectively, “Patriot Equity Interests”) pursuant to which Patriot or any of its Subsidiaries is or may become obligated to issue Patriot Equity Interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Patriot Equity Interests. There are no outstanding obligations of Patriot to repurchase, redeem or otherwise acquire any outstanding Patriot Equity Interests.

(c) There are no voting trusts or other agreements or understandings to which Patriot or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of Patriot or any of its Subsidiaries.

Section 3.04 Consents and Approvals; No Violations.

(a) Non-Contravention. The execution and delivery of this Agreement and the Separation Agreement by Patriot does not, and the consummation of the Transactions by Patriot will not (with or without notice or lapse of time or both), subject to obtaining the Patriot Shareholder Approval and the Patriot Regulatory Approvals, (i) violate or conflict with any provision of the Organizational Documents of Patriot or any of its Subsidiaries, (ii) violate or conflict with any Laws or Orders applicable to Patriot or its Subsidiaries or any of their respective Assets, rights or properties or (iii) violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire indebtedness under, or result in the termination of, loss of a benefit under, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation under, or result in the creation of any Security Interest upon any of the material properties, rights or Assets of Patriot or any of its Subsidiaries pursuant to any provisions of, any Permit or Contract to which Patriot or any of its Subsidiaries is now a party or by which they or any of their Assets, rights or properties may be bound or have any rights under, or trigger any buy-sell or similar agreements, except, in the case of clauses (ii) and (iii) above for any breach, violation, termination, loss, default, acceleration, change, conflict, triggering of obligation or Security Interest that would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

(b) Statutory Approvals. Other than in connection with or in compliance with (i) the Securities Act or the Exchange Act, (ii) the HSR Act and other applicable Antitrust Laws, (iii) the rules and regulations of the NYSE, (iv) any applicable state securities or blue sky Laws and (v) the filing requirements in connection with the Merger under the MBCA (collectively, the “Patriot Regulatory Approvals”) and subject to the accuracy of the representations and warranties of Trident in Section 2.04(b), no authorization, consent, Order, license, Permit or approval of, or registration, declaration, notice or filing with, or action by any Governmental Authority is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement or the Other Transaction Agreements by Patriot, the performance by Patriot of its obligations hereunder or the consummation of the Transactions, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE (it being understood that references in this Agreement to “obtaining” such Patriot Regulatory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such final authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of Law).

Section 3.05 Patriot SEC Filings; Financial Statements; Absence of Changes. (a) Patriot has timely filed or furnished all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2010 (the “Patriot SEC Filings”). The Patriot SEC Filings when filed or furnished with or to the SEC (or, if amended or supplemented, then as of the time of its most recent amendment or supplement (as applicable)) (i) complied or will comply, as applicable, in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not or will not, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Patriot is subject to the periodic reporting requirements of the Exchange Act.

(b) (i) Patriot has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Patriot’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information disclosed by Patriot in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Patriot’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such filings. Patriot is and has been since December 31, 2010, in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made with respect to Patriot and its Subsidiaries. Neither Patriot nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Patriot’s internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Patriot’s management has completed an assessment of the effectiveness of Patriot’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective.

(ii) Patriot has disclosed, based on its most recent evaluation, to Patriot’s auditors and the audit committee of the Board of Directors of Patriot (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Patriot’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Patriot’s internal control over financial reporting.

(iii) Since December 31, 2010, to the Knowledge of Patriot, (A) neither Patriot nor any of its Subsidiaries or any director, officer, employee, auditor, accountant or similar representative of Patriot or any of its Subsidiaries, has received knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Patriot or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Patriot or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (B) no attorney representing Patriot or any of its Subsidiaries, whether or not employed by Patriot or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Patriot or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors or Patriot or any committee thereof or to any director or officer of Patriot.

(c) Each of the consolidated financial statements of Patriot (including, in each case, any notes thereto) contained in the Patriot SEC Filings was prepared in accordance with GAAP consistently applied throughout the periods covered (except with respect to unaudited interim financial statements as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act), and each presented fairly in all material respects the consolidated financial position and results of operations of Patriot and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (except, in the case of unaudited statements, as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act).

(d) Except for matters included in the consolidated balance sheet of Patriot as of the end of the fiscal year ended on December 31, 2011, including the notes thereto, neither Patriot nor any of its Subsidiaries have any liabilities or obligations of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be included in a consolidated balance sheet of Patriot and its consolidated Subsidiaries or in the notes thereto, except for liabilities and obligations that (i) were incurred since December 31, 2011 and in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not, individually or in the aggregate, reasonably be expected to have a Patriot MAE.

(e) Since December 31, 2011 to the date hereof, (i) there has not occurred a Patriot MAE and (ii) Patriot has conducted its businesses in all material respects in the ordinary course of business consistent with past practices.

Section 3.06 Information to be Supplied. None of the information supplied or to be supplied by Patriot specifically for inclusion in the Trident Filings or the Proxy Statement/Prospectus to be filed with the SEC shall, on the date of its filing or, in the case of the Form S-4 or the Form 10, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the date the Proxy Statement/Prospectus is mailed to the Patriot shareholders or the Trident Proxy is mailed to Trident shareholders, as applicable, at the time of the Patriot Shareholder Meeting or the Trident Shareholder Meeting, as applicable, and on the Fountain Distribution Date, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that with respect to projected financial information provided by or on behalf of Patriot (if any), Patriot represents only that such information was prepared in good faith by management of Patriot on the basis of assumptions believed by such management to be reasonable as of the time made. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Patriot with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Trident or Fountain for inclusion or incorporation by reference therein.

Section 3.07 Voting Requirements; Approval; Board Approval. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Patriot Common Stock is the only vote of any class or series of Patriot’s capital stock necessary to approve this Agreement, the Other Transaction Agreements to which it is a party and the applicable Transactions (the “Patriot Shareholder Approval”). For the avoidance of doubt, the Board of Directors of Patriot has taken all requisite action to ensure that the requisite shareholders vote to approve the Merger has been decreased from two-thirds of the voting power of the outstanding shares of Patriot Common Stock to a majority. The Board of Directors of Patriot has resolved to recommend, subject to the terms of this Agreement, that the Patriot Shareholders approve this Agreement, the Other Transaction Agreements and the Transactions (the “Patriot Recommendation”), and such resolutions have not been rescinded, modified or withdrawn prior to the date hereof.

Section 3.08 Litigation. There is no pending Action and to the Knowledge of Patriot, no Person has threatened to commence any Action, including any cease and desist letters or invitations to take a patent license, against Patriot or any of its Subsidiaries or any of the Assets, rights or properties owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Patriot MAE. None of Patriot or any of its Subsidiaries, or their respective Assets, rights and properties, is subject to any Order which would reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

Section 3.09 Compliance with Laws; Permits. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, the businesses of each of Patriot and its Subsidiaries is being conducted, and since January 1, 2010 has been conducted, in compliance with all applicable Laws and Orders. Since January 1, 2010, neither Patriot nor any Subsidiary of Patriot has received any written notice or, to the Knowledge of Patriot, other communication from any Governmental Authority regarding any actual or possible violation (as yet unremedied) of, or failure to comply with, any Law or Order, except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE. Notwithstanding anything contained in this Section 3.09(a), no representation or warranty shall be deemed to be made in this Section 3.09(a) in respect of Tax, employee benefits, labor, intellectual property or environmental matters.

(b) Patriot and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Authority, and all rights under any Contract with any Governmental Authority, necessary for the conduct of its respective business as such business is currently being conducted (the “Patriot Permits”), except where the failure to have any of the Patriot Permits would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE. All Patriot Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE. Patriot is, and each of its Subsidiaries is, and each of their respective businesses as being conducted is, in compliance in all respects with the terms and requirements of such Patriot Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE. Notwithstanding anything to the contrary in this Section 3.09(b), no representation or warranty shall be deemed to be made in this Section 3.09(b) in respect of environmental matters

Section 3.10 Contracts. (a) Except for this Agreement and the Other Transaction Agreements and except as disclosed on Section 3.10(a) of the Patriot Disclosure Letter, neither Patriot, nor any of its Assets, rights, properties or Subsidiaries, as of the date hereof, is a party to or bound by:

(i) any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii) any non-competition Contract or other Contract that purports to limit in any material respect either the type of business in which Patriot or any of its Subsidiaries or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business or contains any material exclusivity or non-solicitation provisions;

(iii) any Contract that limits or otherwise restricts the ability of Patriot or any of its Subsidiaries to pay dividends or make distributions to its shareholders;

(iv) any material partnership, joint venture or similar Contract;

(v) any Contract, or a series of related Contracts, under which Patriot or any of its Subsidiaries is liable for indebtedness for borrowed money (which, for the avoidance of doubt, shall not be deemed to include any capital leases) in excess of $25 million, individually or in the aggregate; or

(vi) any Contract that relates to a material collective bargaining or similar labor Contract which covers any employees of Patriot or its Affiliates.

(b) All Contracts of the type described in Section 3.10(a) and any other such Contracts that may be entered into by Patriot or any Subsidiary of Patriot after the date hereof and prior to the Effective Time in accordance with Section 4.02 are referred to herein as “Patriot Material Contracts”). As of the date of this Agreement, complete and correct copies (including all material amendments, modifications, extensions or renewals with respect thereto) of all Patriot Material Contracts existing as of the date of the Agreement have been provided to Trident.

(c) Each Patriot Material Contract is a legal, valid and binding obligation of, and enforceable against, Patriot or any Subsidiary of Patriot that is a party thereto, and, to the Knowledge of Patriot, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term in the ordinary course of business consistent with past practice or (ii) such failures to be legal, valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and rules of Law governing specific performance, injunctive relief and other equitable remedies.

(d) Patriot and each of its Subsidiaries which is a party to any Patriot Material Contract is in compliance with all terms and requirements of each Patriot Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by Patriot or any of its Subsidiaries under any such Patriot Material Contract, and, to the Knowledge of Patriot, no other party to any Patriot Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Patriot Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

Section 3.11 Employees and Employee Benefits; Labor. (a) Section 3.11(a) of the Patriot Disclosure Letter lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, fringe benefit (whether or not taxable) that are sponsored, maintained or contributed to by Patriot or any trade or business, whether or not incorporated, that together with Patriot would be deemed a single employer under Section 4001(b) of ERISA (a “Patriot ERISA Affiliate”) for the benefit of current or former employees or directors of Patriot or any of its Subsidiaries (the “Patriot Benefit Plans”).

(b) With respect to each Patriot Benefit Plan, Patriot has made available to Trident copies of each of the following documents listed on Section 3.11(a) of the Patriot Disclosure Letter: (i) the Patriot Benefit Plan (including all amendments thereto), (ii) the most recent annual report and actuarial report, if required under ERISA or the Code, (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA and (iv) the most recent determination letter received from the IRS with respect to each Patriot Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, each Patriot Benefit Plan has been established, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code and Patriot and each of its Subsidiaries and any Patriot ERISA Affiliate has performed all material obligations required to be performed by it in connection with the Patriot Benefit Plans. Each Patriot Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the IRS as to its qualification.

(d) None of the execution and delivery of this Agreement, the consummation of the Merger nor any other transaction contemplated herein will (i) entitle any current or former employee or director of Patriot or any of its Subsidiaries to severance, retention or change in control pay, tax gross-up, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of severance, compensation or equity or any other benefit due any such current or former employee or director.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, (i) there are no pending or, to the Knowledge of Patriot, threatened actions, suits or claims against, by or on behalf of, or any liens filed against or with respect to, any of the Patriot Benefit Plans or otherwise involving any Patriot Benefit Plan and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other governmental agencies is pending, or to the Knowledge of Patriot, threatened.

(f) Except as set forth in Section 3.11(f) of the Patriot Disclosure Letter: (i) neither Patriot nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization or other representative of any of the employees, nor is any such Contract presently being negotiated, (ii) to the Knowledge of Patriot or any of its Subsidiaries, no campaigns are being conducted to solicit cards from any of the employees to authorize representation by any labor organization, and no such campaigns have been conducted within the past three years, (iii) no labor strike, slowdown, work stoppage, dispute, lockout or other material labor controversy is in effect or, to the Knowledge of Patriot or any of its Subsidiaries, threatened, and neither Patriot nor any of its Subsidiaries has experienced any such labor controversy within the past three years, (iv) no unfair labor practice charge or complaint is pending or, to the Knowledge of Patriot or any of its Subsidiaries, threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, (v) no grievance or arbitration proceeding is pending or, to the Knowledge of Patriot or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected, individually or in the aggregate, to create a Patriot MAE, (vi) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of such employee is pending or, to the Knowledge of Patriot or any of its Subsidiaries, threatened which, if adversely decided, may reasonably be expected to, individually or in the aggregate, have a Patriot MAE, (vii) neither Patriot nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices and (viii) Patriot and each of its Subsidiaries is in compliance with all applicable laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to the proper classification of employees as exempt from overtime compensation requirements, the proper classification of individuals as contractors or consultants, and any obligations pursuant to the WARN Act, except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE.

(g) Neither Patriot nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code in respect of the Transactions contemplated herein.

Section 3.12 Title to Assets. Patriot and its Subsidiaries have, in all material respects, good and valid title to, or valid leasehold interests in or valid right to use, all of their Assets, in each case as such Assets are currently being used, free and clear of all Security Interests, except for Permitted Encumbrances.

Section 3.13 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE:

(i) (A) Since January 1, 2010, Patriot has not received any written request for information pursuant to Environmental Law or any written notice alleging that Patriot is in violation of, or has any liability under, any Environmental Law; (B) there are no pending Actions and, to the Knowledge of Patriot, no Person has threatened to commence any Action (including any Action relating to cleanup or other remedial activities, natural resource damages, property damages, personal injury, penalties, contribution, indemnification or injunctive relief) against Patriot or any of its Subsidiaries under or pursuant to any Environmental Law or relating to Hazardous Materials; and (C) to the Knowledge of Patriot, there are no facts, events or circumstances that would reasonably be expected to result in any such notice or Action;

(ii) Patriot and its Subsidiaries are in compliance with all, and have not violated any applicable Environmental Laws and, to the Knowledge of Patriot, there are no facts, events, circumstances or changes in legal requirements that would reasonably be expected to prevent Patriot’s businesses from complying with applicable Environmental Laws;

(iii) Patriot and its Subsidiaries have obtained and are in compliance with all permits, licenses and approvals required under Environmental Law for the conduct of their businesses and the operation of their facilities as presently conducted or operated (“Patriot Environmental Permits”), all such Patriot Environmental Permits are valid and in full force and effect, and, to the Knowledge of Patriot, there is no reasonable basis for any such Patriot Environmental Permits to be revoked, modified, terminated or not renewed;

(iv) to the Knowledge of Patriot, compliance of the operations of its business with applicable Environmental Laws will not require Patriot’s business to incur costs in any fiscal year, including the costs of pollution control equipment, beyond those currently budgeted for the fiscal year ended December 31, 2011;

(v) to the Knowledge of Patriot, there has been no Release of, alleged Release of, or exposure or alleged exposure to, Hazardous Materials at any real property currently or formerly owned, leased, or operated by Patriot or any of its Subsidiaries or at any other location (including any location to which Hazardous Materials have been sent for reuse or recycling, or for treatment, storage or disposal) in concentrations or amounts or under conditions or circumstances that would reasonably be expected to result in Liability to Patriot or any of its Subsidiaries under any Environmental Law or would otherwise interfere with operations of Patriot or any of its Subsidiaries as currently conducted;

(vi) neither Patriot nor any of its Subsidiaries is party to any Order that imposes any obligations under any Environmental Law; and

(vii) to the Knowledge of Patriot, neither Patriot nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations under Environmental Law or relating to Hazardous Materials that could reasonably be expected to adversely affect Patriot’s business.

The representations and warranties set forth in this Section 3.13 and in Section 3.04, Section 3.05, Section 3.06, Section 3.10, Section 3.12, Section 3.14 and Section 3.17 are Patriot’s sole representations and warranties relating to Environmental Law, the environment and Hazardous Materials.

Section 3.14 Additional Asbestos Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, as it relates to Patriot:

(a) there are no pending Actions and, to the Knowledge of Patriot, no Person has threatened to commence any Action against Patriot or any of its Subsidiaries alleging exposure to asbestos or asbestos-containing products or materials and, to the Knowledge of Patriot, there are no facts, events or circumstances that would reasonably be expected to result in any such Action; and

(b) to the Knowledge of Patriot, neither Patriot nor any of its Subsidiaries has assumed or retained, either contractually or by operation of Law, any obligations relating to asbestos or Actions alleging exposure to asbestos that could reasonably be expected to adversely affect Patriot.

Section 3.15 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE:

(a) each of Patriot and its Subsidiaries has timely filed all Tax Returns that it was required to file, and such Tax Returns are complete and correct in all respects;

(b) each of Patriot and its Subsidiaries has paid all Taxes due and payable, whether or not shown on such Tax Returns, and in the case of Taxes not yet due and payable , has made adequate provision for such Taxes on the consolidated financial statements of Patriot contained in the Patriot SEC Filings in accordance with GAAP;

(c) there is no outstanding audit, assessment, dispute or claim concerning any Tax liability of Patriot or any of its Subsidiaries either within Patriot’s Knowledge or claimed, pending or raised by a Governmental Authority in writing;

(d) no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to the assets of Patriot or any of its Subsidiaries;

(e) neither Patriot nor any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement;

(f) neither Patriot nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any transaction that, as of the date of this Agreement, constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(g) at the Effective Time, Patriot will not be and will not have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(h) neither Patriot nor any of its Subsidiaries has filed, granted or entered into any written extension or waiver of the statute of limitations or the period of assessment or collection of any Taxes or any written power of attorney with respect to any such Taxes;

(i) neither Patriot nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement;

(j) neither Patriot nor any of its Subsidiaries is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which Patriot is the common parent corporation) or has any potential liability for Taxes of another Person (other than Patriot or any Patriot Subsidiary) under Treasury Regulation Section 1.1502-6; and

(k) neither Patriot nor any of its Subsidiaries has taken any action or has Knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

The representations and warranties set forth in this Section 3.15, Section 3.11 and Section 5.10(f) are Patriot’s sole representations and warranties relating to Tax matters, liabilities, or obligations or compliance with Laws relating thereto.

Section 3.16 Intellectual Property Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, to the Knowledge of Patriot:

(a) the business of Patriot and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third party and (b) no third party is infringing, misappropriating or violating any Intellectual Property Rights owned by Patriot or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, Patriot or its Subsidiaries exclusively own, free of all Security Interests or adverse rights or interests of third parties, their material proprietary Intellectual Property Rights (“Patriot IP”). All applications and registrations for Patriot IP that are owned by Patriot and its Subsidiaries are subsisting and unexpired and, to the Knowledge of Patriot, valid and enforceable. Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, Patriot and its Subsidiaries take all reasonable steps to maintain and protect the Patriot IP and the security, contents and operation of their material software and systems, and to the Knowledge of Patriot, there have been no material violations of same within the last two years.

Section 3.17 Insurance. Section 3.17 of the Patriot Disclosure Letter lists all material insurance policies, insurance Contracts or self-insurance programs obtained within the past two years and owned or held by Patriot or its Subsidiaries as of the date of this Agreement, including policies of fire and casualty, liability and other forms of insurance and/or insurance arrangements made by Patriot and/or its Subsidiaries including any self-insurance programs. All such insurance policies, Contracts and self-insurance programs are in such amounts, with such deductibles and against such risks and losses as are, in Patriot’s judgment, reasonable for the business and Assets of Patriot and its Subsidiaries. Except as would not reasonably be expected to have a Patriot MAE, all such policies are in full force and effect, no invoiced premiums are overdue for payment, and no notice of cancellation or termination has been received by Patriot or any Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Section 3.18 Broker’s or Finder’s Fee. Except for Deutsche Bank Securities, Inc. and Greenhill & Co. (the fees and expenses of which will be the responsibility of Patriot), neither Patriot nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions.

Section 3.19 Opinion of Financial Advisors. The Board of Directors of Patriot has received the opinion of Deutsche Bank Securities, Inc., dated as of the date hereof, and of Greenhill & Co., dated as of the date hereof, in each case substantially to the effect that, as of such date, and subject to the limitations and assumptions set forth therein, the one-to-one conversion ratio of Patriot Common Stock into Fountain Common Stock (resulting in a pro forma ownership of Fountain as determined in accordance with the terms of this Agreement and the Separation Agreement) is fair to Patriot’s shareholders from a financial point of view.

Section 3.20 Real Property. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, Patriot has good, valid and marketable title to or a valid leasehold interest in all of the real property that is material to the businesses of each of Patriot and its Subsidiaries, free and clear of all Security Interests other than Permitted Encumbrances.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, with respect to the rights in real property leases, subleases, licenses, easements, rights-of-way, servitudes and similar agreements that are material to the businesses of each of Patriot and its Subsidiaries, (i) each is enforceable in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) there is no default or breach on the part of any member of the Patriot Group and to the Knowledge of Patriot, on the part of any third party, (iii) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute such a default or breach on the part of any member of the Patriot Group and to the Knowledge of Patriot, on the part of any third party and (iv) there has been no collateral assignment or other security interest and they are not subject to any Security Interest other than Permitted Encumbrances.

Section 3.21 Takeover Statutes. Other than Section 302A.673 of the MBCA, no “fair price,” moratorium,” “control share acquisition,” “business combination,” “stockholder protection” or other similar antitakeover statute or regulation enacted under Minnesota law, or, to the Knowledge of Patriot, under the law of any other jurisdiction, will apply to this Agreement, the Merger or the transactions contemplated hereby or thereby. The action of the Board of Directors of Patriot and the Business Combination Act Committee of the Board of Directors of Patriot in approving this Agreement and the transactions provided for herein is sufficient to render inapplicable to this Agreement, the Merger and the transactions contemplated hereby or thereby and the transactions provided for herein, the restrictions on “business combinations” (as defined in Section 302A.673 of the MBCA) as set forth in Section 302A.673 of the MBCA, and the Board of Directors of Patriot has taken all requisite action to ensure that the provisions of Article VIII of the Articles of Incorporation of Patriot are not applicable to the Transactions.

Section 3.22 Rights Plan. Patriot has amended the Rights Agreement so that none of the execution, delivery or performance of this Agreement nor the consummation of the Transactions will (i) cause the Rights to become exercisable, (ii) cause Trident, Fountain or any of their respective Affiliates or Associates (as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Fountain Distribution Date or Shares Acquisition Date (each as defined in the Rights Agreement). Patriot has made available to Trident a complete and correct copy of such amendment duly executed by each of the parties thereto.

Section 3.23 Unlawful Payments. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE:

(i) neither Patriot nor any of its Subsidiaries, nor any Affiliate of Patriot or any of its Subsidiaries, nor any other Person acting for or on behalf of Patriot or any of its Subsidiaries:

(1) has directly or indirectly (w) made, offered or promised to make, or authorized the making of, any unlawful payment to any person, (x) given, offered or promised to give, or authorized the giving of, any unlawful gift, political or charitable contribution or other thing of value or advantage to any person, (y) requested or received any unlawful payment, gift, political or charitable contribution or other thing of value or advantage or (z) violated any provision of the FCPA or any other Law that prohibits corruption or bribery; or

(2) has been investigated by a Governmental Authority, or been the subject of any allegation, with respect to conduct within the scope of subsection (i) above.

(ii) There have been no false or fictitious entries made in the books or records of Patriot or any of its Subsidiaries relating to any secret or unrecorded fund or any unlawful payment, gift, political or charitable contribution or other thing of value or advantage and neither Patriot nor any of its Subsidiaries has established or maintained a secret or unrecorded fund for use in connection with any such payment, gift, political or charitable contribution or other thing of value or advantage.

(b) For the avoidance of doubt, any reference to “other thing of value” in this Section 3.23 includes meals, entertainment, travel and lodging.

Section 3.24 No Other Representations or Warranties. PATRIOT (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE PATRIOT GROUP) ACKNOWLEDGES THAT TRIDENT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY TRIDENT TO PATRIOT IN ACCORDANCE WITH THE TERMS HEREOF, AND SPECIFICALLY (BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) THAT TRIDENT DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO PATRIOT (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE REVENUES, RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), CASH FLOWS OR FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF FOUNTAIN AND ITS SUBSIDIARIES OR THE FOUNTAIN BUSINESS OR (B) THE FUTURE BUSINESS AND OPERATIONS OF FOUNTAIN AND ITS SUBSIDIARIES, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE IV

INTERIM OPERATING COVENANTS

Section 4.01 Conduct of Fountain Business Pending the Closing. (a) Following the date of this Agreement and prior to the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.01 (the “Termination Date”), except as required by Law, as may be consented to in writing by Patriot (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly required by this Agreement or the Other Transaction Agreements or as set forth in Section 4.01 of the Trident Disclosure Letter, Trident covenants and agrees that, with respect to its and its Subsidiaries’ operation of the Fountain Business, Trident and each of its Subsidiaries shall (x) conduct the Fountain Business only in, and shall not take any action except only in accordance with, the ordinary course of business, consistent with past practice and shall use their respective commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing Fountain Permits, to maintain rights and franchises, to maintain all material Assets, rights and properties that would be Fountain Assets as of 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date, to preserve their relationships with Governmental Authorities, key Fountain Employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Fountain Permits of all Governmental Authorities applicable to them or the Fountain Business; provided, however, that no action by Trident or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.01(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision and (y) take those actions set forth in Section 4.01(a) of the Trident Disclosure Letter.

(b) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, and except (A) as may be expressly permitted or required by this Agreement or the Other Transaction Agreements, (B) as may be required by Law, (C) as may be consented to in writing by Patriot (which consent shall not be unreasonably withheld, conditioned or delayed) or (D) as set forth on Section 4.01(b) of the Trident Disclosure Letter, Trident:

(i) shall not permit Fountain or any Fountain Sub to (x) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends payable by any Fountain Sub to Fountain or another Fountain Sub) or (y) enter into any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any Fountain Equity Interests or Fountain Common Stock;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any Fountain Equity Interests or Fountain Common Stock or any of the capital stock of any Fountain Sub or issue or authorize or propose the issuance of any Fountain Common Stock or any Fountain Equity Interests or other securities in respect of, in lieu of or in substitution for shares of the capital stock of Fountain or any Fountain Sub;

(iii) shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or expire, or authorize the sale, pledge, disposition, grant, transfer, lease, license, guarantee, abandonment, allowance to lapse or expiration, of any Assets that are (or would otherwise be) Fountain Assets, including the capital stock of any Subsidiaries, except (A) transfers among Fountain and the Fountain Subs, (B) transfers among the Fountain Subs, (C) Permitted Encumbrances or encumbrances that are released at or prior to the Effective Time, (D) dispositions of obsolete equipment or Assets or dispositions of Assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice, (E) pledges and/or encumbrances relating to Indebtedness referenced under Section 4.01(b)(v), (F) non-exclusive licenses entered into in the ordinary course of business and consistent with past practices, (G) dispositions of inventory in the ordinary course of business and (H) dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

(iv) except as made in connection with any transaction solely between Fountain and any Fountain Sub or between any Fountain Subs and except for the acquisition of Assets in the ordinary course of business and consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or Assets) any interest in any Person or any Assets that are (or would otherwise be) Fountain Assets, if (A) the amount to be expended thereto (including the amount of any Indebtedness) exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the condition set forth in Section 6.01(f) or prevent the satisfaction of such condition;

(v) shall not permit Fountain or any Fountain Sub to redeem, repurchase, defease, cancel or otherwise acquire or incur any Indebtedness, other than (A) Indebtedness repaid or incurred in the ordinary course of business consistent with past practice, (B) Liabilities that would be repaid or otherwise extinguished prior to the Effective Time and (C) Indebtedness pursuant to the Financing;

(vi) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fountain or the Fountain Subs, or enter into a letter of intent or agreement in principle with respect thereto;

(vii) shall not, and shall not permit any of its Subsidiaries to, (A) make any material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) take any action or cause any action to be taken which action would cause the Transactions to fail to qualify for the Intended Tax-Free Treatment, (C) enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction) with respect to Fountain, Patriot or any successor thereto or acquire or own, directly or indirectly, any Patriot Common Stock or (D) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, in each case with respect to the Fountain Assets or the Fountain Business except (in the case of clauses (A) and (D) only) in the ordinary course of business and consistent with past practice; provided, however, that clause (D) of this Section 4.01(b)(vii) shall apply only to the extent any action described therein is reasonably anticipated to result in a material increase in the Tax Liability of Fountain or any Fountain Sub for any period or portion thereof beginning on or after the Closing Date;

(viii) shall not permit Fountain or any Fountain Sub to materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(ix) shall not, and shall not permit any of its Subsidiaries to, adopt, amend or terminate any Fountain Benefit Plans or increase the salaries, wage rates, target bonus opportunities or equity based compensation of Fountain Employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Trident Group employees in the relevant jurisdictions (including salary increases approved by Trident prior to the date of this Agreement which will become effective April 1, 2012), (B) in connection with the adoption or amendment of Fountain Benefit Plans (or other practices) that are applicable generally to Trident Group employees in the relevant jurisdictions, (C) as required (1) to comply with applicable Law, (2) to comply with any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, (3) by the terms of any Fountain Benefit Plan in effect on the date hereof or (4) by the terms of any agreement of Trident or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement or (D) as otherwise approved in writing by Patriot’s Vice President of Human Resources;

(x) except as required by Law or any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, shall not, and shall not permit any of its Subsidiaries to, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Fountain Material Contracts or enter into any Contract that if in effect on the date hereof would be a Fountain Material Contract; provided, however, that Trident and its Subsidiaries may enter into any single contract covered by this Section 4.02(b)(x) in the ordinary course of business consistent with past practice with a value not exceeding $25 million; provided, further, that for the avoidance of doubt, this Section 4.01(b)(x) shall not apply to those contracts which are otherwise specifically permitted to be entered into by Fountain or the Fountain Subs pursuant to this Section 4.01;

(xi) shall not, and shall not permit any of its Subsidiaries that are engaged in the Fountain Business to transfer the employment of any individual to or from Fountain or its Subsidiaries (including transfers to or from any member of the Trident Group) or otherwise materially change the job functions of any individual employed by the Trident Group or Fountain so as to either (A) cause any such individual to cease to be considered a Fountain Employee or (B) cause any individual who would not otherwise be considered a Fountain Employee to be considered a Fountain Employee, except, in each case, as otherwise approved in writing by Patriot’s Vice President of Human Resources;

(xii) shall not, and shall not permit any of its Subsidiaries that are engaged in the Fountain Business to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authorities in respect of the operations of the Fountain Businesses (it being understood that any settlements are governed by the provisions of Section 4.01(b)(xiii)), except (A) as required by Law to obtain or renew Fountain Permits or agreements in the ordinary course of business consistent with past practice or (B) as may be related to Taxes;

(xiii) shall not, and shall not permit any of its Subsidiaries to, pay, waive, release or settle any legal proceedings (other than any proceeding related to Taxes) that (x) would be a Fountain Liability or (y) would restrict the operation of the Fountain Business, in each case other than payments or settlements (A) that do not exceed $25 million individually and $50 million in the aggregate in any consecutive 12-month period and that will be paid in full by Trident, Fountain or a member of the Fountain Group prior to 12:01 a.m., Eastern Standard Time, on the Fountain Distribution Date, and only involve monetary damages or (B) that have become due and payable prior to the date hereof (provided, however, that the exceptions set forth in clauses (A) and (B) shall not apply to any proceedings arising out of or related to this Agreement, the Other Transaction Agreements or the Transactions);

(xiv) shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in such party’s industry and at substantially the same levels with respect to the Fountain Assets as are in effect on the date hereof;

(xv) (A) shall not, and shall cause its Subsidiaries not to, commit to any capital expenditure for which Fountain or any of its Subsidiaries would be liable for following the Closing that together with any other capital expenditures so incurred is in excess of $125 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any Assets of the Fountain Business and (B) shall, and shall cause its Subsidiaries to, as applicable, make capital expenditures in the fiscal year ending September 28, 2012 in an amount no less than $95 million, taking into account capital expenditures made prior to the date hereof;

(xvi) shall not, and shall not permit any of Fountain or the Fountain Subs to, amend or otherwise change its or their (as applicable) Organizational Documents, except as expressly required by this Agreement;

(xvii) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;

(xviii) shall not permit AcquisitionCo or Merger Sub to conduct any activities other than in connection with the organization of AcquisitionCo or Merger Sub, as the case may be, the negotiation and execution of this Agreement and the Other Transaction Agreements and the consummation of the Transactions; and

(xix) shall not, and shall not permit any of its Subsidiaries to, commit or agree, in writing or otherwise, to take any of the foregoing actions.

Section 4.02 Conduct of Patriot Pending the Closing. (a) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as required by Law, as may be consented to in writing by Trident (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly required by this Agreement or the Other Transaction Agreements or as set forth in Section 4.02 of the Patriot Disclosure Letter, Patriot covenants and agrees that each of Patriot and each of its Subsidiaries shall conduct its operations in, and shall not take any action except only in accordance with, the ordinary course of business, consistent with past practice and shall use their respective commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all existing Patriot Permits, to maintain rights and franchises, to maintain all material Assets, rights and properties of Patriot, to preserve their relationships with Governmental Authorities, key employees, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Patriot Permits of all Governmental Authorities applicable to them; provided, however, that no action by Patriot or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.02(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, and except (A) as may be expressly permitted or required by this Agreement or the Other Transaction Agreements, (B) as may be required by Law, (C) as may be consented to in writing by Trident (which consent shall not be unreasonably withheld, conditioned or delayed) or (D) as set forth on Section 4.02 of the Patriot Disclosure Letter, Patriot:

(i) shall not, and shall not permit any of its Subsidiaries to (A) declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (1) quarterly cash dividends not to exceed the amounts set forth in Section 4.02(b)(i) of the Patriot Disclosure Letter, declared and paid in the ordinary course and with record dates and payment dates consistent with past practice and (2) dividends payable by a wholly-owned Subsidiary of Patriot to Patriot or another wholly-owned Subsidiary of Patriot or (B) enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any Patriot Equity Interests (other than in connection with Patriot’s dividend reinvestment plan);

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify, subdivide or take similar actions with respect to any of the Patriot Common Stock or any other Patriot Equity Interest or issue or authorize or propose the issuance of any shares of Patriot Common Stock or any Patriot Equity Interests or other securities in respect of, in lieu of or in substitution for shares of the capital stock of Patriot or any of its Subsidiaries, other than in connection with the exercise of currently outstanding stock options and equity awards under existing Patriot Benefit Plans or other grants of stock options and equity awards under existing Patriot Benefit Plans made in the ordinary course consistent with past practice; provided that the amount, timing of vesting, settlement and payment of such new equity awards shall not be accelerated or affected by the transactions contemplated by this Agreement (including the Merger;

(iii) shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, abandon, allow to lapse or expire, or authorize the sale, pledge, disposition, grant, transfer, lease, license, guarantee, abandonment, allowance to lapse or encumbrance, of any Assets, including the capital stock of any Subsidiaries, except (A) transfers among Patriot and its wholly-owned Subsidiaries, (B) transfers among Patriot’s wholly-owned Subsidiaries, (C) Permitted Encumbrances or encumbrances that are released at or prior to the Effective Time, (D) dispositions of obsolete equipment or Assets or dispositions of Assets being retired or replaced, in each case in the ordinary course of business and consistent with past practice, (E) pledges and/or encumbrances relating to Indebtedness referenced under Section 4.02(b)(v), (F) non-exclusive licenses entered into in the ordinary course of business and consistent with past practice, (G) dispositions of inventory in the ordinary course of business and (H) dispositions in amounts less than $50 million in the aggregate in any consecutive 12-month period;

(iv) except as made in connection with any transaction solely between Patriot and any of its Subsidiaries or between any of Patriot’s Subsidiaries and except for the acquisition of Assets in the ordinary course of business and consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (including by merger, consolidation, or acquisition of stock or Assets) any interest in any Person or any Assets, if (A) the amount to be expended thereto (including the amount of any Indebtedness) exceeds $25 million in any one transaction (or series of related transactions) or $50 million in the aggregate in any consecutive 12-month period for all such acquisitions or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the condition set forth in Section 6.01(f) or prevent the satisfaction of such condition;

(v) shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire or incur any Indebtedness, other than (A) Indebtedness repaid or incurred in the ordinary course of business consistent with past practice and (B) Indebtedness incurred to refinance any existing Indebtedness; provided, that notwithstanding the foregoing, no Indebtedness shall be repaid, incurred or refinanced to the extent any such action would, or would reasonably be expected to, cause (i) Patriot not to have an Investment Grade Rating (as defined in the 2007 Note Purchase Agreement) or (ii) the Notes not to be rated Investment Grade by any Rating Agency (each as defined in the 2011 Indenture).

(vi) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Patriot or the Patriot Subsidiaries, or enter into a letter of intent or agreement in principle with respect thereto;

(vii) shall not, and shall not permit any of its Subsidiaries to, (A) make any material change in its accounting or Tax reporting principles, methods or policies, except as required by a change in GAAP, (B) take any action or cause any action to be taken which action would cause the Transactions to fail to qualify for the Intended Tax-Free Treatment, (C) enter into or be a party to any Proposed Acquisition Transaction (including approving any Proposed Acquisition Transaction) with respect to Patriot, Fountain or any successor thereto or acquire or own, directly or indirectly, any Trident Common Stock or (D) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based except (in the case of clauses (A) and (D) only) in the ordinary course of business and consistent with past practice; provided, however, that clause (D) of this Section 4.02(b)(vii) shall apply only to the extent any action described therein is reasonably anticipated to result in a material increase in the Tax Liability of Patriot or any of its Subsidiaries for any period or portion thereof beginning on or after the Closing Date;

(viii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(ix) shall not, and shall not permit any of its Subsidiaries to, adopt, amend or terminate any Patriot Benefit Plans or increase the salaries, wage rates, target bonus opportunities or equity-based compensation of any of its directors, officers or employees, in each case except (A) in the ordinary course of business consistent with past practice as applicable generally to Patriot directors, officers or employees in the relevant jurisdictions, (B) as required (1) to comply with applicable Law, (2) to comply with any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, (3) by the terms of any Patriot Benefit Plan in effect on the date hereof or (4) by the terms of any agreement of Patriot or any of its Subsidiaries in effect on the date hereof, the existence of which agreement does not constitute a breach of any representation, warranty or covenant in this Agreement or (C) as otherwise approved in writing by Trident’s Vice President of Human Resources;

(x) except as required by Law or any collective bargaining agreement or any collective bargaining obligation, including any grievance or arbitration process resolution, shall not, and shall not permit any of its Subsidiaries to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Patriot Material Contracts or enter into any Contract that if in effect on the date hereof would be a Patriot Material Contract; provided, however, that Patriot and its Subsidiaries may enter into any single contract covered by this Section 4.02(b)(x) in the ordinary course of business consistent with past practice with a value not exceeding $25 million; provided, further, that for the avoidance of doubt, this Section 4.02(b)(x) shall not apply to those contracts which are otherwise specifically permitted to be entered into by Patriot or any of its Subsidiaries pursuant to this Section 4.02;

(xi) shall not, and shall not permit any of its Subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Authorities in respect of the operations of their businesses (it being understood that any settlements are governed by the provisions of Section 4.02(b)(xii)), except (A) as required by Law to obtain or renew Permits or agreements in the ordinary course of business consistent with past practice or (B) as may be related to Taxes;

(xii) shall not, and shall not permit any of its Subsidiaries to, pay, waive, release or settle any material legal proceedings, other than payments or settlements (A) that do not exceed $25 million individually and $50 million in the aggregate in any consecutive 12-month period or (B) that have become due and payable prior to the date hereof (provided, however, that the exceptions set forth in clauses (A) and (B) shall not apply to any proceedings arising out of or related to this Agreement, the Other Transaction Agreements or the Transactions);

(xiii) shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in such party’s industry and at substantially the same levels as are in effect on the date hereof;

(xiv) (A) shall not, and shall cause its Subsidiaries not to, commit to any capital expenditure for which Patriot or any of its Subsidiaries would be liable for following the Closing that together with any other capital expenditures so incurred is in excess of $125 million in the aggregate in any consecutive 12-month period, excluding expenditures required in connection with prudent emergency repairs required to avoid immediate material damage to any of Patriot’s or its Subsidiaries’ Assets and (B) shall, and shall cause its Subsidiaries to, as applicable, make capital expenditures in the fiscal year ending December 31, 2012 in an amount no less than $65 million, taking into account capital expenditures made prior to the date hereof;

(xv) shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change its or their (as applicable) Organizational Documents, except as expressly contemplated by this Agreement;

(xvi) shall not, and shall not permit any of its Subsidiaries to, enter into or amend any Contract or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions; and

(xvii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

ARTICLE V

COVENANTS

Section 5.01 Efforts to Close; Antitrust Clearance. (a) Trident and Patriot each shall (x) file with the FTC and the DOJ any notifications required to be filed pursuant to and in compliance with the HSR Act as promptly as practicable after the date of this Agreement (but in no event later than 15 Business Days after the date of this Agreement), (y) file in Brazil in compliance with Law 8884 of 1994 as promptly as practicable after the date of this Agreement (but in no event later than 15 Business Days after the date of this Agreement) and (z) make appropriate filings with foreign regulatory authorities, including foreign regulatory authorities in the jurisdictions set forth on Section 6.01(f) of the Patriot Disclosure Letter, in accordance with applicable Antitrust Laws other than the HSR Act with respect to the Transactions as promptly as practicable. Without limitation of Section 5.01(b) through Section 5.01(e) below, Trident and Patriot each shall use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and to obtain as promptly as practicable all consents, registrations, approvals, waivers, permits, authorizations, clearances and other actions of or by any Governmental Authority that are necessary or advisable under or in respect of any other Antitrust Law in order to consummate the Merger and the Transactions. Trident and Patriot shall each promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply as promptly as practicable any additional information which reasonably may be required by the FTC or the DOJ or any other applicable Governmental Authority in connection therewith.

(b) Each of Trident and Patriot shall use reasonable best efforts to file, as promptly as practicable after the date of this Agreement, necessary joint applications and all other applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any Governmental Authority necessary or advisable to consummate the Transactions, including all Trident Regulatory Approvals and all Patriot Regulatory Approvals. Each of Trident and Patriot shall promptly (i) supply the other with any information which may be required in order to effectuate such filings, (ii) supply any additional information which reasonably may be required by a Governmental Authority of any jurisdiction which the Parties may reasonably deem appropriate and (iii) keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Trident or Patriot, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to the Transactions. The Parties shall jointly coordinate the overall development of the positions taken and the regulatory action requested in such filings. In connection with any material communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Authority in connection with the Transactions, or any applications, notices, registrations, filings, reports, petitions and other documents required to be filed with any Governmental Authority necessary or advisable to consummate the Transactions, including all Trident Regulatory Approvals and all Patriot Regulatory Approvals, and without limiting the generality of the foregoing, the Parties will use reasonable best efforts to: (i) inform the other in advance of any such communication, meeting or other contact which such Party proposes or intends to make, including the subject matter, contents, intended agenda and other aspects of any of the foregoing; (ii) consult and cooperate with one another and permit the other Party or its counsel to review in advance any proposed written communication by such Party to any Governmental Authority in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act or any other regulatory Laws in connection with the Transactions; (iii) to the extent permitted by the applicable Governmental Authority, arrange for Representatives of the other Party (to the extent requested by the other Party) to participate in any such communications, meetings or other contacts; (iv) promptly notify the other Party of any oral communications with any Governmental Authority relating to any of the foregoing; and (v) promptly provide the other Party with copies of all written communications with any Governmental Authority relating to any of the foregoing.

(c) Each of Trident and Patriot shall (i) give the other Party prompt notice of the commencement or threat of commencement of any Action by or before any Governmental Authority with respect to the Transactions, (ii) keep the other Party informed as to the status of any such Action or threat and (iii) reasonably cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Trident and Fountain agree and acknowledge that, notwithstanding anything to the contrary in this Section 5.01 (but subject to the actions permitted under Section 4.01), in connection with any filing or submission required, action to be taken or commitment to be made by Patriot or Trident or their respective Affiliates to consummate the Transactions, Trident and Fountain (1) shall not, without Patriot’s prior written consent, (w) sell, divest or dispose of any Assets of Fountain, (x) license any Fountain Business IP, (y) commit to any sale, divestiture or disposal of businesses, product lines or Assets of the Fountain Business, or any license of Fountain Business IP, or (z) take any other action or commit to take any action that would limit Patriot’s, Fountain’s or their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or Assets or Intellectual Property Rights and (2) subject to Section 5.01(e), agree to take any action contemplated by clause (1) above if requested in writing by Patriot; provided, that Fountain shall not be obligated to take any action the effectiveness of which is not conditioned on the Closing occurring. Patriot further agrees and acknowledges that, notwithstanding anything to the contrary in this Section 5.01 (but subject to the actions permitted under Section 4.02), in connection with any filing or submission required, action to be taken or commitment to be made by Patriot or its Affiliates to consummate the Transactions, Patriot shall not, without Trident’s prior written consent, (w) sell, divest or dispose of any Assets of Patriot, (x) license any Patriot IP, (y) commit to any sale, divestiture or disposal of businesses, product lines or Assets of Patriot, or any license of Patriot IP, or (z) take any other action or commit to take any action that would limit Trident’s, Patriot’s, Fountain’s or their respective Subsidiaries’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or Assets or Intellectual Property Rights, in each case, if such action would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Fountain and the Fountain Subs, taken as a whole and including for such purposes Patriot and its Subsidiaries.

(d) Subject to the conditions and upon the terms of this Agreement and, where applicable, the Separation Agreement, each of Trident and Patriot shall use reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate the Transactions, including, for the avoidance of doubt, using reasonable best efforts to complete the Separation and Distribution on the terms and conditions set forth in the Separation Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each Party to this Agreement shall (i) reasonably cooperate with the other Party, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Party to evidence or reflect the Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder), (ii) give all notices (if any) required to be made and given by such Party in connection with the Transactions, (iii) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Authority) required to be obtained from Governmental Authorities and parties to any material Contractual obligation required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Transactions, including the Trident Regulatory Approvals and the Patriot Regulatory Approvals (provided, that other than (x) in connection with the Regulatory Approvals and (y) fees and disbursements of outside counsel and any other advisors, no Party shall be required to make any payment, commit to any third party on behalf of itself or any of its Subsidiaries to assume any material obligations or offer or grant any material concession to obtain any such approval, consent, ratification, permission or waiver of authorization) and (iv) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Transactions; provided, that notwithstanding anything herein to the contrary, the Parties shall not be obligated to agree to accept any term or condition to the extent that the effectiveness or consummation of such term or condition would be required prior to the Merger or the Closing.

(e) Notwithstanding anything to the contrary in this Agreement, reasonable best efforts, including with respect to the matters contemplated by this Section 5.01, shall not require Trident, any Trident Subsidiary, Patriot or any of its Subsidiaries to agree to or accept any term or condition to any Regulatory Approval, or any Regulatory Approval that includes terms or conditions, if the terms and conditions of or to the Regulatory Approvals would reasonably be expected to have a material and adverse impact on the value, financial condition or credit quality of Fountain and the Fountain Subs, taken as a whole and including for such purposes Patriot and its Subsidiaries.

Section 5.02 Public Announcements. Trident and Patriot agree that, from the date of this Agreement through the earlier of the Closing Date or termination of this Agreement, except in connection with a Patriot Change of Recommendation or Trident Change of Recommendation in accordance with Section 5.07 or Section 5.08, as applicable (or as otherwise expressly permitted by such Sections), no release or announcement concerning this Agreement, the Other Transaction Agreements or the Transactions shall be issued by Patriot or Trident without the prior written consent of Trident or Patriot, respectively (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the regulations of any applicable securities exchange, in which case the Party proposing to issue such release or make such announcement shall use reasonable best efforts to consult in good faith with the other Party before issuing such release or making any such announcement; provided, that Trident may issue any such release or announcement without prior Patriot consent or review to the extent such release or announcement relates to either the Athens Separation or both the Athens Separation and the Separation generally, and, in the latter case, does not include any information concerning this Agreement, the Other Transaction Agreements or the Transaction that has not previously been disclosed to the public generally and not otherwise in violation of this Section 5.02.

Section 5.03 Interim Financial Information; Trident Balance Sheet; Financing. (a) Trident shall, prior to the Effective Time, deliver to Patriot, within a reasonable period and no later than 45 calendar days after each quarterly accounting period for the Fountain Business, a balance sheet as of the end of such period and combined statements of income, cash flows and equity for such period for the Fountain Business. Such financial information shall be in the same format and prepared on the same basis as the comparable portions of the Fountain Financial Statements, except as would be permitted by Regulation S-X and Form 10-Q under the Exchange Act for unaudited interim financial statements (the “Subsequent Interim Financial Information”).

(b) Trident shall promptly, and in any event within 90 days of the date of this Agreement, prepare and deliver to Patriot an unaudited combined balance sheet as of September 30, 2011 of the Trident Group, prepared to give pro forma effect to the Separation and the Distribution (but not, for the avoidance of doubt, the Athens Separation and the ADT Distribution (as defined in the Separation Agreement)) and based on the principles set forth in Section 5.03(b) of the Trident Disclosure Letter.

(c) Each of Patriot, Trident and Fountain agrees to cooperate in good faith in order to obtain, from one or more third party financing sources, indebtedness to be (x) incurred by Fountain and/or the Fountain Subs or (y) if mutually agreed by the Parties, incurred by Trident and contributed to Fountain and/or the Fountain Subs at or prior to the Closing (a “Trident Financing”), in each case in a principal amount equal to $500 million; provided, that none of Fountain, the Fountain Subs or Trident shall be required to (absent, in the case of Fountain and/or the Fountain Subs, Trident’s prior consent) incur any such indebtedness unless the incurrence thereof is concurrent with and subject to the Closing. Patriot shall be entitled to negotiate and, subject to the proviso in the foregoing sentence, determine the terms of any such indebtedness in its sole discretion, including any related credit agreements and similar documents related thereto, and in connection therewith, each of Trident and

Fountain shall, subject to Section 5.03(d) and the proviso in the foregoing sentence, enter into all necessary or appropriate arrangements and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable with respect thereto, in each case as may be reasonably requested by Patriot. Patriot shall provide to Trident and Fountain copies of all agreements relating to any such indebtedness and keep Trident and Fountain reasonably informed of all material developments in respect thereof. Each of Trident, Fountain and Patriot agree to allow the other’s accounting representatives a reasonable opportunity to review any financial statements required in connection therewith and to allow such representatives reasonable access to the records of Fountain, the Fountain Subs and each other Subsidiary of Trident, as appropriate, and of Patriot and each of its Subsidiaries, as appropriate, in connection therewith. Each Party shall use its reasonable best efforts to cause its outside auditors to participate in the preparation of any pro forma financial statements necessary or desirable for use in connection with obtaining any such indebtedness. Notwithstanding anything to the contrary in this Section 5.03(b), Trident’s cooperation shall not include any requirement or obligation of Trident or any of its Subsidiaries (other than Fountain and the Fountain Subs), and Patriot’s cooperation shall not include any requirement or obligation of Patriot or any of its Subsidiaries, in each case, to pay any consideration, extend any credit, guaranty any performance, payment or other obligation, incur any financial obligation, offer or grant any financial accommodation or other benefit, release any claim or incur any other liability whatsoever (in each case other than fees and disbursements of outside counsel and any other advisors), except, (1) in the case of Patriot, for any such action the effectiveness of which is expressly conditioned upon the occurrence of the Closing and (2) in the case of a Trident Financing, for any such requirement and/or obligation that is incurred at the time such Trident Financing is consummated and that is released upon contribution of such indebtedness to Fountain.

(d) If, following the Parties’ compliance with the provisions of Section 5.03(b), Patriot is unable to obtain prior to the Closing third party indebtedness to be incurred by Fountain and/or the Fountain Subs on Acceptable Terms, then, immediately prior to the Distribution, at Trident’s discretion, either (i) Fountain or a Fountain Sub shall issue to Trident or a Subsidiary of Trident, as directed by Trident, the Bridge Note or (ii) Trident and Fountain shall modify existing intercompany indebtedness of members of the Fountain Group owed to members of the Trident Group, as selected by Trident and approved by Patriot (such approval not to be unreasonably withheld, delayed or conditioned) to provide that (x) such intercompany indebtedness shall be in a principal amount equal to $500 million and shall otherwise be on terms consistent with the terms of the Bridge Note and (y) notwithstanding any provisions of the Separation Agreement to the contrary, such indebtedness shall survive the Closing.

(e) For purposes of this Section 5.03:

(i) “Acceptable Terms” means terms no less favorable to Fountain and the Fountain Subs (including Patriot and its Subsidiaries) than those set forth in Section 5.03(e)(i) of the Patriot Disclosure Letter; provided, that Patriot may, in its sole discretion, elect to accept any less favorable terms but it shall be under no obligation to do so.

(ii) “Bridge Note” means a bridge note on the terms set forth in Section 5.03(e)(ii) of the Patriot Disclosure Letter.

Section 5.04 Access. From the date hereof to the earlier of the Effective Time or the Termination Date, to the extent permitted by Law, each of Trident and Patriot shall allow all designated Representatives of Trident or Patriot, as the case may be, access at reasonable times upon reasonable notice and in a manner as shall not adversely impact the conduct of the business of either Party or the Fountain Business in any material respect to the personnel, books and records, files, correspondence, audits and properties, as well as to all information relating to commitments, Contracts, titles, insurance, operational data, results of operations, and financial position, or otherwise pertaining primarily to the business and affairs of the Fountain Business and Patriot and its Subsidiaries, as the case may be; provided, however, that (i) no investigation pursuant to this Section 5.04 shall modify or qualify any representation or warranty given by any Party hereunder and (ii) notwithstanding the provision of information or investigation by any Party, no Party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, (A) no Party shall be required to provide any information which it determines in good faith it may not provide to the other Party by reason of applicable Law (including any information in confidential personnel files), which such Party determines in good faith constitutes information protected by attorney/client privilege or which it is required to keep confidential by reason of Contracts with third parties and (B) no Party shall be required to provide access to any of its properties if such access would result in damage to such property or if such access is for the purpose of performing any onsite procedure or investigation (including any Phase II or other intrusive onsite environmental investigation or study but not including any Phase I environmental investigation or other environmental investigation that does not include any sampling or testing), without that Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Parties shall make reasonable and appropriate substitute disclosure arrangements, to the extent practicable, under circumstances in which the restrictions in clauses (A) and (B) of the preceding sentence apply. Each of Trident and Patriot agrees that it shall not, and shall cause its respective Representatives not to, use any information obtained pursuant to this Section 5.04 for any purpose unrelated to the Transactions and operation of the Fountain Business.

Section 5.05 Preparation of SEC Filings. (a) As promptly as practicable following the date of this Agreement, to the extent such filings are required by applicable Law (i) Trident, Fountain and Patriot shall jointly prepare, and Patriot shall file with the SEC, a proxy statement/prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) which shall constitute the proxy materials to be mailed to Patriot’s shareholders in connection with the Patriot Shareholder Approval, (ii) Trident, Fountain and Patriot shall jointly prepare, and Fountain shall file with the SEC, (A) a registration statement on Form S-4 (together with any amendments, prospectuses or supplements thereto, the “Form S-4”) to register the shares of Fountain Common Stock to be issued in the Merger and (B) a registration statement on Form 10 (together with any amendments, supplements, prospectus or information statements thereto, the “Form 10”) to register the Fountain Common Stock to be distributed in the Distribution, (iii) Trident shall prepare, and file with the SEC, a proxy statement on Schedule 14A to be mailed to the Trident shareholders in connection with the Trident Shareholder Approval and certain other matters (which matters may include the separation of Trident’s North American residential and small business security business (the “Athens Separation”)) (the “Trident Proxy”) and (iv) the Parties shall jointly prepare and file such other appropriate documents with the SEC as may be applicable.

(b) Each of Trident and Patriot shall use their reasonable best efforts to have the Form 10, the Form S-4 and other registration statements as may be required declared effective under the Exchange Act or Securities Act, as applicable, as promptly as practicable after such filing. Trident shall use its reasonable best efforts to cause the Trident Proxy to be mailed to Trident’s shareholders, and Patriot shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Patriot’s shareholders, in each case as promptly as reasonably practicable after the date hereof. Each of Trident and Fountain shall also take any action (other than qualifying to do business in any jurisdiction in which it is not so qualified) required to be taken under applicable state securities laws in connection with the issuance of Fountain Common Stock in the Distribution or the Merger.

(c) Trident shall furnish all information concerning Trident, Fountain, AcquisitionCo and Merger Sub and the Fountain Business and the Surviving Corporation Board Appointees selected by it, and Patriot shall furnish all information concerning Patriot, Patriot’s business and the Surviving Corporation Board Appointees selected by it, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus and the Trident Filings. No filing of, or amendment or supplement to, the Proxy Statement/Prospectus shall be made by Patriot, no filing of, or amendment or supplement to, the Form S-4 or the Form 10 shall be made by Fountain and no change, as it relates to the Transactions, shall be made by Trident to the Trident Proxy, in each case without providing the other Parties a reasonable opportunity to review and comment thereon.

(d) If at any time prior to the Effective Time any information relating to Trident or Patriot or any of their respective Affiliates, officers or directors (or the Patriot Board Appointees) should be discovered by Trident or Patriot which should be set forth in an amendment or supplement to any of the Proxy Statement/Prospectus, the Form S-4, the Form 10 or the Trident Proxy, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the applicable Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the applicable shareholders.

(e) The Parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus, the Form S-4, the Form 10 or the Trident Proxy or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto and shall give the other Parties a reasonable opportunity to review and comment on any proposed response or compliance with any such request and thereafter shall respond as promptly as practicable to any such comments or requests.

Section 5.06 Shareholder Meetings. (a) (i) Subject to Section 5.06(c) as promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus, in compliance with applicable Law, Patriot shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Patriot Shareholder Meeting”) for purposes which shall include obtaining the Patriot Shareholder Approval.

(ii) Subject to Section 5.07(b), the Board of Directors of Patriot shall recommend that Patriot’s shareholders give the Patriot Shareholder Approval (and shall not withdraw, modify or qualify such recommendation except as permitted by Section 5.07(b)), such recommendation shall be set forth in the Proxy Statement/Prospectus and Patriot shall use its reasonable best efforts to obtain the Patriot Shareholder Approval.

(b) (i) Subject to Section 5.06(c) as promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Trident Proxy, in compliance with applicable Law, Trident shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Trident Shareholder Meeting”) for purposes of obtaining (together with any other matters with regard to which Trident may seek shareholder approval at such meeting) the Trident Shareholder Approval; provided, that the approval of the Distribution shall be voted on separately from, and shall not be conditioned on, any other matters not otherwise required under the laws of Switzerland to complete the Distribution that are submitted to Trident Shareholders for approval at the Trident Shareholder Meeting, including without limitation any shareholder approvals sought in connection with the Athens Separation.

(ii) Subject to Section 5.08(b), the Board of Directors of Trident shall recommend that Trident’s shareholders give the Trident Shareholder Approval (and shall not withdraw, modify or qualify such recommendation except as permitted by Section 5.08(b)), such recommendation shall be set forth in the Trident Proxy and Trident shall use its reasonable best efforts to obtain the Trident Shareholder Approval.

(c) Notwithstanding anything to the contrary in this Section 5.06, Patriot and Trident shall cooperate in good faith to coordinate the timing of the Patriot Shareholder Meeting and the Trident Shareholder Meeting such that they occur on the same day, and neither Patriot nor Trident shall be required to hold the Patriot Shareholder Meeting or the Trident Shareholder Meeting, respectively, prior to the date of the date of the Trident Shareholder Meeting or the Patriot Shareholder Meeting, respectively (it being understood that nothing in this Section 5.06(c) shall in any way limit Patriot’s or Trident’s obligations under Section 5.05 or otherwise under this Agreement to use their respective required efforts to consummate the Transactions (including the Separation and Distribution)).

Section 5.07 No Solicitation by Patriot. (a) Patriot agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission, announcement or consummation of any Patriot Takeover Proposal, (ii) furnish any nonpublic information regarding Patriot or any of its Subsidiaries to any Person (other than Trident) in connection with or in response to a Patriot Takeover Proposal, (iii) engage or participate in any discussions or negotiations with any Person (other than Trident) with respect to any Patriot Takeover Proposal, (iv) approve, endorse or recommend any Patriot Takeover Proposal or propose publicly to approve, endorse or recommend any Patriot Takeover Proposal, (v) enter into any letter of intent, agreement in principle or other agreement providing for any Patriot Takeover Transaction, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a Person or “Group” (as defined in the Exchange Act) becoming an “interested shareholder” under, Section 302A.673 of the MBCA) inapplicable to any transactions contemplated by a Patriot Takeover Transaction, (vii) take any action to make the consummation of any Patriot Takeover Proposal exempt under the terms of the Rights Agreement or (viii) resolve, propose to resolve or agree to do any of the foregoing. Notwithstanding the foregoing, prior to receipt of the Patriot Shareholder Approval, Patriot may, in response to an unsolicited, bona fide, written Patriot Takeover Proposal that did not result from a breach of this Section 5.07(a) and that the Board of Directors of Patriot determines, in good faith, after consulting with its independent financial advisor, constitutes or would reasonably be likely to lead to a Patriot Superior Proposal, (x) furnish information (including non-public information) with respect to Patriot and its Subsidiaries to the Person making such Patriot Takeover Proposal and its Representatives and (y) engage in discussions and negotiations with such Person and its Representatives regarding such Patriot Takeover Proposal if, and only if, (1) the Board of Directors of Patriot concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Patriot Takeover Proposal would be inconsistent with the Board’s duties under applicable Laws, (2) Patriot complies with Section 5.07(c) and (3) Patriot furnishes any non-public information provided to the maker of such Patriot Takeover Proposal only pursuant to a confidentiality agreement between Patriot and such Person on terms no less favorable in any material respect to Patriot than the Confidentiality Agreement (provided, however, that (A) the terms of such confidentiality agreement shall not in any way restrict Patriot from complying with its obligations under this Agreement, including disclosure obligations with respect to such proposal, and (B) all such information has previously been provided to Trident or is provided to Trident prior to or substantially concurrent with the time it is provided to such Person).

(b) Except as expressly permitted by this Section 5.07(b), neither the Board of Directors of Patriot nor any committee thereof shall (i) fail to include the Patriot Recommendation in the Proxy Statement/Prospectus, (ii) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify the Patriot Recommendation in a manner adverse to Trident (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Patriot Recommendation in a manner adverse to Trident) or (iii) approve, adopt or recommend any Patriot Takeover Proposal (each such action set forth in clauses (i) through (iii) above being a “Patriot Change of Recommendation”). Notwithstanding the foregoing, if, prior to receipt of the Patriot Shareholder Approval, (x) the Board of Directors of Patriot receives a Patriot Superior Proposal or (y) in response to an Intervening Event the Board of Directors of Patriot determines, in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such Intervening Event would constitute a breach of the Board’s duties under applicable Laws, then the Board of Directors of Patriot may make a Patriot Change of Recommendation and/or, in the case of clause (x), terminate this Agreement pursuant to Section 7.01(f)(iii); provided, that (1) in the case of clause (x), Patriot has not violated Section 5.07(a) in any material respect (it being understood that terminating this Agreement pursuant to Section 7.01(f)(iii) in order to enter into a written definitive agreement for a Patriot Superior Proposal shall not be deemed a violation of Section 5.07(a)), (2) prior to taking any such action the Board of Directors of Patriot has provided to Trident three Business Days prior written notice of its intent to effect a Patriot Change of Recommendation or, in the case of clause (x), terminate this Agreement pursuant to Section 7.01(f)(iii) (which notice shall include the reasonable details regarding the cause for, and nature of, the Patriot Change of Recommendation or proposed termination of this Agreement pursuant to Section 7.01(f)(iii)) and, if requested by Trident in good faith, negotiated in good faith with Trident during such three Business Day period to enable Trident to propose changes to the terms of this Agreement intended to cause, as applicable, such Patriot Superior Proposal to no longer constitute a Patriot Superior Proposal or such Intervening Event to no longer require the Patriot Change of Recommendation, in each case if such changes were to be given effect, and (3) following any such good faith negotiation, such Patriot Takeover Proposal continues to constitute a Patriot Superior Proposal or such Intervening Event continues to require the Patriot Change of Recommendation; and provided further that if any Patriot Superior Proposal is received less than three Business Days prior the Patriot Shareholder Meeting, the three Business Day period contemplated by the proviso above shall be shortened such that it will expire as of the close of business on the day preceding the Patriot Shareholder Meeting. The Board of Directors of Patriot may not make a Patriot Change of Recommendation in a manner adverse to Trident except in compliance in all respects with this Section 5.07(b). For the avoidance of doubt, a change of the Patriot Recommendation to “neutral” is a Patriot Change of Recommendation. Except as permitted by Section 7.01(f)(iii), nothing in this Section 5.07(b) shall be deemed to modify or otherwise affect the obligation of Patriot to call the Patriot Shareholders Meeting and to submit this Agreement and the Merger to the Patriot shareholders for approval in accordance with Section 5.06(a).

(c) Patriot promptly, and in no event later than 48 hours after its receipt of any Patriot Takeover Proposal, shall advise Trident orally and in writing of any Patriot Takeover Proposal and the identity of the Person making any such Patriot Takeover Proposal and (x) if it is in writing, deliver to Trident a copy of such Patriot Takeover Proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments) and (y) if oral, deliver to Trident a reasonably detailed summary of any such Patriot Takeover Proposal. Patriot shall (i) keep Trident reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms, of any such Patriot Takeover Proposal (and in no event later than 48 hours following any such change) and (ii) promptly notify Trident of any determination of the Board of Directors of Patriot that a Patriot Takeover Proposal constitutes a Patriot Superior Proposal.

(d) Notwithstanding anything to the contrary in this Agreement, Section 5.07 shall not prohibit Patriot from taking and disclosing to the Patriot Shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any Patriot Takeover Proposal or otherwise making a disclosure required by applicable Law; provided, however, that compliance with such rules or Law shall not in any way modify the effect that any action taken pursuant to such rules or Law has under any other provision of this Agreement (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Patriot Recommendation in a manner adverse to Trident).

(e) Upon the execution of this Agreement, Patriot shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Patriot or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than Trident and Fountain) that relate to any Patriot Takeover Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any Person or “Group” (as defined in the Exchange Act) to such discussions to return to Patriot or to destroy all confidential information of Patriot and its Subsidiaries. Patriot agrees not to, and to cause its Subsidiaries not to, waive, or otherwise release any Person or “Group” (as defined in the Exchange Act) from, the confidentiality and standstill provisions of any agreement to which Patriot or any of its Subsidiaries is or may become a party.

(f) As used in this Agreement:

(i) “Patriot Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) received from a Person or “Group” (as defined in the Exchange Act) relating to any Patriot Takeover Transaction;

(ii) “Patriot Takeover Transaction” shall mean any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Patriot other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Patriot; (C) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for 10% or more of the consolidated net revenues, net income or Assets of Patriot and its Subsidiaries, taken as a whole; or (D) any liquidation or dissolution of Patriot or any of its Subsidiaries; and

(iii) “Patriot Superior Proposal” shall mean any bona fide proposal made by a Person or “Group” (as defined in the Exchange Act) (other than a Party to this Agreement) to acquire at least a majority of the equity securities or all or substantially all of the Assets of Patriot, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of Assets or otherwise, on terms which the Board of Directors of Patriot determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Patriot Common Stock to the Transactions (including any proposed modifications to the Transactions which are proposed in writing by Trident in response to such proposal or otherwise) and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person or “Group” (as defined in the Exchange Act) making the proposal.

Section 5.08 No Solicitation by Trident. (a) Trident and Fountain agree that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither they nor any of their Subsidiaries, nor any of their respective officers, directors or employees, shall, and that they shall use their reasonable best efforts to cause their respective Representatives not to (and shall not authorize or permit their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission, announcement or consummation of any Fountain Takeover Proposal or any Trident Takeover Proposal, (ii) furnish any nonpublic information regarding Trident or any Subsidiaries of Trident (including, for the avoidance of doubt, Fountain and the Fountain Subs) to any Person (other than Patriot) in connection with or in response to a Fountain Takeover Proposal or a Trident Takeover Proposal, (iii) engage or participate in any discussions or negotiations with any Person (other than Patriot) with respect to any Fountain Takeover Proposal or Trident Takeover Proposal, (iv) approve, endorse or recommend any Fountain Takeover Proposal or Trident Takeover Proposal or propose publicly to approve, endorse or recommend any Fountain Takeover Proposal or Trident Takeover Proposal, (v) enter into any letter of intent, agreement in principle or other agreement providing for any Fountain Takeover Transaction or Trident Takeover Transaction or (vi) resolve, propose to resolve or agree to do any of the foregoing. Notwithstanding the foregoing, prior to receipt of the Trident Shareholder Approval, Trident may, in response to an unsolicited, bona fide, written Fountain Takeover Proposal or Trident Takeover Proposal that did not result from a breach of this Section 5.08(a) and that the Board of Directors of Trident determines, in good faith, after consulting with its independent financial advisor, constitutes or would reasonably be likely to lead to a Fountain Superior Proposal or Trident Superior Proposal, as applicable, (x) furnish information (including non-public information) with respect to Trident and its Subsidiaries to the Person making such Fountain Takeover Proposal or Trident Takeover Proposal and its Representatives and (y) engage in discussions and negotiations with such Person and its Representatives regarding such Fountain Takeover Proposal or Trident Takeover Proposal if, and only if, (1) the Board of Directors of Trident concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Fountain Takeover Proposal or Trident Takeover Proposal would be inconsistent with the Board’s duties under applicable Laws, (2) Trident complies with Section 5.08(c) and (3) Trident furnishes any non-public information provided to the maker of such Fountain Takeover Proposal or Trident Takeover Proposal only pursuant to a confidentiality agreement between Trident and such Person on terms no less favorable in any material respect to Trident than the Confidentiality Agreement

(provided, however, that (A) the terms of such confidentiality agreement shall not in any way restrict Trident from complying with its obligations under this Agreement, including disclosure obligations with respect to such proposal, and (B) with respect to any information related to Fountain or the Fountain Group, all such information has previously been provided to Patriot or is provided to Patriot prior to or substantially concurrent with the time it is provided to such Person).

(b) Except as expressly permitted by this Section 5.08(b), neither the Board of Directors of Trident nor any committee thereof shall (i) fail to include the Trident Recommendation in the Trident Proxy, (ii) withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify the Trident Recommendation in a manner adverse to Patriot (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Trident Recommendation in a manner adverse to Patriot) or (iii) approve, adopt or recommend any Fountain Takeover Proposal or Trident Takeover Proposal (each such action set forth in clauses (i) through (iii) above being a “Trident Change of Recommendation”). Notwithstanding the foregoing, if, prior to receipt of the Trident Shareholder Approval, (x) the Board of Directors of Trident receives a Fountain Superior Proposal or a Trident Superior Proposal or (y) in response to an Intervening Event the Board of Directors of Trident determines, in good faith, after consultation with outside legal counsel, that the failure to take such action with respect to such Intervening Event would constitute a breach of the Board’s duties under applicable Laws, then the Board of Directors of Trident may make a Trident Change of Recommendation; provided that (1), in the case of clause (x), Trident has not violated Section 5.08(a) in any material respect, (2) prior to taking any such action the Board of Directors of Trident has provided to Patriot three Business Days prior written notice of its intent to effect a Trident Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Trident Change of Recommendation) and, if requested by Patriot in good faith, negotiated in good faith with Patriot during such three Business Day period to enable Patriot to propose changes to the terms of this Agreement intended to cause, as applicable, such Fountain Superior Proposal or Trident Superior Proposal to no longer constitute a Fountain Superior Proposal or Trident Superior Proposal, as applicable, or such Intervening Event to no longer require the Trident Change of Recommendation, in each case if such changes were to be given effect, and (3) following any such good faith negotiation, such Fountain Takeover Proposal or Trident Takeover Proposal continues to constitute a Fountain Superior Proposal or Trident Superior Proposal or such Intervening Event continues to require the Trident Change of Recommendation; and provided further that if any Fountain Superior Proposal or Trident Superior Proposal is received less than three Business Days prior the Trident Shareholder Meeting, the three Business Day period contemplated by the above proviso shall be shortened such that it will expire as of the close of business on the day preceding the Trident Shareholder Meeting. For the avoidance of doubt, a change of the Trident Recommendation to “neutral” is a Trident Change of Recommendation. Nothing in this Section 5.08(b) shall be deemed to modify or otherwise affect the obligation of Trident to call the Trident Shareholders Meeting and to submit this Agreement and the Merger to the Trident shareholders for approval in accordance with Section 5.06(b).

(c) Trident promptly, and in no event later than 48 hours after its receipt of any Fountain Takeover Proposal or Trident Takeover Proposal, shall advise Patriot orally and in writing of any Fountain Takeover Proposal or Trident Takeover Proposal and the identity of the Person making any such Fountain Takeover Proposal or Trident Takeover Proposal and (x) if it is in writing, deliver to Patriot a copy of such Fountain Takeover Proposal or Trident Takeover Proposal and any related draft agreements (subject to customary redactions in the case of any financing commitments) and (y) if oral, deliver to Patriot a reasonably detailed summary of any such Fountain Takeover Proposal or Trident Takeover Proposal. Trident shall (i) keep Patriot reasonably informed in all material respects on a prompt basis of the status, including any change to the status or material terms, of any such Fountain Takeover Proposal or Trident Takeover Proposal (and in no event later than 48 hours following any such change) and (ii) promptly notify Patriot of any determination of the Board of Directors of Trident that a Fountain Takeover Proposal or Trident Takeover Proposal constitutes a Fountain Superior Proposal or Trident Superior Proposal, as applicable.

(d) Notwithstanding anything to the contrary in this Agreement, Section 5.08 shall not prohibit Trident from taking and disclosing to the Trident shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any Fountain Takeover Proposal or Trident Takeover Proposal or otherwise making a disclosure required by applicable Law; provided, however, that compliance with such rules or Law shall not in any way modify the effect that any action taken pursuant to such rules or Law has under any other provision of this Agreement (it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed a withholding, withdrawal, qualification or modification of the Trident Recommendation in a manner adverse to Patriot).

(e) Upon the execution of this Agreement, Trident shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Trident, Fountain or any of their Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person (other than Patriot) that relate to any Fountain Takeover Proposal or Trident Takeover Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any Person or “Group” (as defined in the Exchange Act) to such discussions to return to Trident or to destroy all confidential information of Trident and its Subsidiaries. Trident agrees not to, and to cause its Subsidiaries not to, waive, or otherwise release any Person or “Group” (as defined in the Exchange Act) from, the confidentiality and standstill provisions of any agreement to which Trident or any of its Subsidiaries is or may become a party.

(f) As used in this Agreement,

(i) “Fountain Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) received from a Person or “Group” (as defined in the Exchange Act) relating to any Fountain Takeover Transaction;

(ii) “Fountain Takeover Transaction” shall mean any transaction or series of related transactions involving: (A) any merger, consolidation, share exchange, recapitalization, spin-off, business combination or similar transaction involving Fountain, the Fountain Business or the Fountain Assets other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing 10% or more of any class of equity securities of Fountain; (C) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for 10% or more of the consolidated net revenues, net income or Assets of Fountain, the Fountain Business or the Fountain Assets; or (D) any liquidation or dissolution of Fountain; provided such transaction or series of related transactions is not a Trident Takeover Transaction;

(iii) “Fountain Superior Proposal” shall mean any bona fide proposal made by a Person or “Group” (as defined in the Exchange Act) (other than a Party to this Agreement) (1) to acquire at least a majority of the equity securities or all or substantially all of the Assets of Fountain, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of Assets or otherwise, or (2) in which the Fountain Business would be separated from Trident in a spin-off transaction immediately followed by a merger with such Person or “Group” (as defined in the Exchange Act) or an Affiliate of such Person or “Group” (as defined in the Exchange Act) in a transaction resulting in the Fountain shareholders owning a majority of the shares of the surviving entity, in each case on terms which the Board of Directors of Trident determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Trident Common Stock to the Transactions and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person or “Group” (as defined in the Exchange Act) making the proposal; provided such proposal is not a Trident Takeover Proposal.

(iv) “Trident Takeover Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest (other than an offer, inquiry, proposal or indication of interest by a Party to this Agreement) received from a Person or “Group” (as defined in the Exchange Act) relating to any Trident Takeover Transaction;

(v) “Trident Takeover Transaction” shall mean any transaction or series of related transactions (x) involving (A) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Trident other than the Transactions; (B) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “Group” (as defined in the Exchange Act) directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of any class of equity securities of Trident; (C) any direct or indirect acquisition of any business or businesses or of Assets that constitute or account for more than 10% of the consolidated net revenues, net income or Assets of Trident and its Subsidiaries, taken as a whole, which in the case of an acquisition of Assets or equity securities of any Subsidiaries of Trident, shall include Assets and/or equity securities of the Fountain Group; or (D) any liquidation or dissolution of Trident or any of its Subsidiaries, and (y) which is expressly conditioned on the Transactions not being consummated; provided, that notwithstanding anything to the contrary in this Agreement, such transaction or series of related transactions shall not be a Trident Takeover Transaction if related primarily to the Fountain Business in which case it shall be a Fountain Takeover Transaction; and

(vi) “Trident Superior Proposal” shall mean any bona fide proposal made by a Person or “Group” (as defined in the Exchange Act) (other than a Party to this Agreement) to acquire at least a majority of the equity securities or all or substantially all of the Assets of Trident, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of Assets or otherwise, which such proposal is (x) on terms which the Board of Directors of Trident determines in its good faith judgment (A) after consulting with its independent financial advisor to be superior from a financial point of view to the holders of Trident Common Stock to the Transactions and the Athens Separation, collectively, and (B) is reasonably capable of being completed on its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person or “Group” (as defined in the Exchange Act) making the proposal and (y) expressly conditioned on the Transactions not being consummated; provided, that notwithstanding anything to the contrary in this Agreement, such transaction or series of related transactions shall not be a Trident Superior Proposal if related primarily to the Fountain Business in which case it shall be a Fountain Superior Proposal.

Section 5.09 NYSE Listing. Fountain shall use its reasonable best efforts to cause the shares of Fountain Common Stock to be issued in connection with the Merger to be listed on the NYSE as of the Effective Time, subject to official notice of issuance.

Section 5.10 Tax Matters. (a) Prior to the Effective Time, Trident, Fountain, AcquisitionCo, Merger Sub and Patriot shall (i) use their reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) use their reasonable best efforts to provide such appropriate information and representations and covenants relating to Taxes as any Governmental Authority shall request in connection with the Rulings and (iii) neither take any action nor fail to take any action if such action or such failure could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Provided the conditions in Section 6.02(f) and Section 6.03(e) of this Agreement have been satisfied, each of Trident, Fountain, AcquisitionCo, Merger Sub and Patriot shall report the Merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Trident, Fountain and Patriot shall use its reasonable best efforts to obtain the Trident Merger Tax Opinion and the Patriot Merger Tax Opinion, as applicable. Each of Trident, Fountain and Patriot shall deliver to the counsel delivering such opinions customary representations and covenants reasonably satisfactory in form and substance to such counsel.

(c) Trident and Fountain shall use their reasonable best efforts to seek, as promptly as practicable, one or more supplemental rulings from the IRS (the “Supplemental IRS Ruling”), in form and substance reasonably satisfactory to Patriot, to the effect that (i) the transfer of Patriot Common Stock by Patriot shareholders pursuant to the Merger, other than by Patriot shareholders who are U.S. persons and are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulation Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, will qualify for an exception to Section 367(a)(1) of the Code, (ii) the Anticipated Post-Closing Transactions will not prevent the qualification of the Distribution or the Merger for the Intended Tax-Free Treatment and (iii) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code. In the event that a Governmental Authority refuses to issue the Supplemental IRS Ruling or the Swiss Rulings, Trident, Fountain and Patriot shall consider in good faith any reasonable modifications to the structure of the Transactions that will facilitate receipt of such rulings; provided, however, that nothing in this Section 5.10(c) shall prevent Trident from or delay Trident in effectuating the Separation or the Athens Separation.

(d) In the case of any Ruling requested by Trident, Trident shall, to the extent practicable, (i) keep Patriot promptly informed of all material actions taken or proposed to be taken by Trident and (ii) solely with respect to any Ruling requested from the IRS, provide Patriot with an opportunity to review and comment on each submission to the extent related to Fountain and the Fountain Subs reasonably in advance of the filing thereof and provide Patriot with a final copy of such submission. Trident shall timely provide Patriot with a copy of any such Ruling after receipt thereof.

(e) In the case of any Ruling requested by Patriot, Patriot shall, to the extent practicable, (i) keep Trident promptly informed of all material actions taken or proposed to be taken by Patriot and (ii) solely with respect to any Ruling requested from the IRS, provide Trident with an opportunity to review and comment on each submission reasonably in advance of the filing thereof and provide Trident with a final copy. Patriot shall timely provide Trident with a copy of any such Ruling after receipt thereof.

(f) Each Party represents that the information and representations furnished by it in or with respect to the Rulings or the Tax Opinions are accurate and complete as of the Closing Date. Each Party covenants (i) to use its reasonable best efforts, and to cause its Affiliates to use their reasonable best efforts, to verify that such information and representations are accurate and complete as of the Closing Date and (ii) if, after the Closing Date, it or any of its Affiliates obtains information indicating, or otherwise becomes aware, that any such information or representation is or may be inaccurate or incomplete, to promptly inform the other Parties. The Parties shall not take any action or fail to take any action, or permit any of their Affiliates to take any action or fail to take any action, that is or is reasonably likely to be inconsistent with the Ruling or the Tax Opinions.

Section 5.11 Employee Benefit Matters. (a) For a period of 12 months following the Closing Date (the “Continuation Period”), each of the Parties covenants and agrees that Fountain and the Fountain Subs, including Patriot and its Subsidiaries, shall continue to provide to each of the employees of Trident and any of its Subsidiaries who remain employed on a permanent full-time or part-time basis immediately prior to the Closing (the “Trident Continuing Employees”) a salary or hourly wage rate and cash and long-term equity incentive target opportunities that are substantially comparable in the aggregate to those in effect immediately prior to the Closing with respect to each such Trident Continuing Employee to the extent such Trident Continuing Employee remains employed by Fountain or the Fountain Subs; provided, however, that the terms and conditions of employment of any employee covered by a collective bargaining agreement shall be governed by such agreement in accordance with its terms. During the Continuation Period, with respect to Trident Continuing Employees, each of the Parties covenants and agrees that Fountain and the Fountain Subs, including Patriot and its Subsidiaries, shall honor and maintain, for the benefit of Trident Continuing Employees, the Fountain Benefit Plans (including all severance benefits and similar plans, programs or arrangements) in accordance with their terms as in effect immediately prior to the Fountain Distribution Date. Patriot and Fountain shall undertake those actions set forth in Section 5.11(a) of the Patriot Disclosure Letter.

(b) With respect to each compensation or benefit plan sponsored or otherwise maintained by Fountain or any Fountain Sub, including Patriot and its Subsidiaries, after the Effective Time, for purposes of determining eligibility to participate, vesting, entitlement to benefits and vacation entitlement, service with Trident or any of its Subsidiaries by a Trident Continuing Employee shall be treated as service with the entity sponsoring such plan; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations with respect to any such ongoing plan. Each such ongoing plan shall waive pre-existing condition limitations to the same extent waived under the corresponding Fountain Benefit Plan or Patriot Benefit Plan. Trident Continuing Employees shall be given credit, to the extent administratively feasible, for amounts paid under a corresponding Fountain Benefit Plan or Patriot Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the ongoing plan during the applicable plan year.

(c) Notwithstanding the forgoing, nothing contained herein shall (i) be treated as an amendment to any Fountain Benefit Plan or Patriot Benefit Plan, (ii) give any person other than the Parties the right to enforce the provisions of this Section 5.11 or (iii) obligate any of the Parties to (x) maintain any Fountain Benefit Plan or Patriot Benefit Plan or any other particular compensation or benefit plan, program, policy or understanding or (y) retain the employment of any particular employee of any of the Parties.

Section 5.12 Accounting Matters. (a) In connection with the information regarding Patriot or its Subsidiaries or the Transactions provided by Patriot specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Trident Filings, to the extent that such letters are customarily delivered, Patriot shall use reasonable best efforts to cause to be delivered to Trident letters from Patriot’s independent public accountants, dated on any dates or times customarily requested in connection with any such filing, including when each of the Form 10 and the Form S-4 shall become effective, each addressed to Patriot, Trident, Fountain, AcquisitionCo and/or Merger Sub, as necessary, in form and substance reasonably satisfactory to Trident and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Trident Filings.

(b) In connection with the information regarding Fountain or the Fountain Subs or the Transactions provided by Fountain specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Trident Filings, to the extent that such letters are customarily delivered, Fountain shall use reasonable best efforts to cause to be delivered to Patriot letters from Fountain’s independent public accountants, dated on any dates or times customarily requested in connection with any such filing, including when each of the Form 10 and the Form S-4 shall become effective, each addressed to Patriot, Trident, Fountain, AcquisitionCo and/or Merger Sub, as necessary, in form and substance reasonably satisfactory to Patriot and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Trident Filings.

Section 5.13 Confidentiality. Each Party acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Without limiting the Parties’ respective obligations under any of the Other Transaction Agreements, effective upon, and only upon, the Closing, the obligations under the Confidentiality Agreement shall terminate except with respect to provisions regarding disclosure and use of confidential information not related to the Fountain Business and the Fountain Group, which shall continue in accordance with the terms of the Confidentiality Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 5.14 Section 16 Matters. Prior to the Effective Time, Fountain and Patriot shall take all such steps as may be required to cause any dispositions of Patriot Common Stock (including derivative securities with respect to Patriot Common Stock) or acquisitions of Fountain Common Stock (including derivative securities with respect to Fountain Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Patriot or Fountain to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 5.15 Defense of Litigation. Each of Trident, Fountain and Patriot shall use all reasonable best efforts to defend against all Actions in which such Party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit, or seek damages with respect to, the Transactions. None of Trident, Fountain or Patriot shall settle any such Action or fail to perfect on a timely basis any right to appeal any judgment rendered or Order entered against such Party therein without having previously consulted with the other Parties. Each of Trident, Fountain and Patriot shall use all reasonable best efforts to cause each of their respective Affiliates, directors and officers to use all reasonable best efforts to defend any such Action in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 5.15 to the same extent as if such Person was a Party. None of Trident, Fountain or Patriot or their respective Subsidiaries shall settle any Action related to the Transactions that would enjoin, restrain, prohibit or impose damages on Fountain or the Fountain Subs without the prior written consent of Patriot and Trident, in each case not to be unreasonably withheld, conditioned or delayed. None of Trident and its Subsidiaries on the one hand, and Patriot and its Subsidiaries on the other hand, shall settle any such Action with respect to the Transactions (i) that would impose any liability or conditions on the other Party or (ii)  that contains any factual admissions with respect to the other Party.

Section  5.16 Advice of Changes. Trident and Patriot shall as promptly as reasonably practicable after becoming aware thereof advise the other of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the closing condition set forth in Section 6.02(b) or Section 6.03(b), as the case may be, would reasonably be expected not to be satisfied, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement that could be complied with or satisfied by it at such time under this Agreement, or which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions that could be satisfied at such time set forth in Article VI not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

Section 5.17 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, Patriot and its Board of Directors shall use reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby are consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.18 Fountain Shareholder Approvals. Prior to the Distribution, Trident shall take such actions, as sole shareholder of Fountain, as required under the Fountain Organizational Documents and applicable Law to authorize (i) payment of a cash dividend equal to the amount of all quarterly cash dividends in amounts as set forth in Section 4.02(b)(i) of the Patriot Disclosure Letter which would be expected to be paid prior to the first annual meeting of Fountain’s shareholders following the Effective Time in the ordinary course and with payment dates consistent with past practice (it being understood that such cash dividend shall be paid in quarterly installments in amounts as set forth in Section 4.02(b)(i) of the Patriot Disclosure Letter consistent with past practice), (ii) if determined by Patriot in its reasonable discretion to be required or advisable, the repurchase of Fountain Common Stock in an aggregate amount not to exceed the amount set forth in Section 5.18 of the Patriot Disclosure Letter, (iii) an omnibus equity incentive plan for Fountain, in each case, subject to completion of the Closing and (iv) the matters contemplated by Section 1.05(c) and Section 1.06.

Section 5.19 Separation Agreement. (a) Except as provided in Section 5.19(c), neither Trident nor Fountain shall terminate or assign the Separation Agreement, amend any provision of the Separation Agreement, or waive compliance with any of the agreements or conditions contained therein without the prior written consent of Patriot.

(b) In connection with the assignment, transfer and conveyance of the Fountain Assets and the assumption of the Fountain Liabilities by Fountain as contemplated in the Separation Agreement, Trident and Fountain (i) will keep Patriot reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals, (ii) will not enter into any Conveyancing and Assumption Instrument (as defined in the Separation Agreement) without the prior written consent (including via e-mail) of Patriot (not to be unreasonably withheld, conditioned or delayed) (it being understood that each of Patriot and Trident shall (x) use its reasonable best efforts to make its appropriate employees and outside advisors, including, in the case of Patriot, those advisors set forth on Section 5.19(b)(1) of the Patriot Disclosure Letter, reasonably available to discuss and respond to all reasonable requests relating to the Conveyancing and Assumption Instruments in a prompt manner taking into account the nature and scope of the applicable request and Conveyancing and Assumption Instrument, (y) use its reasonable best efforts to cooperate with each other and endeavor to complete the steps related to the Separation set forth in Schedule 2.2(a) of the Separation Agreement on the timing set forth therein and (z) appoint the person listed on Section 5.19(b)(2) of the Patriot Disclosure Letter and Section 5.19(b) of Trident Disclosure Letter, respectively, to act as the primary contact person in the event of any dispute or disagreement related to the implementation of such conveyances, including any allegation that such party is allocating insufficient resources or being insufficiently responsive with respect to such matters) and (iii) will not enter into, modify or amend any Continuing Arrangements (as defined in the Separation Agreement) in a manner adverse to Fountain without the prior consent of Patriot.

(c) Prior to the Closing, Trident shall and shall cause its Affiliates to complete the steps related to the Separation set forth in Schedule 2.2(a) of the Separation Agreement, with such modifications as may be mutually agreed by the Parties acting reasonably; provided that any step or action not directly related to the separation of the Fountain Business from the Trident Retained Business (as defined in the Separation Agreement) shall not be construed as a prerequisite of any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business and the failure to occur of any prior step or action not directly related to the separation of the Fountain Business from the Trident Retained Business shall have no effect on any Parties obligation to undertake any subsequent step or action which is directly related to the separation of the Fountain Business from the Trident Retained Business.

(d) Patriot shall not (x) unreasonably withhold, condition or delay its consent with respect to any matter under the Separation Agreement where both (i) its consent is required in order for Fountain or Trident to take any action thereunder and (ii) under the applicable terms of the Separation Agreement, such consent cannot be unreasonably withheld, conditions or delayed, as applicable or (z) fail to act reasonably with respect to any matter under the Separation Agreement where required to do so.

(e) Except as set forth on Schedule 5.19(e) of the Trident Disclosure Letter, on the Closing Date, the only indebtedness owed by a U.S. Fountain entity to a non-U.S. Fountain entity shall be debt securities owed by Trident Fountain US Holding Corporation to Trident International Finance Group GmbH in an aggregate principal amount to be agreed in writing by Trident and Patriot.

(f) On or prior to the Closing Date, Trident and Fountain shall, and Trident shall cause the ADT Corporation to, enter into the Tax Sharing Agreement.

Section 5.20 Control of Other Party’s Business. Nothing contained in this Agreement shall give Trident or Fountain, directly or indirectly, the right to control or direct Patriot’s operations prior to the Effective Time. Nothing contained in this Agreement shall give Patriot, directly or indirectly, the right to control or direct the operations of the Fountain Business, or the business of Fountain and the Fountain Subs prior to the Effective Time. Prior to the Effective Time, each of Trident, Fountain and Patriot shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

CONDITIONS

Section 6.01 Joint Conditions. The respective obligations of each of Trident, Fountain, AcquisitionCo, Merger Sub and Patriot to effect the Merger are subject to the satisfaction (or waiver by all Parties) at or prior to the Effective Time of the following conditions:

(a) no temporary restraining order or preliminary or permanent injunction or other Order by any Governmental Authority preventing consummation of the Merger or the Transactions shall have been issued and remain in effect;

(b) (1) the Trident Shareholder Approval shall have been obtained in accordance with applicable Law and (2) the Fountain Transfer and the Distribution shall have been consummated in accordance with the Separation Agreement;

(c) the Patriot Shareholder Approval shall have been obtained in accordance with applicable Law;

(d) the Fountain Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

(e) each of the Form S-4 and the Form 10 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending their effectiveness or proceedings initiated or threatened by the SEC seeking a stop order; and all necessary Permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Fountain Common Stock to be issued pursuant to the Merger shall have been obtained and shall be in effect;

(f) (i) The waiting period applicable to the consummation of the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated, (ii) all approvals shall have been obtained and all waiting periods shall have expired or been terminated under the Antitrust Laws set forth on Section 6.01(f) of the Patriot Disclosure Letter, in each case as required for the consummation of the Merger and the other Transactions and (iii) all other approvals, if any, shall have been obtained and all waiting periods, if any, shall have expired or been terminated under any other applicable Antitrust Laws, in each case as required for the consummation of the Merger and the other Transactions, except for those, in the case of this clause (iii), the failure of which to obtain, expire or be terminated, as applicable, would not, individually or in the aggregate, reasonably be expected to (A) have a material and adverse impact on the value, financial condition or credit quality of Fountain and the Fountain Subs, taken as a whole and including for such purposes, Patriot and each of its Subsidiaries or (B) provide a reasonable basis to conclude that Patriot, Trident or Fountain or their respective directors or officers would be subject to the risk of criminal liability;

(g) Trident shall have obtained a solvency opinion from Duff & Phelps LLC, in form reasonably satisfactory to Trident to the effect that (i) immediately following the Distribution, Trident, on the one hand, and Fountain, on the other hand, will be solvent and (ii) Trident’s assets exceed its liabilities and capital as determined pursuant to applicable Swiss Law; and

(h) The aggregate implied market capitalization of Fountain, before giving effect to the Merger, shall not exceed CHF 17.5 billion based on (x) the closing price of the Fountain Common Stock trading on the last “when issued” trading day prior to the Distribution or (y) in the absence of a “when issued” trading market for Fountain Common Stock, the closing price of the Patriot Common Stock on the last trading day prior to the Distribution.

Section 6.02 Conditions to the Obligation of Patriot. The obligation of Patriot to effect the Merger is further subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Patriot and may be waived by Patriot):

(a) each of Trident, Fountain, AcquisitionCo and Merger Sub shall have in all material respects performed (or caused their Affiliates to perform, as applicable) all obligations and complied in all material respects with all covenants required by this Agreement and the Other Transaction Agreements to be performed by them on or before the Closing;

(b) each of the representations and warranties of Trident (i) in this Agreement (other than Section 2.02, Section 2.03, clause (ii) of Section 2.05(f) and Section 2.17) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Fountain Business MAE”) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Fountain Business MAE, (ii) set forth in Section 2.02 and Section 2.03 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in clause (ii) of Section 2.05(f) and Section 2.17 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c) Except as disclosed in the Trident Disclosure Letter or as expressly contemplated by this Agreement or the Other Transaction Agreements, no Fountain Business MAE shall have occurred from the date of this Agreement through the Closing Date;

(d) Patriot shall have received a certificate of Trident addressed to Patriot and dated the Closing Date, signed on behalf of Trident by a senior officer of Trident, certifying to the effect that the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied;

(e) the Board of Directors of Fountain shall be comprised as set forth in 1.06(b);

(f) the Rulings shall have been obtained by Trident, which Rulings shall be in full force and effect on the Closing Date, and Patriot shall have received the Patriot Merger Tax Opinion. In rendering the foregoing opinion, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (i) Patriot and (ii) Trident and Fountain; and

(g) Trident shall have executed and delivered to Patriot, and caused each other member of the Trident Group or the Fountain Group who is a party to an Ancillary Agreement to execute and deliver to Patriot, each of the Ancillary Agreements.

Section 6.03 Conditions to the Obligation of Trident. The obligation of each of Trident, Fountain, AcquisitionCo and Merger Sub to effect the Merger is subject to the further satisfaction of each of the following conditions (each of which is for the exclusive benefit of Trident, Fountain, AcquisitionCo and Merger Sub and may be waived by Trident unless otherwise provided in this Agreement):

(a) Patriot shall have in all material respects performed (or caused its Affiliates to perform, as applicable) all obligations and complied in all material respects with all covenants required by this Agreement and the Other Transaction Agreements to be performed by it on or before the Closing;

(b) each of the representations and warranties of Patriot (i) in this Agreement (other than Section 3.02, Section 3.03, clause (i) of Section 3.05(e) and Section 3.18) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or a “Patriot MAE”) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Patriot MAE, (ii) set forth in Section 3.02 and Section 3.03 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in clause (i) of Section 3.05(e) and Section 3.18 shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c) Except as disclosed in the Patriot Disclosure Letter or as expressly contemplated by this Agreement or the Other Transaction Agreements, no Patriot MAE shall have occurred from the date of this Agreement through the Closing Date;

(d) Trident shall have received a certificate of Patriot addressed to Trident and dated the Closing Date, signed on behalf of Patriot by a senior officer of Patriot, certifying to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied;

(e) The Rulings shall have been obtained by Trident, which Rulings shall be in full force and effect on the Closing Date, and Trident shall have received the (i) Trident Merger Tax Opinion and (ii) Spin-Off Tax Opinion. In rendering the foregoing opinions, counsel shall be permitted to rely upon and assume the accuracy of customary representations provided by (A) Patriot and (B) Trident and Fountain; and

(f) Patriot shall have executed and delivered to Trident each of the Ancillary Agreements to which it is a party.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.01 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Patriot and Trident;

(b) by either Trident or Patriot if the Merger shall not have been consummated on or prior to February 1, 2013 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the failure of such Party to perform or comply in all material respects with the covenants and agreements of such Party set forth in this Agreement or the Separation Agreement;

(c) by either Trident or Patriot if (A) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction has issued an order, decree or ruling or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action becomes final and non-appealable; provided, however, that the right to terminate pursuant to this Section 7.01(c) shall not be available to any Party whose failure to perform any of its obligations under Section 5.01 resulted in such order, decree or ruling;

(d) by either Trident or Patriot if the Patriot Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Patriot Shareholder Approval contemplated by this

Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.01(d) shall not be available to Patriot where the failure to obtain the Patriot Shareholder Approval shall have been caused by Patriot’s material breach of this Agreement;

(e) by either Trident or Patriot if the Trident Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Trident Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.01(e) shall not be available to Trident where the failure to obtain the Trident Shareholder Approval shall have been caused by Trident’s material breach of this Agreement;

(f) by Patriot:

(i) if Trident shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.02 and (ii) cannot be or has not been cured within 60 calendar days after the giving by Patriot of written notice to Trident of such breach;

(ii) if any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment and shall not have been waived by Patriot (to the extent so waivable);

(iii) prior to receipt of the Patriot Shareholder Approval, in order to enter into a written definitive agreement for a Patriot Superior Proposal; provided, that Patriot shall have complied in all material respects with Section 5.07; provided, further, that Patriot shall have paid or shall concurrently pay the amounts due pursuant to Section 8.02(e) in accordance with its terms; or

(iv) if there has been a Trident Change of Recommendation; and

(g) by Trident:

(i) if Patriot shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Separation Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.01 or Section 6.03 and (ii) cannot be or has not been cured within 60 calendar days after the giving by Trident of written notice to Patriot of such breach;

(ii) if any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment and shall not have been waived by Trident (to the extent so waivable); or

(iii) if there has been a Patriot Change of Recommendation.

In the event of termination of this Agreement pursuant to this Section 7.01, this Agreement shall terminate (except for the provisions of the last sentence of Section 5.04, Article VIII and Article IX), and there shall be no other liability on the part of Patriot or Trident to the other except, subject to Section 8.02(e) and Section 8.02(f), (1) under such provisions or (2) liability arising out of fraud or a wilful breach of this Agreement or the Separation Agreement prior to such termination or as provided for in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Survival of Representations, Warranties and Agreements. Except as provided in the next sentence, none of the representations, warranties and agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the preceding sentence, (a) covenants and agreements contained in this Agreement that by their terms are to be performed in whole or part after the Closing shall survive the Closing (in the case of covenants performed in part after the Closing, solely to the extent to be performed after the Closing) until they have been performed in accordance with their terms and (b) the representations and warranties set forth in Section 2.06, Section 2.17, Section 3.06 and Section 3.18 shall survive until the one year anniversary of the Closing, including with respect to the foregoing clauses (a) and (b) for purposes of the indemnification obligations set forth in Section 8.2 and Section 8.3 of the Separation Agreement.

Section 8.02 Fees and Expenses.

(a) General Rule. Except as otherwise provided in this Agreement or any of the Other Transaction Agreements, all fees and expenses incurred by Trident, Fountain, AcquisitionCo or Merger Sub or any of their Subsidiaries in connection with the this Agreement and the transactions contemplated hereby shall be paid by Trident and all fees and expenses incurred by Patriot or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby shall be paid by Patriot, unless otherwise mutually agreed to by Patriot and Trident in writing.

(b) Antitrust Fees. Patriot and Trident shall share equally any requisite filing fee in respect of any notice submitted pursuant to the Antitrust Laws, including the HSR Act.

(c) Printing Expenses. Patriot and Trident shall share equally the fees and expenses of printers utilized by the Parties in connection with the preparation of the filings with the SEC contemplated by Section 5.05.

(d) Attorney’s Fees. In any Action to enforce any provisions of this Agreement, or where any provision hereof is validly asserted as a defense, the successful Party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.

(e) Patriot Termination Fee. Patriot shall pay to Trident a fee of $145 million (the “Patriot Termination Fee”) as liquidated damages if: (i) Trident terminates this Agreement pursuant to Section 7.01(g)(iii); (ii) Patriot terminates this Agreement pursuant to Section 7.01(f)(iii); or (iii) (A) any Person makes a Patriot Takeover Proposal that was publicly disclosed, or any Person shall have publicly announced an intention (whether or not conditional) to make a Patriot Takeover Proposal (and such Patriot Takeover Proposal or such announcement of an intention to make a Patriot Takeover Proposal is not publicly withdrawn at the time of such termination) more than five days prior to the Patriot Shareholder Meeting and thereafter this Agreement is terminated by Patriot or Trident either pursuant to Section 7.01(b) or pursuant to Section 7.01(d), or by Trident pursuant to Section 7.01(g)(i) as a result of a breach by Patriot of its obligations under Section 5.07(a) of this Agreement and (B) within 12 months following such termination Patriot enters into a definitive agreement to consummate, or consummates, a Patriot Takeover Proposal; provided, that for purposes of clause (iii) of this Section 8.02(e), the references to “10%” in the definition of Patriot Takeover Transaction shall be deemed to be references to “50%.” Any Patriot Termination Fee due under this Section 8.02(e) shall be paid by wire transfer of immediately available funds (to an account specified by Trident) promptly following termination of this Agreement (except that in the case of termination pursuant to clause (ii) above such payment shall be made concurrently with or prior to such termination and in the case of termination pursuant to clause (iii) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). Patriot shall not be obligated to make more than one payment pursuant to this Section 8.02(e). Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 8.02(e) are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the Patriot Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Trident and Fountain in the circumstances in which such Patriot Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation Agreement and the Ancillary Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Upon payment of the Patriot Termination Fee in accordance with this Section 8.02(e), none of Patriot or any of its respective former, current or future Affiliates or Representatives shall have any further liability to Trident, Fountain, AcquisitionCo or Merger Sub or their respective shareholders with respect to this Agreement or the Transactions. In the event that Patriot shall fail to pay when due the Patriot Termination Fee required to be paid by it pursuant to this Section 8.02(e), such Patriot Termination Fee shall accrue interest for the period commencing on the date such Patriot Termination Fee becomes past due, at a rate equal to the sum of (i) the prime lending rate prevailing during such period as published in The Wall Street Journal plus (ii) 4.0% per annum, calculated on a daily basis until the date of actual payment. In addition, if Patriot shall fail to pay the Patriot Termination Fee when due, Patriot shall also pay to Trident all of Trident’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such amount.

(f) Trident Termination Fees. Trident shall pay to Patriot a fee of $145 million (the “Fountain Takeover Termination Fee”) as liquidated damages if: (i) Patriot terminates this Agreement pursuant to Section 7.01(f)(iv) as a result of a Trident Change of Recommendation in connection with a Fountain Takeover Proposal or a Trident Change of Recommendation pursuant to clause (ii) thereof not related to a Trident Takeover Proposal; or (ii) (A) any Person makes (1) a Fountain Takeover Proposal or (2) a Trident Takeover Proposal that was publicly disclosed, or any Person shall have publicly announced an intention (whether or not conditional) to make a Fountain Takeover Proposal or Trident Takeover Proposal (and such Fountain Takeover Proposal or Trident Takeover Proposal or such announcement of an intention to make a Fountain Takeover Proposal or Trident Takeover Proposal is not publicly withdrawn at the time of such termination) more than five days prior to the Trident Shareholder Meeting and thereafter this Agreement is terminated by Trident or Patriot either pursuant to Section 7.01(b) or pursuant to Section 7.01(e), or by Patriot pursuant to Section 7.01(f)(i) as a result of a breach by Trident of its obligations under Section 5.08(a) of this Agreement, and (B) within 12 months following such termination Trident enters into a definitive agreement to consummate, or consummates, a Fountain Takeover Proposal or, in the case of clause (ii)(A)(1), a Trident Takeover Proposal; provided, that for purposes of clause (ii) of this sentence of Section 8.02(f), the references to “10%” in the definition of Fountain Takeover Transaction shall be deemed to be references to “50%”. Further, Trident shall pay to Patriot a fee of $370 million (the “Trident Takeover Termination Fee” and, together with the Fountain Takeover Termination Fee, the “Trident Termination Fees”) as liquidated damages if: (i) Patriot terminates this Agreement pursuant to Section 7.01(f)(iv) as a result of a Trident Change of Recommendation (other than a Trident Change of Recommendation in connection with a Fountain Takeover Proposal or a Trident Change of Recommendation pursuant to clause (ii) thereof not related to a Fountain Takeover Proposal or a Trident Takeover Proposal); or (ii) (A) any Person makes a Trident Takeover Proposal that was publicly disclosed, or any Person shall have publicly announced an intention (whether or not conditional) to make a Trident Takeover Proposal (and such Trident Takeover Proposal or such announcement of an intention to make a Trident Takeover Proposal is not publicly withdrawn at the time of such termination) more than five days prior to the Trident Shareholder Meeting and thereafter this Agreement is terminated by Trident or Patriot either pursuant to Section 7.01(b) or pursuant to Section 7.01(e), or by Patriot pursuant to Section 7.01(f)(i) as a result of a breach by Trident of its obligations under Section 5.08(a) of this Agreement, and (B) within 12 months following such termination Trident enters into a definitive agreement to consummate, or consummates, a Trident Takeover Proposal; provided, that (1) for purposes of clause (ii) of this sentence of Section 8.02(f), the references to “10%” in the definition of Trident Takeover Transaction shall be deemed to be references to “50%” and (2) for purposes of clause (ii)(B) of this Section 8.02(f), a Trident Takeover Proposal shall not be required to be expressly conditioned on the Transactions not being consummated. Any Trident Termination Fee due under this Section 8.02(f) shall be paid by wire transfer of immediately available funds (to an account specified by Patriot) promptly following termination of the Agreement (except that in the case of termination pursuant to clause (ii) of the first sentence of this Section 8.02(f) or clause (ii) of the second sentence of this Section 8.02(f), such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). For the avoidance of doubt, Patriot shall not in any event receive both the Trident Termination Fee and the Fountain Termination Fee. Each of the Parties acknowledges and agrees that the covenants and obligations contained in this Section 8.02(f) are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and obligations, the Parties would not have entered into this Agreement and that the Trident Termination Fees are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Patriot in the circumstances in which any such Trident Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, the Separation Agreement and the Ancillary Agreements and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Upon payment of any Trident Termination Fee in accordance with this Section 8.02(f), none of Trident, Fountain, AcquisitionCo or Merger Sub or any of their respective former, current or future Affiliates or Representatives shall have any further liability to Patriot or its shareholders with respect to this Agreement or the Transactions. In the event that Trident shall fail to pay when due any Trident Termination Fee required to be paid by it pursuant to this Section 8.02(f), such Trident Termination Fee shall accrue interest for the period commencing on the date such Trident Termination Fee becomes past due, at a rate equal to the sum of (i) the prime lending rate prevailing during such period as published in The Wall Street Journal plus (ii) 4.0% per annum, calculated on a daily basis until the date of actual payment. In addition, if Trident shall fail to pay any Trident Termination Fee when due, Trident shall also pay to Patriot all of Patriot’s costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such amount.

Section 8.03 Entire Agreement. This Agreement, the Confidentiality Agreement and the Other Transaction Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of the Other Transaction Agreements, the provision of this Agreement shall control unless specifically provided otherwise in this Agreement.

Section 8.04 Governing Law. This Agreement shall be governed by and construed in accordance with (a) the laws of the State of Minnesota with respect to matters, issues and questions relating to the duties of the Board of Directors of Patriot or Merger Sub or to general corporation law including requirements for the validity of the Merger and (b) the laws of the State of New York with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 8.05 Specific Performance; Jurisdiction. The Parties understand and agree that (a) the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, (b) the Transactions are a unique business opportunity at a unique time for each of Trident and Patriot and their respective Affiliates, (c) irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, (d) although monetary damages may be available for the breach of such covenants and agreements including pursuant to Section 8.02(e) and Section 8.02(f), such monetary damages are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, would be an inadequate remedy therefor and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance and (e) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right none of the parties would have entered into this Agreement. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any New York State or federal court located within the State of New York). Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.05 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any New York State or federal court located within the State of New York). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.05, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.07 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to Trident:

Tyco International Ltd.

Tyco International Ltd.

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan M. Klein, Esq.

Facsimile: (212) 455-2502

(b)	If to Fountain prior to the Fountain Distribution Date:

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan M. Klein, Esq.

Facsimile: (212) 455-2502

(c)	If to AcquisitionCo:

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan M. Klein, Esq.

Facsimile: (212) 455-2502

(d)	If to Merger Sub:

c/o Tyco International Management Company, LLC

9 Roszel Road

Princeton, New Jersey 08540

Attn: General Counsel

Facsimile: (609) 720-4320

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan M. Klein, Esq.

Facsimile: (212) 455-2502

(e)	If to Patriot:

Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota 55416

Attn: General Counsel

Facsimile: (763) 656-5403

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Faiza J. Saeed

         Thomas E. Dunn

Facsimile: (212) 474-3700

and to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Benjamin F. Garmer, III

Facsimile: (414) 297-4900

(f)	If to Fountain after the Fountain Distribution Date:

c/o Pentair, Inc.

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota 55416

Attn: General Counsel

Facsimile: (763) 656-5403

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Alan M. Klein, Esq.

Facsimile: (212) 455-2502

and to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn: Faiza J. Saeed

         Thomas E. Dunn

Facsimile: (212) 474-3700

and to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attn: Benjamin F. Garmer, III

Facsimile: (414) 297-4900

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 8.07. Any notice to Trident shall be deemed notice to all members of the Trident Group, and any notice to Fountain shall be deemed notice to all members of the Fountain Group.

Section 8.08 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.08(a) and shall be effective only to the extent in such writing specifically set forth.

Section 8.09 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Trident Group or the Fountain Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 8.10 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 8.11 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Trident Disclosure Letter or Patriot Disclosure Letter shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to any period of days shall be to the relevant number of calendar days unless otherwise specified. All references to dollars or $ shall be references to United States dollars. All accounting terms shall have their respective meanings under GAAP. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. For the avoidance of doubt, “consistent with past practice” when used with respect to Fountain or any of its Subsidiaries means the past practice of Trident with respect to the Fountain Business.

Section 8.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 8.14 Disclosure Letters. There may be included in the Trident Disclosure Letter and/or the Patriot Disclosure Letter items and information that are not “material,” and such inclusion shall not be deemed (x) to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or (y) to affect the interpretation of such term for purposes of this Agreement. No information contained in this Agreement or in the Trident Disclosure Letter and/or Patriot Disclosure Letter shall be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of contract). Matters reflected in the Trident Disclosure Letter or Patriot Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Trident Disclosure Letter and Patriot Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Trident Disclosure Letter or Patriot Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

ARTICLE IX

DEFINITIONS

Section 9.01 Definitions. For purposes of this Agreement, the following terms, when utilized in a capitalized form, shall have the following meanings:

“2007 Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of May 17, 2007, among Patriot and the other signatories thereto.

“2011 Indenture” means that certain First Supplemental Indenture, dated as of May 9, 2011, among Patriot, the guarantors signatory thereto and Wells Fargo Bank, National Association.

“Acceptable Terms” has the meaning set forth in Section 5.03(e)(i).

“AcquisitionCo” has the meaning set forth in the preamble.

“AcquisitionCo Common Stock” has the meaning set forth in Section 2.03(e).

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal, but excluding the Rulings and any activities related thereto.

“Adjusted Other Share-Based Awards” has the meaning set forth in Section 1.08(a)(iv).

“Adjusted Stock Option” has the meaning set forth in Section 1.08(a)(i).

“Adjusted Restricted Share” has the meaning set forth in Section 1.08(a)(iii).

“Adjusted RSU” has the meaning set forth in Section 1.08(a)(ii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Merger Consideration” means: (i) the Merger Consideration plus (ii) the aggregate amount of shares of Fountain Common Stock subject to issuance under the Adjusted Restricted Shares, the Adjusted Stock Options, the Adjusted RSUs and the Adjusted Other Share-Based Awards, upon the vesting, conversion or exercise of such securities, in each case in this clause (ii), calculated in accordance with the treasury stock method (without taking into account tax consequences to any party or any applicable vesting provisions).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning given to such term in the Separation Agreement.

“Anticipated Post-Closing Transactions” shall mean the repurchase by Fountain, after the Closing Date, of a number of shares of Fountain Common Stock.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Articles of Merger” has the meaning set forth in Section 1.01(b).

“Assets” has the meaning set forth in the Separation Agreement.

“Athens Separation” has the meaning set forth in Section 5.05(a).

“Audited Financial Statements” has the meaning given to such term in Section 2.05(c)(i).

“Bridge Note” has the meaning set forth in Section 5.03(e)(ii).

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States or on which banking institutions in the States of Minnesota or New York are required or authorized by Law or other Governmental Authority to be closed. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Confidentiality Agreement” means the written confidentiality agreement previously entered into by Trident and Patriot relating to the Transactions.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Continuation Period” has the meaning set forth in Section 5.11(a).

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Distribution” has the meaning set forth in the recitals.

“DOJ” means the United States Department of Justice.

“Draft Form 10” has the meaning set forth in Section 2.05(b).

“Effective Time” has the meaning set forth in Section 1.01(b).

“Environmental Laws” means all Laws relating to pollution or protection of the environment, natural resources, threatened or endangered species or, as affected by exposure to hazardous substances, pollutants or contaminants, human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.09.

“Exchange Fund” has the meaning set forth in Section 1.09.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder.

“FTC” means the United States Federal Trade Commission.

“Final Order” means action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired and as to which all conditions to the consummation of the Transactions prescribed by Law, regulation or order required to be satisfied at or prior to the Effective Time have been satisfied.

“Financing” means the financing contemplated by Section 5.03.

“Fountain” has the meaning set forth in the preamble.

“Fountain Assets” has the meaning given to such term in the Separation Agreement.

“Fountain Benefit Plans” has the meaning set forth in Section 2.10(a).

“Fountain Business” has the meaning given to such term in the Separation Agreement.

“Fountain Business IP” has the meaning set forth in Section 2.15.

“Fountain Business MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence that, individually or in the aggregate with all such other events, changes, effects, developments, states of fact, circumstances, conditions or occurrences is, or would reasonably likely to be, materially adverse to the business, financial condition or results of operations of the Fountain Business taken as a whole, or on the ability of Trident or Fountain to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence to the extent (i) arising out of or affecting generally (x) the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, (y) the industry or industries or (z) any specific jurisdiction or geographical area, in each case, in which Fountain or the Fountain Subs operate, (ii) resulting from or arising out of: (A) the announcement or the existence of this Agreement or the Ancillary Agreements or the consummation of the Transactions (provided, that this clause (A) shall not be applicable with respect to Trident’s representations and warranties in Section 2.04(a)); (B) actions taken or not taken with the written consent of Patriot; (C) any changes in GAAP or accounting standards or Law, in each case, after the date of this Agreement; (D) any weather-related or other force majeure event or outbreak of hostilities or acts of war or terrorism, in each case, occurring after the date of this Agreement; (E) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there is, or is likely to be, a Fountain Business MAE); and (F) any reduction in the expected credit rating of Fountain or any Fountain Sub to the extent attributable to the expected consummation of the Transactions but not to the extent attributable to a change in the Fountain Business’s business, financial condition or results of operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (C) or (D) above shall be considered in determining a Fountain Business MAE if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has a disproportionate effect on the Fountain Business, taken as a whole, relative to other participants in the industries in which Fountain and the Fountain Subs operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or would reasonably likely to be, a Fountain MAE).

“Fountain Common Stock” means the common shares of Fountain, par value CHF 0.50 per share.

“Fountain Distribution Date” has the meaning given to such term in the Separation Agreement.

“Fountain Employee” has the meaning given to such term in the Separation Agreement.

“Fountain Equity Interests” has the meaning set forth in Section 2.03(c).

“Fountain Financial Statements” has the meaning set forth in Section 2.05(c)(ii).

“Fountain Group” has the meaning set forth in the Separation Agreement.

“Fountain Liabilities” has the meaning set forth in the Separation Agreement.

“Fountain Material Contracts” has the meaning set forth in Section 2.09(b).

“Fountain Organizational Documents” means the Articles of Association and Organizational Regulations of Fountain.

“Fountain Permits” has the meaning set forth in Section 2.08(b).

“Fountain Real Property” has the meaning set forth in the Separation Agreement.

“Fountain Stock Issuance” has the meaning set forth in Section 1.07(a).

“Fountain Subs” means each Person that is a direct or indirect Subsidiary of Fountain immediately after giving effect to the Separation.

“Fountain Superior Proposal” has the meaning set forth in Section 5.08(f)(iii).

“Fountain Takeover Proposal” has the meaning set forth in Section 5.08(f)(i).

“Fountain Takeover Termination Fee” has the meaning set forth in Section 8.02(f).

“Fountain Takeover Transaction” has the meaning set forth in Section 5.08(f)(ii).

“Fountain Transfer” means the transfer of the Fountain Assets and Fountain Liabilities as provided in Section 2.2 and Section 2.3 of the Separation Agreement.

“Form 10” has the meaning set forth in Section 5.05(a).

“Form S-4” has the meaning set forth in Section 5.05(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” has the meaning given to such term in the Separation Agreement.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under any Environmental Law; and (c) any other chemical, material or substance (including silica) the Release of or exposure to which is prohibited, limited or regulated by, or may result in liability under, any applicable Environmental Law.

“HSR Act” has the meaning set forth in Section 2.04(b).

“Indebtedness” means, with respect to any Person, (i) the aggregate indebtedness for borrowed money, including any accrued interest, fees and any cost or penalty associated with prepaying such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations, (ii) obligations under any deferred purchase price arrangements (excluding obligations of such Person for materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practice), (iii) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (iv) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (v) obligations with respect to hedging, swaps or similar arrangements relating to any of the foregoing, (vi) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (v) above, and (vii) all obligations of the kind referred to in clauses (i) through (vi) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Security Interest on property (including accounts and contract rights) of such Person, whether or not such Person has assumed or become liable for the payment of such obligation, in each case, owed by such Person.

“Intended Tax-Free Treatment” means (i) the treatment accorded to the Transactions set forth in the Rulings or any other rulings and similar documents issued by Governmental Authorities to Trident or any of its Subsidiaries or Patriot or any of its Subsidiaries regarding the Tax treatment of the Separation, the Merger and the Post-Merger Restructuring, and (ii) the qualification of the Merger as a reorganization pursuant to Section 368(a) of the Code.

“Interim Financial Statements” has the meaning given to such term in Section 2.05(c)(ii).
“Intervening Event” shall mean (i) in the case of Patriot, any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Patriot Takeover Proposal that was not known to the Board of Directors of Patriot on the date hereof (or if known, the probability or magnitude of consequences of which were not known to or reasonably foreseeable by the Board of Directors of Patriot as of the date hereof) and (ii) in the case of Trident, any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of consequences) not related to a Fountain Takeover Proposal or a Trident Takeover Proposal that was not known to the Board of Directors of Trident on the date hereof (or if known, the probability or magnitude of consequences of which were not known to or reasonably foreseeable by the Board of Directors of Trident as of the date hereof).

“IRS” means the United States Department of the Treasury Internal Revenue Service.

“IRS Rulings” means (a) the “IRS Ruling” as defined in the Tax Sharing Agreement and (b) the Supplemental IRS Ruling.

“Knowledge” means, in the case of Patriot, the actual knowledge without inquiry of the persons listed in Section 9.01 of the Patriot Disclosure Letter as of the date of the representation, and, in the case of Trident, the actual knowledge without inquiry of the persons listed in Section 9.01 of the Trident Disclosure Letter as of the date of the representation.

“Law” means any statute, law (including common law), ordinance, regulation, legally binding rule, code or other legally enforceable requirement of, or final, non-appealable Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, including liabilities for Taxes, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Management Appointees” has the meaning set forth in Section 1.06(c).

“MBCA” means the Business Corporation Act of the State of Minnesota, as amended.

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 1.07(a).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 2.03(e).

“NYSE” means the New York Stock Exchange.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing.

“Other Transaction Agreements” means the Separation Agreement and the Ancillary Agreements.

“Outside Date” has the meaning set forth in Section 7.01(b).

“Parties” means Trident, Fountain, AcquisitionCo, Merger Sub and Patriot.

“Patriot” has the meaning set forth in the preamble.

“Patriot Benefit Plans” has the meaning set forth in Section 3.11(a).

“Patriot Board Appointees” has the meaning set forth in Section 1.06(b).

“Patriot Change of Recommendation” has the meaning set forth in Section 5.07(b).

“Patriot Common Stock” means the common shares of Patriot, par value $0.162/3.

“Patriot Disclosure Letter” means the disclosure letter delivered by Patriot to Trident immediately prior to the execution of this Agreement.

“Patriot Environmental Permits” has the meaning set forth in Section 3.13(iii).

“Patriot Equity Interests” has the meaning set forth in Section 3.03(b).

“Patriot ERISA Affiliate” has the meaning set forth in Section 3.11(a).

“Patriot Group” means Patriot and each of its Affiliates.

“Patriot IP” has the meaning set forth in Section 3.16.

“Patriot MAE” means any event, change, effect, development, state of facts, circumstance, condition or occurrence that, individually or in the aggregate with all such other events, changes, effects, developments, states of fact, circumstances, conditions or occurrences is, or would reasonably likely to be, materially adverse to the business, financial condition or results of operations of Patriot and its Subsidiaries as a whole, or on the ability of Patriot to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence to the extent (i) arising out of or affecting generally (x) the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, (y) the industry or industries or (z) any specific jurisdiction or geographical area, in each case, in which Patriot or the Patriot Subsidiaries operate, (ii) resulting from or arising out of: (A) the announcement or the existence of this Agreement or the Separation Agreement or the consummation of the Transactions (provided, that this clause (A) shall not be applicable with respect to Patriot’s representations and warranties in Section 3.04(a)); (B) actions taken or not taken with the written consent of Trident; (C) any changes in GAAP or accounting standards or Law, in each case, after the date of this Agreement; (D) any weather-related or other force majeure event or outbreak of hostilities or acts of war or terrorism, in each case, occurring after the date of this Agreement; (E) any failure to meet any internal or public projections, forecasts or estimates of revenues, earnings, cash flow or cash position or budgets (it being understood that the facts, events or circumstances giving rise to or contributing to such failure may be deemed to constitute, and may be taken into account in determining whether there is, or is likely to be, a Patriot MAE); and (F) any reduction in the credit rating of Patriot or any Patriot Subsidiary to the extent attributable to the expected consummation of the Transactions but not to the extent attributable to a change in Patriot, or, as the case may be, such Patriot Subsidiary’s business, financial condition, or results of operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) (C) or (D) above shall be considered in determining a Patriot MAE if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence has a disproportionate effect on Patriot and the Patriot Subsidiaries, taken as a whole, relative to other participants in the industries in which Patriot and the Patriot Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or would reasonably likely to be, a Patriot MAE).

“Patriot Material Contracts” has the meaning set forth in Section 3.10(b).

“Patriot Merger Tax Opinion” means the written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore LLP, counsel to Patriot, in form and substance reasonably satisfactory to Patriot, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the transfer of Patriot Common Stock by Patriot shareholders pursuant to the Merger, other than by Patriot shareholders who are U.S. persons and are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulation Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, will qualify for an exception to Section 367(a)(1) of the Code.

“Patriot Other Share-Based Awards” means any right of any kind, contingent or accrued, to acquire or receive Patriot Common Stock or benefits measured by the value of Patriot Common Stock, and each award of any kind consisting of Patriot Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the Patriot Stock Plans and any other Patriot Benefit Plans (other than the Patriot Stock Purchase Plans), other than Patriot Stock Options, Patriot RSUs, Patriot Restricted Shares and Patriot Other Share-Based Awards.

“Patriot Permits” has the meaning set forth in Section 3.09(b).

“Patriot Preferred Stock” has the meaning set forth in Section 3.03(a).

“Patriot Recommendation” has the meaning set forth in Section 3.07.

“Patriot Regulatory Approvals” has the meaning set forth in Section 3.04(b).

“Patriot Restricted Share” means any share of Patriot Common Stock that is outstanding as of a particular date but is subject to vesting conditions or other forfeiture restrictions as of such date.

“Patriot RSU” means any restricted stock unit payable in shares of Patriot Common Stock or whose value is determined with reference to the value of shares of Patriot Common Stock that was granted by Patriot under a Patriot Stock Plan whose vesting is based solely on the continued performance of services.

“Patriot SEC Filings” has the meaning set forth in Section 3.05(a).

“Patriot Series A Preferred Stock” has the meaning set forth in Section 3.03(a).

“Patriot Shareholder Approval” has the meaning set forth in Section 3.07.

“Patriot Shareholder Meeting” has the meaning set forth in Section 5.06(a)(i).

“Patriot Shareholders” means the holders of Patriot Common Stock.

“Patriot Stock Options” means any option to purchase Patriot Common Stock that was granted by Patriot under a Patriot Stock Plan.

“Patriot Stock Plans” means the Patriot, Inc. Omnibus Stock Incentive Plan, the Patriot, Inc. 2008 Omnibus Stock Incentive Plan and the Amended and Restated Patriot, Inc. Outside Directors Nonqualified Stock Option Plan.

“Patriot Stock Purchase Plan” means the Patriot, Inc. Employee Stock Purchase and Bonus Plan and the Patriot, Inc. International Stock Purchase and Bonus Plan.

“Patriot Superior Proposal” has the meaning set forth in Section 5.07(f)(iii).

“Patriot Takeover Proposal” has the meaning set forth in Section 5.07(f)(i).

“Patriot Takeover Transaction” has the meaning set forth in Section 5.07(f)(ii)

“Patriot Termination Fee” has the meaning set forth in Section 8.02(e).

“Permits” means all franchises, permits, approvals, licenses (including railroad crossing permits), easements, servitudes, variances, consents, authorizations, certifications, rights, exemptions, waivers or registrations of Governmental Authorities issued under or with respect to applicable Laws or Orders.

“Permitted Encumbrances” means (a) Security Interests reflected in the financial statements included in the Patriot SEC Filings or Fountain Financial Statements, as applicable, (b) Security Interests consisting of zoning or planning restrictions, easements, servitudes, licenses, permits and other restrictions or limitations on the use of real property or minor irregularities in title thereto which do not materially impair the use or value of the respective property, (c) Security Interests for current Taxes, assessments or similar governmental charges or levies not yet due or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP and (d) mechanic’s, workmen’s, materialmen’s, carrier’s, repairer’s, warehousemen’s and similar other Security Interests arising or incurred in the ordinary course of business for amounts not overdue or which are subject to dispute and with respect to which reserves have been established in accordance with GAAP.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Post-Merger Restructuring” means the contribution of the stock of AcquisitionCo by Flow PubCo to FIFSA, by FIFSA to FSarl, by FSarl to FIFH, and by FIFH to FIFG. The terms used herein shall have the meaning set forth in Schedule 2.2(a) of the Separation Agreement.

“Proposed Acquisition Transaction” has the meaning given to such term in the Tax Sharing Agreement.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.05(b).

“Regulatory Approvals” means, collectively, the Patriot Regulatory Approvals and the Trident Regulatory Approvals.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, accountants, consultants, legal counsel, financial advisors, agents, directors and other representatives.

“Rights” has the meaning set forth in Section 3.03(a).

“Rights Agreement” has the meaning set forth in Section 3.03(a).

“Rulings” means the IRS Rulings and the Swiss Rulings.

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.05(e).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, servitude, zoning matters, permit, restriction, encroachment, restriction on transfer, restrictions or limitations on use of real or personal property or any other encumbrance of any nature whatsoever, imperfections in or failure of title or defect of title.

“Separation” means the Fountain Transfer and the other transactions contemplated by the Separation Agreement to transfer the Fountain Business to Fountain.

“Separation Agreement” means the Separation Agreement dated as of the date hereof, with such modifications thereto as are permitted pursuant to Section 5.19, among Fountain, Trident and the ADT Corporation.

“Spin-Off Tax Opinion” means the written opinion of McDermott Will & Emery LLP, counsel to Trident, dated as of the Closing Date, in form and substance reasonably satisfactory to Trident, confirming that (x) the Distribution and (y) the disposition of one hundred percent (100%) of Trident’s North American residential and small business security business to Trident’s shareholders will qualify as tax-free under Sections 355 and/or 361 of the Code, except for cash received in lieu of fractional shares.

“Subsequent Interim Financial Information” has the meaning set forth in Section 5.03(a).

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Supplemental IRS Ruling” has the meaning set forth in Section 5.10(c).

“Surviving Corporation” has the meaning set forth in Section 1.01(a).

“Surviving Corporation Board Appointees” has the meaning set forth in Section 1.06(b).

“Swiss Rulings” means the rulings and similar documents to be obtained from the applicable Swiss Taxing Authority by Trident or any of its Subsidiaries or Patriot or any of its Subsidiaries confirming: (i) that the Merger will be a transaction that is generally tax-free for Swiss federal, cantonal, and communal purposes (including with respect to Swiss Stamp Tax and Swiss Withholding Tax); (ii) the relevant Swiss Tax base of AcquisitionCo for Swiss Tax (including federal and cantonal) purposes; (iii) the relevant amount of capital contribution reserves which will be exempt from Swiss Withholding Tax in the event of a distribution to the Fountain shareholders after the Merger; and (iv) that no Swiss Stamp Tax will be levied on the Post-Merger Restructuring.

“Swiss Stamp Tax” means a Tax imposed under the Swiss Federal Act on Stamp Taxes of 27 June 1973 (Bundesgesetz über die Stempelabgaben), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Swiss Withholding Tax” means Taxes imposed under the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Tax” or “Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Opinions” means the Patriot Merger Tax Opinion, the Trident Merger Tax Opinion and the Spin-Off Tax Opinion.

“Tax Return” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” shall mean the Tax Sharing Agreement by and among Trident, the ADT Corporation and Fountain, in the form attached hereto as Exhibit D.

“Taxing Authority” has the meaning set forth in the Tax Sharing Agreement.

“Termination Date” has the meaning set forth in Section 4.01(a).

“Transactions” means the Fountain Transfer, the transactions contemplated by the Rulings to the extent related to the Separation, the Distribution, the Merger and the other transactions contemplated by this Agreement and the Other Transaction Agreements.

“Trident” has the meaning set forth in the preamble.

“Trident Change of Recommendation” has the meaning set forth in Section 5.08(b).

“Trident Common Stock” means the common shares of Trident, par value CHF 6.70 per share.

“Trident Continuing Employees” has the meaning set forth in Section 5.11(a).

“Trident Disclosure Letter” means the disclosure letter delivered by Trident to Patriot immediately prior to the execution of this Agreement.

“Trident ERISA Affiliate” has the meaning set forth in Section 2.10(a).

“Trident Filings” means, collectively, the Form S-4, Form 10 and Trident Proxy.

“Trident Financing” has the meaning set forth in Section 5.03(c).

“Trident Group” means Trident and each of its Subsidiaries, including, for purposes of this Agreement, each member of the Fountain Group but only for times prior to the Effective Time.

“Trident Merger Tax Opinion” means the written opinion, dated as of the Closing Date, from McDermott Will & Emery LLP, counsel to Trident, in form and substance reasonably satisfactory to Trident, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the transfer of Patriot Common Stock by Patriot shareholders pursuant to the Merger, other than by Patriot shareholders who are U.S. persons and are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulation Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, will qualify for an exception to Section 367(a)(1) of the Code.

“Trident Proxy” has the meaning set forth in Section 5.05(a).

“Trident Recommendation” has the meaning set forth in Section 2.02(a).

“Trident Regulatory Approvals” has the meaning set forth in Section 2.04(b).

“Trident SEC Filings” means all registration statements, prospectuses, forms, reports and documents and related exhibits required to be filed or furnished by Trident under the Securities Act or the Exchange Act, as the case may be, since September 24, 2010.

“Trident Shareholder Approval” has the meaning set forth in Section 2.02(a).

“Trident Shareholder Meeting” has the meaning set forth in Section 5.06(b).

“Trident Superior Proposal” has the meaning set forth in Section 5.08(f)(v)

“Trident Takeover Proposal” has the meaning set forth in Section 5.08(f)(iii).

“Trident Takeover Termination Fee” has the meaning set forth in Section 8.02(f).

“Trident Takeover Transaction” has the meaning set forth in Section 5.08(f)(v).

“Trident Termination Fees” has the meaning set forth in Section 8.02(f).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Laws.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

TYCO INTERNATIONAL LTD.

By:	/s/ Edward D. Breen
Name: Edward D. Breen
Title: Chairman and Chief Executive Officer

TYCO FLOW CONTROL INTERNATIONAL LTD.

By:	/s/ John S. Jenkins, Jr.
Name: John S. Jenkins, Jr.
Title: Director

By:	/s/ Andrea Goodrich
Name: Andrea Goodrich
Title: Director

PANTHRO ACQUISITION CO.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: President

PANTHRO MERGER SUB, INC.

By:	/s/ Mark P. Armstrong
Name: Mark P. Armstrong
Title: President

PENTAIR, INC.

By:	/s/ Randall J. Hogan
Name: Randall J. Hogan
Title: Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX G

Opinion of Goldman, Sachs & Co.

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

March 27, 2012

Board of Directors

Tyco International Ltd.

Freier Platz 10

CH-8200 Schaffhausen

Switzerland

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Tyco Flow Control International Ltd. (“Fountain”), a wholly owned subsidiary of Tyco International Ltd. ( “Tyco”), of the Aggregate Merger Consideration (as defined in the Merger Agreement (as defined below)) to be paid pursuant to the Merger Agreement, dated as of March 27, 2012 (the “Merger Agreement,” and together with the Separation Agreement (as defined below), the “Agreements”), among Tyco, Fountain, Panthro Acquisition Co. and Panthro Merger Sub, Inc., each a wholly owned subsidiary of Fountain, and Pentair, Inc. (“Patriot”).

You have informed us that Tyco and Fountain (and, for certain specified sections thereof, the ADT Corporation, a wholly owned subsidiary of Tyco) have entered into a Separation and Distribution Agreement, dated as of March 27, 2012 (the “Separation Agreement”), pursuant to which, among other things, prior to the Effective Time (as defined in the Separation Agreement): (i) Tyco will transfer or cause to be transferred to Fountain or another member of the Fountain Group (as defined in the Separation Agreement) (or cause Fountain or another member of the Fountain Group to retain) all of the Fountain Assets (as defined in the Separation Agreement), (ii) Fountain or another member of the Fountain Group will assume (or retain) all of the Fountain Liabilities (as defined in the Separation Agreement), (iii) following the incurrence by the Fountain Group of indebtedness as set forth in Section 5.03 of the Merger Agreement, either: (A) Fountain will transfer cash and cash equivalents to Tyco or a member of the Trident Group (as defined in the Separation Agreement), as directed by Tyco, or (B) Tyco or a member of the Trident Group, as directed by Tyco, will transfer cash and cash equivalents to Fountain, such that (following such transactions) the Net Indebtedness (as defined in the Separation Agreement) of the Fountain Group shall equal $275 million as of the close of business on the day prior to the Fountain Distribution Date (as defined in the Separation Agreement) and as of the Effective Time ((i), (ii) and (iii) together, the “Fountain Reorganization”), and (iv) Tyco will distribute to the holders of the outstanding shares of common stock, par value CHF 6.70 per share, of Tyco (the “Tyco Common Stock”) all of the shares of common stock, par value of CHF 0.50 per share, of Fountain (the “Fountain Common Stock”) on the basis set forth in the Separation Agreement (without consideration being paid by such stockholders) (the “Fountain Distribution”), all upon the terms and subject to the conditions set forth in the Separation Agreement.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Tyco, Fountain, Patriot, and any of their respective affiliates or any currency or commodity that may be involved in the transactions contemplated by the Agreements (collectively, the “Transactions”) for their own account and for the accounts of their customers. We have acted as financial advisor to Tyco in connection with, and have

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participated in certain of the negotiations leading to, the Transactions, including the Merger (as defined in the Merger Agreement). We expect to receive fees for our services in connection with the Merger, all of which are contingent upon consummation of the Merger, and Tyco has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking services to Tyco and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including currently acting as Tyco’s financial advisor in connection with its proposed separation into three publicly traded companies, announced in September 2011, and having acted as joint book-running manager with respect to a public offering by Tyco International Finance S.A. (“TIFSA”), a subsidiary of Tyco, of its 3.375% notes due 2015 (aggregate principal amount of $500,000,000) in April 2010; and as a co-manager with respect to TIFSA’s public offering of its 3.75% notes due 2018 (aggregate principal amount of $250,000,000) and 4.625% notes due 2023 (aggregate principal amount of $250,000,000) in January 2011. We may also in the future provide investment banking services to Tyco, Fountain, Patriot, and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreements; annual reports to stockholders and Annual Reports on Form 10-K of Tyco and Patriot for the five fiscal years ended September 30, 2011 and December 31, 2011, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Tyco and Patriot; drafts of a Registration Statement on Form 10 of Fountain in connection with the Fountain Distribution; certain other communications from Tyco and Patriot to their respective stockholders; certain publicly available research analyst reports for Tyco and Patriot; certain internal financial analyses and forecasts for Tyco prepared by its management; certain internal financial analyses and forecasts for Patriot prepared by its management and certain financial analyses and forecasts for Fountain prepared by the managements of Tyco and Fountain, in each case as approved for our use by Tyco (the “Forecasts”); and certain cost savings and operating synergies projected by the managements of Tyco and Patriot to result from the Merger, as approved for our use by Tyco (the “Synergies”). We have also held discussions with members of the senior managements of Tyco, Fountain and Patriot regarding their assessment of the past and current business operations, financial condition and future prospects of Patriot and with members of the senior managements of Tyco and Fountain regarding their assessment of the past and current business operations, financial condition and future prospects of Tyco and Fountain and the strategic rationale for, and the potential benefits of, the Merger; reviewed the reported price and trading activity for Tyco Common Stock and the shares of common stock, par value $0.16 2/3 per share of Patriot (the “Patriot Common Stock”); compared certain financial information for Fountain and certain financial and stock market information for Patriot with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Tyco. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Tyco or Patriot or any of their respective subsidiaries (including, in the case of Tyco, the Fountain Group) and we have not been furnished with any such evaluation or appraisal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on Fountain or Patriot or on the expected benefits of the Transactions in any way meaningful to our analysis. We also have assumed that the Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of Tyco or Fountain to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to Tyco

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or Fountain; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to Fountain, as of the date hereof, of the Aggregate Merger Consideration to be paid pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, including, without limitation, the Fountain Reorganization, the Fountain Distribution, or any indemnification or working capital or other adjustments contemplated by the Agreements, or the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Tyco or Fountain; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Tyco, Fountain or Patriot, or any class of such persons in connection with the Transactions, whether relative to the Aggregate Merger Consideration to be paid pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the prices at which the Tyco Common Stock or the Fountain Common Stock will trade at any time or as to the impact of the Transactions on the solvency or viability of Tyco, Fountain or Patriot or the ability of any of Tyco, Fountain or Patriot to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Tyco in connection with its consideration of the Merger. Our opinion does not constitute a recommendation as to how any holder of Tyco Common Stock should vote with respect to any matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration to be paid pursuant to the Merger Agreement is fair from a financial point of view to Fountain.

Very truly yours,

/s/ Goldman, Sachs & Co. GOLDMAN, SACHS & CO.

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